    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1994

                                                       REGISTRATION NO. 33-54527
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             JONES INTERCABLE, INC.
             (Exact name of registrant as specified in its charter)

               COLORADO                                  4841                            84-0613514
    (State or other jurisdiction of           (Primary Standard Industrial            (I.R.S. employer
    incorporation or organization)            Classification Code Number)            identification No.)

         JONES INTERCABLE, INC.                                                         GLENN R. JONES
        9697 EAST MINERAL AVENUE                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER
       ENGLEWOOD, COLORADO 80112                                                   9697 EAST MINERAL AVENUE
             (303) 792-3111                                                        ENGLEWOOD, COLORADO 80112
   (Address, including zip code, and                                                   (303) 792-3111
telephone number, including area code,                                         (Address, including zip code, and
  of registrant's principal executive                                          telephone number, including area
                 offices)                                                          code, of agent for service)

                             ---------------------

                          Copies of Communications to:

                           ELIZABETH M. STEELE, ESQ.
                                GENERAL COUNSEL
                            9697 EAST MINERAL AVENUE
                              ENGLEWOOD, CO 80112
                                 (303) 792-3111

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as possible after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                 PROPOSED MAXIMUM
                                                                    PRICE PER        PROPOSED MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS                   AMOUNT TO           CANCELLED       AGGREGATE PRICE OF   REGISTRATION
     OF SECURITIES TO BE REGISTERED          BE REGISTERED(1)      SHARE(2)(3)     CANCELLED SHARES(4)      FEE(5)
- ---------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01(1)
  and Common Stock, par value $.01(1) of
  Jones Intercable, Inc. ...............    3,900,000 shares(1)      $1.565(2)       $124,813,754(4)      $43,040(5)
                                            2,859,240 shares(1)      $.0132(3)              (4)                (5)
=====================================================================================================================


(1) A maximum of 3,900,000 shares of Class A Common Stock, $.01 par value, and 2,859,240 shares of Common Stock, $.01 par value, of the Registrant are to be offered in connection with the acquisition by Registrant of substantially all of the assets of Jones Spacelink, Ltd. ("Spacelink"). Upon the closing, Spacelink will effect its complete liquidation and distribute a maximum of 3,900,000 shares of Registrant's Class A Common Stock and 2,859,240 shares of the Registrant's Common Stock to its shareholders and cancel a maximum of 79,749,697 shares of the Class A Common Stock of Spacelink and 415,000 shares of the Class B Common Stock of Spacelink. The Class A Common Stock of Spacelink is reported on NASDAQ. There is no market value for the Class B Common Stock of Spacelink.
(2) Estimated pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low prices of a share of Class A Common Stock of Spacelink reported on NASDAQ on July 6, 1994.
(3) Estimated pursuant to Rule 457(f)(2) under the Securities Act, based upon the book value of a share of Class B Common Stock of Spacelink as of February 28, 1994.
(4) The proposed maximum aggregate offering price was determined as follows: (a) Pursuant to Rule 457(f)(1), by multiplying the maximum of 79,749,697 shares of the Class A Common Stock of Spacelink to be cancelled times the average of the high and low closing prices of a share of Class A Common Stock of Spacelink reported on NASDAQ on July 6, 1994 and (b) pursuant to Rule 457(f)(2), by multiplying the book value of a share of Spacelink stock times the 415,000 shares of Class B Common Stock of Spacelink to be cancelled.
(5) The registration fee for these securities, $43,040, has been calculated pursuant to Section 6(b) of the Securities Act by multiplying the proposed maximum aggregate offering price times 1/29th of one percent. This Form S-4 Registration Statement also constitutes a Proxy Statement of the Registrant and a Proxy Statement of Jones Spacelink, Ltd. Pursuant to Rule 14a-6(j) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the separate fee provided by Rule 14a-6(i) of the Exchange Act is not required in connection with the Proxy Statement of the Registrant and the Proxy Statement of Jones Spacelink, Ltd.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                             JONES INTERCABLE, INC.

                             CROSS REFERENCE SHEET

          PURSUANT TO RULE 404(A) UNDER THE SECURITIES ACT OF 1933 AND
                         RULE 501(B) OF REGULATION S-K

                                                           JOINT PROXY STATEMENT/PROSPECTUS
            ITEM AND CAPTION OF FORM S-4                         CAPTION OR LOCATION
            ----------------------------                   --------------------------------
A. INFORMATION ABOUT THE TRANSACTION

       1. Forepart of Registration Statement and
            Outside Front Cover Page of
            Prospectus..............................  Facing Page of Registration Statement;
                                                      Cross-Reference Sheet; Outside Front Cover
                                                      Page of Proxy Statement Prospectus.

       2. Inside Front and Outside Back Cover Pages
            of Prospectus...........................  Inside Front Cover Page; Available
                                                      Information; Table of Contents.

       3. Risk Factors; Ratio of Earnings to Fixed
            Charges and Other Information...........  Summary; Certain Considerations;
                                                      Comparative Market Price Data and
                                                      Dividends; Pro Forma Combined Financial
                                                      Data; Selected Historical Consolidated
                                                      Financial Information of Intercable;
                                                      Selected Historical Financial Data of
                                                      Spacelink.

       4. Terms of the Transaction..................  Summary; The Meetings; Market for
                                                      Intercable Shares.

       5. Pro Forma Financial Information...........  Summary; Pro Forma Combined Financial
                                                      Data.

       6. Material Contracts with the Company Being
            Acquired................................  The Spacelink Transaction.

       7. Additional Information Required for
            Reoffering by Persons and Parties Deemed
            to be Underwriters......................  Not applicable.

       8. Interests of Named Experts and Counsel....  Experts; Legal Matters.

       9. Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities.............................  Not Applicable.

B. INFORMATION ABOUT THE REGISTRANT

      10. Information with Respect to S-3
            Registrants.............................  Incorporation of Certain Documents by
                                                      Reference.

      11. Incorporation of Certain Information by
            Reference...............................  Incorporation of Certain Documents by
                                                      Reference.

      12. Information with Respect to S-2 or S-3
            Registrants.............................  Incorporation of Certain Documents by
                                                      Reference.

                                                           JOINT PROXY STATEMENT/PROSPECTUS
               ITEM AND CAPTION OF FORM S-4                      CAPTION OR LOCATION
               ----------------------------                --------------------------------
      13. Incorporation of Certain Information by
            Reference...............................  Not Applicable.

      14. Information with Respect to Registrants
            Other Than S-2 or S-3 Registrants.......  Not Applicable.

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

      15. Information with Respect to S-3
            Companies...............................  Not Applicable.

      16. Information with Respect to S-2 or S-3
            Companies...............................  Not Applicable.

      17. Information with Respect to Companies
            Other than S-2 or S-3 Companies.........  Not Applicable.

D. VOTING AND MANAGEMENT INFORMATION

      18. Information if Proxies, Consents or
            Authorizations are to be Solicited......  Summary, Voting; Dissenters' Rights;
                                                      Comparison of Certain Rights of Intercable
                                                      Shareholders and Spacelink Stockholders;
                                                      Management; Executive Compensation of
                                                      Intercable; Security Ownership of Certain
                                                      Beneficial Owners and Management of
                                                      Intercable.

      19. Information if Proxies, Consents or
            Authorizations are not to be Solicited
            in an Exchange Offer....................  Not Applicable.

                         [JONES INTERCABLE LETTERHEAD]

                                          , 1994

Dear Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of Jones Intercable, Inc., a Colorado corporation ("Intercable"), which will be
held on           , 1994. Details of the time and place of the meeting are set forth in the accompanying Notice of Special Meeting. You will note that several special items are on the agenda for your consideration.


     You are being asked to consider and approve an Exchange Agreement and Plan of Reorganization and Liquidation dated as of May 31, 1994, as amended, between Intercable and Jones Spacelink, Ltd., a Colorado corporation ("Spacelink"). Pursuant to this agreement, Intercable will acquire substantially all of the assets of Spacelink (other than certain shares of Intercable Common Stock presently owned by Spacelink) and assume all of the liabilities of Spacelink (other than liabilities with respect to Dissenting Shareholders) in exchange for 3,900,000 shares of Intercable's Class A Common Stock, which shares constitute approximately 19.8% of the total equity of Intercable prior to this transaction. Spacelink currently owns approximately 14.5% of the total equity of Intercable. Spacelink will distribute all of the shares of Intercable held by it (including the shares of Common Stock of Intercable) to the Spacelink shareholders in connection with its dissolution.


     You are also being asked to consider and approve an agreement with Bell Canada International Inc. ("BCI") which, among other matters, provides that BCI would acquire 7,414,300 shares of Intercable's Class A Common Stock (subject to adjustment in certain events) for $27.50 per share, or an aggregate of $203,893,250. BCI currently owns 2,500,000 shares of Class A Common Stock of Intercable, representing approximately 13% of the total equity of Intercable, which it acquired from Intercable on March 25, 1994 at a price of $22.00 per share. After consummation of the proposed transaction, BCI will own approximately 30% of the capital stock of Intercable. As part of the proposed transaction, BCI would also agree to acquire in the future up to an additional $141,106,750 of Intercable's Class A Common Stock to maintain such 30% ownership interest in Intercable in the event of future equity offerings by Intercable. In a related but separate transaction, BCI would acquire, for a price of $19 per share, an option to purchase a majority of the outstanding shares of Intercable Common Stock from Mr. Glenn R. Jones and Jones International, Ltd., which shares will enable BCI to elect 75% of the Board of Directors of Intercable. If BCI elects to exercise its option, Mr. Jones and Jones International, Ltd. will be paid an amount per share to be determined based on the timing of any such exercise and the market price of the Intercable Class A Stock at the time of any such exercise. The price paid for the option is not offset against the exercise price. The Board of Directors believes that this proposed investment by BCI in Intercable and the alliance with a strategic telecommunications partner are expected to provide Intercable with greater financial flexibility and resources, as well as an improved negotiating position in dealing with the financial markets. Among other things, the transaction will enable Intercable to pursue acquisitions of cable television systems, if available, and give Intercable access to broader opportunities and expertise in the telecommunications industry. The details of the proposed relationships with BCI, including those with certain affiliates of Jones International, Ltd., are set forth in the enclosed materials.

     Salomon Brothers Inc and Dillon, Read & Co. Inc., financial advisors to the Special Committee of the Board of Directors of Intercable, have rendered their opinions dated October 20, 1994, that the consideration to be received by Intercable in connection with the issuance of 3,900,000 shares of Intercable Class A Stock to Spacelink and the consideration to be received by Intercable upon the sale of shares of Class A Common Stock to BCI, as hereinafter described, are fair to Intercable from a financial point of view.

     You will also be asked to vote on any other business that may come before the meeting.

     In the opinion of the Board of Directors, each of the matters to be presented is in the best interests of Intercable.

     YOUR BOARD OF DIRECTORS, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE AND ITS FINANCIAL ADVISORS, HAS UNANIMOUSLY APPROVED (GLENN R. JONES ABSTAINING) THE SPACELINK AGREEMENT AND THE BCI AGREEMENT TO BE PRESENTED AT THE JONES INTERCABLE, INC. SPECIAL MEETING AND RECOMMENDS THAT YOU VOTE FOR EACH OF THEM. EACH MATTER IS MORE FULLY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT AND PROSPECTUS, WHICH YOU SHOULD CAREFULLY REVIEW.

     Mr. Glenn R. Jones, through his direct and indirect stock ownership of shares of Intercable, has sufficient voting power to cause the approval of each of the proposals, regardless of the vote of any other shareholders. Pursuant to an agreement with BCI, Mr. Glenn R. Jones has agreed to vote for the proposals.

     It is important that your shares be represented at the special meeting whether or not you are able to attend personally. You are, therefore, urged to complete, date and sign the accompanying proxy and to return it promptly in the postage-paid return envelope provided.

                                            Very truly yours,

                                            JONES INTERCABLE, INC.



                                            JAMES B. O'BRIEN
                                            President

                             JONES INTERCABLE, INC.
                            9697 EAST MINERAL AVENUE
                         ENGLEWOOD, COLORADO 80155-3309

                             ---------------------

                           NOTICE OF SPECIAL MEETING
              OF SHAREHOLDERS TO BE HELD ON                , 1994

                             ---------------------

TO THE SHAREHOLDERS OF JONES INTERCABLE, INC.:

     Notice is hereby given that a special meeting of shareholders (the "Intercable Meeting") of Jones Intercable, Inc., a Colorado corporation ("Intercable"), will be held at 9697 East Mineral Avenue, Englewood, Colorado on
            , 1994, at   .m., local time, to consider and vote upon the
following:

          1. A proposal to approve an Exchange Agreement and Plan of Reorganization and Liquidation dated as of May 31, 1994, as amended (the "Spacelink Agreement") with Jones Spacelink, Ltd. ("Spacelink") pursuant to which Intercable will acquire substantially all of the assets of Spacelink (other than 2,859,240 shares of Intercable Common Stock presently owned by Spacelink), and assume all the liabilities of Spacelink (other than liabilities with respect to Dissenting Shareholders), in exchange for 3,900,000 shares of Intercable Class A Common Stock; and

          2. A proposal to approve a Stock Purchase Agreement dated as of May 31, 1994, as amended (the "BCI Agreement"), with Bell Canada International Inc. ("BCI") pursuant to which (i) Intercable will issue up to 7,414,300 shares of Intercable Class A Common Stock (subject to adjustment in certain events) for $27.50 per share; (ii) BCI will agree to invest up to an additional $141,106,750 for shares of Class A Common Stock of Intercable to maintain its 30% equity interest in the event Intercable makes future offerings of Class A Common Stock for an aggregate investment by BCI of $400,000,000; (iii) BCI would be entitled to designate for nomination up to three persons separately and up to three persons jointly (with Mr. Glenn R. Jones) for election to the Board of Directors of Intercable, which Board would be increased from seven directors to thirteen directors, and to designate certain personnel whose services would be seconded to Intercable; and (iv) BCI would obtain certain contractual rights to approve major corporate actions of Intercable, including certain issuances of additional equity securities, amendments to Intercable's Articles of Incorporation and Bylaws, certain acquisitions and dispositions, incurrence of certain long-term debt and certain corporate reorganizations; and

          3. To transact such other business as may properly be brought before the Intercable meeting or any adjournments or postponements thereof.

     The proposals are more fully described in the accompanying Joint Proxy Statement and Prospectus (the "Joint Proxy Statement/Prospectus").

     Spacelink is seeking the approval of the Spacelink shareholders for the Spacelink Agreement. If the Spacelink Agreement and the BCI Agreement receive the required shareholder approvals, and if all other conditions to closing for each transaction are satisfied or waived, the transactions are expected to close at or about the same time. Nonetheless, the two transactions are independent transactions and if the Intercable shareholders and the Spacelink shareholders approve the Spacelink Agreement and the other closing conditions are met or waived, the Spacelink Agreement will become effective regardless of the voting on the proposed transaction with BCI. Similarly, if the requisite shareholder approvals for the Spacelink Agreement are not obtained, or if any other conditions to closing are not satisfied or waived, the BCI Agreement is expected to close on the terms and conditions described in the Joint Proxy Statement/Prospectus.

     The Board of Directors has fixed the close of business on             ,
1994, as the record date for the determination of shareholders entitled to notice of and to vote, either in person or by proxy, at the Intercable Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of Intercable Common Stock and Intercable Class A Common Stock at the close of business on such date will be entitled to notice of and to vote at the Intercable Meeting. A list of Intercable shareholders of record entitled to vote at the Intercable Meeting will be available for inspection by shareholders during regular business hours, at the principal offices of Intercable, 9697 East Mineral Avenue, Englewood, Colorado
80112, beginning           , 1994 (two business days after notice of the meeting
is given) for ten days prior to the Intercable Meeting. The list will also be available for inspection by shareholders at the time of the Intercable Meeting.

     As of the record date, Mr. Glenn R. Jones, the Chief Executive Officer and Chairman of the Board of Intercable, owned or controlled, directly or indirectly, approximately 63% of the outstanding Intercable Common Stock. Pursuant to Intercable's Articles of Incorporation, holders of Common Stock will be entitled to one vote per share and holders of Class A Common Stock will be entitled to 1/10th vote per share on each of the proposals. No voting by class is required.

     Each of the proposals requires the approval of a majority of the votes of the Intercable Common Stock and the Intercable Class A Common Stock represented in person or by proxy at the Intercable Meeting, voting together as a single class. Mr. Jones has sufficient voting power, through his direct and indirect ownership of shares of Intercable, to cause the approval of each of the proposals, regardless of the vote of any other shareholders. Mr. Jones has agreed with BCI to vote in favor of each of the proposals and will cause the entities he controls also to vote in their favor.

     The Joint Proxy Statement/Prospectus containing information about the matters to be acted upon at the Intercable Meeting and a form of Proxy accompany this notice.

     You are hereby cordially invited to attend the Intercable Meeting. However, whether or not you expect to attend the meeting in person, please complete, sign, vote and return the enclosed Proxy without delay in the enclosed self-addressed, stamped envelope. If you attend the Intercable Meeting and desire to revoke your Proxy and vote in person, you may do so. In any event, a Proxy may be revoked at any time before it is voted.

                                             By Order of the Board of Directors



                                                    ELIZABETH M. STEELE
                                                         Secretary

Englewood, Colorado
               , 1994

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE INTERCABLE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE INTERCABLE MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                          [JONES SPACELINK LETTERHEAD]

                                            , 1994

Dear Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of Jones Spacelink, Ltd., a Colorado corporation ("Spacelink"), which will be
held at   m., on             , 1994. Details of the time and place of the
meeting are set forth in the accompanying Notice of Special Meeting.

     As the enclosed materials indicate, you are being asked to approve the sale of substantially all of the assets of Spacelink (other than certain shares of Common Stock of Jones Intercable, Inc. presently owned by Spacelink) and the subsequent dissolution of Spacelink pursuant to an Exchange Agreement and Plan of Reorganization and Liquidation dated as of May 31, 1994, as amended (the "Spacelink Agreement"), between Spacelink and Jones Intercable, Inc., a Colorado corporation ("Intercable"). Pursuant to the Spacelink Agreement, (i) Intercable will acquire substantially all of the assets of Spacelink (other than the shares of Common Stock of Intercable presently held by Spacelink) and assume all of the liabilities of Spacelink (other than liabilities with respect to Dissenting Shareholders), in exchange for 3,900,000 shares of Intercable Class A Common Stock; (ii) Spacelink will then distribute all of the Intercable Common Stock and Intercable Class A Common Stock it holds to its shareholders on a pro-rata basis in connection with the dissolution of Spacelink; and (iii) Jones International, Ltd., a Colorado corporation ("International"), has agreed that a portion of the Intercable Class A Common Stock that would have been received by it upon the dissolution of Spacelink will instead be allocated (the "Reallocation") to the other shareholders of Spacelink, excluding International, Mr. Glenn R. Jones and their subsidiaries (the "Minority Shareholders"). Additional information about the proposed transaction is set forth in the accompanying Joint Proxy Statement/Prospectus.

     If the Spacelink Agreement is consummated, and after giving effect to the Reallocation and assuming the exercise of all outstanding options to acquire shares, each non-dissenting Minority Shareholder of Spacelink will receive .09683 shares of Intercable Class A Stock and .03570 shares of Intercable Common Stock for each share of Spacelink held. Mr. Jones, International and their subsidiaries will receive, on a per-share basis, fewer shares of Intercable Class A Stock than the Minority Shareholders because of the Reallocation.

     Goldman Sachs & Co., the financial advisor to the Special Committee of the Board of Directors of Spacelink, has rendered its opinion that the consideration to be received by the Minority Shareholders under the terms of the Spacelink Agreement, and after giving effect to the Reallocation, is fair to such shareholders.

     The enclosed materials also describe a proposal for a transaction between Spacelink and Bell Canada International Inc. ("BCI") which would occur only if the Spacelink Agreement does not close. In that event, Spacelink would grant to BCI an option on the shares of Intercable Common Stock now owned by Spacelink (the "Spacelink-BCI Option Agreement"). The Spacelink shareholders are being asked to approve such option agreement. Approval of the Spacelink-BCI Option Agreement also constitutes approval, without any further vote, of the sale of the optioned shares of Intercable Common Stock, if the option is exercised by BCI. If the Spacelink Agreement does close, the proposed Spacelink-BCI Option Agreement would not become effective.

     Goldman Sachs & Co. has rendered its opinion to the Board of Directors of Spacelink that the consideration to be received by Spacelink for the option granted pursuant to the Spacelink-BCI Option Agreement is fair to Spacelink.

     You will also be asked to vote on any other business that may come before the meeting.

     In the opinion of the Board of Directors, the Spacelink Agreement and the Spacelink-BCI Option Agreement are in the best interests of Spacelink and its shareholders.

     YOUR BOARD OF DIRECTORS, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED (GLENN R. JONES ABSTAINING) THE SPACELINK AGREEMENT. IN ADDITION, THE BOARD OF DIRECTORS HAS

UNANIMOUSLY APPROVED THE SPACELINK-BCI OPTION AGREEMENT TO BE PRESENTED AT THE JONES SPACELINK, LTD. SPECIAL MEETING AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE SPACELINK AGREEMENT AND THE SPACELINK-BCI OPTION AGREEMENT. THESE AGREEMENTS ARE MORE FULLY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT AND PROSPECTUS, WHICH YOU SHOULD CAREFULLY REVIEW.

     Mr. Glenn R. Jones, through his direct and indirect stock ownership of shares of Spacelink, has sufficient voting power to cause the approval of each of the proposals, regardless of the vote of any other shareholders.

     Holders of shares of Spacelink Class A Common Stock have the right to dissent from the approval of the Spacelink Agreement and to demand a cash payment for such shares. The same right to dissent and to demand a cash payment applies to approval of the Spacelink-BCI Option Agreement. The voting on the two proposals is separate, and a shareholder could elect to dissent from one or the other, or both proposals. In order to exercise dissenters' rights, a shareholder must comply with certain requirements, including the requirement that such shareholder not vote in favor of the Spacelink Agreement or the Spacelink-BCI Option Agreement, or both, depending upon whether a shareholder desires to dissent from only one such proposal or both. Shareholders should review carefully the information contained in the section "The Meetings -- Spacelink Special Meeting" for a discussion on the requirements for exercising dissenters' rights.

     It is important that your shares be represented at the special meeting whether or not you are able to attend personally. You are, therefore, urged to complete, date and sign the accompanying proxy and to return it promptly in the postage-paid return envelope provided.

                                            Very truly yours,

                                            JONES SPACELINK, LTD.



                                            GREGORY J. LIPTAK
                                            President

                             JONES SPACELINK, LTD.
                            9697 EAST MINERAL AVENUE
                         ENGLEWOOD, COLORADO 80155-3309

                             ---------------------

                           NOTICE OF SPECIAL MEETING
              OF SHAREHOLDERS TO BE HELD ON                , 1994

                             ---------------------

TO THE SHAREHOLDERS OF JONES SPACELINK, LTD.:

     Notice is hereby given that a special meeting of shareholders (the "Spacelink Meeting") of Jones Spacelink, Ltd., a Colorado corporation ("Spacelink"), will be held at 9697 East Mineral Avenue, Englewood, Colorado, on
            ,   , 1994, at   .m., local time, to consider and vote upon the
following:

          1. A proposal to approve the sale of substantially all of the assets of Spacelink (other than certain shares of Common Stock of Jones Intercable, Inc. presently owned by Spacelink) and the subsequent dissolution of Spacelink, pursuant to an Exchange Agreement and Plan of Reorganization and Liquidation, dated as of May 31, 1994, as amended (the "Spacelink Agreement"), between Jones Intercable, Inc., a Colorado corporation ("Intercable") and Spacelink. Pursuant to the Spacelink Agreement, (i) Intercable will acquire substantially all of the assets of Spacelink (other than certain shares of Common Stock of Intercable presently owned by Spacelink) and assume all the liabilities of Spacelink (other than liabilities with respect to Dissenting Shareholders), in exchange for 3,900,000 shares of Intercable Class A Common Stock; (ii) Spacelink will dissolve and distribute all of the shares of Intercable Common Stock and Intercable Class A Common Stock held by Spacelink to its shareholders, on a pro-rata basis; and (iii) Jones International, Ltd., a Colorado corporation ("International"), has agreed that) a portion of the Intercable Class A Common Stock that would have been received by it upon the dissolution of Spacelink will instead be allocated to the other shareholders of Spacelink, excluding International, Mr. Glenn R. Jones and their subsidiaries (the "Minority Shareholders"), as more fully described in the accompanying Joint Proxy Statement/Prospectus (the "Spacelink Transaction"); and

          2. A proposal to grant to Bell Canada International Inc. ("BCI") an option to acquire all of the shares of Intercable Common Stock held by Spacelink (the "Spacelink-BCI Option Agreement"), which shares enable the holder thereof to elect 75% of the Intercable Board. Approval of the Spacelink-BCI Option Agreement also constitutes approval, without any further vote, of the sale of the optioned shares of Intercable Common Stock if the option is exercised by BCI. The Spacelink-BCI Option Agreement would be effective only if the Spacelink Transaction (Proposal 1 above) does not close, and if the conditions contained in the Spacelink-BCI Option Agreement are met or waived. If the Spacelink Agreement closes, the Spacelink-BCI Option Agreement would not become effective. Because the exercise by BCI of the Spacelink-BCI Option Agreement and the acquisition from Spacelink of the shares of Intercable Common Stock could occur at a time when Spacelink did not have other substantial assets, the transaction contemplated by this Proposal shall be considered a proposal to sell all or substantially all of the assets of Spacelink.

          3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Intercable is seeking the approval of the Intercable shareholders for the Spacelink Agreement. If the Spacelink shareholders and the Intercable shareholders approve the Spacelink Agreement, it will become effective and the Spacelink Transaction will be consummated if all conditions to closing are met or waived, whether or not the BCI Agreement closes. The closing of the Spacelink Agreement is subject to a number of conditions, as more fully described in the Joint Proxy Statement/Prospectus. If any of the conditions to closing of the Spacelink Agreement are not met or waived, or if the requisite shareholder approvals are not given, the Spacelink Agreement will terminate. In such event, Spacelink will continue in existence, retaining its assets and businesses but, if the Spacelink-BCI/Option Agreement is approved and becomes effective, it would grant an option to BCI covering the Intercable Common Stock now owned by Spacelink.

     The Board of Directors has fixed the close of business on             ,
1994 as the record date for the determination of the shareholders entitled to notice of and to vote, either in person or by proxy, at the Spacelink Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of Class A Common Stock and Class B Common Stock of Spacelink at the close of business on such date will be entitled to notice of and to vote at the Spacelink Meeting and any adjournments or postponements thereof. A list of Spacelink shareholders entitled to vote at the Spacelink Meeting will be available for inspection by shareholders during regular business hours at the principal offices of Spacelink, 9697 East Mineral Avenue, Englewood, Colorado
80112, beginning             , 1994. The list will also be available for
inspection by shareholders at the time of the Spacelink Meeting.

     As of the record date, Mr. Glenn R. Jones, the Chief Executive Officer and Chairman of the Board of Spacelink, owned or controlled, directly or indirectly, approximately 85% of the outstanding Class A Common Stock and 100% of the Class B Common Stock of Spacelink. Pursuant to Spacelink's Articles of Incorporation, holders of Spacelink Class A Common Stock are entitled to 1/20th vote per share and holders of Spacelink Class B Common Stock are entitled to one vote per share.

     The affirmative votes of the holders of two-thirds of the outstanding shares of Class A Common Stock and Class B Common Stock of Spacelink, voting as separate classes, are required to approve both the Spacelink Agreement and the Spacelink-BCI Option Agreement. Mr. Jones has sufficient voting power, through his direct and indirect ownership of shares of Spacelink, to approve both proposals, regardless of the vote of any other shareholders. Mr. Jones has indicated he will vote in favor of the proposals and will cause the entities he controls also to vote in favor of the proposals.

     The Joint Proxy Statement/Prospectus containing information about the matters to be acted upon at the Spacelink Meeting and a form of Proxy accompany this notice.

     You are hereby cordially invited to attend the Spacelink Meeting. However, whether or not you expect to attend the meeting in person, please complete, sign, vote and return the enclosed Proxy without delay in the enclosed self-addressed, stamped envelope. If you attend the Spacelink Meeting and desire to revoke your Proxy and vote in person, you may do so. In any event, a Proxy may be revoked at any time before it is voted.

     Any shareholder of Spacelink has the right to dissent separately from, and to obtain the fair value (as defined) of such shareholder's shares of Spacelink in the event (i) the transactions contemplated by the Spacelink Agreement are effected, or (ii), in the alternative, the Spacelink-BCI Option Agreement becomes effective, provided that such shareholder perfects his or her dissenters' rights in accordance with Colorado law. Please see the discussion of dissenters' rights in the accompanying Joint Proxy Statement/Prospectus and
Article 113 of the Colorado Business Corporation Act, a copy of which is attached as Annex A to the Joint Proxy Statement/Prospectus.

                                           By Order of the Board of Directors



                                                  ELIZABETH M. STEELE
                                                     Secretary

Englewood, Colorado
                    , 1994

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPACELINK MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPACELINK MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE
BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 3, 1994.


     PRELIMINARY PROXY MATERIAL -- NO PROXIES ARE BEING SOLICITED HEREWITH. SOLICITATIONS WILL BE MADE ONLY PURSUANT TO A COMPLETED DEFINITIVE JOINT PROXY
                             STATEMENT/PROSPECTUS.

JONES INTERCABLE, INC.                                     JONES SPACELINK, LTD.
PROXY STATEMENT/PROSPECTUS                                       PROXY STATEMENT

                             ---------------------

     This Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to the shareholders of Jones Intercable, Inc., a Colorado corporation ("Intercable"), and to the shareholders of Jones Spacelink, Ltd., a Colorado corporation ("Spacelink"), in connection with the solicitation of proxies by the Boards of Directors of Intercable and Spacelink from their respective shareholders for use in connection with separate special meetings of the shareholders of Intercable (the "Intercable Meeting") and the shareholders of Spacelink (the "Spacelink Meeting"), and any adjournments or postponements thereof. Such meetings will be held at 9697 East Mineral Avenue, Englewood,
Colorado 80112. The Intercable Meeting will be held at      .m., local time on
            , 1994. The Spacelink Meeting will be held at      .m., local time
on             , 1994.

     The proposals to be voted upon at the Intercable Meeting and the Spacelink
Meeting are set forth on page   of this Joint Proxy Statement/Prospectus as well
as in the Notices of Meeting accompanying this Joint Proxy Statement/Prospectus. All shareholders should review these proposals carefully. Generally, the shareholders of Intercable will vote on a proposal to approve an Exchange Agreement and Plan of Reorganization and Liquidation with Spacelink pursuant to which Intercable would acquire substantially all of the assets of Spacelink and assume all the liabilities of Spacelink in exchange for 3,900,000 shares of Intercable Class A Common Stock. They will also vote on a proposal to approve a Stock Purchase Agreement between Intercable and Bell Canada International Inc. ("BCI") pursuant to which BCI would acquire 7,414,300 shares of Intercable Class A Common Stock for $27.50 a share.

     The shareholders of Spacelink will vote on a proposal to approve the Exchange Agreement and Plan of Reorganization and Liquidation described above, as well as an alternative transaction, in the event the transaction between Intercable and Spacelink is not completed, pursuant to which Spacelink would grant to BCI an option on the shares of Intercable Common Stock currently held by it in exchange for an option deposit of $19 per share.

     The closing prices of the Intercable Class A Common Stock and the
Intercable Common Stock on                , 1994, were $     and $     ,
respectively. Based on such prices, the total consideration to be received by the Spacelink shareholders pursuant to the Exchange Agreement and Plan of
Reorganization and Liquidation would be $          . Assuming the contemplated
transactions between Intercable and Spacelink and between Intercable and BCI are
completed, the current shareholders of Spacelink would own approximately      %
of the total equity of Intercable, and the current shareholders of Intercable,
excluding BCI, would own approximately      % of the total equity of Intercable.

     In considering the proposals to be voted on at the Intercable Meeting and the Spacelink Meeting, shareholders should be aware that Mr. Glenn R. Jones, directly and through companies he controls, has interests in the various proposals (as well as certain related transactions) that are in addition to or different from the interests of the other shareholders of Intercable or Spacelink. See "The Spacelink Transaction -- Interests of Certain Persons" and "The BCI Transactions -- Interests of Certain Persons".

                             ---------------------

     This Joint Proxy Statement/Prospectus constitutes a prospectus of Intercable under the Securities Act of 1933, as amended (the "Act"), with respect to the 3,900,000 shares of its Class A Common Stock, issuable in connection with the consummation of the Spacelink Agreement (as defined herein). This Joint Proxy Statement/Prospectus also constitutes a prospectus of Intercable under the Act with respect to 2,859,240 shares of Intercable Common Stock held by Spacelink, which shares would be distributed to the Spacelink shareholders upon the dissolution of Spacelink, as herein described. All information contained in this Joint Proxy Statement/Prospectus relating to Intercable has been supplied by Intercable and all information relating to Spacelink has been supplied by Spacelink.

                             ---------------------

THE SECURITIES TO BE ISSUED OR DISTRIBUTED AS DESCRIBED IN THIS JOINT PROXY
   STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
        MISSION NOR HAS THE COMMISSION NOR ANY STATE SECURITIES COM-
          MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTA-
               TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     This Joint Proxy Statement/Prospectus and the accompanying forms of Proxies are first being mailed to shareholders of Intercable and Spacelink on or about
            , 1994.

    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS             , 1994.

                             AVAILABLE INFORMATION

     Intercable and Spacelink are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, file reports and other information with the Commission. All such reports and other information can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices:
7 World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material with respect to both Intercable and Spacelink also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The shares of Intercable Common Stock, $.01 par value, and Intercable Class A Common Stock, $.01 par value, and Spacelink Class A Common Stock, $.01 par value, are listed on the NASDAQ National Market System.

                             ADDITIONAL INFORMATION

     Intercable has filed a Registration Statement on Form S-4 with the Commission with respect to the shares of Intercable Class A Common Stock and Intercable Common Stock to be distributed in connection with the Spacelink Agreement. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Intercable (File No. 1-9953) pursuant to the 1934 Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

          1. Intercable's Annual Report on Form 10-K for the fiscal year ended May 31, 1993, as amended by Form 10-K/A No. 1 dated September 27, 1993;

          2. Intercable's Annual Report on Form 10-K for the fiscal year ended May 31, 1994;

          3. Intercable's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1994;

          4. Intercable's Proxy Statement dated November 19, 1993, for the Annual Meeting of Shareholders held on December 21, 1993;

          5. Intercable's Current Reports on Form 8-K dated June 10, 1993; December 2, 1993; January 10, 1994; February 18, 1994, March 28, 1994;
     April 8, 1994; June 6, 1994; June 17, 1994; August 4, 1994; and

          6. Intercable's Form 10-C filed on April 5, 1994.

     The following documents, filed with the Commission by Spacelink (File No. 0-8947) pursuant to the 1934 Act, are incorporated by reference in this Joint Proxy Statement/Prospectus:

          1. Spacelink's Annual Report on Form 10-K for the fiscal year ended May 31, 1993, as amended by Form 10-K/A No. 1, dated September 27, 1993;

          2. Spacelink's Annual Report on Form 10-K for the fiscal year ended May 31, 1994, as amended by Form 10-K/A No. 1 dated September 7, 1994 and Form 10-K/A No. 2 dated September 19, 1994;

          3. Spacelink's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1994;

          4. Spacelink's Current Reports on Form 8-K dated June 10, 1993, December 1, 1993 and June 6, 1994; and

          5. Spacelink's Proxy Statement dated November 19, 1993, for the Annual Meeting of Shareholders held on December 21, 1993.

     All documents and reports subsequently filed by Intercable or Spacelink pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Intercable and Spacelink Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


     This Joint Proxy Statement/Prospectus incorporates documents related to Intercable and Spacelink by reference that are not presented herein or delivered herewith. Such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference) are available to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, without charge, on written or oral request directed, in the case of Intercable documents, to Jones Intercable, Inc., 9697 East Mineral Avenue, Englewood, Colorado 80155-3309, Attention: Secretary (telephone number: 303/792-3111) or, in the case of Spacelink documents, to Jones Spacelink, Ltd., 9697 East Mineral Avenue, Englewood, Colorado 80155-3309,
Attention: Secretary (telephone number: 303/792-9191).


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INTERCABLE OR SPACELINK SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
SUMMARY.................................................................................   7
  The Companies.........................................................................   7
  Shareholder Meetings..................................................................   7
  Voting................................................................................   8
  Effect of the Proposals...............................................................   9
  Special Committees....................................................................   9
  Recommendations of the Boards of Directors............................................  10
  Opinions of Financial Advisors........................................................  11
  Interests of Certain Persons in the Proposals.........................................  11
  Conditions to Closing.................................................................  12
  Regulatory Approvals..................................................................  12
  Certain Federal Income Tax Considerations Concerning the Spacelink Transaction........  12
  Operations and Management of Intercable after the Contemplated Transactions...........  13
  Accounting Treatment..................................................................  13
  Listing on Nasdaq National Market System..............................................  13
  Comparison of Shareholder Rights......................................................  14
  Dissenters' Rights....................................................................  14
SELECTED FINANCIAL DATA.................................................................  15
  Jones Intercable, Inc. and Subsidiaries Selected Historical Financial Data............  15
  Jones Spacelink, Ltd. and Subsidiaries -- Selected Historical Financial Data..........  17
  Selected Unaudited Pro Forma Consolidated Financial Data..............................  18
  Jones Intercable, Inc. and Jones Spacelink, Ltd. Selected Pro Forma Consolidated
     Financial Data.....................................................................  18
  Market Price and Dividend Data........................................................  19
  Dividends.............................................................................  19
THE COMPANIES...........................................................................  20
THE MEETINGS............................................................................  20
  The Intercable Special Meeting........................................................  20
  The Spacelink Special Meeting.........................................................  22
THE SPACELINK TRANSACTION...............................................................  26
  History of Spacelink..................................................................  26
  Background of the Spacelink Transaction...............................................  27
  The Spacelink Special Committee.......................................................  29
  Factors Considered by the Spacelink Special Committee Regarding the Spacelink
     Transaction........................................................................  32
  The Intercable Special Committee......................................................  33
  Subsequent Events.....................................................................  36
  Factors Considered by the Intercable Special Committee Regarding the Spacelink
     Agreement..........................................................................  38
  Reasons for the Transaction...........................................................  39
  Interests of Certain Persons..........................................................  41
  Opinion of Goldman Sachs & Co.........................................................  42
  Opinion of Salomon Brothers...........................................................  47
  Opinion of Dillon Read................................................................  51
  Intercable's Retention of Lehman Brothers.............................................  54
  Recommendation of the Spacelink Board.................................................  54
  Recommendation of the Intercable Board................................................  55
  Terms of the Spacelink Agreement......................................................  55
  Accounting Treatment..................................................................  58
  Regulatory Approvals..................................................................  59
  Plan of Liquidation of Spacelink......................................................  59
  Effect of the Spacelink Transaction on Spacelink's Stock Options......................  59
  Certain Federal Income Tax Consequences...............................................  60
  Operations and Management of Intercable after the Contemplated Transactions...........  62
  Exchange of Spacelink Stock Certificates..............................................  63
  Resales of Intercable Shares..........................................................  63

                                                                                         PAGE
                                                                                         ----
THE SPACELINK-BCI OPTION AGREEMENT......................................................  64
  Background............................................................................  64
  The Transaction Agreement.............................................................  64
  Terms of the Spacelink-BCI Option Agreement...........................................  65
  Tax Aspects of the Spacelink-BCI Option Agreement.....................................  65
  Opinion of Goldman Sachs & Co. Regarding the Spacelink-BCI Option Agreement...........  66
COMPARATIVE MARKET PRICE DATA AND DIVIDENDS.............................................  68
  Intercable............................................................................  68
  Spacelink.............................................................................  68
  Dividends.............................................................................  69
COMPARISON OF CERTAIN RIGHTS OF INTERCABLE SHAREHOLDERS AND SPACELINK SHAREHOLDERS......  69
  Dividends.............................................................................  69
  Liquidation...........................................................................  69
  Voting Rights.........................................................................  70
  Special Transfer Restriction..........................................................  70
THE BCI TRANSACTIONS....................................................................  70
  History of Intercable.................................................................  70
  Background of the BCI Transaction.....................................................  73
  The Intercable Special Committee......................................................  78
  Factors Considered by the Intercable Special Committee Regarding the BCI Agreement....  81
  Reasons for the Transaction...........................................................  83
  Interests of Certain Persons..........................................................  84
  Opinion of Salomon Brothers Regarding the BCI Agreement...............................  86
  Opinion of Dillon Read................................................................  88
  Recommendation of the Intercable Board................................................  90
TERMS OF THE BCI AGREEMENT..............................................................  90
  Glossary..............................................................................  90
  Purchase of Intercable Class A Stock..................................................  95
  The Closing...........................................................................  95
  Interim Financing.....................................................................  96
  Conditions to Closing.................................................................  96
  Certain Covenants.....................................................................  97
  Representations and Warranties........................................................ 100
  Amendments............................................................................ 100
  Indemnification....................................................................... 101
  Termination Payments and Expense Reimbursements....................................... 101
  Fees and Expenses..................................................................... 101
  Regulatory Approvals.................................................................. 101
  Dissenters' Rights.................................................................... 101
TERMS OF THE OPTION AGREEMENT........................................................... 102
  Grant and Purchase of the Control Option.............................................. 102
  Exercise of the Control Option........................................................ 102
  Purchase Price if the Control Option is Exercised..................................... 103
  Termination of Control Option......................................................... 103
  Adjustment upon Changes in Capitalization or Merger of Intercable..................... 103
  Certain Covenants..................................................................... 103
  Security Interest..................................................................... 103
  Change in Law......................................................................... 104
  Right of First Offer.................................................................. 104
  Representations and Warranties........................................................ 104
  Regulatory Approvals Upon Option Exercise............................................. 104
  Indemnification....................................................................... 104
  Termination........................................................................... 105

                                                                                         PAGE
                                                                                         ----
TERMS OF THE SHAREHOLDERS AGREEMENT..................................................... 105

  Governance of Intercable.............................................................. 105
  Consent Rights of BCI................................................................. 106
  Certain Covenants..................................................................... 107
  Transfer Restrictions and Offer Procedures............................................ 109
  Tag Along Rights and Third Party Offers............................................... 110
  Provisions Relating to the Control Option............................................. 111
  Representations and Warranties........................................................ 112
  Indemnification....................................................................... 112
  Amendments and Termination............................................................ 112
  Programming Services.................................................................. 112
  Transactions with Affiliates.......................................................... 113

TERMS OF THE SUPPLY AND SERVICES AGREEMENT.............................................. 113

TERMS OF THE SECONDMENT AGREEMENT....................................................... 114

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF INTERCABLE.............................................................. 114

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF SPACELINK............................................................... 116

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS................................... 118

  Unaudited Pro Forma Consolidated Balance Sheet As of August 31, 1994.................. 119
  Notes to Unaudited Pro Forma Consolidated Balance Sheet............................... 120
  Unaudited Pro Forma Consolidated Statement of Operations For the Three Months Ended
     August 31, 1994.................................................................... 122
  Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended May 31,
     1994............................................................................... 123
  Notes to Unaudited Pro Forma Consolidated Statement of Operations..................... 124

DESCRIPTION OF INTERCABLE'S CAPITAL STOCK............................................... 125

EXPERTS................................................................................. 125

LEGAL OPINIONS.......................................................................... 126

SUBMISSION OF SHAREHOLDER PROPOSALS..................................................... 126

  Intercable............................................................................ 126
  Spacelink............................................................................. 126

ANNEXES

  Annex A.  Provisions of Colorado law concerning dissenter's rights
  Annex B.  Opinion of Salomon Brothers Inc
  Annex C.  Opinion of Dillon, Read & Co. Inc
  Annex D.  Opinion of Goldman, Sachs & Co. regarding the Spacelink Agreement
  Annex E.  Opinion of Goldman, Sachs & Co. regarding the Spacelink/BCI Option Agreement
  Annex F.  Exchange Agreement and Plan of Reorganization and Liquidation
  Annex G.  Form of Spacelink/BCI Option Agreement
  Annex H.  Form of Employment Agreement
  Annex I.  Stock Purchase Agreement between Bell Canada International, Inc. and Jones
            Intercable, Inc.
  Annex J.  Form of Option Agreement for Mr. Glenn R. Jones and International between
            BCI and Newco
  Annex K.  Form of Shareholders Agreement
  Annex L.  Form of Supply and Services Agreement
  Annex M. Form of Secondment Agreement

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Joint Proxy Statement/Prospectus and the attached Annexes, all of which are important and should be reviewed carefully. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus.

THE COMPANIES

     Intercable. Intercable is engaged in the cable television business. It acquires, develops and operates cable television systems for itself, for affiliated managed public limited partnerships and for other affiliated entities. At May 31, 1994, Intercable managed 40 cable television systems, 31 of which, operating in 17 states, were owned by Intercable-managed partnerships and nine of which, operating in seven states, were owned by Intercable. At May 31, 1994, the cable television systems owned or managed by Intercable had a total of approximately 1,134,000 basic subscribers. Intercable currently has approximately 2,850 employees and maintains its executive offices at 9697 East Mineral Avenue, Englewood, Colorado 80112, 303/792-3111.

     Spacelink. Spacelink is primarily engaged in the acquisition, development and operation of cable television systems for itself and its managed limited partnerships. At May 31, 1994, Spacelink managed 15 cable television systems, 11 of which, operating in eight states, were owned by Spacelink-managed partnerships and four of which, operating in four states, were owned by Spacelink. At May 31, 1994, the cable television systems owned or managed by Spacelink had a total of approximately 161,000 subscribers. Spacelink, through subsidiaries, also is engaged in the cable television system brokerage business, the manufacture and marketing of data security products, contract manufacturing services and the provision of audio programming to radio stations and cable television systems in the United States. Spacelink currently has approximately 610 employees and maintains its executive offices at 9697 East Mineral Avenue, Englewood, Colorado 80112, 303/792-9191.

     Both Intercable and Spacelink are publicly held companies. Spacelink, through its ownership of 58.2% of the Intercable Common Stock, is able to elect 75% of the Intercable Board. Mr. Glenn R. Jones, the principal shareholder of Spacelink, is the Chairman and Chief Executive Officer of both companies.

SHAREHOLDER MEETINGS

     Intercable. The special meeting (the "Intercable Meeting") of the holders (the "Intercable Shareholders") of Intercable's Common Stock, $.01 par value ("Intercable Common Stock") and Class A Common Stock, $.01 par value ("Intercable Class A Stock") will be held at 9697 East Mineral Avenue,
Englewood, Colorado on             , 1994, at   .m., local time. At the
Intercable Meeting, action will be taken:

          1. To consider and vote on a proposal to approve an Exchange Agreement and Plan of Reorganization and Liquidation dated as of May 31, 1994, as amended (the "Spacelink Agreement") with Jones Spacelink, Ltd. ("Spacelink") pursuant to which Intercable will acquire substantially all of the assets of Spacelink (other than certain shares of Common Stock of Intercable owned by Spacelink) and assume all the liabilities of Spacelink (other than liabilities with respect to Dissenting Shareholders), in exchange for 3,900,000 shares of Intercable Class A Common Stock; and

          2. To consider and vote on a proposal to approve a Stock Purchase Agreement dated as of May 31, 1994, as amended (the "BCI Agreement"), with Bell Canada International Inc. ("BCI") pursuant to which (i) Intercable will issue up to 7,414,300 shares of Intercable Class A Stock for $27.50 per share; (ii) BCI will agree to invest up to an additional $141,106,750 for shares of Intercable Class A Stock to maintain its 30% equity interest in the event Intercable makes future offerings of Class A Common Stock, for an aggregate investment of $400,000,000; (iii) BCI would be entitled to designate for nomination up to three persons separately and up to three persons jointly (with Glenn R. Jones) for election to the Board of Directors of Intercable and to designate certain personnel to be retained by

     Intercable; and (iv) BCI would obtain certain contractual rights to approve major corporate actions of Intercable, including certain issuances of additional equity securities, amendments to Intercable's Articles of Incorporation and Bylaws, certain acquisitions and dispositions, incurrence of certain long-term debt and certain corporate reorganizations all as more fully described in this Joint Proxy Statement/Prospectus; and

          3. To transact such other business as may properly be brought before the Intercable Meeting or any adjournments or postponements thereof.

     See "The Meetings -- The Intercable Special Meeting."

     Spacelink. The special meeting (the "Spacelink Meeting") of the holders (the "Spacelink Shareholders") of Spacelink Class A Common Stock, $.01 par value (the "Spacelink Class A Common Stock") and of Spacelink Class B Common Stock, $.01 par value, (the "Spacelink Class B Common Stock") will be held at 9697 East
Mineral Avenue, Englewood, Colorado on             , 1994, at  .m., local time.
At the Spacelink Meeting, action will be taken on the following matters:

          1. To consider and vote upon the Spacelink Agreement pursuant to which
     (i) Intercable will acquire substantially all of the assets of Spacelink (other than certain shares of Intercable Common Stock presently owned by Spacelink) and assume all the liabilities of Spacelink (other than liabilities with respect to Dissenting Shareholders), in exchange for 3,900,000 shares of Intercable Class A Stock; (ii) Spacelink will dissolve and distribute all of the shares of Intercable Common Stock and Intercable Class A Stock held by Spacelink to its shareholders, on a pro rata basis; and (iii) Jones International, Ltd., a Colorado corporation ("International") has agreed that a portion of the Intercable Class A Stock that would have been received by it upon the dissolution of Spacelink will instead be allocated (the "Reallocation") to the other shareholders of Spacelink (the "Minority Shareholders"), excluding International, Mr. Glenn
     R. Jones and their subsidiaries (the "Spacelink Transaction"); and

          2. To consider and vote on a proposal to grant to BCI an option to acquire the 2,859,240 shares of Intercable Common Stock held by Spacelink (the "Spacelink-BCI Option Agreement"). Approval of the Spacelink-BCI Option Agreement also constitutes, without any further vote, approval of the sale of the optioned shares of Intercable Common Stock, if the option is exercised by BCI. The Spacelink-BCI Option Agreement would be effective only if the Spacelink Transaction (Proposal 1 above) does not close, and if the conditions contained in the Spacelink-BCI Option Agreement are met or waived. If the Spacelink Agreement closes, the Spacelink-BCI Option Agreement would not become effective. The transaction contemplated by this Proposal shall be considered a proposal to sell all of the assets of Spacelink; and

          3. To transact such other business as may properly come before the Spacelink Meeting or any adjournments or postponements thereof.

     See "The Meetings -- The Spacelink Special Meeting."

VOTING

     Intercable. Only holders of record of Intercable Common Stock and
Intercable Class A Stock at the close of business on             , 1994 are
entitled to notice of and to vote at the Intercable Meeting. The presence, either in person or by proxy, of a majority of the votes represented by the outstanding shares of both the Intercable Common Stock and the Intercable Class A Stock is necessary to constitute a quorum at the Intercable Meeting. For each proposal to be presented at the Intercable Meeting, holders of Intercable Common Stock are entitled to one vote for each share held and holders of Intercable Class A Stock are entitled to 1/10th vote per share. Each of the proposals will be approved if the votes of Intercable Common Stock and Intercable Class A Stock represented in person or by proxy at the Intercable Meeting, voting together as a single class, in favor of the proposal exceed the votes against the proposal. See "The Meetings -- Intercable Special Meeting -- Record Date; Shareholders
Entitled to Vote and Required Vote." As of                , 1994, the record
date for the Intercable Meeting, the Directors and executive officers of
Intercable held shares representing approximately   % and   % of the votes to be
cast by the holders of Intercable Common Stock and Intercable Class A Stock, respectively. Mr. Glenn R. Jones, through his direct and indirect stock ownership of shares of Intercable, has sufficient voting power to cause the approval of each of the proposals, regardless of the vote of any other shareholders. Pursuant to an agreement with BCI, Mr. Glenn R. Jones has agreed to vote for the proposals.

     Spacelink. Only holders of record of Spacelink Class A Common Stock and
Spacelink Class B Common Stock at the close of business on             , 1994
are entitled to notice of and to vote at the Spacelink Meeting. The presence, either in person or by proxy, of a majority of the votes represented by the outstanding shares of each of the Spacelink Class A Common Stock and Class B Common Stock is necessary to constitute a quorum for each such class at the Spacelink Meeting. At the Spacelink Meeting, holders of Spacelink Class A Common Stock are entitled to 1/20th vote per share and holders of Spacelink Class B Common Stock are entitled to one vote per share. The affirmative votes of the holders of two-thirds of the outstanding shares of Spacelink Class A Common Stock and Spacelink Class B Common Stock, voting as separate classes, are required to approve both the Spacelink Agreement and the Spacelink-BCI Option Agreement. See "The Meetings -- Spacelink Special Meeting -- Record Date;
Shareholders Entitled to Vote and Required Vote." As of                , 1994,
the record date for the Spacelink Meeting, the Directors and executive officers
of Spacelink held shares representing approximately   % and   % of the votes to
be cast by the holders of Spacelink Class A Common Stock and Spacelink Class B Common Stock, respectively. Mr. Glenn R. Jones, through his direct and indirect stock ownership of shares of Spacelink, has sufficient voting power to cause the approval of each of the proposals, regardless of the vote of any other shareholders.

EFFECT OF THE PROPOSALS

     General. If the requisite votes are received, and the conditions to closing under the Spacelink Agreement and the BCI Agreement are met or waived, it is expected that the Spacelink Transaction and the BCI Transactions will occur on the same day. Promptly following the consummation of the Spacelink Agreement (as a result of which Intercable's business will consist of both its own business and the business of Spacelink), the BCI Agreement and related transactions will be consummated.

     If consummated, these transactions will result in the acquisition of Spacelink's business by Intercable, a significant additional investment by BCI in Intercable, the dissolution of Spacelink and the distribution of its assets (consisting solely of shares of Intercable) to the Spacelink Shareholders. See "The Meetings -- Spacelink Special Meeting -- Record Date; Shareholders Entitled to Vote" and "Dissenters' Rights -- Spacelink Shareholders." In addition, pursuant to agreements separate from those being voted upon, BCI would make investments in a number of affiliates of International and would acquire from International and Mr. Jones an option on a sufficient number of shares of Intercable Common Stock which, if exercised, would entitle BCI to elect 75% of the Intercable Board.

     If the Spacelink Transaction is closed, and after giving effect to the Reallocation, and assuming the exercise of all outstanding stock options, each Minority Shareholder will receive .09683 shares of Intercable Class A Stock and .03570 shares of Intercable Common Stock for each share of Spacelink held. Mr. Jones, International and the subsidiaries of International will receive, on a per-share basis, fewer shares of Intercable Class A Stock than the Minority Shareholders because of the Reallocation.

     If the Spacelink Transaction does not close, and assuming that the Spacelink-BCI Option Agreement becomes effective, Spacelink will continue in existence, retaining its assets and businesses, but would grant an option to BCI covering the Intercable Common Stock now owned by Spacelink. See "The Spacelink-BCI Option Agreement".

     Background and Reasons for the Proposals. See "The Proposals -- Background and Reasons for the BCI Investment."

SPECIAL COMMITTEES

     Intercable. The Intercable Board of Directors (the "Intercable Board") formed a special committee (the "Intercable Special Committee") consisting of two of Intercable's directors, Messrs. Howard O. Thrall and George J. Feltovich, for the purpose of independently evaluating and negotiating the terms of the Spacelink

Agreement and the BCI Agreement and making a recommendation to the Intercable Board whether to accept them. The Intercable Special Committee retained its own financial and legal advisors to assist it in such evaluation and negotiation. The Intercable Special Committee unanimously recommended to the Intercable Board that the Intercable Board approve the Spacelink Agreement and the BCI Agreement and the Intercable Board recommends their approval by the Intercable Shareholders.

     Mr. Feltovich has no present or prior employment or other relationship with BCI, Spacelink or Intercable, except for his membership on the Intercable Board of Directors. Mr. Feltovich was a director of The Jones Group, Ltd., an affiliate of Spacelink and Intercable, from May 1977 through July 1986. Mr. Thrall has no past or present relationship with BCI. He was an employee of Spacelink from 1980 to 1983, and was president of Spacelink from July 1980 to January 1983. In addition, he was a director of Spacelink from July 1980 to February 1983, and again from January 1988 until mid-1990. His only position with Intercable is his membership on the Intercable Board.

     Spacelink. The Board of Directors of Spacelink (the "Spacelink Board") formed a special committee (the "Spacelink Special Committee") consisting of two of Spacelink's directors, Messrs. John Amman and Richard Henderson, neither of whom is an employee or former employee of Spacelink, Intercable or their affiliates, for the purpose of independently evaluating and negotiating the terms of the Spacelink Agreement and making a recommendation to the Spacelink Board whether to accept them. Mr. Amman's son is an employee of Intercable in a non-management position and was not involved in the transactions described herein. Mr. Henderson beneficially owns 1,633,478 shares of Spacelink Class A Common Stock, as to which he disclaims beneficial ownership of 647,563 shares held by his wife. He was one of a group of persons who sold the Hilo, Hawaii cable television system to Spacelink in October 1988. The Spacelink Special Committee retained its own financial and legal advisors to assist it in the evaluation and negotiation with Intercable. The Spacelink Special Committee unanimously recommended to the Spacelink Board that the Spacelink Board approve the Spacelink Agreement and the Spacelink Board recommends its approval by the Spacelink Shareholders.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Intercable. The Intercable Board (of which all but two members are employees or former employees of Intercable), in accordance with the unanimous recommendation of the Intercable Special Committee, concluded that the Spacelink Agreement and the BCI Agreement were in the best interests of Intercable, and unanimously approved each of such agreements (with Mr. Jones abstaining) and recommends a vote in favor of each of the proposals to approve such agreements by the Intercable Shareholders.

     For a discussion of the factors considered by the Intercable Board and the Intercable Special Committee in reaching their decisions, see "The Spacelink Agreement -- Reasons for the Agreement" and "The BCI Agreement -- Reasons for BCI Investment in Intercable".

     To assist it in the evaluation of both the Spacelink Agreement and the BCI Agreement, the Intercable Board retained the services of the investment banking firm of Lehman Brothers. Lehman Brothers was not asked to provide any opinion to the Intercable Board but it did provide advice and assistance in a number of situations throughout the negotiations. The Lehman Brothers fee for these services was $500,000.

     Spacelink. The Spacelink Board (of which all but two members are employees or former employees of Spacelink), in accordance with the unanimous recommendation of the Spacelink Special Committee, concluded that the Spacelink Agreement was in the best interests of the Minority Shareholders, and unanimously approved such agreement (with Mr. Jones abstaining) and recommends a vote in favor of such proposal by the Spacelink Shareholders.

     In addition, the Spacelink Board reviewed and considered, in consultation with its independent financial advisor, and unanimously approved the Spacelink-BCI Option Agreement and recommends a vote in favor of such proposal by the Spacelink Shareholders.

     For a discussion of the factors considered by the Spacelink Board and the Spacelink Special Committee in reaching their decisions, see "The Spacelink Agreement -- Reasons for the Agreement" and "The Spacelink-BCI Option Agreement".

OPINIONS OF FINANCIAL ADVISORS

     Intercable. The Intercable Special Committee retained Salomon Brothers Inc ("Salomon Brothers") and Dillon, Read & Co. Inc ("Dillon Read") as its financial advisors in connection with its evaluation of the Spacelink Agreement and the BCI Agreement. Salomon Brothers and Dillon Read have delivered to the Intercable Board their written opinions that, as of October 20, 1994, the consideration to be received by Intercable in connection with the issuance of 3,900,000 shares of Intercable Class A Stock pursuant to the terms of the Spacelink Agreement and the consideration to be received by Intercable in connection with the issuance of its shares to BCI pursuant to the terms of the BCI Agreement are fair to Intercable from a financial point of view. Copies of such opinions are attached as Annexes B and C, respectively, to this Joint Proxy Statement/Prospectus and should be carefully reviewed by each Intercable Shareholder.

     Spacelink. The Spacelink Special Committee retained Goldman Sachs & Co. ("Goldman Sachs") as its financial advisor in connection with the Spacelink Agreement and the Spacelink Board retained Goldman Sachs in connection with the Spacelink-BCI Option Agreement. Goldman Sachs has delivered to the Spacelink Special Committee its written opinion, dated the date of this Joint Proxy Statement/Prospectus, that, as of the date of such opinion, the consideration to be received by the Minority Shareholders under the terms of the Spacelink Agreement, after giving effect to the Reallocation, is fair to such shareholders. Goldman Sachs has also delivered its written opinion to the Spacelink Board that, as of June 1, 1994, the consideration to be received by Spacelink for the Spacelink-BCI Option is fair to Spacelink. Copies of the full text of such opinions, which set forth the assumptions made, the procedures followed, matters considered and limits of its review, are attached as Annexes D and E, respectively, to this Joint Proxy Statement/Prospectus and should be carefully read by each Spacelink Shareholder in their entirety.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSALS

     In considering the recommendations of the Intercable Board and the Spacelink Board with respect to the proposals to be considered, shareholders should be aware that Mr. Glenn R. Jones, directly and through companies he controls, has certain interests in the various proposals (as well as certain related transactions) that are in addition to or different from the interests of the other shareholders of Intercable or Spacelink. The Intercable and Spacelink Boards and Special Committees were informed of these interests and considered them, along with other matters, in approving the Spacelink Agreement, the BCI Agreement, and the Spacelink-BCI Option Agreement, as the case may be, and the transactions contemplated thereby. See "The Spacelink Transaction -- Interests of Certain Persons" and "The BCI Transactions -- Interests of Certain Persons."

     As a result of the BCI Agreement and the Related Agreements (See "Terms of the BCI Agreement -- Glossary"), Mr. Jones and his affiliates will derive certain benefits not available to the other Intercable shareholders. Specifically, under the Option Agreements, Mr. Jones and International will receive as payment for the granting of these agreements the amount of up to approximately $53,500,000, in addition to whatever exercise price may be received in the future if BCI exercises the Option Agreements. Under the Jones Employment Agreement, which will be entered into between Mr. Jones and Intercable if the BCI Agreement closes, Mr. Jones would be employed by Intercable for a period of 8 years after the closing, and would receive compensation of approximately $2.5 million annually, which approximates his present combined compensation from Intercable and Spacelink. Affiliates of Mr. Jones will give certain consideration and will derive certain benefits pursuant to the Shareholders Agreement among BCI, Intercable, Mr. Jones and International, including the right of Mr. Jones to designate up to 7 nominees himself, and up to 3 nominees jointly with BCI, to the Intercable Board; the right to use a number of channels on Intercable's cable television systems for programming provided by certain of International's affiliates for a period of 15 years; the recognition that transactions between Intercable and certain of Mr. Jones' affiliates which have been conducted in the past will continue, subject to certain approval rights of BCI; the making by BCI of significant equity investments in a number of International's affiliates; and the right of International, pursuant to the Supply and Services Agreement to be able to provide certain goods and services to Intercable on the same basis as BCI. In addition, if the BCI Agreement closes, Jones Financial Group, Ltd. will be paid a fee by Intercable of $2,000,000 and will receive additional compensation from Intercable in the future. Mr. Patrick J. Lombardi, a director of Intercable, is the President of Jones Financial Group, Ltd., which will compensate him for his effort regarding the BCI Agreement. For more information, see "Terms of the BCI Agreement," "Terms of the Jones Employment Agreement," "Terms of the Option Agreements," "Terms of the Shareholders Agreement," and "Terms of the Supply and Services Agreement."

CONDITIONS TO CLOSING

     The Spacelink Agreement. The closing of the Spacelink Transaction is subject to a number of conditions. If any of the conditions to closing of the Spacelink Agreement are not met or waived, or if the requisite shareholder approvals are not given, the Spacelink Agreement will terminate. In such event, Spacelink will continue in existence, retaining its assets and businesses but, assuming the closing of the BCI Agreement, will grant an option to BCI covering the Intercable Common Stock now owned by Spacelink. See "The Spacelink Transaction -- Terms of the Spacelink Agreement" and "The Spacelink-BCI Option Agreement". The closing of the Spacelink Agreement is not conditioned on the closing of the BCI Agreement.

     The BCI Agreement. The closing of the BCI Agreement is subject to a number of conditions. See "The BCI Transactions -- Terms of the BCI Agreement". The closing of the BCI Agreement is not conditioned on the closing of the Spacelink Transaction. However, the closing of the BCI Agreement is conditioned on the execution and delivery of the Option Agreements, by either International and Mr. Jones, or by Spacelink, which in turn are conditioned on BCI making investments in certain affiliates of International (all of such transactions collectively are hereinafter referred to as the "BCI Transactions").

REGULATORY APPROVALS

     Spacelink Agreement. Certain franchise agreements pursuant to which Spacelink or its managed limited partnerships conduct operations in specific areas contain provisions requiring approval for the transfer of such franchises. In some cases, these provisions apply to the sale of Spacelink's assets pursuant to the Spacelink Agreement, and Spacelink has applied for the necessary approvals, without which the Spacelink Agreement cannot close unless this closing condition is waived. Spacelink and its affiliates also hold certain licenses granted by the Federal Communications Commission, whose consent is required in connection with the sale of Spacelink's assets. Spacelink expects that all of such approvals will be granted routinely on substantially the same terms as presently exist. Spacelink does not believe that any other material governmental approvals or actions will be required for consummation of the Spacelink Transaction. See "The Spacelink Transaction -- Terms of the Spacelink Agreement."

     BCI Agreement. Certain franchise agreements pursuant to which Intercable or its managed limited partnerships conduct operations in specific areas contain provisions requiring approval of major ownership changes in the holder of the franchise. In some cases, these provisions apply to the investment by BCI in Intercable pursuant to the BCI Agreement, and Intercable has applied for the necessary approvals, without which the BCI Agreement cannot close, unless this closing condition is waived. Intercable expects that such approvals will be granted routinely. In the event one or more approvals are not obtained routinely, Intercable will seek to resolve any issues on a system-by-system basis, taking whatever action it deems prudent in a particular situation. If the transactions contemplated by the Spacelink Agreement are consummated, certain franchise agreements which will be transferred by Spacelink may also contain provisions requiring approval of major ownership changes in the holder of the franchise. These provisions would apply to the transactions contemplated by the BCI Agreement upon the transfer of such franchises to Intercable, and such approvals have been requested by Spacelink in connection with the transfer of the franchises. Such consents are expected to be granted routinely. Intercable does not believe that any other material governmental approvals or actions will be required for consummation of the BCI Agreement. See "The BCI
Agreement -- Conditions to Closing."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS CONCERNING THE SPACELINK TRANSACTION

     Spacelink and Intercable are obligated to consummate the Spacelink Agreement only if (1) the IRS issues a private ruling to the effect that the transactions contemplated by the Spacelink Agreement will qualify as a tax-free reorganization, or (2) counsel renders an opinion, subject to certain qualifications, concerning the status of such transactions as a tax-free reorganization under applicable provisions of the Internal Revenue Code of 1986 (the "Code") and International indemnifies Intercable for a portion of federal, state and local taxes (and any penalties or interest charges) actually incurred if the transactions contemplated by the Spacelink Agreement result in the assessment of a tax to Intercable. Shareholders of Spacelink will, however, recognize taxable income pursuant to the Reallocation, upon the receipt of shares of Intercable Class A Stock from International following the dissolution of Spacelink. The amount of such taxable income will be equal to the fair market value of the shares received pursuant to the Reallocation. Spacelink Shareholders who dissent from approval of the Spacelink Agreement will recognize taxable gain or loss on the receipt of a cash payment from Spacelink in return for their shares of Spacelink.

     ALL SPACELINK SHAREHOLDERS SHOULD CAREFULLY REVIEW THE MORE DETAILED DISCUSSION UNDER "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- SPACELINK SHAREHOLDERS" AND ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT THERETO.

OPERATIONS AND MANAGEMENT OF INTERCABLE AFTER THE CONTEMPLATED TRANSACTIONS

     Generally, the management and operations of Intercable after closing of the Spacelink Transaction and the BCI Transactions will remain as they are currently. The cable television and other operations to be acquired from Spacelink will likely be managed by those persons who presently have charge of such operations, including the management of Spacelink's limited partnerships, which are not otherwise affected by the Spacelink Agreement.

     Pursuant to the terms of the Shareholders Agreement to be entered into among Glenn R. Jones, International, BCI and Intercable (the "Shareholders Agreement") upon the closing of the BCI Agreement, the size of the Intercable Board will be increased from seven directors to thirteen directors. BCI will have the right to designate for nomination up to three persons to the Intercable Board, Mr. Jones will have the right to designate for nomination up to seven persons to the Intercable Board, and BCI and Mr. Jones will jointly have the right to designate for nomination up to three persons to such Board, each of the latter being an independent director with no current affiliation with Intercable, BCI or any other of their respective affiliated entities. See "Terms of the Shareholders Agreement."

     In addition, if the BCI Agreement closes, BCI will acquire, pursuant to a separate agreement with International and Mr. Jones, an option to purchase certain shares of Intercable Common Stock held by them during the eighth year after such closing, or earlier in certain events. If such option is exercised, BCI would then own enough shares of Intercable Common Stock to elect seventy-five percent (75%) of the members of the Intercable Board. See "Terms of the Option Agreements." BCI will also have the right pursuant to the Secondment Agreement to be entered into upon closing of the BCI Agreement to place up to, with Intercable's consent, 10 employees of BCI in management or operations positions within Intercable, at Intercable's expense. See "Terms of the Secondment Agreement".

     If the BCI Transactions close, Intercable will have the funds provided by that transaction, as well as an enhanced ability to borrow funds that the BCI relationship is expected to provide. Having additional funds should allow Intercable to expand its business over time by acquiring additional cable television systems, including certain systems now held by limited partnerships managed by Intercable. No such properties have been selected at the date of this Joint Proxy Statement/Prospectus.

ACCOUNTING TREATMENT

     The acquisition of the assets of Spacelink will be accounted for as (i) the exchange of ownership interests between entities under common control for the 2,635,000 shares of Intercable Class A Stock to be distributed to Glenn R. Jones and International, which is reflected at predecessor cost and (ii) the acquisition of the minority interest of Spacelink, which is reflected at fair market value. The excess of the market value of Spacelink's minority interest over the book value is assigned to goodwill.

LISTING ON NASDAQ NATIONAL MARKET SYSTEM

     Application will be made to list the shares of Intercable Class A Stock issuable in connection with the Spacelink Agreement on the Nasdaq National Market System. It is a condition to each party's obligations to consummate the Spacelink Agreement that such Intercable Class A Stock be listed on the Nasdaq National Market System. See "The Proposals -- Spacelink Agreement -- Listing of Shares."

COMPARISON OF SHAREHOLDER RIGHTS

     If the Spacelink Agreement receives the requisite shareholder approvals and the other conditions to the closing have been met, upon the liquidation of Spacelink, and after giving effect to the Reallocation and assuming the exercise of all outstanding options to acquire Spacelink shares, the non-dissenting holders (other than Mr. Glenn R. Jones, International and their subsidiaries) of Spacelink Class A Common Stock and Class B Common Stock will receive .09683 shares of Intercable Class A Stock and .03570 shares of Intercable Common Stock for each share of Spacelink held. Such shares of Intercable Class A Stock would be newly issued by Intercable. The shares of Intercable Common Stock are presently owned by Spacelink.

     Intercable and Spacelink are both Colorado corporations. Holders of Spacelink Class A Common Stock and holders of Intercable Class A Stock are entitled to similar voting rights as the result of such holdings except that (i) Intercable Class A Stock has 1/10th vote per share on certain matters while Spacelink Class A Common Stock has 1/20th vote per share and (ii) Intercable Class A Stock has certain dividend rights and liquidation preferences that the Spacelink Class A Common Stock does not have. The Spacelink Class B Common Stock has the right to elect seventy-five percent of the members of the Spacelink Board and the Intercable Common Stock has the same right as to Intercable. The Intercable Common Stock has one vote per share and, on liquidation, participates on a share for share basis with the Intercable Class A Stock once the $1.00 per share liquidation preference of the Intercable Class A Stock has been paid and the same per share amount is then paid on the Intercable Common Stock. The Intercable Class A Stock has a small dividend preference to the Intercable Common Stock. There is no such preference regarding the Spacelink classes of stock. See "Comparison of Rights of Intercable Shareholders and Spacelink Shareholders."

DISSENTERS' RIGHTS

     Intercable Shareholders. A record owner of shares of Intercable Common Stock or Intercable Class A Stock does not have any statutory dissenters' rights with respect to any of the matters to be voted on at the Intercable Meeting.

     Spacelink Shareholders. Holders of shares of Spacelink Class A Common Stock have the right to dissent from the approval of the Spacelink Agreement and to demand a cash payment for such shares. The same right to dissent and to demand a cash payment applies to approval of the Spacelink-BCI Option Agreement. The voting on the two proposals is separate, and a shareholder could elect to dissent from one or the other, or both. In each instance, the right to dissent and to demand the cash payment is because the proposal involves for corporate law purposes the sale of substantially all of the assets of Spacelink. Any shareholder who (i) gives written notice to Spacelink prior to the vote that such shareholder intends to demand to be paid fair value for such shareholder's shares of Spacelink, (ii) does not vote in favor of the Spacelink Agreement or the Spacelink-BCI Option Agreement, as the case may be, and (iii) complies with certain other requirements after the approval of the Spacelink Agreement or the Spacelink-BCI Option Agreement, as the case may be, shall be entitled to receive payment for such shares equal to the fair value of such shares immediately prior to the consummation of the Spacelink Agreement or the effectiveness of the Spacelink-BCI Option Agreement, as the case may be (excluding any appreciation or depreciation in value in anticipation of such closing or effectiveness, as the case may be, unless such exclusion would be inequitable) plus interest thereon pursuant to Colorado law, which payment may be higher or lower than the value of the consideration to be received by non-dissenting shareholders. See "The Spacelink Special Meeting -- Dissenters' Rights."


     Intercable and Spacelink each have the right to terminate the Spacelink Agreement if the holders of more than 800,000 shares of Spacelink Class A Common Stock (approximately 6.8% of the total outstanding Spacelink Class A Common Stock not held by International, Mr. Jones or their affiliates) give Spacelink written notice of their intention to demand to be paid fair value for their shares and do not vote in favor of the Spacelink Agreement.


     Exchange of Spacelink Stock Certificates. Promptly after consummation of
the Spacelink Transaction,        Bank (the "Agent") will mail a letter of
transmittal with instructions to each Spacelink Shareholder of record immediately before the closing of the Spacelink Transaction for use in exchanging certificates for shares of Spacelink for certificates representing shares of Intercable Common Stock and Intercable Class A Stock. Certificates should not be surrendered by Spacelink Shareholders until they have received such letter of transmittal from the Agent.

SELECTED FINANCIAL DATA

     The following table sets forth selected financial data regarding the financial position and operating results of Intercable and Spacelink. This data should be read in conjunction with Intercable's and Spacelink's consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Annual Reports on Form 10-K for the year ended May 31, 1994 and Quarterly Reports on Form 10-Q for the three months ended August 31, 1994, all of which are incorporated by reference herein.


                    JONES INTERCABLE, INC. AND SUBSIDIARIES



                       SELECTED HISTORICAL FINANCIAL DATA


                                                                                                           THREE MONTHS
                                                           YEAR ENDED MAY 31,                            ENDED AUGUST 31,
                                      ------------------------------------------------------------     ---------------------
                                        1990         1991         1992         1993         1994         1993         1994
                                      --------     --------     --------     --------     --------     --------     --------
                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Subscriber service fees............ $ 68,434     $ 79,879     $ 87,979     $105,488     $115,076     $ 28,013     $ 29,705
  Management fees....................   13,924       14,772       16,220       17,104       17,360        4,360        4,504
  Fund fees and distributions........    8,736        4,283       26,790           --           --           --           --
                                      --------     --------     --------     --------     --------     --------     --------
Total revenues.......................   91,094       98,934      130,989      122,592      132,436       32,373       34,209
Costs and expenses:
Operating, general and administrative
  expenses...........................   43,881       51,817       55,759       71,360       76,345       18,268       20,342
Depreciation and amortization........   36,280       39,670       39,586       42,720       43,831       10,514       11,012
                                      --------     --------     --------     --------     --------     --------     --------
Operating income.....................   10,933        7,447       35,644        8,512       12,260        3,591        2,855
Other income (expense):
Interest expense.....................  (54,122)     (44,699)     (38,129)     (43,573)     (36,189)      (8,669)      (9,282)
Interest charged to cable television
  systems held for resale............   13,897        4,598           --           --           --           --           --
Equity in losses of partnerships.....   (4,395)     (11,233)      (8,158)      (2,900)      (4,624)        (909)        (547)
Interest income......................    2,306        2,160        4,328        4,060        4,695          789        1,141
Litigation settlement................       --       (3,413)          --           --           --           --           --
Gain (loss) on sale of assets........       --           --       29,933       (5,466)          --           --       15,496
Other, net...........................      782          110         (235)        (899)      (1,419)        (654)         630
                                      --------     --------     --------     --------     --------     --------     --------
Income (loss) before income taxes,
  extraordinary items and accounting
  change.............................  (30,599)     (45,030)      23,383      (40,266)     (25,277)      (5,852)      10,293
Income tax benefit (provision).......    9,727           --       (7,389)          --           --           --           --
                                      --------     --------     --------     --------     --------     --------     --------
Income (loss) before extraordinary
  items and accounting change........  (20,872)     (45,030)      15,994      (40,266)     (25,277)      (5,852)      10,293
Extraordinary items:
Gain (loss) on early extinguishment
  of debt............................   (1,996)      11,419       (2,504)     (20,386)          --           --           --
Tax benefit from loss carryforward
  utilization........................       --           --        6,089           --           --           --           --
Cumulative effect of change in
  accounting method:
Change in method of accounting for
  income taxes.......................       --           --           --        3,862           --           --           --
                                      --------     --------     --------     --------     --------     --------     --------
Net income (loss).................... $(22,868)    $(33,611)    $ 19,579     $(56,790)    $(25,277)    $ (5,852)    $ 10,293
                                      ========     ========     ========     ========     ========     ========     ========
Primary earnings (loss) per share:
  Income (loss) before extraordinary
    items............................ $  (1.67)    $  (3.71)    $   1.30     $  (2.82)    $  (1.43)    $   (.34)    $    .51
  Extraordinary items................     (.16)         .94          .29        (1.43)          --           --           --
  Accounting change..................       --           --           --          .27           --           --           --
                                      --------     --------     --------     --------     --------     --------     --------
                                      $  (1.83)    $  (2.77)    $   1.59     $  (3.98)    $  (1.43)    $   (.34)    $    .51
                                      ========     ========     ========     ========     ========     ========     ========

Fully diluted earnings per share: (4)
  Income before extraordinary
    items............................                           $   1.27                                            $    .50
  Extraordinary items................                                .26                                                  --
                                                                --------                                            --------
                                                                $   1.53                                            $    .50
                                                                ========                                            ========

Book value per Class A Common and
  Common Share....................... $   2.94     $   (.19)    $   1.83     $   1.67     $   2.88     $   1.36     $   3.36
                                      ========     ========     ========     ========     ========     ========     ========
Weighted average shares
  outstanding........................   12,463       12,153       12,294       14,277       17,662       17,150       19,730
                                      ========     ========     ========     ========     ========     ========     ========
Ratio of earnings to fixed
  charges(1).........................       --(2)        --(2)     1.83x           --(2)        --(2)        --(2)     2.17x

                                                                                                           THREE MONTHS
                                                           YEAR ENDED MAY 31,                            ENDED AUGUST 31,
                                      ------------------------------------------------------------     ---------------------
                                        1990         1991         1992         1993         1994         1993         1994
                                      --------     --------     --------     --------     --------     --------     --------
                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA:
Operating income before depreciation
  and amortization and excluding fund
  fees and distributions............. $ 38,477     $ 42,834     $ 48,440     $ 51,232     $ 56,091     $ 14,105     $ 13,867
Net interest expense(3)..............   40,225       40,101       38,129       43,573       36,189        8,669        9,282
Capital expenditures excluding
  acquisitions.......................   28,958       27,278       17,068       18,238       23,818        3,151        5,620
BALANCE SHEET DATA
  (AT END OF PERIOD):
Total assets......................... $487,752     $400,338     $357,252     $399,572     $448,485     $400,455     $434,078
Total debt...........................  412,695      345,678      299,300      327,214      343,907      336,172      322,718
Shareholders' investment (deficit)...   40,358       (2,653)      26,875       31,649       62,043       25,817       72,402

- ---------------

(1) The ratio of earnings to fixed charges has been computed by dividing the sum of (a) pre-tax income, excluding equity in losses of limited partnerships and (b) interest expense net of interest charged to cable television systems held for resale, by net interest expense. Interest expense includes interest expense on all indebtedness (including amortization of deferred debt issuance costs and debt discount).

(2) Earnings were insufficient to cover fixed charges by $26,204,000, $33,797,000, $37,366,000, $20,653,000 and $4,943,000 for the years ended
    May 31, 1990, 1991, 1993 and 1994 and the three months ended August 31, 1993, respectively.

(3) Consists of interest expense net of interest charged to cable television systems held for resale, but not net of interest income.

(4) Fully diluted earnings per share affect is not presented for years in which the calculation was either insignificant or anti-dilutive.

                     JONES SPACELINK, LTD. AND SUBSIDIARIES

                       SELECTED HISTORICAL FINANCIAL DATA

                                                                                                          THREE MONTHS
                                                          YEAR ENDED MAY 31,                            ENDED AUGUST 31,
                                     ------------------------------------------------------------     ---------------------
                                       1990         1991         1992         1993         1994         1993         1994
                                     --------     --------     --------     --------     --------     --------     --------
                                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Subscriber service fees........... $ 12,276     $ 16,632     $ 18,295     $ 20,273     $ 20,921     $  5,231     $  5,308
  Brokerage fees....................   10,362        2,486        1,693        3,585          345           78        1,026
  Other revenues....................    2,290        4,198        7,430        9,624       12,858        3,061        3,716
                                     --------     --------     --------     --------     --------     --------     --------
Total revenues......................   24,928       23,316       27,418       33,482       34,124        8,370       10,050
Costs and expenses:
  Operating, general and
    administrative expenses.........   11,264       14,740       18,674       21,949       26,637        6,243        7,494
Depreciation and amortization.......    5,743        7,651        8,183        8,845        9,746        2,454        2,489
                                     --------     --------     --------     --------     --------     --------     --------
Operating income....................    7,921          925          561        2,688       (2,259)        (327)          67
Other income (expense):
Interest expense....................   (5,629)      (6,753)      (4,837)      (3,579)      (4,260)      (1,031)      (1,488)
Equity in net income (loss) of Jones
  Intercable, Inc. .................   (5,566)     (15,896)      11,810      (12,329)      (3,986)      (1,233)       1,238
Interest income.....................      237          230          501          261          163           38           44
Other, net..........................     (472)      (1,440)       1,162       (2,292)      (1,881)           9          (25)
                                     --------     --------     --------     --------     --------     --------     --------
Income (loss) before income taxes,
  minority interests and accounting
  change............................   (3,509)     (22,934)       9,197      (15,251)     (12,223)      (2,544)        (164)
Income tax benefit (provision)......   (1,396)       1,112         (165)       2,156        1,472          488          926
                                     --------     --------     --------     --------     --------     --------     --------
Income (loss) before minority
  interests and accounting change...   (4,905)     (21,822)       9,032      (13,095)     (10,751)      (2,056)         762
Minority interests in net (income)
  loss of consolidated
  subsidiaries......................     (847)          46          (92)          (2)         342           53         (155)
Cumulative effect of change in
  accounting method:
Change in method of accounting for
  income taxes......................       --           --           --         (315)          --           --           --
                                     --------     --------     --------     --------     --------     --------     --------
Net income (loss)................... $ (5,752)    $(21,776)    $  8,940     $(13,412)    $(10,409)    $ (2,003)    $    607
                                     ========     ========     ========     ========     ========     ========     ========
Income (loss) per common share...... $   (.08)    $   (.29)    $    .12     $   (.17)    $   (.13)    $   (.03)    $    .01
                                     ========     ========     ========     ========     ========     ========     ========
Book value per common share......... $    .35     $   (.03)    $    .12     $    .09     $   (.04)    $    .02     $   (.06)
                                     ========     ========     ========     ========     ========     ========     ========
Weighted average shares
  outstanding.......................   76,262       76,305       76,346       76,793       78,001       77,573       78,061
                                     ========     ========     ========     ========     ========     ========     ========
Ratio of earnings to fixed
  charges(1)........................     1.37x          --(2)        --(2)        --(2)        --(2)        --(2)        --(2)
OTHER FINANCIAL DATA:
Operating income before depreciation
  and amortization.................. $ 13,664     $  8,576     $  8,744     $ 11,533     $  7,487     $  2,127     $  2,556
Capital expenditures excluding
  acquisitions......................    3,443        3,459        2,227       11,741        4,379        1,013        1,429
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets........................ $ 91,269     $ 73,963     $ 83,619     $ 87,114     $ 83,391     $ 80,204     $ 83,976
Total debt..........................   60,467       69,307       64,997       69,265       74,886       69,958       75,848
Shareholders' investment
  (deficit).........................   21,929       (2,019)       8,998        6,988       (3,459)       1,601       (4,430)
CONSOLIDATED BALANCE SHEET DATA
  (AT END OF PERIOD):(3)
Total assets........................ $565,058     $474,613     $426,843     $473,969     $526,627     $474,363     $512,138
Total debt..........................  473,162      414,985      364,297      396,479      418,793      406,130      398,566
Total revenues......................  115,886      118,621      158,693      154,574      166,900       40,829       44,343

- ---------------

(1) The ratio of earnings to fixed charges has been computed by dividing the sum of (a) pre-tax income, excluding equity in net income (loss) of Jones Intercable, Inc. and (b) interest expense by interest expense. Interest expense includes interest expense on all indebtedness.
(2) Earnings are insufficient to cover fixed charges by $7,038,000, $2,613,000, $2,922,000, $8,237,000, 3,236,000 and $631,000 for the years ended May 31,
     1991, 1992, 1993 and 1994 and the three months ended August 31, 1993 and 1994, respectively.
(3) The consolidated balance sheet data includes the accounts of Jones Intercable, Inc. All other selected financial data includes only the consolidated accounts of Jones Spacelink, Ltd. and subsidiaries excluding Intercable.

            SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following selected unaudited proforma consolidated financial data reflect the Spacelink Transaction and BCI's purchase of 7,414,300 shares of Intercable Class A Common Stock. The Spacelink transaction is accounted for as
(i) the exchange of ownership interests between entities under common control for the 2,635,000 shares distributed to Glenn R. Jones and Jones International, which is reflected at predecessor cost and (ii) the acquisition of the minority interest of Spacelink, which is reflected at fair market value. The excess of the market value of Spacelink's minority interest over the book value is assigned to goodwill. The balance sheet data reflect the combined historical data of Intercable and Spacelink and the revaluation of Spacelink's minority interest at August 31, 1994. As described more fully in the Notes to Unaudited Pro Forma Consolidated Statements of Operations, the Statements of Operations for the year ended May 31, 1994 and the three months ended August 31, 1994 reflect the combined historical operating results of Intercable and Spacelink for such periods. The Unaudited Pro Forma Consolidated Statements of Operations exclude any benefits that result from this acquisition due to synergies that may be derived and the elimination of duplicative efforts. The pro forma financial data presented are for informational purposes only and are not necessarily indicative of the results that actually would have occurred had this acquisition been consummated on the dates indicated or the results that may occur in the future. The Unaudited Pro Forma Consolidated Balance Sheet assumes this acquisition was consummated on August 31, 1994, and the Unaudited Pro Forma Consolidated Statements of Operations assume this acquisition was consummated on June 1, 1993. See "Unaudited Pro Forma Consolidated Financial Statements."

                JONES INTERCABLE, INC. AND JONES SPACELINK, LTD.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    FOR THE YEAR      FOR THE THREE
                                                                       ENDED          MONTHS ENDED
                                                                    MAY 31, 1994     AUGUST 31, 1994
                                                                    ------------     ---------------
INCOME STATEMENT DATA(1)
Total Revenues.....................................................  $ 166,529         $ 43,311
                                                                     ---------         --------
Costs and Expenses:
  Operating, general and administrative expense....................   (102,972)         (27,833)
  Depreciation and amortization....................................    (53,851)         (13,557)
                                                                     ---------         --------
Operating Income...................................................      9,706            1,921
Other Income (Expense):
  Interest expense.................................................    (32,367)          (8,340)
  Equity in partnership losses.....................................     (6,482)            (810)
  Interest income..................................................      4,863            1,173
  Gain on sale of assets...........................................         --           16,408
  Other, net.......................................................     (1,442)             605
                                                                     ---------         --------
Income (Loss) Before Income Taxes and Minority Interest............    (25,722)          10,957
Income Tax Benefit.................................................      1,312              882
                                                                     ---------         --------
Income (Loss) Before Minority Interest.............................    (24,410)          11,839
Minority Interest..................................................        342             (155)
                                                                     ---------         --------
Income (Loss) From Continuing Operations...........................  $ (24,068)        $ 11,684
                                                                     =========         ========
Income (Loss) From Continuing Operations Per Class A Common
  and Common Share.................................................  $    (.83)        $    .38
Weighted Average Shares Outstanding................................     28,976           31,044

                                                                                          AS OF
                                                                                     AUGUST 31, 1994
                                                                                     ---------------
BALANCE SHEET DATA(1)
Total Assets....................................................................         $612,570
Total Debt......................................................................          281,566
Shareholders' Investment........................................................          282,554

                                                                                               EQUIVALENT
                                                   INTERCABLE     SPACELINK      PRO FORMA        PRO
                                                   HISTORICAL     HISTORICAL     COMBINED       FORMA(2)
                                                   ----------     ----------     ---------     ---------
Certain Comparative Information (1):
Book Value per common share as of August 31,
  1994.........................................      $ 3.36          $(.06)        $8.33         $ .80
Income (loss) per share:
  Year ended May 31, 1994......................       (1.43)          (.13)         (.83)         (.08)
  Three Months ended August 31, 1994...........         .51            .01           .38          (.04)

- ---------------

(1) See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

(2) Spacelink equivalent pro forma per share amounts are calculated by multiplying the respective pro forma combined per share amounts by the Exchange Ratio of .09629.

MARKET PRICE AND DIVIDEND DATA

     Intercable's shares are quoted on NASDAQ/NMS under the symbols "JOIN" and "JOIN A" for the Intercable Common Stock and Intercable Class A Stock, respectively. Spacelink's Class A Common Stock is quoted on NASDAQ under the symbol "SPLKA". The following table shows the high and low prices as quoted on the NASDAQ/National Market System for the first quarter of fiscal 1995 and for each quarterly period of fiscal 1994, 1993, 1992 and 1991 for each class of Intercable's stock and Spacelink's Class A Common Stock.

                                                                               SPACELINK
                                       INTERCABLE         INTERCABLE            CLASS A
                                      COMMON STOCK       CLASS A STOCK       COMMON STOCK
                                      ------------      --------------      --------------
        TIME PERIODS                  HIGH     LOW      HIGH       LOW      HIGH       LOW
        ------------                  ----     ---      ----      ----      ----       ---
    1995 First Quarter..............  15 7/8   11 1/2   15 3/8     12        2 1/4     1 1/4

    1994 First Quarter..............  14 3/4   11       15 1/4     11 1/4    1 1/8       9/16
          Second Quarter............  20       13 1/4   19         12 1/2    2 1/2       3/4
          Third Quarter.............  20 1/4   14 7/8   20 1/4     15        2 13/16   1 15/16
          Fourth Quarter............  15 3/4   10 3/8   15 5/8     11        2 9/16    2

    1993 First Quarter..............  14        9 3/4   13 1/2     10        1 1/8       3/4
          Second Quarter............  12 1/4   10 3/4   13          9 1/2      15/16     19/32
          Third Quarter.............  16 3/4   12       16         12 1/4    1 3/8       3/4
          Fourth Quarter............  16 1/4   10 1/2   16 1/4     10        1 5/16      5/8

    1992 First Quarter..............  11        7 3/4   11 1/4      8        1 5/8     1 1/16
          Second Quarter............  13 1/4    8 3/4   13 1/2      9        1 3/8     1
          Third Quarter.............  14       10 3/4   14         11 1/4    1 1/8       13/16
          Fourth Quarter............  13        9 1/4   12 1/2      9 1/2    1 3/16      13/16

    1991 First Quarter..............  11 3/4    6       11 3/4      5 3/4    1 3/4     1
          Second Quarter............   8 1/4    4 3/4    8 3/4      4 3/4    1           9/16
          Third Quarter.............  10        5 3/4   11          5 1/4    1 5/8       5/8
          Fourth Quarter............  12 1/4    8 3/4   12 3/4      9 1/2    1 3/4     1 1/8

     On June 1, 1994, the last full trading day preceding the public announcement of the execution of the Spacelink Agreement, the last reported sale prices were $12.88 for the Intercable Common Stock, $13.00 for the Intercable Class A Stock and $2.19 for the Spacelink Class A Common Stock.

DIVIDENDS

     Neither Intercable nor Spacelink has ever paid a cash dividend, nor is there any intention to pay any cash dividends in the foreseeable future. If the Spacelink Agreement is closed, Intercable's plans regarding the payment of cash dividends would not change.

                                 THE COMPANIES

     Intercable. Intercable is engaged in the cable television business. It acquires, develops and operates cable television systems for itself, for affiliated managed public limited partnerships and for other affiliated entities. At May 31, 1994, Intercable managed 40 cable television systems, 31 of which, operating in 17 states, were owned by Intercable-managed partnerships and nine of which, operating in seven states, were owned by Intercable. At May 31, 1994, the cable television systems owned or managed by Intercable had a total of approximately 1,134,000 basic subscribers. Intercable currently has approximately 2,850 employees and has its executive offices at 9697 East Mineral Avenue, Englewood, Colorado 80112, 303/792-3111. In addition to its ownership, operation and management of cable television systems, it owns minority interests in Mind Extension University, Inc., a cable television programmer which is controlled by International, and Jones Galactic Radio, Inc., which provides audio programming to radio stations and cable television systems.

     Spacelink. Spacelink is primarily engaged in the acquisition, development and operation of cable television systems for itself and its managed limited partnerships. At May 31, 1994, Spacelink managed 15 cable television systems, 11 of which, operating in eight states, were owned by Spacelink-managed partnerships and four of which, operating in four states, were owned by Spacelink. At May 31, 1994, the cable television systems owned or managed by Spacelink had a total of approximately 161,000 subscribers. Spacelink, through subsidiaries, also is engaged in the cable television system brokerage business, the manufacture and marketing of data security products, contract manufacturing services and the provision of audio programming to radio stations and cable television systems in the United States. Its subsidiaries which conduct these operations are The Jones Group, Ltd. (cable brokerage), Jones Futurex, Inc. (security products and contract manufacturing) and Jones Galactic Radio, Inc. (audio programming). Spacelink also owns a minority interest in Mind Extension University, Inc. Spacelink currently has approximately 610 employees and maintains its executive offices at 9697 East Mineral Avenue, Englewood, Colorado 80112, 303/792-9191.

     Both Intercable and Spacelink are publicly held companies. Spacelink, through its ownership of 58.2% of the Intercable Common Stock, is able to elect 75% of the Intercable Board. Mr. Glenn R. Jones, the principal shareholder of Spacelink, is the Chairman and Chief Executive Officer of both companies.

                                  THE MEETINGS

THE INTERCABLE SPECIAL MEETING

     Purpose of the Meeting. This Joint Proxy Statement/Prospectus is being furnished by Intercable to the Intercable Shareholders in connection with the solicitation of proxies by the Intercable Board for use at the Intercable Meeting and at any adjournments thereof. At the Intercable Meeting, the Intercable Shareholders will consider and vote upon: (1) a proposal to approve the Spacelink Agreement pursuant to which 3,900,000 shares of Intercable Class A Stock would be issued to Spacelink in exchange for the acquisition by Intercable of substantially all of the assets of Spacelink (other than the 2,859,240 shares of Intercable Common Stock presently held by Spacelink) and the assumption by Intercable of all of the liabilities of Spacelink (other than liabilities with respect to Dissenting Shareholders); (2) a proposal to approve the BCI Agreement pursuant to which, among other things, (i) Intercable would issue up to 7,414,300 shares of Intercable Class A Stock for $27.50 per share, for an aggregate of $203,893,250 (or 5,864,873 shares at $27.50 per share if the Spacelink-BCI Option Agreement, rather than the Spacelink Agreement, is consummated); (ii) BCI would agree to invest up to an additional $141,106,750 ($183,715,000 if the Spacelink-BCI Option Agreement, rather than the Spacelink Agreement, is consummated) for shares of Intercable Class A Stock to maintain its proportionate 30% interest in the event Intercable makes future offerings of Intercable Class A Stock (iii) BCI would be entitled to designate for nomination up to three persons separately and three persons jointly (with Glenn R. Jones) for election to the Intercable Board and to designate certain personnel to be retained by Intercable; and (iv) BCI would obtain certain contractual rights to approve major corporate actions of Intercable, including certain issuances of additional equity securities, amendments to Intercable's Articles of Incorporation and Bylaws, certain acquisitions and dispositions, incurrence of certain long-term debt and certain corporate reorganizations; and (3) any other business that may properly come before the Intercable Meeting.

     THE INTERCABLE BOARD BELIEVES THAT THE CONSUMMATION OF THE SPACELINK AGREEMENT AND THE BCI AGREEMENT ARE IN THE BEST INTERESTS OF INTERCABLE AND UNANIMOUSLY (GLENN R. JONES ABSTAINING) RECOMMENDS THAT THE INTERCABLE SHAREHOLDERS VOTE FOR APPROVAL OF SUCH PROPOSALS.

     Date, Time and Place of Meeting. The Intercable Meeting will be held at
9697 East Mineral Avenue, Englewood, Colorado, on             , 1994, at
       .m., local time.

     Record Date; Shareholders Entitled to Vote and Required Vote. Only holders of record of Intercable Common Stock and Intercable Class A Stock at the close
of business on             , 1994 are entitled to notice of and to vote at the
Intercable Meeting. As of May 31, 1994 there were outstanding 4,913,021 shares of Intercable Common Stock and 14,817,088 shares of Intercable Class A Stock, which are the only classes of capital stock entitled to notice of, and vote at, the Intercable Meeting. These shares of Intercable Common Stock were held by a total of 629 holders of record, and the shares of Intercable Class A Stock were held by a total of 1,434 holders of record.

     The presence, either in person or by proxy, of a majority of the outstanding votes represented by the outstanding shares of both the Intercable Common Stock and the Intercable Class A Stock is necessary to constitute a quorum at the Intercable Meeting. Each holder of Intercable Common Stock is entitled to one vote for each share held. Each holder of Intercable Class A Stock is entitled to one-tenth vote per share. Each of the proposals will be approved if the votes of the Intercable Common Stock and Intercable Class A Stock represented in person or by proxy at the Intercable Meeting, voting together as a single class, in favor of the proposal exceeds the votes against the proposal.

     As of the date of this Joint Proxy Statement/Prospectus, Glenn R. Jones, Chairman and Chief Executive Officer of both Intercable and Spacelink owned or controlled, directly or indirectly, 3,087,009 shares of Common Stock, representing 63% of the outstanding shares of Intercable Common Stock, and no shares of Intercable Class A Stock. Mr. Jones has sufficient voting power, through his direct and indirect ownership of shares of Intercable, to cause the approval of each of the proposals, regardless of the vote of any other shareholder. Mr. Jones has agreed with BCI that he will vote all shares of Intercable Common Stock owned or controlled, directly or indirectly, by him in favor of each of the proposals.

     Solicitation, Revocation and Use of Proxies. The Intercable proxy solicitation is made on behalf of the Intercable Board. The cost of soliciting these proxies will be borne by Intercable, and Intercable and Spacelink will each bear 50% of the SEC filing fees and the printing costs in connection with this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, Intercable will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and will reimburse them for their expenses in so doing. The solicitation will be initially by mail and it may later be decided to make further solicitation by mail, telephone, telegraph or personal call by directors, officers and regular employees of Intercable and its subsidiaries. Intercable may retain the services of a proxy solicitation firm. Should it do so, Intercable will pay the costs and expenses of such firm.

     The form of proxy which accompanies this Joint Proxy Statement/Prospectus (the "Intercable Proxy") is for use at the Intercable Meeting if an Intercable Shareholder is unable to attend in person. All shares of Intercable Common Stock and Intercable Class A Stock represented by valid Intercable proxies received prior to the Intercable Meeting, and not revoked before they are exercised, will be voted at the Intercable Meeting in accordance with the instructions on the Intercable Proxies. IF NO CONTRARY INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR BOTH PROPOSAL NUMBER ONE AND PROPOSAL NUMBER TWO. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Intercable Proxies may be revoked by filing with the Secretary of Intercable written notice of revocation bearing a later date than the proxy, by duly executing a later-dated proxy relating to the same shares or by attending the Intercable Meeting and voting in person (although attendance at the Intercable Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking an Intercable Proxy should be sent to Secretary, Jones Intercable, Inc., 9697 East Mineral Avenue, Englewood, Colorado 80112.

     No Intercable Dissenters' Rights. Intercable Shareholders have no statutory or other right to dissent and obtain payment for their shares in connection with any of the matters to be voted on at the Intercable Meeting.

     Other Business. The Intercable Board does not intend to present, and does not have any reason to believe that others will present, at the Intercable Meeting, any item of business other than those set forth herein. However, if other matters are properly presented at the Intercable Meeting for a vote, the Intercable Proxies will be voted upon such matters in accordance with the judgment of the persons acting under such Proxies.

THE SPACELINK SPECIAL MEETING

     Purpose of the Meeting. This Joint Proxy Statement/Prospectus is also being furnished in connection with the solicitation of proxies by the Spacelink Board for use at the Spacelink Meeting, and at any adjournments thereof. Spacelink Shareholders will consider and vote upon: (1) a proposal to approve the sale of substantially all of the assets of Spacelink (other than certain shares of Common Stock of Intercable presently owned by Spacelink) and subsequent dissolution of Spacelink pursuant to the Spacelink Agreement; (2) a proposal to approve the Spacelink-BCI Option Agreement; and (3) any other business that may properly come before the Spacelink Meeting. The Spacelink Shareholders are not voting on any matter concerning the BCI Transaction.

     THE SPACELINK BOARD BELIEVES THAT THE SPACELINK TRANSACTION, THE SPACELINK-BCI OPTION AGREEMENT AND THE MATTERS CONTEMPLATED THEREBY, INCLUDING THE DISSOLUTION OF SPACELINK, ARE IN THE BEST INTERESTS OF SPACELINK AND THE SPACELINK SHAREHOLDERS AND UNANIMOUSLY (GLENN R. JONES ABSTAINING) RECOMMENDS THAT THE SPACELINK SHAREHOLDERS VOTE FOR APPROVAL OF SUCH PROPOSALS.

     Date, Time and Place of Meeting. The Spacelink Meeting will be held at 9697
East Mineral Avenue, Englewood, Colorado, on           , 1994, at      .m.,
local time.

     Record Date; Shareholders Entitled to Vote and Required Vote. Only holders of record of Spacelink Class A Common Stock and Class B Common Stock at the
close of business on           , 1994 are entitled to notice of and to vote at
the Spacelink Meeting. As of May 31, 1994, there were outstanding 77,632,700 shares of Spacelink Class A Common Stock and 415,000 shares of Spacelink Class B Common Stock, which are the only classes of capital stock entitled to vote at the meeting. These shares were held by a total of 595 holders of record on such date.

     As of the date of this Joint Proxy Statement/Prospectus, Glenn R. Jones owned, directly or indirectly, 65,976,148 shares of Spacelink Class A Common Stock, representing approximately 85% of outstanding shares of Spacelink Class A Common Stock, and 415,000 shares of Spacelink Class B Common Stock, representing 100% of the outstanding Spacelink Class B Common Stock. Mr. Jones has sufficient voting power, through his direct and indirect ownership of shares of Spacelink, to cause the approval of each of the proposals, regardless of the vote of any other shareholder. Mr. Jones has agreed with BCI that he will vote all shares of Spacelink Class A Common Stock and Spacelink Class B Common Stock owned or controlled, directly or indirectly, by him in favor of each of the proposals.

     The presence, either in person or by proxy, of a majority of the votes represented by the outstanding shares of each of the Spacelink Class A Common Stock and Spacelink Class B Common Stock, is necessary to constitute a quorum for each such class at the Spacelink Meeting. At the Spacelink Meeting, each holder of Spacelink Class A Common Stock is entitled to 1/20th vote for each share held and each share of Spacelink Class B Common Stock is entitled to one vote per share.

     The Spacelink Agreement and the Spacelink-BCI Option Agreement each require a class vote of the Spacelink shareholders. Accordingly, two-thirds of the votes represented by the outstanding shares of Spacelink Class A Common Stock and two-thirds of the votes represented by the outstanding shares of

Spacelink Class B Common Stock will be required to approve each of the Spacelink Agreement and the Spacelink-BCI Option Agreement.

     Solicitation, Revocation and Use of Proxies. The Spacelink proxy solicitation is made on behalf of the Spacelink Board. The cost of soliciting proxies will be borne by Spacelink, and Spacelink and Intercable will each bear 50% of the SEC filing fees and printing costs in connection with this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, Spacelink will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and will reimburse them for their expenses in so doing. The solicitation will be initially by mail and it may later be decided to make further solicitations by mail, telephone, telegraph or personal call by directors, officers and regular employees of Spacelink and its subsidiaries.

     The form of proxy which accompanies this Joint Proxy Statement/Prospectus (the "Spacelink Proxy") is for use at the Spacelink Meeting if a Spacelink shareholder is unable to attend in person. All shares of Spacelink Class A Common Stock and Spacelink Class B Common Stock represented by valid Spacelink Proxies received prior to the Spacelink Meeting, and not revoked before they are exercised, will be voted at the Spacelink Meeting in accordance with the instructions on the Spacelink Proxies. IF NO CONTRARY INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR BOTH PROPOSAL NUMBER ONE AND PROPOSAL NUMBER TWO. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Spacelink Proxies may be revoked by filing with the Secretary of Spacelink written notice of revocation bearing a later date than the proxy, by duly executing a later-dated proxy relating to the same shares or by attending the Spacelink Meeting and voting in person (although attendance at the Spacelink Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a Spacelink proxy should be sent to Secretary, Jones Spacelink, Ltd., 9697 East Mineral Avenue, Englewood, Colorado 80112.

     Dissenters' Rights. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF DISSENTERS' RIGHTS UNDER COLORADO LAW AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ARTICLE 113 OF THE COLORADO BUSINESS CORPORATION ACT, WHICH IS ATTACHED HERETO AS ANNEX A.

     Pursuant to Article 113 of the Colorado Business Corporation Act (the "CBCA"), holders of shares of Spacelink Class A Common Stock and Class B Common Stock (referred to in this summary as "Spacelink Shares") have the right to dissent from (i) the transaction contemplated by the Spacelink Agreement and/or
(ii) the transaction contemplated by the Spacelink-BCI Option Agreement and receive "fair value" for their Spacelink Shares. "Fair value", with respect to a dissenter's Spacelink Shares, means the value of the Spacelink Shares immediately before the effective date of the transaction to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the transaction, unless such exclusion would be inequitable. Interest will accrue on the fair value from the effective date of the transaction to which the dissenter objects to the date of payment at the average rate currently paid by Spacelink on its principal bank loans or, if none, at the legal rate as specified in
Section 5-12-101, Colorado Revised Statutes.

     A record shareholder may assert dissenters' rights as to fewer than all the Spacelink Shares registered in the record shareholder's name only if the record shareholder dissents with respect to all Spacelink Shares beneficially owned by any one person, and causes Spacelink to receive written notice that states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. When a record shareholder dissents with respect to the Spacelink Shares held by a beneficial shareholder, such beneficial shareholder must certify to Spacelink that the beneficial shareholder, and the record shareholder or record shareholders of all Spacelink Shares owned beneficially by the beneficial shareholder, have asserted, or will timely assert, dissenters' rights as to all such Spacelink Shares.

     A beneficial shareholder of Spacelink Shares may assert dissenters' rights as to the Spacelink Shares held on the beneficial shareholder's behalf only if:
(i) the beneficial shareholder causes Spacelink to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (ii) the beneficial shareholder dissents with respect to all Spacelink Shares beneficially owned by the beneficial shareholder.

     Shareholders considering whether to assert dissenters' rights should note that the fair value of their Spacelink Shares as determined under the CBCA could be more than, equal to, or less than the consideration they would receive if they did not elect to assert dissenters' rights.

     To assert dissenters' rights, a shareholder must comply with the requirements of Article 113 of the CBCA. Specifically, as to each proposal separately, a shareholder must: (i) cause Spacelink to receive, before the vote is taken on the proposal to which the shareholder wishes to dissent, written notice of the shareholder's intention to demand payment for the shareholder's Spacelink shares if the transaction contemplated by the proposal is consummated; and (ii) not vote the Spacelink shares in favor of the proposal. A shareholder who does not satisfy these requirements will not be entitled to demand payment for the shareholder's Spacelink Shares under Article 113 of the CBCA.

     If the transaction contemplated by the Spacelink Agreement and/or the transaction contemplated by the Spacelink-BCI Option Agreement is authorized at the Spacelink Meeting, Spacelink will give a written dissenters' notice (the "Dissenters' Notice") to all shareholders who complied with the requirements of
Article 113 of the CBCA and are entitled to demand payment for their Spacelink Shares. As to each proposal separately, the Dissenters' Notice will be given no later than 10 days after the effective date of the transaction contemplated by the proposal. The Dissenters' Notice will (i) state that the transaction contemplated by the proposal was authorized and state the effective date or proposed effective date of the transaction; (ii) state an address at which Spacelink will receive payment demands and the address of a place where certificates for certificated Spacelink Shares must be deposited; (iii) inform holders of uncertificated Spacelink Shares to what extent transfer of the Spacelink Shares will be restricted after the payment demand is made; (iv) supply a form for demanding payment, which form will request a dissenter to state an address to which payment is to be made; (v) set the date by which Spacelink must receive the payment demand and certificates for certificated Spacelink Shares, which date will not be less than 30 days after the date the Dissenters' Notice is given; (vi) state that when a record shareholder dissents with respect to the Spacelink Shares held by a beneficial shareholder, such beneficial shareholder must certify to Spacelink that the beneficial shareholder, and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder, have asserted, or will timely assert, dissenters' rights as to all such Spacelink Shares; and (vii) be accompanied by a copy of Article 113 of the CBCA.

     A shareholder who is given a Dissenters' Notice and who wishes to assert dissenters' rights shall, in accordance with the terms of the Dissenters'
Notice: (i) cause Spacelink to receive a payment demand ("Payment Demand"), which may be the payment demand form supplied with the Dissenters' Notice, duly completed, and (ii) deposit the shareholder's certificates for Spacelink Shares. A shareholder who demands payment for the shareholder's Spacelink Shares retains all rights of a shareholder, except the right to transfer the Spacelink Shares, until the effective date of the transaction to which the shareholder dissents, and will have only the right to receive payment for the Spacelink Shares after such effective date. Except as described below, the Payment Demand and deposit of certificates are irrevocable. A shareholder who does not make a Payment Demand and deposit share certificates as required by the date or dates set in the Dissenters' Notice will not be entitled to payment under Article 113 of the CBCA.

     Upon the effective date of the transaction contemplated in the Spacelink Agreement or, in the alternative, the Spacelink-BCI Option Agreement, or upon receipt of a Payment Demand, whichever is later, Spacelink will pay to each dissenter who complied with section 7-113-204 of the CBCA, at the address stated in the Payment Demand, the amount Spacelink estimates to be the fair value of the dissenter's Spacelink Shares, plus accrued interest. This payment will be accompanied by (i) Spacelink's audited Balance Sheet as of May 31, 1994 (or, if that is not available, Spacelink's audited Balance Sheet as of May 31, 1993), an audited income statement for that year, and an audited statement of cash flow for that year, as well as the latest available unaudited financial statements, if any, for the interim period or a full year period; (ii) a statement of Spacelink's estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenting shareholder's right to demand additional payment under section 7-113-209 of the CBCA; and (v) a copy of Article 113 of the CBCA.

     Spacelink may, in or with the Dissenter's Notice, state the date of the first announcement to the news media of the terms of the Spacelink Agreement and the Spacelink-BCI Option Agreement and state that the dissenter shall certify in writing, in or with the Payment Demand, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the Spacelink Shares before that date. With respect to any dissenter who does not so certify in writing, Spacelink may, in lieu of making payment, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the Payment Demand.

     If the effective date of the transaction to which a shareholder dissents has not occurred within 60 days after the date set by which Spacelink must receive the Payment Demand, Spacelink will return the deposited certificates. If the effective date of the transaction to which a shareholder dissents subsequently occurs, then Spacelink must send a new Dissenters' Notice, and the provisions of sections 7-13-204 to 7-113-209 of the CBCA shall again be applicable.

     Under section 7-113-209 of the CBCA, a dissenter may give notice to Spacelink in writing of the dissenter's estimate of the fair value of the dissenter's Spacelink Shares, and of the amount of interest due, and may demand payment of such estimate (a "Demand for Additional Payment"), less any payment already made by Spacelink, if: (i) a dissenter believes that the amount paid or offered by Spacelink is less than the fair value of the Spacelink Shares or that the interest due was incorrectly calculated; (ii) Spacelink fails to make payment within 60 days after the date set by which Spacelink must receive the Payment Demand; or (iii) Spacelink does not return the deposited certificates as required under section 7-113-207(1) of the CBCA. A dissenter will waive the right to make a Demand for Additional Payment unless the dissenter causes Spacelink to receive such Demand within 30 days after Spacelink made or offered payment for the dissenter's Spacelink Shares.

     If a Demand for Additional Payment remains unresolved, Spacelink may, within 60 days after receiving such Demand, commence a proceeding (the "Court Proceeding") and petition the District Court for Arapahoe County, Colorado to determine the fair value of the Spacelink Shares and accrued interest. If Spacelink does not commence the proceeding within the 60-day period, it shall pay to each dissenter whose Demand for Additional Payment remains unresolved the amount demanded. All dissenters whose Demands for Additional Payment remain unresolved shall be made parties to any Court Proceeding and shall be served with a copy of the petition. Service shall be by registered or certified mail to the address stated in the dissenter's Payment Demand. All dissenters made a party to the Court Proceeding are entitled to a judgment for the amount, if any, by which the fair value of their Spacelink Shares, plus interest, is found to exceed the amount paid by Spacelink, or of the fair value, plus interest, of the dissenter's Spacelink Shares for which Spacelink elected to withhold payment under section 7-113-208 of the CBCA.

     In determining fair value, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings. The court will determine all costs of the Court Proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against Spacelink, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in making a Demand for Additional Payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (i) against Spacelink and in favor of any dissenters, if the court finds that Spacelink did not substantially comply with the requirements of part 2 of Article 113 of the CBCA; or (ii) against either Spacelink or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 113 of the CBCA.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Spacelink, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     A shareholder entitled to dissent and obtain payment of the fair value of the shareholder's Spacelink Shares under Article 113 of the CBCA may not challenge the transactions contemplated by the Spacelink Agreement and the Spacelink-BCI Option Agreement, unless such transactions are unlawful or fraudulent with respect to the shareholder or with respect to Spacelink.

     Other Business. The Spacelink Board does not intend to present, and does not have any reason to believe that others will present, at the Spacelink Meeting, any item of business other than those set forth herein. However, if other matters are properly presented at the Spacelink Meeting for a vote, the Spacelink Proxies will be voted upon such matters in accordance with the judgment of the persons acting under such Proxies.

                           THE SPACELINK TRANSACTION
HISTORY OF SPACELINK

     Spacelink was formed in March 1980 to engage in the business of owning and operating cable distribution systems. Initially, its purpose was to provide cable television and related services to a target market consisting of large residential complexes, which included condominium developments and apartment houses, and commercial complexes, such as hotels, motels and hospitals. Its initial business was not that of a typical cable television operator, in that it did not intend to provide cable television and related services to entire cities or counties, but rather intended to provide services to individual buildings or multi-building complexes. This form of cable television distribution, generally known as satellite master antenna television ("SMATV"), was conceived as a business purpose for Spacelink as a result of the experiences of Intercable in its cable television markets. At that time, a large number of companies were engaged in the SMATV business and frequently their business plans were to go into a cable operator's market and attempt to serve the large residential or commercial units in the market. Because a SMATV operator was generally not required to obtain a franchise to operate its system (due to the fact that a SMATV operator does not usually cross public rights-of-way with its cable plant), and could wire an individual building or group of buildings at a significantly lower capital cost, and yet provide services which at that time were generally comparable to those provided by a cable operator, many SMATV operators were able to provide cable television services to some of the most attractive large units in a cable operator's territory with some significant cost and administrative savings.

     Spacelink's acquisition strategy with respect to SMATV systems led it to acquire SMATV systems principally in Florida and California. At the time, it was these "sunbelt" areas that were experiencing particular growth in multiunit real estate complexes. Spacelink financed most of these acquisitions through the use of private limited partnership offerings which were designed as tax shelter partnerships at a time when the federal tax laws were conducive to such structures. By mid-1984, Spacelink owned and operated (directly or through subsidiaries) five small cable television systems and eleven SMATV systems serving approximately 5,500 basic subscribers in Colorado, California and Florida.

     In the mid-1980's it became apparent to the management of Spacelink that one of the difficulties in maintaining and developing an SMATV business was the fact that the growth of that business was subject to the health of the real estate development market. In times when real estate development was strong, the opportunities for SMATV were more available, but in those times when real estate development was declining, opportunities in the SMATV business tended to decline also. The volatility associated with this linkage to the real estate market made the business a difficult one from a financial point of view, and the acquisition of small cable television systems, in part to provide a more predictable cash flow stream and mitigate these risks inherent in the SMATV business, was undertaken by Spacelink.

     By early 1987, Spacelink owned and operated (directly or through subsidiaries) 18 cable television systems and four SMATV systems serving approximately 11,000 basic subscribers in Colorado, Florida and Ohio. It also managed, on behalf of affiliated partnerships and unaffiliated parties seven cable television systems and 115 SMATV systems serving approximately 24,000 basic subscribers in Arizona, California, Florida, New Mexico, Nevada and Texas.

     In March 1987, Spacelink acquired from International all of the Intercable Common Stock then owned by International, which resulted in Spacelink becoming the parent company of Intercable and controlling, through its ownership of the Intercable Common Stock, the election of 75% of the Intercable Board. This transaction was undertaken for a number of reasons. Prior to this reorganization, when Spacelink was essentially a sister company to Intercable rather than a parent company, Spacelink was unable to issue debt or equity securities on commercially acceptable terms to execute its growth strategy, and due to its limited size, was unable to sponsor larger limited partnership offerings to help finance this growth and mitigate its internal financing limitations. The reorganization of Intercable and Spacelink in March 1987 allowed Spacelink to consolidate its financial statements with Intercable, allowed it to increase its debt capacity and ultimately allowed it to expand its cable television operations and to diversify its business beyond the traditional business of Intercable.

     The decision to diversify Spacelink's business was also made in an attempt to distinguish it from Intercable. Spacelink's own business operations and its ownership of the Intercable Common Stock made Spacelink a cable television operator and it was perceived as such by the investment community. However, management believed that Spacelink could have greater appeal as a broader based company with interests in other businesses beyond cable television. Spacelink then acquired interests in Jones Futurex, Inc., Jones Galactic Radio, Inc. and Mind Extension University, Inc. Spacelink management believed that these additional businesses would provide an investment opportunity that was broader and potentially more appealing than a strictly cable investment.

BACKGROUND OF THE SPACELINK TRANSACTION


     Following Spacelink's development as a cable television operator, as opposed to a SMATV operator, a number of different proposals that would have resulted in a reorganization of the various businesses and assets of Spacelink were considered by management. Specific consideration was given to the possibility of creating a new Spacelink subsidiary which would own the cable assets or transferring those assets to Intercable, as well as to possibility of creating a new Spacelink subsidiary which would own the radio business assets of Spacelink, followed by a public offering for the new company. Also, a possible initial public offering for Jones Futurex was considered at several different times, but was not concluded due to an inability to secure the services of an underwriter who could place the offering. At times between 1987 and 1993, informal discussions were held between the managements of Intercable and Spacelink as to possible structures that would combine the cable assets of Spacelink with those of Intercable. Such discussions were precipitated among management due to the inherent synergy between the two companies with respect to the cable television business. Except as noted below, none of those proposals were discussed in detail with Mr. Jones, the Spacelink Board or the Intercable Board due to their informal nature, and due to indications from Mr. Jones that he was not inclined to support such transactions. Mr. Jones' position was based on his belief that the consideration likely to be paid for Spacelink, as a company, and thus to be realized by the shareholders of Spacelink, principally Mr. Jones, was not sufficiently attractive. As the controlling shareholder, directly or indirectly, of both Intercable and Spacelink, Mr. Jones' support for any such transaction was required.



     A transaction similar to the Spacelink Agreement was discussed among Spacelink and Intercable management in the early fall of 1992. Some preliminary analyses were done with respect to the respective valuations of Intercable and Spacelink. The proposal was discussed with Mr. Jones who, at that time, indicated that he did not then believe that a combination of the companies should be pursued, principally because of the time and costs involved, the effect of the then new cable regulation legislation and its impact on the relative values of the two companies, and the effect on his percentage equity ownership of Intercable. As a consequence, the proposal was not pursued by management of either company and was not presented to either the Spacelink Board or the Intercable Board. The broad concept of the present proposed transaction was again given serious consideration by management of Spacelink in mid-1993, prompted by the changes which had been taking place in the cable television industry and the changes which appeared to be likely to happen in the future.


     As the cable television industry began to redefine its products and services to include more than the traditional television entertainment services, and as competition in the cable television industry from telephone companies and others began to appear more immediate, it became apparent to the management of Spacelink that Spacelink would be facing several difficult issues, including (i) its ability to raise the necessary equity and/or debt financing that would enable it to build the complex digital networks that would be necessary to compete in the future; (ii) marketplace confusion concerning the business of Spacelink versus the business of Intercable; (iii) its small overall size, and its generally small market share in the marketplaces where it operated cable television systems, at a time when, due to the effects of new federal regulations on cable television system operations and increased competition, having large numbers of cable television subscribers and concentrations of such subscribers in particular marketplaces appeared to be a significant advantage. Management believed that finding a strategic partner or other sources of financing for just Spacelink that would enable it to be an effective competitor in the future was unlikely.

     Another consideration in management's view for combining Intercable and Spacelink stemmed from the operational realities of the cable systems operated by both companies. Historically, the cable operations of Spacelink had been smaller and more isolated than those of Intercable. In order to provide these smaller operations with the benefits generally enjoyed by large cable operators (including cost of programming, equipment and other services, marketing and engineering support, and the like), certain services of Intercable employees had been made available to Spacelink and its cable systems, with Spacelink reimbursing Intercable on a cost basis. Thus, Spacelink systems enjoyed the marketing, engineering and other expertise generally available only to a large cable operator, and also enjoyed the lower prices associated with volume discounts on programming costs, equipment costs and similar items. As Spacelink or its partnerships acquired cable systems contiguous to or in relative proximity to Intercable owned or managed systems, the kinds of cost efficiencies obtainable in connection with the operation of such systems expanded. For example, in some situations a single general manager could oversee both an Intercable system and a Spacelink system. Where these operational efficiencies could be achieved, they were instituted. An allocation of the personnel and other overhead costs associated with such co-management and operation of systems, where it occurred, was made between Intercable, Spacelink and their respective managed partnerships. Thus, Intercable employees were familiar with the operations of Spacelink and had been involved in the review of such operations for some time. In light of this, and the other issues facing Spacelink if it were to proceed on a course independent of Intercable, a combination of the entire cable television and other assets of Spacelink and Intercable was determined to be a logical and sound business proposition to pursue.

     At the time that Intercable began its negotiations with BCI regarding their proposed investment in Intercable, BCI also believed that a combination of the assets of Spacelink and Intercable was desirable in that it would provide a larger asset base in Intercable. As a consequence, the combination of Spacelink and Intercable became a precondition to the BCI Agreement, and continued to be viewed as such until the later stages of the negotiations of the BCI Agreement. The link between the Spacelink Agreement and the BCI Agreement was, in the view of the Intercable Special Committee, a significant factor influencing the negotiations between such committee and the Spacelink Special Committee. At the point that the negotiations between such committees stalled (see "The Spacelink Special Committee", below), and alternative approaches were sought to accomplishing the BCI Agreement, whether or not the Spacelink Agreement occurred, the combination of Spacelink and Intercable as a precondition to the BCI Agreement was dropped. The BCI Agreement does not require that the Spacelink Agreement be consummated as a condition to the closing under the BCI Agreement, although that was the original premise of the parties in the early negotiations.

     Beginning in October 1993 and through December 1993, the management of Spacelink undertook an analysis of the possible structures that would result in the combination of the assets of Intercable and Spacelink. In order to allow the Spacelink Shareholders to retain the Intercable Common Stock held by Spacelink, it was determined that Intercable should acquire substantially all of the assets of Spacelink (except for the shares of Intercable Common Stock owned by Spacelink and the shares of Jones Earth Segment, Inc., a company which owns an uplink facility, and which will be sold to International prior to closing) in a tax-free reorganization pursuant to Section 368(a)(1) of the Code.

     In November 1993, Spacelink and Intercable announced that they were entering into negotiations concerning a possible transaction that would result in the combination of the two companies. Management of Spacelink prepared at that time a valuation of the various segments of business and investment which collectively comprised Spacelink. The valuation included only those assets that were to be included in any proposed sale of assets to Intercable, and therefore excluded the Intercable Common Stock held by Spacelink and the assets of Jones Earth Segment, Inc. The compilation prepared included projections for specific businesses and underlying assumptions with respect thereto. The gross private market value, before debt, set forth in such management valuation was $191,205,000, which resulted in a net private market value, after debt, of $121,247,000. With respect to the major business segments of Spacelink, management's valuation was premised on the following: with respect to cable television systems owned by Spacelink and its subsidiaries, the valuation was predicated on a multiple of fiscal 1994 system operating cashflow of twelve times; with respect to management fees from cable television operations of managed partnerships, management's valuation represented a discounted present value (8%) of management fees projected to be earned over the estimated remaining lives of the managed partnership; with respect to cable television partnership residuals, a discounted present value (10%) analysis was done by taking a multiple of estimated cash flow (ranging from 8.5 to 12 times) at date of assumed liquidation to determine terminal value; with respect to Jones Futurex, Inc., Jones Satellite Networks, Inc. (which is a subsidiary of Jones Galactic Radio, Inc.), and Superaudio, the valuations were based on the discounted present value (20%, 15% and 10%, respectively) of projected cash flows for those businesses, with no terminal values being assigned. With respect to Mind Extension University, Inc., management's valuation represented discounted cash flow (using approximately 22%) of distributions from cash flow, the present value of year 2004 cash balances, and a terminal value at 8 times year 2004 operating cash flow.

     At the same time, management of Intercable prepared a valuation of the assets of Intercable. Intercable's valuation concluded that the gross private market value of Intercable, before debt, was $917,433,000, and that the net private market value, after debt, of Intercable was $581,261,000, or approximately $29.72 per share on a fully diluted basis. The valuation methodology for Intercable's business segments was essentially the same as that used by Spacelink management.

     On December 20, 1993, management of Spacelink proposed to the Spacelink Board a transaction whereby Spacelink would sell its assets, excluding the shares of Jones Earth Segment, Inc. and the shares of Intercable Common Stock then owned by Spacelink, to Intercable in exchange for the issuance by Intercable of Class A Stock and the assumption by Intercable of the liabilities of Spacelink. Because of the affiliated nature of Intercable and Spacelink, the Spacelink Board of Directors formed the Spacelink Special Committee, and asked such Committee to consider, evaluate and negotiate such a transaction with Intercable. Jones Earth Segment, Inc. was acquired by Spacelink from International in 1992 for one share of Spacelink Class A Common Stock. It is in the business of owning and operating a satellite uplink facility in Douglas County, Colorado, used principally by affiliates of International. The proposed transaction contemplated that Spacelink's interest would be sold back to International prior to the closing of the Spacelink Agreement.

     The history of negotiations concerning the terms of the Spacelink Agreement, as such occurred between December 1993 and May 1994, is set forth below. Those negotiations resulted in an agreement that Intercable would issue 4,100,000 shares of Intercable Class A Stock pursuant to the Spacelink Agreement. Subsequent negotiations during September and October 1994 resulted in a reduction of the number of shares of Intercable Class A Stock to be issued pursuant to the Spacelink Agreement from 4,100,000 to 3,900,000, but did not decrease the number of shares of Intercable Class A Stock to be received by the Minority Shareholders of Spacelink. The history of these subsequent negotiations is set forth in the section entitled "The Spacelink Transaction -- Subsequent Events".

THE SPACELINK SPECIAL COMMITTEE

     The Spacelink Special Committee, consisting of two of Spacelink's directors, Messrs. John Amman and Richard Henderson, was formed for the purpose and with the authority, on behalf of the Spacelink Board, to review the desirability of a transaction between Intercable and Spacelink and the relative valuations of Intercable and Spacelink, and to negotiate the terms of the transaction, including the consideration to be received by Spacelink from Intercable. The Spacelink Special Committee was also given the authority to review the related party aspects of the transactions between Intercable and BCI.

     Neither Mr. Amman nor Mr. Henderson is an employee of either Spacelink, Intercable, BCI or their affiliates. Mr. Henderson has served as a director of Spacelink since June 1990 and is the beneficial owner of

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

1,633,478 shares of Spacelink Class A Common Stock, as to which he disclaims ownership of 647,563 shares held by his wife. Mr. Henderson acquired his shares in the transaction in which Spacelink acquired the cable television system in Hilo, Hawaii. Mr. Amman was elected as a member of the Spacelink Board in December 1993, for the purpose of serving as a member of the Spacelink Special Committee. Mr. Amman's son is an employee of Intercable in a non-management position and was not involved in the transactions described herein.

     The Spacelink Special Committee retained the law firm of Otten, Johnson, Robinson, Neff & Ragonetti, P.C. as independent counsel to advise the Spacelink Special Committee regarding its duties and the legal aspects of the proposed transactions. The Spacelink Special Committee retained Goldman Sachs as its financial advisor to advise the Spacelink Special Committee regarding the financial aspects of the proposed transaction and to render an opinion as to fairness with respect to any proposed transaction. Both of the advisors to the Spacelink Special Committee were selected after interviews with competing firms.

     At the request of the Spacelink Special Committee, Goldman Sachs, in early February, 1994, began its review of financial information and projections provided by Intercable and Spacelink and interviewed management of Intercable and Spacelink regarding the present business and future prospects of the two companies. During this process, the Spacelink Special Committee held telephone meetings and met directly with its advisors several times each week to discuss the information being reviewed by Goldman Sachs, the structure of the proposed transaction with BCI, the appropriate methodology for determining the consideration to be paid by Intercable in the proposed transaction with Spacelink and the business reasons for the proposed transactions with Spacelink and BCI.

     The Spacelink Special Committee and its advisors also reviewed the draft BCI Agreement. Based on this review and the advice of its legal and financial advisors, the Spacelink Special Committee provided the Intercable Special Committee with comments regarding changes in the structure of the transaction that would benefit the Minority Shareholders of Spacelink. The comments related principally to the proposed Shareholders Agreement to be entered into by BCI, Intercable, Mr. Jones and International which would affect the future governance and operations of Intercable, the entity in which the Minority Shareholders of Spacelink would become minority shareholders at the consummation of the transaction contemplated by the Spacelink Agreement. See "Terms of the Shareholders Agreement". The principal areas of concern were (i) the breadth of the "consent" or "blocking" rights which BCI would have with respect to Intercable's future activities, (ii) the absence of restrictions on the U.S. cable activities of BCI's affiliates, (iii) the number of independent directors on the Intercable Board, and (iv) the obtaining of protections for the minority shareholders of Intercable if BCI were to seek to increase its ownership of Intercable above certain levels.

     These concerns, which also had been identified by the Intercable Special Committee, were included among the concerns raised by the Intercable Special Committee's legal and financial advisors at their meeting with Intercable's management and Mr. Lombardi on March 3, 1994. Intercable and its advisor, Jones Financial Group, Ltd. ("JFG"), advised the Intercable Special Committee that they had already attempted without success to achieve improvements from BCI in certain of these areas in their negotiations to date. In light of such, rather than attempt to negotiate these concerns with BCI through Intercable and its advisors, the Intercable Special Committee and its legal and financial advisors raised these issues directly with BCI at a meeting on March 16, 1994. The concerns raised by the Intercable Special Committee, including those made known to it by the Spacelink Special Committee, were negotiated with BCI during the following three weeks, with the results which are described under the heading "The BCI Transaction -- The Intercable Special Committee."

     On March 17, 1994, the Spacelink Special Committee met with its advisors to review the impact to Spacelink and its shareholders of the proposed BCI Agreement and the grant by International of the option to acquire control of Intercable. At the meeting, Goldman Sachs presented its detailed analysis of the value of the assets of Spacelink, the private market value of Intercable and the historical and current market values of Spacelink stock and Intercable stock. The analyses provided at such meeting is summarized under the heading "The Spacelink Transaction -- Opinion of Goldman Sachs & Co." below. At this meeting, the Spacelink Special Committee, on the basis of Goldman Sachs' financial analyses, determined that the transaction

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

between BCI and Intercable would be beneficial to the shareholders of Spacelink because it would, among other things, provide capital necessary for Intercable and Spacelink to move forward with their business plans. The Spacelink Special Committee also determined that, subject to agreement on appropriate terms, the proposed transaction between Spacelink and Intercable was in the best interests of the Spacelink shareholders because it would facilitate the proposed BCI Agreement and would provide the Spacelink shareholders with a more marketable security than their shares of Spacelink.

     Immediately prior to the meeting on March 17, 1994, the Spacelink Special Committee received an offer from the Intercable Special Committee for payment of 2,900,000 shares of Intercable Class A Stock for the assets of Spacelink (excluding the shares of Intercable Common Stock owned by Spacelink). This offer was reviewed by the Spacelink Special Committee after Goldman Sachs' detailed financial presentation at the meeting. The Spacelink Special Committee concluded that the offer was inadequate because the exchange ratio was determined based on the fair market value of the Spacelink assets and the private market value of the Intercable Class A Stock. The Spacelink Special Committee concluded that they would not recommend a transaction in which the number of shares distributed to the Minority Shareholders was not based on the fair market value of the Spacelink assets and the public market value of Intercable Class A Stock. The Spacelink Special Committee instructed Goldman Sachs to reject the offer and meet with Salomon Brothers to obtain a better understanding of the offer from the perspective of the Intercable Special Committee.

     Following a series of meetings between Goldman Sachs and Salomon Brothers, the Intercable Special Committee increased its offer to 3,700,000 shares of Intercable Class A Stock. After reviewing this offer and the proposed exchange agreement, the Spacelink Special Committee again rejected the offer as inadequate. The Spacelink Special Committee believed that the offer of 3,700,000 shares of Intercable Class A Common Stock was inadequate because the public market value for such shares was substantially less than the fair market value of the Spacelink assets. Since the negotiations between the Spacelink Special Committee and the Intercable Special Committee appeared to be deadlocked, the Spacelink Special Committee requested a meeting of the Spacelink Board to discuss the situation.

     A special meeting of the Spacelink Board was held on April 18, 1994. At the meeting, the Spacelink Special Committee reported on the actions it had taken and Goldman Sachs presented its financial analysis of the transaction and reported on the positions taken by Salomon Brothers and the Intercable Special Committee. Goldman Sachs reported that the differences as to the value of the Spacelink assets as determined by Goldman Sachs and Salomon Brothers could be bridged, but it did not appear that the Intercable Special Committee and Spacelink Special Committee would be able to agree on the value of the Intercable Class A Stock to be received in payment for the Spacelink assets. At the conclusion of the meeting, the members of the Spacelink Board suggested that the Spacelink Special Committee continue to negotiate with the Intercable Special Committee and also evaluate whether any alternative transactions would be acceptable.

     The Spacelink Special Committee considered the possibility of a number of alternative transactions. These included a cash tender offer for the shares of Spacelink held by the Minority Shareholders and transactions in which Spacelink (and not International) would receive the consideration for the grant to BCI of the option to acquire the Intercable Common Stock held by Spacelink.

     After careful deliberation, the Spacelink Special Committee determined that the alternative transactions were not as beneficial to the Minority Shareholders as the transaction proposed initially with the allocation of fair consideration to the Minority Shareholders upon the liquidation of Spacelink. The Spacelink Special Committee concluded that a disproportionate allocation of shares of Intercable Class A Stock was necessary because the BCI Transactions were originally negotiated based on the assumption that Intercable would issue 3,700,000 shares of Intercable Class A Stock for the Spacelink assets, and the Intercable Special Committee indicated to the Spacelink Special Committee that neither Intercable nor BCI would likely approve the issuance of substantially more shares of Intercable Class A Stock for the Spacelink assets. Since the Spacelink Special Committee believed that the fair consideration for the Spacelink assets was considerably higher than 3,700,000 shares of Intercable Class A Stock, a disproportionate allocation of shares to the Minority Shareholders was the only way the Minority Shareholders could receive what the Spacelink Special Committee believed was their portion of the fair market value of the Spacelink assets.

     Following additional unsuccessful negotiations among the various parties, International offered an allocation of a total of 1,050,000 shares of Intercable Class A Stock to the Minority Shareholders (plus the pro rata share of the Intercable Common Stock owned by Spacelink as had always been contemplated) if the Intercable Special Committee would agree to the payment of 4,100,000 shares of Intercable Class A Stock for the assets of Spacelink. The final agreement providing for the payment by Intercable of 4,100,000 shares of Intercable Class A Stock for the assets of Spacelink (excluding the Intercable Common Stock owned by Spacelink), an allocation of a total of 1,265,000 shares of Intercable Class A Stock to the Minority Shareholders and a pro rata allocation of the Intercable Common Stock was reached after further negotiations including a conference call involving both Special Committees and their advisors.

     After agreement on the number of shares to be allocated to the Minority Shareholders, the Spacelink Special Committee negotiated the remaining terms of the Spacelink Agreement. In those negotiations the Spacelink Special Committee was concerned primarily that Intercable would assume all of Spacelink's liabilities and that no liabilities or obligations of Spacelink would reduce the number of shares of Intercable Class A Stock or Intercable Common Stock allocated to the Minority Shareholders.

     Based on these negotiations, the Spacelink Special Committee unanimously recommended approval of the Spacelink Agreement to the Spacelink Board.

FACTORS CONSIDERED BY THE SPACELINK SPECIAL COMMITTEE REGARDING THE SPACELINK TRANSACTION

     In deciding to recommend that the Spacelink Board approve the submission of the Spacelink Agreement to the Spacelink Shareholders, the Spacelink Special Committee considered, without assigning relative weights to, a number of factors. The recommendation was made after considering all of the factors as a whole and was not based on any individual factor. In making the recommendation, the members of the Spacelink Special Committee exercised their business judgment using the expertise of their independent advisers and their own business experience. The factors considered by the Spacelink Special Committee were:

     Fairness Opinions and Related Presentations. The Spacelink Special Committee carefully reviewed and considered the information presented by Goldman Sachs during the various meetings and telephone conferences, including the information regarding the present and future business prospects of Spacelink and Intercable, the future capital requirements of both companies, the valuation analyses of both companies and the historical trading prices and volumes of the stock of both companies. Goldman Sachs expressed some concern that, given the structure of Spacelink, the mix of diverse businesses which compose Spacelink, the profitability or lack thereof of the various businesses, and the relatively limited financial capacity of Spacelink, it might be difficult for Spacelink to achieve certain of the operating or financial goals which Spacelink management believed were important. Goldman Sachs expressed similar concerns regarding Intercable although to a lesser extent. Goldman Sachs discussed with the Spacelink Special Committee the convergence trends which were taking place in the cable and other communications related industries and noted that numerous cable companies were in a position where they needed to make significant capital expenditures in order to provide the next generation of services that cable companies will need to provide to be competitive. Given the fact that Spacelink only owns four cable systems, all of which are relatively small, Goldman Sachs raised the issue for the Spacelink Special Committee as to whether Spacelink would be able to generate enough funds to make the necessary upgrades to existing cable systems. Goldman Sachs also noted that Spacelink was not followed by any equity research analysts, that the Spacelink trading volume was relatively low, and that there was a minimal institutional shareholder base. Goldman Sachs noted that all of these factors could have an influence of Spacelink's ability to raise additional capital to finance the necessary upgrades to its cable systems. The Spacelink Special Committee also considered the opinion of Goldman Sachs that the consideration to be received by the Minority Shareholders under the terms of the Spacelink Agreement is fair to such shareholders. In evaluating the analyses and opinions of Goldman Sachs, the Spacelink Special Committee considered the experience and reputation of Goldman Sachs.

     Market Prices and Trading Volumes. The Spacelink Special Committee considered the trading volume and historical market price of the Spacelink Class A Stock, including the low trading volume and the fact that the Spacelink Class A Common Stock had a maximum market price of approximately $1 per share during the almost 2-year period preceding the announcement of the transaction between Intercable and BCI. In addition, the Spacelink Special Committee analyzed the effect on market prices and trading volume of the complex corporate structure of Intercable and Spacelink. Due to the various affiliations between and among International, Glenn R. Jones, Intercable and Spacelink, and due to the fact that both Intercable and Spacelink have two classes of stock, coupled with minority investments which both Intercable and Spacelink have in affiliated companies, the valuation of Spacelink and Intercable is a complex analysis for potential investors. In addition, it is difficult for investors to understand the economics of each business unit, as certain of the companies in which Intercable and Spacelink have investments are privately held, and detailed financial and operating information is not required to be disclosed as part of the consolidated financial reporting of Spacelink and Intercable. Goldman Sachs indicated that it was possible, in light of this complex structure, that the market price for the securities of Spacelink did not reflect the true underlying value of the assets of Spacelink. The Spacelink Special Committee believed that by combining Spacelink and Intercable into a single entity, some of the complexity would be eliminated. In addition, if Spacelink shareholders were to become Intercable shareholders, they would own a security which has historically been more actively traded and for which there has historically existed equity research coverage and, accordingly, stronger institutional interest.

     Extent of Negotiations. The Spacelink Special Committee and its advisors were involved in extended negotiations regarding the Spacelink Agreement with both the Intercable Special Committee and International. The Spacelink Special Committee considered whether further negotiations would have resulted in a more favorable result for the Minority Shareholders. In addition, the Spacelink Special Committee considered the fact that any additional delays in completing negotiations regarding the Spacelink Agreement could have jeopardized the BCI Agreement. The Spacelink Special Committee believed that jeopardizing the BCI Agreement was not in the best interests of the Minority Shareholders because of the benefits that would accrue to them from the strategic alliance between Intercable and BCI, either as future minority shareholders of Intercable or as minority shareholders of Spacelink which would own the Intercable Common Stock. These benefits would include BCI's equity commitment to Intercable and BCI's financial and technical resources that would enhance Intercable's ability to grow and compete in the future.

     Structure of the Transaction. The Spacelink Special Committee carefully considered a number of alternative transactions, including a tender offer for the shares of Spacelink Class A Common Stock held by the Minority Shareholders, transactions in which Spacelink would sell its cable assets to Intercable but retain its other businesses, and transactions in which Spacelink (and not International) would receive the consideration for the grant to BCI of the option to acquire Intercable Common Stock held by Spacelink. In evaluating the alternative transactions, the Spacelink Special Committee believed the cash tender was not preferable because the transaction would be fully taxable to the Minority Shareholders, and neither Spacelink nor Intercable had cash not otherwise reserved for business development available to make any such tender offer. The alternative transaction of selling Spacelink's cable assets to Intercable had the disadvantage of creating a significant tax liability for Spacelink, and would leave it with limited assets after it paid such liability. The Spacelink Special Committee did not give consideration to alternatives that included unaffiliated third parties. Mr. Jones' ownership of voting control of Spacelink effectively precluded any acquisition of Spacelink without Mr. Jones' consent. Mr. Jones informed Goldman Sachs that he had had preliminary discussions over time with a number of unaffiliated third parties regarding strategic affiliations and had concluded that an alliance with BCI was the best opportunity available for Intercable and Spacelink. In addition, representatives of Mr. Jones advised the Spacelink Special Committee that Mr. Jones was not willing to consider the sale of Spacelink to a third party.

     Financial Capacity of Spacelink. The Spacelink Special Committee considered the limited size of the Spacelink cable properties, the difficulties of a small cable television operator in attracting capital to expand its operations and compete in the future, and Spacelink's future capital requirements. The Spacelink Special Committee also considered the benefits to Spacelink and the Minority Shareholders of facilitating the timely completion of the BCI Agreement for the reasons discussed above.

THE INTERCABLE SPECIAL COMMITTEE

     General. At the same time as the Spacelink Special Committee was formed, the Intercable Board formed the Intercable Special Committee. The mandate of the Intercable Special Committee was, among other

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

things, to review the desirability of the proposed transaction with Spacelink, determine the relative valuations of Intercable and Spacelink, determine the valuation of the consideration involved and the other terms of such transaction, make recommendations to the Intercable Board regarding such transaction and, if it were decided that the Spacelink Transaction were to proceed, to serve as a negotiating committee to negotiate the terms of such transaction and the definitive agreements in connection therewith and to make a recommendation regarding such transaction to the Intercable Board. During the course of their consideration and negotiation of the BCI and Spacelink Agreements, the members of the Intercable Special Committee held formal meetings with their legal and financial advisors via conference telephone call on 17 occasions and in person on seven occasions and had numerous other unscheduled telephone conferences with one or more of their advisors.

     Between December 21 and December 29, 1993, the Intercable Special Committee met with representatives of five law firms regarding possible legal representation in connection with its mandate. At the conclusion of these interviews, the Intercable Special Committee determined to retain Gibson, Dunn & Crutcher as its legal counsel.

     On January 6, 1994, the Intercable Special Committee and its legal counsel met with three nationally known investment banking firms, each of which had been selected for interviews because of its reputation and experience in transactions similar to the contemplated transactions. Following the conclusion of these interviews and the resulting discussions with these investment banking firms, the Intercable Special Committee determined on January 11, 1994 to retain Salomon Brothers as financial advisor to the Intercable Special Committee.

     During the period from January 11, 1994 to February 11, 1994, the legal and financial advisors to the Intercable Special Committee conducted due diligence activities, including interviews with certain current and former Intercable personnel as well as the principal negotiators on each side of the proposed transaction with BCI. In addition, Salomon Brothers contacted many of Intercable's largest minority shareholders to discuss such shareholders' views and concerns with respect to the BCI Agreement and the Spacelink Agreement. The Intercable Special Committee and its legal and financial advisors had four telephonic meetings during this period to discuss the progress of the review process, the legal standards applicable to the Intercable Special Committee's activities and such advisors' review of the preliminary documentation for the BCI Transactions.

     On February 11, 1994, the Intercable Special Committee met with its legal and financial advisors to review the preliminary valuation analysis of Salomon Brothers. During the next two weeks the Intercable Special Committee and its legal and financial advisors had four telephonic meetings (i) to continue discussions of Salomon Brothers' valuation of Intercable and Spacelink and its discussions with Intercable's largest shareholders, (ii) to review the terms of the proposed BCI Agreement, and (iii) to discuss the potential modifications the Intercable Special Committee might seek to have made in such agreement. The Intercable Special Committee's legal and financial advisors also had a telephonic meeting with the legal and financial advisors to the Spacelink Special Committee to discuss the Spacelink Special Committee's views with respect to the BCI Agreement.

     Prior to the time Salomon Brothers was retained by the Intercable Special Committee, the Intercable Special Committee had reviewed with Salomon Brothers its potential underwriting role in a possible public offering of a company owning cable television interests in the United Kingdom and in which an affiliate of BCI would be a principal stockholder. Before the Intercable Special Committee engaged Salomon Brothers, the members of the Committee had extensive discussions of this issue among themselves and with the legal counsel to the Intercable Special Committee and determined that this potential underwriting role did not present a significant enough potential conflict of interest so as to cause the Intercable Special Committee not to engage Salomon Brothers as its financial advisor. During early February 1994, it became clear that affiliates of Intercable owning interests in United Kingdom cable systems might join with BCI's affiliates in such an offering rather than pursuing their previously planned separate public offering. Although this change of position by Intercable did not alter the Intercable Special Committee's belief as to the significance of any potential conflict of interest on the part of Salomon Brothers, it was determined by the Intercable Special Committee that it would be prudent to retain an additional investment banking firm to render an opinion as to the fairness from a financial point of view to Intercable of the issuances of shares pursuant to the BCI

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

Agreement and the Spacelink Agreement. Dillon Read was engaged to fulfill this role after the Intercable Special Committee interviewed it and another nationally recognized investment banking firm.

     On February 22, 1994, immediately preceding the commencement of the Intercable Special Committee's negotiation of certain terms of the BCI Agreement, the Federal Communications Commission ("FCC") announced the general terms of its planned second roll back of cable television rates (the first roll back having been made effective on September 1, 1993). The second roll back of cable television rates was generally expected to have a negative impact on the cash flow of operators of cable television systems. This created uncertainty in the financial markets as to the valuation of such entities and raised concerns among the Intercable Special Committee members as to the continuing viability of the BCI transaction and the price and other terms of BCI's investment in Intercable, if such Transaction were to proceed. Shortly following this announcement from the FCC of further potential rate reductions, several large pending cable television transactions, including Bell Atlantic Corp./Tele-Communications, Inc. and Southwestern Bell Corp./Cox Enterprises, Inc. acquisitions, were terminated.

     Negotiation of the Spacelink Agreement. The substantive negotiation of the Spacelink Agreement began on March 15, 1994, when Salomon Brothers, on behalf of the Intercable Special Committee, offered the Spacelink Special Committee, through its financial advisor, Goldman Sachs, 2,900,000 shares of Intercable Class A Stock for Spacelink's assets (other than the shares of Intercable Common Stock which Spacelink owned) and the assumption of its liabilities. This number of shares was derived based upon a comparison of the net asset or private market values, and the historic relative public market values, of Intercable and Spacelink.

     On March 25 and March 29, 1994, Salomon Brothers met with Goldman Sachs to discuss each firm's valuations of Spacelink and Intercable. Goldman Sachs, on behalf of the Spacelink Special Committee, took the position that the exchange rate should be based upon a comparison of the two companies' public trading market values at that time. The Intercable Special Committee did not accept the validity of such an approach based, in part, on what it perceived was a distortion of the relative market prices of Intercable and Spacelink. The Intercable Special Committee believed that as a result of Intercable's announcement in November 1993, of its intention to acquire the assets of Spacelink and the fact that in December 1993, the acquisition of Spacelink's assets was announced as a condition to the consummation of the BCI Transaction, Spacelink's stock was trading at levels substantially above the levels at which it had traded in the preceding 12 months and at levels which were above its intrinsic value. On the other hand, the Intercable Special Committee believed that Intercable's Class A Stock was trading at an artificially low level due to the uncertainties resulting from the recent announcement of the FCC's rate reregulation and the delay in executing definitive agreements with BCI.

     Given that negotiations with the Spacelink Special Committee had stalled and an exchange of 2,900,000 shares of Intercable Class A Stock would have resulted in Spacelink's Shareholders receiving $83,111,860 in market value of Intercable stock (including their portion of the 2,859,240 shares of Intercable Common Stock held by Spacelink) per share of Spacelink Class A Common Stock at a time when Spacelink's Class A Common Stock was trading at $2.50 per share, the Intercable Special Committee, on April 7, 1994, increased the proposed exchange rate to 3,700,000 shares of Intercable Class A Stock. This offer also was not accepted by the Spacelink Special Committee.

     During the last week of March 1994 and the first half of April 1994, the Intercable Special Committee and its legal and financial advisors began to consider various alternative forms of transactions which could be implemented to allow the BCI Agreement to take place even if the Spacelink Transaction could not be consummated. Although a number of variations were considered, no preferred alternative could be agreed upon by the Intercable Special Committee, BCI and the management of Intercable as satisfying the goals of the BCI Transaction without exposing the transactions to certain tax uncertainties.

     On April 19, 1994, the Intercable Special Committee and its financial and legal advisors met with the Board of Directors of Intercable to report on the lack of progress in the negotiations with the Spacelink Special Committee. At the conclusion of this meeting, Mr. Glenn Jones inquired as to whether the Intercable Special Committee would increase its offer to 4,100,000 shares of Intercable Class A Stock if International, which he

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

owns, were willing to have reallocated to the Minority Shareholders of Spacelink a portion of the Intercable Class A Stock International would otherwise have received as a shareholder of Spacelink.

     Following the Intercable Special Committee's indication that it would be amenable to such a proposal as long as it was understood that it would not agree to an issuance of more than 4,100,000 shares of Intercable Class A Stock, Mr. Jones proposed to both the Intercable and Spacelink Special Committees that the Spacelink Agreement have an exchange rate of 4,100,000 shares of Intercable Class A Stock and there would be allocated to the Minority Shareholders of Spacelink 370,000 of the Intercable Class A Stock which International would otherwise have received. The issuance of this number of shares of Intercable Class A Stock and the proposed reallocation mechanism would have resulted in the Minority Shareholders of Spacelink receiving the number of shares of Intercable Class A Stock which they would have received in a pro rata distribution if the exchange had been for approximately 6,400,000 shares of Intercable Class A Stock.

     Although negotiations proceeded during the next week, no substantial progress was made. The Spacelink Special Committee's last offer on April 26, 1994 was an exchange rate and reallocation mechanism which would have resulted in Spacelink's Minority Shareholders receiving the number of shares they would have received if the exchange rate were approximately 9,100,000 shares of Intercable Class A Stock. In an attempt to move the negotiations forward, the Intercable Special Committee requested a discussion with the Spacelink Special Committee to review valuation differences and to determine if there was any basis upon which a transaction could be accomplished. During a teleconference on April 29, 1994, the legal and financial advisors for each of the Special Committees put forth their respective positions. At the conclusion of these discussions, Mr. Patrick J. Lombardi, the President of Jones Financial Group, Inc. and a director of Intercable, joined the call as a representative of Mr. Jones and proposed an exchange rate of 4,100,000 shares of Intercable Class A Stock, and a disproportionate allocation to the Minority Shareholders of Spacelink of approximately 593,000 shares of the Intercable Class A Stock that would otherwise have been received by International. This reallocation mechanism would provide a total of 1,265,000 shares of Intercable Class A Stock to the Minority Shareholders and result in an equivalent distribution to the Minority Shareholders of Spacelink of the number of shares they would have received if the exchange rate had been approximately 7,700,000 shares of Intercable Class A Stock and the distribution upon liquidation would have been pro rata to all Spacelink Shareholders. It was this structure which was ultimately accepted by both Special Committees.

SUBSEQUENT EVENTS


     Following the execution of the Spacelink Agreement, management of Spacelink contacted the Spacelink Special Committee and its legal and financial advisors in late August 1994 to provide them with an update on two aspects of Spacelink's business. The first was a report on the status of the Panama City Beach, Florida cable television system. It was reported that a competitor cable company, which had been building cable plant since the fall of 1993 in the same area as that served by Spacelink's Panama City Beach cable system, had activated its cable plant and had begun providing cable television service in approximately one-third of Spacelink's Panama City Beach franchise area. The initial activation had occurred on June 15, 1994. It was further reported that, as of August 18, 1994, approximately 10% of Spacelink's subscribers in the Panama City Beach system had switched to the competitor. During this period, the competitor was offering more channels of programming at a lower cost than Spacelink and was also offering free initial service. Management also reported to the Spacelink Special Committee that Spacelink had responded to the competition by increasing the number of channels it offered without any increase or reduction in price. It was also reported that while the near-term impact of the competitor and the additional marketing expenses Spacelink would incur to diminish the impact of the competitor would reduce fiscal year 1995 operating cash flow from the $2,361,000 it had projected in February 1994 to $755,000, it was management's belief that it was taking strong action to meet the competition and would continue to do so in the future. As a result, management reported that it did not believe that the long-term impact would be as significant as the initial results.


     The second item specifically discussed with the Spacelink Special Committee was the status of Jones Satellite Networks, Inc. ("JSN"). JSN is in the business of supplying satellite-delivered radio programming to radio stations throughout the United States. Prior to January 1994, radio stations receiving the programming paid a monthly affiliate fee to JSN for such programming. In January 1994, JSN changed the

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

consideration it received for its programming from the monthly affiliate fee basis to a barter plan, in which each radio station on the barter plan which is receiving the JSN programming provides JSN up to two minutes of advertising time per hour which JSN sells to advertisers, retaining the net revenues from such sales. This type of barter plan is the approach taken by all of the major competitors of JSN. Management reported that the development of advertising revenues from the advertising time being provided to JSN by the radio stations was significantly slower than had been anticipated. The most significant factor impacting the revenues being received was the "spot rate" JSN was getting for the advertising. It was approximately one-half of the rate that initially had been anticipated, and caused management to delay its "regionalized advertising plan" which further negatively impacted revenues and operating cash flow. As a consequence, management reported that JSN was now projecting a loss in operating cash flow of $1.3 million for the fiscal year ended May 31, 1995, rather than a positive $3.3 million in operating cash flow, as had been indicated in the projections dated February 11, 1994 which were previously supplied to the Intercable and Spacelink Special Committees by management.

     The Spacelink Special Committee, after reviewing management's report with its legal and financial advisors, advised management of Spacelink on September 1, 1994 that they had concluded that the items discussed had no impact on the Spacelink Agreement. The Spacelink Special Committee reported that the impending overbuild in Panama City Beach and a possible shortfall in advertising revenues at JSN were factors which were anticipated by the Spacelink Special Committee and its advisors and were taken into account by it at the time that the Spacelink Agreement was negotiated.

     On September 1, 1994, management of Spacelink informed management of Intercable of the developments in Panama City Beach and at JSN as outlined above. Management of Intercable then contacted the Intercable Special Committee and reviewed such items with such committee and its legal and financial advisors. The financial advisors to the Intercable Special Committee undertook updated due diligence discussions with Spacelink management involved in the Panama City Beach operations and the JSN operations. Following such discussions and a review of the situation with its legal and financial advisors, the Intercable Special Committee concluded that, in its view, there had been an impairment of the value of these Spacelink assets and contacted the Spacelink Special Committee on September 20, 1994, requesting a renegotiation of the number of shares of Intercable Class A Stock that would be issued to Spacelink under the Spacelink Agreement. The Spacelink Special Committee rejected such proposal for renegotiation on September 22, 1994 for the reasons it set forth above.

     On October 13, 1994, the Intercable Special Committee, following discussions with representatives of Intercable and Mr. Jones regarding the lack of progress in its discussions with the Spacelink Special Committee, notified such representatives that unless a meaningful reduction were made in the number of shares to be paid pursuant to the Spacelink Agreement, this Joint Proxy Statement/Prospectus should not be refiled with the Commission indicating that the Intercable Special Committee was recommending to Intercable's shareholders that they vote in favor of the Spacelink Agreement. The Intercable Special Committee indicated to the representatives of Mr. Jones that its principal concern was decreasing the consideration to be paid by Intercable under the Spacelink Agreement, and that it was indifferent as to whether such decrease came from all Spacelink Shareholders or only from Mr. Jones and International. Mr. Jones concluded at that time that as the principal shareholder of Intercable he was not willing to proceed with the transaction contemplated by the Spacelink Agreement without the recommendation of the Intercable Special Committee.

     Representatives of Mr. Jones contacted the Spacelink Special Committee on October 17, 1994 to convey to such committee the position of Mr. Jones. The Spacelink Special Committee was told that the reorganization contemplated by the Spacelink Agreement would not proceed without a recommendation of such transaction from the Intercable Special Committee and the Spacelink Special Committee was asked to consider a reduction in the number of shares to be issued pursuant to the Spacelink Agreement.

     The Spacelink Special Committee reported to representatives of Intercable and Mr. Jones on October 20, 1994 that it would not consider a reduction in the number of shares, due to the reasons originally articulated by such committee in early September 1994. Following such report, representatives of Mr. Jones contacted the

Intercable Special Committee and indicated that Mr. Jones and International would be willing to have the total number of shares of Intercable Class A Stock to be paid for the assets of Spacelink reduced by 150,000 shares and that he and International would be willing to absorb all of such decrease from the shares he and International would have otherwise received pursuant to the Spacelink Agreement.

     After additional discussion on October 20, 1994 between representatives of Mr. Jones and the Intercable Special Committee, it was agreed that if the number of shares to be issued pursuant to the Spacelink Agreement were reduced by 200,000, or approximately 5% of the originally agreed upon consideration, the Intercable Special Committee would allow this Joint Proxy Statement/Prospectus to be filed with the Commission reflecting the Intercable Special Committee's recommendation that the shareholders of Intercable vote in favor of the Spacelink Agreement. Mr. Jones and International agreed to absorb all of such reduction rather than attempting any further to have the Spacelink Special Committee agree to have the Minority Shareholders of Spacelink absorb their proportionate share of such reduction because Mr. Jones believed it was in the best interest of all Intercable and Spacelink shareholders to bring these negotiations to a conclusion and avoid the risk of running afoul of the expiration date of December 30, 1994 contained in the BCI Agreement and because Mr. Jones did not believe that further discussions with the Spacelink Special Committee would be productive.

     The closing of the Spacelink Agreement is subject to a number of conditions, see "The Spacelink Transaction -- Terms of the Spacelink Agreement". Compliance with those conditions will be determined as of the Closing Date, and future, unanticipated developments in Spacelink's or Intercable's financial condition, assets, results of operations or prospects, could affect the closing of the Spacelink Agreement.

FACTORS CONSIDERED BY THE INTERCABLE SPECIAL COMMITTEE REGARDING THE SPACELINK AGREEMENT

     In deciding to recommend that the Intercable Board approve the Spacelink Agreement for submission to stockholders for a vote, the Intercable Special Committee considered the following matters:

     Fairness Opinions and Related Presentations. The Intercable Special Committee considered the opinions delivered orally to it and in writing to Intercable's Board of Directors by Salomon Brothers and Dillon Read to the effect that the consideration to be received by Intercable for the issuance of its shares of Class A Stock pursuant to the terms of the Spacelink Agreement is fair to Intercable from a financial point of view. Copies of the opinions of Salomon Brothers and Dillon Read are attached as Annexes to this Joint Proxy Statement/Prospectus and are incorporated herein by reference.

     The Intercable Special Committee also considered the information it received from Salomon Brothers and Dillon Read during the course of their engagement, including their valuation analyses of Spacelink and Intercable. In evaluating these analyses and the opinions of its financial advisors, the Intercable Special Committee considered the international reputations of Salomon Brothers and Dillon Read, their experience in merger and acquisition transactions, and the fact that the fees payable to Salomon Brothers and Dillon Read were not conditioned upon the conclusions they reached with respect to, or the consummation of, the Spacelink Agreement.


     Integrity of the Negotiation Process. The Intercable Special Committee considered as favorable that the terms of the Spacelink Agreement were negotiated and finalized by the members of the Intercable and Spacelink Special Committees and their legal and financial advisors and no attempt was made by Mr. Jones or his affiliates to dictate the terms of this Agreement. In addition, the Intercable Special Committee recognized that by allocating to the Minority Shareholders 628,878 shares of Intercable Class A Stock that would otherwise have been received by International, Intercable was able to obtain Spacelink's assets by issuing fewer shares than if such a reallocation had not been made. The Intercable Special Committee believed that the favorable reallocation might not be obtainable in a future transaction if the Spacelink Agreement were not consummated. The Intercable Special Committee does not believe that further negotiations would have resulted in meaningfully better transaction terms for Intercable than are contained in the Spacelink Agreement and believes further negotiations might have jeopardized the possibility of reaching any negotiated agreement with the Spacelink Special Committee and that further delays might have endangered the possibility of reaching an agreement with BCI.


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

     Timing. The Intercable Special Committee considered whether it was more desirable from the standpoint of maximizing the value of Intercable and minimizing the number of shares of Intercable Class A Stock needed to consummate the Spacelink Agreement to acquire the assets of Spacelink now or to attempt to increase the value of Intercable through future operations before consummating the Spacelink Agreement. The Intercable Special Committee believed that it was not possible to determine whether additional value could be realized through future operations and postponing an investment in Spacelink into the future, but knew that any effort to achieve such value would be subject to risk. In reaching this conclusion, the Intercable Special Committee considered the effect on the value of Intercable of continuing its present course compared to the effect of simplifying Intercable's organizational and operational structure which it believed would enhance the public's perception of Intercable, eliminating the costs and distractions of maintaining Spacelink as a separate public company and acquiring cable systems and management agreements for systems with which its employees were already familiar.

     The Intercable Special Committee also recognized that the acquisition of Spacelink's assets by Intercable was originally made a condition precedent to the consummation of the BCI Agreement and could be expected to be made a condition precedent by any other party proposing to make a significant investment in Intercable.

     Past Dealings and Potential Synergies with Spacelink. The history of Intercable's dealings with Spacelink, the management services provided to Spacelink in certain cases by Intercable, and the location of certain of Spacelink's cable systems adjacent to those of Intercable led the Intercable Special Committee to believe that the acquisition of Spacelink's assets was an attractive acquisition of cable systems without many of the risks or unknowns normally associated with acquiring assets with which one has no prior familiarity.

     Stock Ownership and Voting Power of Mr. Glenn R. Jones. The Intercable Special Committee recognized that Mr. Jones directly or indirectly owns approximately 85% of the outstanding equity interest and in excess of 86% of the voting power of Spacelink, which in effect gives him the ability to elect a majority of the Board of Directors and to control both Intercable and Spacelink. Thus, the Intercable Special Committee recognized that Mr. Jones had sufficient voting power to cause Intercable, without the approval of the Intercable Special Committee, to enter into a transaction like the Spacelink Agreement at a higher exchange rate than that approved by the Intercable Special Committee, although Mr. Jones never indicated that he would do so.

     Discount to Current Spacelink Stock Price. The Intercable Special Committee considered that the average market price in 1994 for Spacelink's Class A Stock had been $2.38. The Intercable Special Committee believed that this price was artificially high due to the announcement in early November 1993 of the negotiations regarding a possible acquisition of the assets of Spacelink and the fact that the consummation of such transaction had initially been made a condition precedent to the BCI Transaction when it was announced in early December 1993. In achieving an exchange rate which resulted in a discount to Spacelink's public market value, the Intercable Special Committee believed it had achieved an exchange rate attractive to Intercable.

     The factors enumerated above were considered by the Intercable Special Committee on a collective basis and in combination with the Intercable Special Committee's own knowledge of Intercable, its businesses and business in general. No individual conclusions were drawn from each particular factor considered. After considering all of the factors on a collective basis, the Intercable Special Committee made the judgment that it would be in the best interests of Intercable to recommend the approval of the Spacelink Agreement to the Intercable Board.

REASONS FOR THE TRANSACTION

     Spacelink Board of Directors. In making its determination that the Spacelink Agreement was in the best interests of Spacelink and the Minority Shareholders, the Spacelink Board specifically considered the recommendation of the Spacelink Special Committee, the factors described above as having been considered by the Spacelink Special Committee, including, without limitation, the opinion of Goldman Sachs, and the matters set forth in the following three paragraphs.

     The Spacelink Board believes that the proposed transaction contemplated by the Spacelink Agreement is in the best interests of Spacelink and the Minority Shareholders for a number of reasons. First, it believes that Spacelink could have a difficult time competing in the cable television business in the future. Due to its limited financial capacity, and its inability as a small cable television operator (having only approximately 161,000 subscribers in owned or managed systems) to attract a strategic partner with the capital and expertise necessary to develop and build the complex digital networks envisioned for the future, it does not believe that Spacelink will be capable of acquiring a significant number of additional cable television systems or expanding the capacity of those it currently owns to be a successful competitor in the future. Because the cable television assets of Spacelink are Spacelink's primary source of cash flow for funding both its cable and non-cable businesses, the viability of Spacelink as a cable television operator is of primary significance in considering Spacelink's future.

     Second, the combination of the cable assets of Intercable and Spacelink will result in a corporate structure that is more attractive to a strategic investor. The existence of two affiliated, publicly-held companies, both engaged in the cable television business, has historically created some amount of confusion in the financial markets, which has resulted in less investment interest in the debt and equity securities of Spacelink. The confusion between Intercable and Spacelink has been caused, in part, by their similar names. In addition, as Spacelink expanded its acquisition of cable television systems, the primary businesses of the two companies became more alike. Finally, the fact that Spacelink controlled Intercable led to confusion among investors as to whether it was more advantageous to invest in Spacelink, the parent company, or directly in Intercable, the subsidiary. This confusion was exacerbated by the fact that the equity securities of Intercable and Spacelink have not always historically traded in a rational relationship to one another in the securities market. While operationally the cable systems owned by Spacelink have benefited from the larger management base and resources of Intercable, these operational and cost efficiencies have not been reflected in the investment community's evaluation of Spacelink. The equity securities of Spacelink have historically traded as if Spacelink were a small cable operator that did not have access to the benefits which normally accrue in the industry to large multiple-system operators, such as programming and vendor discounts, full scale marketing support and geographic clustering. By combining the two companies, the corporate structure will be easier for investors to understand.

     Third, there has been limited market liquidity for the Spacelink shareholders. Generally, the trading volume in Spacelink Class A Common Stock has been small, and the trading of relatively modest quantities of Spacelink Class A Common Stock has depressed the market price of such securities. It is the view of the Spacelink Board of Directors that exchanging the equity securities of Spacelink for equity securities of Intercable will result in greater liquidity for the Spacelink Shareholders and access to a more stable and larger trading market. In addition, both the Spacelink and Intercable equity securities have generally traded at a significant discount to the private market value of such securities. The exchange of Spacelink securities for Intercable securities, coupled with the investment by BCI in Intercable should, in the view of the Spacelink Board of Directors, bring the public market value of the Intercable securities to a level closer to management's view of the private market value of Intercable.


     Intercable Board of Directors. Unlike the Spacelink Board of Directors which had to consider the liquidation of Spacelink and the distribution of its assets directly to its shareholders, and thus make a determination that the Spacelink agreement was in the best interests of Spacelink and the Minority Shareholders, the Intercable Board of Directors evaluated the Spacelink Agreement in terms of its impact on Intercable, which was the entity participating in the Spacelink Agreement and purchasing assets and issuing securities thereunder. Because the current shareholders of Intercable will remain as shareholders of Intercable, and will not be, unlike the Minority Shareholders, direct participants in the transaction by exchanging the securities they hold for new securities, the Intercable Board did not believe there was a significant difference between the interests of Intercable and the interests of the shareholders of Intercable in terms of evaluating the transactions contemplated by the Spacelink Agreement. Therefore, the Intercable Board did not, after reaching its conclusion that the Spacelink Agreement was in the best interests of Intercable, attempt to make a separate determination as to the impact of the Spacelink Agreement on the shareholders of Intercable. In making its determination that the Spacelink Agreement was in the best interests of Intercable, the Intercable Board specifically considered the recommendation of the Intercable Special Committee, the factors described above as having been considered by the Intercable Special Committee, including, without limitation, the opinions of Salomon Brothers and Dillon Read, and the matters set forth in the following five paragraphs.

     The Intercable Board believes that the proposed transaction contemplated by the Spacelink Agreement is in the best interests of Intercable for a number of reasons. First, they believe, as does the Spacelink Board, that a simplification of the corporate structure and a consolidation of the cable assets will improve the investment community's ability to understand and analyze Intercable. In the view of the Intercable Board, this should increase investor interest in Intercable. The Intercable Board also believes, and has believed for some time, that a strategic investor would likely require, as BCI did initially, a combination of the cable assets into a single entity. The Spacelink Transaction will accomplish this goal.

     Secondly, while Intercable is significantly larger than Spacelink, Intercable is still not a large company, and has had announced plans for growth for a number of years. The acquisition of assets from Spacelink will allow Intercable to grow with assets that it knows. This acquisition will eliminate uncertainties and unknowns generally attendant to third party acquisitions.

     In addition, the combination of Intercable and Spacelink will result in certain operational efficiencies. While Intercable has provided certain management services and assistance to Spacelink in the past in connection with Spacelink's cable operations, there has been a need to maintain separate identities, separate accounting functions, separate financial and public reporting functions and the like. The combination of the two companies will result in the elimination of certain expenses associated with the maintenance of two public companies, including costs associated with reporting and proxy requirements under the Securities Exchange Act of 1934, the maintenance of two listings on NASDAQ, communications to two groups of shareholders, maintaining on-going state corporate qualifications, reports and taxes, and other similar functions. Although no attempt was made to calculate the precise amount of the savings to be realized from such a combination, it was believed that over time such savings would be material. However, it is not expected that there would be any material savings in the area of personnel costs. The personnel cost savings would most likely be at the corporate office level, rather than in the field operations of the companies.

     Given the business reasons for supporting a transaction between Intercable and Spacelink which would have the effect of combining the cable assets, the Intercable Board believes the particular transaction contemplated by the Spacelink Agreement is in the best interests of Intercable. It believes that the willingness of International to agree to the Reallocation allows Intercable to acquire the Spacelink assets at an attractive price.

     In addition, Salomon Brothers and Dillon Read have informed the Intercable Board that the issuance of 3,900,000 shares of Intercable Class A Stock in exchange for the assets of Spacelink is fair to Intercable from a financial point of view. After reviewing the information presented to the Intercable Board by such firms, the Intercable Board believes the Spacelink Agreement is fair to Intercable.

INTERESTS OF CERTAIN PERSONS


     Presently, Mr. Jones is the Chairman and Chief Executive Officer of both Intercable and Spacelink. Mr. Jones does not presently have a formal employment agreement with either Intercable or Spacelink. If the Spacelink Transaction is closed and Spacelink is dissolved, Mr. Jones would no longer have an employment relationship with Spacelink. Under the terms of the agreements to be entered into with BCI, Mr. Jones is to remain as Chairman and Chief Executive Officer of Intercable pursuant to a multi-year employment agreement providing for an annual salary of $2,500,000, which approximates his present combined compensation from Intercable and Spacelink. If the Spacelink Transaction closes, Mr. Jones and his affiliates will receive approximately 2,635,000 shares of Intercable Class A Stock. As a result of the Reallocation, Mr. Jones and International will receive, on a per-share basis, fewer shares of Intercable Class A Stock than the Minority Shareholders.


     If the BCI Transaction closes, International (through a subsidiary) and Mr. Jones (through a trust) will grant an option to BCI on the Intercable Common Stock currently owned and to be received by them upon the dissolution of Spacelink pursuant to the Spacelink Agreement. To acquire this option, BCI will pay $19 a share, or approximately $49,750,000, subject to an increase of an additional $3.8 million if Mr. Jones exercises certain stock options and acquires more shares of Intercable Common Stock. The exercise prices under this option are described under "The BCI Transaction-Terms of the Option". Affiliates of Mr. Jones will give certain consideration and will derive certain benefits pursuant to the Shareholders Agreement among BCI, Intercable, Mr. Jones and International, including the right of Mr. Jones to designate certain nominees to the Intercable Board, the right to use a number of channels on Intercable's cable television systems for programming provided by certain of International's affiliates for a period of 15 years; the recognition that transactions between Intercable and certain of Mr. Jones' affiliates which have been conducted in the past will continue, subject to certain approval rights of BCI; the making by BCI of significant equity investments in a number of International's affiliates; and the right of International, pursuant to the Supply and Services Agreement to be able to provide certain goods and services to Intercable on the same basis as BCI. In addition, if the BCI Agreement closes, Jones Financial Group, Ltd. will be paid a fee by Intercable of $2,000,000 and will receive additional compensation from Intercable in the future. Mr. Patrick J. Lombardi, a director of Intercable, is the President of Jones Financial Group, Ltd., which will compensate him for his effort regarding the BCI Agreement. For more information, see "Terms of the BCI Agreement," "Terms of the Jones Employment Agreement," "Terms of the Option Agreements," "Terms of the Shareholders Agreement," and "Terms of the Supply and Services Agreement."

     If the Spacelink Transaction does not close, but the BCI Transaction is closed, Spacelink has agreed pursuant to the Spacelink-BCI Option Agreement, to grant to BCI an option to acquire all of its Intercable Common Stock. This option, if exercised, would give BCI control of the Intercable Board. Mr. Jones and International would also grant BCI an option on their shares of Intercable Common Stock. Spacelink, International and Mr. Jones would receive $19 per share for granting such options. The exercise prices would be the same as those under the option that would be granted by International and Mr. Jones had the Spacelink Transaction closed. Also, the investments by BCI in the International affiliates would occur as described above and Spacelink would agree to make the referral of the future business opportunities to Intercable, as described above.

     For a further discussion of agreements affecting Mr. Jones and his affiliates, BCI and Intercable, see "The BCI Transactions-Interests of Certain Persons."

OPINION OF GOLDMAN SACHS & CO.

     General. Goldman Sachs delivered to the Spacelink Special Committee its written opinion, dated the date of this Joint Proxy Statement/Prospectus, that, as of the date of such opinion, the number of shares of Intercable Class A and Common Stock to be received by the Minority Shareholders pursuant to the Spacelink Agreement is fair to such holders. A copy of Goldman Sachs' written opinion, dated the date of this Joint Proxy Statement/Prospectus is attached as Annex D to this Proxy Statement and is incorporated herein by reference. Spacelink shareholders are advised to read the opinion in its entirety for the assumptions made, matters considered, the scope of the review undertaken and the procedures followed by Goldman Sachs. No limitations were imposed by the Spacelink Special Committee on Goldman Sachs with respect to the investigations made or the procedures followed by Goldman Sachs in rendering its opinion, except that it was not within the mandate of and Goldman Sachs did not, solicit proposals or indications of interest from other parties regarding the possible acquisition of Spacelink.

     In arriving at its opinion and making its presentation to the Spacelink Special Committee, Goldman Sachs reviewed, among other things, the Spacelink Agreement; the Annual Report to Shareholders and Annual Reports on Form 10-K of Spacelink and Intercable for the five years ended May 31, 1994; certain interim reports to shareholders and Quarterly Reports on Form 10-Q for Spacelink and Intercable; and certain internal financial analyses and forecasts for Spacelink and Intercable prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of Spacelink and Intercable regarding their respective companies' past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for Spacelink Class A Common Stock and Intercable Class A Stock, compared certain financial and stock market information for Spacelink Class A Stock and Intercable Class A Stock with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain business combinations in the cable industry specifically, and in other industries generally, and performed such other studies and analyses as it considered appropriate.

     For purposes of its opinion, Goldman Sachs relied without independent verification upon the accuracy and completeness of the financial and other information reviewed by it. In arriving at its opinion, Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities of Spacelink or its subsidiaries and was not furnished with any such evaluation or appraisal.

     In rendering its opinion and making its presentations to the Spacelink Special Committee, Goldman Sachs performed a variety of financial and comparative analyses which it deemed relevant to the determinations of the Spacelink Special Committee. The basic analyses used by Goldman Sachs in preparing its opinion and the primary factors discussed during its presentations are summarized in greater detail below. This summary, however, does not purport to be a complete description of Goldman Sachs' written analyses or its presentations to the Spacelink Special Committee.


     Comparable Public Company Analysis. Goldman Sachs reviewed certain financial, operating and stock market information of selected publicly traded companies which had significant cable operations. The companies used in this analysis were Adelphia Communications, Cablevision Systems Corporation, Century Communications, Comcast Corp., Continental Cablevision, Falcon Cable, Marcus Cable, TCA Cable and Tele-Communications, Inc. This analysis provided general reference ranges for Spacelink's cable assets. Such reference ranges were not based on specific multiples but rather were determined by Goldman Sachs based upon their review of various calculated ranges of implied values and business prospects of Spacelink, including discussions with Spacelink's management, the similarity or differences between selected cable businesses, and Goldman Sachs' expertise in securities valuation generally. The analysis included the most recent stock price of selected companies and this price as a percentage of the 52 week high. The analysis showed the equity market capitalization, the levered market capitalization and the debt to total book equity of the selected companies. The following multiples were also shown on the analysis: (i) latest twelve months multiple of revenue which ranged from a high of 6.4x to a low of 3.8x; (ii) multiple of book value which ranged from a high of 616.0x to a low of
- -10.4x; (iii) latest twelve months multiple of operating cash flow which ranged from a high of 12.2x to a low of 8.3x; (iv) the multiple of current run rate operating cash flow which ranged from a high of 12.9x to a low of 7.9x; (v) the multiple of 1994 estimated operating cash flow which ranged from a high of 11.4x to a low of 6.8x for other companies. Goldman Sachs informed the Spacelink Special Committee that, while this analysis could be utilized for a general reference range for the value of Spacelink's cable assets, the equity securities of cable companies often traded in the public market at a discount to the private market value. Goldman Sachs estimated that the potential range of value of the cable assets, based on this analysis, the Selected Transaction Analysis discussed below, the Discounted Cash Flow Analysis also discussed below, and other considerations, was between $90.0 and $100.0 million. This value represented an approximate multiple of operating cash flow of between 10.5x and 12.0x, which was compared to the 8.3x to 12.2x multiples of operating cash flow at which other public companies traded. Based on this factor, and the underlying growth prospects of the Spacelink properties and the relative operating and financial risks of the Spacelink properties, Goldman Sachs concluded that these other public companies were not trading at values which were largely in excess of the potential value of the Spacelink cable assets. Goldman Sachs also noted that none of the companies examined in this analysis were substantially similar to Spacelink and that this factor would result in meaningful differences to the way in which the public market would value Spacelink's assets.


     Selected Transaction Analysis. Goldman Sachs reviewed publicly available information on cable transactions which took place from 1993 through February 1994. For each transaction, Goldman Sachs calculated the aggregate consideration paid, the multiple of operating cash flow, the price paid per subscriber, the number of subscribers on the system and the basic penetration rate. Goldman Sachs summarized these transactions into three categories; systems with subscribers between 1,500 and 11,000 ("Category A"); systems with subscribers between 11,000 and 25,000 ("Category B"); systems with subscribers above 25,000 ("Category C"). For transactions which fell into Category A, the aggregate multiple of operating cash flow was 9.7x, the price paid per subscriber was $1,685 and the average penetration was 61.9%. For transactions which fell into Category B, the aggregate multiple of operating cash flow was 10.0x, the price paid per subscriber was $1,844, and the average penetration was 64.0%. For transactions which fell into Category C, the average multiple of operating cash flow was 10.7x, the price paid per subscriber was $2,151 and the average penetration was 59.5%. Goldman Sachs noted to the Spacelink Special Committee that again, while these other transactions helped to provide benchmarks for potential ranges of value for Spacelink's cable assets, it was important to note that the operating and regulatory climate had changed dramatically over the past 18 months and with two rounds of FCC regulation being imposed, these historical transactions may or may not reflect the future ongoing economics in the merger market for the cable industry. In addition, Goldman Sachs noted to the Spacelink Special Committee that these other transactions involved companies engaged solely in the cable television business, and noted that Spacelink is not only engaged in the cable television business, but is also involved in programming, management operations, radio networks and certain manufacturing businesses. Therefore, the consideration being received by Spacelink under the terms of the Spacelink Agreement cannot be reduced simply to a multiple of cable system cash flow or a price per subscriber. Nonetheless, Goldman Sachs noted that the number of subscribers in the four cable systems owned by Spacelink were 1,543, 8,070, 16,384 and 23,633 for Clear Creek, Colorado; Panama City Beach, Florida; Hilo, Hawaii; and Kenosha, Wisconsin, respectively, and such systems had penetration rates of 60.5%, 70.7%, 76.2% and 68.7%, respectively. As noted above, Goldman Sachs noted to the Spacelink Special Committee that the potential range of values for the cable assets ranged from $90.0 to 100.0 million (approximately 10.5x to 12.0x operating cash flow). Based on the transaction reviewed, the multiples of operating cash flow being paid tended to range from 9.5x to 12.0x operating cash flow, and accordingly Goldman Sachs believed that the potential value being assigned to the cable properties of Spacelink was consistent with multiples being paid in other cable transactions.



     Discounted Cash Flow Analysis of Cable Properties. Goldman Sachs also performed a discounted cash flow analysis on Spacelink's owned cable properties using projections provided by the management of Spacelink. Goldman Sachs presented the Spacelink Special Committee with charts, graphs and other information illustrating a summary of historical and projected data including income statement data, and other operating statistics of the cable systems. Using a discounted cash flow analysis, Goldman Sachs estimated the present value of the future cash flows set forth in the management projections. Additionally, by altering the projected revenue growth rate and projected operating margins as utilized in the management projections, Goldman Sachs completed a matrix showing 36 different variations of the present value of the future cash flows of the management projections. Using the management projections, Goldman Sachs calculated a net present value of free cash flows for the years 1995 through 2003 using discount rates ranging from 11.0% to 15.0%. Goldman Sachs calculated Spacelink's terminal values in the year 2003 based on multiples ranging from 9.0x to 13.0x operating cash flow. These terminal values were then discounted to present value using discount rates ranging from 11.0% to 15.0%. Various ranges of discount rates and terminal value multiples were chosen to reflect the growth prospects, relative risks, private and public market valuation considerations of Spacelink and theoretical analyses of costs of capital.



     Using the discounted cash flow methodology described above and management's estimates of future cash flows, the implied value ranged from $94.0 million to $153.1 million. Goldman Sachs noted to the Spacelink Special Committee that it believed management's financial projections were aggressive in that they called for both substantial revenue growth and expansion of operating cash flow for the period from 1995-2003 and that the projections provided did not factor in the impact of the FCC's new rate regulations which were announced in February 1994. The projections were not revised to reflect the effect of the FCC's new rate regulations as the actual rules, forms and details of the new regulations were not made available to the public until March 30, 1994, and were sufficiently voluminous and complex as to require a significant amount of time to read and understand the import of such regulations. In addition, the projections were not revised to reflect these new regulations because management of Spacelink represented to Goldman Sachs that management believed, based on what was known about the new rate regulations and the actions taken by Spacelink to comply with the first round of rate regulation in September 1993, that there would not be a significant impact on the projections over the ten year period covered as a consequence of such new regulations. Accordingly, as a result of Goldman Sachs' view of the projections and as a result of other financial analyses performed, as described above, Goldman Sachs believed that the value of the Spacelink cable assets ranged from $90.0 to $100.0 million.



     Analysis of Management Fees. Goldman Sachs prepared a schedule which listed management's estimates of certain fees Spacelink receives for managing limited partnerships in which it is the general partner. The schedule indicated potential fees to be received from 1994 through 2000. Using a discounted cash flow model, Goldman Sachs discounted the potential fees to be received back to a present value basis using discount rates from 8.0% to 15.0%, resulting in values ranging from $7.9 million to $9.2 million. Goldman Sachs also prepared a sensitivity case to management's estimates by reducing the annual revenues of the managed cable systems by 1-5%. Using the same discount rates, the value of the management fees ranged from $7.5 million to $9.2 million. Goldman Sachs noted to the Spacelink Special Committee that the estimates of the value of these management fees is highly dependent on the revenue base of the partnership systems and that the projections of the future revenue of the systems could be deemed to be aggressive in light of the current operating and regulatory environment.


     Summary of Partnership Residuals. Management of Spacelink provided a schedule which made certain assumptions with regard to the sale of partnership owned systems. Goldman Sachs presented a matrix of the values of the residual interests of Spacelink in such partnerships assuming that partnership cable systems were sold at a multiple of operating cash flow ranging from 9.0x to 13.0x. The residuals were then discounted back to 1994 using discount rates ranging from 11.0% to 17.0% resulting in potential ranges of value from $3.3 million to $9.7 million for the partnership residuals.

     Mind Extension University. Management of Spacelink provided a model for 1994-2004 for the projected financial performance of Mind Extension University, Inc. which is 13% owned by Spacelink. Using a discounted cash flow analysis of these projections with discount rates ranging from 15.0% to 35.0% and terminal values of operating income ranging from 8.0x to 12.0x provided potential ranges of value for all of Mind Extension University from $30.8 million to $243.3 million. Goldman Sachs explained to the Spacelink Special Committee that, because of the unique nature of the Mind Extension University business, the significant operating losses that Mind Extension University, Inc. was currently incurring, and the competitive outlook for the business, it would be appropriate to use relatively high discount rates given these and other risks. In addition, Goldman Sachs provided an analysis of different transactions in the cable television programming industry to show the consideration paid per subscriber. The analysis showed that prices per subscriber ranged from $1.93 to $24.14. Goldman Sachs noted to the Spacelink Special Committee that as of May 31, 1993, Mind Extension University, Inc. had approximately 22.8 million subscribers. Goldman Sachs pointed out that while other transactions in the industry provided a general range of reference, many of these transactions were for well established, profitable programming operations.

     Jones Satellite Networks. Management of Spacelink provided a 10 year model for 1994-2003 for Jones Satellite Networks, Inc. which is 81% owned by Spacelink. Using a discounted cash flow analysis of these projections with discount rates ranging from 12.5% to 32.5% and terminal multiples of operating cash flow from 8.0x to 12.0x, potential ranges of value of Jones Satellite Networks, Inc. using this analysis ranged from $30.1 million to $128.5 million for 100% of Jones Satellite Networks, Inc. Goldman Sachs noted to the Spacelink Special Committee that management's projections for the business were aggressive and called for substantial growth in revenue (from $4.7 million in 1994 to $43.9 million in 2003) and operating cash flow and accordingly that it was important to assess the achievability of the projections and that it may be appropriate to focus on higher discount rates to reflect the appropriate risks to Spacelink's business model. Goldman Sachs also reviewed the terms and conditions of four business combinations in the satellite radio network market. The analysis of business combinations showed the aggregate consideration, the aggregate consideration as a multiple of revenue (which ranged from 1.09x to 2.49x), the aggregate consideration as a multiple of operating cash flow (which ranged from 8.5x to 33.0x) and the aggregate consideration per affiliate (which ranged from $49,300 to $50,500).

     Superaudio Cable Radio Service. Management of Spacelink provided a 10 year model for 1994-2003 for Superaudio Cable Radio Service, which is 40.5% owned by Spacelink, and which provides audio programming to cable television systems. Performing a discounted cash flow analysis of these projections using discount rates ranging from 12.5% to 22.5% and terminal values of operating cash flow ranging from 8.0x to 12.0x resulted in potential ranges of value from $5.3 million to $12.5 million for the entire business.

     Jones Futurex, Inc. Management of Spacelink provided a 10 year model for 1994-2003 for Jones Futurex, Inc. ("Futurex"), which is 100% owned by Spacelink. Performing a discounted cash flow analysis of these projections using discount rates ranging from 10.0% to 22.5% and terminal values of operating cash flow ranging from 8.0x to 12.0x resulted in potential ranges of value from $14.9 million to $57.2 million. Goldman Sachs noted to the Spacelink Special Committee that due to the competitive dynamics in Futurex' business, coupled with the fact that historically Futurex had made a small profit in only one of the last five years, that it was important to judge the relative ability of Futurex to achieve its 10 year plan, which called for substantial growth in the revenue and profitability of Futurex.

     Other Assets and Liabilities. Goldman Sachs prepared a schedule of other assets and liabilities of Spacelink based on information provided by management. The schedule showed cash and cash equivalents, working capital, cash contributions from the exercise of options, notes receivable, the outstanding debt of Spacelink, and the potential value of The Jones Group, Ltd., another 80% owned subsidiary of Spacelink. The other 20% is owned by Intercable.

     Other Matters. The number of shares of Intercable Class A Stock being distributed to the Minority Shareholders pursuant to the Spacelink Agreement after giving effect to the Reallocation, is equivalent to the number of shares that the Minority Shareholders would receive, on a pro rata basis without the Reallocation, were Intercable to issue to Spacelink 7,719,000 shares of Class A Stock. Using the closing price for a share of Intercable Class A Stock on June 2, 1994 (the date the Spacelink Agreement was announced), which was $13.50, the value of the assets of Spacelink being transferred to Intercable pursuant to the Spacelink Agreement can be estimated at $104,200,000, which is within the range of private market values for the Spacelink assets based on the analyses performed by Goldman Sachs.


     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analysis as a comparison is identical to Spacelink or the contemplated transaction. No single analysis is the basis for the opinion of Goldman Sachs, but rather, the combination of the factors and analyses described above led Goldman Sachs to the conclusions set forth in its opinion. Based on the analyses described above, Goldman Sachs estimated the private market value of Spacelink's assets to be from $98 million to $130 million (after deducting Spacelink's net debt), excluding the shares of Intercable Common Stock held by Spacelink. On a Spacelink per share basis, the $98 to $130 million equates to $1.26 to $1.68 (excluding the value of the Intercable Common Stock held by Spacelink). Based on closing stock prices on November 2, 1994 for the Intercable Class A Stock and the Intercable Common Stock, which were $13.87 and $13.75, respectively, and the exchange ratios to be received by the Minority Shareholders pursuant to the Spacelink Agreement (.09683 shares of Intercable Class A Stock and .03570 shares of Intercable Common Stock), the value to be received by the Minority Shareholders on a per shares basis is $1.83. The Comparable Public Company Analysis, the Selected Transaction analysis and the Discounted Cash Flow analyses discussed above were all utilized to provide general ranges of reference of potential value for the cable assets, while certain similar types of analyses provided reference for Spacelink's other assets. The Comparable Public Company analysis provided benchmarks for potential ranges of value of the Spacelink owned cable assets. Based on examination of the various multiples at which other publicly traded cable companies traded, Goldman Sachs believed that other publicly traded companies were not trading at any significant premium to the potential value of the Spacelink cable assets. The Selected Transaction Analysis provided evidence that, based on the multiples which have been paid in other merger transactions involving cable television companies, the relative valuations being assigned to Spacelink's cable television assets was consistent with these other transactions. The Discounted Cash Flow Analysis supported Goldman Sachs opinion by providing a general reference range of value for the cable assets of Spacelink based on the projections provided by Spacelink management. Goldman Sachs believed that the valuations calculated as part of the Discounted Cash Flow Analysis, when taking into consideration the risks of not achieving the forecasts, provided support for the Goldman Sachs opinion.

     The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion as to the fairness of the consideration to be received by the Minority Shareholders pursuant to the Spacelink Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results may not be indicative of actual future results, and actual future results may be significantly more or less favorable than suggested by such analyses. As described above, Goldman Sachs' opinion and presentations to the Spacelink Special Committee were made to assist it in making its determination to approve the Spacelink Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex D hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of all listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Spacelink Special Committee selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Spacelink Transaction.

     Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Spacelink for its own account and for the account of customers.

     Fees Paid to Goldman Sachs. Pursuant to a letter agreement dated February 1, 1994 (the "Engagement Letter"), the Spacelink Special Committee engaged Goldman Sachs to act as its financial advisor in connection with the Spacelink Transaction. The Spacelink Special Committee has agreed to pay Goldman Sachs $750,000 for its services pursuant to the terms of the Engagement Letter. The Spacelink Special Committee has agreed to reimburse Goldman Sachs for its expenses, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

OPINION OF SALOMON BROTHERS


     General. On June 1, 1994 and October 25, 1994, Salomon Brothers delivered to the Intercable Special Committee its written opinion that, as of June 1, 1994 and October 20, 1994, respectively, the consideration to be received by Intercable in connection with the issuance of the shares of Intercable Class A Stock pursuant to the terms of the Spacelink Agreement was fair to Intercable from a financial point of view. Such opinion confirmed the oral opinions given by Salomon Brothers to the Intercable Special Committee on May 27, 1994 and October 20, 1994. No limitations were imposed by the Intercable Special Committee upon Salomon Brothers with respect to the investigations made or the procedures followed by it in rendering its opinion.


     The full text of the opinion of Salomon Brothers dated October 20, 1994, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this Proxy Statement/ Prospectus. Intercable shareholders are urged to review such opinion in its entirety. Salomon Brothers' opinion is directed only to the fairness of the consideration to be received by Intercable and does not constitute a recommendation to any Intercable shareholder as to how such shareholder should vote. The summary of the opinion of Salomon Brothers set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Salomon Brothers (i) reviewed certain publicly available business and financial information relating to Intercable and Spacelink, (ii) reviewed certain other information, including financial projections, provided to Salomon by Intercable and Spacelink and (iii) met with Intercable and Spacelink management to discuss the business of Intercable and Spacelink. Salomon Brothers also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, Salomon Brothers did not independently verify any of the foregoing information and relied on such information being complete and accurate in all material aspects. With respect to the financial projections, Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgment of management as to future financial performance. In performing its valuation analysis, Salomon Brothers did not make an independent evaluation or appraisal of the individual assets of Intercable or of Spacelink, nor was it furnished with any such appraisals.


     The following is a summary of certain analyses performed and reports delivered by Salomon Brothers to the Intercable Special Committee on May 27, 1994, as updated on October 14 and October 20, 1994, in connection with its fairness opinion (the "Salomon Brothers Report"):



     With respect to the Spacelink Transaction, Salomon Brothers reviewed, among other things, the public market valuation (as of a date proximate to the date of the Salomon Brothers Report and also as of certain historical dates) of Spacelink and the estimated private market value of the assets being acquired from Spacelink (such assets, excluding the 2,859,240 shares of Intercable Common Stock held by Spacelink, being referred to as the "Spacelink Assets"), and compared these amounts to the value of the 3.9 million shares of Intercable Class A Stock being issued to Spacelink as consideration for the Spacelink Assets. Salomon Brothers calculated that the value of the Spacelink Assets implied by the public market equity value of Spacelink ranged from $68 million (based upon the $1.4375 per share closing price of Spacelink Class A Common Stock, and the $16.625 per share closing price of Intercable Common Stock, on October 12, 1993, which was the date one month before the public announcement of a contemplated transaction between Intercable and Spacelink) to $138 million (based upon the $2.1875 per share closing price of Spacelink Class A Common Stock, and the $13.25 per share closing price of Intercable Common Stock, on May 20, 1994 (a date which was five trading days prior to the announcement of the terms of the original Spacelink Transaction which would have involved 4.1 million shares of Intercable Class A Stock). As further detailed below, Salomon Brothers computed an estimated private market value of the Spacelink Assets ranging from $51 million to $78 million. Salomon Brothers compared the foregoing values for the Spacelink Assets to the value of the 3.9 million shares of Intercable Class A Stock being issued to Spacelink as consideration for the Spacelink Assets which, based upon the $13.00 closing price of Intercable Class A Stock on May 20, 1994, was $51 million, and based upon the $13.71 average closing price of Intercable Class A Stock from February 22, 1994 (the date of the announcement of the revised FCC cable rate regulations) through May 20, 1994, was $53 million. The value of the 3.9 million shares of Intercable Class A Stock based on the private market value of Intercable (as further detailed below) was in a range of $97 million to $108 million. Salomon Brothers noted that while the estimated private market value of the 3.9 million shares of Intercable Class A Stock exceeded the private market value of the Spacelink Assets, the public trading value of the 3.9 million shares of Intercable Class A Stock being issued to Spacelink was at the lower end of the range of the estimated private market value of the Spacelink Assets.



     Salomon Brothers also noted that the average value (without regard to allocations between International and the Minority Shareholders pursuant to the Reallocation) of Intercable Common Stock to be distributed to Spacelink Shareholders pursuant to the Spacelink Transaction (based upon 3.9 million shares of Intercable Class A Stock at the May 20, 1994 closing price of $13.00 per share plus 2,859,240 million shares of Intercable Common Stock at the May 20, 1994 closing price of $13.25 per share) was $1.10 per share, which compared to closing prices for Spacelink Class A Common Stock ranging from $1.4375 per share on October 12, 1993 to $2.1875 per share on May 20, 1994.



     Salomon Brothers also performed a contribution analysis, in which it calculated the amount of revenues, EBITDA (earnings before interest, taxes, depreciation and amortization), and cable subscribers "contributed" by each of Intercable and Spacelink as a percentage of the combined amounts in each of these categories, and compared these percentages to the pro forma ownership (assuming consummation of the Spacelink Transaction) of Intercable by the current Intercable Shareholders (excluding BCI) and current Spacelink Shareholders -- such percentages were 83% for the Intercable Shareholders and 17% for the Spacelink Shareholders. The relative contributions of revenues, EBITDA, and cable subscribers of Intercable and Spacelink were 78%/22%, 89%/11%, and 88%/12%, respectively. Revenues and EBITDA used for purposes of this analysis were based on results for the quarter ended August 31, 1994, and the number of subscribers were those reported by the companies as of December 31, 1993. Salomon Brothers noted that the contribution analysis excluded the amount of revenues, EBITDA and cable subscribers related to the unconsolidated subsidiaries.

     A summary description of the analysis by which Salomon Brothers arrived at the estimated private market value of Intercable and the Spacelink Assets follows.


     Cable Television Operations. With respect to the cable operations of Intercable and Spacelink, Salomon Brothers analyzed (i) eight U.S. cable systems wholly owned by Intercable; partial equity interests in seven European (principally United Kingdom) cable systems owned by Intercable, which were exchanged on July 22, 1994 for equity interests in Bell Cablemedia plc (the "Intercable Owned Systems"); and four U.S. cable systems wholly owned by Spacelink (the "Spacelink Owned Systems" and collectively with the Intercable Owned Systems, the "Owned Systems"), (ii) management fees earned by Intercable and Spacelink in connection with the 32 and 11 U.S. cable systems managed by Intercable (the "Intercable Managed Systems") and Spacelink (the "Spacelink Managed Systems"), respectively (collectively, the "Managed Systems"), and (iii) residual equity interests owned by Intercable and Spacelink in certain limited partnerships which own the Managed Systems.


     Salomon Brothers analyzed the value of the Owned Systems using, as applicable, discounted cash flow analysis (using projections prepared by management, as well as certain variants thereof), analysis of certain publicly traded comparable companies, and analysis of certain private transactions involving cable television systems. Salomon Brothers' discounted cash flow analysis incorporated discount rates of 11% to 12% (applied against unlevered free cash flow) for U.S. cable systems (13% to 15% for U.K. cable systems) and terminal values ranging from 8 to 10 times projected 2003 EBITDA for U.S. cable systems (10 to 11 times projected 2003 EBITDA for U.K. cable systems). Salomon Brothers computed the public market value of certain generally comparable companies, (including Adelphia Communications Corp., Tele-Communications, Inc., TCA Cable TV Inc., Cablevision Systems Corp., Comcast Corp. and Century Communications Corp.) in the cable television industry, and analyzed the adjusted firm value (defined as the market value of equity plus the value of debt, preferred stock, and minority interests, less cash and the value of certain non-cable assets) of such companies in relation to certain quantitative data such as EBITDA (for such domestic companies, adjusted firm values to EBITDA ranged from 8.9x to 10.6x) and number of cable subscribers (for such domestic companies, adjusted firm values to subscribers ranged from $1,584 to $2,412) and in consideration of certain qualitative characteristics (including market demographics, system size and clustering, technical characteristics). Salomon Brothers also reviewed certain publicly available information pertaining to announced transactions in the cable television industry, and analyzed the prices paid or to be paid in these transactions relative to trailing and/or projected EBITDA (for such transactions, prices to EBITDA ranged from 10.1x to 14.5x), as well as in terms of price per subscriber (for such transactions, price per subscriber ranged from $1,458 to $2,850). Based on the aforementioned analysis, Salomon Brothers derived a range of values for the Intercable Owned Systems and the Spacelink Owned Systems of $630 million to $657 million, and $74 million to $89 million, respectively.

     With respect to the management fees derived by Intercable and Spacelink from the Managed Systems, Salomon Brothers performed a discounted cash flow analysis of the future fees to be received by Intercable and Spacelink from each of the Managed Systems, based upon management's estimates of the revenues of each Managed System and the timing (as projected by management) of the liquidation of the partnerships owning each of the Managed Systems. For purposes of analyzing the value of the management fees, discount rates ranging from 7% to 9% were employed. No terminal value was calculated in connection with the management fees as each of the partnerships owning the Managed Systems was assumed by management to be liquidated within the period covered by the projections.

     With respect to the valuation of residual equity interests in each of the Managed Systems, Salomon Brothers performed a discounted cash flow analysis of the proceeds projected to be realized by Intercable and Spacelink upon the liquidation of the partnerships owning each of the Managed Systems, taking into account the projected amount of the debt and/or cash on the balance sheet at the date of liquidation of each of the partnerships, any preferred distributions to limited partners, and the percentage residual interest held by

Intercable and Spacelink in each of the partnerships. For purposes of this analysis, Salomon Brothers used discount rates against the projected net equity proceeds ranging from 16% to 18%. No terminal value was calculated in connection with the residual equity interests, as each of the partnerships owning the Managed Systems was assumed by management to be liquidated within the period covered by the projections.

     Based on the aforementioned analysis, Salomon Brothers derived a range of values for the Intercable Managed Systems and the Spacelink Managed Systems of $146 million to $169 million, and $13 million to $16 million, respectively.


     Programming and Other. Salomon Brothers reviewed and analyzed certain programming and other assets of Intercable and Spacelink, including Mind Extension University and Jones Satellite Networks. Salomon Brothers conducted with respect to each one of these assets, as applicable, analysis of certain publicly traded comparable companies, analysis of selected publicly announced acquisition transactions, and discounted cash flow analysis based upon projections provided by management (as well as certain variants thereof). For purposes of its discounted cash flow analysis of these assets, which are generally less mature businesses than the cable systems of Intercable and Spacelink, Salomon Brothers used discount rates ranging from 17% to 18% (against unlevered free cash flow) for Mind Extension University (14% to 15% for Jones Satellite Networks) and assumed terminal value multiples ranging from 9 to 11 times 2004 EBITDA for Mind Extension University (8 to 10 times 2003 EBITDA for Jones Satellite Networks). Salomon Brothers also analyzed certain publicly traded cable programming and radio programming companies in terms of their public market value in relation to number of subscribers, revenues, cash flow and profitability. Salomon Brothers considered operating characteristics of such companies such as penetration, advertising revenues per subscriber, and ratings (all as publicly available). Salomon Brothers also reviewed certain private market transactions in the cable programming and radio programming industries, and analyzed the prices paid in consideration of the financial and operating characteristics noted above. Salomon Brothers noted the fact that Mind Extension University was significantly different from any of the publicly traded cable programming companies or cable programming companies involved in historical private market transactions in that, in addition to providing basic cable programming, it also provides distance education courses from which it derives tuition and ancillary revenues. Salomon Brothers then derived a range of values for Intercable's and Spacelink's programming and other assets of $98 million to $104 million, and $40 million to $49 million, respectively.



     The foregoing analysis of the Spacelink Assets, which Salomon Brothers conducted principally for purposes of analyzing the fairness, from a financial point of view, of the consideration to be received under the Spacelink Agreement, resulted in a private market value reference range of the Spacelink Assets of $51 to $78 million, as adjusted for certain items such as cash and the proceeds from the exercise of stock options. The foregoing analysis of the assets of Intercable, which Salomon Brothers conducted principally for purposes of analyzing the fairness, from a financial point of view, of the consideration to be received under the BCI Agreement, resulted in a private market value reference range for Intercable of $24.85-$27.70 per share, as adjusted for certain items such as cash and the proceeds from the exercise of stock options.


     In arriving at its opinions dated June 1 and October 20, 1994, and in presenting the Salomon Brothers Report, Salomon Brothers performed certain financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of Salomon Brothers' analyses. Salomon Brothers believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the analyses set forth in the opinion and the Salomon Brothers Report. In performing its analyses, Salomon Brothers made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Intercable and Spacelink.

     No company or transaction used in the comparable public company analysis or comparable acquisition analysis used by Salomon Brothers is identical to Intercable, Spacelink or the contemplated transactions. Accordingly, any such analysis of the value of the proposed transactions involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable

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

companies and other factors in relation to the trading and acquisition values of the comparable companies and publicly announced transactions.

     Salomon Brothers is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Intercable Special Committee selected Salomon to act as its financial advisor on the basis of Salomon Brothers' international reputation and its familiarity with the cable television industry in general. See "The Intercable Special Committee" for a description of Salomon Brothers' acting as an underwriter for securities to be issued by an affiliate of BCI. In the course of its business, Salomon Brothers trades the debt and equity securities of Intercable and Spacelink for its own account and for the accounts of customers. Accordingly, Salomon Brothers may at any time hold a long or short position in such securities.

     Fees Paid to Salomon Brothers. Intercable has paid Salomon Brothers aggregate fees of $1,250,000 in consideration for Salomon Brothers' services. Intercable has also agreed to reimburse Salomon Brothers for its out-of-pocket expenses, including reasonable fees and disbursements of counsel. Intercable has agreed to indemnify Salomon Brothers and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Salomon Brothers or any of its affiliates against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.

OPINION OF DILLON READ

     General. Dillon Read has delivered a written opinion to the Intercable Special Committee that, as of October 20, 1994, the issuance of 3,900,000 shares of Intercable Class A Stock to Spacelink pursuant to the Spacelink Agreement (the "Spacelink Stock Issuance") is fair to Intercable from a financial point of view.

     The full text of the opinion of Dillon Read, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex C to this Joint Proxy Statement/Prospectus. Intercable Shareholders are urged to read this opinion in its entirety for information with respect to the procedures followed, assumptions made and matters considered by Dillon Read in rendering such opinion. Dillon Read's opinion with respect to the Spacelink Stock Issuance does not constitute a recommendation to any Intercable or Spacelink Shareholder as to how such shareholder should vote at the respective Special Meetings with respect to the Spacelink Transaction. The summary of the opinion of Dillon Read set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In rendering its opinion, Dillon Read, among other things, (i) reviewed certain publicly available business and historical financial information relating to Intercable and Spacelink, (ii) reviewed certain financial information and other data provided to Dillon Read by Intercable and Spacelink that is not publicly available relating to the business and prospects of Intercable and Spacelink, including financial projections prepared by the management of Intercable and Spacelink, (iii) conducted discussions with members of the senior management of Intercable and Spacelink, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Dillon Read believed to be generally comparable to those of Intercable and Spacelink, (v) considered the pro forma effects of the Spacelink Stock Issuance on Intercable's leverage ratios and operating cash flow, (vi) reviewed the historical market prices and trading volumes of the common stock of Intercable and Spacelink, (vii) reviewed the Spacelink Agreement and the exhibits thereto, and (viii) conducted such other financial studies, analyses and investigations, and considered such other information as Dillon Read deemed necessary or appropriate.

     In connection with its review, Dillon Read did not independently verify any of the foregoing information and relied on its being complete and accurate in all material respects. In addition, Dillon Read did not make any appraisal of any of the assets or liabilities (contingent or otherwise) of Intercable or Spacelink. With respect to the financial projections referred to above, Dillon Read assumed that they were reasonably prepared on bases reflecting the best then available estimates and judgments of Intercable's and Spacelink's management as to the future financial performance of each company. Further, Dillon Read's opinion was based on economic, monetary and market conditions existing on the date thereof.

     In connection with rendering its written opinion on October 20, 1994, Dillon Read performed certain financial and comparative analyses. The following paragraphs summarize certain of the comparative analyses Dillon Read performed in arriving at its opinion.

     In connection with rendering its opinion with respect to the Spacelink Agreement, Dillon Read reviewed, among other things, the public market valuation (as of the October 20, 1994 and also as of certain historical dates) of Spacelink and the estimated private market value of the assets being acquired from Spacelink (such assets, excluding the 2,859,240 shares of Intercable Common Stock presently held by Spacelink, being referred to as the "Spacelink Assets"), and compared these amounts to the value of the shares of Intercable Class A Stock being issued to Spacelink shareholders as consideration for the Spacelink Assets. Based upon the $1.73 average public trading price of Spacelink Class A Stock for the 30 days prior to November 12, 1993 (the announcement date of the Spacelink transaction), Dillon Read calculated a public market valuation of the Spacelink Assets of $88.1 million. Based upon the $1,375 per share closing price of Spacelink Class A Stock on October 20, 1994, Dillon Read calculated a public market valuation of the Spacelink Assets of $69.7 million. Dillon Read computed an estimated private market value of the Spacelink Assets ranging from $48.0 million to $67.0 million, as further explained below. Dillon Read related these amounts to the value of the 3.9 million shares of Intercable Class A Stock being issued to Spacelink shareholders as consideration for the Spacelink Assets, which value was $55.6 million based upon the $14.25 closing price of Intercable Class A Stock on October 20, 1994 and was $66 million based upon the $16.92 average public trading price of Intercable Class A Stock for the 30 days prior to December 2, 1993 (the announcement date of the BCI Transaction), and was $89.3 million to $103.6 million based upon Dillon Read's estimate of the private market value of Intercable (as summarized below). Dillon Read noted that while the estimated private market value of the 3,900,000 shares of Intercable Class A Stock did not overlap the private market value range of the Spacelink Assets, the public trading value of the 3,900,000 shares of Intercable Class A Stock being issued to Spacelink was within the range of estimated private market values of the Spacelink Assets. Dillon Read also noted that the average value (without regard to allocations between International and the Minority Shareholders pursuant to the Reallocation) of Intercable Common Stock to be distributed to Spacelink Shareholders pursuant to the Spacelink Agreement (based upon 3.9 million Intercable Class A Common Stock at the October 20, 1994 closing price of $14.25 per share plus 2,859,240 shares of Intercable Common Stock at the October 20, 1994 closing price of $14.25 per share) was $1.20 per share, which was compared to the $1.73 average public trading price of Spacelink Class A Common Stock for the 30 days prior to November 12, 1993 (the date of the public announcement that Intercable and Spacelink had begun their discussions), and the $1.38 per share closing price of Spacelink Class A Common Stock on October 20, 1994.

     A descriptive summary of the analysis by which Dillon Read arrived at the estimated private market value of Intercable and the Spacelink Assets follows.

     Owned and Managed Cable Systems. With respect to the cable operations of Intercable and Spacelink, Dillon Read analyzed (i) the U.S. cable systems which are wholly owned by Intercable, Intercable's partial equity interests in several cable systems in the United Kingdom and Spain (the "Intercable Owned Systems"), and the U.S. cable systems wholly owned by Spacelink (the "Spacelink Owned Systems," and collectively with the Intercable Owned Systems, the "Owned Systems"), (ii) the management fees earned by Intercable and Spacelink in connection with the U.S. cable systems managed by Intercable (the "Intercable Managed Systems") and Spacelink (the "Spacelink Managed Systems, and collectively with the Intercable Managed Systems, the "Managed Systems"), and
(iii) the residual equity interests owned by Intercable and Spacelink in a number of limited partnerships which own the Managed Systems.

     In analyzing the private market value of the Owned Systems, Dillon Read used discounted cash flow analysis (using management's projections), analysis of certain publicly traded comparable companies, and analysis of certain private transactions involving cable television systems. Dillon Read's discounted cash flow analysis incorporated discount rates (applied to unlevered free cash flow) of 10% to 12% for U.S. cable systems and 13.5% to 15.5% for U.K. cable systems and terminal values ranging from 8.5 to 10.5 times projected 1999 EBITDA (earnings before interest, taxes, depreciation and amortization) for U.S. cable systems and 8.0 to 10.0 times projected 2003 EBITDA for the U.K. cable systems. Dillon Read analyzed the public market value of selected companies in the cable television industry which Dillon Read believed to be generally comparable to Intercable and Spacelink, including Adelphia Communications Corporation, Cablevision Systems Corporation, Century Communications Corporation, Comcast Corporation, TCA Cable TV, Inc. and Tele-Communications, Inc., and calculated the adjusted firm value (defined as the market value of equity plus the value of debt, preferred stock, and minority interests, less cash and the estimated value of certain non-cable assets) of such companies while considering certain quantitative data (such as EBITDA and number of basic cable subscribers) and in consideration of certain qualitative characteristics (including market demographics, technical characteristics and system clustering characteristics). Dillon Read also calculated the value of Intercable's stake in Bell Cablemedia plc based on the public trading value of its American Depositary Shares on October 20, 1994 of $24.50. Dillon Read also reviewed certain publicly available information pertaining to closed transactions in the cable television industry, and analyzed the prices paid or to be paid in these transactions as a multiple of trailing EBITDA and basic subscribers. Based on the aforementioned analysis, Dillon Read derived a range of values for the Intercable Owned Systems and the Spacelink Owned Systems of $615 million to $660 million, and $74 million to $82 million, respectively.

     With respect to the private market valuation of management fees earned by Intercable and Spacelink from the Managed Systems, Dillon Read performed a discounted cash flow analysis of the future fees to be received by Intercable and Spacelink from each of the Managed Systems, based upon management's estimates of the revenues of each Managed System and the timing (as projected by management, as well as variants that Dillon Read prepared based on management's projections) of the liquidation of the partnerships owning each of the Managed Systems. A terminal value was not applied in connection with the discounted value of the management fees, as each of the partnerships owning the Managed Systems was assumed by management to be liquidated within the period covered by the projections.

     With respect to the private market valuation of residual equity interests in each of the Managed Systems, Dillon Read performed a discounted cash flow analysis of the proceeds projected to be realized by Intercable and Spacelink upon the liquidation of the partnerships owning each of the Managed Systems, taking into account the estimated debt and/or cash balance as of the projected date of liquidation of each of the partnerships, any preferred distributions to limited partners, and the percentage residual interest held by Intercable and Spacelink in each of the partnerships. A terminal value was not applied in connection with the residual equity interests, as each of the partnerships owning the Managed Systems was assumed by management to be liquidated within the period covered by the projections.

     Based on the aforementioned analysis, Dillon Read derived a range of values for the Intercable Managed Systems and the Spacelink Managed Systems of $130 million to $160 million, and $11 million to $13 million, respectively.

     In performing its analysis of the Managed Systems, Dillon Read utilized projections which were prepared by management prior to the announcement of the revised FCC cable rate regulations in March 1994. Dillon Read did not analyze the impact of revised FCC regulation on the Managed Systems Spacelink, since no such analysis had been finalized by Intercable or Spacelink. Dillon Read believed, however, that the impact of such regulation on the operations of the Managed Systems would be negative.

     Programming and Other. Dillon Read reviewed and analyzed certain programming and other assets of Intercable and Spacelink, including Mind Extension University, Superaudio and Jones Satellite Networks. With respect to these businesses, Dillon Read conducted an analysis, where applicable, of selected publicly traded comparable companies, and a discounted cash flow analysis based upon projections (as projected by management, as well as variants that Dillon Read prepared based on management's projections). For purposes of its discounted cash flow analysis of these assets, Dillon Read used discount rates ranging from 13% to 17% (on unlevered free cash flow) and assumed terminal value multiples ranging from 7 to 9 times 2004 EBITDA. Dillon Read also analyzed the trading value of certain publicly traded cable programming and radio programming companies as a multiple of revenues, EBITDA, number of subscribers and considered other publicly available data related to such companies. Dillon Read noted that Mind Extension University and Galactic Radio were in earlier stages of development than some of the publicly traded programming companies that were studied, and were in additional and different lines of business. Dillon Read also considered the value of the other assets of Intercable and Spacelink, including but not limited to the value of

Jones Futurex, Inc., The Jones Group, Ltd., Jones Aviation, Inc., and as set forth in the respective Form 10-Qs of Intercable and Spacelink for the fiscal quarter ended August 31, 1994, cash and other investments, and other long term debt, payables and receivables. Dillon Read then derived a range of values for Intercable's and Spacelink's programming and other assets of $70 million to $76 million, and $38 million to $47 million, respectively.

     The summary set forth above does not purport to be a complete description of the analyses performed by Dillon Read. Dillon Read believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the above summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses performed by Dillon Read in arriving at its opinion. In performing its analyses, Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Intercable or Spacelink. The analyses performed by Dillon Read are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     No public company utilized as a comparison is identical to Intercable or Spacelink or the business segment for which a comparison is being made. An analysis of the results of such a comparison is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which Intercable, Spacelink and their business segments are being compared.

     Dillon Read is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements. The Intercable Special Committee selected Dillon Read as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Spacelink Stock Issuance and the BCI Agreement.

     Fees Paid to Dillon Read. Pursuant to the terms of an engagement letter dated February 25, 1994, Intercable has agreed to pay Dillon Read a fee of $500,000 in the aggregate for its written opinion on both the Spacelink Transaction and the BCI Transaction. Intercable has also agreed to reimburse Dillon Read for its reasonable out-of-pocket expenses including all reasonable fees and disbursements of counsel, and to indemnify Dillon Read and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under federal securities laws.

     As noted under the caption "Factors Considered by the Intercable Special Committee", the opinion of Dillon Read was only one of the many factors considered by the Intercable Special Committee in determining to approve the Spacelink Stock Issuance.

INTERCABLE'S RETENTION OF LEHMAN BROTHERS

     To assist it in the evaluation of both the Spacelink Agreement and the BCI Agreement, the Intercable Board retained the services of the investment banking firm of Lehman Brothers. Lehman Brothers was not asked to provide any opinion to the Intercable Board but it did provide advice and assistance in a number of situations throughout the negotiations. The Lehman Brothers fee for these services was $500,000.

RECOMMENDATION OF THE SPACELINK BOARD

     For the reasons described above, see "The Spacelink Transaction -- Reasons for the Transaction", the Spacelink Board recommends the Spacelink Transaction to the Spacelink Shareholders and believes such transaction is in the best interests of such shareholders.

RECOMMENDATION OF THE INTERCABLE BOARD

     The Intercable Board (of which all but two members are employees or former employees of Intercable), in accordance with the unanimous recommendation of the Intercable Special Committee, unanimously approved the Spacelink Agreement (with Mr. Jones abstaining) and recommends a vote in favor of the proposal to approve such agreement by the Intercable shareholders and believes such transaction is in the best interests of Intercable.

TERMS OF THE SPACELINK AGREEMENT

     The description of the Spacelink Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the text of the Spacelink Agreement attached hereto as Annex F to this Joint Proxy Statement/Prospectus and incorporated herein by references.


     General. Subject to receiving shareholder approval of the Spacelink Agreement, Intercable will acquire from Spacelink, pursuant to the Spacelink Agreement, substantially all of the assets of Spacelink (other than the 2,859,240 shares of Intercable Common Stock presently held by Spacelink). Intercable has agreed to assume all the liabilities of Spacelink, as set forth in the Spacelink Agreement, other than liabilities with respect to Dissenting Shareholders. Such liabilities totalled approximately $82,710,000 at April 30, 1994. In exchange, Intercable will issue 3,900,000 shares of Intercable Class A Stock, which shares shall be registered under the Securities Act of 1933. Pursuant to the Spacelink Agreement, Spacelink will liquidate and distribute its assets to its shareholders. Pursuant to the terms of the Reallocation, upon the dissolution of Spacelink up to 628,878 shares of Intercable Class A Stock will be reallocated to the Minority Shareholders. After giving effect to the distribution made upon the liquidation of Spacelink and the Reallocation, and assuming the exercise of all outstanding Spacelink stock options, each non-dissenting Minority Shareholder will receive .09683 shares of Intercable Class A Stock and .03570 shares of Intercable Common Stock for each share of Spacelink held. Mr. Jones, International and the subsidiaries of International will receive, on a per-share basis, fewer shares of Intercable Class A Stock than the Minority Shareholders because of the Reallocation.


     Spacelink Agreement Glossary. The following definitions of certain terms should be consulted in reviewing the following discussion of the Spacelink Agreement.

     "Acquisition Proposal" means a bona fide offer or proposal for, or indication of interest in, a merger or other business combination involving any Spacelink Group Entity or the acquisition of any equity interest in, or substantial portion of the assets of, any Spacelink Group Entity, other than the transactions contemplated by the Spacelink Agreement and in the Alternative Transaction as defined in the Transaction Agreement.

     "Closing Date" means the date of the Closing.

     "Control Option". See "The BCI Agreement -- Glossary."

     "Governmental Authority" means any local, county, state, commonwealth, federal or foreign judicial, executive or legislative instrumentality, or any agency, authority, commission, board or official thereof, including, without limitations, any franchising authority.

     "Intercable Group" means Intercable and each Person that is a Subsidiary of Intercable at such time.

     "Intercable Group Entity" means each Person included in the Intercable Group at such time.

     "JI Group" means, at any time, Glenn R. Jones, Jones International, Ltd. and each Person that is a Subsidiary of Glenn R. Jones or Jones International, Ltd. at such time, other than any Person that is an Intercable Group Entity or a Spacelink Group Entity at such time.

     "JI Group Entity" means each Person included in the JI Jones Group at such time.

     "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of Intercable and its Subsidiaries or Spacelink and its Subsidiaries, as applicable, in each case taken as a whole.

     "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Restricted Persons" means Spacelink and any other Spacelink Group Entity and their respective officers, directors, employees or other agents.

     "Ruling Request" means the request to the Internal Revenue Service for the Tax Ruling.

     "Spacelink Group" means Spacelink and each Person that is a Subsidiary of Spacelink at such time.

     "Spacelink Group Entity" means each Person included in the Spacelink Group at such time.

     "Subsidiary" means, as to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner or (iii) any other entity that is, directly or indirectly, controlled by such Person. With respect to Subsidiaries of Spacelink, Subsidiaries shall not include an Intercable Group Entity or Jones Earth Segment, Inc.

     "Tax Ruling" means a private letter ruling issued by the Internal Revenue Service to Intercable, Spacelink, Jones International, Ltd., and Glenn R. Jones holding, inter alia, that the acquisition of substantially all of the assets of Spacelink by Intercable pursuant to the Spacelink Agreement will be recognized as a tax-free reorganization under Section 368(a)(1) of the Internal Revenue Code and that no gain or loss will be recognized by Spacelink under Section 361 of the Code upon the transfer of the assets of Spacelink to Intercable or distribution of the shares of Intercable Class A Stock and the 2,859,240 shares of Common Stock of Intercable in liquidation to its shareholders.

     "Transaction Agreement" means the agreement dated as of May 31, 1994 among Spacelink, International, Glenn R. Jones and BCI which prescribes inter alia the circumstances pursuant to which the Spacelink-BCI Option Agreement becomes effective.

     Representations and Warranties. Spacelink and Intercable have made a number of representations and warranties to one another concerning, among other things, organization and qualification to do business, corporate power and authority, capitalization, subsidiaries, investments, properties, franchises, litigation, material contracts and liabilities, insurance, compliance with laws, environmental matters, intellectual property, taxes, transactions with affiliates, officers and directors and employee benefit plans.

     Certain Covenants. Until the Closing Date, Spacelink has agreed that it will, and will cause each of its Subsidiaries to, conduct their respective businesses in the ordinary course and will use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Specifically, Spacelink will not, and will not permit any Spacelink Group Entity
(i) to acquire or dispose of any cable television system; (ii) issue or grant rights or options with respect to any shares of capital stock; (iii) declare or make provision for the payment of any dividend or other distribution with respect to any shares of capital stock; or (iv) take or agree to take any action that would knowingly make any representation and warranty set forth in Article 3 of the Spacelink Agreement inaccurate in any respect at, or as of any time prior to, the Closing Date.

     Until the closing, Spacelink will regularly advise and consult with Intercable as to the business of Spacelink and its Subsidiaries. Spacelink has agreed to furnish Intercable with financial statements for all fiscal quarters ending after November 30, 1993 but prior to the Closing Date and when available, for the fiscal year ending May 31, 1994. These financial statements will be certified by the chief financial officer of Spacelink. Spacelink also agreed to provide Intercable with a management report with respect to operating revenues, operating expenses, capital expenditures and related information at the end of each monthly accounting period ending prior to the closing of the Spacelink Transaction.

     Intercable has agreed that the services that have been provided by the Spacelink Group Entities to the JI Group Entities and by the JI Group Entities to the Intercable Group Entities may continue to be provided during the period prior to the Closing Date, on terms and conditions consistent with past practice. Except for these transactions, Spacelink agreed that neither it nor any Spacelink Group Entity will engage in any material transaction, or enter into any agreement, with any JI Group Entity unless the terms of such transaction are fully and fairly disclosed to, and approved by, Intercable.

     Intercable has also agreed to preserve intact its business organizations and relationships with third parties and to keep available the services of their respective present officers and employees prior to closing of the Spacelink Transaction.

     Spacelink shall give BCI and Intercable, and their authorized representatives, full access to the offices, properties, books and records of the Spacelink Group Entities. Spacelink will provide such financial and operating data and other information as such persons may reasonably request, and Spacelink agreed to instruct its employees, counsel and financial advisors to cooperate with BCI and Intercable in their investigation of the Spacelink Group Entities. Likewise, Intercable will give Spacelink and its representatives full access to its offices, properties, books and records and will furnish to Spacelink such financial and operating data and other information as Spacelink may reasonably request. Intercable will instruct its employees, counsel and financial advisors to cooperate with Spacelink in its investigation.

     Until the earlier of the Closing Date or the termination of the Spacelink Agreement, no Restricted Person will take any action to solicit, initiate or encourage any Acquisition Proposal or engage in negotiations with any Person or disclose any non-public information relating to any Spacelink Group Entity or afford access to properties, books or records of any Spacelink Group Entity with a view to pursuing any Acquisition Proposal. Spacelink will promptly notify Intercable after receipt by a Restricted Person of any Acquisition Proposal and will keep Intercable fully informed of the status and details of any such Acquisition Proposal.

     The parties agree to use their reasonable best efforts to cause the transaction contemplated by the Spacelink Transaction to be recognized as a tax-free reorganization under Section 368(a)(1) of the Code. Spacelink has agreed to declare and to take steps to effect immediately upon the closing of the Spacelink Transaction a distribution of all of its assets on a pro rata basis to its shareholders. See "Plan of Liquidation of Spacelink".

     Conditions to Closing. The obligations of Intercable and Spacelink under the Spacelink Agreement are each subject to the satisfaction or waiver by each such party, at or prior to the Closing, of certain conditions, including (i) the approval of the Spacelink Agreement by the Intercable Shareholders and by the Spacelink Shareholders, (ii) the effectiveness of this Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), and the absence of a stop order, (iii) the approval for listing on the NASDAQ National Market System of the 3,900,000 shares of Intercable Class A Stock to be delivered to Spacelink pursuant to the Spacelink Agreement; (iv) the Tax Ruling shall have been received or certain conditions in the Transaction Agreement shall have been satisfied; (v) the absence of any order enjoining or restraining the consummation of the Spacelink Agreement and any pending or threatened action or proceeding brought by a Governmental Authority challenging the acquisition of the Spacelink Assets or otherwise seeking to restrain or prohibit consummation of the Spacelink Agreement or seeking to impose any material limitation on any material provision of the Spacelink Agreement, (vi) the completion of all actions by, and in respect of or filings with, any Governmental Authority required to permit the consummation of the Spacelink Agreement, (vii) the receipt by the Spacelink Group Entities and the Intercable Group Entities of all third-party consents required to consummate the Spacelink Agreement, and (viii) the sale of all of the capital stock of Jones Earth Segment, Inc.

     The obligation of Spacelink to consummate the Spacelink Agreement is subject to the satisfaction or waiver by Spacelink of the following further conditions: (i) Intercable shall have performed in all material respects all obligations required to be performed by it on or prior to the Closing Date; (ii) the representations and warranties of Intercable under the Spacelink Agreement and any certificate delivered pursuant thereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date; (iii) Spacelink shall have received a certificate signed by an executive officer of Intercable confirming the matters described in (i) and (ii) above; (iv) the shares of Intercable Class A Stock to be delivered to Spacelink pursuant to the Spacelink Agreement shall have been registered under the Securities Act; (v) Spacelink shall have received all documents it may reasonably request relating to the existence of

Intercable and any other Intercable Group Entities and the corporate authority of Intercable, all in form and substance reasonably satisfactory to Spacelink;
(vi) the holders of not more than 800,000 shares of Spacelink Class A Common Stock shall have given notice of intent to exercise the rights of Dissenting Shareholders by filing a notice of intent to demand payment; and (vii) Goldman Sachs shall not have withdrawn its fairness opinion.

     The obligation of Intercable to consummate the Spacelink Agreement is subject to the satisfaction or waiver by Intercable of the following further conditions: (i) Spacelink shall have performed in all material respects all of its obligations required to be performed by it at or prior to the Closing Date;
(ii) the representations and warranties of Spacelink under the Spacelink Agreement and any certificate delivered by Spacelink pursuant thereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date; (iii) Intercable shall have received a certificate signed by an executive officer of Spacelink confirming the matters described in paragraphs
(i) and (ii) above; (iv) Intercable shall have received all documents it may reasonably request relating to the existence of Spacelink and other Spacelink Group Entities and the corporate authority of Spacelink, all in form and substance reasonably satisfactory to Intercable; (v) the holders of not more than 800,000 shares of Spacelink Class A Common Stock shall have given notice of intent to exercise the rights of Dissenting Shareholders by filing a notice of intent to demand payment; and (vi) Salomon Brothers and Dillon Read shall not have withdrawn their fairness opinions.

     Termination and Survival. The Spacelink Agreement may be terminated at any time prior to the Closing (i) by mutual written agreement of Intercable and Spacelink; (ii) by Intercable or Spacelink if the Tax Ruling shall not have been received by December 15, 1994, unless an election to proceed with the Spacelink Agreement is made in accordance with Section 2.2(c) of the Transaction Agreement (see "The Spacelink-BCI Option Agreement-Background, The Transaction Agreement" and "Certain Federal Income Tax consequences," below); (iii) by Intercable or Spacelink if the Closing shall not have been consummated on or before December 30, 1994; (iv) by Intercable or Spacelink if the request for the Tax Ruling is withdrawn or the Internal Revenue Service indicates that it is likely that it will not grant the rulings sought in such request, unless an election to proceed with the Spacelink Agreement is made in accordance with Section 2.2(c) of the Transaction Agreement; or (v) by Intercable or Spacelink if there shall be any law or regulation that makes consummation of the transactions contemplated by the Spacelink Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by the Spacelink Agreement would violate any non-appealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction. Termination pursuant to any of the above methods, shall be without liability of either party to the other party. However, if termination results from (i) the willful failure of a party to fulfill a condition to the performance of the obligations of the other party or
(ii) a knowing breach by Intercable or Spacelink of any representation or warranty, such party shall be fully liable for any and all damage, loss, liability and expense incurred or suffered by the other party as a result of such failure or breach. The covenants, agreements, representations and warranties contained in the Spacelink Agreement or in the certificates delivered pursuant to such agreement will not survive the Closing except for the agreement by Intercable to assume liabilities of Spacelink and except for the obligation of the parties and International regarding the liquidation of Spacelink and the Reallocation.

     Expenses. All costs and expenses incurred in connection with the Spacelink Agreement shall be paid by the party incurring such cost or expense.

ACCOUNTING TREATMENT


     The Spacelink Transaction is accounted for as (i) the exchange of ownership interests between entities under common control for the 2,635,000 shares of Intercable Class A Stock distributed to Glenn R. Jones and International, which is reflected at predecessor cost and (ii) the acquisition of the minority interest of Spacelink, which is reflected at fair market value. The excess of the market value of Spacelink's minority interest over the book value is assigned to goodwill.

REGULATORY APPROVALS

     Certain franchise agreements pursuant to which Spacelink or its managed limited partnerships conduct operations in specific areas contain provisions requiring approval for the transfer of such franchises. In some cases, these provisions apply to the Spacelink Agreement and Spacelink has applied for the necessary approvals, without which the Spacelink Agreement cannot close, unless this closing condition is waived. Spacelink and its affiliates also hold certain licenses granted by the Federal Communication Commission, whose consent is required in connection with the sale of Spacelink assets. Spacelink expects that all of such approvals will be granted routinely. Spacelink does not believe that any other material governmental approvals or actions will be required for consummation of the Spacelink Agreement. See "Terms of the Spacelink
Agreement -- Conditions to Closing."

PLAN OF LIQUIDATION OF SPACELINK

     Pursuant to the Spacelink Agreement, Spacelink has covenanted and agreed that, immediately following the Closing, it will take steps to effect its complete liquidation and distribute all of its assets (excluding the reserve for payments to Dissenting Shareholders but including the 3,900,000 shares of Intercable Class A Stock and the 2,859,240 shares of Intercable Common Stock), to its shareholders, other than Dissenting Shareholders. For each share of Spacelink held immediately prior to the Closing, each shareholder of Spacelink (other than Dissenting Shareholders) shall receive the following:

          (i) 0.03570 shares of Intercable Common Stock; plus

          (ii) 0.09683 shares of Intercable Class A Stock, of which 0.04869 shares of Intercable Class A Stock will be received from Spacelink and
     0.04814 shares of Intercable Class A Stock will be received pursuant to the Reallocation.

The exchange ratios described above were calculated on the assumption that all of the outstanding options to acquire shares of Spacelink Class A Stock were exercised. If all of such options are not exercised, the exchange ratios shall be adjusted in the manner shown in Exhibit B to the Spacelink Agreement. Any such adjustment is not expected to be material.

     No fractional shares shall be distributed in the liquidation. Any fractional share to which a shareholder of Spacelink would otherwise have been entitled shall be rounded up or down to the nearest whole share. Upon satisfaction of all of its obligations to Dissenting Shareholders and the distribution of all of its assets to shareholders in complete liquidation pursuant to the Spacelink Agreement, Spacelink shall transfer to Intercable any cash remaining in the reserve established for payments to Dissenting Shareholders, together with any shares which would otherwise have been distributed to Dissenting Shareholders. Upon completion of such steps, Spacelink shall forthwith execute and file Articles of Dissolution with the Secretary of State of the State of Colorado.

EFFECT OF THE SPACELINK TRANSACTION ON SPACELINK'S STOCK OPTIONS

     Spacelink has a stock option plan, known as the Jones Spacelink, Ltd. 1992 Stock Option Plan (the "Spacelink Plan") and has granted stock options thereunder and has also granted stock options outside of the Spacelink Plan. A total of 2,010,997 shares of Spacelink Class A Stock were subject to option at September 30, 1994, with exercise prices ranging from $.719 to $1.125. If the Spacelink Agreement receives the requisite shareholder approvals, each unexpired and unexercised option to purchase shares of Spacelink Class A Stock under the Spacelink Plan or otherwise will become fully vested, thereby allowing the holders of such option to exercise them prior to Closing, in whole or in part. Any options which are not exercised will expire at Closing. Any options which are exercised will result in the option holders owning Spacelink Class A Common Stock and such holders will receive shares of Intercable Class A Stock and Intercable Common Stock upon consummation of the Spacelink Agreement on the same basis as the current holders of Spacelink Class A Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the principal federal income tax consequences of the transactions contemplated by the Spacelink Agreement and related transactions. This summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change. The discussion assumes that holders of shares of Spacelink hold such shares as capital assets, and does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-U.S. persons and shareholders who acquired shares of Spacelink pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, nor any consequence arising under the laws of any state, locality or foreign jurisdiction.

     Spacelink, Intercable, International and Glenn R. Jones have jointly filed with the IRS a request for a ruling describing the federal income tax consequences of the transactions contemplated by the Spacelink Agreement. The Tax Ruling, if granted, could provide, in part as follows:

          (1) Spacelink Shareholders will not recognize gain or loss upon the receipt from Spacelink of shares of Intercable Class A Stock and Intercable Common Stock upon the dissolution of Spacelink. (As discussed below, Spacelink shareholders will recognize taxable income upon the receipt of Intercable Class A Stock after the dissolution of Spacelink pursuant to the Reallocation.)

          (2) The tax basis of such Intercable shares received by a Spacelink shareholder upon the dissolution of Spacelink will be the same as the tax basis of the shares of Spacelink Class A Common Stock exchanged therefor.

          (3) The holding period applicable to the shares of Intercable Class A Stock and Intercable Common Stock received by Spacelink shareholders from Spacelink will include the holding period of the Spacelink shares so exchanged, if such Spacelink shares were held as capital assets.

          (4) Spacelink and Intercable will not recognize taxable gain or loss upon the exchange of Spacelink assets for Intercable Class A Stock or upon the distribution by Spacelink of its shares of Intercable to its shareholders.

     Rulings received from the IRS would be based upon (i) certain representations of Spacelink, Intercable, International and Mr. Glenn R. Jones concerning, among other matters, their intentions to maintain a continuing direct and indirect proprietary interest in Intercable, and (ii) the terms of the Spacelink Agreement. Any private ruling issued by the IRS will bind the IRS only with respect to the parties who requested the ruling, which will include only Spacelink, Intercable, International and Mr. Glenn R. Jones.

     In the course of preliminary discussions with the IRS, such agency has indicated that it might require that the shares of Intercable Common Stock currently held by Spacelink, and currently excluded from the Spacelink Agreement, be transferred from Spacelink to Intercable and back to Spacelink as part of the sale of the assets. This "round tripping" of the Intercable Common Stock would not change the substantive transaction between Intercable and Spacelink, and the shareholders of Spacelink would still receive their pro rata share of the Intercable Common Stock currently held by Spacelink upon the liquidation of Spacelink. Mr. Jones, Intercable and Spacelink have indicated that if the IRS were prepared to issue a favorable Tax Ruling and required the "round tripping" of the Intercable Common Stock in order to issue such favorable ruling, then Spacelink would agree to the inclusion of the Intercable Common Stock in the assets being transferred to Intercable, with the consideration to be paid by Intercable for such assets being the transfer back to Spacelink of such Intercable Common Stock. In that event, the Intercable Common Stock would be transferred by Spacelink to Intercable, and would be transferred back by Intercable to Spacelink and would be included in the assets distributed to Spacelink Shareholders upon the liquidation of Spacelink. The decision as to whether or not to "round trip" the stock will be made on the basis of what the IRS will require in order to issue a favorable Tax Ruling.

     It is uncertain how quickly the IRS will rule on this transaction, and there is no assurance that the IRS will rule favorably. If satisfactory rulings are not received by December 15, 1994, the Spacelink Agreement will not be consummated unless Mr. Glenn R. Jones elects to proceed with the Spacelink Agreement in accordance with the conditions described below.

     Mr. Glenn R. Jones may, but is not required to, elect to proceed with the Spacelink Agreement in the absence of an IRS ruling provided (A) International and Intercable shall have entered into an Indemnification Agreement by which, subject to certain exceptions, International generally would indemnify Intercable for a portion of federal, state and local taxes, including interest and penalties, actually incurred if the transactions contemplated by the Spacelink Agreement are determined to result in the recognition of taxable gain to Spacelink, and (B) Intercable shall have received an opinion of Davis, Graham & Stubbs, L.L.C. or Skadden, Arps, Slate, Meagher & Flom as to certain tax consequences of the Spacelink Agreement ("Counsel's Opinion"). Counsel's Opinion would be based upon certain representations, including representations of International and Mr. Glenn R. Jones concerning their intent to maintain a continuing direct and indirect proprietary interest in Intercable. Counsel's Opinion also may be subject to certain qualifications, including, but not limited to, (1) the recognition that there is an absence of authority with respect to certain issues, (2) that the transfer of Intercable Common Stock by International to a less-than wholly owned subsidiary of International and the issuance of the Control Option should not violate the "continuity of proprietary interest" requirement for tax-free reorganizations, recognizing the absence of authority on point and (3) other qualifications which are reasonable and customary for an opinion of a similar nature. Counsel's Opinion would state that, in the opinion of counsel, based upon and subject to such qualifications, the transactions contemplated by the Spacelink Agreement will be treated as a reorganization within the meaning of Section 368(a)(1) of the Code. Unlike a private ruling from the IRS, an opinion of counsel does not bind the IRS or the courts, and can provide no assurance that the Spacelink Agreement will result in the desired tax consequences to Intercable or to the Spacelink Shareholders.

     Assuming that the transactions contemplated by the Spacelink Agreement will be treated as a reorganization under Section 368(a)(1) of the Code, Spacelink Shareholders will acquire a tax basis in the Intercable shares received in exchange for Spacelink Class A Common Stock upon the dissolution of Spacelink equal to the tax basis of the shares of Spacelink Class A Common Stock exchanged therefor. Such tax basis will be allocated between the shares of Intercable Class A Stock and Intercable Common Stock received in the exchange in proportion to the respective fair market values of the Intercable Class A Stock and the Intercable Common Stock received. Under Rev. Rul. 73-233, discussed below, a shareholder's tax basis in the shares of Intercable Class A Stock received pursuant to the Reallocation will be the fair market value of such shares on the date they are received.


     In accordance with Revenue Ruling 73-233, 1973-1 CB 179, the reallocation to the shareholders of Spacelink (excluding International and Mr. Glenn R. Jones) of up to 628,878 shares of Intercable Class A Stock pursuant to the Reallocation will be treated as a taxable fee, and not as part of the tax-free reorganization. Accordingly, a Spacelink Shareholder will recognize ordinary taxable income on the receipt of such shares of Intercable Class A Stock. The amount of income recognized will be the fair market value of such Intercable shares on the date received.


     The manner in which a Spacelink Shareholder's basis in the Intercable Class A Stock and the Intercable Common Stock received upon the dissolution of Spacelink and in the Reallocation will be allocated among the particular shares of such stock is uncertain and will depend upon the Spacelink Shareholder's particular circumstances. Accordingly, Spacelink Shareholders are urged to consult with their own tax advisors in this regard.

     Except as discussed below, a Dissenting Shareholder of Spacelink who demands and receives payment for his or her Spacelink shares will recognize taxable gain or loss equal to the excess of (1) the amount of the cash payment which the shareholder receives from Spacelink in exchange for such Spacelink shares, reduced by (2) such shareholder's adjusted basis in the Spacelink shares. Such gain or loss would be capital gain or loss assuming the Spacelink shares were held as capital assets, and would be long-term capital gain or loss if the shares also were held for more than one year. Under the rules of Section 302 of the Code, in certain circumstances the amount of the cash payment received from Spacelink by a dissenting shareholder who maintains a sufficient continuing interest (direct and constructive) in shares of Intercable might be treated as ordinary dividend income to the extent of the current or accumulated earnings and profits, if any, of Spacelink for the period ended on the date of the exchange.

     A Spacelink Shareholder who is not exempt from backup withholding may be subject to backup withholding at a rate of 31% of the shares of Intercable Class A Stock to which the Spacelink Shareholder is entitled pursuant to the Reallocation, or with respect to any payment to which the Spacelink Shareholder is entitled as a Dissenting Shareholder. Generally, Spacelink, International, its agent, broker or any paying agent, as the case may be, will be required to withhold from any payment subject to withholding a tax of 31% of such payment if the payee fails to furnish his taxpayer identification number, to certify that he is not subject to backup withholding, or otherwise comply with the applicable backup withholding rules.

     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE SPACELINK AGREEMENT AND RELATED TRANSACTIONS AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. SPACELINK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

OPERATIONS AND MANAGEMENT OF INTERCABLE AFTER THE CONTEMPLATED TRANSACTIONS

     Generally, the management and operations of Intercable after closing of the Spacelink Agreement and the BCI Agreement will remain as they are currently. The cable television and other operations to be acquired from Spacelink will likely be managed by those persons who presently have charge of such operations, including the management of Spacelink's limited partnerships, which are not otherwise affected by the Spacelink Transaction. It is anticipated that all employees of Spacelink will become employees of Intercable.

     Pursuant to the terms of the Shareholders Agreement to be entered into among Mr. Glenn R. Jones, International, BCI and Intercable (the "Shareholders Agreement") upon the closing of the BCI Agreement, the Intercable Board will be increased from seven to thirteen. BCI will have the right to designate three persons for nomination to the Intercable Board, Mr. Jones will have the right to designate seven persons for nomination to such Board, and BCI and Mr. Jones will jointly designate three persons for nomination to such Board, each of the latter being an independent director with no current affiliation with Intercable, BCI or any other of their respective affiliated entities. BCI will also have the right pursuant to the Secondment Agreement to be entered into upon closing of the BCI Agreement to place, with Intercable's consent, up to ten persons in management positions within Intercable at Intercable's cost. See "The BCI Transaction-Terms of the Shareholders Agreement" and "Terms of the Secondment Agreement."

     Spacelink sponsors certain employee pension and welfare benefit plans in which its eligible employees participate. With the exception of certain plans of nonqualified deferred compensation, Intercable sponsors the same pension and welfare benefit plans which are sponsored by Spacelink. Spacelink employees participating in these plans will become employees of Intercable upon closing of the Spacelink Agreement, and their benefits and accruals will be unaffected. Upon the closing of the Spacelink Agreement, it is anticipated that Intercable will adopt the plans of nonqualified deferred compensation sponsored by Spacelink, and, upon such adoption, the benefits and accruals of the participants in these plans will also be unaffected. There will be no effect on the tax-qualified status of any of the pension or welfare benefit plans as a result of the Spacelink Transaction.

     If the BCI Agreement closes, Intercable will have the funds provided by that transaction, as well as an enhanced ability to borrow funds that the BCI relationship is expected to provide. Having additional funds should allow Intercable to expand its business over time by acquiring additional properties, including certain properties now held by its managed limited partnerships. No such properties have been selected at the date of this Joint Proxy Statement/Prospectus.

     If the BCI Agreement closes, BCI will acquire an option to purchase certain shares of Intercable Common Stock. If such option is exercised, BCI would then own enough shares of Intercable Common Stock to elect seventy-five percent (75%) of the members of the Intercable Board. See "The BCI Transaction-Terms of the Option Agreements."

EXCHANGE OF SPACELINK STOCK CERTIFICATES


     Promptly after consummation of the Spacelink Transaction, Chemical Trust Company of California (the "Agent") will mail a letter of transmittal with instructions to each Spacelink Shareholder of record immediately before the closing of the Spacelink Transaction for use in exchanging certificates for shares of Spacelink for certificates representing shares of Intercable Common Stock and Intercable Class A Stock. Certificates should not be surrendered by Spacelink Shareholders until they have received such letter of transmittal from the Agent.


RESALES OF INTERCABLE SHARES

     The Intercable Class A Stock and Intercable Common Stock to be distributed to the Shareholders in connection with the Spacelink Agreement have been registered under the Securities Act. All such shares will be freely transferable by those Spacelink Shareholders who, at the time of the Closing, are not deemed to be "Affiliates" of Spacelink for purposes of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Spacelink (generally, certain executive officers and directors and companies they control). Mr. Jones, International, Mr. Henderson and Mr. Gregory Liptak, President of Spacelink, are such Affiliates of Spacelink.

     Affiliates may not sell shares acquired in connection with the Spacelink Agreement, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who are or become Affiliates of Intercable) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Closing, an Affiliate (together with certain related persons) would be entitled to sell shares acquired in connection with the Spacelink Agreement only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Intercable Common Stock or Intercable Class A Stock, as the case may be, or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to Affiliates if Intercable remained current with its informational filings with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Two years after the Closing, an Affiliate would be able to sell such shares without such manner of sale or volume limitations provided that Intercable was current with its Exchange Act informational filings and such Affiliate was not then an Affiliate of Intercable. Three years after the Closing, an Affiliate would be able to sell such shares without any restrictions so long as such Affiliate had not been an Affiliate of Intercable for at least three months prior thereto.

                       THE SPACELINK-BCI OPTION AGREEMENT

BACKGROUND

     BCI agreed to enter into the BCI Agreement with Intercable, and pursuant thereto to acquire shares of Intercable Class A Stock, only as part of a larger transaction whereby BCI would ultimately be able to gain control of Intercable through the acquisition of sufficient Intercable Common Stock to control the Intercable Board. Accordingly, BCI has obtained from International and Mr. Jones and, in the alternative, from Spacelink, a right to purchase an option on sufficient shares of Intercable Common Stock to achieve this objective. If the Spacelink Agreement closes, then, pursuant to the terms of the Option Agreements, BCI will acquire from International, through a special purpose subsidiary, and from Mr. Glenn R. Jones, through a special purpose trust, an option to acquire all of their shares of Intercable Common Stock, held directly or indirectly. Alternatively, if the Spacelink Agreement does not close, then BCI will close the BCI Agreement with Intercable only if it acquires from Spacelink, through a special purpose subsidiary, an option to acquire all of the shares of Intercable Common Stock held by Spacelink.

THE TRANSACTION AGREEMENT

     Spacelink, International, Mr. Glenn R. Jones and BCI have entered into an agreement dated as of May 31, 1994 entitled the "Transaction Agreement" in order to provide the mechanism for determining under what circumstance a party (i.e., International and Mr. Jones on the one hand, or Spacelink on the other) will grant to BCI the requisite option on the Intercable Common Stock. The Transaction Agreement contemplates that if the Spacelink Transaction is consummated International will organize a special purpose corporation and Mr. Jones will organize a special purpose trust to hold the shares of Intercable Common Stock now owned by them or to be received upon the dissolution of Spacelink. The Transaction Agreement provides that upon the Closing of the BCI Agreement, BCI will enter into the Option Agreements. See "Terms of the BCI Agreement-Terms of the Option Agreements."

     However, if the Spacelink Transaction has not been consummated, upon notice being given (an "Alternative Transaction Notice"), BCI and Spacelink will enter into the Spacelink-BCI Option Agreement. An Alternative Transaction Notice may be given by Mr. Jones at any time, or by BCI at any time after December 15, 1994 or by BCI at any time after the Ruling Request is withdrawn or the Internal Revenue Service indicates that it is likely it will not grant the relief sought in the Ruling Request.

     Regardless of whether an Alternative Transaction Notice has been delivered or the status of the Ruling Request, Mr. Jones may, notwithstanding anything to the contrary in the Transaction Agreement, elect to proceed with the Spacelink Agreement if certain conditions are satisfied, namely that (i) International and Intercable shall have entered into an indemnification agreement, substantially in the form attached to the Transaction Agreement, and (ii) Intercable shall have received a favorable opinion of tax counsel regarding the tax consequences of the Spacelink Agreement. The indemnification agreement provides that International generally will indemnify Intercable against and hold it harmless from International's share (as defined below) of the actual Federal, state and local income tax (including interest and penalties payable to the Internal Revenue Service) when the same become payable by reason of a Final Determination (as defined) of liability of Spacelink for any U.S. Federal income tax because the Spacelink Agreement fails to qualify as a reorganization within the meaning of Section 368(a)(1) of the Code or because Spacelink is subject to tax under
Section 357(c) or 361(c) of the Code as a result of the transactions contemplated by the Spacelink Agreement. International's share of liability is determined by the ratio of the aggregate number of shares of stock of Spacelink owned by the JI Group Entities to the aggregate number of shares of Spacelink outstanding, calculated by taking into account all options that are exercised for Class A Common Stock of Spacelink at or prior to the consummation of the Spacelink Agreement. The Tax opinion would state that, based upon and subject to certain representations and qualifications, the reorganization pursuant to the Spacelink Agreement would be treated as a reorganization within the meaning of
Section 368(a)(1) of the Code. See "Certain Federal Income Tax Consequences".

     If Mr. Jones elects to proceed with the Spacelink Agreement in the circumstances described above, the Spacelink-BCI Option Agreement would not become effective.

TERMS OF THE SPACELINK-BCI OPTION AGREEMENT

     In the event that the Spacelink Agreement is not consummated, whether due to the failure to receive a favorable tax ruling from the IRS or for any other reason, Spacelink will remain in existence and will retain all of its assets and businesses (other than Jones Earth Segment, Inc.). In such an event, there will be no liquidation of Spacelink and no distribution of any shares of Intercable Common Stock to the Spacelink Shareholders. Instead, Spacelink will grant to BCI an option on its Intercable Common Stock pursuant to the terms of an option agreement substantially identical to the Option Agreements. See "The BCI Transaction -- Terms of the Option Agreements". Under the terms of its agreement with BCI (the "Spacelink-BCI Option Agreement"), a copy of which is attached as Annex G to this Joint Proxy Statement/Prospectus and incorporated herein by reference, Spacelink will receive from BCI an option deposit of $19 per share for each of the 2,859,240 shares of Intercable Common Stock owned by Spacelink, and in exchange for such payment, will grant to BCI an option to acquire the shares of Intercable Common Stock. The option would generally be exercisable, except in certain limited circumstances (see "The BCI Transaction -- Terms of the Option Agreements"), during the period commencing on the seventh anniversary and ending on the eighth anniversary of the Closing of the BCI Agreement. If the Spacelink-BCI Option Agreement becomes effective, Spacelink would also enter into a Shareholders Agreement with BCI on terms and conditions similar to those of the Shareholders Agreement described at "Terms of the Shareholders Agreement." Pursuant to such Shareholders Agreement, Spacelink would, among other things, agree to refer to Intercable all opportunities to invest in (i) cable television systems, (ii) wireline communications services in markets served by Intercable or Spacelink and in other markets if the fair market value of the investment is less than Intercable's market capitalization at such time, and (iii) broadband multi-media services in any market in which Intercable or Spacelink provides cable television or wireline services. Spacelink would, however, be free to make investments in and provide any of the foregoing services on the island of Hawaii in the State of Hawaii. It would also be free to maintain and complete any cable television system which it currently owns or manages wherever located, and to maintain and expand its other businesses, such Jones Satellite Networks, Superaudio and Jones Futurex, Inc. While the referral obligation could limit Spacelink's ability to grow as a cable television operator, it will maintain the ability to grow its other current businesses and to explore all other new business opportunities not subject to the referral obligation.

     The option deposit received by Spacelink from BCI will be non-refundable and will not offset amounts payable by BCI upon any exercise of the option on the Intercable Common Stock pursuant to the Spacelink-BCI Option Agreement. If BCI elects to exercise its option under the Spacelink-BCI Option Agreement, Spacelink will receive an amount per share to be determined based on the timing of any such exercise and the market price of the Intercable Class A Stock at the time of any such exercise. Generally, the purchase price per share of Intercable Common Stock upon exercise of the option will be the sum of (i) two-thirds of an agreed upon price per share (ranging from $28.50 in the first year after Closing to $89.13 in the eighth year after Closing), and (ii) one-third of 120% of the current market value per share of Intercable Class A Stock at the time the option is exercised. See "The BCI Transaction -- Terms of the Option Agreements". If the Spacelink Agreement closes, the Spacelink-BCI Option Agreement will not become effective. Approval of the Spacelink-BCI Option Agreement constitutes, without any further vote, approval of the sale of the optioned shares of Intercable Common Stock, if the option is exercised by BCI.


     If the Spacelink-BCI Option Agreement is consummated, it is expected that the proceeds from the option deposit received by Spacelink will be used to repay outstanding bank indebtedness of approximately $52,000,000.


TAX ASPECTS OF THE SPACELINK-BCI OPTION AGREEMENT

     Spacelink should not recognize taxable income upon the receipt of approximately $54.3 million -- or $19 per optioned share -- in consideration for the issuance of this option. Rather, if the option is exercised, Spacelink (or its subsidiary if a subsidiary is used to grant the option and hold the optioned shares), will at that time recognize capital gain equal to the sum of the exercise price under the option plus the $54.3 million received upon the grant of the option, less its basis in the Intercable Common Stock sold under the terms of the Spacelink-BCI Option Agreement. If the option lapses unexercised, ordinary taxable income will then be recognized equal to the $54.3 million previously received upon the grant of the option.

OPINION OF GOLDMAN SACHS & CO. REGARDING THE SPACELINK-BCI OPTION AGREEMENT

     On June 1, 1994, Goldman Sachs delivered to the Spacelink Board its written opinion that the consideration to be received by Spacelink for the Spacelink-BCI Option is fair to Spacelink. A copy of Goldman Sachs' written opinion, dated June 1, 1994 is attached as Annex E to this Proxy Statement and is incorporated herein by reference. All Spacelink shareholders are advised to read the opinion in its entirety for the assumptions made, matters considered, the scope of the review undertaken and the procedures followed by Goldman Sachs.

     Goldman Sachs noted in its presentation to the Spacelink Board that pursuant to agreements other than the Spacelink-BCI Option Agreement, transactions were being executed between BCI, International, Intercable, JEN, Lightwave and JEG, and that while they reviewed the terms and conditions of these other transactions, Goldman Sachs was expressing no opinion regarding any of these transactions. Further, Goldman Sachs noted that Spacelink would, if the Spacelink-BCI Option Agreement is consummated, be entering into an obligation to refer business opportunities ("Referral Obligation") to Intercable and that Goldman Sachs was expressing no opinion regarding the Referral Obligation.

     In connection with its opinion, Goldman Sachs reviewed, among other things, the Spacelink-BCI Option Agreement; Annual Reports to shareholders and Annual Reports on Form 10-K of Spacelink and of Intercable for the five years ended May 31, 1993; certain interim reports to shareholders; and certain internal financial analyses and forecasts for Spacelink and Intercable prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of Spacelink and Intercable regarding their past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Intercable Common Stock and Intercable Class A Stock, compared certain financial and stock market information for Spacelink with similar information for certain other companies the securities of which are publicly traded, and performed such other studies and analyses as were considered appropriate.

     The discussion below outlines the basic analyses used by Goldman Sachs in preparing its opinion and the primary factors discussed during its presentations. This summary, however, does not purport to be a complete description of Goldman Sachs' written analyses or its presentations to the Spacelink Board.

     The primary methodology by which the option to be granted by Spacelink to BCI on the shares of Intercable Common Stock held by Spacelink (the "Spacelink Option") was valued involved the use of the Black-Scholes Option Pricing Model ("Black-Scholes Model"). Goldman Sachs noted in its discussions with the Spacelink Board that the valuation of a long term option is inherently uncertain, being necessarily based upon standard option pricing models that rely upon certain assumptions beyond the ability of any party to control and require subjective determinations regarding, among other things, stock price volatility, dividend yield, discount rates and the expiration date of the option. The type of option being sold by Spacelink is extremely difficult to value using the Black-Scholes Model given the illiquidity of the option, the unique negotiated terms contained in the Spacelink-BCI Option Agreement, the relatively low volume level of trading which takes place in the Intercable Common Stock and the uncertainty as to what the exact purchase price will be if and when the Spacelink Option is exercised. Due to the significant uncertainty caused by the fact that there is not a fixed price at which the Spacelink Option can be exercised, that there is no ability to positively determine when the Spacelink Option can or will be exercised due to certain accelerating events which may take place, and the other factors noted above, the estimated range of value of the Spacelink Option varies widely and any such estimates must be viewed in light of the circumstances and qualifications noted in this paragraph. Goldman Sachs based its analysis upon the Black-Scholes Model and, in connection therewith, reviewed with the Spacelink Board the assumptions used by Goldman Sachs regarding exercise price, volatility, dividend yield, discount rate and timing of the Spacelink Option. Goldman Sachs' opinion constituted its view based on such assumptions and the trading prices and market conditions as of the close of trading on May 27, 1994.

     Goldman Sachs presented to the Spacelink Board two different methodologies in which the potential value of the Spacelink Option could be calculated using the Black-Scholes Model. The first methodology valued the Spacelink Option using an exercise price which was dependent on the estimated future stock price of Intercable Class A Stock as provided by the management of Intercable. Using this methodology, Goldman Sachs prepared a matrix showing the potential value of the Spacelink Option using volatility levels ranging from 30% to 75% and durations of the Spacelink Option ranging from 1 year to 8 years. Under this approach, the potential value of the Spacelink Option ranged from $4.8 million to $50.1 million. Goldman Sachs pointed out that the historical volatility of Intercable Common Stock over the past 10 years ranged from 53% to 59%. Goldman Sachs also presented to the Spacelink Board a second method of calculating the potential value of the Spacelink Option using the Black-Scholes Model and a formula which did not require estimates of the future value of Intercable Class A Stock to determine the future exercise price. Using this approach, Goldman Sachs prepared a matrix showing the potential range of values for the Spacelink Option using the same volatility levels and durations as noted above and arrived at a range of $.7 million to $29.3 million. Goldman Sachs noted to the Spacelink Board that it believed this second methodology was more appropriate to rely on because it eliminated the uncertainty around estimating the future stock price of Intercable Class A Stock.

     Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed for purposes of its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Intercable, Spacelink or any of its subsidiaries and was not furnished with any such evaluation or appraisal. In rendering its opinion, Goldman Sachs considered only the consideration being received for the Spacelink Option; it being acknowledged by the Spacelink Board that the determination as to whether or not an option to acquire shares held by Spacelink should be issued is a matter to be decided by the Spacelink Board in the exercise of its business judgment, as to which Goldman Sachs was informed that the Spacelink Board was separately advised by Spacelink's management and counsel.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of the analyses described above. The values obtained under these methodologies were compared to the amounts to be received by Spacelink under the Spacelink-BCI Option Agreement, and when considered with other factors, led Goldman Sachs to the conclusion stated in its opinion set forth herein. No company or transaction used in the above analysis as a comparison is identical to Spacelink or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion as to the fairness of the consideration to be received by Spacelink for the Spacelink Option and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results may not be indicative of actual future results, and actual future results may be significantly more or less favorable than suggested by such analyses. As described above, Goldman Sachs' opinion and presentation to the Spacelink Board was made to assist it in making its determination to approve the Spacelink-BCI Option Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex E hereto.

     Fees Paid to Goldman Sachs. Pursuant to a letter agreement dated May 23, 1994 (the "Spacelink Engagement Letter"), the Spacelink Board engaged Goldman Sachs to render an opinion as to the fairness of the consideration to be received by Spacelink for the Spacelink-BCI Option. The Spacelink Board has agreed to pay Goldman Sachs $250,000 for its services pursuant to the terms of the Spacelink Engagement Letter. The Spacelink Board has agreed to reimburse Goldman Sachs for its expenses, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

     The Spacelink Board has approved the Spacelink-BCI Option Agreement and recommends that the Spacelink Shareholders approve it.

     See "The Spacelink Special Meeting -- Record Date; Shareholders Entitled to Vote and Required Vote" and "Dissenters' Rights" for information regarding the vote required to adopt this proposal and the right to dissent thereto.

                  COMPARATIVE MARKET PRICE DATA AND DIVIDENDS

     Intercable. Intercable's shares are quoted on NASDAQ/NMS under the symbols "JOIN" and "JOIN A" for the Intercable Common Stock and Intercable Class A Stock, respectively. The following table shows the high and low prices as quoted on the NASDAQ/National Market System for the first quarter of fiscal 1995 and for each quarterly period of fiscal 1994, 1993, 1992 and 1991 for each class of Intercable's stock:

       TIME PERIODS                                         COMMON STOCK      CLASS A STOCK
       ------------                                         ------------      -------------
                                                           HIGH     LOW      HIGH     LOW
                                                           ----     ---      ----     ---
 1995  First Quarter.....................................  15 7/8   11 1/2   15 3/8   12

 1994  First Quarter.....................................  14 3/4   11       15 1/4   11 1/4
       Second Quarter....................................  20       13 1/4   19       12 1/2
       Third Quarter.....................................  20 1/4   14 7/8   20 1/4   15
       Fourth Quarter....................................  15 3/4   10 3/4   15 5/8   11

 1993  First Quarter.....................................  14        9 3/4   13 1/2   10
       Second Quarter....................................  12 1/4   10 3/4   13        9 1/2
       Third Quarter.....................................  16 3/4   12       16       12 1/4
       Fourth Quarter....................................  16 1/4   10 1/2   16 1/4   10

 1992  First Quarter.....................................  11        7 3/4   11 1/4    8
       Second Quarter....................................  13 1/4    8 3/4   13 1/2    9
       Third Quarter.....................................  14       10 3/4   14       11 1/4
       Fourth Quarter....................................  13        9 1/4   12 1/2    9 1/2

1991  First Quarter.....................................  11 3/4    6       11 3/4     5 3/4
       Second Quarter....................................   8 1/4    4 3/4    8 3/4    4 3/4
       Third Quarter.....................................  10        5 3/4   11        5 1//4
       Fourth Quarter....................................  12 1/4    8 3/4   12 3/4    9 1/2

     On June 1, 1994, the last full trading day preceding the public announcement of the execution of the Spacelink Agreement, the last reported sale prices were $12.88 for the Intercable Common Stock and $13.00 for the Class A Stock.

     Spacelink. Spacelink's Class A Common Stock is quoted on NASDAQ under the symbol "SPLKA". The following table shows the high and low prices of Spacelink's Class A Common Stock as quoted on the NASDAQ National Market System for the first quarter of fiscal 1995 and for each quarterly period of fiscal 1994, 1993, 1992 and 1991:

       TIME PERIODS                                              CLASS A COMMON STOCK
       ------------                                              --------------------
                                                                 HIGH         LOW
                                                                 -----        ----
 1995  First Quarter...........................................  2 1/4        1 1/4

 1994  First Quarter...........................................  1 1/8          9/16
       Second Quarter..........................................  2 1/2          3/4
       Third Quarter...........................................  2 13/16      1 15/16
       Fourth Quarter..........................................  2 9/16       2

 1993  First Quarter...........................................  1 1/8          3/4
       Second Quarter..........................................    15/16        19/3
       Third Quarter...........................................  1 3/8          3/4
       Fourth Quarter..........................................  1 5/16         5/8

 1992  First Quarter...........................................  1 5/8        1 1/16
       Second Quarter..........................................  1 3/8        1
       Third Quarter...........................................  1 1/8          13/16
       Fourth Quarter..........................................  1 3/16         13/16

 1991  First Quarter...........................................  1 3/4        1
       Second Quarter..........................................  1              9/16
       Third Quarter...........................................  1 5/8          5/8
       Fourth Quarter..........................................  1 3/4        1 1/8

     On June 1, 1994, the last full trading day preceding the public announcement of the execution of the Spacelink Agreement, the last reported sale price was $2.19 for the Spacelink Class A Common Stock.

DIVIDENDS

     Neither Intercable nor Spacelink has ever paid a cash dividend, nor is there any intention to pay any cash dividends in the foreseeable future. If the Spacelink Agreement is closed, Intercable's plans regarding the payment of cash dividends would not change.

                   COMPARISON OF CERTAIN RIGHTS OF INTERCABLE
                    SHAREHOLDERS AND SPACELINK SHAREHOLDERS


     If the Spacelink Agreement receives the requisite shareholder approvals and the other conditions to the closing have been met, upon the liquidation of Spacelink, and after giving effect to the Reallocation and assuming the exercise of all outstanding options to acquire shares, the non-dissenting holders (other than Mr. Glenn R. Jones, International and their subsidiaries) of Spacelink Class A Common Stock and Class B Common Stock will receive .09683 shares of Intercable Class A Stock and .03570 shares of Intercable Common Stock for each share of Spacelink held. Such Intercable Class A Stock would be newly issued by Intercable. The Intercable Common Stock is presently owned by Spacelink.


     Intercable and Spacelink are Colorado corporations. The following is a summary of the material differences between the rights of holders of Intercable Shares and the rights of holders of Spacelink Shares. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the CBCA and to the Articles of Incorporation and Bylaws of Intercable and Spacelink.

DIVIDENDS

     Intercable. Each share of Intercable Class A Stock and each share of Intercable Common Stock have the same rights to dividends and distributions, when and as declared by the board of directors, whether paid in cash, property or stock, except that in the case of cash dividends, holders of shares of Intercable Class A Stock shall be paid one-half cent per share in addition to the amount payable for each share of Intercable Common Stock for each quarter in respect of which a cash dividend is declared and paid on the Intercable Common Stock. The additional dividend paid on Intercable Class A Stock shall be non-cumulative but shall be appropriately adjusted in the event the board of directors declares a cash dividend in respect of a period other than a quarterly period. In the event the Intercable Common Stock and Intercable Class A Stock are subdivided into a greater number of shares or combined into a smaller number of shares, then the additional dividend shall be proportionately adjusted. The board of directors may declare either (i) a dividend payable solely in Intercable Common Stock to holders of both Intercable Common Stock and Intercable Class A Stock or (ii) a dividend payable solely in Intercable Class A Stock to holders of both Intercable Common Stock and Intercable Class A Stock.

     Spacelink. Each share of Spacelink Class A Common Stock and Spacelink Class B Common Stock shall have the same rights to dividends and distributions, when and as declared by the board of directors, whether paid in cash, property or stock. The board of directors may declare either (i) a dividend payable solely in shares of Spacelink Class A Common Stock to holders of both Spacelink Class A Common Stock and Spacelink Class B Common Stock or (ii) a dividend payable solely in Spacelink Class B Common Stock to holders of both Spacelink Class A Common Stock and Spacelink Class B Common Stock.

LIQUIDATION

     Intercable. In the event of liquidation, holders of the Intercable Class A Stock shall receive $1 per share for each share held before the holders of Intercable Common Stock shall receive any payment. After such amount has been paid, the holders of Intercable Common Stock shall receive $1 per share for each share of Intercable Common Stock held. Any remaining amount shall be paid to the holders of the Intercable Class A Stock and the Intercable Common Stock on a pro rata basis.

     Spacelink. Neither the Articles of Incorporation nor the bylaws of Spacelink provide for any liquidation preferences.

VOTING RIGHTS

     Intercable. Holders of Intercable Class A Stock are entitled (a) in the election of directors, as a class, to elect the greater of 25% or the next highest whole number of the board of directors; (b) in all matters requiring a class vote, to one vote per share; and (c) in matters not requiring a class vote, to 1/10th of a vote per share. Holders of Intercable Common Stock are entitled to one vote per share.

     Spacelink. Holders of Spacelink Class A Common Stock are entitled (a) in the election of directors, as a class, to elect the greater of 25% or the next highest whole number of the board of directors; (b) in all matters requiring a class vote, to one vote per share of Spacelink Class A Common Stock; and (c) in matters not requiring a class vote, to 1/20th of a vote per share of Spacelink Class A Common Stock. Holders of Spacelink Class B Common Stock are entitled to one vote per share.

SPECIAL TRANSFER RESTRICTION

     Spacelink. The bylaws of Spacelink provide that the shares of Intercable Common Stock acquired by Spacelink from International pursuant to a stock purchase agreement may not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of or dealt with, whether voluntarily or involuntarily, by agreement or operation of law, without the prior written approval of Glenn R. Jones, or in the event of his death or disability, without the prior written approval of the then Chairman of the Board of International, or, if there then be no person occupying such office, without the prior written approval of Christine E. Jones. Christine E. Jones is the daughter of Glenn R. Jones. The referenced shares are the 2,859,240 shares of Intercable Common Stock now held by Spacelink. The above requirement will be met if the conditions to the closing of the Spacelink Agreement are met or waived. Similarly, if the Spacelink-BCI Option Agreement is executed, the foregoing restriction will not be of any continuing effect.

                              THE BCI TRANSACTIONS

     A letter of intent was executed between Intercable and BCE Telecom International Inc. ("BCETI") on December 2, 1993 setting forth the terms upon which BCETI was prepared to make an investment in Intercable. BCI subsequently acquired the rights and obligations of BCETI under the Letter of Intent in the context of a corporate reorganization effective on January 31, 1994, pursuant to which all employees of BCETI became employees of BCI. As a consequence, BCETI is referred to throughout as "BCI". The following is a description of the events which led to the execution of the letter of intent and ultimately to the execution of the definitive agreements.

HISTORY OF INTERCABLE

     General. Intercable was formed in 1970 by Glenn R. Jones, and International was the sole shareholder of Intercable at that time. The business of Intercable was to engage in the acquisition, development and operation of cable television systems and it acquired its first cable television system in the early 1970's.

     In 1972, Intercable originated the use of public limited partnerships as a vehicle to raise capital for the acquisition and development of cable television systems and franchises. Intercable continued to use this vehicle for nearly twenty years to raise capital. Many of these partnerships formed by Intercable are still operating. Intercable or a subsidiary served as the general partner of these partnerships. The cable television systems acquired by the public limited partnerships have generated and continue to generate an ongoing revenue stream to Intercable in the form of management fees, generally equal to 5% of gross revenues of a partnership, for the management services provided to the partnerships and their systems. In addition, the partnerships reimburse Intercable for certain allocated costs and expenses incurred by it in connection with its management of the partnerships and their systems. Upon liquidation of a partnership and the sale of its cable television systems, Intercable is generally entitled to 25% of the proceeds remaining after the limited partners have received their initial capital contributions plus, in some cases, a preferred return. These partnership liquidation fees and distributions, while not a revenue source that is necessarily consistent or predictable in its timing or amount, became a significant source of revenue to Intercable, enabling it to expand its owned cable operations.

     In December 1980, Intercable completed its first major equity offering. At the time of this public offering by Intercable, it owned and operated five cable television systems, and managed 26 other systems owned by limited partnerships for which it served as general partner. It also managed three other systems owned by a subsidiary of International. On a combined basis, these systems represented approximately 81,000 basic subscribers.

     Subsequent Growth. Following this major public offering, Intercable grew both its subscriber base and its revenues. This expansion was essentially achieved in two ways. One was through an increase in the number of public limited partnerships managed by Intercable as well as the number of cable television systems owned by such partnerships. The other was through growth in the number of cable television systems owned directly by Intercable, financing for which generally was obtained through the public debt and equity markets.

     In addition to the growth resulting from the increased number of partnerships and cable television systems under management, Intercable accessed the public debt and/or equity markets in 1984, 1985, 1986, 1987, 1988, 1991, 1992 and 1993 to raise additional capital to enable it to expand its own operations, to acquire additional cable television systems and to refinance long-term debt. Between 1980 and the present, the number of basic subscribers in cable television systems owned directly by Intercable grew from approximately 81,000 to approximately 1,300,000. These operations generate revenue directly to Intercable through the fees and charges paid by subscribers for cable television services.

     Evolution of the Cable Television Industry. The rapid growth of Intercable since 1980 reflected, in part, the growth of the cable television industry itself. The cable television industry has been one of the fastest growing and most dynamic industries in the United States during the last fifty years. The cable television industry developed in the late 1940's and early 1950's in response to the needs of residents in predominantly rural and mountainous areas of the country where the quality of television reception was inadequate because of surrounding terrain, man-made structures or other causes. The initial purpose of the cable television systems constructed at that time was to remedy these reception problems and deliver to residents in the area clearer signals of the broadcast stations (such as ABC, CBS or NBC) otherwise available over the air. This "retransmission" service eventually expanded beyond rural areas, to more densely populated areas where man-made obstructions and electrical interference created similar reception problems.

     As the industry began to expand, and as the technical capability of the coaxial cable that was used in wiring homes was accepted, additional entertainment services were developed and offered to cable television subscribers in addition to the broadcast signals already being supplied. These networks utilized satellites to deliver their programming and made it available only through cable operators. Today, such networks include many popularly recognized names, such as ESPN, CNN, MTV, C-Span and Discovery. In 1975, the concept of a network consisting of movies or other long form entertainment that would be available at an additional cost to subscribers was developed and the programming service known as Home Box Office was launched. Cable networks and other cable programming proliferated throughout the 1980's. It was in the late 1970's and early 1980's that most cities and towns throughout the United States granted franchises to cable operators and the number of basic cable subscribers to cable television systems increased over 400% between 1975 and 1985. Generally, the franchising process was conducted in such a manner that only one operator was granted a franchise for each area. This reflected the then generally recognized economic fact that the extremely capital intensive nature of constructing a cable television system, the lack of differentiation between products that could be offered by one cable operator over another, and the disruption caused to a community during the construction phase of any cable television system, made it impractical to franchise more than one operator in the same area.

     During most of the cable television industry's history, its operations have been subject to significant regulation by both local and federal governmental agencies. Because cable operators are generally required to obtain a franchise from a local governmental entity enabling it to use the public rights of way in the community, the local franchising authority had the ability to control certain aspects of the cable operator's business. Generally, those included requiring the cable operator to pay a franchise fee to the municipality for the privilege of using the public rights of way and requiring the cable operator to have its rates and charges approved by the local governmental authority.

     In December 1984, the United States Congress passed the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), which amended the Communications Act of 1934. This legislation imposed, for the first time, uniform national regulation of cable television systems. At the time of the passage of the 1984 Cable Act, there was a perceived national need to provide a consistent and flexible framework to foster the growth of what was believed to be the fledgling cable television industry. Among the various provisions of the 1984 Cable Act were requirements that cable operators make available certain channels for public, educational and governmental use, criteria for the regulation of local franchises, the establishment of a maximum fee that cable operators could be charged by local franchising authorities, and creation of certain subscriber privacy and other rights. Most importantly, however, the 1984 Cable Act deregulated cable rates for virtually all cable television systems. The rate deregulation provisions of the 1984 Cable Act became effective in January 1987.

     Prior to this time, cable operators generally believed that prices for cable television services had been kept artificially low by local franchising authorities and that this had stifled the ability and willingness of the industry and individual operators to invest in new networks, new technology and new services. With the ability to price its services in accordance with their cost and value, the industry's growth was even more dramatic.

     Intercable's Expansion. Intercable's own expansion generally followed the growth of the cable television industry. By May 31, 1988, Intercable had approximately 847,000 basic subscribers in 52 cable television systems owned or managed by it in 24 states. By industry reports it was then the thirteenth largest cable television operator in the United States.

     By 1989, Intercable had made certain decisions about its future growth and direction. First, it had determined that technological changes, including the deployment of fiber optic cable, and the development of new products and services would be critical factors in its ability to succeed in the future. Second, it was at a point where it would have to make significant decisions whether it would continue to acquire cable television systems owned by its managed limited partnerships, and if so, how it was to finance such acquisitions. And third, it announced that it would explore in depth possible ventures with strategic partners in order to obtain the financial means to continue its growth. Both the need to update and expand technologically the cable systems owned and managed by it, and the need for capital to acquire additional systems dictated that Intercable explore alliances with financial and strategic partners. Also, at this time, the cable industry and Intercable were faced with a financial climate that was somewhat hostile. Traditionally, the cable television industry had been highly leveraged, and the general economic conditions in the United States were such that lenders to the cable industry and Intercable were becoming less willing to extend credit. While it maintained a significant bank credit arrangement throughout this period, it was Intercable's belief that additional sources of capital needed to be developed.

     At approximately this same time and continuing into the early 1990's, the market for the offering of public limited partnership interests decreased, and in 1990 Intercable made the decision that it would not sponsor additional limited partnership programs. The focus of its growth effort was to be on acquiring the cable television systems then being managed by it for its limited partnerships. As a result of Intercable's decision, Spacelink began its sponsorship of public limited partnerships to acquire cable television systems.

     United Kingdom Investments and the Relationship with BCI. Intercable had also begun to expand into United Kingdom markets where the development of the cable television industry was just beginning. In December 1988, Intercable, through a wholly-owned subsidiary, made its first significant investment by buying an interest in a company then known as East London Telecommunications Limited ("ELT"). It entered into an agreement with Pacific Telesis International ("PacTel") pursuant to which it and PacTel jointly controlled the ELT operation which was providing cable and telephony service to a section of East London, England, including the Docklands Development Zone.

     In December 1990, PacTel informed Intercable that it intended to concentrate its U.K. cable/telephony operations in the Manchester area and wished to sell its interest in ELT. In January 1991, in connection with seeking investors to replace PacTel in the ELT project, certain officers and directors of Intercable first met with and became acquainted with the principals of BCI. After the search for possible new investors was completed, it was ultimately determined that the buyer of PacTel's interest would be BCE Cable (U.K.)

Limited, an affiliate of BCI. Due to the very large financial requirements for completing construction of the ELT franchises, Intercable was not in a position to maintain its entire interest in ELT and decided to sell part of its interest. BCE Cable (U.K.) Limited purchased a 35% interest from Intercable, along with the entire interest of PacTel. The closing of the sale occurred in May 1992. Upon such closing, Intercable and BCI were co-owners in the East London operations and the name was subsequently changed to Encom Cable TV & Telecommunications Limited ("Encom"). Intercable and BCI had regular contact with each other in the course of operating the Encom cable/telephony properties. The working relationship was a good one and there were several informal conversations between Intercable representatives and BCI representatives concerning possible interest on the part of BCI in investing in United States cable television properties.

     Because Intercable had already determined that it had a need for a strategic partner to provide both additional capital and access to certain technologies in order to carry forward its plan of acquiring cable television systems both from its managed limited partnerships and unaffiliated parties, it was particularly interested in developing and maintaining its relationship with BCI and its affiliates. Intercable believed that BCI and/or its affiliates had both the financial capability and the technological expertise that would make them an attractive strategic partner. Intercable therefore continued informal discussions with BCI concerning the possible investment in United States cable television properties.

     During 1993, BCI made it known to Intercable that BCI was considering and developing a "United States strategy" with respect to telecommunications investments. This strategy, which clearly included cable television, extended to several segments of the telecommunications industry. At various times during 1993, there were meetings between representatives of Intercable and BCI in which the United States cable business was discussed and overviews of the business, regulatory environment, technological developments and the like were presented by Intercable to BCI for its review. In the summer of 1993 Southwestern Bell Telephone announced that it intended to acquire the cable television systems owned by Hauser Communications, marking a significant entry of a United States telephone company into the United States cable business. This announcement, in Intercable's view, was meaningful because it signaled that telephone companies were serious about entering the cable television business and that the threat of competition from such entities was a real one. It also indicated that the world of cable television was changing, and that the telephone, cable and possibly other industries were in the process of a convergence that would require a departure from the traditional definition of cable television as a medium solely for the delivery of television entertainment programming. In addition, Intercable believed that the decision by Southwestern Bell to acquire cable television systems as a starting point for the development of a new platform for the delivery of products and services of a broad nature was an acknowledgment of the value of the cable system networks that already existed. Other transactions or alliances between cable television companies and telephone companies were also announced during 1993, giving further credence to this belief. Some of these transactions were later abandoned, for a variety of reasons, including burdensome new government regulation of the cable television industry.

     In late summer 1993, BCI informed Intercable that it was close to finalizing a United States strategy and that it was being approached by other United States cable operators about possible strategic alliance relationships and investments. BCI also informed Intercable that, in large part due to the existing relationship in the United Kingdom, Intercable was BCI's "partner of preference" in a United States cable television investment and that it wanted to explore specific proposals concerning a possible investment in the telecommunications business in the United States with Intercable. Prior to this time, no specific proposals concerning an investment in Intercable had been made by either Intercable or BCI.

BACKGROUND OF THE BCI TRANSACTION

     Initial Negotiations. Following BCI's indication of interest in discussing a specific proposal for an investment, a meeting was arranged between representatives of Intercable and BCI for September 28, 1993 in Montreal, Canada. In attendance at such meeting were Daniel Somers and Michael Lisogourski of BCI, and Patrick J. Lombardi, President of Jones Financial Group, Ltd. ("JFG") and a director of Intercable, and J. Timothy Bryan, then Treasurer of Intercable. JFG is a subsidiary of International which acted as Intercable's financial advisor in connection with the BCI Transactions. At that meeting, Intercable proposed to BCI that it consider acquiring an equity interest in Intercable. The investment would be made through the purchase of a sufficient number of shares of Intercable Class A Stock to result in BCI owning a 30% economic interest in Intercable. Intercable representatives presented information regarding their estimate of the private market value of Intercable (at that time, $25 per share), and stated that any proposed price discussions would be at that level. No other terms or conditions were discussed at the meeting.

     No decisions or commitments were made at the September 28 meeting. BCI agreed to review the material presented and to respond with its views within the next month. Telephone conversations took place after the September 28 meeting between representatives of Intercable and BCI with respect to the material presented by Intercable. In mid-October 1993, while attending a meeting of the Board of Directors of Encom in London, England, Mr. Lombardi and Mr. Somers held informal discussions concerning the possibility of an investment by BCI in Intercable.

     During this period, BCI advised representatives of Intercable that it would not be interested in pursuing an investment in Intercable's Class A Stock without more detailed discussions regarding BCI's role as a strategic partner and the ultimate disposition of the Intercable Common Stock representing the controlling interest in Intercable. BCI's view was that it could not rationalize making a significant capital investment in Intercable and adding value through the commitment of its other resources and capabilities as a strategic partner, only to find that the controlling interest could be sold to another party. Such a result could undermine the basis for BCI's United States strategy. The representatives of Intercable told BCI that a sale of the control position was not being considered by Mr. Jones, but that they would inform Mr. Jones of BCI's position.

     The next meeting between the parties occurred on November 4 and 5, 1993 at Intercable's offices (the "November Meeting"). Among those present were Messrs. Glenn R. Jones, Derek H. Burney, Chairman of the Board, President and Chief Executive Officer of BCI, and Patrick J. Lombardi. A portion of the first day of the November Meeting involved presentations by officers and employees of Intercable and its affiliates with respect to various aspects of their operations in order to afford Mr. Burney and his colleagues a deeper understanding of Intercable and its affiliates. Following these general presentations, there was a wide-ranging discussion concerning matters of investment philosophy, investment and operating goals and objectives, and essential principles which would underpin any strategic alliance between the parties. During that discussion, Mr. Burney indicated that to achieve a full and meaningful strategic relationship, BCI would prefer to invest, not only in Intercable, but also more broadly in companies affiliated with International. Mr. Burney also indicated the importance to BCI of having a more meaningful long-term relationship with Intercable and BCI's desire to structure such an investment to achieve this goal. Mr. Burney then discussed BCI's interest in acquiring the controlling interest held through Mr. Jones.

     During the financial portion of Intercable's presentation at the November Meeting, a schedule was provided to BCI setting forth Intercable's computation of its estimated private market value. On a per share basis, this computation was approximately $29.70 per share. The increase in the estimated private market value per share from the $25 per share calculation presented at the September 28 meeting to the $29.70 per share calculation at the November Meeting was primarily due to a reassessment by Intercable of the value of its international investments, as well as its domestic cable television assets.

     Following the formal presentation, the details of a possible investment by BCI in Intercable were discussed. BCI advised Intercable representatives that it preferred that the existing corporate structure of Intercable, particularly as it related to Spacelink, be simplified. Representatives of Intercable indicated to BCI that a transaction which would effectively combine Intercable and Spacelink had been considered in the past and was under active consideration at that time. The amount of BCI's investment and price per share were then discussed between representatives of BCI and JFG. An initial investment of $275,000,000, with an additional investment of $125,000,000 over time, were agreed upon, as was the price of $27.50 per share. During such discussions, the representatives of BCI emphasized that BCI's interest in investing in Intercable was contingent upon BCI ultimately being able to acquire a controlling interest in Intercable. The possibility of a transaction that would result in a change in control of Intercable had been raised by BCI but had not been discussed in detail between the parties, and Mr. Jones had historically stated that a transfer of control of Intercable was not of interest to him. However, Mr. Jones indicated that discussions could be undertaken concerning that possibility. Messrs. Somers, Lisogourski, Lombardi and Robert S. Zinn, Vice President/Legal

Affairs of International, then discussed a possible structure for a change in control of Intercable. The concept of an option on the Intercable Common Stock that would be held by Mr. Jones and International after the closing of the Intercable-Spacelink transaction was then discussed. The terms discussed were length of the option, conditions upon which it could be exercised, exercise price and option deposit amount. In terms of the pricing of the exercise of the option, the discussions focused on an implied initial value for a long-term option plus a formula price, tied to Intercable's projected cash flow growth and market performance, if the option were exercised. Specific terms regarding the exercise provisions of the option were also negotiated. The parties, including Messrs. Burney and Jones, agreed in principle to the terms of BCI's proposed investment in Intercable and the grant of an option on the Intercable Common Stock.

     The parties then held a general discussion about the nature and scope of possible investments in certain affiliates of International. This discussion centered on BCI's strategic interest in each of the various affiliates and the type of role BCI would assume as an investment partner. The specific companies discussed were Jones Education Networks, Inc. ("JEN"), Jones Lightwave, Ltd. ("Lightwave") and Jones Entertainment Group, Ltd. ("JEG"). At this meeting, JFG, on behalf of the various companies, proposed valuations of each of them and the role and percentage investment interest by BCI that each affiliate would consider appropriate in the circumstance. BCI and JFG did not negotiate the proposed valuations relating to these entities at that time as BCI had not yet received business plans or financial information from such companies or conducted any due diligence review with respect to such companies. It was agreed that the International affiliates would provide their long-term business plans and afford BCI the opportunity to conduct its due diligence with respect to the proposed investments. It should be noted that with respect to Intercable, BCI did have, prior to the November Meeting, access to all public filings of Intercable and had conducted a limited due diligence review of Intercable in connection with BCI's investment in Encom. Further, BCI had conducted its own review of the U.S. cable television industry and BCI indicated that it intended to perform additional due diligence with respect to Intercable.

     At the conclusion of the November Meeting, BCI and Intercable had agreed upon the broad principles of a transaction involving an investment in Intercable, the granting by Mr. Jones and International of a long-term option on the Intercable Common Stock to be held by them after the dissolution of Spacelink, and the investments, in JEN, Lightwave and JEG. It was understood that all the agreements being negotiated were inter-related and conditioned upon one another, so that if one of them was not consummated, there would be no obligation to close the others. It was agreed that representatives of the parties would meet during the week of November 15 to continue the discussions and negotiations.

     Beginning on November 15, 1993, representatives of BCI, JFG and Intercable met in Montreal, Canada to further discuss a possible transaction (the "Montreal Meeting"). In preparation for the Montreal Meeting, business plans and additional background information were provided to BCI by Intercable and the various International affiliates. In addition, just prior to this meeting, draft term sheets for the various proposed transactions were delivered to BCI by Intercable relating to investments in Intercable, JEN, Lightwave and JEG. Following the Montreal Meeting, it was concluded that negotiations concerning the proposed investment by BCI in JEG should be deferred. JEG was in the process of an initial public offering of its equity securities, and it was determined that the terms for an investment in JEG should be negotiated following the completion of such public offering or upon its termination. Consequently, no term sheet was negotiated with respect to an investment by BCI in JEG. The initial public offering by JEG was terminated, without being completed in December 1993.

     Negotiations with respect to the other investments, however, did proceed and were ongoing from November 16 through November 24, 1993. By November 26, 1993, the material terms were determined for an investment in Intercable, the granting of an option by Mr. Jones and International on the Intercable Common Stock to be held by them upon the dissolution of Spacelink, and investments in JEN and Lightwave, and BCI presented the proposed transactions to its Board of Directors for approval on November 26, 1993. The proposed terms of the transactions were approved by the BCI Board of Directors on that date, subject to the approval of the Board of Directors of BCE Inc. (the "BCE Board"), the parent company of BCI, of the required financing for the transaction.

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

     On November 29, 1993, the Intercable Board met and was informed of the proposed transactions with BCI. A presentation of the proposed transactions and the background of the negotiations was made, but there was no vote on the transactions. The Intercable Board was informed that the BCE Board would consider the transactions on December 2, 1993, and that, if approved by the BCE Board and the Intercable Board, an announcement with respect to the proposed transactions would be made on that date. It was agreed that the Intercable Board would meet on December 2, 1993 to consider approval of the proposed transactions. The BCE Board met on December 2, 1993, and approved financing BCI, if required, to implement the investment in Intercable and the other companies. The Intercable Board also met on December 2, 1993 and approved a letter of intent to be entered into with BCI. A press release was issued announcing the proposed transactions on that date.

     Terms of the Letter of Intent. The letter of intent contemplated that BCI, would, at closing, invest approximately $275,000,000 in Intercable in return for approximately 10,000,000 shares of Intercable Class A Stock. The price per share at which BCI's investment was to be made was $27.50. In addition to this initial investment, the letter of intent contemplated that BCI would invest up to an additional $125,000,000 in Intercable in order to maintain its approximate 30% interest in the event that Intercable made subsequent equity offerings of Intercable Class A Stock. There was no limit on the number of shares of Intercable Class A Stock that BCI could acquire other than through equity offerings by Intercable, and the letter of intent contemplated that BCI could buy Intercable Class A Stock through negotiated transactions or in open market transactions. The shares to be acquired by BCI were not expected to be registered shares initially, and BCI was to have customary demand registration rights with respect to any shares acquired by it from Intercable.

     In connection with its investment in Intercable, and assuming that BCI maintained at all times a certain investment position in Intercable, the letter of intent contemplated that BCI would be entitled to nominate up to three directors to the Intercable Board. In addition, it was contemplated that BCI would have certain contractual rights to approve major actions by Intercable, including the authorization and issuance of additional equity securities, amendments to the Articles of Incorporation or bylaws, the acquisition or sale of assets of Intercable over a certain threshold, the incurrence of new long-term debt over a certain amount, and certain corporate reorganizations.

     The strategic relationship contemplated by the letter of intent was intended to apply to the cable television business in the United States, wireline local exchange communications businesses in geographic markets where Intercable owned and operated a cable television system, and the transport of broadband interactive multi-media businesses in geographic markets where Intercable owned or operated a cable television or local exchange communications business. It was contemplated that additional business opportunities could be pursued through Intercable upon mutual agreement of the parties. The letter of intent also contemplated that the relationship between Intercable and BCI would include active participation and secondment (i.e. temporary transfer) of personnel by BCI and affiliated companies in advising Intercable on technological and other issues relating to the development and growth of its business.

     The letter of intent provided that Mr. Glenn R. Jones would continue to be the Chairman of the Board of Directors and Chief Executive Officer of Intercable. It was further provided that Mr. Jones would have an employment agreement with Intercable pursuant to which he would continue to receive compensation at approximately the same level as he had received from Intercable and Spacelink, assuming the acquisition of Spacelink's assets by Intercable was completed.

     The letter of intent also contemplated that BCI would acquire from International and Mr. Jones an option to purchase all shares of Intercable Common Stock held by them and all options on all shares of Intercable Common Stock held by them. It was contemplated that International and Mr. Jones would own or have options on a sufficient number of shares of Intercable Common Stock to enable BCI to acquire the majority of the issued and outstanding shares of Intercable Common Stock. The purchase price for the Option itself was $20.00 per share for the option shares, or an aggregate of approximately $55,000,000.

     The letter of intent contemplated that except as otherwise described below, the option would be exercisable at the election of BCI during the eighth year after the closing of the BCI Agreement. The option could be exercised prior to such time only upon the occurrence of any of the following triggering events:

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

(i) the death or incapacitation of Mr. Jones, (ii) the resignation of Mr. Jones from Intercable, or (iii) at any time after the fifth anniversary of the closing of the BCI Agreement if International and Mr. Jones so requested. If the option were not exercised within the agreed upon time following a triggering event (except in the case of a resignation), or prior to the eighth anniversary of the Closing Date, the option was to expire. If exercised, each share owned on the date of exercise of the option would be purchased at a price per share determined in part by an agreed upon formula and in part by the then current market price for the Intercable Class A Stock.

     The letter of intent also contemplated that BCI was to have the first right to acquire any shares, in excess of certain amounts, of Intercable Class A Stock which International or Mr. Jones desired to sell from time to time. Such shares, if acquired by BCI, were to be purchased at the then market price for the Intercable Class A Stock.

     The letter of intent further provided that BCI would invest in a number of affiliated companies of International. It was contemplated that BCI would invest approximately $18,000,000 in JEN, which would result in BCI owning approximately 15% of the outstanding equity in JEN. BCI was also to invest approximately $5,000,000 in Lightwave and loan to Lightwave an additional $5,000,000. Such investment was expected to result in BCE owning approximately 50% of the outstanding equity in Lightwave.

     The transactions described in the letter of intent were subject to the negotiation of definitive agreements and the satisfaction of certain conditions, including the negotiation and consummation of definitive agreements between Intercable and Spacelink with respect to the acquisition by Intercable of substantially all of the assets of Spacelink.

     The letter of intent also contemplated that JFG would receive a fee in connection with the transaction for its services in arranging and negotiating the terms of the agreements. In addition, certain other affiliates of both Intercable, International and BCI were to receive fees on an ongoing basis for the provision of services to Intercable including the provision of cable brokerage services and technical services. Further, certain affiliates of International were to receive fees and channel access for programming services offered by them.

     The BCI Agreement and the other related agreements, as finally executed, are described elsewhere in this document, see "Terms of the BCI Agreement", and were concluded on substantially the same economic terms set forth in the letter of intent, as modified by the negotiations which occurred at the March Meeting (as hereinafter defined). See "The BCI Transactions -- History of the Negotiations, Subsequent Negotiations".

     Subsequent Negotiations. In March 1994, additional negotiations occurred between BCI and JFG and Intercable with respect to modifying certain of the basic terms of the investment to be made by BCI in Intercable. In February 1994, the FCC announced that it was modifying the rate regulations previously issued by it with respect to permitted rates to be charged by cable operators to their subscribers in cable television systems subject to rate regulation under the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). The FCC announced that it intended to implement new rate regulations that would result in a further reduction of the permitted rates below that previously mandated, although the details, including the amount of the proposed reduction, was not announced until March 30, 1994. Although negotiations concerning the definitive agreements contemplated by the letter of intent had been ongoing between the parties between December 1993 and February 1994, BCI stated, at a meeting held in Denver, Colorado, on March 17, 1994 among representatives of BCI, Intercable and JFG (the "March Meeting"), that it believed a modification of the price per share for its investment in Intercable was warranted. It noted that the proposed merger agreement between Bell Atlantic Corp. and Telecommunications, Inc. had been called off, according to published reports, as a result of the latest FCC initiative. In addition, it had been publicly announced that the terms of the pending joint venture arrangement between Southwestern Bell Corp. and Cox Enterprises, Inc. were being renegotiated reportedly for similar reasons. BCI indicated that it continued to be interested in an alliance with Intercable, but that it believed a modification of the price per share for its investment in Intercable was warranted in light of the expected further reduction in cash flow of Intercable as a result of the FCC's announced rate regulation rule changes.

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

     At the March meeting, BCI presented its views on the recent FCC pronouncements and the current environment for cable/telco alliances. The parties then engaged in a discussion about price concessions for BCI's proposed investment in Intercable. These discussions centered on the likelihood of a reduction in Intercable's cash flow and, therefore, the value of Intercable, as a consequence of the new FCC rate regulations. The parties then discussed other factors underlying Intercable's valuation which could potentially mitigate the negative impact of the FCC announcements. These were principally the value of Intercable's other assets, particularly its United Kingdom assets, and the fact that Intercable was ahead of its budgeted cash flow to date. BCI stated that it continued to be committed to the transaction involving Intercable, but on modified pricing terms. As evidence of its continuing commitment, BCI offered to purchase from Intercable 2,500,000 shares of Intercable Class A Stock immediately, without any of the shareholder rights contemplated by the letter of intent. It also restated its commitment to invest up to a total of $400,000,000 in Intercable (inclusive of the purchase price of such 2,500,000 shares of Intercable Class A Stock). After discussions, it was agreed that BCI would purchase 2,500,000 shares of Intercable Class A Stock immediately at a price of $22.00 per share. The remaining investment by BCI to enable it to acquire at closing an aggregate 30% interest in Intercable would continue to be made at a price of $27.50 per share. The effect of a two-step investment by BCI in Intercable at two different prices was to reduce the effective purchase price for the whole of the Intercable Class A Stock to be acquired by BCI at closing to $26.125, or a 5% reduction from the original price of $27.50 per share. It was further agreed at these meetings that the option deposit payable to Mr. Jones and International upon the execution of the Option Agreements would also be reduced by 5%, from $20 per share to $19 per share.

     On March 25, 1994, BCI acquired from Intercable pursuant to an effective registration statement 2,500,000 shares of Intercable Class A Stock at $22 per share. This investment resulted in BCI owning approximately 13% of the issued and outstanding shares of Intercable, and Intercable received cash proceeds of $55,000,000. The proceeds to Intercable were used to repay outstanding indebtedness under Intercable's revolving credit facility.

     Set forth below is a discussion of the negotiation of the BCI Agreement. It should be noted that, prior to the amendment of the Spacelink Agreement which reduced the consideration to be paid pursuant to such agreement from 4,100,000 to 3,900,000 shares of Intercable Class A Stock, BCI was to purchase 7,500,000 shares of Intercable Class A Stock in order to achieve a 30% interest in Intercable. Therefore, the historical discussions were focused on a total number of shares of 10,000,000 to be acquired by BCI to obtain a 30% interest, with 2,500,000 having been purchased in March 1994 and 7,500,000 to be purchased at the Closing of the BCI Agreement. Given the reduction in the consideration being paid to Spacelink pursuant to the Spacelink Agreement, BCI now needs to purchase fewer shares in order to acquire a 30% interest in Intercable. Therefore, on October 20, 1994, following the amendment of the Spacelink Agreement, the BCI Agreement was amended to reduce the number of shares being acquired by BCI from 7,500,000 to 7,414,300 shares of Intercable Class A Stock.

THE INTERCABLE SPECIAL COMMITTEE

     General. When the Intercable Special Committee was formed on December 20, 1993, its mandate, in addition to reviewing, negotiating and making recommendations concerning the Spacelink Transaction, see "The Spacelink Transaction -- The Intercable Special Committee", was to review the desirability of the proposed BCI Agreement, including such actions as reviewing and negotiating the related party aspects of the proposed transaction and taking any other actions deemed necessary, appropriate or advisable in order to evaluate and make a recommendation regarding the proposed BCI Agreement to the Intercable Board.

     During the period from January 11, 1994 to February 11, 1994, the legal and financial advisors to the Intercable Special Committee conducted due diligence activities, including interviews with certain current and former Intercable personnel as well as the principal negotiators on each side of the BCI Agreement. In addition, Salomon Brothers contacted many of Intercable's largest minority shareholders to discuss such shareholders' views and concerns with respect to the BCI Transaction and the Spacelink Agreement. The Intercable Special Committee and its legal and financial advisors had four telephonic meetings during this

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

period to discuss the progress of the review process, the legal standards applicable to the Intercable Special Committee's activities and such advisors' review of the preliminary documentation for the BCI Agreement.

     On February 11, 1994, the Intercable Special Committee met with its legal and financial advisors to review the preliminary valuation analysis of Salomon Brothers. During the next two weeks the Intercable Special Committee and its legal and financial advisors had four telephonic meetings (i) to continue discussions of Salomon Brothers' valuation of Intercable and Spacelink and its discussions with Intercable's largest shareholders, (ii) to review the terms of the proposed BCI Agreement, and (iii) to discuss the potential modifications the Intercable Special Committee might seek to have made in such Agreement. The Intercable Special Committee's legal and financial advisors also had a telephonic meeting with the legal and financial advisors to the Spacelink Special Committee to discuss the Spacelink Special Committee's views with respect to the BCI Agreement.

     On February 22, 1994, immediately preceding the commencement of the Intercable Special Committee's negotiation of certain terms of the BCI Agreement, the FCC announced the general terms of its planned second roll back of cable television rates in six months (the first roll back having been made effective on September 1, 1993). Shortly following this announcement, several large pending cable television transactions, including the Bell Atlantic Corp./TeleCommunications, Inc. and Southwestern Bell Corp./Cox Enterprises, Inc. acquisitions, were terminated.

     Negotiation of the BCI Agreement. On March 3, 1994, representatives of Salomon Brothers and Gibson, Dunn & Crutcher met with Mr. Patrick Lombardi, President of JFG, and the principal negotiator on behalf of Intercable and Mr. Glenn R. Jones in the negotiation of the BCI Agreement, to discuss the initial views of the Intercable Special Committee with respect to the BCI Agreement. Following a conference call on March 15, 1994, among the Intercable Special Committee and the representatives of Gibson, Dunn & Crutcher and Salomon Brothers, on the next day one of the members of the Intercable Special Committee and representatives of Gibson, Dunn & Crutcher and Salomon Brothers met with Mr. Daniel E. Somers, the Senior Vice President and Chief Financial Officer of BCI and the principal negotiator for BCI, to discuss the Intercable Special Committee's concerns with and suggested changes to the proposed BCI Agreement. No specific negotiations took place and BCI took the Intercable Special Committee's views under advisement.

     The principal areas in which the Intercable Special Committee sought to change the BCI Agreement were (i) the protection of the rights of minority shareholders before and after the exercise of the Option and in the event BCI should attempt to increase its ownership of Intercable above certain levels;
(ii) limiting the "consent" or "blocking" rights BCI sought with respect to Intercable's future operations; (iii) obtaining BCI's agreement to make Intercable the sole cable investment vehicle in the United States for BCI and its affiliates; (iv) seeking to have BCI purchase shares of Intercable in the public market at $27.50 per share; (v) increasing the number of independent directors on the Intercable Board; and (vi) obtaining for Intercable the right to purchase the Option exercisable under the Option Agreement if Mr. Jones and his affiliates did not exercise their right of first refusal with respect to such Option.

     During the period from March 18, 1994 to April 8, 1994, the Intercable Special Committee and its legal and financial advisors met by conference call four times to discuss various proposals and counterproposals made by BCI to the changes the Intercable Special Committee had proposed in the BCI Agreement. During the course of the Intercable Special Committee's negotiations with BCI, BCI indicated to Mr. Lombardi that in order to lower the total cost of its initial investment in Intercable in light of the FCC's latest reregulation of cable rates, it was seeking an adjustment to the price of its 10,000,000 share purchase. After a negotiation between BCI and Mr. Lombardi, it was agreed that the price for the 10,000,000 share purchase would be reduced from $275,000,000 to $261,250,000. This would be accomplished in the form of an immediate purchase of 2,500,000 shares of Intercable's Class A Stock at $22.00 per share, and the purchase of 7,500,000 shares of Intercable's Class A Stock at $27.50 per share pursuant to the terms of the BCI Agreement.

     BCI's proposed price reduction of 5% was not unanticipated by the Intercable Special Committee in light of the estimated cash flow impact of the FCC's reregulation of cable television rates and the reaction thereto of other pending major cable transactions. Such a 5% price reduction, without a reduction in BCI's total $400,000,000 commitment for investment in Intercable over time, was not considered by the Intercable

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

Special Committee to be a significant negative development in light of the post-reregulation state of the market for cable television investments.

     As the initial 2,500,000 share purchase by BCI did not involve giving BCI corporate governance or other rights to, and was not contingent upon any future purchases by, BCI, the Intercable Special Committee was not asked to express any views with respect to, and did not express any views with respect to, this purchase of shares. The Intercable Special Committee, however, did view the purchase of $55,000,000 of Intercable Class A Stock by BCI at a $7.625 premium above the then current market price, without any special rights and without the resolution of the open issues regarding the remaining $206,250,000 of its initial investment in Intercable, as a positive development, as it believed that this investment would strengthen BCI's commitment to the entire transaction without there being any commitment from the Intercable Special Committee to the terms of the remaining purchase by BCI.

     By April 8, 1994, the Intercable Special Committee and BCI had reached agreement in principle on the changes in the BCI Agreement and related agreements which the Intercable Special Committee believed would put it in a position to recommend approval of the BCI Agreement to the Intercable Board. The Intercable Special Committee did not seek an increase above $27.50 in the price per share of Intercable Class A Stock to be paid by BCI because, among other things, (i) it believed that such an attempt to renegotiate the $27.50 per share price, which represented a 98% premium to the public market price on April 8, 1994, might have jeopardized the possibility of reaching a negotiated transaction with BCI, and (ii) the valuation studies of both Salomon Brothers and Dillon Read indicated that, even without considering the negative implications of the FCC's cable rate reregulation which in the view of the Intercable Special Committee would make the $27.50 price more attractive, such a price was well within the value range which would be fair to Intercable from a financial point of view. The Intercable Special Committee focused on improving the corporate governance protections afforded to the public shareholders of Intercable during the period prior to BCI's exercise of the Option Agreements and restricting the methods by which the public shareholders of Intercable could be "squeezed out" of their investment in Intercable if BCI ever desired to increase its ownership of Intercable above the 79% level.

     In addition, in accordance with the view of several large minority shareholders regarding the lack of any immediate cash payment to shareholders other than Mr. Glenn R. Jones and International, the Intercable Special Committee sought to have BCI purchase shares from existing shareholders via a cash tender offer at $27.50 per share. This proposal was rejected on several occasions by BCI and was eventually abandoned by the Intercable Special Committee in favor of the changes set forth below. The principal changes obtained by the Intercable Special Committee in the BCI Agreement were as follows:

          (i) The "consent" or "blocking" rights BCI sought with respect to all cable acquisitions and equity issuances by Intercable were eliminated to the extent necessary to accomplish the acquisition of Intercable's managed cable systems.

          (ii) These "consent" or "blocking" rights were also eliminated as to the incurrence of debt to the extent necessary to accomplish the acquisition of Intercable's managed cable systems, provided that a 7-to-1 debt-to-cash flow ratio is not exceeded.

          (iii) The number of "independent directors" to be nominated jointly by BCI and Mr. Jones was increased from one to three.

          (iv) The Intercable Special Committee secured for Intercable the right to purchase the Option exercisable under the Option Agreements if Mr. Glenn
     R. Jones or his affiliates do not exercise their right of first refusal to repurchase such Option.

          (v) BCI agreed that if it purchases from Mr. Glenn R. Jones or his affiliates shares of Intercable Class A Stock offered by them to BCI outside of the Option Agreements, it will purchase an equal number of shares of Intercable Class A Stock in the public market to the extent available at a price which is not greater than the price paid to Mr. Jones or his affiliates.

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

          (vi) The Intercable Special Committee also obtained BCI's agreement that if it or any of its affiliates are to take any action which would increase their aggregate ownership above the 79% level (a level decided upon by the Intercable Special Committee because of the tax consolidation benefits which might be available to BCI above such level) prior to a date 10 years after the earlier of the expiration or exercise of the Option Agreements, BCI would make a "Qualifying Tender Offer" or enter into a "Qualifying Merger." A "Qualifying Tender Offer" is a cash tender offer:
     (a) for all shares of Intercable not owned by BCI or its affiliates, (b) in which the offeror has received a fairness opinion from a nationally recognized investment bank as to the consideration to be paid, (c) which has a minimum condition of acceptance by the holders of 51% of the Intercable stock held by parties other than BCI and its affiliates, and (d) which provides that it will be extended for 10 business days after it is publicly announced that such minimum condition has been met. A "Qualifying Merger" is a merger which has been approved by (a) a majority of the members of a special committee of independent directors of Intercable, and
     (b) the holders of a majority of Intercable's equity securities not owned by BCI or its affiliates.

     Although the above-referenced points were agreed to in principle by early April, the negotiation of the definitive form of the BCI Agreement and its exhibits continued until the agreements were executed and delivered on June 1, 1994.

     In addition to its negotiations with BCI, the Intercable Special Committee also negotiated with Mr. Glenn R. Jones, the controlling shareholder of JEN, with respect to the portion of BCI's $18,000,000 proposed investment in JEN which would be committed to fund Mind Extension University, a 51% subsidiary of JEN in which Intercable owns a 25% interest. These negotiations culminated in Mr. Jones agreeing to have JEN make up to $7,000,000 available to ME/U.

FACTORS CONSIDERED BY THE INTERCABLE SPECIAL COMMITTEE REGARDING THE BCI
AGREEMENT

     In deciding to recommend that the Intercable Board approve the BCI Agreement for submission to stockholders for a vote, the Intercable Special Committee considered numerous matters, the material ones being listed below:

     Stock Ownership and Voting Power of Mr. Glenn R. Jones. The Intercable Special Committee recognized that Mr. Jones directly or indirectly owns approximately 16% of the outstanding equity interest and approximately 48% of the voting power of Intercable, which in effect gives him the ability to elect 75% of the Intercable Board. This ownership effectively precluded any significant investment or acquisition by a third party without Mr. Jones' consent. Representatives of Mr. Jones had advised the Intercable Special Committee that Mr. Jones had not been willing to consider the possibility of selling his interest in Intercable or entering into transactions similar to the Option Agreements with any party other than BCI.

     The Intercable Special Committee also recognized that Mr. Jones has sufficient voting power to cause Intercable to enter into a transaction like the BCI Agreement without the approval of the Intercable Special Committee. The Intercable Special Committee was also aware of the possibility that Mr. Jones could initiate a transaction similar to that contemplated by the BCI Agreement, but with another party and at a lower price and with fewer protections for the public shareholders of Intercable than those which the Intercable Special Committee might negotiate.

     Timing and Importance of Strategic Partner. The Intercable Special Committee considered whether it was more desirable from the standpoint of maximizing the value of Intercable to consummate the BCI Agreement now or to attempt to increase the value of Intercable through future operations or an investment similar to BCI's at a later date. The Intercable Special Committee also considered the access to additional debt and equity financing which would be needed to continue the growth of Intercable and which would be more likely to be available to Intercable if it consummated a transaction similar to that proposed in the BCI Agreement.

     The Intercable Special Committee believed that it was not possible to determine with any degree of certainty whether it would be more desirable from the standpoint of maximizing Intercable's value to

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

consummate the BCI Agreement now or to seek a similar investment in the future, but was aware that any effort to achieve such value in a future transaction would probably be subject to greater risk. In reaching this conclusion, the Intercable Special Committee considered the effect on the value of Intercable of continuing its present course, compared to the effect of its entering into the BCI Agreement in light of the financial condition and prospects of Intercable, the current cable industry regulatory environment, the other possible strategic alternatives available to Intercable and the uncertainties involved in raising an amount of capital at favorable terms in the public markets equal to the consideration to be received under the BCI Agreement. The Intercable Special Committee also considered as supporting entry into the BCI Agreement the facts that: (i) the future operations or any future sale of an interest in Intercable would be subject to Mr. Jones' control, (ii) there could be no assurance that Intercable would be operated in the future in a manner which would allow public stockholders to realize any return on their holdings, such as through the declaration of dividends or the growth of the equity value of Intercable, and
(iii) there was no assurance of a future proposal from BCI or any other party if the Intercable Special Committee were to determine not to approve the BCI Agreement at this time.

     Fairness Opinions and Related Presentations. The Intercable Special Committee considered the opinions delivered orally to it and in writing to the Intercable Board by Salomon Brothers and Dillon Read to the effect that the consideration to be received by Intercable for the issuance of its shares of Class A Stock pursuant to the terms of the BCI Agreement is fair to Intercable from a financial point of view. Copies of the opinions of Salomon Brothers and Dillon Read are attached as Annexes B and C to this Joint Proxy Statement/ Prospectus.

     The Intercable Special Committee also considered the information it received from Salomon Brothers and Dillon Read during the course of their engagement, including their valuation analyses of Intercable. In evaluating these analyses and the opinions of its financial advisors, the Intercable Special Committee considered the international reputations of Salomon Brothers and Dillon Read, their experience in mergers and acquisition transactions, and the fact that the fees payable to Salomon Brothers and Dillon Read were not conditioned upon the conclusions they reached with respect to, or the consummation of, the BCI Agreement.

     Arm's-Length Negotiations. The Intercable Special Committee considered as favorable that the terms of the BCI Agreement and related documents involving Intercable were reviewed by the members of the Special Committee and their legal and financial advisors and were only finalized through arm's-length negotiations between the Intercable Special Committee and its advisors and BCI and its advisors. These negotiations resulted in substantive changes which the Intercable Special Committee believes improved the nature of the BCI Agreement for Intercable and its public shareholders. See "The Intercable Special Committee-Negotiation of the BCI Agreement" for a detailed description of these matters. The Intercable Special Committee does not believe that further negotiations would have resulted in meaningfully better transaction terms for Intercable than are contained in the BCI Agreement and believes such negotiations might have jeopardized the possibility of reaching a negotiated transaction with BCI at a price of $27.50 per share of Intercable Class A Stock.

     Absence of Alternative Transactions. The Intercable Special Committee considered the absence of what it considered any substantial impediments in the Letter of Intent between Intercable and BCI or the BCI Agreement to an alternative proposal. Such Letter of Intent and the BCI Agreement permit Intercable to provide confidential information to and to enter into discussions or negotiations with a third party if the Intercable Board determines, based on the advice of its outside legal counsel, that the failure to do so would violate the fiduciary duties of the Intercable Board. Despite such provisions, no third parties approached Intercable regarding any alternative transactions.

     Although Mr. Jones' representatives had informed the Intercable Special Committee that due to Intercable's and BCI's existing working relationship in the United Kingdom and the knowledge gained thereby Mr. Jones would only be willing to enter into transactions such as the Option Agreements with BCI, this position had not been publicly announced. Nevertheless, after the public announcement of both the proposed BCI Transactions and the formation of the Intercable Special Committee in December 1993, neither the

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

Intercable Special Committee nor Intercable was ever approached by any other potential investors seeking information regarding Intercable which could be used in evaluating an alternative transaction.

     Premium to Historic Intercable Stock Prices. The Intercable Special Committee considered that historic market prices, see "Comparative Market Price Data and Dividends", for Intercable's Class A Stock had been significantly below the price to be paid by BCI which represented a 62% premium to the average market price of Intercable Class A Stock in the 30 days preceding the announcement of the BCI Agreement and an 82% premium to such trading average for the period preceding the execution of the BCI Agreement.

     The Intercable Special Committee also considered the premium to be paid by BCI in terms of the premium to be paid for the shares under the Option Agreements and premiums paid in other dual class stock transactions for the class of shares with inferior voting rights. The fact that BCI could purchase the ability to control Intercable directly from Mr. Jones without purchasing any shares from Intercable was also considered in evaluating the premium to public market value to be paid in the BCI Agreement.

     Past Dealings and Potential Synergies with BCI. The history of Intercable's dealings with BCI in several projects over a period of years led the Intercable Special Committee to believe that BCI would be an attractive strategic partner for Intercable. The Intercable Special Committee also considered the potential for synergies from BCI's complementary assets, technology and businesses and the fact that BCI did not face certain restrictions applicable to domestic telephone companies, such as the "Baby Bell" companies, the absence of which the Intercable Special Committee believed could have a favorable impact on the value of Intercable.

     Existing Control Shareholder. The Intercable Special Committee considered the fact that the public shareholders of Intercable were already investors in a corporation in which one individual, i.e. Mr. Glenn R. Jones, could control the election of the Intercable Board and most other corporate actions which did not require a class vote of stockholders. Thus, these shareholders were not losing a great deal of control over Intercable's affairs in return for a commitment to invest $400,000,000, of which up to $258,893,250 would be invested at a significant premium above the prevailing market price of Intercable's Class A Stock.

     The factors enumerated above were considered by the Intercable Special Committee on a collective basis and in combination with the Intercable Special Committee's own knowledge of Intercable, Intercable's businesses and business in general. No individual conclusions were drawn from each particular factor considered. After considering all of the factors on a collective basis, the Intercable Special Committee made the judgment that it would be in the best interests of Intercable to recommend the approval of the BCI Agreement to the Intercable Board of Directors.

REASONS FOR THE TRANSACTION

     In making its determination that the BCI Agreement was in the best interests of Intercable, the Intercable Board specifically considered the recommendation of the Intercable Special Committee, the factors described above as having been considered by the Intercable Special Committee, including, without limitation, the opinions of Salomon Brothers and Dillon Read, and the matters set forth in the following three paragraphs.

     In order for Intercable to implement its announced plans of continued growth through the acquisition of cable television systems, including systems owned by its managed limited partnerships, a significant infusion of equity capital is required. BCI's commitment of an initial $258,893,250 ($216,284,000 if the Spacelink-BCI Option Agreement, rather than the Spacelink Agreement, is consummated) and its commitment to invest up to an additional $141,106,750 ($181,716,000 if the Spacelink-BCI Agreement, rather than the Spacelink Agreement, is consummated) to maintain its 30% interest in Intercable in connection with additional equity offerings by Intercable represents such an infusion. This commitment by BCI to invest in connection with additional equity offerings by Intercable contemplates that in the future Intercable would raise over time an aggregate equity of $470,356,000, of which there can be no assurance. However, if Intercable can successfully access the public equity market on acceptable terms and conditions and raise such amount of equity, and assuming Intercable can obtain debt financing in an approximately equal amount, of which there can be no

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

assurance, the investments by BCI would result in Intercable increasing its capital base by approximately $1.45 billion over the capital raising period.

     In the view of the Intercable Board, the alliance between BCI and Intercable will bring to Intercable more than just needed equity capital. BCI, through its parent company and its affiliates, is engaged in many areas of the telecommunications business. BCE Inc., the parent company of BCI, is the largest telecommunications company in Canada. BCE Inc. is also the parent company of Bell Canada, the largest provider of telephone service in Canada. Bell Northern Research, an affiliate of BCI, is Canada's largest research and development organization and is engaged in developing and analyzing new technologies used in the telecommunications area. Northern Telecom, a 52% subsidiary of BCE Inc., is a leading global manufacturer of telecommunications equipment. As cable television systems in the United States evolve and change into more sophisticated digital networks providing both traditional television entertainment, telephone and data services, and as competition between cable television operators, telephone companies and others develops, the relationship between BCI and Intercable will be of critical importance in providing Intercable with access to expertise and experience that it would not otherwise have available. The Intercable Board believes that the relationship with BCI will give it these advantages, which other cable operators may not possess in their efforts to be successful competitors in the future.

     The established history of the relationship between BCI and Intercable is another reason that the Intercable Board believes the transactions contemplated by the BCI Agreement are in the best interests of Intercable. BCI and Intercable have been effective partners in the United Kingdom in operating cable and telephony systems. There is an established relationship between the parties which has been successful and which has endured. The Intercable Board believes it is important to consider the corporate philosophy and character of any entity that will be acquiring an interest in Intercable of the size to be acquired by BCI and which will have the kind of shareholder rights that BCI will have pursuant to the Shareholders Agreement. The Intercable Board believes that the corporate philosophies of BCI and Intercable are compatible with each other, and that such compatibility will enhance Intercable's ability to develop and grow its business in the future. The fact that BCI and Intercable have worked successfully together in the past is an important factor in the consideration of the Intercable Board in recommending this transaction.

INTERESTS OF CERTAIN PERSONS

     In considering the recommendations of the Intercable Board with respect to the proposal concerning the BCI Agreement, shareholders should be aware that Mr. Glenn R. Jones, Chairman of the Intercable Board and Chief Executive Officer of Intercable, and certain entities affiliated with Mr. Jones, have interests that are in addition to, or different from, the interests of the other shareholders of Intercable.

     Option Agreements. In the negotiations with BCI at the November Meeting concerning a possible investment in Intercable, BCI reiterated that its interest in such an investment was contingent upon obtaining the ability to ultimately control Intercable. Mr. Jones, who currently controls Intercable through his direct and indirect ownership of Intercable Common Stock, had historically taken the position that he was not interested in or seeking to transfer control of Intercable. During the course of the November Meeting, however, Mr. Jones agreed to consider a proposal that could result in a transfer of control of Intercable, provided that such transfer was not immediate. It was then agreed in principle that Mr. Jones, directly and through International and its affiliates, would grant to BCI a long-term option to acquire the Intercable Common Stock currently owned and to be acquired upon the dissolution of Spacelink if Spacelink and Intercable were combined. Prior to this decision by Mr. Jones, there had not been any negotiations with a third party regarding a change of control of Intercable, nor have there been any such negotiations since that decision.

     Pursuant to the terms of Option Agreements to be entered into upon the closing of the BCI Agreement (the "Option Agreements"), and assuming the transactions contemplated by the Spacelink Agreement are also completed, Mr. Jones (through a specific purpose trust) and International (through a specific purpose subsidiary) (the "Grantors") have agreed to grant BCI an option on all of their shares of Intercable Common Stock which, upon exercise, would enable BCI to then control the election of 75% of the members of the Intercable Board, and thereby effectively control the management and operations of Intercable. See "The BCI

Transaction -- Terms of the Option Agreements". Upon the execution of the Option Agreements, the Grantors will receive as an option deposit $19 per share for each share of Intercable Common Stock owned by them on such date. This option deposit payment will result in the Grantors receiving approximately $53,551,000 (assuming the exercise of certain stock options by Mr. Jones) from BCI upon the closing of the BCI Agreement. No other shareholders of Intercable or Spacelink will participate in such payment or receive payments similar to that to be received by the Grantors.

     The option deposit will be non-refundable, whether or not BCI ever elects to exercise the option to acquire the shares of Intercable Common Stock subject to such option. If the Options are exercised pursuant to the Option Agreements by BCI, the Grantors will receive additional amounts per share as consideration for the acquisition of the shares from the Grantors. See "The BCI
Transaction -- Terms of the Option Agreements". These additional payments will vary depending upon the timing of the exercise and the market price of the Intercable Class A Stock at the time of exercise. Other holders of Intercable Common Stock will not receive similar payments.

     Employment Agreement. Upon the closing of the BCI Agreement, Intercable will enter into an Employment Agreement with Mr. Glenn R. Jones (the "Employment Agreement"), a copy of which is attached hereto as Annex H to this Joint Proxy Statement/Prospectus and incorporated herein by reference, pursuant to which Intercable will agree to employ Mr. Jones as Chief Executive Officer of Intercable for a period of up to eight years, although such employment may be terminated earlier in the event that Mr. Jones dies, becomes disabled or voluntarily retires. BCI may also terminate such employment earlier for cause or upon the exercise of the option contemplated by the Option Agreements. Under the terms of the Employment Agreement, Mr. Jones will receive a base compensation of $2,500,000, ($1,500,000 if the Spacelink Agreement does not close), with an annual cost of living index based adjustment. This amount approximates the current combined compensation to Mr. Jones from Intercable and Spacelink. In addition, Mr. Jones will be entitled to participate in Intercable bonus, stock option, and other employee plans at a level generally commensurate with his previous participation. No other employee of Intercable has an employment agreement with Intercable. If Mr. Jones is granted any option to acquire Intercable Common Stock, any such new option would be subject to his Option Agreement described above. In such event, the Option Agreement payment to Mr. Jones would be increased. The maximum number of shares of Intercable Common Stock as to which an option could be granted at May 31, 1994 was 436,979.

     Jones Education Networks Agreement. Coincident with the execution of the BCI Agreement, Jones Education Networks, Inc., an entity wholly-owned by Mr. Jones and International ("JEN"), and BCI entered into a Stock Purchase Agreement dated as of May 31, 1994 (the "JEN Agreement") pursuant to which BCI agreed to invest $18,000,000 in JEN in exchange for Class A Common Stock of JEN representing a 15% equity interest in JEN. The closing of the JEN Agreement is contingent upon the closing of the BCI Agreement. JEN is engaged, through subsidiaries, in the development and distribution of educational program networks distributed via cable and other means. Mind Extension University, Inc. ("ME/U"), which is currently owned 51% by JEN, 25% by Intercable, 13% by Spacelink, and 11% by Mr. Jones is a full time distance education cable network which distributes programming of an educational nature, including the offering of undergraduate and graduate degree programs. To date, JEN has operated at a loss. JEN has agreed to commit up to $7,000,000 of the $18,000,000 it receives from BCI to ME/U to fund ME/U's activities and businesses. The receipt by JEN of the investment by BCI is significant in terms of JEN's ability to develop and fund additional networks and its on-going operations, including ME/U.

     Jones Lightwave Agreement. BCI and Jones Lightwave, Ltd., an entity wholly-owned by Mr. Jones and International ("Lightwave") have entered into a Stock Purchase Agreement dated as of May 31, 1994 (the "Lightwave Agreement"), pursuant to which BCI has agreed to invest $5,000,000 in Lightwave in exchange for Class A Common Stock of Lightwave representing a 50% equity interest in Lightwave. BCI has also agreed to loan Lightwave an additional $5,000,000. The closing of the Lightwave Agreement is contingent upon the closing of the BCI Agreement. Lightwave, through various subsidiaries, is engaged in the alternative access telephony business in Denver, Colorado; Tampa-St. Petersburg, Florida; and Norcross, Georgia.

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

     Jones Entertainment Group Agreement. Jones Entertainment Group, Ltd., an entity wholly-owned by Mr. Jones and International ("JEG"), is engaged in the motion picture production and distribution business directly and through two publicly-held limited partnerships which it sponsored. Pursuant to the terms of a Stock Purchase Agreement dated as of May 31, 1994 (the "JEG Agreement") between JEG and BCI, BCI has agreed to invest $7,000,000 in JEG in exchange for Class A Common Stock of JEG representing a 20% equity interest in JEG. The closing of the JEG Agreement is contingent upon the closing of the BCI Agreement.

     Additional Agreements. Certain provisions of the Shareholders Agreement grant to Mr. Jones, International and their affiliates the right to use of a number of channels on cable television systems now or hereafter owned by Intercable for distribution of their programming networks for a period of 15 years after closing. See "Terms of the Shareholders Agreement," below. International will be granted certain non-exclusive rights to provide Intercable with goods and services on competitive terms which will, at Intercable's discretion, be pursuant to competitive bidding or other processes. BCI will be granted identical rights pursuant to a Supply and Services Agreement between Intercable, BCI and International, as more fully described under "Terms of the Supply and Services Agreement." No similar rights are being granted to any other persons.

     Jones Financial Group. JFG, which is wholly-owned by International and Mr. Glenn R. Jones, will be paid a fee of $2 million if the BCI Agreement closes. Mr. Patrick J. Lombardi, a director of Intercable, is President of JFG and will receive a bonus or other compensation from JFG related to the BCI Agreement if the BCI Agreement closes.

     Financial Services Agreement. Effective as of the closing of the BCI Agreement, Intercable would enter into an agreement with JFG whereby Intercable would engage JFG on an exclusive basis to render financial advisory and related services in connection with the direct or indirect acquisition and disposition of, and investment in, any "Core Business" in the United States other than acquisitions or dispositions of, or investments in, cable television systems owned by partnerships managed by Intercable or its affiliates. Pursuant to this agreement, JFG would provide advisory services, including general business and financial analysis, transaction feasibility analysis and pricing in terms of proposed transactions; assist in negotiations and related strategies with respect to transactions, supervise and conduct due diligence in respect to proposed transactions, assist in corporate capital planning, including the identification of available financing in the negotiation of credit facilities and strategic partner and/or joint venture relationship; and provide such other advisory and investment services as are mutually agreed upon between Intercable and JFG from time to time.

     As compensation for JFG's services, Intercable will pay a fee equal to 90 percent of the fees that would be charged to Intercable by unaffiliated third parties for the same or comparable services. For this purpose, JFG will provide Intercable such information as Intercable may reasonably request regarding the fees charged by third parties for the same or comparable services. Intercable will pay JFG annually on June 1 of each year a retainer in the amount of $1 million as an advance against payments due pursuant to the agreement. Intercable is also to reimburse JFG for its reasonable out-of-pocket expenses incurred. If the BCI Agreement closes, the $2 million fee payable to JFG pursuant to the BCI Agreement is in lieu of any fee that would be payable with respect to such transaction pursuant to the Financial Services Agreement, which does not apply to the BCI Agreement. The term of the Financial Services Agreement is for the earlier of eight years from the Closing Date or the Option Termination Date.

     JFG and BCI have entered into a separate agreement pursuant to which BCI is entitled to receive one-half of the fees earned by JFG under the Financial Services Agreement.

OPINION OF SALOMON BROTHERS


     General. On June 1, 1994 and October 25, 1994, Salomon Brothers delivered to the Intercable Special Committee its written opinion that, as of June 1, 1994 and October 20, 1994, respectively, the consideration to be received by Intercable in connection with the issuance of up to approximately 7.4 million shares of Intercable Class A Stock pursuant to the terms of the BCI Agreement was fair to Intercable from a financial point of view. Such opinion confirmed the oral opinions given by Salomon Brothers to the Intercable Special Committee on May 27, 1994 and October 20, 1994. No limitations were imposed by the Intercable Special

Committee upon Salomon Brothers with respect to the investigations made or the procedures followed by it in rendering its opinion.

     The full text of the opinion of Salomon Brothers dated October 20, 1994, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this Proxy Statement/Prospectus. Intercable shareholders are urged to review such opinion in its entirety. Salomon Brothers' opinion is directed only to the fairness of the consideration to be received by Intercable and does not constitute a recommendation to any Intercable shareholder as to how such shareholder should vote. The summary of the opinion of Salomon Brothers set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Salomon Brothers (i) reviewed certain publicly available business and financial information relating to Intercable and Spacelink, (ii) reviewed certain other information, including financial projections, provided to Salomon Brothers by Intercable and Spacelink and (iii) met with Intercable and Spacelink management to discuss the business of Intercable and Spacelink. Salomon Brothers also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, Salomon Brothers did not independently verify any of the foregoing information and relied on such information being complete and accurate in all material aspects. With respect to the financial projections, Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgment of management as to future financial performance. In performing its valuation analysis, Salomon Brothers did not make an independent evaluation or appraisal of the individual assets of Intercable or of Spacelink, nor was it furnished with any such appraisals.


     The following is a summary of certain analyses performed and reports delivered by Salomon to the Intercable Special Committee on May 27, 1994, as updated on October 14 and October 20, 1994, in connection with its fairness opinion regarding the BCI Agreement (the "Salomon Brothers Report"):



     With respect to the BCI Agreement, Salomon Brothers reviewed, among other things, the public market valuation (as of the date of the Salomon Brothers Report and also as of certain historical dates) of Intercable and the estimated private market value of Intercable, and compared these amounts to the $27.50 per share price to be paid by BCI for 7.4 million Intercable Class A shares under the BCI Agreement. Salomon Brothers noted that the public equity market value of the Intercable Class A Stock ranged from $18.75 (the closing price of Intercable Class A Stock on November 2, 1993, which was the date one month before the public announcement of the contemplated transaction between BCI and Intercable), to $16.00 (the closing price of Intercable Class A Stock on December 1, 1993, which was the date one day before announcement), to $13.71 (the average closing price from February 22, 1994, which was the date of the announcement of the revised FCC cable rate regulations, through May 20, 1994), to $13.00 (the closing price on May 20, 1994) per share; as further detailed below, Salomon Brothers computed an estimated private market value per share of Intercable ranging from $24.85 - $27.70.



     Salomon Brothers also analyzed the premium being paid by BCI over the market prices set forth in the preceding paragraph (those being $16.00, $18.75 and $13.71, reflecting the price of Intercable Class A Stock both prior to the announcement of the BCI Transaction and subsequent to the announcement of the revised FCC cable rate regulations) which resulted in premiums of 72%, 47% and 101%, respectively. These premiums were compared to premiums over the stock price of the issuing company one month prior to the announcement of each transaction in certain other minority investments (a 55% premium paid by Electronic Data Systems in its 20% investment in Lottery Technologies, Inc.; a 75% premium paid by Rhone-Poulenc Rorer in its 37% investment in Immune Sciences Inc.; a 37% premium paid by British Telecommunications in its 20% investment in MCI Communications; a 40% premium paid by Blockbuster Entertainment Corp. in its 35% investment in Republic Pictures Corporation; a 5% premium paid by Trac International NV in its 17% investment in Hartmarx Corp; a 10% premium paid by Yamanouchi Pharmaceutical Corp.; in its 29% investment of Roberts Pharmaceutical Corp.; a 7% premium paid by Trefoil Capital in its 34% investment in LA Gear; and a 32% premium paid by British Telecommunications in its 20% investment in McCaw).

     A summary description of the analysis by which Salomon Brothers arrived at the estimated private market value of Intercable and the Spacelink Assets is set forth under the caption "The Spacelink Transaction -- Opinion of Salomon Brothers" and should be reviewed in connection with the opinion of Salomon on the BCI Agreement.

     In arriving at its opinions dated June 1 and October 20, 1994, and in presenting the Salomon Brothers Report, Salomon Brothers performed certain financial analyses, the material portions of which are summarized in the above-referenced section. The summary referenced above does not purport to be a complete description of Salomon Brothers' analyses. Salomon Brothers believes that its analyses and the summary referenced above must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the analyses set forth in the opinion and the Salomon Brothers report. In performing its analyses, Salomon Brothers made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Intercable and Spacelink.

     No company or transaction used in the comparable public company analysis or comparable acquisition analysis used by Salomon Brothers is identical to Intercable, Spacelink or the contemplated transactions. Accordingly, any such analysis of the value of the proposed transactions involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading and acquisition values of the comparable companies and publicly announced transactions.

     Salomon Brothers is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Intercable Special Committee selected Salomon to act as its financial advisor on the basis of Salomon Brothers' international reputation and its familiarity with Intercable and the cable television industry in general. See "The Intercable Special Committee" for a description of Salomon Brothers' acting as an underwriter for securities to be issued by an affiliate of BCI. In the course of its business, Salomon Brothers trades the debt and equity securities of Intercable and Spacelink for its own account and for the accounts of customers. Accordingly, Salomon may at any time hold a long or short position in such securities.

     Fees Paid to Salomon Brothers. Intercable has paid Salomon Brothers aggregate fees (with respect to its work in connection with both the Spacelink Agreement and the BCI Agreement) of $1,250,000 in consideration for Salomon Brothers' services. Intercable has also agreed to reimburse Salomon Brothers for its out-of-pocket expenses, including reasonable fees and disbursements of counsel. Intercable has agreed to indemnify Salomon Brothers and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Salomon Brothers or any of its affiliates against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.

OPINION OF DILLON READ

     Dillon Read has delivered a written opinion to the Intercable Special Committee that, as of October 20, 1994, the issuance of shares of Intercable Class A Stock to BCI is fair to Intercable from a financial point of view (the "BCI Stock Issuance").

     The full text of the opinion of Dillon Read, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex C to this Joint Proxy Statement/Prospectus. Intercable Shareholders are urged to review this opinion in its entirety for information with respect to the procedures followed, assumptions made and matters considered by Dillon Read in rendering such opinion. Dillon Read's opinion with respect to the BCI Stock Issuance does not constitute a recommendation to any Intercable Shareholder as to how such shareholder should vote at the Intercable Special Meeting with respect to the BCI Transaction. The summary of the opinion of Dillon Read set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

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

     In rendering its opinion, Dillon Read, among other things, (i) reviewed certain publicly available business and historical financial information relating to Intercable and Spacelink, (ii) reviewed certain financial information and other data provided to Dillon Read by Intercable and Spacelink that is not publicly available relating to the business and prospects of Intercable and Spacelink, including financial projections prepared by the management of Intercable and Spacelink, (iii) conducted discussions with members of the senior management of Intercable and Spacelink, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Dillon Read believed to be generally comparable to those of Intercable and Spacelink, (v) considered the pro forma effects of the BCI Stock Issuance on Intercable's leverage ratios and operating cash flow,
(vi) reviewed the historical market prices and trading volumes of the common stock of Intercable and Spacelink, (vii) reviewed the BCI Agreement and the exhibits thereto, and (viii) conducted such other financial studies, analyses and investigations, and considered such other information as Dillon Read deemed necessary or appropriate.

     In connection with its review, Dillon Read did not independently verify any of the foregoing information and relied on its being complete and accurate in all material respects. In addition, Dillon Read did not make any appraisal of any of the assets or liabilities (contingent or otherwise) of Intercable or Spacelink. With respect to the financial projections referred to above, Dillon Read assumed that they were reasonably prepared on bases reflecting the best then available estimates and judgments of Intercable's and Spacelink's management as to the future financial performance of each company. Further, Dillon Read's opinion was based on economic, monetary and market conditions existing on the date thereof.

     In connection with rendering its written opinion on October 20, 1994, Dillon Read performed certain financial and comparative analyses. The following paragraphs summarize certain of the comparative analyses Dillon Read performed in arriving at its opinion.

     In connection with rendering its opinion with respect to the BCI Transaction, Dillon Read reviewed, among other things, the public market valuation of Intercable (as of October 20, 1994 and also as of certain historical dates) and the estimated private market value of Intercable (as described below), and compared these amounts to the $27.50 per share price to be paid by BCI for its shares of Intercable Class A Stock under the BCI Agreement. Dillon Read noted that the average public trading price of Intercable Class A Stock for the 30 days prior to December 2, 1993 (the announcement date of the BCI Transaction), was $16.92, that for the 30 days prior to November 12, 1993 (the announcement date of the proposed Spacelink Transaction) such average price was $17.71, and that for the 30 days prior to October 20, 1994, such average price was $14.16. Dillon Read also computed an estimated private market value of Intercable ranging from $22.90 to $26.57 per share. A descriptive summary of the analysis by which Dillon Read arrived at the estimated private market value of Intercable and the Spacelink Assets is set forth under the caption "The Spacelink Transaction -- Opinion of Dillon Read".

     The summary referenced does not purport to be a complete description of the analyses performed by Dillon Read. Dillon Read believes that its analyses and the summary set forth in the referenced section above must be considered as a whole and that selecting portions of its analyses or of the above summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses performed by Dillon Read in arriving at its opinion. In performing its analyses, Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Intercable or Spacelink. The analyses performed by Dillon Read are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     No public company utilized as a comparison is identical to Intercable or Spacelink or the business segment for which a comparison is being made. An analysis of the results of such a comparison is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which Intercable, Spacelink and their business segments are being compared.

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

     Fees Paid to Dillon Read. Pursuant to the terms of an engagement letter dated February 25, 1994, Intercable has agreed to pay Dillon Read a fee $500,000 in the aggregate for its written opinion on both the Spacelink Transaction and the BCI Transaction. Intercable has also agreed to reimburse Dillon Read for its reasonable out-of-pocket expenses including all reasonable fees and disbursements of counsel, and to indemnify Dillon Read and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under federal securities laws.

     As noted under the caption "Factors Considered by the Intercable Special Committee", the opinion of Dillon Read was only one of the many factors considered by the Intercable Special Committee in determining to approve the BCI Stock Issuance.

RECOMMENDATION OF THE INTERCABLE BOARD

     The Intercable Board (of which all but two members are employees or former employees of Intercable), in accordance with the unanimous recommendation of the Intercable Special Committee, unanimously approved the BCI Agreement (with Mr. Jones abstaining) and recommends a vote in favor of the proposal to approve such agreement by the Intercable Shareholders.

                           TERMS OF THE BCI AGREEMENT

     The descriptions of the BCI Agreement, and the related Option Agreements, Shareholders Agreement, Supply and Services Agreement and Secondment Agreement set forth below do not purport to be complete and are qualified in their entirety by reference to the text of the BCI Agreement, the Option Agreements, the Shareholders Agreement, the Supply and Services Agreement and the Secondment Agreement attached hereto as Annexes I, J, K, L and M, respectively, to this Joint Proxy Statement/Prospectus and incorporated herein by reference. Pursuant to the terms of the Transaction Agreement, the closings under the BCI Agreement and under the agreements relating to BCI's investment in JEN, Lightwave and JEG are conditional upon each other, and the BCI Agreement will not close if the other transactions do not also close.

     Glossary. The following definitions of certain terms used in connection with the BCI Agreement and certain related agreements described in the Joint Proxy Statement/Prospectus should be consulted regarding the discussion of such agreements below.

     "Acquisition Proposal" means a bona fide offer or proposal for, or indication of interest in, a merger or other business combination involving Intercable, Spacelink or any other Intercable Group Entity or the acquisition of any substantial equity interest in, or a substantial portion of the assets of, Intercable or any other Intercable Group Entity, other than the Transactions.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "Alternative Transaction" has the meaning set forth in the Transaction Agreement and refers to the termination of the Spacelink Agreement and the effectiveness of the Spacelink-BCI Option Agreement.

     "Alternative Transaction Notice" means a notice given pursuant to the Transaction Agreement. An Alternative Transaction Notice will be in writing and delivered to all parties to such agreement and may be delivered by Jones or BCI in the following circumstances:

          (i) by Jones at any time,

          (ii) by BCI at any time after December 15, 1994, or

          (iii) by BCI at any time after the request for a private letter ruling submitted by Spacelink, Intercable, Jones and International and dated May 31, 1994 (the "Ruling Request") is withdrawn or the Internal Revenue Service indicates that it is likely it will not grant the relief sought in the Ruling Request.

     "BCE Group Entity" means, at any time, BCE Inc., BCI and (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by BCE Inc. at such time and (ii) any other entity that is, directly or indirectly, controlled by BCE Inc. at such time.

     "BCI Nominee" means any nominee designated to the Intercable Board by BCI pursuant to the Shareholders Agreement.

     "Bell International Group Entity" means, at any time, BCI and (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by BCI at such time and (ii) any other entity that is, directly or indirectly, controlled by BCI at such time.

     "Bell International Shareholder" means, at any time, any Bell International Group Entity that owns shares of Intercable Capital Stock at such time.

     "Cable Acquisition Proposal" means any bona fide offer or proposal for, or indication of interest in, (x) a merger or other business combination involving BCI (or any Subsidiary of BCI) and any of the companies listed on Schedule 5.11 of the BCI Agreement or any Subsidiary of any such companies or (y) the acquisition of any equity interest in, or a substantial portion of the assets of, any such companies or Subsidiaries.

     "Cable Partnership" means, at any time, any partnership that owns or operates a System in which an Intercable Group Entity is a general or managing partner at such time, and any joint venture of any such partnership.

     "Closing Date" means the date of the Closing of the BCI Agreement.

     "Consolidated Subsidiaries" means, at any date, those Subsidiaries of Intercable whose accounts would be consolidated with those of Intercable if consolidated financial statements were prepared as of such date in accordance with generally accepted accounting principles.

     "Control Option" means the option running to BCI to purchase the Optioned Shares pursuant to the Option Agreements.

     "Convertible Debt" means the 7.5% Convertible Debentures due June 1, 2007 of Intercable.

     "Core Business" means, at any time, the following lines of business: (i) cable television services, (ii) wireline local communications services (including exchange, access and value-added services, such as call waiting, call forwarding and similar services) in geographic markets where Intercable or a Subsidiary of Intercable owns a cable television business at such time and (iii) physical cable or wireline delivery of multi-media services (including inter-active services) over broadband networks in geographic markets where Intercable or a Subsidiary of Intercable provides cable television or wireline local communications services at such time. "Core Business" does not include (A) the provision of personal communications services (as defined by the Federal Communications Commission at 47 C.F.R. 99.5 on the date of the BCI Agreement), but includes the lease (or other provision) of wireline or broadband networks used in connection with the operation of the Core Business to providers of personal communications services and (B) the creation, development, production, acquisition, packaging and sale (but not physical delivery) of entertainment, informational, educational and other programming services or software, including inter-active, multi-media and CD ROM services.

     "Current SEC Filings" means (i) the annual report on Form 10-K of Intercable for the fiscal year ended May 31, 1993, (ii) the quarterly report on Form 10-Q of Intercable for the fiscal quarter ended February 28, 1994, (iii) the proxy statement dated November 19, 1993 of Intercable prepared in connection with the Notice of Annual Meeting of Shareholders of Intercable to be held on December 21, 1993, (iv) the annual reports on Form 10-K of each Cable Partnership for the fiscal year ended December 31, 1993 and (v) after consummation of the Spacelink Transaction, such reports and proxy statement of Spacelink for such periods or at such date.

     "Debt" of Intercable and its Consolidated Subsidiaries means at any date, without duplication, (i) all obligations of such Persons for borrowed money,
(ii) all obligations of such Persons evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of all such Persons to pay the deferred

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

purchase price of property or services, except trade accounts payable and current liabilities arising in the ordinary course of business, (iv) all obligations of all such Persons as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt of others secured by a Lien on any asset of all such Persons, whether or not such Debt is otherwise an obligation of such Persons, (vi) all guarantees, endorsements and other contingent obligations with respect to Debt, or to otherwise assure the owner of any such Debt against loss with respect thereto and (vii) obligations to repurchase assets previously sold. "Debt" does not include any Convertible Debentures (see "Convertible Debt").

     "Employee Options" means any options to purchase Intercable Class A Stock granted to employees, officers or directors of Intercable or any of its Subsidiaries pursuant to any employee benefit plan (including a stock option, stock purchase or stock bonus plan) approved by the Intercable Board.

     "Exon-Florio Act" means Section 721 of Title VII of the Defense Production Act of 1950, as amended, together with the rules and regulations promulgated thereunder.

     "Financial Services Agreement" means the Financial Services Agreement dated as of the Closing Date between Intercable and JFG.

     "Franchise Agreement" means any franchise, agreement, permit, license or other authorization granted by any Governmental Authority organized within the United States of America, including all laws, regulations and ordinances relating thereto, which authorizes the construction or operation of a System or the reception and transmission of signals by microwave, and shall include, without limitation, all FCC Licenses and all certificates of compliance, if any, and cable television registration statements (or similar documents) which are required to be issued by or filed with the FCC.

     "Governmental Authority" means any local, county, state, commonwealth, federal or foreign court, judicial, executive, or legislative instrumentality, or any agency, authority, commission, board or official thereof, including, without limitation, any franchising authority.

     "Intellectual Property Right" means any trademark, service mark, trade name, copyright, patent, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     "Intercable Capital Stock" means, at any time, the Intercable Common Stock, the Intercable Class A Stock and any other shares of authorized capital stock of Intercable.

     "Intercable Group" means, at any time, Intercable and each Person that is a Subsidiary of Intercable at such time. Immediately following the consummation of the Spacelink Transaction, such Subsidiaries will include the Persons that were Subsidiaries of Spacelink immediately prior to the consummation of the Spacelink Transaction.

     "Intercable Group Entity" means, at any time, each Person included in the Intercable Group at such time.

     "Intercable Proposals" mean:

          (i) a proposal to approve the acquisition by Intercable of substantially all of the assets of Spacelink in exchange for shares of Intercable Class A Stock and the assumption by Intercable of all liabilities of Spacelink (other than liabilities to Dissenting Shareholders), as contemplated by the Spacelink Agreement, and

          (ii) a proposal to approve the issuance by Intercable of shares of Intercable Class A Stock to BCI, as contemplated by BCI Agreement.

     "International" means Jones International, Ltd., a Colorado corporation.

     "Investor Nominee" means any nominee designated to the Intercable Board by BCI and does not include any Joint Nominee.

     "JI Group" means, at any time, Mr. Jones, International and each Person that is a Subsidiary of Mr. Jones or Jones International at such time, other than any Person that is an Intercable Group Entity or a Spacelink Group Entity at such time. For purposes of the Shareholders Agreement, "JI Group" also includes each grantor under the Option Agreements.

     "JI Group Entity" means, at any time, each Person included in the JI Group at such time.

     "JI Shareholder" means, at any time, any JI Group Entity that owns shares of Intercable Capital Stock at such time.

     "Jones" or "Mr. Jones" means Glenn R. Jones, a resident of Colorado, or in the event he is not then alive or legally competent, his executor, the administrator of his estate or his legal representative (including, without limitation, his guardian, conservator or other similar fiduciary).

     "Jones Bankruptcy Event" means (i) the Grantor of the Control Option, Jones or International shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing, (ii) an involuntary case or other proceeding shall be commenced against Grantor, Jones or International seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days or (iii) an order for relief shall be entered against Grantor, Jones or International under the federal bankruptcy laws as now or hereafter in effect.

     "Jones Employment Agreement" means the Employment Agreement dated as of the Closing Date between Glenn R. Jones and Intercable.

     "Jones Nominee" means any nominee designated to the Intercable Board by Glenn R. Jones pursuant to the Shareholders Agreement (which does not include any Joint Nominee).

     "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Intercable Group Entities, taken as whole.

     "Material Financing Transaction" means any transaction (other than the Transactions) pursuant to which (i) Intercable issues (or is obligated to issue pursuant to the terms of a convertible or similar security) more than 1,000,000 shares of its common stock at a price greater than $26.125 per share (not including any shares issued pursuant to Section 5.4 of the BCI Agreement, which permits the issuance of up to 1.5 million shares under certain conditions), (ii) Intercable sells substantially all of its assets to a third party, or (iii) Intercable consummates a merger, recapitalization, restructuring or other business combination involving Intercable and a Person other than BCI or an Affiliate thereof pursuant to which any class of common stock of Intercable is valued at a price greater than $26.125 per share.

     "Net Debt" means, at any time, Debt at such time, less cash and cash equivalents of Intercable and its Consolidated Subsidiaries at such time.

     "New Securities" means any shares of Intercable Capital Stock, and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into, shares of Intercable Capital Stock, in each case that are issued after the date of the Shareholders Agreement, provided that "New Securities" does not include Employee Options.

     "Option Agreements" means the Option Agreements which are referred to in the Transaction Agreement dated as of the Closing Date, and pursuant to which BCI will obtain the Control Option.

     "Option Termination Date" means the earlier of (i) the date on which the Control Option terminates pursuant to the Option Agreements, or otherwise, or
(ii) the date on which BCI purchases the Optioned Shares pursuant to the Option Agreements.

     "Optioned Shares" means the Intercable Common Stock subject to the Control Option under the Option Agreements.

     "Owned System" means any System that is owned and operated by an Intercable Group Entity that is not a Partnership System.

     "Ownership Percentage" means, at any time, the ratio of (i) the aggregate number of shares of Intercable Capital Stock owned by BCI and the other Bell International Group Entities (and, in the case of certain calculations, any other BCE Group Entity) at such time to (ii) the aggregate number of shares of Intercable Capital Stock outstanding at such time, in each case calculated on a fully diluted basis and assuming the conversion of all securities convertible or exchangeable into shares of Intercable Capital Stock and the exercise of all options, warrants and other rights to acquire shares of Intercable Capital Stock, whether or not vested. In the case of sales or issuances of New Securities, Ownership Percentage will be calculated immediately preceding such sale or issuance.

     "Partnership System" means any System that is owned and operated by a Cable Partnership.

     "Permitted Amount" means, at any date, the product of (i) seven and (ii) Annualized Operating Cash Flow for the most recently ended fiscal quarter of Intercable prior to, or on, such date.

     "Permitted Equity Issuances" means sales by Intercable of Intercable Class A Stock for cash where the proceeds from any such sale will be used to finance the purchase by Intercable (or its wholly-owned Subsidiary) of any Partnership System.

     "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Related Agreements" means the Shareholders Agreement, the Jones Employment Agreement, the Supply and Services Agreement, the Secondment Agreement and the Financial Services Agreement.

     "Ruling Request" means the Ruling Request described under the definition of Alternative Transaction Notice.

     "Secondment Agreement" means the Secondment Agreement dated as of the Closing Date between BCI and Intercable.

     "Shareholder" means, at any time, for purposes of the Shareholders Agreement, any Bell International Shareholder or JI Shareholder at such time.

     "Shareholder Nominees" means for purpose of the Shareholder Agreement the Jones Nominees, BCI Nominees and Joint Nominees.

     "Shareholders Agreement" means the Shareholders Agreement described hereafter under "Terms of the Shareholders Agreement".

     "Spacelink Group Entity" means, at any time prior to consummation of the Spacelink Transaction, Spacelink and any person that is a Subsidiary of Spacelink at such time, other than an Intercable Group entity.

     "Spacelink Proposals" shall mean:

          (i) a proposal to approve (x) the acquisition by Intercable of substantially all of the assets of Spacelink in exchange for shares of Intercable Class A Stock and the assumption by Intercable of all liabilities of Spacelink (other than liabilities with respect to Dissenting Shareholders), (y) the dissolution of Spacelink and (z) the distribution by Spacelink to its shareholders (other than Dissenting Shareholders) of all of the shares of Intercable Capital Stock then held by Spacelink, in each case as contemplated by the Spacelink Agreement, and

          (ii) a proposal to approve the Alternative Transaction (as defined in the Transaction Agreement).

     "Subsidiary" means, as to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner or (iii) any other entity that is, directly or indirectly, controlled by such Person.

     "Subsidiary Securities" means any shares of capital stock of a Subsidiary of Intercable, and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into, shares of such capital stock.

     "Supply and Services Agreement" means the Supply and Services Agreement dated as of the Closing Date between BCI and Intercable.

     "System" means a cable television or SMATV system owned or operated by an Intercable Group Entity serving subscribers within a geographical area covered by one or more Franchise Agreements from the same head end facility (or two or more related head end facilities).

     "Transaction Agreement" means the agreement dated as of the date of the BCI Agreement, among BCI, Glenn R. Jones, Jones International and Spacelink. The terms of the Transaction Agreement prescribe the conditions upon which BCI will be granted the Control Option either by International or Glenn R. Jones if the Spacelink Agreement closes, or by Spacelink (pursuant to the Spacelink-BCI Option Agreement) if it does not close.

     "Transactions" means the transactions contemplated by the BCI Agreement, the Spacelink Agreement and the Related Agreements, and the grant (but not the exercise) of the Control Option pursuant to the Option Agreements.

     "Transfer" means, with respect to any securities, any direct or indirect sale, assignment, transfer, grant of a participation in, pledge, gift or other disposition thereof, without regard to whether such disposition is for consideration.

     "Unrelated Directors" for purposes of the Shareholders Agreement means:

          (i) in the case of a transaction or agreement between an Intercable Group Entity and a JI Group Entity, the three Investor Nominees and the three Joint Nominees,

          (ii) in the case of a transaction or agreement between a BCE Group Entity and an Intercable Group Entity, the directors that are not Investor Nominees, and

          (iii) in the case of a transaction or agreement among an Intercable Group Entity, a JI Group Entity and a BCE Group Entity, the directors that are Independent Directors.

     Purchase of Intercable Class A Stock. Under the terms of the BCI Agreement, Intercable has agreed to sell to BCI 7,414,300 shares of Intercable Class A Stock at $27.50 a share, which, when added to BCI's existing shareholdings in Intercable, will result in BCI owning 30% of the issued and outstanding shares of Intercable. In the event that the Spacelink-BCI Option Agreement, rather than the Spacelink Agreement, is consummated, 3,900,000 fewer shares of Intercable will be issued and outstanding at the Closing and, accordingly, the number of shares to be purchased by BCI in order for BCI to maintain a 30% equity interest in Intercable will be reduced to 5,864,873.

     The number of shares to be purchased would also be reduced by the number of shares, if any, of Intercable Class A Stock purchased by BCI prior to the closing of the BCI Agreement pursuant to the terms of the BCI Agreement. See "Interim Financing" below. The shares to be purchased by BCI are in addition to its investment of $55,000,000 in March 1994 to purchase 2,500,000 shares of Intercable Class A Stock at $22.00 per share.

     The Closing. The closing of the BCI Agreement will take place no later than ten business days after satisfaction of the conditions described in the BCI Agreement or December 31, 1994 (the "Closing"). See "Conditions to Closing" below.

     At the Closing, (i) BCI will deliver to Intercable the purchase price for the shares of Intercable Class A Stock being purchased, (ii) Intercable will deliver to BCI certificates representing the shares of Intercable Class A Stock,
(iii) Intercable will execute and deliver each of the Related Agreements and
(iv) BCI will execute and deliver the Shareholders Agreement, the Supply and Services Agreement and the Secondment Agreement. See "Related Agreements" below.

     Interim Financing. In the event that Intercable believes that, prior to Closing, its sources of funds may be insufficient to meet its projected cash requirements, Intercable has agreed to discuss with BCI the potential sources of financing to fund such projected shortfall. If, after discussions, Intercable management reasonably believes that equity financing is in the best interests of Intercable and its shareholders, Intercable may sell up to 1,500,000 shares of Intercable Class A Stock ("Additional Shares"), provided, however, that Intercable must first offer the Additional Shares to BCI. Any Additional Shares sold to BCI will be sold pursuant to an effective registration statement under the Securities Act and will be subject to certain registration rights granted to BCI under the Shareholders Agreement. See "Terms of the Shareholders Agreement".

     Any Additional Shares purchased by BCI will reduce the number of Shares purchasable (and, correspondingly, the purchase price paid) by BCI pursuant to the BCI Agreement. See "Purchase of Intercable Class A Stock" above.

     Conditions to Closing. The obligation of Intercable to sell and BCI to purchase shares of Intercable Class A Stock is subject to the satisfaction or waiver of the following conditions: (i) the approval of the Intercable Proposals by the Intercable Shareholders and the approval by the Spacelink Shareholders of the Spacelink Proposals; (ii) unless an Alternative Transaction Notice is delivered pursuant to the Transaction Agreement, the transactions contemplated by the Spacelink Agreement will have been consummated; (iii) the United States Government shall have completed its national security review under the Exon-Florio Act relating to the purchase of the Intercable Class A Stock and shall have concluded that no Presidential action to suspend or prohibit the transactions contemplated by the BCI Agreement is required; (iv) there shall not then be in effect any order enjoining or restraining consummation of the Transactions and there will not, at Closing, then be instituted or pending any action or proceeding brought by a Governmental Authority challenging the acquisition by BCI or otherwise seeking to restrain or prohibit consummation of the Transactions or seeking to impose any material limitation on any material provision of the BCI Agreement or the Spacelink Agreement; (v) neither chamber of the United States Congress shall have passed any bill that would reasonably be expected to have any of the effects described in clauses (vi)(a), (b) and (c) of the following paragraph; (vi) all actions by, in respect of or filings with any Governmental Authority required to permit the consummation of the Transactions will have been taken or obtained, as the case may be, and will be in full force and effect, other than such actions or filings as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (vi) each of the Related Agreements have been executed and delivered by each party thereto and (vii) all third party consents required to consummate each of the Transactions, in each case in form and substance reasonably satisfactory to BCI and Intercable, other than such consents the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, shall have been received.

     The obligation of BCI to consummate the BCI Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived, to the extent legally permissible: (i) Intercable shall have performed in all material respects all obligations required to be performed by it under the BCI Agreement and the Spacelink Agreement and Spacelink will have performed in all material respects all obligations required to be performed by it under the Spacelink Agreement; (ii) the representations and warranties made by Intercable in the BCI Agreement and in any certificate delivered by Intercable shall be true in all material respects at and as of the Closing; (iii) BCI shall have received a certificate signed by an executive officer of Intercable confirming the matters described in (i) and (ii) above; (iv) BCI will have received an opinion of counsel to Intercable substantially in the form attached to the BCI Agreement; (v) BCI will have received all documents it may reasonably request relating to the existence of Intercable and other Intercable Group Entities and the authority of Intercable for the BCI Agreement, the Spacelink Agreement and the Related Agreements, all in form and substance reasonably satisfactory to BCI; (vi) there shall not then be in effect any order enjoining or restraining the exercise by BCI of the Control Option (see

"Term of the Option Agreements -- Grant and Purchase of Control Option" below), and there shall not then be instituted or pending any action or proceeding brought by a Governmental Authority before any federal or state court or other Governmental Authority that seeks to (a) prevent BCI from exercising the Control Option, or (b) require BCI to divest, or otherwise limit BCI's ability to exercise full rights of ownership over any of the shares of Intercable Class A Stock to be purchased at Closing, the Control Option, or any of the shares of Intercable Common Stock that may be acquired upon exercise of the Control Option or (c) require, after exercise of the Control Option, the Intercable Group to divest any material business or assets or impose a material limitation on the conduct of Intercable Group's business; (vii) the Bylaws of Intercable shall have been amended, as agreed to by BCI; (viii) the JI Group Entities will have
(a) transferred to Intercable any logos, trade and service marks and any other names owned, leased or licensed by a JI Group Entity and used or held for use by an Intercable Group Entity in connection with the conduct of its business (b) transferred to Intercable all rights of Jones Programming Services, Inc. under programming agreements pursuant to which the Intercable Group Entities carry programming on their Systems and (c) agreed on reasonable terms to continue to make available to the Intercable Group Entities such other Intellectual Properties Rights owned, leased or licensed by a JI Group Entity as are used or held for use by an Intercable Group Entity in connection with the conduct of its business; (ix) Intercable will have entered into a written contract with Jones Interactive, Inc. for information management and data processing services, in form and substance reasonably satisfactory to BCI, (x) the Option Agreements shall have been executed and delivered by each party thereto as contemplated by the Transaction Agreement; and (xi) the Intercable Board will have taken such action as is necessary to increase the number of directors of Intercable to thirteen and shall have elected three BCI Nominees and three Joint Nominees, each as defined in and contemplated by the Shareholders Agreement.

     The obligation of Intercable to consummate the BCI Agreement is subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions: (i) BCI will have performed in all material respects all of its obligations under the BCI Agreement; (ii) the representations and warranties of BCI contained in the BCI Agreement and in any certificate delivered by BCI pursuant to the BCI Agreement will be true in all material respects at and as of the Closing Date; (iii) Intercable shall have received a certificate signed by the Chief Executive Officer of BCI confirming the matters described in (i) and
(ii) above; (iv) Intercable will have received an opinion of counsel to BCI in substantially the form attached to the BCI Agreement; and (v) Intercable shall have received all documents it may reasonably request relating to the existence of BCI and the authority of BCI for the BCI Agreement and the Related Agreements, all in form and substance reasonably satisfactory to Intercable.

     The condition to closing described above relating to the United States Government's national security review under the Exon-Florio Act is a reference to a requirement that, in certain circumstances, when an investment is being made in a United States company by a foreign entity, certain information concerning the activities and identity of both the domestic and foreign person be supplied to the United States Government for their review. The general purpose of the review is to assure that there will be no compromise of United States defense or national security information or processes. A filing under the Exon-Florio Act has been made and is expected to be cleared in a routine manner.

     Certain Covenants. Intercable has agreed to call a meeting of its shareholders to vote upon the Intercable Proposals. Intercable has also agreed that from the date of the signing of the BCI Agreement until the Closing, Intercable will regularly advise and consult with BCI as to the business of the Intercable Group Entities and, to its knowledge, the business of Spacelink and its Subsidiaries, which consultation will include the review of (i) strategic, operating and financial plans, including plans for acquisitions and sales of cable television systems (both as they relate to Partnership Systems and Owned Systems, (ii) equity, debt, joint venture and other financing strategies, (iii) business plans for operations, marketing and technology deployment and (iv) personnel, compensation and related policy decisions. BCI has also been granted access to the properties, books, records and financial data of the Intercable Group Entities.

     Except as contemplated by the BCI Agreement, from the date thereof until the Closing Date, Intercable shall, and will cause each of the other Intercable Group Entities to, conduct its businesses in the ordinary course consistent with past practice and to use its reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date of the BCI Agreement until the Closing Date, without the consent of BCI or except as required to consummate the Transactions in accordance with the terms of the BCI Agreement and the Spacelink Agreement, Intercable will not take, or agree to take, or permit any other Intercable Group Entity to take or agree to take, directly or indirectly, any of the following actions:

          (i) authorize, sell, distribute or otherwise issue, or grant rights with respect to, New Securities, Employee Options or Subsidiary Securities (or any stock appreciation or similar interests or rights with respect to such securities) except for (A) routine grants of Employee Options (or stock appreciation rights) approved after the date hereof by the compensation committee of the Intercable Board in an amount not to exceed options to purchase (and stock appreciation rights in respect of 2,000,000) shares of Intercable Class A Stock in the aggregate, (B) any issuances of Intercable Capital Stock pursuant to the terms of Employee Options or the Convertible Debentures, (C) authorizations, sales, distributions or other issuances of Subsidiary Securities to Persons that are wholly-owned Intercable Group Entities (except in connection with certain permitted sales of Subsidiary Securities) or (D) Permitted Equity Issuances,

          (ii) repurchase, redeem or exchange any shares of Intercable Capital Stock, other than (A) repurchases, redemptions or exchanges of Intercable Class A Stock where all holders of Intercable Class A Stock are entitled to participate on a pro rata basis, (B) repurchases of Intercable Class A Stock in the open market, provided that at any time the aggregate number of shares of Intercable Class A Stock repurchased during the immediately preceding 12 months may not exceed 5% of the aggregate number of shares of Intercable Capital Stock outstanding on the immediately preceding December 31 (calculated on a fully diluted basis assuming the conversion of all options and the exercise of other rights), and (C) as contemplated by the terms of any New Securities,

          (iii) amend the articles of incorporation or bylaws of Intercable,

          (iv) (A) in the case of Intercable and its Consolidated Subsidiaries, incur Debt if after the incurrence of such Debt, Net Debt would exceed the Permitted Amount and (B) in the case of the Cable Partnerships, incur long-term Debt not in the ordinary course of business,

          (v) acquire or sell any interest in a cable television system that is not owned by a Cable Partnership for a purchase price exceeding $50,000,000 in any single transaction (or series of related transactions), and $250,000,000 in the aggregate for acquisitions and $250,000,000 in the aggregate for sales,

          (vi) acquire or sell any interest in a business (other than a cable television system) having a purchase price exceeding $5,000,000 in any single transaction (or series of related transactions), and $50,000,000 in the aggregate for acquisitions and $50,000,000 in the aggregate for sales,

          (vii) enter into (whether by acquisition or otherwise) a line of business other than (A) the Core Business in the United States of America, England and Spain, (B) the provision of audio programming services to radio stations and cable television systems, (C) manufacturing and marketing of computer and facsimile security products and software, and the manufacture of printed circuit board assembly using surface mount or through-hole technology for the computer, communications, business equipment, finance, medical and scientific industries, (D) the acquisition and distribution of entertainment, informational, educational and other programming services in connection with the provision of cable television or multi-media services to customers of a System and (E) the provision of local origination programming services to customers of a System (whether required by a Franchise Agreement or otherwise),

          (viii) take any action that would reasonably be expected to, as a result of a law, rule or regulation of a Governmental Authority organized within the United States of America, England or any other jurisdiction where the Intercable Group conducts a material portion of its business, (A) prevent BCI from exercising the Control Option or from otherwise obtaining control of Intercable, (B) require BCI to divest or otherwise limit BCI's ability to exercise full rights of ownership over the Control Option or any shares of Intercable Capital Stock (whether acquired upon exercise of the Control Option or otherwise) or (C) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or impose a material limitation on the conduct of Intercable Group's business, provided that (1) if on the date of the BCI Agreement the activities conducted by any BCE Group Entity are subject to any such law, rule or regulation (based on interpretations in effect on the date hereof) that has, or would reasonably be expected to have, one or more of the effects described in clauses (A),
     (B) or (C), or if after the date of the BCI Agreement, BCI or any of its Affiliates enters into a new line of business and at such time as there is a law, rule or regulation that has, or would reasonably be expected to have, one or more of the effects described in clauses (A), (B) or (C), then in each case this subparagraph (viii) will not apply to actions of the Intercable Group that would reasonably be expected to have such effects under such law, rule or regulation and (2) after the Option Termination Date this subparagraph (viii) will only apply to actions that would reasonably be expected to require BCI to divest, or otherwise limit its ability to exercise full rights of ownership over, any shares of Intercable Capital Stock,

          (ix) (A) sell substantially all of the assets of Intercable, (B) adopt a plan of liquidation or dissolution of Intercable, (C) engage in a merger, consolidation, share exchange or other business combination involving Intercable (except in connection with an acquisition for cash that is permitted by subparagraphs (v) and (vi) above), (D) engage in a recapitalization, stock split or similar reconstitution of the Intercable Capital Stock or (E) file a petition by or on behalf of Intercable or any Subsidiary, or the taking of similar action, under any bankruptcy, insolvency, reorganization or similar law,

          (x) declare or make any provision for payment of, or the setting aside of assets with respect to, any dividend or other distribution of any property other than cash by Intercable with respect to any shares of Intercable Capital Stock, and

          (xi) agree to, or enter into, any amendment to a Related Agreement;

provided, however, any transaction approved by BCI pursuant to Intercable's request will not count towards the aggregate transaction amounts described in subparagraphs (v) and (vi) above. If Intercable wishes to take an action described in subparagraphs (i) through (xi) above, Intercable will deliver to BCI a written notice describing in reasonable detail the action proposed to be taken and expressly requesting BCI's consent to such action. Such notice will be accompanied by such additional information as is reasonably required to enable BCI to evaluate such proposed action. Upon receipt of such notice, BCI will have ten business days to exercise its right not to consent to such proposed action. If no response is received by Intercable from BCI prior to the expiration of such time period, the proposed action will be deemed to have been approved by BCI.

     Intercable has agreed to furnish BCI with (i) a monthly management report with respect to operating revenues, operating expenses, capital expenditures and related information, (ii) a similar management report for such period prepared for the use of management of Spacelink and (iii) quarterly and annual financial statements of Intercable. BCI shall be entitled to designate an observer to the Intercable Board of Directors prior to Closing.

     BCI has acknowledged that prior to the date of the BCI Agreement, certain services have been provided by the Intercable Group Entities to the JI Group Entities, and by the JI Group Entities to the Intercable Group Entities. BCI has agreed that the services described in the Current SEC Filings may continue to be provided during the period from the date of the BCI Agreement to the Closing Date, on terms and conditions consistent with past practice. Except for transactions described in the immediately preceding sentence or contemplated by the BCI Agreement or any of the Related Agreements, Intercable agrees that prior to the Closing, neither it nor any Intercable Group Entity will engage in a material transaction, or enter into any material agreement, with any JI Group Entity unless the terms of such transaction are fully and fairly disclosed to, and approved by, BCI.

     Intercable has agreed that from the date of the signing of the BCI Agreement until the earlier of the Closing or the termination of the BCI Agreement, Intercable, any Intercable Group Entity and their respective officers, directors, employees or other agents will not directly or indirectly
(i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject, in the case of Intercable, to the fiduciary duties of its board of directors under applicable law as advised by counsel to Intercable, with a view to pursuing an Acquisition Proposal with any person, (x) engage in negotiations with, or (y) disclose any non-public information relating to any Intercable Group Entity to or (z) afford access to the properties, books or records of any Intercable Group Entity to, any such Person. From the date of the BCI Agreement until the earlier of the Closing or the termination of the BCI Agreement, Intercable will promptly notify BCI, after receipt by Intercable and any other Intercable Group Entity and their respective officers, directors, employees or other agents of (a) any Acquisition Proposal or (b) actual notice that any Person is giving serious consideration to making an Acquisition Proposal or (c) any request for non-public information relating to any Intercable Group Entity or for access to the properties, books or records of any Intercable Group Entity by any person who has made, or is reasonably believed to be considering making, an Acquisition Proposal, and will keep BCI fully informed of the status and details of any such Acquisition Proposal, notice or request.

     Until the earlier of the Closing and the termination of the BCI Agreement, none of BCI or any Subsidiary of BCI or any of their officers, directors, employees or other agents will, directly or indirectly, (i) take any action to solicit, initiate or encourage any Cable Acquisition Proposal or (ii) with a view to pursuing a Cable Acquisition Proposal with any Person, engage in negotiations, or exchange information, with any such Person or its directors, officers, employees or agents. BCI is required to notify Intercable after receipt by it of (a) a Cable Acquisition Proposal or (b) actual notice from a third party that it is seriously considering making or is interested in receiving a Cable Acquisition Proposal.

     Intercable has also covenanted that it will consult with BCI as to all material matters arising under the Spacelink Agreement and will furnish BCI with copies of all correspondence, notices and other written communications between Intercable, or any of its respective counsel or other agents on the one hand, and Spacelink, or any of its respective counsel or other agents on the other hand. Intercable will not amend or waive any provision of the Spacelink Agreement without the consent of BCI. Intercable will consult with BCI as to any breach by Spacelink under the Spacelink Agreement and will take any action reasonably requested by BCI in connection with any such breach.

     Representations and Warranties. Intercable and BCI have made a number of representations and warranties to one another. Intercable has made representations and warranties concerning, among other things, organization and qualification to do business, corporate power and authority, compliance with laws, capitalization, certain representations with respect to its subsidiaries, certain representations with respect to documents filed by Intercable and Spacelink with the SEC,financial statements, absence of undisclosed liabilities and certain changes, franchises, litigation, material contracts, insurance coverage, compliance with laws, environmental matters, intellectual property, taxes, transactions with affiliates, employees, employee benefit plans, finders' fees and the Spacelink Transaction. BCI has made representations and warranties to Intercable concerning, among other things, its organization and existence, its corporate power and authority to enter into the BCI Agreement, governmental authorization, finders' fees, the purchase of the shares of Intercable Class A Stock for investment, litigation, financial statements and compliance with law.

     Amendments. The BCI Agreement may be terminated prior to Closing (i) by mutual written agreement, (ii) by either Intercable or BCI if the Closing shall not have been consummated on or before December 30, 1994, (iii) by either Intercable or BCI if there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or if consummation of the Transactions would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction, or (iv) by BCI if there is any law or regulation that makes exercise of the Control Option illegal or otherwise prohibited or if the exercise of the Control Option would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction. If the BCI Agreement is terminated as permitted, termination will be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party). If termination results from (i) the willful failure of a party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of the BCI Agreement, or (ii) a knowing breach by a party of any representation or warranty contained in the BCI Agreement, such party shall be fully liable for any and all Damages (as defined below) incurred or suffered by the other party as a result of such failure or breach.

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

     Indemnification. Intercable has agreed to indemnify BCI against and to hold it harmless from any and all damage, loss, liability and expense, other than consequential damages (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses) in connection with any action, suit or proceedings ("Damages") incurred or suffered by BCI arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Intercable pursuant to the BCI Agreement. Intercable will not be liable under the indemnification provisions of the BCI Agreement unless the aggregate amount of Damages exceeds $2,500,000 and then only to the extent of such excess. Intercable's maximum liability under the BCI Agreement will not exceed the purchase price paid by BCI for the shares of Intercable Class A Stock.

     BCI has agreed to indemnify Intercable against and agrees to hold it harmless from any and all Damages incurred or suffered by Intercable arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by BCI pursuant to the BCI Agreement. BCI will not be liable under the indemnification provisions of the BCI Agreement unless the aggregate amount of Damages exceeds $2,500,000 and then only to the extent of such excess.

     Any indemnification payment made under the BCI Agreement by Intercable to BCI will be grossed-up to take into account the amount of any such payment that would be indirectly borne by reason of the direct or indirect ownership interest of BCI (and its Subsidiaries) in Intercable, reflected as a percentage of the outstanding securities of Intercable held by BCI (and its Subsidiaries) at the time of such payment.

     Neither Intercable nor BCI will have any liability under the indemnification provisions of the BCI Agreement for Damages incurred or suffered by the other party to the extent that (i) such party delivered to such other party prior to Closing a written notice describing one or more misrepresentations or breaches by such party and stating that as a result of such misrepresentation or breaches such other party is under no obligation to consummate the Closing, (ii) such other party elected to consummate the Closing after receipt of such written notice and (iii) such Damages arise out of such misrepresentations or breaches.

     Termination Payments and Expense Reimbursements. In the event that Intercable enters into an agreement relating to a Material Financing Transaction prior to 45 days after any termination of the BCI Agreement (other than a termination by mutual consent or because of prohibition by law of consummation of the Transactions or the Control Option), Intercable will pay to BCI, an amount in cash equal to $5,000,000.

     Fees and Expenses. At the Closing, Intercable will pay (i) a financial advisory fee of $2,000,000 to JFG and (ii) $600,000 to BCI to cover expenses incurred by it in connection with the BCI Agreement. JFG is a subsidiary of International, which is owned by Mr. Glenn R. Jones. Except as set forth above, BCI and Intercable will each pay its own expenses in connection with the BCI Agreement.

     Regulatory Approvals. Certain franchise agreements pursuant to which Intercable or its managed limited partnerships conduct operations in specific areas contain provisions requiring approval of major ownership changes in the holder of the franchise. In some cases, these provisions apply to the BCI Agreement and Intercable has applied for the necessary approvals, without which the BCI Agreement cannot close. Intercable expects that such approvals will be granted routinely. Intercable does not believe that any other material governmental approvals or actions will be required for consummation of the BCI Agreement. See "The BCI Agreement -- Conditions to Consummation of the Agreement."

     Dissenters' Rights. Intercable shareholders have no dissenter's rights in connection with approval of the BCI Agreement.

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

                         TERMS OF THE OPTION AGREEMENTS

     The Option Agreements will be dated the Closing Date and will be by and between International (or a new special purpose subsidiary of International), Glenn R. Jones (or a special purpose trust to be established by him) and BCI. If the Spacelink-BCI Option Agreement should become effective as a result of the Spacelink Agreement not closing, Spacelink (through a new special purpose subsidiary) would also grant an option to BCI. For purposes of the description of the Option Agreements, the term "Grantors" applies to the parties to such agreements other than BCI. In addition, BCI may elect to have a financial institution enter into the Option Agreements as agent for BCI.

     Grant and Purchase of the Control Option. Under the terms of the Option Agreements, the Grantors will grant the Control Option to BCI to purchase all, but not less than all, of the shares of Intercable Common Stock held, directly or indirectly, by the Grantors. BCI will pay to the Grantors $19.00 for each Optioned Share. The total deposit for the Control Option would be approximately $53,551,000, assuming the exercise of certain stock options by Mr. Jones (or approximately $62,453,000 if the Spacelink-BCI Option Agreement is consummated). The deposit is not deducted from the price paid for the Optioned Shares if the Control Option is exercised.

     Exercise of the Control Option. The Control Option may be exercised by BCI at any time during any of the following periods (each, an "Exercise Period"):
(i) the period commencing on the day Mr. Jones becomes incapacitated or dies and ending 270 days after written notice thereof; (ii) the period commencing on the day that Mr. Jones resigns as Chairman and Chief Executive Officer of Intercable and ending 90 days after BCI receives written notice thereof; (iii) the period commencing on the day that BCI receives a written notice from the Grantors requesting that BCI exercise the Control Option ("Grantors' Notice"), which notice may be delivered only on or after the fifth anniversary of the Closing of the BCI Agreement and ending 180 days after such day; (iv) the period commencing on the seventh anniversary and ending on the eighth anniversary of the Closing of the BCI Agreement; and (v) the period commencing on the day of a Jones Bankruptcy Event and ending 30 days after written notice thereof. No Exercise Period will expire if there is in effect a law, regulation or order prohibiting BCI from delivering an Exercise Notice after a Bankruptcy Event. Once delivered, a Grantor's Notice is irrevocable.

     BCI may exercise the Control Option at any time during an Exercise Period by delivery of an irrevocable written notice (the "Exercise Notice") to the Grantors. BCI is under no obligation to exercise the Control Option and may allow it to expire and terminate without purchasing the Optioned Shares. The closing for the exercise of the Control Option will take place not more than 20 business days after the date that an Exercise Notice is delivered to the Grantors (the "Option Closing"), provided that if a determination of Market Value is necessary, the Closing may be postponed. See "Purchase Price if the Control Option is Exercised" below. The Option Closing may also be postponed until the following conditions have been satisfied or waived by BCI: (i) the waiting period applicable under the Hart-Scott-Rodino Act shall have expired or terminated; (ii) all other actions by, in respect of or filings with any Governmental Authority in the U.S., England, Spain or other country where the Intercable Group conducts material business required to permit the consummation of the Option Closing have been taken or obtained and are in force and effect;
(iii) there shall not then be in effect any applicable law, rule or regulation or any judgment, injunction, order or decree that has one or more of the effects described in clauses (a), (b) or (c) of the following paragraph (iv), (iv) there shall not then be instituted or pending any action or proceeding before any Governmental Authority challenging the consummation of the Option Closing or seeking to (a) prevent BCI from exercising the Control Option, (b) require BCI to divest, or otherwise limit BCI's ability to exercise full rights of ownership over, the shares of Intercable Capital Stock owned by BCI and its Affiliates, the Control Option or the Optioned Shares or (c) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or would impose a material limitation on the conduct of Intercable Group's business; (v) the Intercable Group Entities have received all material third party consents required to be obtained in connection with the Option Closing in each case in form and substance reasonably satisfactory to BCI; and
(vi) the representations and warranties of the Grantors in the Option Agreements are true; provided that if after the date of the Option Agreements BCI or any of its Affiliates enters into a new line of business and at such time there is a law, rule or regulation that has, or is reasonably expected to have, one or more of such effects described in paragraph (iv)(a), (b) or (c), then neither this clause nor clause (iv) will apply to any such law, rule or regulation.

     Purchase Price if the Control Option is Exercised. Upon exercise of the Control Option the purchase price for each Optioned Share will be the sum of (X) two-thirds of the Option Price on the applicable Trigger Date and (Y) one-third of 120% of the Market Value of a share of Intercable Class A Stock on the applicable Trigger Date (the "Purchase Price"). If the Trigger Date occurs within six months after the Option Closing, the price is determined by a percentage of the Market Value of a share of Intercable Class A Stock. The applicable "Trigger Date" will depend on the Exercise Period under which BCI is delivering an Exercise Notice and will be one of the following days: (i) the day Mr. Jones dies, becomes incapacitated or resigns, as the case may be, or (ii) the day immediately preceding the day on which a Grantor delivers a Grantors' Notice, (iii) the day immediately preceding the day on which BCI delivers an Exercise Notice during the eighth year of the Control Option or (iv) the day immediately preceding the day of a Jones Bankruptcy Event. "Market Value" of a share of Intercable Class A Stock means the average of the daily closing prices on the NASDAQ National Market for shares of Intercable Class A Stock for the 20 consecutive trading days immediately prior to the Trigger Date. The closing price per share of Intercable Class A Stock will be adjusted for any declarations of a dividend, distribution, recapitalization, reclassification or similar transaction.

     Under the Option Agreements, there are various other determining factors for Market Value in the event the Intercable Class A Stock is not traded publicly on a national exchange. In such case, at any time prior to ten business days after the receipt by BCI of a written determination of the Market Value, BCI has the right to withdraw its Exercise Notice by giving written notice to the Grantor. If BCI does not withdraw its Exercise Notice, BCI will notify the Grantors within five business days after the expiration of such withdrawal period as to the time and place of the Option Closing which will occur not more than 20 business days after the expiration of such withdrawal period.

     Termination of Control Option. The Control Option shall terminate at 5:00 p.m., Denver time, when the first Exercise Period expires (other than an Exercise Period initiated by the resignation of Mr. Jones or a Jones Bankruptcy Event) (the "Termination Time"). The Control Option, however, will not terminate if BCI has previously delivered to the Grantors an Exercise Notice. The Control Option shall also terminate if BCI withdraws an Exercise Notice or BCI fails to use its reasonable efforts to satisfy any condition to Closing or in any event, if the conditions to closing are not satisfied by BCI within eighteen (18) months after delivery of an Exercise Notice.

     Adjustment upon Changes in Capitalization or Merger of Intercable. If any change in Intercable's Capital Stock occurs by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, dividends or other changes in the corporate or capital structure of Intercable, the number and kind of shares or securities subject to the Control Option and the Purchase Price shall be adjusted so that BCI will receive upon exercise of the Control Option the number and class of shares or other securities or property that it would have received in respect of the Optioned Shares purchasable upon exercise of the Control Option if the Control Option had been exercised immediately prior to such event.

     Certain Covenants. Except as contemplated by the Option Agreements, until the Termination Time, the Grantors shall not, directly or indirectly, (i) grant any proxies (other than a revocable proxy granted in connection with a meeting of shareholders) or enter into any voting trust or other agreement or arrangement with respect to the voting of any Optioned Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any of the Optioned Shares, or (iii) seek or solicit any transaction or arrangement described in clauses (i) and (ii) above. The Grantors are, however, not restricted or prevented from voting in their sole discretion on all matters except as otherwise explicitly agreed to between Grantors, their Affiliates and BCI in the Shareholders Agreement or otherwise.

     Security Interest. At Closing, BCI will be granted a security interest in the Optioned Shares to secure performance under the Option Agreements. Each Grantor will agree not to change its name, identity or corporate structure or the location of its chief executive office unless it gives BCI at least thirty days' prior written notice. The Grantors will retain the right to vote the Optioned Shares and to receive dividends thereon. In the event of a default, BCI may receive and retain any dividends paid on the Optioned Shares but there will be no adjustment in the Optioned Price in respect of such dividends. The security interest will terminate at the Termination Time.

     Change in Law. If a change in law prior to the delivery of an Exercise Notice would be reasonably likely to (i) prevent BCI from exercising the Control Option, (ii) require BCI to divest, or otherwise limit BCI's ability to exercise full rights of ownership over, the shares of Intercable Capital Stock owned by it and its Affiliates, the Control Option or the Optioned Shares, or (iii) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or would impose a material limitation on the conduct of Intercable Group's business, BCI may elect to dispose of the Control Option and any other securities of the Intercable Group Entities owned by BCI and its affiliates pursuant to the Right of First Offer (as described below).

     Right of First Offer. In the event BCI wishes to dispose of the Control Option after the occurrence of an event described above, BCI will first notify (the "Offer Notice") the Grantors and offer the Control Option to Grantors at a price equal to the aggregate consideration paid by BCI plus interest at 12% per annum, compounded annually (the "Offer Price"). For a period of 270 days after receipt of the Offer Notice, the Grantors (which may include their Affiliates and Intercable) may, by written notice to BCI, elect to purchase the Control Option at the Offer Price and, if they so elect, may also purchase all, but not less than all, of (i) the shares of Common Stock and Intercable Class A Stock then held by BCI and its Subsidiaries at a price per share equal to the Market Value of such shares calculated in the same way that the Purchase Price to the Grantors was determined, and (ii) any other debt or equity securities of the Intercable Group Entities then held by BCI and its Subsidiaries at a price equal to the fair market value of such securities on the day immediately preceding the day on which the Offer Notice is delivered. If the Grantors and their Affiliates fail to elect to purchase the Control Option within 270 days after receipt of the Offer Notice, then BCI may, for a period of 360 days following the expiration of such time period, sell or enter into an agreement to sell the Control Option to a third party, provided that in the event of any such sale the third party must simultaneously exercise the Control Option and deliver the Option Price to the Grantors. In the event BCI elects to dispose of the Control Option pursuant to the Right of First Offer, BCI and the Grantors will use reasonable efforts to identify a suitable partner to purchase the Control Option and the shares of Intercable Class A Stock held by BCI. BCI will consult with Mr. Jones before selling the Control Option to a third party and will consider Mr. Jones' view as to the suitability of potential purchasers.

     Representations and Warranties. The Grantors and BCI have made a number of representations and warranties to one another. The Grantors have made representations and warranties to BCI relating to the corporate existence and power of the Grantors, the binding effect of the Option Agreements, governmental authorization, noncontravention of laws, validity, perfection and priority of BCI's security interest and finders' fees. BCI has made representations and warranties to the Grantors relating to its corporate existence and power and authority to enter into the Option Agreements, governmental authorization, noncontinuation of laws and agreements and finders' fees and that the acquisition of the Optioned Shares will be for BCI's account and will not be purchased with a view towards distribution.

     Regulatory Approvals Upon Option Exercise. Many franchise agreements pursuant to which Intercable or its managed partnerships currently operate contain provisions requiring approval of the franchising authority in the event of a change in control of the franchise holder. Upon exercise of the option by BCI, Intercable will have to seek such approvals if such are then required. Although Intercable does not expect to encounter any difficulties in obtaining such approvals where required, there can be no assurance that these will be granted in a timely manner.

     Indemnification. The Grantors have agreed to indemnify BCI against and hold it harmless from any and all damage, loss, liability and expense including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding incurred or suffered by BCI arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Grantors pursuant to the Option Agreements. BCI has agreed to indemnify the Grantors for all damages (as defined) arising out of BCI's misrepresentation or breach of the Option Agreements.

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     Termination. The Option Agreements will terminate automatically and will be of no further force and effect at the Termination Time. If the Option Agreements terminate as described above, such termination will be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to the Option Agreements.

                      TERMS OF THE SHAREHOLDERS AGREEMENT

     Upon the closing of the BCI Agreement, BCI, International, Glenn R. Jones and Intercable will enter into certain arrangements concerning the operation and governance of Intercable and other related matters pursuant to the Shareholders Agreement. A summary of the material terms of the Shareholders Agreement is set forth below. The full text of the Shareholders Agreement is included in this Joint Proxy Statement/ Prospectus as Annex H and should be reviewed in its entirety. Such annex is incorporated herein by reference.

GOVERNANCE OF INTERCABLE

     Pursuant to the terms of the Shareholders Agreement, the Intercable Board, immediately after Closing, will consist of 13 directors: nine members of the Intercable Board will be elected by holders of the Intercable Common Stock ("Common Directors") and four members of the Intercable Board will be elected by the holders of Intercable Class A Stock ("Class A Directors"). Committees of the Intercable Board will include an executive committee, an audit committee and a compensation committee. Pursuant to the terms of the Shareholders Agreement, Intercable will use reasonable efforts to obtain and maintain in effect directors and officers liability insurance coverage in the amount of $25,000,000 for any period in which a BCI Nominee or a Joint Nominee is a member of the Intercable Board, provided such insurance can be obtained at a reasonable cost.

     Of the four Class A Directors, BCI will be entitled to designate for nomination one director and Mr. Jones and BCI will be entitled to jointly designate for nomination three directors that are each Independent Directors mutually acceptable to Jones and BCI (the "Joint Nominees"). An "Independent Director" is defined in the Shareholders Agreement to be a person who is free from any relationship that would interfere with the exercise of independent judgment by such person as a member of the Intercable Board. A person will not be an Independent Director if such person (i) is, or has been, a director or officer of, employed by or a consultant to, any Intercable Group Entity, JI Group Entity or BCE Group Entity (other than Independent Directors elected for successive terms of office), (ii) is, or since January 1, 1993 has been, an officer, director, general partner or more than 5% shareholder of a Person that has, or since January 1, 1993 has had, a material business relationship with any Intercable Group Entity, JI Group Entity or BCE Group Entity, (iii) is, or has been, a more than 5% shareholder of any Intercable Group Entity, JI Group Entity or BCE Group Entity, or is an officer or director of any such shareholder, or
(iv) is a member of the immediate family of any of the above mentioned Persons. Of the nine Common Directors, Mr. Jones will be entitled to designate for nomination seven directors and BCI will be entitled to designate two directors for nomination.

     Although BCI and Jones are not required to designate persons for nomination as directors as described above, in the event that BCI or Jones chooses to designate one or more nominees for the Intercable Board, Intercable will agree to use its reasonable efforts to include such designee in the group of nominees proposed by management for election to the Intercable Board, to recommend to the shareholders of Intercable each such nominee's election to the Intercable Board, and to solicit proxies for each such nominee from all holders of voting securities entitled to vote thereon.

     Under the Shareholders Agreement, each Bell International Shareholder agrees to vote, or caused to be voted, all shares of Intercable Capital Stock owned or controlled by it in favor of the Jones Nominees and the Joint Nominees, to remove any Jones Nominee (with or without cause) requested to be removed by Jones, and to seek the election of such number of Jones Nominees as is necessary to constitute a majority of the members of the Intercable Board. Each JI Shareholder will vote, or cause to be voted, all shares of Intercable Capital Stock owned or controlled by it in favor of any BCI Nominee and Joint Nominee, to remove any BCI Nominee (with or without cause) requested to be removed by BCI, and to cause compliance by Intercable with the provisions of the Shareholders Agreement dealing with BCI's consent rights (see

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

discussion below). BCI and Jones will agree in the Shareholders Agreement that each will not, without the written consent of the other party, solicit any proxies or consents in connection with any matter to be voted on, or sought to be voted on, by the shareholders of Intercable except in the accordance with the terms of the Shareholders Agreement, or the approval of the Intercable Board, become a participant in any solicitation, or, except as contemplated by the Shareholders Agreement, become a part of a voting group or deposit shares in a voting trust. These restrictions on Jones and BCI will terminate, as to BCI, on the Option Termination Date if BCI purchases the Control Option, and as to Jones, on the Option Termination Date if BCI does not purchase the Control Option.

CONSENT RIGHTS OF BCI

     The Shareholders Agreement confers certain significant consent rights on BCI (the "Consent Rights"). Specifically, Intercable agrees that it will not take or agree to take, and will not permit any Subsidiary to take or agree to take, directly or indirectly, without the prior written consent of BCI, any of the following actions:

          (i) authorize, sell, distribute or otherwise issue, or grant rights with respect to, New Securities, Employee Options or Subsidiary Securities, except for (A) routine grants of Employee Options approved after the date of the Shareholders Agreement by the compensation committee of the Intercable Board in an amount not to exceed options to purchase 2,000,000 shares of Intercable Class A Stock in the aggregate, (B) any grant of options pursuant to the Employment Agreement, (C) any issuances of Intercable Capital Stock pursuant to the terms of Employee Options, the Convertible Debt or the Convertible Debentures and the options granted pursuant to the Employment Agreement, or (D) authorizations, sales, distributions or other issuances of Subsidiary Securities to Persons that are wholly-owned Intercable Group Entities, and (E) Permitted Equity Issuances;

          (ii) (A) repurchase, redeem or exchange any shares of Intercable Capital Stock other than repurchases, redemptions or exchanges of Intercable Class A Stock where all holders of Intercable Class A Stock are entitled to participate on a pro-rata basis, (B) repurchases of Intercable Class A Stock in the open market, provided that at any time the aggregate number of shares of Intercable Class A Stock repurchased during the preceding 12 months may not exceed 5% of the aggregate number of shares of Capital Stock outstanding on the immediately preceding December 31, and (C) as contemplated by the terms of any New Securities;

          (iii) amend the articles of incorporation or bylaws of Intercable,

          (iv) (A) in the case of Intercable and its Consolidated Subsidiaries, incur Debt if after the incurrence of such Debt, Net Debt would exceed the Permitted Amount, and (B) in the case of the Cable Partnerships, incur long-term Debt not in the ordinary course of business;

          (v) acquire or sell any interest in any cable television system that is not owned by a Cable Partnership for a purchase price exceeding $50,000,000 in any single transaction and $250,000,000 in the aggregate for acquisitions and $250,000,000 in the aggregate for sales;

          (vi) acquire or sell any interests in a business (other than a cable television system) for a purchase price exceeding $5,000,000 in any single transaction and $50,000,000 in the aggregate for acquisitions and $50,000,000 in the aggregate for sales,

          (vii) enter into a line of business other than (A) the Core Business in the United States, England or Spain, (B) the provision of audio programming services to radio stations and cable television systems, (C) manufacturing and marketing of computer and facsimile security products and software, and the manufacture of printed circuit board assembly using surface mount or through-hole technology for the computer, communications, business equipment, finance, medical and scientific industries, (D) the acquisition and distribution of entertainment, informational, educational and other programming services in connection with the provision of cable television or multi-media services to customers of a System and (E) the provision of local origination programming services to customers of a System (whether required by a Franchise Agreement or otherwise);

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

          (viii) take any action that would reasonably be expected to, as a result of a law, rule or regulation of a Governmental Authority in the United States, England or other jurisdiction where the Intercable Group conducts a material portion of its business (A) prevent BCI from exercising the Control Option or from otherwise obtaining control of Intercable, (B) require BCI to divest or otherwise limit BCI's ability to exercise full rights of ownership over the Control Option or any shares of Intercable Capital Stock (whether acquired upon exercise of the Control Option or otherwise), or (C) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or impose a material limitation on the conduct of Intercable Group's business (with certain exceptions),

          (ix) (A) sell substantially all the assets of Intercable, (B) adopt a plan of liquidation or dissolution of Intercable, (C) engage in a merger, consolidation, share exchange or other business combination involving Intercable (except in connection with an acquisition for cash permitted by (vi) or (vii) above), (D) engage in a recapitalization, stock split or similar reconstitution of Intercable Capital Stock, or (E) file a petition by or on behalf of Intercable or any Subsidiary or take similar action under any bankruptcy, insolvency, reorganization or similar law;

          (x) declare or make any provision for payment of, or set aside assets with respect to, any dividend or other distribution of property other than cash by Intercable with respect to any shares of Intercable Capital Stock; and

          (xi) agree to, or enter into, any amendment to a Related Agreement.

CERTAIN COVENANTS

     Pursuant to the Shareholders Agreement, BCI will agree to purchase for cash 30% of any shares of Class A Stock sold by Intercable to unaffiliated third parties after the date of the Shareholders Agreement, at a price per share equal to the price per share received by Intercable from such third parties in connection with any such sales (net of selling commissions and underwriter's discounts), provided that the obligation of BCI to make such purchases will terminate at such time as the aggregate purchase of all securities purchased by the Bell International Group Entities from Intercable or any Intercable Group Entity prior to, on or after the date of the Shareholders Agreement equals $400,000,000. Any such Intercable Class A Stock purchased pursuant to this investment commitment will be purchased pursuant to the same terms and conditions as the unaffiliated third parties.

     At BCI's request, BCI may purchase for $50,000,000 in cash a Convertible Debenture provided that Intercable may postpone such purchase until such time as it wishes to sell any New Securities. For purposes of this provision, a "Convertible Debenture" shall mean a convertible unsecured subordinated debenture of Intercable having terms and conditions that would be obtained from Intercable by an unaffiliated institutional investor at the time of such purchase pursuant to a public offering, provided that such debenture will convert automatically into shares of Intercable Class A Stock two years after the date of issuance, unless earlier converted at the option of the debenture holder.

     Intercable agrees to regularly advise and consult with BCI as to the business of Intercable and its Subsidiaries, including (i) the review of strategic, operating and financial plans, (ii) equity, debt, joint venture and other financing strategies, (iii) business plans for operations, marketing and technology deployment and (iv) personnel, compensation and related decisions. Furthermore, Intercable agrees to present a business plan each year to the Intercable Board for approval.

     Each of BCI, Jones and International will agree under the Shareholders Agreement to refer, and cause each of their Subsidiaries to refer, to Intercable, business opportunities in the following lines of business: (i) any business that is primarily engaged in a Core Business in the United States at such time, (ii) any business that is in wireline local communication services in geographic markets in the United States where Intercable does not own or operate a cable television or wireline local communications business at such time, and has a fair market value less than the then market capitalization of Intercable at such time, and (iii) such other businesses as may be agreed to in writing by BCI and Jones from time to time. The foregoing businesses do not include (x) inter-active or multi-media services, or programming networks or (y) competitive access provider services similar to those provided by Jones Lightwave, Ltd. and its Subsidiaries. BCI, Jones and International will not, and will cause each of their Subsidiaries not to, purchase, finance or otherwise participate in the acquisition of a business described above without first notifying Intercable of the opportunity and providing Intercable with a defined period of time for the Intercable Board to consider whether Intercable will pursue the proposed opportunity. The obligations of BCI, Jones and International to refer business opportunities to Intercable will terminate on the Option Termination Date.

     The Shareholders Agreement requires that Intercable give BCI, International and their respective Affiliates the first opportunity to supply services, compatible network equipment and systems to Intercable on competitive terms and conditions which will, at Intercable's discretion, be made pursuant to competitive bidding processes. The foregoing will not adversely affect Intercable's ability to obtain services, equipment and systems on open and competitive terms.

     The Shareholders Agreement provides that Intercable will permit BCI or its representative to visit and inspect any property of any Intercable Group Entity and to discuss its affairs, finances and accounts with the relevant officers and, after notice to Intercable, its independent public accountants and counsel. In addition, Intercable agrees to provide BCI with financial statements on a quarterly and annual basis; quarterly financial statements will be certified by the chief financial officer of Intercable and annual financial statements will be certified by Arthur Andersen & Co., or other independent certified public accountants of recognized national standing. Intercable also will agree to furnish BCI copies of all reports, registration statements, proxy statements or other filings made by any Intercable Group Entity with the SEC, and all reports, notices or other written communications sent to holders of equity or debt securities of, or lenders to, Intercable.

     Pursuant to the Shareholders Agreement, BCI has the preemptive right to purchase its Ownership Percentage of any New Securities which Intercable proposes to sell or issue from time to time. BCI shall (in most instances) have 20 days from the date of receipt of a notice ("Rights Notice") to agree to purchase up to its Ownership Percentage of such New Securities, by delivery of a written notice to Intercable. If Intercable determines the price or number of New Securities to be sold or issued is not within the range specified in the Rights Notice, or that there have been other material changes to the transaction described in the Rights Notice, Intercable will promptly deliver an amended Rights Notice, setting forth the revised ranges for the price and number of securities to be offered, or any other revised material terms. BCI will have ten business days after receipt of such amended Rights Notice to agree to purchase up to its Ownership Percentage of such New Securities, upon the revised terms and conditions set forth in the amended Rights Notice, by delivery of written notice to Intercable. In the case of any New Securities sold for cash, the price for any New Securities purchased by BCI will be the proceeds received by Intercable in connection with such sale, net of selling commissions and underwriter's discounts. In the case of any issuance of New Securities for other than cash, the price at which BCI shall purchase New Securities shall be market value thereof, as determined under the Shareholders Agreement. In the case of the issuance of New Securities for other than cash, BCI shall have five business days after determination of said market value to determine whether or not to purchase such New Securities. If BCI fails to exercise its preemptive right, Intercable shall have 120 days after the latest of certain described events to sell, or enter into an agreement to sell, the New Securities proposed to be sold in the Rights Notice, at a price and upon general terms no more favorable to the purchasers thereof than specified in such notice. In the case of Employee Options granted by Intercable, BCI's preemptive right will be exercisable following each calendar year. BCI will have the right to purchase from Intercable at market value a number of shares of Intercable Class A Stock equal to the product of (i) the highest level of BCI's Ownership Percentage during the calendar year in question and (ii) the aggregate number of shares of Intercable Class A Stock into which such Employee Options are exercisable.

     The Shareholders Agreement provides that the BCE Group Entities will have certain demand and piggy-back registrations rights, and further provides that if BCI exercises the Control Option, Intercable will grant to the JI Group Entities who are shareholders of Intercable identical registrations rights.

     After the closing, the Bell International Group Entities and the JI Group Entities shall be entitled to purchase additional shares of Intercable Capital Stock in the open market or otherwise, and Intercable will not interfere or otherwise take action to restrict such purchases, provided that in the event any BCE Group Entity

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

proposes to take an action that would increase BCI's Ownership Percentage (which for this purpose includes the shares owned by other BCE Group Entities) above 79%, BCI will conduct, or cause another BCE Group Entity to conduct, a "Qualifying Tender Offer" or a "Qualifying Merger" to implement such increase. Prior to or on the tenth anniversary of the Option Termination Date, a "Qualifying Tender Offer" shall mean a tender offer that has the following elements: (i) the offer is for all of the outstanding shares of Intercable Capital Stock not owned by a BCE Group Entity, (ii) the offer is for cash, (iii) the offeror has received a written opinion from a nationally recognized investment bank that such price is fair to the holders of Intercable Capital Stock from a financial point of view, (iv) the offer has a minimum condition that 51% of the outstanding shares of Intercable Capital Stock not owned by a BCE Group Entity shall have been validly tendered, and (v) the offer will provide that it will be extended for ten business days after the offeror has publicly announced that such minimum condition has been satisfied. After the tenth anniversary of the Option Termination Date, "Qualifying Tender Offer" shall mean a tender offer for all of the outstanding shares of Intercable Capital Stock not owned by a BCE Group Entity.

     Prior to the time that BCI or its Affiliates have purchased shares of Intercable Capital Stock pursuant to a Qualifying Tender Offer, "Qualifying Merger" means a merger or similar transaction that has been approved by (i) a majority of the members of a special committee consisting of all the Independent Directors, and (ii) the holders of a majority of the shares of Intercable Capital Stock not beneficially owned by a BCE Group Entity. After BCI or any of its Affiliates have purchased shares of Intercable Capital Stock pursuant to a Qualifying Tender Offer, "Qualifying Merger" means a merger or similar transaction.

     Intercable, BCI and Jones agree to cooperate in identifying and obtaining all consents and approvals of, giving all notices to, and making all required filings with, any Governmental Authority or third party that are necessary in connection with the exercise by BCI of the Control Option.

TRANSFER RESTRICTIONS AND OFFER PROCEDURES

     No Bell International Shareholder and no JI Group Shareholder will Transfer any shares of Intercable Capital Stock or New Securities to an Affiliate of such transferor or unless such Affiliate has agreed to be bound by the terms of the Shareholders Agreement and has delivered an executed counterpart of the Shareholders Agreement to Intercable, Jones and BCI. During the Option Period, each of Jones and International will not, and will cause each other JI Group Entity not to, sell any shares of Intercable Class A Stock or shares of Intercable Common Stock that are not Optioned Shares except (i) to other JI Group Entities, (ii) to Jones Family Members that have agreed to be bound by the Shareholders Agreement, (iii) pursuant to pledges to financial institutions to secure bona fide borrowings by such JI Group Entity, (iv) to BCE Group Entities, or (v) as otherwise provided in the Shareholders Agreement. Any attempt by a JI Group Entity or a Bell International Entity to effect a Transfer of shares of Intercable Capital Stock not in compliance with the terms of the Shareholders Agreement or the Option Agreement will be null and void.

     During the Option Period, the JI Group Entities may sell up to an aggregate 15,000 shares of Intercable Class A Stock in any single calendar month without any obligation to offer such shares to BCI. During the Option Period, if any JI Group Entity wishes to sell (i) a number of shares of Intercable Class A Stock that, when added to the sales of all JI Group Entities during such calendar month, exceeds 15,000, or (ii) any shares of Intercable Common Stock that are not Optioned Shares, such sales must be made pursuant to the procedures of the Shareholders Agreement. The relevant JI Group Entity (the "Offeror") shall deliver to BCI an irrevocable written notice (a "Sale Offer Notice"), specifying the number of shares of Intercable Class A Stock or Intercable Common Stock offered for sale by such Offeror (the "Offered Shares"), and the average of the closing "bid" and "asked" prices for Intercable Class A Stock or Intercable Common Stock, as applicable, for the business day immediately preceding the business day on which the Sale Offer Notice is delivered (the "Offer Price"). During the Offer Period, BCI will have the right to purchase (at its election) 100% or 50% of the Offered Shares at a price per share equal to the Offer Price by delivery to the Offeror of a written notice (the "Purchase Notice"). For purposes of the foregoing, the "Offer Period" means the period beginning at the time BCI receives the Sale Offer Notice and ending 24 hours after such time, provided that the Offer Period will end five business days after such time if the sum of (i) the aggregate proposed price of the Offered Shares, and (ii) any other amounts paid by BCI to any JI Group Entity pursuant to Section 4.2 of

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the Shareholders Agreement during the 30 days immediately preceding delivery of the Sale Offer Notice, exceeds $10,000,000. If BCI fails to deliver a Purchase Notice to the Offeror on or prior to the expiration of the Offer Period, the Offeror will have the right, for a period of thirty (30) calendar days after receipt of the Sale Offer Notice, to sell the Offered Shares in the open market or to any person that is not primarily engaged in the cable television or telecommunications business in the United States, Canada or Mexico. If BCI timely delivers a Purchase Notice to the Offeror, (i) the closing for the purchase and sale of the Offered Shares will generally occur within five business days, (ii) the Offeror will have the right to sell any Offered Shares not purchased by BCI in the open market or to any person that is not primarily engaged in the cable television or telecommunications business in the United States, Canada or Mexico, and (iii) BCI will purchase in the open market a number of shares of Intercable Class A Stock equal to the number of Offered Shares purchased pursuant to the Purchase Notice at a price per share not to exceed the Offer Price to the extent such shares of Intercable Class A Stock are available for purchase at such price during the 60 days after delivery by BCI of a Purchase Notice. Notwithstanding the foregoing, during the Option Period, the JI Group Entities may not sell more than 900,000 shares of Intercable Class A Stock in the aggregate during any period of 12 consecutive calendar months without BCI's prior written consent, except to meet tax, estate planning or other unanticipated bona fide liquidity needs.

     During the Option Period, the Bell International Group Entities may purchase up to an aggregate of 15,000 shares of Intercable Class A Stock in any single calendar month without any obligation to offer to purchase such Intercable Class A Stock from any other Shareholder. During the Option Period, if any Bell International Group Entity wishes to purchase a number of Intercable Class A Stock that, when added to the purchases of all Bell International Group Entities during such calendar month, exceeds 15,000, BCI or the relevant Bell International Group Entity (the "Purchaser") will first offer to purchase such Intercable Class A Stock from Jones or any JI Group Entity designated by Jones. For a period of 48 hours after receipt by Jones of an irrevocable notice (the "Purchase Offer Notice") specifying the number (the "Purchase Number") of shares of Intercable Class A Stock that Purchaser is offering to purchase and the price per share Purchaser is proposing to pay for such shares of Intercable Class A Stock (the "Proposed Price"), Jones (and any JI Group Entity designated by Jones) will have the right to sell to Purchaser an aggregate number of shares of Intercable Class A Stock equal to (but not less than) the Purchase Number, at a price per share equal to the Proposed Price by delivery to BCI of a written notice (the "Sale Notice"). If Jones (or his designee) fails to deliver a Sale Notice to Purchaser prior to the expiration of the 48 hour time period specified above, Purchaser will have the right, for a period of 30 calendar days after delivery of the Purchase Offer Notice, to purchase a number of shares of Intercable Class A Stock equal to or less than the Purchase Number. If Jones (or his designee) timely delivers its Sale Notice to Purchaser, the closing of the purchase and sale of Class A Stock will take place five business days after delivery of such Sale Notice pursuant to the Shareholders Agreement, and Purchaser will purchase in the open market a number of shares of Intercable Class A Stock equal to the Purchase Number at a price per share not to exceed the Proposed Price to the extent such shares are available for purchase at such price during the 60 days after receipt by BCI of a Sale Notice. The Purchase Price for any shares of Class A Stock purchased from Jones or any JI Group Entity pursuant to the Shareholders Agreement will be paid in cash provided that upon the mutual agreement of BCI and such JI Group Entity all or a portion of the Purchase Price may be paid in shares of common stock of BCE Inc. or another BCE Group Entity.

TAG ALONG RIGHTS AND THIRD PARTY OFFERS

     After the Option Termination Date but prior to the eighth anniversary of the date of the Shareholders Agreement, the JI Group Entities will not, except as otherwise permitted by the Shareholders Agreement, sell, directly or indirectly, in one transaction or a series of related transactions, a majority of the then outstanding shares of Intercable Common Stock (the "Control Block") to a Person that is not a JI Group Entity (the "Control Purchaser"), unless the Control Purchaser agrees to be bound by the terms of the Shareholders Agreement, or unless prior to any such sale such Control Purchaser offers to purchase for cash all (but not less than all) of the shares of Intercable Capital Stock, and other debt or equity securities, issued by the Intercable Group Entities to, and then held by, the Bell International Group Entities (the "Owned Securities") at the Buy-Out Price. After the eighth anniversary of the date of the Shareholders Agreement, if the JI Group

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

Entities sell, directly or indirectly, in one transaction or a series of related transactions, the Control Block to a Control Purchaser, prior to any such sale such Control Purchaser may, but is not required to, offer to purchase for cash all (but not less than all) of the Owned Securities at the Buy-Out Price.

     A Control Purchaser that offers to purchase the Owned Securities for the Buy-Out Price will deliver a written offer notice to BCI. After the delivery of such notice, the Control Purchaser and BCI will attempt to negotiate a Buy-Out Price that is mutually satisfactory. If in connection with the purchase of the Control Block, the Control Purchaser (or an Intercable Group Entity) is also offering to purchase from the public any class of Owned Securities, the Buy-Out Price for such Owned Securities will be such offer price. If the Control Purchaser and BCI are unable to agree on a mutually satisfactory Buy-Out Price, the Control Purchaser and the relevant JI Group Entity will make a public announcement that the Control Purchaser is negotiating to purchase the Control Block. In such event, the Buy-Out Price for each class of Owned Securities will be equal to the Market Value of such class of Owned Securities, calculated as of the tenth trading day immediately after the day of such public announcement. After the Market Value of each class of Owned Securities has been determined, if the Control Purchaser wishes to proceed with the proposed transaction to purchase the Control Block and the Owned Securities, it will ( or after the eighth anniversary of the date of the Shareholders Agreement, it may), by written notice to BCI, irrevocably offer to purchase all of the Owned Securities at the Buy-Out Price. BCI will then have 10 business days to accept such offer.

     The purchase and sale of the Owned Securities will take place simultaneously with the purchase of the Control Block, and the purchase price will be payable in cash.

PROVISIONS RELATING TO THE CONTROL OPTION

     During the Option Period, Intercable will not, without the prior written consent of BCI, sell or otherwise issue any shares of Intercable Common Stock, or grant any rights that are, or may become, exercisable to purchase, or convertible or exchangeable into, shares of Intercable Common Stock, except to BCI or pursuant to employee stock options granted to Jones. During the Option Period, BCI will have the right to purchase an option on any shares of Intercable Common Stock, or on any options to purchase shares of Intercable Common Stock, owned by any JI Group Entity on the same terms and conditions as are set forth in the Option Agreement.

     Intercable, BCI and Jones will, during the Option Period, cooperate in identifying and obtaining all consents and approvals of, giving all notices to, and making all filings required by any Intercable Group Entity with, any Governmental Authority organized within a country where the Intercable Group conducts business or any other third party that are necessary in connection with the exercise by BCI of the Control Option. If any Intercable Group Entity renews an existing Franchise Agreement during the Option Period, Intercable will use reasonable efforts at such time to obtain any consents or approvals that are required under such Franchise Agreement for the exercise of the Control Option. In addition, during the Option Period, Intercable will not make, nor allow any Intercable Group Entity to make, any acquisition without first reviewing the likely effect of the exercise of the Control Option on any Franchise Agreements, contracts or other rights proposed to be purchased and discussing the results of such review with a representative of BCI. No Intercable Group Entity will, during the Option Period, enter into a new credit or other financing agreement or other material contract (other than a Franchise Agreement) if such contract contains a provision that would, as a result of the exercise by BCI of the Control Option, require any consent or other action by any Person, give rise to an event of default, right of termination, cancellation or acceleration, or cause a loss of any material benefit to which an Intercable Group Entity is entitled.

     Except as contemplated by the Shareholders Agreement and the Option Agreement, without the consent of BCI, no JI Group Entity will, directly or indirectly, grant any irrevocable proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of the Optioned Shares; sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Optioned Shares; or seek or solicit any transaction or arrangement with respect to the above. Jones or International will notify BCI promptly if Jones or International is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

     None of BCI, Jones, International, Intercable, or any of their respective Subsidiaries, or any Persons acting on behalf or at the direction of such Persons, shall purchase or sell, or cause to be purchased or sold, any shares of Intercable Class A Stock during any period during which they know that "Market Value" is being determined pursuant to the Option Agreement.

REPRESENTATIONS AND WARRANTIES

     Jones, International, BCI and Intercable have made a number of representations and warranties to one another pursuant to the Shareholders Agreement. Each of Jones and International have made representations and warranties to BCI and Intercable concerning, among other things, power and authority, binding effect, compliance with organizational documents (in the case of International), compliance with law and required consents. BCI has made representations and warranties to each of Jones, International and Intercable concerning, among other things, BCI's corporate power and authority, binding effect, required governmental approvals and compliance with organizational documents. Intercable has made representations and warranties to BCI, Jones and International concerning, among other things, corporate power and authority, binding effect, compliance with organizational documents, compliance with law and required consents.

INDEMNIFICATION

     Each of the parties to the Shareholders Agreement agrees to indemnify each of the other parties to the Shareholders Agreement against, and agrees to hold it harmless from, any and all damage, loss, liability and expense incurred or suffered by the indemnified party, arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by any indemnifying party or its affiliates.

AMENDMENTS AND TERMINATION

     Any provision of the Shareholders Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Shareholders Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. The Shareholders Agreement generally will terminate if BCI purchases the Optioned Shares or if BCI does not purchase the Optioned Shares, on the date after the Option Termination Date when BCI's Ownership Percentage is less than 10%. Certain provisions of the Shareholders Agreement concerning the governance of Intercable and the consent rights of BCI will terminate at varying times during the term of the Shareholders Agreement depending on the number and percentage of shares of Intercable Capital Stock BCI owns.

PROGRAMMING SERVICES

     Pursuant to the terms of the Shareholders Agreement, the JI Group Entities shall have the right to distribute, on a full-time or part-time daily basis, programming packaged by, created by or created primarily for a JI Group Entity ("Jones Programming") on such number of channels (not to exceed six at any one time) on Intercable's cable television systems as Jones or International shall designate from time to time, with the Mind Extension University programming to be carried on a VHF channel (i.e. Channel 2 through 12). The Bell International Group Entities shall have a similar right to distribute programming packaged by, created by or created primarily for a Bell International Group Entity ("Investor Programming") on such number of channels (not to exceed two at any one time), as BCI may designate from time to time.

     The Intercable Group Entities shall carry Jones Programming and Investor Programming on the Systems for a period of 15 years after the date of the Shareholders Agreement (or the expiration date of the applicable programming agreement with Intercable), provided that if BCI does not purchase the Optioned Shares pursuant to the Option Agreements, the rights of the Bell International Group Entities with respect to the carriage of Investor Programming will terminate on the Option Termination Date.

     Before exercising a distribution right with respect to any programming, the relevant party must present to the Intercable Board a reasonably detailed business plan which describes, among other things, the general content of the programming, the marketing strategy for such programming including service level (such as basic, tier or a la carte) and pricing for such service levels. The Jones Programming and the Investor Programming shall be carried and priced by the Intercable Group Entities on such a level or levels of service as such programming is intended to be carried under the business plan for such programming.

     Notwithstanding the rights granted pursuant to the above, Intercable Group Entities shall not be required to delete from any cable television system any programming acquired from any third party programmer prior to the expiration of the term of the program carriage agreement with such third party programmer in order to carry any Investor Programming or Jones Programming.

     In the event there is insufficient channel capacity to carry Jones Programming or Investor Programming, carriage of such Jones Programming or Investor Programming on a system shall be given priority over any third party programming not then carried by such system and over any third party programming then carried by the system at such time as the initial or then current renewal term, as applicable, is scheduled to expire, provided that (x) such priority shall not apply to off-air programming carried by the four major broadcast networks or as mandated by law, or the 20 most widely viewed third party programs as then carried by the system at the time as reported by a to be named applicable trade publication, and (y) in addition to the foregoing requirements, Intercable shall use its reasonable efforts to add Jones Programming and Investor Programming to the systems whenever opportunities to do so arise.

     In the event there is insufficient capacity to carry both the Jones Programming and the Investor Programming, Jones Programming will be given priority over carriage of Investor Programming. Mr. Jones, International and BCI, as the case may be, shall give Intercable at least four months prior notice of any proposed commencement or termination of use of any channel; and the Bell International Group Entities shall have no rights under the Shareholders Agreement to distribute programming that has substantially similar content as any Jones Programming.

TRANSACTIONS WITH AFFILIATES

     BCI agrees that the services currently provided by the JI Group Entities to the Intercable Group Entities may continue to be provided for a period of eight years following the date of the Shareholders Agreement, on terms and conditions consistent with those that are currently in effect. Except for such transactions and transactions described in the Shareholders Agreement or undertaken pursuant to the terms of the Related Agreements, BCI and Jones agree that neither they nor any of their Affiliates will engage in any transaction, or enter into any agreement, amend in any material respect or renew any agreement, with an Intercable Group Entity unless the material terms of such transaction are fully and fairly disclosed to the Intercable Board and approved by a majority of the Unrelated Directors.

                   TERMS OF THE SUPPLY AND SERVICES AGREEMENT

     Effective upon the closing of the BCI Agreement, Intercable and BCI will enter into a Supply and Services Agreement pursuant to which BCI will provide Intercable with access to the expert advice of personnel from BCI and its affiliates for the equivalent of three (3) man-years on an annual basis. Intercable will pay an annual fee of $2 million to BCI during the term of this Agreement. In addition, Intercable has agreed to give BCI and its affiliates the first opportunity to supply services, compatible network equipment and systems to Intercable on competitive terms and conditions which will, at Intercable's discretion, be made pursuant to competitive bidding or other processes. Intercable has granted to International the same type of opportunity on the same terms and conditions as those granted to BCI pursuant to the Supply and Services Agreement. This Agreement terminates upon the occurrence of certain events after the Option Termination Date.

                       TERMS OF THE SECONDMENT AGREEMENT

     Effective upon the closing of the BCI Agreement, Intercable and BCI will enter into a Secondment Agreement pursuant to which BCI will provide up to ten people to Intercable for a period which is the same as that of the Supply and Services Agreement. These persons, who must be approved by Intercable, will all be personnel of BCI or its Affiliates who have experience in certain specific areas of operations and other aspects of BCI's business. These personnel would remain employees of BCI, with full employment costs (including benefits) to be reimbursed by Intercable to BCI. Specifically, and subject to the mutual agreement of BCI and Intercable, the following positions are currently contemplated for the BCI secondees: Engineering/technical; Regulatory; Operations; Marketing; Finance and Management Information Systems.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT OF INTERCABLE

     The following table sets forth certain information as of August 15, 1994 regarding ownership of Intercable Common Stock or Intercable Class A Stock by persons (including any group) known to Intercable to be beneficial owners of more than 5% of either class of stock, the individual Directors of Intercable and the executive officers and Directors as a group. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days.

                                                        AMOUNT AND NATURE
    NAME AND ADDRESS OF                  TITLE OF         OF BENEFICIAL             PERCENT
    BENEFICIAL OWNER(1)                    CLASS          OWNERSHIP(2)             OF CLASS
    -------------------                  --------       -----------------          --------
Jones Spacelink, Ltd.                  Common Stock         2,859,240(3)              58.20
  9697 East Mineral Avenue
  Englewood, CO 80112

Jones International, Ltd.              Common Stock           202,769(3)               4.13
  9697 East Mineral Avenue
  Englewood, CO 80112

Glenn R. Jones                         Common Stock         3,287,009(3)(4)           64.29
  9697 East Mineral Avenue             Class A Stock          105,000(3)(5)             .70
  Englewood, CO 80112

Kevin P. Coyle                         Common Stock               720(6)                .01
  9697 East Mineral Avenue
  Englewood, CO 80112

James J. Krejci                        Class A Stock            5,000                   .03
  9697 East Mineral Avenue
  Englewood, CO 80112

Patrick J. Lombardi                    Common Stock             1,300(7)                .03
  9697 East Mineral Avenue             Class A Stock           27,123                   .18
  Englewood, CO 80112

James B. O'Brien                       Class A Stock           16,300(8)                .11
  9697 East Mineral Avenue
  Englewood, CO 80112

Raymond L. Vigil                       Class A Stock              625(9)      less than .01
  9697 East Mineral Avenue
  Englewood, CO 80112

All executive officers and             Common Stock         3,289,029(10)             64.33
  Directors as
  a group (13 persons)                 Class A Stock          158,548(11)              1.06

                                                        AMOUNT AND NATURE
      NAME AND ADDRESS OF                TITLE OF         OF BENEFICIAL          PERCENT
      BENEFICIAL OWNER(1)                  CLASS          OWNERSHIP(2)          OF CLASS
      -------------------                --------       -----------------       --------
Mutuelles AXA group                    Class A Stock        2,470,255(12)(15)         16.67
  Vie Mutuelle
  101-100 Terrasse Boieldieu
  92042 Paris La Defense France

AXA
  23, Avenue Matignon
  75008 Paris France

The Equitable Companies
  Incorporated
  787 Seventh Avenue
  New York, New York 10019

Bell Canada International Inc.         Class A Stock        2,500,000(15)             16.87
  1000 rue de la Gauchetiere West,
  Bureau 1100
  Montreal, Quebec, Canada
  H3B 4Y8

The Capital Group, Inc.                Class A Stock        1,702,000(13)(15)         11.49
  Capital Research and
  Management Company and
  SMALLCAP World Fund, Inc.
  333 South Hope Street
  Los Angeles, CA 90071

Neuberger & Berman                     Class A Stock        2,053,300(14)(15)         13.86
  605 Third Avenue
  New York, NY 10158

- ---------------

 (1) Directors who are not listed in the table do not beneficially own any of the Company's shares. Shares shown as subject to options means that such options are exercisable immediately.

 (2) Unless otherwise noted, all persons indicated in the table have full voting and investment power with respect to the share ownership described.

 (3) International owns 100% of the Class B Common Stock and approximately 79% of the Class A Common Stock of Spacelink, Glenn R. Jones, Chairman of the Intercable Board and Chief Executive Officer, owns all of the outstanding shares of International. In addition, Mr. Jones directly owns 6.7% of the Class A Common Stock of Spacelink. Mr. Jones is deemed to be the beneficial owner of all shares of Intercable owned by International and Spacelink. By virtue of this ownership, Mr. Jones controls approximately 48% of the total votes to be cast by all Intercable shareholders on matters not requiring a class vote, because, with regard to such matters, a share of Intercable Common Stock has one vote and a share of Intercable Class A Stock has 1/10th of a vote. The holders of Intercable Class A Stock, as a class, are able to elect the greater of 25% or the next highest whole number of the Intercable Board.

 (4) Includes 202,769 shares held of record by International, 2,859,240 shares held of record by Spacelink, 25,000 shares held of record by Mr. Jones directly and 200,000 shares pursuant to a stock option held by Mr. Jones.

 (5) Represents shares pursuant to a stock option held by Mr. Jones.

 (6) Includes 320 shares held of record by Mr. Coyle's wife.

 (7) Includes 25,000 shares pursuant to a stock option held by Mr. Lombardi and 578 shares held of record by Mr. Lombardi's wife.

 (8) Includes 6,300 shares pursuant to a stock option held by Mr. O'Brien.

 (9) Includes shares pursuant to a stock option held by Mr. Vigil.

(10) Includes 200,000 shares pursuant to a stock option held by an executive officer and Director. See footnote 4.

(11) Includes 136,925 shares pursuant to stock options held by various executive officers and Directors.

(12) The Mutuelles AXA group includes AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and Uni Eurpoe

     Assurance Mutuelle. The Mutuelles AXA group, AXA and The Equitable Companies Incorporated have sole voting power over 2,187,457 shares, sole dispositive power over 2,469,255 shares and shared dispositive power over 1,000 shares.

(13) Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group, Inc., exercised as of December 31, 1993, investment discretion with respect to 722,000 and 980,000 shares, respectively, which was owned by various institutional investors.

(14) Neuberger & Berman has sole voting power over 867,200 shares, shared voting power over 928,400 shares and shared dispositive power over 2,053,300 shares.

(15) This information is based upon filings made by the shareholders with the Securities and Exchange Commission, copies of which were provided to the Company.

                            SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT OF SPACELINK

     The following table sets forth certain information as of August 15, 1994 regarding ownership of Spacelink Class A Common Stock or Spacelink Class B Common Stock by persons (including any group) known to Spacelink to be beneficial owners of more than 5% of either class of stock, the individual Directors of Spacelink and the executive officers and Directors as a group.

                                                         AMOUNT AND NATURE
    NAME AND ADDRESS OF                                    OF BENEFICIAL
    BENEFICIAL OWNER(1)                TITLE OF CLASS      OWNERSHIP(2)     PERCENT OF CLASS
    -------------------                --------------    -----------------  ----------------
Jones International, Ltd.                  Class B             415,000            100.0
  9697 East Mineral Avenue              Common Stock
  Englewood, CO 80112                      Class A          61,224,431(3)          78.83(3)
                                        Common Stock
Glenn R. Jones                             Class B             415,000(4)         100.0 (4)
  9697 East Mineral Avenue              Common Stock
  Englewood, CO 80112                                       66,476,148(5)          85.05(5)
                                           Class A
                                        Common Stock
Gregory J. Liptak                          Class A             160,999(6)            .21(6)
  9697 East Mineral Avenue              Common Stock
  Englewood, CO 80112

Richard Henderson                          Class A           1,633,478(7)           2.10(7)
  345 Kekuanaoa Street                  Common Stock
  Hilo, HI 96720

Carl E. Vogel                              Class A              50,000               .06
  90 Inverness Circle                   Common Stock
  Englewood, CO 80112

All executive officers and                 Class B             415,000(4)         100.0 (4)
  Directors as a group                  Common Stock
  (9 persons)                                               68,330,625(8)          87.23(8)
                                           Class A
                                        Common Stock

- ---------------

(1) Directors who are not listed in the table do not beneficially own any of Spacelink's shares. Shares shown as subject to options means that such options are exercisable immediately.

(2) Unless otherwise noted, all persons indicated in the table have full voting and investment power with respect to the share ownership described.

(3) Includes 56,622,151 shares held of record by International, 2,811,752 shares held of record by Jones Entertainment Group, Ltd., a wholly owned subsidiary of Jones Digital Century, Inc., a company owned by International, Mr. Jones and members of Mr. Jones' family, 1,000,000 shares held of record by Jones Space Segment, Inc., a company owned by International and Mr. Jones and 772,528 shares owned by Jones Global Group, Inc., a company owned by International and Intercable, and 18,000 shares held of record by Jones Interdigital, Inc., a wholly owned subsidiary of International.

(4) These shares are held of record by International. Mr. Glenn R. Jones, Chairman of the Board of Directors and Chief Executive Officer of Spacelink, through his ownership of all of the outstanding shares of International, is deemed to be the beneficial owner of all of the shares of Spacelink owned by International.

(5) Includes 56,622,151 shares held of record by International, 2,811,752 shares held of record by Jones Entertainment Group, Ltd., a wholly owned subsidiary of Jones Digital Century, Inc., a company owned by International, Mr. Jones and members of Mr. Jones' family, 1,000,000 shares held of record by Jones Space Segment, Inc., a company owned by International and Mr. Jones and 772,528 shares owned by Jones Global Group, Inc., a company owned by International and Intercable, 18,000 shares held of record by Jones Interdigital, Inc., a wholly owned subsidiary of International, and 4,751,717 shares held of record by Mr. Jones directly. This also includes 500,000 shares subject to a stock option held by Mr. Jones.

(6)  Includes 119,999 shares pursuant to stock options held by Mr. Liptak.

(7) Includes 647,563 shares held of record by Mr. Henderson's wife. Mr. Henderson disclaims the beneficial ownership of any securities owned by his wife.

(8) Includes 669,999 shares pursuant to stock options held by various executive officers and Directors.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Consolidated Balance Sheet as of August 31, 1994, and the Unaudited Pro Forma Consolidated Statements of Operations for the three months ended August 31, 1994 and for the year ended May 31, 1994, give effect to the Spacelink Transaction and BCI's purchase of 7,414,300 shares of Intercable Class A Stock. The Unaudited Pro Forma Consolidated Financial Statements are based on the historical Consolidated Financial Statements of Intercable and Spacelink under the assumptions and adjustments set forth in the accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

     The Unaudited Pro Forma Consolidated Balance Sheet assumes that these transactions occurred on August 31, 1994 and the Unaudited Pro Forma Consolidated Statements of Operations assume these transactions occurred on June 1, 1993.

     The Spacelink Transaction is a stock for net assets purchase whereby Intercable will issue 3,900,000 shares of Class A Stock to acquire all of the assets and liabilities of Spacelink, excluding Spacelink's holding of approximately 2.9 million shares of Intercable's Common Stock. Spacelink's Board of Directors will simultaneously liquidate Spacelink and distribute all shares of Intercable's Common Stock and Class A Stock to Spacelink's shareholders. The Intercable Common Stock will be distributed proportionally based on ownership interest in Spacelink. Glenn R. Jones and International will receive 2,390,680 shares of Intercable Common Stock and the other shareholders will receive 468,560 shares of Intercable Common Stock. Pursuant to the terms of an allocation agreement between International and Spacelink, International will allocate a portion of the Intercable Class A Stock that would have been received by it upon the dissolution of Spacelink to the Minority Shareholders. As a result of this reallocation, the Intercable Class A Stock will be distributed 2,635,000 shares to Glenn R. Jones and International and 1,265,000 shares to the Minority Shareholders. The Spacelink Transaction is accounted for as (i) the exchange of ownership interests between entities under common control for the 2,635,000 shares distributed to Glenn R. Jones and Jones International, which is reflected at predecessor cost and (ii) the acquisition of the minority interest of Spacelink, which is reflected at fair market value. The excess of the market value of Spacelink's minority interest over the book value is assigned to goodwill.

     The unaudited Pro Forma Consolidated Financial Statements do not reflect any benefits that result from this acquisition due to synergies that may be derived and the elimination of duplicative efforts. In addition, the Unaudited Pro Forma Consolidated Financial statements may not be indicative of the results that actually would have occurred if these transactions had occurred on the dates indicated or which may be obtained in the future. The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the historical Consolidated Financial Statements and accompanying Notes for Intercable and Spacelink.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF AUGUST 31, 1994
                             (STATED IN THOUSANDS)



                                                              ASSETS

                                                                       PRO FORMA ADJUSTMENTS
                                                                      ------------------------
                                                                                      OTHER          PRO FORMA
                                                        INTERCABLE    SPACELINK    ADJUSTMENTS       COMBINED
                                                        ----------    ---------    -----------       ---------
CASH AND CASH EQUIVALENTS.............................  $    5,847    $   1,188     $  86,893(1)     $  93,928
RECEIVABLES:
  TRADE RECEIVABLES, NET..............................       4,921        3,142                          8,063
  AFFILIATED ENTITIES.................................      17,539        4,847          (725)(2)       21,661
  OTHER...............................................         783           --                            783
INVESTMENTS IN CABLE TELEVISION
  PROPERTIES:
  PROPERTY, PLANT AND EQUIPMENT.......................     275,990       49,670            --          325,660
  LESS: ACCUMULATED DEPRECIATION......................    (117,651)     (18,885)           --         (136,536)
                                                        ----------    ---------     ---------        ---------
                                                           158,339       30,785            --          189,124
  FRANCHISE COSTS, NET................................      68,894       19,713        (5,322)(3)       83,285
  SUBSCRIBER LISTS, NET...............................      16,061        2,910          (248)(3)       18,723
  COST IN EXCESS OF INTEREST IN
    NET ASSETS PURCHASED, NET.........................      33,585        7,714        (3,612)(3)       54,625
                                                                                       16,938(4)
  NONCOMPETE AGREEMENT, NET...........................         383          117                            500
  INVESTMENTS IN CABLE TELEVISION PARTNERSHIPS AND
    AFFILIATES........................................     100,197        4,371                        104,568
                                                        ----------    ---------     ---------        ---------
                                                           377,459       65,610         7,756          450,825
INVESTMENT IN SUBSIDIARIES............................          --           79           (79)(5)           --
DEFERRED TAX ASSET, NET...............................       3,862        4,363           671(6)         8,896
DEPOSITS, PREPAID EXPENSES AND
  OTHER ASSETS........................................      23,667        4,747                         28,414
                                                        ----------    ---------     ---------        ---------
         TOTAL ASSETS.................................  $  434,078    $  83,976     $  94,516        $ 612,570
                                                        ==========    =========     =========        ==========

                                  LIABILITIES AND SHAREHOLDERS' INVESTMENT (DEFICIT) LIABILITIES:

  ACCOUNTS PAYABLE AND ACCRUALS.......................  $   33,373    $  11,577     $  (3,066)(2)    $  41,884
  SUBSCRIBER PREPAYMENTS AND DEPOSITS.................       5,585          443                          6,028
  JIC SUBORDINATED DEBENTURES
    AND OTHER DEBT....................................     280,718           --                        280,718
  JIC CREDIT FACILITY.................................      42,000           --       (42,000)(1)           --
  SPACELINK DEBT......................................          --       75,848       (75,000)(1)          848
                                                        ----------    ---------     ---------        ---------
         TOTAL LIABILITIES............................     361,676       87,868      (120,066)         329,478
DEFERRED REVENUE......................................          --          170                            170
MINORITY INTEREST.....................................          --          368                            368
SHAREHOLDERS' INVESTMENT (DEFICIT):
SPACELINK
  CLASS A COMMON STOCK................................          --          777          (777)(8)           --
  CLASS B COMMON STOCK................................          --            4            (4)(8)           --
  ADDITIONAL PAID-IN CAPITAL..........................          --       26,114       (26,114)(8)           --
  ACCUMULATED DEFICIT.................................          --      (31,325)       31,325(8)            --
JONES INTERCABLE
  CLASS A COMMON STOCK................................         161           --           113(9)           274
  COMMON STOCK........................................          55           --                             55
  ADDITIONAL PAID-IN CAPITAL..........................     189,745           --       220,974(9)       410,719
  ACCUMULATED DEFICIT.................................    (103,177)          --       (10,935)(7)     (114,112)
  LESS: TREASURY STOCK................................     (14,382)          --                        (14,382)
                                                        ----------    ---------     ---------        ---------
TOTAL SHAREHOLDERS' INVESTMENT (DEFICIT)..............      72,402       (4,430)      214,582          282,554
                                                        ----------    ---------     ---------        ---------
         TOTAL LIABILITIES AND SHAREHOLDERS'
           INVESTMENT (DEFICIT).......................  $  434,078    $  83,976     $  94,516        $ 612,570
                                                        ==========    =========     =========        =========

   See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                          NOTES TO UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET

     The unaudited Pro Forma Consolidated Balance Sheet was prepared to reflect the Spacelink Transaction and BCI's purchase of 7,414,300 shares of Intercable Class A Stock. The Spacelink Transaction is accounted for as (i) the exchange of ownership interests between entities under common control for the 2,635,000 shares of Intercable Class A Stock distributed to Glenn R. Jones and Jones International, which is reflected at predecessor cost and (ii) the acquisition of the minority interest of Spacelink, which is reflected at fair market value. The excess of the market value of Spacelink's minority interest over the book value is assigned to goodwill.

     The "Spacelink" pro forma adjustment represents the historical balance sheet amounts for Jones Spacelink, Ltd. and subsidiaries without consolidating Intercable. The following is a summary of the other pro forma adjustments reflected in the Unaudited Pro Forma Combined Balance Sheet:

     (1) Represents the cash from the sale of Class A Stock to BCI after the retirement of Intercable and Spacelink bank debt as follows:

        Proceeds -
          7,414,300 shares @ $27.50 per share........................    $203,893,250
        Bank Debt -
          Intercable.................................................      42,000,000
          Spacelink..................................................      75,000,000
                                                                         ------------
                                                                          117,000,000
                                                                         ------------
        Remaining cash...............................................    $ 86,893,250
                                                                         ============

     (2) Represents the elimination of intercompany receivables and payables between Intercable and Spacelink.

     (3) Represents the elimination of intercompany brokerage commissions and fund fees and distributions capitalized by Intercable and Spacelink.

     (4) Represents the revaluation of the Spacelink minority interest in accordance with generally accepted accounting principles as follows:

         Intercable Class A Stock issued to Spacelink Minority
           Shareholders...............................................      1,265,000
         Market value of Intercable Class A Stock.....................   $      14.13
                                                                         ------------
         Total value of stock issued..................................   $ 17,874,450
         Book value of minority interest..............................        936,632
                                                                         ------------
         Equity/Goodwill revaluation..................................   $ 16,937,818
                                                                         ============

     (5) Represents the elimination of Spacelink's investment in Intercable.

     (6) Represents the effect on Spacelink's deferred tax asset as a result of the elimination of intercompany brokerage commissions.

     (7) Represents the following adjustments:

        Recognize Jones Group dividends deferred by Intercable.......    $    256,718
        Recognize deferred brokerage fees paid by Intercable.........      (1,810,684)
        Eliminate brokerage fee paid for North Augusta...............        (491,234)
        Tax effect of income and expense reversals...................       1,455,907
        Reversal of related party fund fees and distributions........      (4,064,648)
        Reversal of related party brokerage fees.....................      (1,516,115)
        Eliminate related party equity transaction...................        (335,938)
        Effect of acquisition of Spacelink assets....................      (4,430,000)
                                                                         ------------
                                                                         $(10,935,994)
                                                                         ============

     (8) Represents the elimination of Spacelink's historical equity.

     (9) Represents the sale of 7,414,300 shares of Class A Stock to BCI as well as the issuance of 3,900,000 shares of Class A Stock to Spacelink as follows:

                                                                            ADDITIONAL
                                                              CLASS A        PAID-IN
                                                            COMMON STOCK     CAPITAL
                                                            ------------   ------------
        BCI Transaction
          7,414,300 shares @ $27.50 per share.............    $ 74,143     $203,819,107
        Spacelink Acquisition
          (3,900,000 shares)
          Equity revaluation..............................      39,000       16,898,818
                                                              --------     ------------
                                                               113,143      220,717,925
        Intercompany eliminations.........................          --          256,426
                                                              --------     ------------
                                                              $113,143     $220,974,351
                                                              ========     ============

   (10) The Unaudited Pro Forma Consolidated Balance Sheet does not include the nonrecurring costs associated with the Spacelink Transaction. Such costs will be capitalized as goodwill and amortized over 40 years.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED AUGUST 31, 1994
                  (STATED IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                 PRO FORMA ADJUSTMENTS
                                                                ------------------------
                                                                                OTHER         PRO FORMA
                                                   INTERCABLE   SPACELINK    ADJUSTMENTS      COMBINED
                                                   ----------   ---------      ---------      ---------
REVENUES:
  SUBSCRIBER SERVICE FEES.........................  $  29,705    $ 5,308       $              $  35,013
  MANAGEMENT FEES.................................      4,504        530                          5,034
  BROKERAGE FEES..................................         --      1,026        (1,026)(1)           --
  FUTUREX.........................................         --      1,955                          1,955
  FUND FEES, OTHER................................         --      1,231            78(1)         1,309
                                                    ---------    -------       -------        ---------
TOTAL REVENUES....................................     34,209     10,050          (948)          43,311
COSTS AND EXPENSES:
  OPERATING EXPENSES..............................    (18,596)    (6,274)           --          (24,870)
  GENERAL AND ADMINISTRATIVE
     EXPENSES.....................................     (1,746)    (1,220)            3(2)        (2,963)
  DEPRECIATION AND AMORTIZATION...................    (11,012)    (2,489)          (56)(3)      (13,557)
                                                    ---------    -------       -------        ---------
OPERATING INCOME (LOSS)...........................      2,855         67        (1,001)           1,921
OTHER INCOME (EXPENSE):
  INTEREST EXPENSE................................     (9,282)    (1,488)        2,430(4)        (8,340)
  EQUITY IN LOSSES OF AFFILIATES..................       (547)     1,238        (1,501)(2)         (810)
  INTEREST INCOME.................................      1,141         44           (12)(2)        1,173
  GAIN ON SALE OF ASSETS..........................     15,496         --           912(1)        16,408
  OTHER, NET......................................        630        (25)           --              605
                                                    ---------    -------       -------        ---------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY
  INTEREST........................................     10,293       (164)          828           10,957
INCOME TAX BENEFIT................................         --        926           (44)(5)          882
                                                    ---------    -------       -------        ---------
INCOME (LOSS) BEFORE MINORITY
  INTEREST........................................     10,293        762           784           11,839
MINORITY INTEREST.................................         --       (155)           --             (155)
                                                    ---------    -------       -------        ---------
NET INCOME (LOSS).................................  $  10,293    $   607       $   784        $  11,684
                                                    =========    =======       =======        =========
NET INCOME (LOSS) PER CLASS A COMMON AND COMMON
  SHARE...........................................  $     .51    $   .01                      $     .38(6)
                                                    =========    =======                       ========
WEIGHTED AVERAGE SHARES
  OUTSTANDING.....................................     19,730     78,061                         31,044
                                                    =========    =======                       ========

    See accompanying Notes to Unaudited Consolidated Pro Forma Statement of
                                  Operations.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MAY 31, 1994
                  (STATED IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                PRO FORMA ADJUSTMENTS
                                                              -------------------------
                                                                               OTHER          PRO FORMA
                                               INTERCABLE     SPACELINK     ADJUSTMENTS       COMBINED
                                               ----------     ---------     -----------       ---------
REVENUES:
  SUBSCRIBER SERVICE FEES....................   $ 115,076     $  20,921       $               $ 135,997
  MANAGEMENT FEES............................      17,360         2,075                          19,435
  BROKERAGE FEES.............................          --           345          (345)(1)            --
  FUTUREX....................................          --         6,430                           6,430
  FUND FEES, OTHER...........................          --         4,353           314 (1)         4,667
                                                ---------     ---------       -------         ---------
TOTAL REVENUES...............................     132,436        34,124           (31)          166,529
COSTS AND EXPENSES:
  OPERATING EXPENSES.........................     (67,098)      (21,676)           --           (88,774)
  SELLING, GENERAL AND
     ADMINISTRATIVE EXPENSES.................      (9,247)       (4,961)           10 (2)       (14,198)
  DEPRECIATION AND AMORTIZATION..............     (43,831)       (9,746)         (274)(3)       (53,851)
                                                ---------     ---------       -------         ---------
OPERATING INCOME (LOSS)......................      12,260        (2,259)         (295)            9,706
OTHER INCOME (EXPENSE):
  INTEREST EXPENSE...........................     (36,189)       (4,260)        8,082 (4)       (32,367)
  EQUITY IN LOSSES OF AFFILIATES.............      (4,624)       (3,986)        2,128 (2)        (6,482)
  INTEREST INCOME............................       4,695           163             5 (2)         4,863
  OTHER, NET.................................      (1,419)       (1,881)        1,858 (2)        (1,442)
                                                ---------     ---------       -------         ---------
LOSS BEFORE INCOME TAXES
  AND MINORITY INTEREST......................     (25,277)      (12,223)       11,778           (25,722)
INCOME TAX BENEFIT...........................          --         1,472          (160)(5)         1,312
                                                ---------     ---------       -------         ---------
LOSS BEFORE MINORITY INTEREST................     (25,277)      (10,751)       11,618           (24,410)
MINORITY INTEREST............................          --           342            --               342
                                                ---------     ---------       -------         ---------
NET LOSS.....................................   $ (25,277)    $ (10,409)      $11,618         $ (24,068)
                                                =========     =========       =======         =========
NET LOSS PER CLASS A COMMON
  AND COMMON SHARE...........................   $   (1.43)    $    (.13)                      $    (.83)(6)
                                                =========     =========                       =========
WEIGHTED AVERAGE SHARES OUTSTANDING..........      17,662        78,001                          28,976
                                                =========     =========                       =========

    See accompanying Notes to Unaudited Consolidated Pro Forma Statement of
                                  Operations.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS

     The Unaudited Pro Forma Consolidated Statements of Operations have been prepared to reflect the Spacelink Transaction and BCI's purchase of 7,414,300 shares of Intercable Class A Common Stock as if these transactions occurred on June 1, 1993. The "Spacelink" pro forma adjustment represents the historical income and expense amounts for Jones Spacelink, Ltd. and subsidiaries without consolidating Intercable. The following is a summary of the other pro forma adjustments reflected in the Unaudited Pro Forma Consolidated Statements of
Operations:

          (1) Represents the elimination of intercompany brokerage commissions and fund fees and distributions.

          (2) Represents the elimination of intercompany expense items.

          (3) Represents the amortization of the revaluation of Spacelink's minority interest recorded as cost in excess of interest in net assets over 40 years.

          (4) Represents the reduction in interest expense as a result of the utilization of proceeds from the sale of Class A Common Stock to BCI to retire JIC and Spacelink bank debt.

          (5) Represents the tax effect of intercompany eliminations.

          (6) Pro Forma combined loss per share amounts as presented in the accompanying Unaudited Pro Forma Consolidated Statements of Operations are based on the weighted average number of JIC Common and Class A Common Shares adjusted to reflect the issuance of 3,900,000 shares to Spacelink and BCI's purchase of 7,414,300 shares of Class A Common Stock.

                   DESCRIPTION OF INTERCABLE'S CAPITAL STOCK

     Intercable's authorized capital stock consists of 5,500,000 shares of Intercable Common Stock, of which 4,913,021 shares were outstanding at May 31, 1994, and 30,000,000 shares of Intercable Class A Stock, of which 14,817,088 shares were outstanding at such date.

     The outstanding shares of both classes of stock are not subject to redemption or to any liability for further calls or assessments, and the holders of such shares do not have preemptive or other rights to subscribe for additional shares of Intercable. All issued and outstanding shares of Intercable Common Stock and Intercable Class A Stock are validly issued, fully paid and nonassessable. Dividends in cash, property or shares of the Company may be paid upon the Intercable Common Stock and Intercable Class A Stock, if declared by the board of directors out of any funds legally available therefor, and holders of Intercable Class A Stock have a cash dividend preference over holders of Intercable Common Stock, as described below. Holders of Intercable Common Stock and Intercable Class A Stock are entitled to share ratably in assets available for distribution upon any liquidation of Intercable, subject to the prior rights of creditors, although holders of Intercable Class A Stock have a preference on liquidation over holders of Intercable Common Stock, as described below.

     The Intercable Class A Stock has certain preferential rights with respect to cash dividends and upon liquidation of the Company. In the event that cash dividends are paid, the holders of the Intercable Class A Stock will be paid $.005 ( 1/2c) per share per quarter in addition to the amount payable per share for each share of Intercable Common Stock. In the case of liquidation, holders of Intercable Class A Stock will be entitled to a preference of $1 per share. After such amount is paid, holders of the Intercable Common Stock will then be entitled to receive $1 per share for each share of Intercable Common Stock outstanding. Any remaining amount will be distributed to the holders of Intercable Class A Stock and Intercable Common Stock on a pro rata basis.

     The Intercable Class A Stock has voting rights that are generally 1/10th of those held by the Intercable Common Stock. On matters requiring a class vote, which generally include certain merger transactions and certain amendments to the Articles of Incorporation of the corporation, the Intercable Class A Stock, voting as a separate class, has one vote per share. In the election of directors, the holders of Intercable Class A Stock, voting as a separate class, are entitled to elect that number of directors that constitute 25% of the total membership of the board of directors. Holders of the Intercable Common Stock, also voting as a separate class, are entitled to elect the remaining directors.

     As of May 31, 1994, the outstanding shares of Intercable Class A Stock constituted approximately 75% of the total outstanding shares of capital stock but cast only 23% of the votes to be cast in matters to be acted upon by shareholders not requiring a class vote, and the outstanding shares of Common Stock constituted approximately 39% of the outstanding capital stock, but cast approximately 86% of the votes to be cast by shareholders in connection with such matters.

     As of May 31, 1994, Spacelink owned approximately 58% of Intercable's Common Stock. Mr. Glenn R. Jones, through his ownership of Spacelink and International, has the ability, directly or indirectly, to control the election of 75% of the members of the Intercable Board, regardless of the number of shares of Intercable Class A Stock that may be outstanding. In addition, on other matters submitted to a vote of the shareholders not requiring class voting, Mr. Jones, through Spacelink and International, has the power to cast approximately 48% of the total votes to be cast, which would result in his ability to determine the outcome of any matter submitted to a vote of Intercable's shareholders not requiring a class vote or a vote greater than a simple majority.

                                    EXPERTS

     The consolidated financial statements and schedules, included in Intercable's and Spacelink's Annual Reports on Form 10-K for the year ended May 31, 1994, which are incorporated by reference herein, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL OPINIONS

     The legality of the Intercable Class A Stock offered hereby will be passed upon for Intercable by Elizabeth M. Steele, Vice President and General Counsel of Intercable.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

INTERCABLE

     Any proposals of holders of Intercable Class A Stock or Intercable Common Stock intended to be presented at the next Annual Meeting of Shareholders of Intercable must be received by Intercable, addressed to the Secretary, at P.O.
Box 3309, Englewood, Colorado 80155-3309, no later than           , 1994, to be
considered for inclusion in the proxy statement and form of proxy relating to that meeting.

SPACELINK

     If the Spacelink Transaction is not consummated, any proposals of holders of Spacelink Class A Common Stock or Spacelink Class B Common Stock intended to be presented at the next Annual Meeting of Shareholders of Spacelink must be received by Spacelink, addressed to the Secretary, at P.O. Box 3309, Englewood,
Colorado 80155-3309, no later than           , 1994, to be considered for
inclusion in the proxy statement and form of proxy relating to that meeting.

                                                                         ANNEX A

                                  ARTICLE 113

                               DISSENTERS' RIGHTS

             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 7-113-101. Definitions. For purposes of this article:

     (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

SECTION 7-113-102. Right to dissent.

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if:

             (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation, or

             (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholders' vote is required under section 7-112-102(1); and

          (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

     (2) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of:

          (a) An amendment to the articles of incorporation that materially and adversely affects rights in respect of the shares because it:

             (I) Alters or abolishes a preferential right of the shares; or

             (II) Creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for their redemption or repurchase; or

          (b) An amendment to the articles of incorporation that affects rights in respect of the shares because it:

             (I) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (II) Reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

     (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SECTION 7-113-103. Dissent by nominees and beneficial owners.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 7-113-201. Notice of dissenters' rights.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) to shareholders not entitled to vote shall not affect any action taken at the shareholders' meeting for which the notice was to have been given.

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) to shareholders not entitled to vote shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given.

SECTION 7-113-202. Notice of intent to demand payment.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall:

          (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

          (b) Not vote the shares in favor of the proposed corporate action.

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

SECTION 7-113-203. Dissenters' notice.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

          (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

          (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

          (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

          (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

          (g) Be accompanied by a copy of this article.

SECTION 7-113-204. Procedure to demand payment.

     (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

          (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

          (b) Deposit the shareholder's certificates for certificated shares.

     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

     (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

SECTION 7-113-205. Uncertificated shares.

     (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

SECTION 7-113-206. Payment.

     (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

     (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

          (e) A copy of this article.

SECTION 7-113-207. Failure to take action.

     (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

SECTION 7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

     (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

SECTION 7-113-209. Procedure if dissenter is dissatisfied with payment or offer

     (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

          (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

          (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

          (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                      PART 3. JUDICIAL APPRAISAL OF SHARES

SECTION 7-113-301. Court action.

     (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

     (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if it has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

SECTION 7-113-302. Court costs and counsel fees.

     (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

          (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                                                         ANNEX B

                         [Salomon Brothers Letterhead]

October 20, 1994

Board of Directors
Jones Intercable, Inc.
9697 East Mineral Avenue
Englewood, Colorado 80155-3309

Attention: Special Committee of the Board of Directors

Dear Sirs:

     You have requested our opinion as to the fairness, from a financial point of view, to Jones Intercable, Inc. (the "Company"), of the consideration to be received by the Company in connection with (i) the issuance by the Company to Bell Canada International Inc. ("BCI") of approximately 7.4 million shares of the Company's Class A Common Stock, par value $0.01 per share (the "BCI Shares"), at a per share price of $27.50, pursuant to the terms of a Stock Purchase Agreement dated as of May 31, 1994, as amended, between the Company and BCI and (ii) the issuance by the Company to Jones Spacelink, Ltd. ("Spacelink") of 3,900,000 shares of the Company's Class A Common Stock, par value $0.01 per share (the "Spacelink Shares"), in connection with the acquisition of substantially all the assets of Spacelink pursuant to the terms of an Exchange Agreement and Plan of Reorganization and Liquidation dated as of May 31, 1994, as amended, by and among the Company and Spacelink.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and Spacelink, as well as certain other information, including financial projections, provided to us by the Company and Spacelink. We have discussed the past and current operation and financial condition and prospects of each of the Company and Spacelink with its senior management. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria which we deemed relevant.

     We have assumed and relied without independent verification on the accuracy and completeness of the information reviewed by us for the purpose of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management as to future financial performance.

     In performing our valuation analysis, we have not made an independent evaluation or appraisal of the individual assets of the Company or of Spacelink, nor have we been furnished with any such appraisals. Our opinion is necessarily based upon business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter and does not address the Company's underlying business decision to effect the transactions relating to the issuance of the BCI Shares and the Spacelink Shares.

     We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the issuance of the BCI Shares and the Spacelink Shares and will receive a fee for our services which is payable upon delivery of this opinion. In the ordinary course of our business, we trade the equity and/or debt securities of Spacelink and the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, (i) the consideration to be received by the Company in connection with the issuance of the BCI Shares is fair to the Company from a financial point of view and (ii) the consideration to be received by the Company in connection with the issuance of the Spacelink Shares is fair to the Company from a financial point of view.

Very truly yours,

[SIG]

SALOMON BROTHERS INC

                                                                         ANNEX C

                           [Dillion, Read Letterhead]

                                                                October 20, 1994

Jones Intercable, Inc.
9697 East Mineral Avenue
Englewood, CO 80112

Attention: Special Committee of the Board of Directors

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to Jones Intercable, Inc. (the "Company") of (i) the issuance by the Company to Bell Canada International Inc. ("BCI") of up to 7,414,300 shares (subject to adjustment) of the Company's Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), at a per share price of $27.50, in accordance with the terms of a Stock Purchase Agreement dated as of May 31, 1994, as amended, by and between the Company and BCI (the "Stock Purchase Agreement"), and (ii) the possible issuance by the Company to Jones Spacelink, Ltd. ("Spacelink") of 3,900,000 shares of the Company's Class A Common Stock, in connection with the acquisition of substantially all of the assets of Spacelink (other than the shares of the Company's Common Stock, the Company's Class A Common Stock, and shares of capital stock of Jones Earth Segment, Inc. held by Spacelink), in accordance with and subject to the terms of an Exchange Agreement and Plan of Reorganization and Liquidation dated as of May 31, 1994, as amended, by and between the Company and Spacelink (the "Exchange Agreement"). The two stock issuances described above are hereinafter collectively referred to as the "Stock Issuances."

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Spacelink, (ii) reviewed certain financial information and other data provided to us by the Company and Spacelink that is not publicly available relating to the business and prospects of the Company and Spacelink, including financial projections prepared by the management of the Company and Spacelink, (iii) conducted discussions with members of the senior management of the Company and Spacelink, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Spacelink, (v) considered the pro forma effects of the Stock Issuances on the Company's leverage ratios and operating cash flow, (vi) reviewed the historical market prices and trading volumes of the common stock of the Company and Spacelink, (vii) reviewed the Stock Purchase Agreement and Exchange Agreement, and the exhibits thereto, and (viii) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, we have not independently verified any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or

Spacelink. With respect to the financial projections referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Spacelink's management as to the future financial performance of each company. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

     Dillon Read has not acted as a financial advisor to the Company in connection with the Stock Issuances. Accordingly, in rendering our opinion you have not requested us to, and we did not, (i) participate in the structuring of the Stock Issuances, the solicitation and selection of potential acquirors or the negotiations of the terms of the transactions, or (ii) address the underlying business decision of the Company to effect the proposed Stock Issuances or the availability or advisability of any alternatives to the Stock Issuances.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Stock Issuances are fair to the Company from a financial point of view.

                                            Very Truly Yours,



                                            DILLON, READ & CO. INC.

                                                                         ANNEX D

                          [Goldman, Sachs Letterhead]

PERSONAL AND CONFIDENTIAL

[Date of Proxy]

Special Committee of Board of Directors
Jones Spacelink, Ltd.
9697 East Mineral Avenue
Englewood, Colorado 80112

Gentlemen:

     You have requested our opinion as to the fairness to the holders, other than Glenn R. Jones, and Jones International, Ltd., of the outstanding shares of Class A Common Stock, par value $.01 per share (the "Minority Shares") of Jones Spacelink, Ltd. (the "Company") of the Exchange Ratio (as defined below) pursuant to the Exchange Agreement and Plan of Reorganization and Liquidation dated as of May 31, 1994 by and between Jones Intercable, Inc. and the Company, as amended as of October 20, 1994 (the "Agreement"). Pursuant to the Agreement, the Company will be liquidated and each outstanding Minority Share will be converted into .09683 shares of Class A Common Stock, par value $.01 per share, of Jones Intercable, Inc. (the "Class A Stock Exchange Ratio") and .03570 shares of Common Stock, par value $.01 per share, of Jones Intercable, Inc. (the "Common Stock Exchange Ratio"). The Class A Stock Exchange Ratio and the Common Stock Exchange Ratio together, the "Exchange Ratio."

     We also understand that pursuant to the Agreement, immediately prior to the liquidation of the Company, the Company will sell substantially all of its assets and liabilities to Jones Intercable, Inc. in exchange for 3.9 million shares of Class A Common Stock of Jones Intercable, Inc. (the "Spacelink Asset and Liability Transaction"). We are expressing no opinion as to the fairness of the Spacelink Asset and Liability Transaction.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as the financial advisor to the Special Committee of the Board of Directors in connection with, and having participated in certain of the negotiations leading to, the Agreement.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Jones Intercable, Inc. for the five fiscal years ended May 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for the Company and Jones Intercable, Inc.; certain other communications from the Company and Jones Intercable, Inc. to its stockholders; and certain internal financial analyses and forecasts for the Company and Jones Intercable, Inc. prepared by their respective managements. We also have held discussions with members of the senior management of the Company and Jones Intercable, Inc. regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Minority Shares, the Jones Intercable, Inc.

Common Stock, and the Jones Intercable, Inc. Class A Common Stock, compared certain financial and stock market information for the Company and Jones Intercable, Inc. with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the cable industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or of Jones Intercable, Inc. or of any of their subsidiaries and we have not been furnished with any such evaluation or appraisal.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio is fair to the holders of Minority Shares.

Very truly yours,

[SIG]

GOLDMAN, SACHS & CO.

                                                                         ANNEX E

                          [Goldman, Sachs, Letterhead]

PERSONAL AND CONFIDENTIAL

June 1, 1994

Board of Directors
Jones Spacelink, Ltd.
9697 East Mineral Avenue
Englewood, CO 80112

Gentlemen:

     You have requested our opinion as to the fairness to Jones Spacelink, Ltd. (the "Company") of the $19.00 per Optioned Share (as defined below)in cash (in the aggregate, the "Consideration") to be received by the Company in exchange for granting Bell Canada International Inc. ("BCETl") an option (the "Option") to purchase the 2.859 million shares of Common Stock, par value $.01 per share, of Jones Intercable, Inc. (the "Optioned Shares"), which the Company currently owns (the "Transaction"). The Transaction would be completed pursuant to an option agreement dated as of May 31, 1994 between BCETI and the Company (the "Option Agreement") and the Option Agreement will only be entered into in the event that the planned sale of substantially all of the assets and liabilities of the Company to Jones Intercable, Inc. can not be achieved as a tax-free reorganization under section 368(a)(1)(c) of the Internal Revenue Code.

     Pursuant to the Option Agreement, BCETI will have the right to purchase the Optioned Shares during the period set forth in Section 3.1 of the Option Agreement. Section 3.1 of the Option Agreement allows for BCETI to purchase the Optioned Shares during the period commencing on the seventh anniversary of the closing of the Stock Purchase Agreement (as defined below) and ending on the eighth anniversary of the Stock Purchase Agreement closing. However, in certain circumstances, as described in Section 3.1 of the Option Agreement, BCETl's rights or obligations to purchase the shares may be accelerated in the event of the death or incapacity of Glenn R. Jones, the Bankruptcy of the Company, Jones Intercable, Inc. or Jones International, Ltd. or if Glenn R. Jones resigns as Chief Executive Officer of Jones Intercable, Inc. (collectively, the "Accelerating Events"). Section 3.3 of the Option Agreement sets forth the formula by which the purchase price will be determined for the Optioned Shares.

     We understand that pursuant to agreements other than the Option Agreement (the "Other Agreements"), transactions are being executed between BCETI, Jones International, Ltd., Jones Intercable, Inc., Jones Education Networks, Inc., Jones Lightwave, Ltd., and Jones Entertainment Group, Ltd., including the Stock Purchase Agreement, dated as of June 1, 1994 between BCETI and Jones Intercable, Inc. (the "Stock Purchase Agreement"). While we have reviewed the terms and conditions of these other transactions, we express no opinion regarding any of these transactions. Further, we understand that the Company will enter into a separate obligation to refer business opportunities ("Referral Obligation") to BCETI or to Jones Intercable, Inc. as part of some other agreement and we are expressing no opinion regarding the Referral Obligation. You have informed us that the Referral Obligation is separate and distinct from the Company's obligations under the Option Agreement.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as financial advisor to the Special Committee of the Board of Directors of the Company in its contemplation of transactions between the Company and Jones Intercable, Inc. However, we did not act as financial advisor to the Company in negotiating the terms and conditions of the Option Agreement.

     In connection with this opinion, we have reviewed, among other things, the Option Agreement; the Other Agreements; the Stock Purchase Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and of Jones Intercable, Inc. for the five years ended May 31, 1993; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for the Company and Jones Intercable, Inc.; certain other communications from the Company and Jones Intercable, Inc. to their stockholders; and certain internal financial analyses and forecasts for the Company and Jones Intercable, Inc. prepared by their respective managements. We also have held discussions with members of the senior management of the Company and Jones Intercable, Inc. regarding their past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the shares of Common Stock and Class A Common Stock of Jones Intercable, Inc., compared certain financial and stock market information for the Company and Jones Intercable, Inc. with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses as we considered appropriate.

     The primary methodology by which the Option was valued involved the use of the Black-Scholes Option Pricing Model ("Black-Scholes Model"). The valuation of a long term option is inherently uncertain, being necessarily based upon standard option pricing models that rely upon certain assumptions beyond the ability of any party to control and require subjective determinations regarding, among other things, stock price volatility, dividend yield, discount rates and the expiration date of the option. The type of Option being sold by the Company is difficult to value using the Black-Scholes Model given the illiquidity of the Option, the unique negotiated terms contained in the Option Agreement, the relatively low volume level of trading which takes place in the Common Stock of Jones Intercable, Inc., the uncertainty around what the exact purchase price will be when the Optioned Shares are acquired, and the fact that the Optioned Shares represent the ability to control the Board of Directors of Jones Intercable, Inc. Due to the significant uncertainty caused by the fact that there is not a fixed price at which the Optioned Shares may be purchased, that there is no ability to positively determine when the Option can or will be exercised due to the Accelerating Events which may take place, and the other factors noted above, the estimated range of value of the Option varies widely and any such estimates must be viewed in light of the circumstances and qualifications noted in this paragraph. We have based our analysis upon the Black-Scholes Model and, in connection therewith, have reviewed with you the assumptions used by us regarding exercise price, volatility, dividend yield, discount rate and timing of the Option. Our opinion constitutes our view based on such assumptions and the trading prices and market conditions as of the close of trading on May 27, 1994.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Jones Intercable, Inc. or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. In rendering this opinion, we have considered only the Consideration being received for the Option; it being acknowledged by you that the determination as to whether or not an option to acquire shares held by the Company should be issued is a matter to be decided by the Board of Directors of the Company in the exercise of its business judgement, as to which we understand you are being separately advised by the Company's management and counsel.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof, the Consideration to be received for the Option is fair to the Company.

Very truly yours,

[SIG]

GOLDMAN, SACHS & CO.

                                                                         ANNEX F

                              AMENDED AND RESTATED
                          EXCHANGE AGREEMENT AND PLAN
                       OF REORGANIZATION AND LIQUIDATION

                                 BY AND BETWEEN

                             JONES INTERCABLE, INC.

                                      AND

                             JONES SPACELINK, LTD.*

                            DATED AS OF MAY 31, 1994

* INCLUDES ALL CHANGES MADE AS A RESULT OF THAT CERTAIN AMENDMENT TO EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION DATED AS OF OCTOBER 20, 1994, BETWEEN INTERCABLE AND SPACELINK.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
RECITALS..............................................................................  F-1
ARTICLE  1      DEFINITIONS...........................................................  F-1
         1.1    Definitions...........................................................  F-1
ARTICLE  2      PURCHASE AND SALE.....................................................  F-5
         2.1    Purchase and Sale.....................................................  F-5
         2.2    Excluded Assets.......................................................  F-6
         2.3    Assumption of Obligations and Liabilities.............................  F-6
         2.4    Purchase Price........................................................  F-7
         2.5    Closing...............................................................  F-7
         2.6    Election to Transfer Common Stock.....................................  F-7
ARTICLE  3      REPRESENTATIONS AND WARRANTIES OF SPACELINK...........................  F-7
         3.1    Corporate Existence and Power.........................................  F-7
         3.2    Corporate Authorization; Minute Books.................................  F-8
         3.3    Governmental Authorization............................................  F-8
         3.4    Non-Contravention.....................................................  F-8
         3.5    Capitalization........................................................  F-9
         3.6    Subsidiaries..........................................................  F-9
         3.7    SEC Documents.........................................................  F-10
         3.8    Financial Statements..................................................  F-10
         3.9    No Undisclosed Material Liabilities...................................  F-10
         3.10   Absence of Certain Changes............................................  F-10
         3.11   Properties............................................................  F-11
         3.12   Franchises............................................................  F-11
         3.13   Litigation............................................................  F-12
         3.14   Material Contracts....................................................  F-12
         3.15   Insurance Coverage....................................................  F-13
         3.16   Compliance with Laws and Court Orders; No Defaults....................  F-13
         3.17   Environmental Matters.................................................  F-13
         3.18   Intellectual Property.................................................  F-13
         3.19   Taxes.................................................................  F-13
         3.20   Transactions with Affiliates..........................................  F-14
         3.21   Directors and Officers................................................  F-14
         3.22   Employee Benefit Plans................................................  F-14
         3.23   Finders' Fees.........................................................  F-16
         3.24   Representations.......................................................  F-16
         3.25   Disclosure Documents..................................................  F-16
ARTICLE  4      REPRESENTATIONS AND WARRANTIES OF INTERCABLE..........................  F-16
         4.1    Corporate Existence and Power.........................................  F-16
         4.2    Corporate Authorization; Minute Books.................................  F-16
         4.3    Governmental Authorization............................................  F-17
         4.4    Non-Contravention.....................................................  F-17
         4.5    Capitalization........................................................  F-17
         4.6    Subsidiaries..........................................................  F-18
         4.7    SEC Documents.........................................................  F-19
         4.8    Financial Statements..................................................  F-19
         4.9    No Undisclosed Material Liabilities...................................  F-19
         4.10   Absence of Certain Changes............................................  F-19
         4.11   Properties............................................................  F-20
         4.12   Franchises............................................................  F-20

                                                                                        PAGE
                                                                                        ----
         4.13   Litigation............................................................  F-21
         4.14   Material Contracts....................................................  F-21
         4.15   Insurance Coverage....................................................  F-22
         4.16   Compliance with Laws and Court Orders; No Defaults....................  F-22
         4.17   Environmental Matters.................................................  F-22
         4.18   Intellectual Property.................................................  F-22
         4.19   Taxes.................................................................  F-22
         4.20   Transactions with Affiliates..........................................  F-23
         4.21   Employees.............................................................  F-23
         4.22   Employee Benefit Plans................................................  F-23
         4.23   Finders' Fees.........................................................  F-25
         4.24   Representations.......................................................  F-25
         4.25   Disclosure Documents..................................................  F-25
ARTICLE  5      COVENANTS.............................................................  F-25
         5.1    Shareholder Meetings; Proxy Materials.................................  F-25
         5.2    Conduct of Spacelink Prior to Closing.................................  F-26
         5.3    Conduct of Intercable Prior to Closing................................  F-27
         5.4    Access to Information.................................................  F-27
         5.5    Notices of Certain Events.............................................  F-27
         5.6    Reasonable Best Efforts...............................................  F-28
         5.7    Public Announcements..................................................  F-28
         5.8    Other Offers..........................................................  F-28
         5.9    Confidentiality.......................................................  F-28
         5.10   Jones Earth Segment, Inc. ............................................  F-29
         5.11   Tax-Free Reorganization; Plan of Liquidation..........................  F-29
         5.12   Spacelink Stock Options...............................................  F-30
ARTICLE  6      CONDITIONS TO CLOSING.................................................  F-30
         6.1    Conditions to Obligations of Spacelink and Intercable.................  F-30
         6.2    Conditions to Obligation of Spacelink.................................  F-30
         6.3    Conditions to Obligation of Intercable................................  F-31
ARTICLE  7      SURVIVAL..............................................................  F-31
         7.1    Survival..............................................................  F-31
ARTICLE  8      TERMINATION...........................................................  F-32
         8.1    Grounds for Termination...............................................  F-32
         8.2    Effect of Termination.................................................  F-32
ARTICLE  9      MISCELLANEOUS.........................................................  F-33
         9.1    Notices...............................................................  F-33
         9.2    Amendments and Waivers................................................  F-33
         9.3    Expenses..............................................................  F-33
         9.4    Successors and Assigns................................................  F-33
         9.5    Governing Law.........................................................  F-34
         9.6    Counterparts..........................................................  F-34
         9.7    Headings..............................................................  F-34
         9.8    Entire Agreement......................................................  F-34
         9.9    Separability..........................................................  F-34
         9.10   Schedules.............................................................  F-34

                                    EXHIBITS

EXHIBIT A    -- General Assignment, Bill of Sale and Assumption Agreement
EXHIBIT B    -- Exchange Ratio Computation

                                   SCHEDULES

Schedule 1A       -- Intercable Loan Agreements
Schedule 1B       -- Loan Agreements
Schedule 1C       -- Permitted Liens
Schedule 3.3      -- Governmental Authorization
Schedule 3.4      -- Consents and Approvals
Schedule 3.5      -- Options
Schedule 3.6      -- Subsidiaries
Schedule 3.10     -- Absence of Certain Changes
Schedule 3.12     -- Franchise Agreements
Schedule 3.13     -- Litigation
Schedule 3.14     -- Material Contracts
Schedule 3.17     -- Environmental Matters
Schedule 3.18     -- Intellectual Property
Schedule 3.19     -- Taxes
Schedule 3.20     -- Transactions with Affiliates
Schedule 3.20     -- Directors and Officers
Schedule 3.22     -- Employment Benefit Plans
Schedule 3.23     -- Finders' Fees
Schedule 4.3      -- Governmental Authorization
Schedule 4.4      -- Consents and Approvals
Schedule 4.5      -- Options
Schedule 4.6      -- Subsidiaries
Schedule 4.10     -- Absence of Certain Changes
Schedule 4.12     -- Franchise Agreements
Schedule 4.13     -- Intellectual Property
Schedule 4.14     -- Litigation
Schedule 4.17     -- Environmental Matters
Schedule 4.19     -- Transactions with Affiliates
Schedule 4.20     -- Employees
Schedule 4.22     -- Employee Benefit Plans
Schedule 4.23     -- Finders' Fees

                              AMENDED AND RESTATED
         EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

     EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION (this
"Agreement") dated as of May   , 1994, by and between JONES INTERCABLE, INC., a
Colorado corporation ("Intercable") and JONES SPACELINK, LTD., a Colorado corporation ("Spacelink").

                                    RECITALS

     A. Spacelink is primarily engaged in the business of owning and/or operating cable television systems, providing audio programming for cable television systems and radio stations and other related businesses in the United States.

     B. Subject to the terms and conditions contained in this Agreement, Intercable desires to acquire from Spacelink, and Spacelink desires to transfer to Intercable, substantially all of the assets of Spacelink used or useful in connection with Spacelink's business in exchange for shares of capital stock of Intercable.

     C. Spacelink intends to distribute, among other things, the shares of capital stock of Intercable acquired pursuant to this Agreement or otherwise held by Spacelink as part of the contemplated liquidation and dissolution of Spacelink.

     D. It is intended that the transactions contemplated by this Agreement shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(C) of the Code.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1  Definitions.

     (a) The following terms, as used herein, have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

          "Balance Sheet Date" means May 31, 1993.

          "Balance Sheet" means the consolidated balance sheets of Spacelink and its consolidated Subsidiaries as of the Balance Sheet Date and included in the SEC Documents.

          "BCI" means Bell Canada International, Inc., a corporation organized under the laws of Canada.

          "Board of Directors" means the board of directors of Spacelink.

          "Cable Partnership" means, at any time, any partnership that owns or operates a System in which any Spacelink Group Entity is a general or managing partner and any joint venture of any such partnership.

          "Capital Stock" means, at any time, Class A Common Stock, Class B Common Stock and any other authorized capital stock of Spacelink.

          "Closing Date" means the date of the Closing.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Convertible Debentures" means the 7.5% Convertible Debentures due June 1, 2007 of Intercable.

          "Control Option" means BCI's option to purchase the Optioned Shares (as defined in the Option Agreements referred to in the Stock Purchase Agreement) pursuant to the Option Agreements.

          "Current Intercable SEC Filings" means (i) the annual report on Form 10-K of Intercable for the fiscal year ended May 31, 1993, (ii) the quarterly report on Form 10-Q of Intercable for the fiscal quarter ended November 30, 1993, and (iii) the proxy statement dated November 19, 1993, of the Company prepared in connection with the Notice of Annual Meeting of Shareholders of Intercable held on December 21, 1993.

          "Current SEC Filings" means (i) the annual report on Form 10-K of Spacelink for the fiscal year ended May 31, 1993, (ii) the quarterly report on Form 10-Q of Spacelink for the fiscal quarter ended February 28, 1994,
     (iii) the proxy statement dated November 19, 1993 of Spacelink prepared in connection with the Notice of Annual Meeting of Shareholders of Spacelink held on December 21, 1993, and (iv) the annual reports on Form 10-K of each Cable Partnership for the fiscal year ended December 31, 1993.

          "Dissenting Shareholders" means those shareholders of Spacelink who have voted against the Transactions contemplated by this Agreement and perfected their dissenter's rights in accordance with law.

          "Employee Options" means any options to purchase capital stock granted to employees, officers or directors of Intercable or Spacelink, as applicable, or any of their respective subsidiaries pursuant to any employee benefit plan (including a stock option, stock purchase or stock bonus plan) approved by its board of directors.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, groundwater or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "FCC" means the Federal Communications Commission or its successor.

          "FCC License" means any license, authorization, certification or permit issued by the FCC and any applications to any of the foregoing, including, without limitation, licenses issued in connection with the operation of community antenna television systems, community antenna relay systems, microwave systems, earth stations and business and other two-way radios.

          "Franchise Agreement" means any franchise, agreement, permit, license or other authorization granted by any Governmental Authority organized within the United States of America, including all laws, regulations and ordinances relating thereto, which authorizes the construction or operation of a System or the reception and transmission of signals by microwave, and shall include, without limitation, all FCC Licenses and all certificates of compliance, if any, and cable television registration statements or similar documents which are required to be issued by or filed with the FCC or other Governmental Authority organized within the United States of America.

          "Governmental Authority" means any local, county, state, commonwealth, federal or foreign judicial, executive or legislative instrumentality, or any agency, authority, commission, board or official thereof, including, without limitations, any franchising authority.

          "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including without limitation, any substance regulated under Environmental Laws.

          "Intellectual Property Right" means any trademark, service mark, trade name, invention, patent, trade secret, license, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

          "Intercable Balance Sheet" means the consolidated balance sheet of Intercable and its consolidated Subsidiaries as of the Balance Sheet Date and included in the Intercable SEC Documents.

          "Intercable Board of Directors" means the board of directors of Intercable.

          "Intercable Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of Intercable.

          "Intercable Common Stock" means the Common Stock, par value $.01 per share, of Intercable.

          "Intercable Group" means Intercable and each Person that is a Subsidiary of Intercable at such time.

          "Intercable Group Entity" means each Person included in the Intercable Group at such time.

          "Intercable Loan Agreements" means the agreements listed on Schedule 1A, attached hereto.

          "Intercable SEC Reporting Entity" means Intercable and each of its Subsidiaries that is, or since January 1, 1991, has been, required to file periodic reports with the SEC under the Exchange Act.

          "JI Group" means, at any time, Glenn R. Jones, Jones International, Ltd. and each Person that is a Subsidiary of Glenn R. Jones or Jones International, Ltd. at such time, other than any Person that is an Intercable Group Entity or a Spacelink Group Entity at such time.

          "JI Group Entity" means each Person included in the JI Jones Group at such time.

          "Jones Intercable Transaction" means the transaction contemplated by the Stock Purchase Agreement.

          "Jones International, Ltd." means Jones International, Ltd., a Colorado corporation.

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than liens for taxes not yet delinquent. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          "Loan Agreements" means the agreements listed on Schedule 1B attached hereto.

          "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of Intercable and its Subsidiaries or Spacelink and its Subsidiaries, as applicable, in each case taken as a whole.

          "Minority Shareholders" means any shareholder of Spacelink other than a JI Group Entity.

          "Multiemployer Plan" means each Employee Plan or Intercable Employee Plan, as the case may be, that is a multiemployer plan, as defined in
     Section 3(37) of ERISA.

          "officer" has the meaning subscribed to it in Rule 16a-1 under the Exchange Act.

          "Owned System" means any System that is owned or operated by a Spacelink Group Entity that is not a Partnership System.

          "Partnership System" means any System that is owned and operated by a Cable Partnership.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Permitted Liens" means the Liens identified on Schedule 1C attached hereto.

          "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "SEC" means the Securities and Exchange Commission or its successor.

          "SEC Transaction Document" means any document required to be filed by Spacelink with the SEC in connection with the consummation of the transaction contemplated hereby.

          "Securities Act" means the Securities Act of 1993, as amended, and the rules and regulations promulgated thereunder.

          "SMATV" means a satellite master antenna television system.

          "Spacelink Group" means Spacelink and each Person that is a Subsidiary of Spacelink at such time.

          "Spacelink Group Entity" means each Person included in the Spacelink Group at such time.

          "Spacelink SEC Reporting Entity" means Spacelink and each of its Subsidiaries that is, or since January 1, 1991, has been, required to file periodic reports with the SEC under the Exchange Act.

          "Stock Purchase Agreement" means the agreement, dated May 31, 1994, between Intercable and BCI pursuant to which BCI has agreed to purchase shares of Intercable Class A Common Stock.

          "Subscriber" means at any time, the number of single customer accounts receiving basic cable television services from a Spacelink Group Entity and billed at the basic monthly price in the applicable System (subject to applicable published discounts) during the full calendar month ending immediately prior to such time.

          "Subsidiary" means, as to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner or (iii) any other entity that is, directly or indirectly, controlled by such Person. With respect to Subsidiaries of Spacelink, Subsidiaries shall not include an Intercable Group Entity or Jones Earth Segment, Inc. Neither Jones International, Ltd., nor Glenn R. Jones are a subsidiary of any Spacelink Group Entity or Intercable Group Entity.

          "Subsidiary Securities" means any shares of capital stock of a Subsidiary of Spacelink, and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into shares of such capital stock.

          "System" or "Systems" means a cable television or SMATV system owned or operated by any Spacelink Group Entity or any Intercable Group Entity, as the case may be, and serving subscribers within a geographical area covered by one or more Franchise Agreements from the same head end facility or by two or more related head end facilities.

          "Tax" or "Taxes" means with respect to any Person (a) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person, (b) any liability of any Person for the payment of any amount of the type described in clause (a) as a result of being a member of an affiliated or combined group or being a party to any arrangement or agreement whereby liability of any such Person was determined or taken into account by reference to the liability of any other Person for any period and (c) any liability of any such Person for the payment of any amounts of the type described in Clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person.

          "Tax Ruling" means a private letter ruling issued by the Internal Revenue Service to Intercable, Spacelink, Jones International, Ltd., and Glenn R. Jones holding, inter alia, that the acquisition of substantially all of the Assets (other than Excluded Assets) by Intercable pursuant to this Agreement will be recognized as a tax-free reorganization under
     Section 368(a)(1)(C) or Section 368(a)(1)(D)of the Code and that no gain or loss will be recognized by Spacelink under Section 361 upon the transfer of the Assets to Intercable or distribution of the shares of capital stock of Intercable held by Spacelink in liquidation to its shareholders.

          "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

         TERM                                                                 SECTION
         ----                                                                 -------
        Acquisition Proposal.................................................    5.8.(b)
        Assets...............................................................     2.1
        Benefit Arrangement..................................................   3.22.(i)
        Class A Common Stock.................................................    3.5.(a)(i)
        Class B Common Stock.................................................    3.5.(a)(i)
        Closing..............................................................    2.5.(a)
        Employee Plan........................................................   3.22.(i)
        Environmental Liabilities............................................   3.17.(d)
        Excluded Assets......................................................     2.2
        Intercable Benefit Arrangement.......................................   4.22.(i)
        Intercable Employee Plan.............................................   4.22.(i)
        Intercable Outstanding Securities....................................    4.5.(b)
        Intercable Proposal..................................................    5.1.(a)
        Intercable Returns...................................................    4.19
        Intercable SEC Documents.............................................    4.7.(b)
        Reserve..............................................................    2.2.(c)
        Restricted Persons...................................................    5.8.(c)
        SEC Documents........................................................    3.7.(b)
        Shares...............................................................     2.4
        Spacelink Outstanding Securities.....................................    3.5.(b)
        Spacelink Proposals..................................................    5.1.(b)
        Spacelink Returns....................................................    3.19
        Spacelink Subsidiary Securities......................................    3.6.(c)
        Statement............................................................   3.25.(a)
        Transaction Agreement................................................    5.1.(b)(ii)

                                   ARTICLE 2

                               PURCHASE AND SALE

     2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Spacelink agrees to transfer and deliver to Intercable, and Intercable agrees to acquire and accept from Spacelink, subject only to Permitted Liens, all of the assets and properties of Spacelink, whether real, personal, tangible or intangible, as of the date hereof (specifically excepting the Excluded Assets described in Section 2.2 hereof), including all additions thereto on and after the date hereof and through and including the Closing Date, but less all dispositions thereof or other changes thereto from and after the date hereof and through and including the Closing Date not prohibited by Section 5.2 hereof, such assets and properties being referred to herein as the "Assets," and including without limitation the following:

          (a) Spacelink's right, title and interest in and to all parcels of real property owned in fee by Spacelink or in which Spacelink has a leasehold interest, and all buildings, structures and other improvements located thereon, and all rights of way and similar authorizations;

          (b) Spacelink's right, title and interest in and to all of the tangible personal property owned or leased by Spacelink;

          (c) Spacelink's right, title and interest in and to all contracts, options, leases (whether of realty or personalty), purchase orders, commitments, Franchise Agreements, programming agreements, subscription agreements for cable television and SMATV services, access agreements and other agreements, whether oral or written (all of such contracts, agreements, options, leases or commitments are sometimes referred to herein collectively as the "Contracts");

          (d) Spacelink's right, title and interest in any and all joint venture and limited or general partnership agreements and any shares of capital stock in any entity;

          (e) Spacelink's right, title and interest in and to all subscriber, customer and advertiser lists;

          (f) Spacelink's right, title and interest in and to all Intellectual Property Rights which are used or held for use in connection with the conduct of its business;

          (g) All subscriber, customer and trade accounts receivable due to Spacelink;

          (h) All deposits under utility, pole rental and similar agreements to which Spacelink is or may become entitled; and

          (i) Spacelink's records, files and data, including maps, plans, diagrams, blueprints and schematics, if any.

     2.2 Excluded Assets. Notwithstanding anything contained herein to the contrary, the following properties and assets (the "Excluded Assets") shall be retained by Spacelink and shall not be contributed, assigned, conveyed, transferred or delivered to Intercable:

          (a) 2,859,240 shares of Intercable Common Stock held by Spacelink on the Closing Date, unless the election to transfer such shares to Intercable is made pursuant to Section 2.6 hereof;

          (b) All shares of capital stock in Jones Earth Segment, Inc., a Colorado corporation; and

          (c) A cash reserve sufficient to satisfy the obligations of Spacelink to Dissenting Shareholders, and to pay any expenses that may be incurred in connection with the determination and payment of such obligations (the "Reserve").

     2.3 Assumption of Obligations and Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at Closing Intercable shall assume and agree to pay, discharge and perform when due all known, unknown and contingent liabilities of Spacelink (other than to Dissenting Shareholders) including but not limited to:

          (a) All the obligations and liabilities of Spacelink under the Contracts, including the Franchise Agreements, whether such obligations and liabilities arise with respect to the period prior to, at or after the Closing Date;

          (b) All of Spacelink's obligations for the provision of cable television or other services to its subscribers;

          (c) All obligations and liabilities arising out of or related to the ownership and operation of the Assets; and

          (d) All state and local sales or use taxes (or their equivalent) and transfer taxes or recording fees payable as a consequence of the sale or purchase of the Assets hereunder.

     2.4 Purchase Price. The consideration payable to Spacelink for the Assets shall be 3,900,000 shares of Intercable Class A Common Stock and, if the election provided for in Section 2.6 hereof is made, 2,859,240 shares of Intercable Common Stock. The term "Shares" shall mean 3,900,000 shares of Intercable Class A Common Stock if no such election is made and shall mean 3,900,000 shares of Intercable Class A Common Stock and 2,859,240 shares of Intercable Common Stock if such election is made. Such shares of Intercable Class A Common Stock and Intercable Common Stock shall be registered under the Securities Act in connection with the liquidation and distribution contemplated by Section 5.11(b). Notwithstanding the foregoing, the number of Shares of capital stock of Intercable payable to Spacelink shall be increased or decreased by such number of Shares as is necessary to permit the rounding of fractional shares pursuant to Section 5.11(c).

     2.5  Closing.

          (a) The closing (the "Closing") of the exchange, transfer and delivery of the Shares for the Assets hereunder shall take place at the offices of Intercable, 9697 East Mineral Avenue, Englewood, Colorado 80112, as soon as possible, but in no event later than 10 business days after satisfaction of the conditions set forth in Article 6, or at such other time or place as the Intercable and Spacelink may agree.

          (b) At the Closing, Spacelink shall deliver to Intercable:

             (i) the General Assignment, Bill of Sale and Assumption Agreement substantially in the form of Exhibit A attached hereto, which agreement shall also assign, transfer and deliver to Intercable all of Spacelink's right, title and interest in and to the Assets;

             (ii) the certificate referred to in Section 6.3(c);

             (iii) such deeds, assignments, consents, instruments and agreements as are required herein or as Intercable may reasonably require to effect the transactions contemplated hereby; and

             (iv) such other instruments and agreements as are required herein or as Intercable may reasonably request to effect the transactions contemplated hereby.

          (c) At the Closing, Intercable shall deliver to Spacelink:

             (i) the Shares;

             (ii) the General Assignment, Bill of Sale and Assumption Agreement referred to in Section 2.5(b)(i); and

             (iii) the certificate referred to in Section 6.2(c).

     2.6 Election to Transfer Common Stock. At the election of Jones International, Ltd. given to Intercable and Spacelink in writing at any time at or prior to Closing, Spacelink shall transfer to Intercable, as part of the Assets, the 2,859,240 shares of Intercable Common Stock held by it. If such election is made, Intercable shall cancel all of such shares of Intercable Common Stock received from Spacelink at Closing and, as part of the purchase price payable to Spacelink pursuant to Section 2.4 hereof, issue to Spacelink 2,859,240 shares of newly issued shares of Intercable Common Stock.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF SPACELINK

     Spacelink represents and warrants to Intercable:

     3.1 Corporate Existence and Power. Spacelink is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Spacelink is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Spacelink has heretofore delivered to Intercable true and complete copies of its articles of incorporation and bylaws as currently in effect.

     3.2 Corporate Authorization; Minute Books. (a) The execution, delivery and, subject to approval of the Spacelink Proposals by the shareholders of Spacelink, performance by Spacelink of this Agreement are within Spacelink's corporate powers and have been duly authorized by all necessary corporate action on the part of Spacelink. This Agreement constitutes a valid and binding agreement of Spacelink.

     (b) Spacelink has made available to Intercable true and correct copies of all minutes of meetings and actions by consent of (i) the boards of directors of the Spacelink Group Entities and any committees thereof and (ii) shareholders or partners of the Spacelink Group Entities. All actions taken by Spacelink requiring action by its board of directors or shareholders have been duly authorized or ratified by all necessary corporate action and are evidenced in such minutes and consents.

     (c) The Board of Directors, taking into account the unanimous recommendation of a special committee of the Board of Directors as to the Minority Shareholders, has unanimously (i) determined that the transaction contemplated hereby is fair to, and in the best interest of, Spacelink's shareholders and (ii) resolved to recommend the Spacelink Proposals to the shareholders of Spacelink. Spacelink further represents that Goldman Sachs & Co. has delivered to the Board of Directors its written opinion that the number of shares to be received by the Minority Shareholders of Spacelink pursuant to the transactions contemplated hereby is fair to Spacelink's Minority Shareholders. Spacelink has been advised that all of its directors who are shareholders of Spacelink intend to vote in favor of the Spacelink Proposals.

     3.3 Governmental Authorization. Assuming the accuracy of Intercable's representations and warranties contained in Section 4.3 hereof, the execution, delivery and performance by Spacelink of this Agreement and the consummation of the transaction contemplated hereby, require no action of any Spacelink Group Entity by or in respect of, or filing by any Spacelink Group Entity with, any Governmental Authority organized within the United States of America, England or Spain other than (i) the actions and filings listed on Schedule 3.3 and (ii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.4 Non-Contravention. The execution, delivery and performance by Spacelink of this Agreement and the consummation of the transaction contemplated hereby do not:

          (i) violate (x) the articles of incorporation or by-laws of Spacelink or (y) the articles of incorporation, by-laws, partnership agreement or other organizational document (as applicable) of any other Spacelink Group Entity,

          (ii) assuming compliance with the matters referred to in Section 3.3, the approval by the shareholders of Spacelink of the Spacelink Proposals and the accuracy of Intercable's representations and warranties contained in Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on any Spacelink Group Entity,

          (iii) except as set forth in Schedule 3.4 and assuming compliance with the matters referred to in Section 3.3, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Spacelink Group Entity under, or cause a loss of any benefit to which such Spacelink Group Entity is entitled under, any agreement or other instrument binding upon any Spacelink Group Entity or any Franchise Agreement, license, permit or other similar authorization held by any Spacelink Group Entity, or

          (iv) result in the creation or imposition of any Lien on any asset of any Spacelink Group Entity except, in the case of clauses (ii), (iii), and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.5  Capitalization. (a) At the date hereof:

          (i) Spacelink's authorized capital stock consists of (A) 220,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of which 77,632,700 shares are issued and outstanding (of which 65,976,148 shares are held by the JI Group) and (B) 415,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), all of which are issued and outstanding (all of which are held by Jones International, Ltd.); and

          (ii) there are outstanding options to purchase an aggregate of 2,116,947 shares of Class A Common Stock of Spacelink and Spacelink holds no shares of Class A Common Stock or Class B Common Stock in its treasury.

     (b) Except as set forth in paragraph (a) of this Section 3.5, as of the date hereof there are no outstanding (i) shares of capital stock or other voting securities of Spacelink, (ii) securities of Spacelink convertible into or exchangeable for shares of capital stock or voting securities of Spacelink, or
(iii) except as contemplated by this Agreement, options or other rights to acquire from Spacelink, or other obligation of Spacelink to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Spacelink (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Spacelink Outstanding Securities"). There are no outstanding obligations of any Spacelink Group Entity to repurchase, redeem or otherwise acquire any Outstanding Securities.

     (c) All outstanding shares of capital stock of Spacelink have been, and at or prior to the Closing will be, duly authorized and validly issued, fully paid and non-assessable and have been (or will have been) offered, issued, sold and delivered by Spacelink in compliance with applicable federal and state securities laws.

     (d) To the knowledge of Spacelink, as of the date hereof there are no voting trusts, shareholder agreements or any other agreements or understandings with respect to the voting of any shares of capital stock of Spacelink other than those so created by the articles of incorporation and by-laws of Spacelink and as contemplated hereby.

     3.6 Subsidiaries. (a) All Subsidiaries of Spacelink and their respective jurisdictions of incorporation or organization (as applicable) are identified on
Schedule 3.6. Schedule 3.6 also lists any investments in excess of $5,000,000 as of the date hereof of any Spacelink Group Entity at the date hereof in Persons that are not Subsidiaries of Spacelink. Each Subsidiary of Spacelink is either a corporation, general partnership or a limited partnership.

     (b) Each Subsidiary of Spacelink identified as a corporation on Schedule
3.6 is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of Spacelink identified as a partnership on Schedule 3.6 is a partnership duly organized and validly existing as a partnership under the laws of its jurisdiction of organization. Each such Subsidiary has all corporate or partnership powers, as the case may be, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary of Spacelink is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (c) Except as disclosed in Schedule 3.6 or pursuant to Liens granted to secure obligations under the Loan Agreements, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Spacelink is owned by Spacelink, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such stock or other voting securities or ownership interests, but excluding restrictions in the partnership agreements of the Cable Partnerships) other than limitations and restrictions arising under applicable securities laws and regulations. There are no outstanding (i) securities of any such Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Spacelink Group Entity or (ii) options or other rights to acquire from any such Subsidiary, or other obligation of any such Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Spacelink Group Entity (the items in clauses (i) and (ii) being referred to collectively as the "Spacelink Subsidiary Securities"). There are no outstanding obligations of any Spacelink Group Entity to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     3.7 SEC Documents. (a) Spacelink has delivered to Intercable all reports, statements, schedules and registration statements filed with the SEC by each Spacelink SEC Reporting Entity since May 31, 1991, including (i) the annual reports on Form 10-K of each Spacelink SEC Reporting Entity for the fiscal years ended after May 31, 1991, (ii) the quarterly reports on Form 10-Q of each Spacelink SEC Reporting Entity for the fiscal quarters ended after the end of the most recent fiscal year of such SEC Reporting Entity and (iii) the proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders or partners of each Spacelink SEC Reporting Entity held since May 31, 1991.

     (b) Since May 31, 1991, each Spacelink SEC Reporting Entity has duly filed with the SEC all registration statements, reports and proxy statements required to be filed by it under the Securities Act and the Exchange Act (the "SEC Documents"), and each such registration statement, when it became effective, and each such report or proxy statement, when it was filed, as the case may be, complied in all material respects with the Securities Act or the Exchange Act, as the case may be.

     (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of its filing date, each such report or proxy statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     3.8 Financial Statements. (a) The audited and unaudited interim consolidated financial statements of Spacelink included in the SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Spacelink and its respective consolidated subsidiaries as at the date thereof and the consolidated results of operations, stockholders' equity and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

     (b) The audited and unaudited interim financial statements of each Spacelink SEC Reporting Entity other than Spacelink included in the SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of such SEC Reporting Entity as at the date thereof and the statements of operations, partners' capital (or stockholders' equity) and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

     3.9 No Undisclosed Material Liabilities. There are no liabilities of any Spacelink Group Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

          (b) liabilities disclosed in the Current SEC Filings or in Schedule 3.13; and

          (c) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to be material to the Spacelink Group, taken as a whole.

     3.10 Absence of Certain Changes. Except as disclosed in Schedule 3.10 or the SEC Documents filed with the SEC prior to the date hereof, since the Balance Sheet Date the business of the Spacelink Group Entities has been conducted in the ordinary course consistent with past practices and there has not been:

          (i) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Spacelink, or any repurchase, redemption or other acquisition by any Spacelink Group Entity of any outstanding shares of capital stock or other securities of, or other ownership interest in, Spacelink;

          (iii) any amendment of any term of any outstanding equity security of Spacelink, or any debt security material to the Spacelink Group Entities, taken as a whole, but excluding debt issued pursuant to the Loan Agreements and capitalized leases;

          (iv) prior to the date hereof any incurrence, assumption or guarantee by Spacelink (or any Subsidiary of Spacelink that is not a Cable Partnership) of any indebtedness for borrowed money exceeding $5,000,000 in the aggregate for all Spacelink Group Entities (other than Cable Partnerships);

          (v) prior to the date hereof, any incurrence, assumption or guarantee by any Cable Partnership of any indebtedness for borrowed money (excluding borrowings to refinance outstanding debt) exceeding $25,000,000 in the aggregate for all Cable Partnerships;

          (vi) prior to the date hereof, any making by any Spacelink Group Entity of any loan, advance or capital contribution to or other investment in any Person other than (A) loans, advances or capital contributions to or investments in Intercable Group Entities and in other Spacelink Group Entities or (B) loans, advances, capital contributions to or investments in other Persons that are not JI Group Entities in an aggregate amount not exceeding $2,500,000;

          (vii) any damage, destruction or other casualty loss not covered by insurance affecting the business or assets of any Spacelink Group Entity which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

          (viii) any material change in any method of accounting or accounting practice by any Spacelink Group Entity, except as required by generally accepted accounting principles.

     3.11 Properties. Except as described in Schedule 3.11, each Spacelink Group Entity possesses all assets (whether real or personal, tangible or intangible) and rights necessary to enable it to carry on its business in all material respects as currently conducted.

     3.12 Franchises. (a) Schedule 3.12 lists all Systems of the Spacelink Group Entities as of the date hereof and specifies for each such System (i) the name of the Spacelink Group entity that owns or operates such System, (ii) the material Franchise Agreements (other than FCC Licenses) relating to such System, true and complete copies of which have been previously delivered to Intercable,
(iii) the approximate date on which each such Franchise Agreement expires, (iv) the approximate number of Subscribers serviced by such System on February 28, 1994 and (v) the approximate number of homes passed by such System on February 28, 1994.

     (b) The Spacelink Group Entities have all material Franchise Agreements required to operate the Systems. All such Franchise Agreements held by a Spacelink Group Entity were lawfully transferred or granted to such Spacelink Group Entity pursuant to the rules and regulations of the relevant Governmental Authorities. The Franchise Agreements (other than FCC Licenses) authorize the Spacelink Group Entity indicated on Schedule 3.12 to operate a System (or portion thereof) until the respective approximate expiration dates listed on
Schedule 3.12. Except as described in Schedule 3.12 or otherwise disclosed in writing to Intercable, the Spacelink Group Entities are in compliance in all material respects with all material terms and conditions of all material Franchise Agreements relating to the Systems (taken as a whole), and no event has occurred or exists which permits, or, after the giving of notice or the lapse of time or both would permit, the revocation or termination of any Franchise Agreement, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c) Schedule 3.12 lists each Franchise Agreement for which a Spacelink Group Entity has received notice from, or has been advised by, the relevant Governmental Authority that such Governmental Authority is taking, or threatening to take, action to terminate or otherwise revoke such Franchise Agreement.

     (d) Schedule 3.12 contains a complete list and brief description of all FCC Licenses granted to each Spacelink Group Entity and in effect as of the date hereof, and all applications by a Spacelink Group Entity for an FCC License now pending, other than the following types of licenses: (i) business and other two-way radio licenses that are used in connection with the operation of the businesses conducted by the Spacelink Group and are not held for resale or to provide services to third parties and (ii) microwave licenses and earth station registrations which authorize the reception or transmission of signals in connection with the operation of the Systems.

     3.13 Litigation. (a) Except as listed and described in Schedule 3.13 there are no claims, actions, suits, proceedings or, to the knowledge of Spacelink, investigations pending by or against any Spacelink Group Entity or any of their respective businesses, properties, assets or any of the capital stock of any Spacelink Group Entity at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Spacelink, no such claim, action, suit, proceeding or investigation is threatened.

     (b) Except as described in Schedule 3.13, as of the date hereof there is no claim, action, suit, proceeding or, to the knowledge of Spacelink, investigation pending (or to the knowledge of Spacelink threatened) against, or affecting, any Spacelink Group Entity or any of their respective properties before or by any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of this Agreement or the Jones Intercable Transaction.

     3.14 Material Contracts. (a) Except as disclosed in Schedule 3.14 or in any SEC Document filed with the SEC between December 31, 1992 and the date hereof (including documents incorporated by reference therein), as of the date hereof none of the Spacelink Group Entities is a party to or bound by:

          (i) any partnership, joint venture or other similar agreement or arrangement material to the Spacelink Group Entities, taken as a whole;

          (ii) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), except for agreements relating to the acquisition or disposition of cable television systems for a purchase price less than $5,000,000 in any one case or $25,000,000 in the aggregate;

          (iii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except for the Loan Agreements and any other agreements with an aggregate outstanding principal amount not exceeding $10,000,000;

          (iv) any agreement that limits the freedom of any Spacelink Group Entity to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Spacelink Group Entity after the Closing Date other than (A) reasonable and customary agreements not to compete in the cable television, SMATV or similar business for a period of not greater than five years entered into in connection with the sale or other disposition of such businesses and (B) provisions in Franchise Agreements that restrict Spacelink Group Entities from providing services to customers in the franchise area; or

          (v) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Spacelink Group, taken as a whole and that has not been disclosed in a Schedule to this Agreement.

     (b) Each agreement, commitment, arrangement or plan required to be disclosed in Schedule 3.12 or 3.14 to this Agreement (i) is a valid and binding agreement in all material respects of the relevant Spacelink Group Entity and, to the knowledge of Spacelink, the other parties thereto and (ii) is in full force and effect. Except as described in Schedule 3.14, neither the relevant Spacelink Group Entity nor, to the knowledge of

Spacelink, any other party thereto is in default or breach in any respect under the terms of any such agreement, commitment, arrangement or plan required to be disclosed in Schedule 3.14, other than defaults or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.15 Insurance Coverage. Spacelink has furnished to Intercable a list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Spacelink Group Entities. There is no material claim by any Spacelink Group Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid timely and the Spacelink Group Entities have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Spacelink Group Entities.

     3.16 Compliance with Laws and Court Orders; No Defaults. (a) None of the Spacelink Group Entities is in violation of, and has since May 31, 1991, violated, any applicable law, rule, regulation, judgment, injunction, order or decree except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) Except as disclosed pursuant to Section 3.12, none of the Spacelink Group Entities is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon any Spacelink Group Entity or any license, franchise, permit or similar authorization held by any Spacelink Group Entity, which defaults or potential defaults would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     3.17 Environmental Matters. (a) Except as disclosed on Schedule 3.17, there are no Environmental Liabilities which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) Except as disclosed in Schedule 3.17, there has been no Phase I or Phase II environmental site audit or assessment conducted of which Spacelink has knowledge in relation to the current or prior business of any Spacelink Group Entity or any property or facility now or previously owned or leased by any Spacelink Group Entity which has not been delivered to Intercable at least five days prior to the date hereof.

     (c) None of the Spacelink Group Entities owns or leases or has owned or leased any property, or conducts or has conducted any operations, in Connecticut or New Jersey.

     (d) For purposes of this Section 3.17, "Environmental Liabilities" means any and all liabilities of or relating to any Spacelink Group Entity, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and
(ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

     3.18 Intellectual Property. Each Spacelink Group Entity owns or possesses adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by it. Except as disclosed in
Schedule 3.18, Spacelink has no knowledge of any infringement by any Spacelink Group Entity of, or conflict by any Spacelink Group Entity with, any Intellectual Property Rights of others which is likely to be sustained and, if such infringement or conflict were sustained, would reasonably be expected to have a Material Adverse Effect.

     3.19 Taxes. Except as set forth in the Balance Sheet, Schedule 3.19 hereto, or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (a) the Spacelink Group Entities have filed, been included in or sent, and will, prior to the Closing Date, file, be included in or send all material returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them prior to the Closing Date relating to any Taxes with respect to any income, properties or operations of any and all of the Spacelink Group Entities prior to the Closing Date (collectively, the "Spacelink Returns"); (b) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Spacelink Group Entities and any other information required to be shown therein; (c) the Spacelink Group Entities have timely paid or made provision for all Taxes that have been shown as due and payable on the Returns that have been filed; (d) the Spacelink Group Entities have made or will make provisions for all Taxes payable for any periods that end on or before the Closing Date for which no Returns have yet been filed and for any periods that begin before the Closing Date and end after the Closing Date to the extent such Taxes are attributable to the portions of any such period ending at the Closing Date; (e) the charges, accruals and reserves for taxes reflected on the books of the Spacelink Group Entities are adequate to cover the Tax liabilities that have accrued or are payable by the Spacelink Group Entities; (f) none of the Spacelink Group Entities is delinquent in the payment of any material Taxes; (g) no deficiency for any material Taxes has been proposed, asserted or assessed in writing against any of the Spacelink Group Entities (or any member of any affiliated or combined group of which any of the Spacelink Group Entities is or has been a member for which any of the Spacelink Group Entities could be liable); and (h) none of the Spacelink Group Entities is or has been a party to any tax sharing agreement with any corporation which, as of the Closing Date, is not a member of the affiliated group of which Spacelink is a member.

     3.20  Transactions with Affiliates. (a) Except as disclosed on Schedule
3.20 or in the SEC Documents filed with the SEC prior to the date hereof, no Spacelink Group Entity is, or since May 31, 1991, has been, a party to a material agreement or transaction with any of its Affiliates (other than Intercable Group Entities and other Spacelink Group Entities).

     (b) Except as disclosed on Schedule 3.20 or pursuant to transactions disclosed in the Current SEC Filings:

          (i) no officer or director of any Spacelink Group Entity (other than the Cable Partnerships) is employed by, or renders or supplies services to, any JI Group Entity (A) for which the JI Group Entities since May 31, 1992 paid, or are reasonably expected to pay, more than $20,000 per year or (B) on terms which do not require such JI Group Entity to pay fair market value for such services, and

          (ii) no officer or director of any JI Group Entity is employed by, or renders or supplies services to, any Spacelink Group Entity (other than the Cable Partnerships) (A) for which the Spacelink Group Entities since May 31, 1992 paid, or are reasonably expected to pay, more than $20,000 per year or (B) on terms which do not require such Spacelink Group Entity to pay fair market value for such services.

     (c) Schedule 3.20 lists all property or assets (whether real or personal, tangible or intangible) that are owned, leased or licensed by a JI Group Entity and are necessary for use in connection with the businesses conducted by any of the Spacelink Group Entities.

     (d) Except as set forth in Schedule 3.20 or in the SEC Documents filed with the SEC prior to the date hereof, to the knowledge of Spacelink, none of the officers or directors of any Spacelink Group Entity, or their relatives, owns directly or indirectly, individually or collectively, a material interest in any Person which is a material customer or supplier of (or has any existing contractual relationship with) any Spacelink Group Entity or owns any property used in the business of any Spacelink Group Entity.

     3.21 Directors and Officers. Schedule 3.21 identifies all directors and officers of Spacelink at the date hereof. None of such officers has indicated to an officer of Spacelink that he or she intends to resign or retire within one year after the Closing Date as a result of the consummation of this Agreement or the Jones Intercable Transaction or the exercise of the Control Option.

     3.22 Employee Benefit Plans. (a) Schedule 3.22(a) identifies each Employee Plan. Spacelink has furnished to Intercable copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof.

     (b) No Employee Plan is a Multiemployer Plan, Title IV Plan or "defined benefit plan" as defined in Section 3(35) of ERISA.

     (c) No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, has occurred with respect to any Employee Plan or any other employee benefit plan or arrangement maintained by Spacelink Group Entity or any of their respective ERISA Affiliates which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption and excluding transactions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Spacelink Group Entity nor any of their respective ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

     (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt during the period from creation to date. Spacelink has provided Intercable with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Except as described on Schedule 3.22(a), each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

     (e) Schedule 3.22(e) identifies each material Benefit Arrangement. Spacelink has furnished to Intercable copies or descriptions of each such Benefit Arrangement. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (f) The Expected Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of active, retired and former employees of the Spacelink Group Entities does not in the aggregate exceed $1,000,000 and, except as set forth on Schedule 3.22(f), no condition exists that would prevent the Spacelink Group Entities from amending or terminating any plan providing health, medical or life insurance benefits in respect of any such active, retired or former employee.

     (g) Except as set forth in Schedule 3.22(g), there is no contract, agreement, plan or arrangement covering any employee or former employee of any Spacelink Group Entity that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

     (h) Except as set forth on Schedule 3.22(h), no current or former director, officer or employee of any Spacelink Group Entity will become entitled to any bonus, retirement, severance, job security or similar benefit from the Spacelink Group Entities, or any enhancement of any such benefit, solely as a result of the consummation of this Agreement or the Jones Intercable Transaction. Without limiting the generality of the foregoing, the consummation of the transaction contemplated hereby will not constitute a "Change of Control" for purposes of the Jones Spacelink, Ltd. 1992 Stock Option Plan.

     (i) For purposes of this Section 3.22, the following terms have the following meanings:

          "Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any other contract, plan, policy or arrangement whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by any of the Spacelink Group Entities or their respective Affiliates and (iii) covers any employee or former employee of any Spacelink Group Entity.

          "Employee Plan" means any "employee benefit plan", as defined in
     Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by any of the Spacelink Group Entities or their respective Affiliates and (iii) covers any employee or former employee of any Spacelink Group Entity.

     3.23 Finders' Fees. Except as disclosed in Schedule 3.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Spacelink Group Entity who might be entitled to any fee or commission from any Intercable Group Entity in connection with the transactions contemplated by this Agreement.

     3.24 Representations. The representations and warranties of Spacelink contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

     3.25 Disclosure Documents. (a) The information supplied or to be supplied by Spacelink specifically for use in the joint registration statement/proxy statement to be filed by Intercable and Spacelink with the SEC pursuant to
Section 5.1 with respect to the meetings to be held to approve the transactions contemplated hereby (the "Statement") will not contain, at the time the Statement becomes effective, at the time the Statement, or any amendment or supplement thereto, is first mailed to shareholders of Spacelink and Intercable and at the time such shareholders vote on the matters covered thereby, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Each document required to be filed by Spacelink with the SEC in connection with this Agreement, including, without limitation, the Statement, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) The representations and warranties contained in subsection (a) above shall not apply to statements or omissions included in the Statement based on information furnished to Spacelink by or on behalf of Intercable specifically for use therein.

     (c) Each of Spacelink's financial statements (including, in each case, any notes thereto) contained in the Statement will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and will fairly present, in all material respects, the consolidated financial position, results of operations and changes in financial position of the Spacelink Group Entities as at the dates thereof and for the periods indicated therein.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF INTERCABLE

     Intercable hereby represents and warrants to Spacelink that:

     4.1 Corporate Existence and Power. Intercable is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Intercable is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Intercable has heretofore delivered to Spacelink true and complete copies of its articles of incorporation and bylaws as currently in effect.

     4.2 Corporate Authorization; Minute Books. (a) The execution, delivery and, subject to approval of the Intercable Proposals by the shareholders of Intercable, performance by Intercable of this Agreement is within its corporate powers and has been duly authorized by all necessary corporate action on the part of Intercable. This Agreement constitutes a valid and binding agreement of Intercable.

     (b) Intercable has made available to Spacelink true and correct copies of all minutes of meetings and action by consent of (i) the board of directors of Intercable Group Entities, and any committees thereof and (ii) shareholders or partners of Intercable Group Entities. All actions taken by Intercable requiring action by its board of directors or shareholders have been duly authorized or ratified by all necessary corporate action, and are evidenced in such minutes and consents.

     (c) The Intercable Board of Directors, acting in accordance with the unanimous recommendation of a special committee of the board of directors, has unanimously (i) determined that the transaction contemplated hereby is fair to, and in the best interest of, Intercable and (ii) resolved to recommend the Intercable Proposals to the shareholders of Intercable. Intercable further represents that Salomon Brothers Inc and Dillon, Reed & Co. Inc. have delivered to the Board of Directors their written opinion that the number of shares to be issued by Intercable to Spacelink pursuant to the transaction contemplated hereby is fair to Intercable from a financial point of view. Intercable has been advised that all of its directors who are shareholders of Intercable intend to vote in favor of the Intercable Proposals.

     4.3 Governmental Authorization. Assuming the accuracy of Spacelink's representations and warranties contained in Section 3.3 hereof, the execution, delivery and performance by Intercable of this Agreement and the consummation of the transaction contemplated hereby require no action of any Intercable Group Entity by or in respect of, or filing by any Intercable Group Entity with, any Governmental Authority, organized within the United States of America, England or Spain other than (i) the actions and filings listed on Schedule 4.3 and (ii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

     4.4 Non-Contravention. The execution, delivery and performance by Intercable of this Agreement and the consummation of the transaction contemplated hereby do not:

          (i) violate (x) the articles of incorporation or by-laws of Intercable, or (y) the articles of incorporation or by-laws, partnership agreement or other organizational document (as applicable) of any other Intercable Group Entity,

          (ii) assuming compliance with the matters referred to in Section 4.3 and the accuracy of Spacelink's representations and warranties contained in
     Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, binding on any Intercable Group Entity,

          (iii) except as set forth in Schedule 4.4 and assuming compliance with the matters referred to in Section 4.3 hereof, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Intercable Group Entity or cause a loss of any benefit to which such Intercable Group Entity is entitled under, any agreement or other instrument binding upon such Intercable Group Entity or any Franchise Agreement, license, permit or other similar authorization held by any Intercable Group Entity, or

          (iv) result in the creation or imposition of any Lien on any asset of any Intercable Group Entity.

except, in the case of clauses (ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.5  Capitalization. (a) At the date hereof:

          (i) Intercable's authorized capital stock consists of (A) 5,550,000 shares of Intercable Common Stock, of which 5,498,539 shares are issued and 4,913,021 shares are outstanding and (B) 30,000,000 shares of Intercable Class A Common Stock, of which 16,062,502 shares are issued and 14,817,088 shares are outstanding,

          (ii) there is outstanding $19,468,000 principal amount of 7.5% Convertible Debentures due June 1, 2007 of Intercable, which are convertible into 1,289,272 shares of Intercable Class A Common Stock,

          (iii) Intercable holds (a) 585,518 shares of Intercable Common Stock, and (b) 1,245,414 shares of Intercable Class A Common Stock in its treasury, and

          (iv) there are outstanding stock options to purchase an aggregate of 200,000 shares of Intercable Common Stock and 798,665 shares of Intercable Class A Common Stock, and Schedule 4.5 hereto lists the grantees of such options, together with the date of grant and the exercise price.

     (b) Except as set forth in paragraph (a) of this Section 4.5, there are not outstanding as of the date hereof (i) shares of stock or other voting securities of Intercable, (ii) securities of Intercable convertible into or exchangeable for shares of stock or voting securities of Intercable or (iii) except as contemplated by the Jones Intercable Transaction, options or other rights to acquire from Intercable, or other obligation of Intercable to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Intercable (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Intercable Outstanding Securities"). There are no outstanding obligations of Intercable to repurchase, redeem or otherwise acquire any Intercable Outstanding Securities, except in accordance with the terms thereof.

     (c) All outstanding shares of stock of Intercable have been and, at or prior to the Closing, will be, duly authorized and validly issued, fully paid and non-assessable and have been (or will have been) offered, issued, sold and delivered by Intercable in compliance with applicable federal and state securities laws.

     (d) To Intercable's knowledge, there are no voting trusts, shareholder agreements or any other agreements or understandings with respect to the voting of any Intercable Common Stock or Intercable Class A Common Stock other than those created by the articles of incorporation and by-laws of Intercable and as contemplated by the Jones Intercable Transaction.

     4.6 Subsidiaries. (a) All Subsidiaries of Intercable and their respective jurisdictions of incorporation or organization (as applicable) are identified on
Schedule 4.6. Schedule 4.6 also lists any investments in excess of $5,000,000 at the date hereof of any Intercable Group Entity in Persons that are not Subsidiaries of Intercable. Each Subsidiary of Intercable is either a corporation, a general partnership or a limited partnership.

     (b) Each Subsidiary of Intercable identified as a corporation on Schedule
4.6 is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of Intercable identified as a partnership on Schedule 4.6 is a partnership duly organized and validly existing as a partnership under the laws of its jurisdiction of organization. Each such Subsidiary has all corporate or partnership powers, as the case may be, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Each Subsidiary of Intercable is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (c) Except as disclosed in Schedule 4.6 or pursuant to Liens granted to secure obligations under the Loan Agreements, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Intercable is owned by Intercable, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, but excluding restrictions in the partnership agreements of the Cable Partnerships), other than limitations and restrictions arising under applicable securities laws and regulations. There are no outstanding (i) securities of any Subsidiary of Intercable convertible into or exchangeable for shares of stock or other voting securities or ownership interests in any Intercable Group Entity or (ii) options or other rights to acquire from any Subsidiary of Intercable, or other obligation of any such Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Intercable Group Entity (the items in clauses (i) and (ii) being referred to collectively as the "Intercable Subsidiary Securities"). There are no outstanding obligations of any Subsidiary of Intercable to repurchase, redeem or otherwise acquire any outstanding Intercable Subsidiary Securities.

     4.7 SEC Documents. (a) Intercable has delivered to Spacelink all reports, statements, schedules and registration statements filed with the SEC by each Intercable SEC Reporting Entity since May 31, 1991, including (i) the annual reports on Form 10-K of each Intercable SEC Reporting Entity for the fiscal years ended after May 31, 1991, (ii) the quarterly reports on Form 10-Q of each Intercable SEC Reporting Entity for the fiscal quarters ended after the end of the most recent fiscal year of such Intercable SEC Reporting Entity and (iii) the proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders or partners of each Intercable SEC Reporting Entity held since May 31, 1991.

     (b) Since May 31, 1991, each Intercable SEC Reporting Entity has duly filed with the SEC all registration statements, reports and proxy statements required to be filed by it under the Securities Act and the Exchange Act (the "Intercable SEC Documents"), and each such registration statement, when it became effective, and each such report or proxy statement, when it was filed, as the case may be, complied in all material respects with the Securities Act or the Exchange Act, as the case may be.

     (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading. As of its filing date, each such report or proxy statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     4.8 Financial Statements. (a) The audited and unaudited interim consolidated financial statements of Intercable included in the Intercable SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Intercable and its respective consolidated subsidiaries as at the date thereof and the consolidated results of operations, stockholders' equity and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

     (b) The audited and unaudited interim financial statements of each Intercable SEC Reporting Entity other than Intercable included in the Intercable SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto) the financial position of such Intercable SEC Reporting Entity as at the date thereof and the statements of operations, partners' capital (or stockholders' equity) and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

     4.9 No Undisclosed Material Liabilities. There are no liabilities of any Intercable Group Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in such a liability, other than:

          (a) liabilities provided for in the Intercable Balance Sheet or disclosed in the notes thereto;

          (b) liabilities disclosed in the Current Intercable SEC Filings or in
     Schedule 4.13; and

          (c) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to be material to the Intercable Group, taken as a whole.

     4.10 Absence of Certain Changes. Except as disclosed in Schedule 4.10 or the Intercable SEC Documents filed with the SEC prior to the date hereof, since the Intercable Balance Sheet Date the business of the Intercable Group Entities has been conducted in the ordinary course consistent with past practices and there has not been:

          (i) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Intercable, or any repurchase, redemption or other acquisition by any Intercable Group Entity of any outstanding shares of capital stock or other securities of, or other ownership interest in, Intercable;

          (iii) any amendment of any term of any outstanding equity security of Intercable, or any debt security material to the Intercable Group Entities, taken as a whole, but excluding debt issued pursuant to the Intercable Loan Agreements and capitalized leases;

          (iv) prior to the date hereof, any incurrence, assumption or guarantee by Intercable (or any Subsidiary of Intercable that is not a Cable Partnership of Intercable) of any indebtedness for borrowed money exceeding $10,000,000 in the aggregate for all Intercable Group Entities (other than the Cable Partnerships of Intercable);

          (v) prior to the date hereof, any incurrence, assumption or guarantee by any Cable Partnership of Intercable of any indebtedness for borrowed money (excluding borrowings to refinance outstanding debt) exceeding $50,000,000 in the aggregate for all Cable Partnerships of Intercable;

          (vi) prior to the date hereof, any making by any Intercable Group Entity of any loan, advance or capital contributions to or other investment in any Person other than (A) loans, advances or capital contributions to or investments in other Intercable Group Entities or (B) loans, advances, capital contributions to or investments in other Persons that are not JI Group Entities in an aggregate amount not exceeding $5,000,000;

          (vii) any damage, destruction or other casualty loss not covered by insurance affecting the business or assets of any Intercable Group Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

          (viii) any material change in any method of accounting or accounting practice by any Intercable Group Entity except as required by generally accepted accounting principles.

     4.11 Properties. Except as described in Schedule 4.11, each Intercable Group Entity possesses all assets (whether real or personal, tangible or intangible) and rights necessary to enable it to carry on its business as currently conducted.

     4.12 Franchises. (a) Schedule 4.12 lists all Systems of the Intercable Group Entities as of the date hereof and specifies for each such System (i) the name of the Intercable Group Entity that owns or operates such System, (ii) the material Franchise Agreements (other than FCC Licenses) relating to such System,
(iii) the approximate date on which each such Franchise Agreement expires, (iv) the approximate number of Subscribers serviced by such System on February 28, 1994, and (v) the approximate number of homes passed by such System on February 28, 1994.

     (b) The Intercable Group Entities have all material Franchise Agreements required to operate the Systems. All such Franchise Agreements held by an Intercable Group Entity were lawfully transferred or granted to such Intercable Group Entity pursuant to the rules and regulations of the relevant Governmental Authorities. The Franchise Agreements (other than the FCC Licenses) authorize the Intercable Group Entity indicated on Schedule 4.12 to operate a System (or portion thereof) until the respective approximate expiration dates listed on
Schedule 4.12. Except as described in Schedule 4.12 or otherwise disclosed in writing to Spacelink, the Intercable Group Entities are in compliance in all material respects with all material terms and conditions of all material Franchise Agreements relating to the Systems (taken as a whole), and no event has occurred or exists which permits, or, after the giving of notice or the lapse of time or both would permit, the revocation or termination of any Franchise Agreement, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c) Schedule 4.12 lists each Franchise Agreement for which an Intercable Group Entity has received notice from, or has been advised by, the relevant Governmental Authority that such Governmental Authority is taking, or threatening to take, action to terminate or otherwise revoke such Franchise Agreement.

     (d) Schedule 4.12 contains a complete list and brief description of all FCC Licenses granted to each Intercable Group Entity and in effect as of the date hereof, and all applications by an Intercable Group Entity for an FCC License now pending, other than the following types of licenses: (i) business and other two-way radio licenses that are used in connection with the operation of the businesses conducted by the Intercable Group and are not held for resale or to provide services to third parties and (ii) microwave licenses and earth station registrations which authorize the reception or transmission of signals in connection with the operation of the Systems.

     4.13 Litigation. (a) Except as listed and described in Schedule 4.13 or the Current Intercable SEC Filings, there are no claims, actions, suits, proceedings or, to the knowledge of Intercable, investigations pending by or against any Intercable Group Entity or any of their respective businesses, properties, assets or any of the capital stock of any Intercable Group Entity at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Intercable, no such claim, action, suit, proceeding or investigation is threatened.

     (b) Except as described in Schedule 4.13, as of the date hereof there is no claim, action, suit, proceeding or, to the knowledge of Intercable, investigation pending (or, to the knowledge of Intercable, threatened) against, or affecting, any Intercable Group Entity or any of their respective properties before or by any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of this Agreement, or the Jones Intercable Transaction.

     4.14 Material Contracts. (a) Except as contemplated by the Jones Intercable Transaction or as disclosed in Schedule 4.14 or in any Intercable SEC Document filed with the SEC between December 31, 1992 and the date hereof (including documents incorporated by reference therein), as of the date hereof none of the Intercable Group Entities is a party to or bound by:

          (i) any partnership, joint venture or other similar agreement or arrangement material to the Intercable Group Entities, taken as a whole;

          (ii) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), except for agreements relating to the acquisition or disposition of cable television systems for a purchase price less than $5,000,000 in any one case or $25,000,000 in the aggregate;

          (iii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except for the Intercable Loan Agreements and any other agreements with an aggregate outstanding principal amount not exceeding $10,000,000;

          (iv) any agreement that limits the freedom of any Intercable Group Entity to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Intercable Group Entity after the Closing Date other than (A) reasonable and customary agreements not to compete in the cable television, SMATV or similar business for a period of not greater than five years entered into in connection with the sale or other disposition of such businesses and (B) the provisions of Franchise Agreements that restrict Intercable Group Entities from providing certain services to customers in the franchise area; or

          (v) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Intercable Group, taken as a whole and that has not been disclosed in a Schedules to this Agreement.

     (b) Each agreement, commitment, arrangement or plan required to be disclosed in Schedule 4.12 or 4.14 to this Agreement (i) is a valid and binding agreement in all material respects of the relevant Intercable Group Entity and, to the knowledge of Intercable, the other parties thereto and (ii) is in full force and effect. Except as disclosed in Schedule 4.14, neither the relevant Intercable Group Entity nor, to the knowledge of Intercable, any other party thereto is in default or breach in any respect under the terms of any such agreement, commitment, arrangement or plan required to be disclosed on Schedule 4.14, other than defaults or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.15 Insurance Coverage. Intercable has furnished to Spacelink a list of all of its insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers and directors of the Intercable Group Entities. There is no material claim by any Intercable Group Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid timely and the Intercable Group Entities have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Intercable Group Entities.

     4.16 Compliance with Laws and Court Orders; No Defaults. (a) None of the Intercable Group Entities is in violation of, and has since May 31, 1991, violated, any applicable law, rule, regulation, judgment, injunction, order or decree except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) Except as disclosed pursuant to Section 4.12, none of the Intercable Group Entities is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon any Intercable Group Entity or any license, franchise, permit or similar authorization held by any Intercable Group Entity, which defaults or potential defaults would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     4.17 Environmental Matters. (a) Except as disclosed on Schedule 4.17, there are no Environmental Liabilities which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

     (b) Except as disclosed on Schedule 4.17, there has been no Phase I or Phase II environmental site audit or assessment conducted of which Intercable has knowledge in relation to the current or prior business of any Intercable Group Entity or any property or facility now or previously owned or leased by any Intercable Group Entity which has not been delivered to Spacelink at least five days prior to the date hereof;

     (c) Except as disclosed in Schedule 4.17, none of the Intercable Group Entities owns or leases or and has owned or leased any property, or conducts or has conducted any operations, in Connecticut or New Jersey.

     (d) For purposes of this Section 4.17, "Environmental Liabilities" means any and all liabilities of or relating to any Intercable Group Entity, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and
(ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

     4.18 Intellectual Property. Each Intercable Group Entity owns or possesses adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by it. Except as disclosed in
Schedule 4.18, Intercable has no knowledge of any infringement by any Intercable Group Entity of, or conflict by any Intercable Group Entity with, any Intellectual Property Rights of others which is likely to be sustained and, if such infringement or conflict were sustained, would reasonably be expected to have a Material Adverse Effect.

     4.19 Taxes. Except as set forth in the Intercable Balance Sheet, Schedule 4.19, or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Intercable Group Entities have filed, been included in or sent, and will, prior to the Closing Date, file, be included in or send all returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them prior to the Closing Date relating to any Taxes with respect to any income, properties or operations of Intercable or any of its Subsidiaries prior to the Closing Date (collectively, the "Intercable Returns"), (b) as of the time of filing, the Intercable Returns correctly reflected (and, as to any Intercable Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Intercable Group Entities and any other information required to be shown therein, (c) the Intercable Group Entities have timely paid or made provision for all Taxes that have been shown as due and payable on the Intercable Returns that have been filed, (d) the Intercable Group Entities have made or will make provision for all Taxes payable for any periods that end on or before the Closing Date for which no Intercable Returns have yet been filed and for any periods that begin before the Closing Date and end after the Closing Date to the extent such Taxes are attributable to the portion of any such period ending at the Closing Date, (e) the charges, accruals and reserve for taxes reflected on the books of the Intercable Group Entities are adequate to cover Tax liabilities that have accrued or are payable by the Intercable Group Entities, (f) no Intercable Group Entity is delinquent in the payment of any material Taxes, (g) no deficiency for any material Taxes has been proposed, asserted or assessed in writing against any Intercable Group Entity (or any member of any affiliated or combined group of which any of the Intercable Group Entities is or has been a member for which any of the Intercable Group Entities could be liable), and (h) no Intercable Group Entity is or has been a party to any tax sharing agreement with any corporation which, as of the Closing Date, is not a member of the affiliated group of which Intercable is a member.

     4.20  Transactions with Affiliates. (a) Except as disclosed on Schedule
4.20 or in the Intercable SEC Documents filed with the SEC prior to the date hereof, no Intercable Group Entity is, or since May 31, 1991 has been, a party to a material agreement or transaction with any of their Affiliates (other than Spacelink Group Entities and other Intercable Group Entities).

     (b) Except as disclosed on Schedule 4.20 or pursuant to transactions disclosed in the Current Intercable SEC Filings:

          (i) no officer or director of any Intercable Group Entity (other than Cable Partnerships) is employed by, or renders or supplies services to, any JI Group Entity (A) for which the JI Group Entities since May 31, 1992 paid, or are reasonably expected to pay, more than $20,000 per year or (B) on terms which do not require such JI Group Entity to pay fair market value for such services, and

          (ii) no officer or director of any JI Group Entity is employed by, or renders or supplies services to, any Intercable Group Entity (A) for which the Intercable Group Entities since May 31, 1992 paid, or are reasonably expected to pay, more than $20,000 per year or (B) on terms which do not require such Intercable Group Entity to pay fair market value for such services.

     (c) Schedule 4.20 lists all property or assets (whether real or personal, tangible or intangible) that are owned, leased or licensed by a JI Group Entity and are necessary for use in connection with the businesses conducted by any of the Intercable Group Entities.

     (d) Except as set forth in Schedule 4.20 or in the SEC Documents filed with the SEC prior to the date hereof to the knowledge of Intercable, none of the officers or directors of any Intercable Group Entity, or their relatives, owns directly or indirectly, individually or collectively, a material interest in any Person which is a material customer or supplier of (or has any existing contractual relationship with) any Intercable Group Entity or owns any property used in the business of any Intercable Group Entity.

     4.21 Employees. Schedule 4.21 identifies all directors and officers of Intercable at the date hereof. None of such directors or officers has indicated to an officer of Intercable that he or she intends to resign or retire within one year after the Closing Date as a result of the consummation of this Agreement or the Jones Intercable Transaction.

     4.22 Employee Benefit Plans. (a) Schedule 4.22 identifies each Intercable Employee Plan. Intercable has furnished to Spacelink copies of the Intercable Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof.

     (b) No Intercable Employee Plan is a Multiemployer Plan, Title IV Plan or "defined benefit plan" as defined in Section 3(35) of ERISA.

     (c) No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, has occurred with respect to any Intercable Employee Plan or any other employee benefit plan or arrangement maintained by Intercable or any of its ERISA Affiliates which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption and excluding transactions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Intercable and its ERISA Affiliates have not incurred, or reasonably expect to incur prior to the Closing Date, any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

     (d) Each Intercable Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date and each trust created under any such Intercable Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt during the period from creation to date. Intercable has provided Spacelink with the most recent determination letter of the Internal Revenue Service relating to each such Intercable Employee Plan. Except as described in Schedule 4.22(a), each Intercable Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

     (e) Schedule 4.22(e) identifies each material Intercable Benefit Arrangement. Intercable has furnished to Spacelink copies or descriptions of each such Intercable Benefit Arrangement. Each such Intercable Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (f) The Expected Postretirement Benefit Obligation in respect of active, retired and former employees of the Intercable Group Entities does not in the aggregate exceed $1,000,000 and except as set forth in Schedule 4.22(f), no condition exists that would prevent the Intercable Group Entities from amending or terminating any plan providing health, medical or life insurance benefits in respect of any such active, retired or former employee.

     (g) Except as set forth in Schedule 4.22(g), there is no contract, agreement, plan or arrangement covering any employee or former employee of any Intercable Group Entity that, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (h) Except as set forth on Schedule 4.20(h), and except for bonuses not to exceed $1,000,000 in the aggregate, no current or former director, officer or employee of any Intercable Group Entity will become entitled to any bonus, retirement, severance, job security or similar benefit from the Intercable Group Entities, or any enhancement of any such Benefit, solely as a result of the consummation of this Agreement or the Jones Intercable Transaction. Without limiting the generality of the foregoing, neither the consummation of the transaction contemplated hereby or by the Jones Intercable Transaction, will constitute a "Change of Control" for purposes of the Jones Intercable, Inc. 1992 Stock Option Plan or otherwise result in the acceleration of vesting of stock options under any stock option plan of Intercable.

     (i) For purposes of this Section 4.22, the following terms have the following meanings:

          "Intercable Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any other contract, plan, policy or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Intercable Employee Plan, (ii) is entered into or maintained, as the case may be, by any of the Intercable Group Entities or their respective Affiliates and (iii) covers any employee or former employee of any Intercable Group Entity.

          "Intercable Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by any of the Intercable Group Entities or their respective Affiliates and (iii) covers any employee or former employee of any Intercable Group Entity.

     4.23 Finders' Fees. Except as disclosed in Schedule 4.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Intercable Group Entity who might be entitled to any fee or commission from any Spacelink Group Entity in connection with the transactions contemplated by this Agreement.

     4.24 Representations. The representations and warranties of Intercable contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

     4.25 Disclosure Documents. (a) The information supplied or to be supplied by Intercable specifically for use in the Statement shall not contain, at the time the Statement becomes effective, and at the time the Statement is first mailed to the shareholders of Intercable and Spacelink and at the time such shareholders vote on the approval of the matters covered thereby, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Each document required to be filed by Intercable and Spacelink with the SEC in connection with this Agreement, including, without limitation, the Statement, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) The representations and warranties contained in subsection (a) above shall not apply to statements or omissions included in the Statement based upon information furnished to Intercable by or on behalf of Spacelink specifically for use therein.

     (c) Each of the Intercable's financial statements (including, in each case, any notes thereto) contained in the Statement will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and will fairly present, in all material respects, the consolidated financial position, results of operations and changes in financial position of Intercable and its Subsidiaries as at the dates thereof and for the periods indicated therein.

                                   ARTICLE 5

                                   COVENANTS

     5.1 Shareholder Meetings; Proxy Materials. (a) Intercable shall cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable for the purpose of voting on a proposal (the "Intercable Proposal") to approve the acquisition by Intercable of substantially all of the Assets (other than the Excluded Assets) in exchange for the Shares and the assumption by Intercable of all of the liabilities of Spacelink (other than liabilities to Dissenting Shareholders) as contemplated by this Agreement. The Intercable Board of Directors shall, subject to their fiduciary duties as advised by counsel, recommend approval of the Intercable Proposal by Intercable's shareholders.

     (b) Spacelink shall cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of the following matters (the "Spacelink Proposals"):

          (i) a proposal to approve (x) the sale by Spacelink to Intercable of substantially all of the Assets (other than the Excluded Assets) in exchange for the Shares and the assumption by Intercable of all of the liabilities of Spacelink (other than liabilities to Dissenting Shareholders), (y) the dissolution of Spacelink and (z) the distribution by Spacelink to its shareholders (other than Dissenting Shareholders) of all of the shares of Common Stock and Class A Common Stock of Intercable then held by Spacelink, in each case as contemplated by this Agreement; and

          (ii) a proposal to approve the Alternative Transaction (as defined in the Transaction Agreement, dated as of May 31, 1994, among Glenn R. Jones, Jones International, Ltd., BCI, and Spacelink (the "Transaction Agreement").

The Board of Directors shall, subject to their fiduciary duties as advised by counsel, recommend approval of the Spacelink Proposals by Spacelink's shareholders.

     (c) In connection with such meetings, each of Intercable and Spacelink (i) will promptly prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable, the Statement and all other proxy materials for such meetings,
(ii) will use its reasonable efforts to obtain the necessary approvals by its shareholders of the matters submitted for approval to such shareholders and
(iii) will otherwise comply with all legal requirements applicable to such meeting.

     (d) Neither Intercable nor Spacelink will file, amend or supplement any SEC Transaction Document without prior consultation with the other and its counsel. Intercable and Spacelink shall each notify the other promptly of the receipt of any comments from the SEC for amendments or supplements to any SEC Transaction Document or for additional information and will supply the other with copies of all correspondence between Intercable or Spacelink, as the case may be, and its representatives, on the one hand, and the SEC or the members of its staff or any other governmental officials, on the other hand, with respect to any SEC Transaction Document.

     5.2 Conduct of Spacelink Prior to Closing. (a) From the date hereof until the Closing Date, Spacelink shall, and will cause each of its Subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice and to use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

     (b) Without limiting the generality of paragraph (a) above, from the date hereof until the Closing Date, Spacelink will not, and will not permit any Spacelink Group Entity (i) to acquire or dispose of any cable television system;
(ii) issue or grant rights or options with respect to any shares of capital stock; (iii) declare or make provision for the payment of any dividend or other distribution with respect to any shares of capital stock or (iv) take or agree to take any action that would knowingly make any representation and warranty set forth in Article 3 inaccurate in any respect at, or as of any time prior to, the Closing Date.

     (c) From the date hereof until the Closing, Spacelink will regularly advise and consult with Intercable as to the business of Spacelink and its Subsidiaries, which consultation will include the review of (i) strategic, operating and financial plans, including plans for acquisitions and sales of cable television systems (both as they relate to Partnership Systems and Owned Systems), (ii) equity, debt, joint venture and other financing strategies, (iii) business plans for operations, marketing and technology deployment and (iv) personnel, compensation and related policy decisions. From the date hereof until the Closing, Spacelink will deliver to Intercable copies of any agreements described in Section 3.14(a) that are entered into by a Spacelink Group Entity after the date hereof.

     (d) As soon as available, Spacelink shall furnish Intercable with a consolidated balance sheet and related consolidated statements of income, stockholders' equity and cash flows for (i) all fiscal quarters ending after November 30, 1993 but prior to the Closing Date, and (ii) when available, for the fiscal year ended May 31, 1994. All such financial statements will be (and will be accompanied by a statement by the Chief Financial Officer of Spacelink that, in the opinion of management of Spacelink, such financial statements have been) prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statement of Spacelink at, and for the period ended, May 31, 1993, will fairly present, in all material respects and in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial condition, results of operations, stockholders' equity and cash flows for the applicable periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

     (e) As soon as available and in any event within 20 calendar days after the end of each monthly accounting period ending prior to the Closing, Spacelink shall furnish Intercable with (i) a management report with respect to operating revenues, operating expenses, capital expenditures and related information in such detail as such management report is prepared for the use of the management of Spacelink, consistent with past practice.

     (f) Intercable acknowledges that prior to the date hereof certain services have been provided by the Spacelink Group Entities to the JI Group Entities, and by the JI Group Entities to the Intercable Group Entities. Intercable agrees that the services described in the Current SEC Filings may continue to be provided during the period from the date hereof to the Closing Date, on terms and conditions consistent with past practice. Except for transactions described in the immediately preceding sentence, disclosed in Schedules attached hereto or contemplated by this Agreement, Spacelink agrees that neither it nor any Spacelink Group Entity will engage in any material transaction, or enter into any agreement, with any JI Group Entity unless the terms of such transaction are fully and fairly disclosed to, and approved by, Intercable.

     (g) Spacelink acknowledges that it has reviewed the Stock Purchase Agreement, including Section 5.4 thereof, and that Intercable has agreed to furnish to BCI information provided by Spacelink to Intercable.

     5.3 Conduct of Intercable Prior to Closing. (a) From the date hereof until the Closing Date, Intercable shall, and will cause each of its Subsidiaries to, use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

     (b) Intercable will not, and will not permit any Intercable Group Entity to, take or agree to take any action that would knowingly make any representation and warranty set forth in Article 4 inaccurate in any respect at, or as of any time prior to, the Closing Date.

     5.4 Access to Information. (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Spacelink will (i) give, and will cause each other Spacelink Group Entity to give, BCI and Intercable, their counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Spacelink Group Entities, (ii) furnish, and cause each other Spacelink Group Entity to furnish, to BCI and Intercable, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel and financial advisors, and those of its Subsidiaries, to cooperate with BCI and Intercable and their representatives in their investigation of the Spacelink Group Entities. Any such investigations by BCI and Intercable and their representatives will be conducted so as not to unreasonably disrupt the business operations of the Spacelink Group Entities. No investigation by Intercable, BCI or their representatives, or other information received by Intercable or such representatives, shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made under this Agreement.

     (b) From the date hereof until the Closing Date, Intercable will (i) give, and will cause each other Intercable Group Entity to give, Spacelink, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Intercable Group Entities, (ii) furnish, and cause each other Intercable Group Entity to furnish, to Spacelink, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Intercable Group Entities to cooperate with Spacelink and its representatives in its investigation of the Intercable Group Entities. Any such investigations by Spacelink and its representatives will be conducted so as not to unreasonably disrupt the business operations of the Intercable Group Entities. No investigation by Spacelink or such representatives or other information received by Spacelink or such representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made under this Agreement.

     5.5 Notices of Certain Events. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Intercable and Spacelink shall promptly notify each other of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement;

          (ii) any notice or other communication from any Governmental Authority in connection with this Agreement;

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Intercable Group Entities or the Spacelink Group Entities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or Section 4.13 or that relate to the consummation of this Agreement; and

          (iv) any other material adverse developments affecting the business of the Intercable Group Entities or the business of the Spacelink Group Entities, as applicable, other than developments affecting their respective industries generally.

     5.6 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, Intercable and Spacelink will each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to satisfy the conditions to the other party's obligation to consummate this Agreement. Intercable and Spacelink each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transaction contemplated hereby in accordance with this Agreement.

     (b) Intercable and Spacelink shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of this Agreement and
(ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

     5.7 Public Announcements. Intercable and Spacelink agree to consult with each other before issuing (or allowing their Affiliates or Subsidiaries to issue) any press release or making any public statement with respect to this Agreement, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     5.8 Other Offers. (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, no Restricted Person will, directly or indirectly (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to Spacelink, with a view to pursuing an Acquisition Proposal with any Person, (x) engage in negotiations with, or (y) disclose any nonpublic information relating to any Spacelink Group Entity to, or (z) afford access to the properties, books or records of any Spacelink Group Entity to, such Person. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Spacelink will promptly notify Intercable after receipt by a Restricted Person of (A) any Acquisition Proposal or (B) actual notice that any person is giving serious consideration to making an Acquisition Proposal or (C) any request for nonpublic information relating to any Spacelink Group Entity or for access to the properties, books or records of any Spacelink Group Entity by any person that has made, or a Restricted Person reasonably believes is considering making, an Acquisition Proposal and will keep Intercable fully informed of the status and details of any such Acquisition Proposal, notice or request. Nothing in this
Section 5.8 shall prevent a Restricted Person from discussing, negotiating and otherwise pursuing transactions contemplated by Section 5.2.

     (b) "Acquisition Proposal" means a bona fide offer or proposal for, or indication of interest in, a merger or other business combination involving any Spacelink Group Entity or the acquisition of any equity interest in, or a substantial portion of the assets of, any Spacelink Group Entity, other than the transactions contemplated hereby and in the Alternative Transaction as defined in the Transaction Agreement.

     (c) "Restricted Persons" means Spacelink and any other Spacelink Group Entity and their respective officers, directors, employees or other agents.

     5.9 Confidentiality. Intercable and the other Intercable Group Entities will hold in confidence and not use, and will use their reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Spacelink Group furnished to or acquired by the Intercable Group in connection with the consummation of the transaction contemplated hereby, except to the extent that such information can be shown to have been (i) previously known by Intercable on a nonconfidential basis, (ii) in the public domain through no fault of Intercable or (iii) later lawfully acquired by Intercable on a non-confidential basis from sources other than the Spacelink Group Entities. The obligation of the Intercable Group Entities to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Intercable Group Entities will, and will use their reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Spacelink, upon request, all documents and other materials, and all copies thereof, obtained by the Intercable Group Entities or on their behalf from any Spacelink Group Entity or in connection with this Agreement that are subject to such confidence. In connection with the Jones Intercable Transaction, Intercable shall require BCI to maintain the confidence, on terms substantially similar to those set forth in this Section, of all information provided to it by Intercable regarding the Spacelink Group Entities.

     5.10 Jones Earth Segment, Inc. At or prior to the Closing, Spacelink shall sell all of the capital stock of Jones Earth Segment, Inc., for cash in an amount equal to the undepreciated acquisition cost of its "uplink facility" plus the replacement cost of its "tape playback equipment," less debt, at the time of the sale.

     5.11 Tax-Free Reorganization; Plan of Liquidation. (a) Intercable and Spacelink shall use their reasonable best efforts to cause the transactions contemplated hereby to be recognized as a tax-free reorganization under Section 368(a)(1)(C) or Section 368(a)(1)(D) of the Code and any other applicable state or federal law.

     (b) Spacelink hereby covenants and agrees that, immediately following the Closing, it will take steps to effect its complete liquidation and distribute all of its assets (excluding the Reserve but including all capital stock of Intercable), subject to the provisions of Section 5.11(c), to its shareholders, other than Dissenting Shareholders. Dissenting Shareholders shall not be entitled to receive any consideration described in Sections 5.11(b)(i) or (ii) for their shares of Capital Stock. For each share of Capital Stock held immediately prior to the Closing, each shareholder of Spacelink (other than Dissenting Shareholders) shall receive the following:

          (i) 0.03570 shares of Intercable Common Stock; plus

          (ii) 0.04869 shares of Intercable Class A Common Stock. In addition, each Minority Shareholder shall receive 0.04814 shares of Intercable Class A Common Stock which would otherwise have been received by Jones International, Ltd. Jones International, Ltd. agrees to be bound by such allocation.

The exchange ratios described above were calculated as shown in Exhibit B on the assumption that all of the options held by Minority Shareholders to acquire Intercable Class A Common Stock were exercised. If all of such options are not exercised, the exchange ratios shall be adjusted in the manner shown in Exhibit B.

     (c) No fractional shares shall be distributed in the liquidation distribution pursuant to Sections 5.11(b)(i) or (ii) hereof. Any fractional share to which a shareholder of Spacelink would otherwise have been entitled shall be rounded up or down to the nearest whole share.

     (d) Promptly after the Closing, Spacelink shall execute and file Articles of Dissolution with the Secretary of State of the State of Colorado. Upon satisfaction of all of its obligations to Dissenting Shareholders and the distribution of all of its assets to shareholders in complete liquidation pursuant to Section 5.11(b), Spacelink shall transfer to Intercable any cash remaining in the Reserve established pursuant to Section 2.2(c), together with any of the shares of capital stock of Intercable which would otherwise have been distributed to Dissenting Shareholders.

     5.12 Spacelink Stock Options. At or prior to Closing, Spacelink will cause all outstanding stock options to acquire Class A Common Stock to become immediately exercisable and will terminate all such stock options that are not exercised at or prior to the Closing.

                                   ARTICLE 6

                             CONDITIONS TO CLOSING

     6.1 Conditions to Obligations of Spacelink and Intercable. The obligations of Intercable to purchase, and Spacelink to sell, the Assets under this Agreement are each subject to the satisfaction or, to the extent legally permissible, waiver by each such party at or prior to the Closing of the following conditions:

          (a) The shareholders of Intercable shall have approved the Intercable Proposals and the shareholders of Spacelink shall have approved the Spacelink Proposals;

          (b) The Statement shall have become effective under the Securities Act and no stop order shall be in effect;

          (c) The Shares (including for purposes of this Section 6.1(c) the 2,859,240 shares of Intercable Common Stock to be distributed to shareholders of Spacelink pursuant to Section 5.11 hereof) shall have been approved for listing on the Nasdaq National Market System;

          (d) Either one of the following events shall have occurred: (i) Intercable, Spacelink, Jones International, Ltd. and Glenn R. Jones shall have received the Tax Ruling or (ii) the conditions set forth in Section 2.2(c) of the Transaction Agreement, as such Transaction Agreement exists on the date hereof, shall have been satisfied.

          (e) There shall not then be in effect any order enjoining or restraining the consummation of this Agreement, and there shall not then be instituted, pending or threatened any action or proceeding brought by a Governmental Authority before any federal or state court or other Governmental Authority challenging the acquisition of the Assets by Intercable or otherwise seeking to restrain or prohibit consummation of this Agreement or seeking to impose any material limitation on any material provision of this Agreement;

          (f) All actions by, in respect of or filings with any Governmental Authority required to permit the consummation of this Agreement shall have been taken or obtained, as the case may be, and shall be in full force and effect, other than such actions or filings as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (g) The Spacelink Group Entities and the Intercable Group Entities shall have received all third party consents required to consummate this Agreement, in form and substance reasonably satisfactory to Spacelink and Intercable, other than such consents the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

          (h) Spacelink shall have sold all of the capital stock of Jones Earth Segment, Inc., in accordance with Section 5.10 hereof.

     6.2 Conditions to Obligation of Spacelink. The obligation of Spacelink to consummate the Closing is subject to the satisfaction or, to the extent legally permissible, waiver by Spacelink, of the following further conditions:

          (a) Intercable shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

          (b) The representations and warranties of Intercable contained in this Agreement and in any certificate delivered by Intercable pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date;

          (c) Spacelink shall have received a certificate signed by an executive officer of Intercable confirming the matters described in paragraphs (a) and (b) of this Section 6.2;

          (d) The Shares (including for purposes of this Section 6.2(d) the 2,859,240 shares of Intercable Common Stock to be distributed to shareholders of Spacelink pursuant to Section 5.11 hereof) shall have been registered under the Securities Act;

          (e) Spacelink shall have received all documents it may reasonably request relating to the existence of Intercable and other Intercable Group Entities and the authority of Intercable for this Agreement, all in form and substance reasonably satisfactory to Spacelink;

          (f) The holders of not more than 800,000 shares of the Class A Common Stock of Spacelink shall have given notice of their intent to exercise Dissenting Shareholders' rights by filing a notice of intent to demand payment with Spacelink; and

          (g) Goldman Sachs & Co. shall not have withdrawn its opinion that the number of shares to be received by Minority Shareholders pursuant to the transactions contemplated herein is fair to the Minority Shareholders.

     6.3 Conditions to Obligation of Intercable. The obligation of Intercable to consummate the Closing is subject to the satisfaction or, to the extent legally permissible, waived by Intercable, of the following further conditions:

          (a) Spacelink shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date;

          (b) The representations and warranties of Spacelink contained in this Agreement and in any certificate delivered by Spacelink pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

          (c) Intercable shall have received a certificate signed by an executive officer of Spacelink confirming the matters described in paragraphs (a) and (b) of this Section 6.3;

          (d) Intercable shall have received all documents it may reasonably request relating to the existence of Spacelink and other Spacelink Group Entities and the authority of Spacelink for this Agreement, all in form and substance reasonably satisfactory to Intercable;

          (e) The holders of not more than 800,000 shares of the Class A Common Stock of Spacelink shall have duly given notice of their intent to exercise Dissenting Shareholders' rights by filing a notice of intent to demand payment with Spacelink; and

          (f) Salomon Brothers Inc and Dillon Read & Co. Inc. shall not have withdrawn their opinion that the number of shares to be issued by Intercable to Spacelink pursuant to the transaction contemplated hereby is fair to Intercable from a financial point of view.

                                   ARTICLE 7

                                    SURVIVAL

     7.1 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall not survive the Closing except the agreements set forth in Sections 2.3 and 5.11 which shall survive until the expiration of the period of time provided for in the applicable statute of limitation.

                                   ARTICLE 8

                                  TERMINATION

     8.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

          (i) by mutual written agreement of Intercable and Spacelink;

          (ii) by Intercable or Spacelink if the Tax Ruling shall not have been received by December 15, 1994, unless an election to proceed with the transaction contemplated hereby is made in accordance with Section 2.2(c) of the Transaction Agreement;

          (iii) by Intercable or Spacelink if the Closing shall not have been consummated on or before December 30, 1994;

          (iv) by Intercable or Spacelink at any time after the request for the Tax Ruling is withdrawn or the Internal Revenue Service indicates that it is likely that it will not grant the rulings sought in such request, unless an election to proceed with the transaction contemplated hereby is made in accordance with Section 2.2(c) of the Transaction Agreement; or

          (v) by Intercable or Spacelink if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transaction contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction.

     The party desiring to terminate this Agreement shall give notice of such termination to the other party.

     8.2  Effect of Termination. If this Agreement is terminated as permitted by
Section 8.1, termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from (i) the willful failure of a party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or (ii) a knowing breach by a party hereto of any representation or warranty contained herein, such party shall be fully liable for any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.9 and 9.3 shall survive any termination hereof pursuant to Section 8.1.

                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Spacelink to:

        Jones Spacelink, Ltd.
        9697 East Mineral Avenue
        Englewood, Colorado 80112
        Attn: President
        Fax: (303) 799-1644

     with a copy to:

        Jones Spacelink, Ltd.
        9697 East Mineral Avenue
        Englewood, Colorado 80112
        Attn: General Counsel
        Fax: (303) 799-1644

     if to Intercable to:

        Jones Intercable, Inc.
        9697 East Mineral Avenue
        Englewood, Colorado 80112
        Attention: President
        Fax: (303) 799-4675

     with a copy to:

        Jones Intercable, Inc.
        9697 East Mineral Avenue
        Englewood, Colorado 80112
        Attention: General Counsel
        Fax: (303) 799-1644

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     9.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     9.3 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     9.4 Successors and Assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Colorado, without regard to the conflicts of law rules of such state.

     9.6 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     9.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     9.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9 Separability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     9.10 Schedules. Inclusion of or reference to matters in a schedule does not constitute an admission of what is material or the materiality of such matter.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                            JONES SPACELINK, LTD.

                                            By:   /s/  GREGORY J. LIPTAK
                                                ------------------------
                                                Name:  Gregory J. Liptak
                                                Title:  President

                                            JONES INTERCABLE, INC.

                                            By:   /s/  JAMES B. O'BRIEN
                                                ------------------------
                                                Name:  James B. O'Brien
                                                Title:  President

                                            JONES INTERNATIONAL, LTD. (for the
                                            purposes of Section 5.11(b) only)

                                            By:   /s/  ROBERT S. ZINN
                                                ------------------------
                                                Name:  Robert S. Zinn
                                                Title:  Vice President/Legal
                                                Affairs

                                   EXHIBIT A

           GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION AGREEMENT

     This GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION AGREEMENT is made as
of the      day of          , 1994, by and between Jones Spacelink, Ltd., a
Colorado corporation ("Seller") and Jones Intercable, Inc., a Colorado corporation ("Buyer").

                                    RECITALS

     Pursuant to the Exchange Agreement and Plan of Reorganization and Liquidation dated as of May 31, 1994 between Seller and Buyer (the "Exchange Agreement"), Seller has agreed to sell, convey, grant, assign, transfer and deliver to Buyer all of Seller's right, title and interest in and to the Assets (as defined below) and Buyer has agreed to assume the liabilities of Seller in connection with the Assets, all as set forth herein and in the Exchange Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties provide and agree as follows:

     1. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Exchange Agreement.

     2. Transfer of Assets. Seller hereby sells, conveys, grants, assigns, transfers and delivers to Buyer and its successors and assigns forever all of Seller's right, title and interest in and to all of the assets and properties of Seller, whether real, personal, tangible or intangible other than the excluded assets listed on Schedule 1 hereto (the "Assets"), subject only to Permitted Liens. The Assets include, without limitation, the following:

          (a) Seller's right, title and interest in and to all parcels of real property owned in fee by Seller or in which Seller has a leasehold interest, and all buildings, structures and other improvements located thereon, and all rights of way and similar authorizations;

          (b) Seller's right, title and interest in and to all of the tangible personal property owned or leased by Seller;

          (c) Seller's right, title and interest in and to all contracts, options, leases (whether of realty or personalty), purchase orders, commitments, Franchise Agreements, programming agreements, subscription agreements for cable television and SMATV services, access agreements and other agreements, whether oral or written;

          (d) Seller's right, title and interest in any and all joint venture and limited or general partnership agreements and any shares of capital stock in any entity;

          (e) Seller's right, title and interest in and to all subscriber, customer and advertiser lists;

          (f) Seller's right, title and interest in and to all Intellectual Property Rights which are used or held for use in connection with the conduct of its business;

          (g) All subscriber, customer and trade accounts receivable due to Seller;

          (h) All deposits under utility, pole rental and similar agreements to which Seller is or may become entitled; and

          (i) Seller's records, files and data, including maps, plans, diagrams, blueprints and schematics, if any.

     3. Assumption of Liabilities. Buyer hereby assumes and agrees to pay, discharge and perform when due all known, unknown and contingent liabilities of Seller (other than to Dissenting Shareholders) including

          (a) All the obligations and liabilities of Seller under the Contracts, including the Franchise Agreements, whether such obligations and liabilities arise with respect to the period prior to, at or after the date hereof;

          (b) All of Seller's obligations for the provision of cable television or other services to its subscribers;

          (c) All obligations and liabilities arising out of or related to the ownership and operation of the Assets; and

          (d) All state and local sales or use taxes (or their equivalent) and transfer taxes or recording fees payable as a consequence of the sale or purchase of the Assets evidenced hereby.

     IN WITNESS WHEREOF, the parties have executed and delivered this General Assignment, Bill of Sale and Assumption Agreement as of the date first referenced above.

JONES SPACELINK, LTD.,                           JONES INTERCABLE, INC.,
  a Colorado corporation                         a Colorado corporation
By:                                              By:
   ---------------------------------                 -----------------------------------
Name:                                            Name:
     -------------------------------                   ---------------------------------
Title:                                           Title:
      ------------------------------                    --------------------------------

                                                                       EXHIBIT B

                           SUMMARY OF EXCHANGE RATIOS

     Jones Spacelink, Ltd., Shares Outstanding as follows:

          CLASS A SHARES                                    CLASS B SHARES

     Minority Shares............  11,689,052           Jones International........     415,000
     JI, Glenn Jones............  65,976,148
                                  ----------
               Total............  77,665,200
                                  ==========


     Options Outstanding

     Minority Options............  1,374,483
     Glenn Jones.................    636,514
                                   ---------
               Total.............  2,010,997
                                   =========

     Total Shares Outstanding (including options) = 80,091,197; Total Minority Shares (1,374,483 + 11,689,052) is 13,063,535.

     Distribution to Minority Shareholders as follows:

          - Pro Rata Share of Common Stock of Intercable

               13,063,535
               ----------   = .16311 x 2,859,240 = 466,366
               80,091,197
               Minority receives 466,366 / 13,063,535 = .03570 shares

          - Minority to receive 1,265,000 Shares of 3,900,000.

                  628,878  /  13,063,535  =  .04814
                  636,122  /  13,063,535  =  .04869
                ---------     ----------     ------
                1,265,000  /  13,063,535  =  .09683 shares
                =========     ==========     ======

          - Assuming 40,000 options are not exercised:
              Total Shares Outstanding 80,051,197
              Total Minority Shares 13,023,535

          - Common Stock of Intercable
              .162691% x 2,859,240 = 465,170
              Minority receives 465,170 / 13,023,535 = .03572

          - Class A Shares
              Minority to receive 1,265,000 out of 3,900,000
              1,265,000 / 13,023,535 = .09713

                                                                         ANNEX G

                          (FOR USE BY SPACELINK IF THE
                    ALTERNATIVE TRANSACTION IS CONSUMMATED)

                                OPTION AGREEMENT

                        DATED AS OF (CLOSING DATE), 1994

                                    BETWEEN

                        (BELL CANADA INTERNATIONAL INC.)

                                      AND

                                    (NEWCO)

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
                                     ARTICLE I

                                    DEFINITIONS

SECTION  1.1.    Definitions.........................................................  G-1
ARTICLE II
GRANT OF THE CONTROL OPTION
SECTION  2.1.    Grant of the Control Option.........................................  G-4

                                     ARTICLE III

                            EXERCISE OF THE CONTROL OPTION

SECTION  3.1.    Exercise Periods....................................................  G-4
SECTION  3.2.    Exercise of Control Option..........................................  G-4
SECTION  3.3.    Purchase Price For the Optioned Shares..............................  G-5
SECTION  3.4.    Determination of Market Value.......................................  G-6
SECTION  3.5.    Closing.............................................................  G-7
SECTION  3.6.    Termination of Control Option.......................................  G-7
SECTION  3.7.    Adjustment Upon Changes in Capitalization or Merger.................  G-7

                                     ARTICLE IV

                                     COVENANTS

SECTION  4.1.    No Proxies for or Encumbrances on Optioned Shares...................  G-7

SECTION  4.2.    Further Assurances..................................................  G-8

                                     ARTICLE V

                           REPRESENTATIONS AND WARRANTIES
                                    OF GRANTOR

SECTION  5.1.    Valid Title.........................................................  G-8
SECTION  5.2.    Corporate Existence.................................................  G-8
SECTION  5.3.    Binding Effect......................................................  G-8
SECTION  5.4.    Governmental Authorization..........................................  G-8
SECTION  5.5.    Non-Contravention...................................................  G-8
SECTION  5.6.    Finder's Fees.......................................................  G-9
SECTION  5.7.    Validity, Perfection and Priority of Security Interest..............  G-9

                                     ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION  6.1.    Corporate Existence.................................................  G-9
SECTION  6.2.    Binding Effect......................................................  G-9
SECTION  6.3.    Governmental Authorization..........................................  G-9
SECTION  6.4.    Non-Contravention...................................................  G-9
SECTION  6.5.    Finder's Fees.......................................................  G-10
SECTION  6.6.    Acquisition for Purchaser's Account.................................  G-10

                                                                                       PAGE
                                                                                       ----
                                          ARTICLE VII

                                         CHANGE IN LAW

SECTION  7.1.    Change in Law.......................................................  G-10
SECTION  7.2.    Right of First Offer................................................  G-10
SECTION  7.3.    Closing Procedures..................................................  G-11

                                          ARTICLE VIII

                                   SURVIVAL; INDEMNIFICATION

SECTION  8.1.    Survival............................................................  G-11
SECTION  8.2.    Indemnification.....................................................  G-11
SECTION  8.3.    Procedures..........................................................  G-11

                                          ARTICLE IX

                                  PLEDGE OF OPTIONED SHARES

SECTION  9.1.    The Security Interest...............................................  G-12
SECTION  9.2.    Delivery of Collateral..............................................  G-12
SECTION  9.3.    Further Assurances..................................................  G-12
SECTION  9.4.    Right to Vote and Receive Dividends on Collateral...................  G-13
SECTION  9.5.    Limitation on Duty of Purchaser in Respect of Collateral............  G-13
SECTION  9.6.    Termination of Security Interest; Release of Collateral.............  G-13
SECTION  9.7.    Successors and Assigns..............................................  G-13

                                          ARTICLE X

                                        MISCELLANEOUS

SECTION 10.1.    Termination.........................................................  G-13
SECTION 10.2.    Successors and Assigns..............................................  G-13
SECTION 10.3.    Specific Performance................................................  G-14
SECTION 10.4.    Notices.............................................................  G-14
SECTION 10.5.    Expenses............................................................  G-15
SECTION 10.6.    Amendments and Waivers..............................................  G-15
SECTION 10.7.    Governing Law.......................................................  G-15
SECTION 10.8.    Counterparts; Effectiveness.........................................  G-15
SECTION 10.9.    Headings............................................................  G-15
SECTION 10.10.   Entire Agreement....................................................  G-15
SECTION 10.11.   Separability........................................................  G-15

                                          SCHEDULES

SCHEDULE I       Option Price

                                          EXHIBITS

EXHIBIT A        Exercise Period Notice
EXHIBIT B        Exercise Notice
EXHIBIT C        Offer Notice
EXHIBIT D        Acceptance Notice

                                OPTION AGREEMENT

     AGREEMENT dated as of (Closing Date), 1994 between (BELL CANADA International Inc., a Canadian corporation) ("Purchaser"), and (NEWCO), a (Delaware) corporation ("Grantor").

     (NOTE: THIS DRAFT DOES NOT INCLUDE MECHANICS FOR PURCHASER BEING A FINANCIAL INSTITUTION ACTING AS AGENT FOR BCI)

                              W I T N E S S E T H:

     WHEREAS, concurrently with the execution of this Agreement, Purchaser is purchasing (5,864,873) shares of Class A Common Stock of Jones Intercable, Inc., a Colorado corporation (the "Company"), for an aggregate purchase price of ($161,284,007);

     WHEREAS, the parties hereto acknowledge that Purchaser would not enter into the Stock Purchase Agreement (as defined below) unless Grantor also granted the option set forth herein; and

     WHEREAS, in order to induce the Purchaser to enter into this Agreement, Grantor has agreed to grant a continuing security interest in and to the Optioned Shares to secure its obligations under this Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1. Definitions. (a) The following terms, as used herein, have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks are authorized to close in Montreal, Canada or Denver, Colorado.

          "Capital Stock" means, at any time, Common Stock, Class A Common Stock and any other authorized capital stock of the Company.

          "Change in Law" means on or after the date of this Agreement the adoption of any applicable treaty, law, rule or regulation, or any change in any applicable treaty, law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority (whether by opinion, order, policy statement or other similar documents), or any directive of any Governmental Authority.

          "Class A Common Stock" means the Class A Common Stock of the Company, par value $0.01 per share.

          "Collateral" has the meaning assigned to such term in Section 9.1(a).

          "Common Stock" means the Common Stock of the Company, par value $0.01 per share.

          "Control Option" means the option to purchase the Optioned Shares pursuant to the terms and conditions of this Agreement.

          "Dollars" and sign "$" means United States dollars.

          "Event" means the death or Incapacity of Glenn R. Jones. For purposes of this Agreement, "Incapacity" shall be deemed to exist if Glenn R. Jones becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months, or for an aggregate of 12 months in any 24 consecutive month period, to perform his duties as Chief Executive Officer with the Company. Any question as to the existence of Incapacity shall be determined in writing by a qualified independent physician mutually acceptable to Grantor and Purchaser. If Grantor and Purchaser cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination. The determination of Incapacity made by any such physician shall be final and conclusive for all purposes of this Agreement.

          "Exon-Florio Act" means Section 721 of Title VII of the Defense Production Act of 1950, as amended, together with the rules and regulations promulgated thereunder.

          "Governmental Authority" means any local, county, state, commonwealth, federal or foreign court, judicial, executive, or legislative instrumentality, or any agency, authority, commission, board or official thereof, including, without limitation, any franchising authority.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Intercable Group" means, at any time, the Company and each Person that is a Subsidiary of the Company at such time.

          "Intercable Group Entity" means, at any time, each Person included in the Intercable Group at such time.

          "Jones" means Glenn R. Jones, a resident of Colorado, or in the event he is not then alive or legally competent, his executor, the administrator of his estate or his legal representative (including, without limitation, his guardian, conservator or other similar fiduciary).

          "Jones International" means Jones International, Ltd., a Colorado corporation.

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

          "Option Price" means, at any time, the Option Price described on
     Schedule I at such time.

          "Optioned Shares" means the           shares of Common Stock owned by
     Grantor on the date hereof and delivered to Purchaser pursuant to Section
     9.1 (as the same may be adjusted pursuant to Section 3.7).

          "Optionor" means Grantor and the grantor under the Related Option Agreement.

          "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Purchase Price" means the aggregate amount payable to Grantor in connection with the purchase of the Optioned Shares, as calculated pursuant to Section 3.3.

          "Related Option Agreements" means the Option Agreements dated as of the date hereof between (i) Purchaser and Jones and (ii) Purchaser and International.

          "Resignation Event" means the resignation of Glenn R. Jones as Chief Executive Officer of the Company.

          "Secured Obligations" means the obligations of Grantor to deliver the Optioned Shares at the Closing, free and clear of any Lien and any other limitation or restriction under this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

          "Security Interest" means the security interest in the Collateral granted hereunder securing the Secured Obligations.

          "Shareholders Agreement" means the Shareholders Agreement dated as of the date hereof among the Purchaser, the Company, Spacelink, Jones and International.

          "SPA Closing" means the closing under the Stock Purchase Agreement.

          "Spacelink" means Jones Spacelink, Ltd., a Colorado corporation.

          "Spacelink Bankruptcy Event" means (i) Grantor or Spacelink shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing, (ii) an involuntary case or other proceeding shall be commenced against Grantor or Spacelink seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days or
     (iii) an order for relief shall be entered against Grantor or Spacelink under the federal bankruptcy laws as now or hereafter in effect.

          "Stock Purchase Agreement" means the Stock Purchase Agreement dated as of May 31, 1994 between the Company and Purchaser.

          "Subsidiary" means, as to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner or (iii) any other entity that is, directly or indirectly, controlled by such Person. The parties hereto acknowledge that (i) Glenn R. Jones and Jones International are not Subsidiaries of any Intercable Group Entity and (ii) BCE Inc. is not a Subsidiary of Purchaser.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

        TERM                                                            SECTION
        ----                                                            -------

        Acceptance Notice..............................................   7.2
        Additional Securities..........................................   7.3
        BCI............................................................   3.2
        Closing........................................................   3.2
        Collateral.....................................................   9.1
        Damages........................................................   8.2
        Eligible Assignee..............................................  10.2
        Exercise Notice................................................   3.2
        Exercise Period................................................   3.1
        Final Determination............................................   3.4
        Indemnified Party..............................................   8.3
        Grantor's Notice...............................................   3.1
        Market Value...................................................   3.4
        Offer Notice...................................................   7.2
        Offer Price....................................................   7.2
        Restricted Business............................................  10.2
        Termination Time...............................................   3.6
        Trigger Date...................................................   3.3 and 7.2
        Withdrawal Period..............................................   3.4

     (c) Unless otherwise defined herein, or unless the context otherwise requires, all terms used herein which are defined in the New York Uniform Commercial Code as in effect on the date hereof shall have the meanings therein stated.

                                   ARTICLE II

                          GRANT OF THE CONTROL OPTION

     SECTION 2.1. Grant of Control Option. (a) Subject to the terms and conditions of this Agreement, Grantor hereby grants to Purchaser an irrevocable option to purchase all, but not less than all, of the Optioned Shares.

     (b) In consideration of the grant by Grantor of the Control Option, Purchaser hereby pays to Grantor an amount in cash equal to $19.00 per Optioned Share.

     (c) Amounts paid by Purchaser pursuant to this Section 2.1 shall not be deducted from the Purchase Price payable at the Closing.


                                  ARTICLE III

                         EXERCISE OF THE CONTROL OPTION

     SECTION 3.1. Exercise Periods. (a) The Control Option may be exercised either as provided in Section 7.2(c), or by Purchaser at any time during any of the following periods (each, an "Exercise Period"):

          (i) the period commencing on the day of an Event and ending 270 days after Purchaser receives written notice from or on behalf of any Optionor of the occurrence of an Event;

          (ii) the period commencing on the day of a Resignation Event and ending 90 days after Purchaser receives a written notice from (or on behalf of) any Optionor of the occurrence of a Resignation Event;

          (iii) the period commencing on the day that Purchaser receives a written notice from (or on behalf of) Grantor requesting that Purchaser exercise the Control Option (the "Grantor's Notice"), which notice may be delivered only on or after the fifth anniversary of the SPA Closing, and ending 180 days after such day;

          (iv) the period commencing on the seventh anniversary of the SPA Closing and ending on the eighth anniversary of the SPA Closing; and

          (v) the period commencing on the day of a Spacelink Bankruptcy Event and ending 30 days after Purchaser receives written notice of the occurrence of a Spacelink Bankruptcy Event provided that no Exercise Period will expire if immediately preceding such expiration there is in effect a law, regulation or order that stays or otherwise prohibits Purchaser from delivering an Exercise Notice after (or as a result of) the occurrence of a Spacelink Bankruptcy Event.

     (b) The notices delivered pursuant to clauses (i), (ii), (iii) and (v) will be in the form attached hereto as Exhibit A. A Grantor's Notice delivered pursuant to clause (iii) will be effective only if a similar notice is simultaneously delivered to Purchaser under the Related Option Agreements. Once delivered to Purchaser, a Grantor's Notice will be irrevocable.

     (c) Subject to the termination provisions of Section 3.6, the parties acknowledge that at any given time there may be more than one Exercise Period in effect at such time.

     SECTION 3.2. Exercise of Control Option. (a) Purchaser may exercise the Control Option at any time during an Exercise Period by delivery to Grantor of an irrevocable written notice in the form attached hereto as Exhibit B (the "Exercise Notice"). Purchaser has no obligation to deliver an Exercise Notice and may allow the Control Option to expire and terminate without purchasing the Optioned Shares. The Control Option may only be exercised simultaneously with the exercise of the option granted under the Related Option Agreements and the Closing hereunder will only take place simultaneously with the closing of the exercise of the option granted under the Related Option Agreements.

     (b) The closing for the exercise of the Control Option (the "Closing") will take place not more than 20 Business Days after the date that the Exercise Notice is delivered to Grantor, provided that (x) if it is necessary to determine Market Value pursuant to Section 3.4(b), the Closing will be postponed as provided in

Section 3.4(c) and (y) so long as Purchaser is using its reasonable efforts to consummate the Closing promptly, and subject to Section 3.6 hereof, Purchaser may postpone the Closing until such time as the following conditions have been satisfied or waived by Purchaser:

          (i) The waiting period (including any extension thereof resulting from additional inquiries, if any) under the HSR Act applicable to the purchase of the Optioned Shares by Purchaser shall have expired or been earlier terminated.

          (ii) All other actions by, in respect of or filings with any Governmental Authority in the United States, England or Spain, or any other country where the Intercable Group conducts material business, required to permit the consummation of the Closing shall have been taken or obtained, as the case may be, and shall be in full force and effect.

          (iii) There shall not then be in effect any applicable law, rule or regulation or any judgment, injunction, order or decree that has one or more of the effects described in clauses (a), (b) or (c) of the following paragraph (iv), provided that if after the date hereof Bell Canada International Inc. ("BCI") or any of its Affiliates enters into a new line of business and at such time there is a law, rule or regulation that has, or is reasonably expected to have, one or more of such effects, then this clause (iii) will not apply to any such law, rule or regulation.

          (iv) There shall not then be instituted or pending any action or proceeding before any federal or state court or other Governmental Authority brought by a Governmental Authority challenging the consummation of the Closing or seeking to (a) prevent Purchaser from exercising the Control Option, (b) require Purchaser to divest, or otherwise limit Purchaser's ability to exercise full rights of ownership over, the shares of Capital Stock owned by Purchaser and its Affiliates, the Control Option or the Optioned Shares or (c) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or would impose a material limitation on the conduct of Intercable Group's business, provided that if after the date hereof BCI or any of its Affiliates enters into a new line of business and at such time there is a law, rule or regulation that has, or is reasonably expected to have, one or more of the foregoing effects, then this clause (iv) will not apply to actions or proceedings that seek to enforce such law, rule or regulation.

          (v) The Intercable Group Entities shall have received all material third party consents required to be obtained in connection with the Closing, in each case in form and substance reasonably satisfactory to Purchaser.

          (vi) The representations and warranties of Grantor contained in
     Article V shall be true at and as of the date of the Closing, as if made at and as of such date.

     SECTION 3.3. Purchase Price For the Optioned Shares.

     (a) The purchase price per Optioned Share will be calculated as follows:

          (i) (A) if the Trigger Date occurs prior to or on the (18th)(1) day
     after the date hereof,     % of the Market Value of a share of Class A
     Common Stock on the applicable Trigger Date, or (B) if the Trigger Date occurs after such (18th) day, the sum of (x) two-thirds of the Option Price on the applicable Trigger Date and (y) one-third of 120% of the Market Value of a share of Class A Common Stock on the applicable Trigger Date(2), in each case reduced by

          (ii) the amount (or in the case of property other than cash, fair market value) of any dividends and distributions other than stock dividends paid, declared or otherwise distributed by the Company in respect of the Optioned Shares between the date hereof and the date of Closing. In the event any such dividends or distributions are made in property other than cash, the fair market value of such dividends or distributions will be determined pursuant to the valuation procedures described in Section 3.4(b).

     (b) The applicable "Trigger Date" will depend on the Exercise Period under which Purchaser is delivering an Exercise Notice and will be earliest of the following days:

          (i) in the case of an Exercise Period described in clauses (i) or (ii) of Section 3.1(a), the day of an Event or Resignation Event, as the case may be;

          (ii) in the case of an Exercise Period described in clause (iii) of
     Section 3.1(a), the day immediately preceding the day on which Grantor delivers a Grantor's Notice;

          (iii) in the case of an Exercise Period described in clause (iv) of
     Section 3.1(a), the day immediately preceding the day on which Purchaser delivers an Exercise Notice; or

          (iv) in the case of an Exercise Period described in clause (v) of
     Section 3.1(a), the day immediately preceding the day of a Spacelink Bankruptcy Event.

     (1) Insert day which is six months after closing.

     (2) As an example of the calculation described in clause (i)(B), if on the applicable Trigger Date the Option Price were $50 per Share and the Market Value of a share of Class A Common Stock were $60 per share, the purchase price would be 2/3 of $50 ($33.3333) plus 1/3 of 120% of $60 ($24), or $57.3333 (computed to four decimal places).

     SECTION 3.4. Determination of Market Value. (a) For purposes of this Agreement, "Market Value" of a share of Class A Common Stock means, on any Trigger Date, the average of the daily closing prices on the NASDAQ National Market System (or other principal exchange on which shares of Class A Common Stock are listed or approved for trading) for the shares of Class A Common Stock for the 20 consecutive trading days immediately prior to the Trigger Date. The daily closing price for each such trading day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing "bid" and "asked" prices as reported by NASDAQ (or other principal exchange). If the daily closing price per share of Class A Common Stock is determined during a period following the declaration of a dividend, distribution, recapitalization, reclassification or similar transaction, then the Market Value shall be properly adjusted to take into account exdividend trading.

     (b) In the event that the shares of Class A Common Stock are not traded on a national securities exchange, promptly after delivery of an Exercise Notice Grantor and Purchaser shall in good faith negotiate the Market Value on the applicable Trigger Date. If they are unable to reach agreement within 10 Business Days, each of Grantor and Purchaser shall promptly select a nationally recognized independent investment banking firm to determine the Market Value of a share of Class A Common Stock, which will be based on a public market valuation of the Company and its Subsidiaries as if the Class A Shares were traded on the NASDAQ National Market System and a non-controlling block of approximately 1,000,000 Class A Shares had been purchased on the Trigger Date by a willing institutional purchaser. If 20 Business Days after their selection such firms cannot agree as to such Market Value, each firm will submit to Grantor and Purchaser a proposed Market Value and within 10 Business Days they shall mutually select a third nationally recognized independent investment banking firm which shall be engaged to make such determination, which Market Value shall be within the range of values proposed by the two investment banking firms. Such third investment banking firm shall make such determination (the "Final Determination") by written notice to Grantor and Purchaser within 20 Business Days of its engagement and its judgment as to all matters relating to its determination shall be binding upon the parties hereto. Each party will pay the fees and expenses of the initial investment banking firm hired by such party. The fees and out-of-pocket expenses of the third investment banking firm shall be paid equally by Grantor and Purchaser, provided that if Purchaser withdraws an Exercise Notice pursuant to the following paragraph (c), Purchaser shall pay the fees and expenses of such third investment banker.

     (c) At any time prior to 10 Business Days after the receipt by Purchaser of a written determination of the Market Value pursuant to the immediately preceding paragraph (b) (the "Withdrawal Period"), Purchaser shall have the right to withdraw its Exercise Notice by written notice to Grantor. Notwithstanding the immediately preceding sentence, in the event the investment banking firm selected by Purchaser submits a proposed Market Value pursuant to such paragraph (b), Purchaser may withdraw its Exercise Notice only for 10 Business Days after the receipt by Purchaser of such proposed Market Value, provided that if (but only if) the Final Determination is greater than 110% of such proposed Market Value, Purchaser will have 10 Business

Days after the receipt by Purchaser of such Final Determination to withdraw its Exercise Notice. If Purchaser does not withdraw such Exercise Notice pursuant to this paragraph (c), Purchaser will notify Grantor within five Business Days after the expiration of such Withdrawal Period as to the time and place of the Closing, which shall be not more than 20 Business Days after the expiration of such Withdrawal Period, provided that, subject to Section 3.6, Purchaser may postpone such closing until such time as the conditions described in Section 3.2(b) have been satisfied or waived by Purchaser.

     SECTION 3.5. Closing. (a) At the Closing, Grantor shall deliver to Purchaser a certificate or certificates or other documentation representing the Optioned Shares, accompanied by stock powers duly executed in blank or other appropriate assignment documentation reasonably satisfactory to Purchaser.

     (b) At the Closing, Purchaser shall deliver to Grantor an amount in cash equal to the purchase price for such Optioned Shares, calculated pursuant to
Section 3.3(a). Such purchase price will be paid by wire transfer to a bank account designated by Grantor not later than five Business Days prior to the Closing. Notwithstanding the foregoing, upon the mutual agreement of Purchaser and Grantor, all or a portion of the Purchase Price may be paid in shares of common stock of BCE Inc.

     SECTION 3.6. Termination of Control Option. (a) The Control Option shall terminate at 5:00 p.m. Denver time when the first Exercise Period described in clauses (i), (iii) or (iv) of Section 3.1 expires (the "Termination Time"), provided that, subject to the following paragraph (b), the Control Option will not terminate if Purchaser has previously delivered to Grantor an Exercise Notice. The Control Option shall also terminate (A) at such time as Purchaser withdraws an Exercise Notice pursuant to Section 3.4(c), or (B) if the Closing has been postponed pursuant to Section 3.2(b), ten Business Days after Grantor has delivered written notice to Purchaser stating that it believes Purchaser is not using its reasonable efforts to consummate the Closing promptly (which notice will set forth the basis for such claim) and Purchaser has failed to use its reasonable efforts prior to the expiration of such period to cure the problem identified by Grantor. The Control Option will not terminate upon the expiration of the Exercise Periods described in clauses (ii) and (v) of Section 3.1.

     (b) Notwithstanding anything in this Agreement to the contrary, (i) if an Exercise Period is extended pursuant to the proviso in Section 3.1(a), the Termination Time will occur twenty Business Days after such stay or prohibition has been lifted and Purchaser has received notice of such action and (ii) each Exercise Notice shall terminate, and be of no further force or effect, 18 months after its delivery, unless a Closing shall have occurred by such time.

     SECTION 3.7. Adjustment Upon Changes in Capitalization or Merger. If any change in the Company's capital stock shall occur by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, dividends or other changes in the corporate or capital structure of the Company, the number and kind of shares or securities subject to the Control Option and the Purchase Price shall be adjusted so that Purchaser shall receive upon exercise of the Control Option the number and class of shares or other securities or property that Purchaser would have received in respect of the Optioned Shares purchasable upon exercise of the Control Option if the Control Option had been exercised immediately prior to such event.


                                   ARTICLE IV

                                   COVENANTS

     SECTION 4.1. No Proxies for or Encumbrances on Optioned Shares. Except as contemplated by this Agreement, until the Termination Time, Grantor shall not, directly or indirectly, (i) grant any proxies (other than a revocable proxy granted in connection with a meeting of stockholders) or enter into any voting trust or other agreement or arrangement with respect to the voting of any Optioned Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Optioned Shares or (iii) seek or solicit any transaction or arrangement described in clauses (i) and (ii). Grantor will notify Purchaser promptly (and provide all details reasonably requested by Purchaser) if Grantor is approached or solicited, directly or indirectly, by any person with respect to any of the foregoing. Nothing herein shall be deemed to prevent or restrict
(x) Grantor or its Affiliates from voting its shares in its sole discretion on all matters, except as otherwise agreed to between Grantor, its Affiliates and Purchaser in the Shareholders Agreement or otherwise or (ii) any Affiliate of Grantor from taking or refraining from taking any other action not provided herein or otherwise agreed to between Grantor, its Affiliates and Purchaser in the Shareholders Agreement or otherwise.

     SECTION 4.2. Further Assurances. Purchaser and Grantor will each execute and deliver or cause to be executed and delivered all further documents and instruments and use their reasonable best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable Purchaser to enjoy all benefits and rights of the Optioned Shares.


                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF GRANTOR

     Grantor represents and warrants to Purchaser that, except as disclosed in the Schedules to the Stock Purchase Agreement, as of the date hereof and, in the case of Sections 5.1, 5.2 and 5.6 the date of the Closing:

     SECTION 5.1. Valid Title. Grantor is the sole record and beneficial owner of the Optioned Shares, free and clear of any Lien (other than the Security Interest) and any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of or transfer any Optioned Share). At the Closing, Grantor will convey good and valid title to the Optioned Shares, free and clear of any Lien and any such limitation or restriction (other than offer and sale restrictions imposed by securities laws).

     SECTION 5.2. Corporate Existence. Grantor is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Grantor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition or business of Grantor. Grantor has heretofore delivered to Purchaser true and complete copies of its articles of incorporation and bylaws as currently in effect.

     SECTION 5.3. Binding Effect. The execution, delivery and performance by Grantor of this Agreement are within Grantor's corporate power and have been duly authorized by all necessary corporate action on the part of Grantor. This Agreement has been duly executed and delivered by Grantor, and assuming the accuracy of Purchaser's representations and warranties herein, is a valid and binding agreement of Grantor.

     SECTION 5.4. Governmental Authorization. Assuming the accuracy of Purchaser's representations and warranties herein, the execution, delivery and performance by Grantor of this Agreement requires no action by Grantor in respect of, or filing by Grantor with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) any such action or filing as to which the failure to make or obtain would not reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations, properties or condition (financial or otherwise) of Grantor.

     SECTION 5.5. Non-Contravention. The execution, delivery and performance by Grantor of this Agreement do not: (i) violate the articles of incorporation or by-laws of Grantor, (ii) assuming the accuracy of Purchaser's representations and warranties herein and compliance with the matters referred to in Section 5.4, violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on Grantor, (iii) assuming the accuracy of Purchaser's representations and warranties herein, require any consent or other action by any Person under, or constitute a default under, any material agreement or other instrument binding upon Grantor, or (iv) result in the creation or imposition of any Lien on any material asset of Grantor, except in the case of clauses (ii),
(iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations, properties or financial condition of Grantor.

     SECTION 5.6. Finder's Fees. Except as disclosed to Purchaser, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Grantor or its Affiliates who might be entitled to any fee or commission from Purchaser or any Intercable Group Entity in connection with the grant or exercise of the Control Option.

     SECTION 5.7. Validity, Perfection and Priority of Security Interest. (a) Upon the delivery of the certificates representing the Optioned Shares to Purchaser in accordance with Section 9.2, Purchaser will have a valid and perfected security interest in the Collateral subject to no prior Lien. No registration, recordation or filing with any governmental body, agency or official is required in connection with (i) the execution or delivery of this Agreement or necessary for the validity or enforceability hereof (except as covered in Sections 5.4 and 5.5) or (ii) for the perfection or enforcement of the Security Interest. Neither Grantor nor any of its Affiliates has performed or will perform any acts which would prevent Purchaser from enforcing any of the terms and conditions of this Agreement or which would materially limit Purchaser in any such enforcement. Without limiting the generality of the foregoing, the parties hereto acknowledge that in matters relating to Franchise Agreements (as defined in the Shareholders Agreement) and material contracts, an Affiliate of Grantor will not be in breach of the immediately preceding sentence if it is in compliance with its obligations under Section 5.2 of the Shareholders Agreement concerning such matters.

     (b) The chief executive office of Grantor is located at its address set forth in Section 10.4. Under the Uniform Commercial Code as in effect in the State in which such office is located, no local filing is required to perfect a security interest in collateral consisting of general intangibles other than any such collateral arising from or relating to farm products.


                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Grantor that as of the date hereof and, in the case of Sections 6.5 and 6.6 the date of the Closing:

     SECTION 6.1. Corporate Existence. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Canada and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     SECTION 6.2. Binding Effect. The execution, delivery and performance by Purchaser of this Agreement are within Purchaser's powers and have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the accuracy of Grantor's representations and warranties herein, is a valid and binding Agreement of Purchaser.

     SECTION 6.3. Governmental Authorization. Assuming the accuracy of Grantor's representations and warranties herein, the execution, delivery and performance by Purchaser of this Agreement and the purchase by Purchaser of the Optioned Shares requires no action by Purchaser in respect of, or filing by Purchaser with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the Exon-Florio Act, and (ii) any such action or filing as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on, the business, assets, results of operation, properties or financial condition of Purchaser.

     SECTION 6.4. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement do not (i) violate the certificate of incorporation or by-laws of Purchaser, (ii) assuming the accuracy of Grantor's representations and warranties herein and compliance with the matters referred to in Section 6.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the accuracy of Grantor's representations and warranties herein, require any consent or other action by any Person under, or constitute a default under, any material agreement or instrument binding upon Purchaser or (iv) result in the creation or imposition of any Lien on any material asset of Purchaser, except in the case of clauses (ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not reasonably expected to have, individually or in the aggregate, a material adverse effect on, the business, assets, results of operations, properties or condition (financial or otherwise) of the Purchaser.

     SECTION 6.5. Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Grantor or its Affiliates in connection with the grant or exercise of the Control Option.

     SECTION 6.6. Acquisition for Purchaser's Account. The Optioned Shares to be acquired upon exercise of the Control Option will be acquired by Purchaser for its own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act.


                                  ARTICLE VII

                                 CHANGE IN LAW

     SECTION 7.1. Change in Law. (a) If a Change in Law after the execution and delivery of this Agreement and prior to the delivery of an Exercise Notice would be reasonably likely to (i) prevent Purchaser from exercising the Control Option, (ii) require Purchaser to divest, or otherwise limit Purchaser's ability to exercise full rights of ownership over, the shares of Capital Stock owned by Purchaser and its Affiliates, the Control Option or the Optioned Shares or (iii) after the exercise of the Control Option, require the Intercable Group to divest any material business or assets or impose a material limitation on the conduct of Intercable Group's business, Purchaser may elect to dispose of the Control Option and any other securities of the Intercable Group Entities owned by Purchaser and its Affiliates pursuant to the terms and procedures of this
Article VII.

     (b) Purchaser acknowledges that it will have no rights under this Article VII if after the date hereof Purchaser or any of its Subsidiaries enters into a new line of business and at such time there is a law, rule or regulation that has one or more of the effects described in clauses (i), (ii) or (iii) of the preceding paragraph (a).

     SECTION 7.2. Right of First Offer. (a) In the event Purchaser wishes to dispose of the Control Option after the occurrence of an event described in
Section 7.1, Purchaser shall, by written notice to Grantor, first offer the Control Option to Grantor at a price equal to the aggregate consideration paid by Purchaser pursuant to Section 2.1, plus interest from the date of this Agreement to and including the date the Control Option is purchased by Grantor (or an Affiliate of Grantor), at a rate per annum equal to 12%, compounded annually (the "Offer Price"). Any such written notice shall be in the form of Exhibit C hereto (the "Offer Notice"), but will be effective only if a similar notice is simultaneously delivered by Purchaser under the Related Option Agreements.

     (b) For a period of 270 days after receipt of the Offer Notice, Grantor (or, if Grantor elects not to purchase the Control Option, any of its Affiliates, including the Company) may, by a written notice to Purchaser in the form attached as Exhibit D hereto (an "Acceptance Notice"), elect to purchase the Control Option at the Offer Price and, if it so elects, may also purchase all (but not less than all) of (i) the shares of Common Stock and Class A Common Stock then held by Purchaser and its Subsidiaries at a price per share equal to the Market Value of such shares (calculated pursuant to Section 3.4 and assuming that the Trigger Date is the day immediately preceding the day the Offer Notice is delivered) and (ii) any other debt or equity securities of the Intercable Group Entities then held by the Purchaser and its Subsidiaries at a price equal to the fair market value of such securities on the day immediately preceding the day on which the Offer Notice is delivered (such value to be determined pursuant to the valuation procedures described in Section 3.4(b)).

     (c) If Grantor and its Affiliates (including the Company) fail to elect to purchase the Control Option within 270 days after receipt of the Offer Notice, then Purchaser may, for a period of 360 days following the expiration of such time period, sell (or enter into an agreement to sell) the Control Option to a third party, provided that in the event of any such sale the third party purchaser must simultaneously exercise the Control

Option and deliver the Option Price to Grantor in exchange for the Optioned Shares (in such event, the "Trigger Date" will be the day which is 270 days after receipt by Grantor of an Offer Notice).

     (d) If Grantor fails to elect to purchase the Control Option at the Offer Price and Purchaser shall not have sold or entered into an agreement to sell the Control Option prior to the expiration of the 360 day period specified in paragraph (c) above, Purchaser must, prior to selling the Control Option, again offer the Control Option to Grantor pursuant to the terms and procedures of this
Section 7.2.

     (e) In the event Purchaser elects to exercise its rights under Sections 7.1 and 7.2, Purchaser and Grantor will use reasonable efforts to identify a suitable partner to purchase the Control Option and the shares of Class A Common Stock held by Purchaser. Purchaser will consult with Jones before selling the Control Option to a third party and will consider Jones' views as to the suitability of potential purchasers.

     SECTION 7.3. Closing Procedures. (a) The delivery of an Acceptance Notice will constitute a contract between Purchaser and Grantor (and any Affiliate of Grantor that delivers the Acceptance Notice) for the purchase and sale of (i) the Control Option at the Offer Price, and (ii) if applicable, the securities described in clauses (i) and (ii) of Section 7.2(b) (the "Additional Securities") at the price described therein.

     (b) If Grantor (or its Affiliate) timely delivers an Acceptance Notice, the closing for the purchase and sale of the Control Option and the Additional Securities will take place 20 Business Days after delivery of such Acceptance Notice.

     (c) The purchase price for the Control Option and the Additional Securities will be paid by wire transfer in immediately available funds to a bank account designated by Purchaser not less than five Business Days prior to Closing.

     (d) At any closing hereunder, Purchaser will deliver to the purchaser good and valid title to the Control Option and the Additional Securities, free and clear of any Lien.


                                  ARTICLE VIII

                           SURVIVAL; INDEMNIFICATION

     SECTION 8.1. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until one year after the date of the Closing, provided that the representation and warranty contained in Section 5.1 shall survive indefinitely. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Any such notice shall set forth the basis of the claim for indemnification (including reference to the specific details regarding the manner in which the covenants, agreements, representations or warranties are alleged to have been breached).

     SECTION 8.2. Indemnification. (a) Grantor hereby indemnifies Purchaser against and agrees to hold it harmless from any and all damage, loss, liability and expense other than consequential damages (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Purchaser arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Grantor pursuant to this Agreement.

     (b) Purchaser hereby indemnifies Grantor against and agrees to hold it harmless from any and all Damages incurred or suffered by Grantor arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement.

     SECTION 8.3. Procedures. The party seeking indemnification under Section
8.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 8.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.


                                   ARTICLE IX

                           PLEDGE OF OPTIONED SHARES

     SECTION 9.1. The Security Interest. In order to secure the performance of the Secured Obligations in accordance with the terms thereof, and to secure the performance of all the obligations of Grantor hereunder:

     (a) Grantor hereby assigns and pledges to Purchaser and grants to Purchaser a security interest in the Optioned Shares, and all of its rights and privileges with respect to the Optioned Shares, and all income and profits thereon (other than dividends paid by the Company in respect of the Optioned Shares prior to any exercise by the Purchaser of its remedies hereunder, which will be paid over to Grantor as provided in Section 9.4) and all proceeds of the foregoing, and any and all property referred to in Section 9.1(b) (the "Collateral").

     (b) In the event any change in the Company's capital stock described in
Section 3.7 shall occur, Grantor will immediately pledge and deposit with Purchaser any securities (and any share certificates or other instruments evidencing such securities) issued by the Company in respect of the Optioned Shares, and all income and profits thereon (other than dividends paid by the Company in respect of the Optioned Shares prior to any exercise by the Purchaser of its remedies hereunder), as additional security for the Secured Obligations. All such securities, share certificates, instruments and other property constitute Collateral and are subject to all provisions of this Agreement.

     (c) The Security Interest is granted as security only and shall not subject Purchaser to, or transfer or in any way affect or modify, any obligation or liability of Grantor with respect to any of the Collateral or any transaction in connection therewith.

     (d) In the event Grantor fails to perform any Secured Obligation, Purchaser shall be entitled to exercise all rights of a secured party under the Uniform Commercial Code (whether or not in effect in the jurisdiction where the rights are exercised) and such other rights as may otherwise be provided to a secured party under applicable law.

     SECTION 9.2. Delivery of Collateral. All certificates representing Optioned Shares (or securities described in Section 9.1(b)) delivered to Purchaser by Grantor pursuant hereto shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, and accompanied by any required transfer tax stamps, all in form and substance satisfactory to Purchaser.

     SECTION 9.3. Further Assurances. (a) Grantor agrees that it will, at Purchaser's expense and in such manner and form as Purchaser may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be necessary or desirable, or that Purchaser may request, in order to create, preserve, perfect or validate the Security Interest or to enable Purchaser to exercise and enforce its rights hereunder with respect to any of the Collateral. To the extent permitted by applicable law, Grantor hereby authorizes Purchaser to execute and file, in the name of Grantor or otherwise, Uniform Commercial Code financing statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) which Purchaser in its reasonable discretion may deem necessary or appropriate to further perfect the Security Interest.

     (b) Grantor agrees that it will not change (i) its name, identity or corporate structure in any manner or (ii) the location of its chief executive office unless it shall have given Purchaser not less than 30 days' prior notice thereof.

     SECTION 9.4. Right to Vote and Receive Dividends on Collateral. (a) Until such time (if ever) that Purchaser shall have exercised any of its remedies in respect of the Collateral, Grantor shall retain all voting rights with respect to the Optioned Shares and shall have the right to receive all dividends paid by the Company in respect of the Collateral and Purchaser shall take all such action as Grantor may deem necessary or appropriate to give effect to such right. All such dividends which are received by Purchaser shall be received in trust for the benefit of Grantor and shall promptly be paid over to Grantor.

     (b) In the event Purchaser exercises any of its remedies in respect of the Collateral, Purchaser shall thereafter be entitled to receive all dividends paid by the Company in respect of the Collateral, but there will be no Option Price adjustment pursuant to Section 3.3(a)(ii) in respect of any such dividends retained by Purchaser.

     SECTION 9.5. Limitation on Duty of Purchaser in Respect of Collateral. Beyond the exercise of reasonable care in the custody thereof, Purchaser shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Purchaser shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by Purchaser in good faith.

     SECTION 9.6. Termination of Security Interest; Release of Collateral. The Security Interest granted hereunder shall terminate, and all rights to the Collateral shall revert to the Grantor, at the Termination Time (unless Purchaser has purchased the Optioned Shares). Upon any such termination of the Security Interests or release of Collateral, Purchaser will execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence the termination of the Security Interest or the release of such Collateral, as the case may be.

     SECTION 9.7. Successors and Assigns. The provisions of this Article IX are for the benefit of Purchaser and Grantor and their respective successors and assigns, and in the event of an assignment permitted by Section 10.2 of all or any of the Secured Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness.


                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.1. Termination. (a) This Agreement will terminate automatically and will be of no further force or effect at the Termination Time.

     (b) The termination of this Agreement pursuant to Section 10.1 shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, provided that no such termination shall relieve any party for any liability such party may have for a material willful breach hereof.

     SECTION 10.2. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto, provided that (i) Purchaser may assign its rights, but not its obligations, hereunder to any Eligible Assignee, (ii) Purchaser may assign its rights and obligations hereunder as provided in Article VII and (iii) Purchaser may assign its rights (but not its obligations) hereunder at any time after the delivery by it of an Exercise Notice to Grantor if at the time of any such assignment pursuant to this clause (iii) the assignee will purchase the Optioned Shares pursuant to Section 3.5.

     (b) For purposes of this Agreement, "Eligible Assignee" means any entity which at the time of such assignment is, and thereafter during the term of this Agreement remains, (i) controlled, directly or indirectly, by the Purchaser and
(ii) not primarily engaged in, or a Subsidiary of the Purchaser primarily engaged in, the direct operation or management of (x) cable television systems located in North America, (y) wireline local communications services located in the United States of America or (z) educational programming services, other than Purchaser and any Person that is an Intercable Group Entity or a JI Group Entity (each a "Restricted Business"). The parties hereto acknowledge that the foregoing provisions are not intended to restrict the Purchaser from assigning its rights hereunder to a Subsidiary of the Purchaser that is a holding company of an entity or entities primarily engaged in a Restricted Business.

     SECTION 10.3. Specific Performance. The parties agree that (i) Purchaser would be irreparably damaged if for any reason Grantor failed to sell the Optioned Shares upon exercise of the Control Option or to perform any of Grantor's other obligations under this Agreement, and that Purchaser would not have an adequate remedy at law for money damages in such event and (ii) Grantor would be irreparably damaged if for any reason Purchaser failed to maintain the Collateral in accordance with the terms of this Agreement or to perform any of Purchaser's other obligations under this Agreement, and that Grantor would not have an adequate remedy at law for money damages in such event. Accordingly, each party shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the other party. This provision is without prejudice to any other rights that each party may have against the other party for any failure to perform their obligations under this Agreement.

     SECTION 10.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested):

     if to Grantor:

        (name of Grantor)
        (address)
        Fax:
        Attention:

     with a copy to:

        Jones Spacelink, Ltd.
        9697 East Mineral Avenue
        Englewood, Colorado 80155
        Fax: 303-784-8510
        Attention: Glenn R. Jones and General Counsel

     if to Purchaser:

        (Bell Canada International Inc.)
        1000, rue de la Gauchetiere West
        Suite 1100
        Montreal, Quebec
        Canada H3B 4Y8
        Fax: 514-392-2262
        Attention: Chief Financial Officer

     with a copy to:

        Bell Canada International Inc.
        1000, rue de la Gauchetiere West
        Suite 1100
        Montreal, Quebec
        Canada H3B 4Y8
        Fax: 514-392-2342
        Attention: General Counsel

Any notice delivered after business hours or on any day which is not a Business Day shall be deemed for purposes of computing any time period hereunder to have been delivered on the succeeding Business Day.

     SECTION 10.5. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 10.6. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

     SECTION 10.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 10.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     SECTION 10.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     SECTION 10.11. Separability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            (NEWCO)

                                            ___________________________________
                                            By:
                                            Title:

                                            (BELL CANADA INTERNATIONAL INC.)

                                            ___________________________________
                                            By:
                                            Title:

                                                                      SCHEDULE I
                                THE OPTION PRICE

     The Option Price on any Trigger Date will be based on the following table:

                        ANNIVERSARY
                           OF THE
                        SPA CLOSING                                 BASE PRICE
                        -----------                                 ----------
                        181st day after SPA Closing...............     28.50
                        1.........................................     40.32
                        2.........................................     45.16
                        3.........................................     50.58
                        4.........................................     56.65
                        5.........................................     63.44
                        6.........................................     71.06
                        7.........................................     79.58
                        8.........................................     89.13

     The Option Price on any Trigger Date will equal the sum of:

          (i) the Base Price on the anniversary of the SPA Closing immediately preceding the Trigger Date, and

          (ii) a pro rata portion (based on the number of days elapsed between the most recent anniversary of the SPA Closing and the Trigger Date) of the difference between such Base Price and the Base Price on the immediately succeeding anniversary of the SPA Closing.

                                                                       EXHIBIT A

                        (FORM OF EXERCISE PERIOD NOTICE)

                                                                          (Date)

To (Bell Canada International Inc.):

     Reference is made to the Option Agreement (the "Agreement") dated as of
            , 1994 between (Bell Canada International Inc.) and (Newco). Capitalized terms used but not defined herein have the meanings set forth in the Agreement. This Grantor's Notice is being delivered to you pursuant to Section
3.1 of the Agreement.

     Grantor hereby irrevocably notifies Purchaser that (an Event has occurred on (date) and an Exercise Period has commenced pursuant to subsection 3.1(a)(i) of the Agreement. Such Exercise Period will expire on 270 days from receipt by you of this Grantor's Notice.)(3) (a Resignation Event has occurred on (date) and an Exercise Period has commenced pursuant to subsection 3.1(a)(ii) of the
Agreement. Such Exercise Period will expire on             , which is 90 days
from receipt by you of this Grantor's Notice.)(4) (pursuant to subsection 3.1(a)(iii) of the Agreement, Grantor hereby requests that Purchaser determine
whether it wishes to exercise the Control Option on or prior to             ,
which is 180 days from receipt by you of this Grantor's Notice.)(5) (a Spacelink Bankruptcy Event has occurred on (date) and an Exercise Period has commenced pursuant to subsection 3.1(a)(v) of the Agreement. Such Exercise Period will
expire on             , which is 30 days from receipt by you of this Grantor's
Notice.)(6)

     If Purchaser wishes to exercise the Control Option pursuant to the terms and conditions of the Agreement, please respond by delivery of an Exercise Notice in accordance with Section 3.2 of the Agreement prior to the expiration of the Exercise Period.

                                            (NEWCO)


                                            By:________________________________

(3) Insert if Section 3.1(a)(i) Grantor's Notice.

(4) Insert if Section 3.1(a)(ii) Grantor's Notice.

(5) Insert if Section 3.1(a)(iii) Grantor's Notice.

(6) Insert if Section 3.1(a)(v) Grantor's Notice.

                                                                       EXHIBIT B

                           (FORM OF EXERCISE NOTICE)

                                                                          (Date)

To (Newco):

     Reference is made to the Option Agreement (the "Agreement" dated as of
            , 1994 between (Bell Canada International Inc.) and (Newco). Capitalized terms used but not defined herein have the meaning set forth in the Agreement. This Exercise Notice is being delivered to you pursuant to Section
3.2 of the Agreement and in response to your Exercise Period Notice dated as of
(date).

     Purchaser hereby (irrevocably elects to exercise the Control Option and
purchase the Optioned Shares for an aggregate purchase price of $          .
Schedule I hereto sets forth our calculation of the purchase price per share pursuant to Sections 3.3 and 3.4(a) of the Agreement. Please contact us so that we may agree on a mutually acceptable time and place for closing.) (elects to exercise to Control Option and purchase the Optioned Shares at a price to be determined pursuant to Section 3.3 and the procedures described in Section 3.4(b) of the Agreement. Please contact us so that we may attempt to negotiate
the Market Value of           within 10 Business Days of the date hereof.)(7)

     Please contact us so that we may agree on a mutually acceptable time and place for closing.

                                            (BELL CANADA INTERNATIONAL INC.)


                                            By:_________________________________

(7) Use second option only if a Market Value must be determined pursuant to
Section 3.4(b).

                                                                       EXHIBIT C

                             (FORM OF OFFER NOTICE)

                                                                          (Date)

To (Newco):

     Reference is made to the Option Agreement (the "Agreement") dated as of
            , 1994 between (Bell Canada International Inc.) and (Newco). Capitalized terms used but not defined herein have the meanings set forth in the Agreement. This Offer Notice is being delivered to you pursuant to Section 7.2 of the Agreement.

     Purchaser wishes to dispose of the Control Option and hereby irrevocably offers to sell the Control Option to Grantor (or, if Grantor elects not to purchase the Control Option, any of its Affiliates, including the Company) for the Offer Price (as defined in the Agreement), which we calculate to be
$          as of the date of this Offer Notice.

     If Grantor (or its Affiliate) wishes to purchase the Control Option for the Offer Price, please respond by delivery of an Acceptance Notice in accordance with subsection 7.2(b) of the Agreement on or prior to that date which is 270 days from receipt by you of this Offer Notice.

                                            (Bell Canada International Inc.)


                                            By:_________________________________

                                                                       EXHIBIT D

                          (FORM OF ACCEPTANCE NOTICE)

                                                                          (Date)

To (Bell Canada International Inc.):

     Reference is made to the Option Agreement (the "Agreement") dated as of
            , 1994 between (Bell Canada International Inc.) and (Newco). Capitalized terms used but not defined herein have the meaning set forth in the Agreement. This Acceptance Notice is being delivered to you pursuant to Section
7.2 of the Agreement and in response to Purchaser's Offer Notice dated as of
(date).

     Grantor hereby irrevocably agrees to exercise the Control Option and purchase the Optioned Shares for the Offer Price, which we calculate to be
$          as of the date hereof. (Grantor also hereby elects to purchase (i)
all shares of Common Stock and Class A Common Stock and (ii) any other debt or equity securities of the Intercable Group Entities held by Purchaser and its Subsidiaries on the date hereof for an aggregate purchase price to be determined pursuant to Section 7.2(b) of the Agreement.)(8)

     Please contact us so that we may agree on a mutually acceptable time and place for closing (and the purchase price of the additional securities)*.

                                            (NEWCO)


                                            By:_________________________________

(8) Insert if appropriate.

                                                                         ANNEX H

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the day of
            , 1994 ("Effective Date")(1), by and between Glenn R. Jones ("Executive") and Jones Intercable, Inc., a Colorado corporation ("Company").

     WHEREAS, Executive is the founder of the Company, and currently serves as its Chairman of the Board and Chief Executive Officer; and

     WHEREAS, the Stock Purchase Agreement dated as of May 31, 1994 between Bell Canada International, Inc. ("Investor") and the Company (the "Stock Purchase Agreement"), provides for the sale of certain shares of stock in the Company to Investor, and

     WHEREAS, as a condition to the Investor's willingness to proceed with the transactions contemplated by the Stock Purchase Agreement, the Investor has acknowledged Executive's involvement with other Jones International affiliates and has required that the Executive also agree to serve as the Chairman and Chief Executive Officer of the Company on the terms and conditions and subject to the rights of termination hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

     1. EMPLOYMENT AS CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE COMPANY. The Company does hereby employ Executive as Chairman of the Board and Chief Executive Officer of the Company, and Executive does hereby accept and agree to such employment. During such time as Executive shall be serving as Chief Executive Officer, his duties shall include such executive and managerial duties as the Board of Directors of the Company shall from time to time prescribe and as provided in the Bylaws of the Company. Anything herein to the contrary notwithstanding, Executive shall devote such amount of time to the business of the Company as Executive shall determine in good faith is necessary to carry out the responsibilities of Chairman of the Board and Chief Executive Officer, due allowance being made for his involvement with other Jones International affiliates, reasonable vacations and reasonable absences because of illness. Furthermore, Executive shall exercise due diligence and care in the performance of his duties to the Company under this Agreement. Executive shall be free to devote time to other business enterprises and opportunities, whether or not related in any manner to the business of the Company, consistent with such amounts of time as Executive has historically devoted to such matters.

     2. TERM OF AGREEMENT. Subject to the provisions of Section 6 of this Agreement, Executive shall be employed by the Company for a period (the "Term") commencing on the Effective Date and ending upon the first to occur of (a) eight years from the Effective Date, or (b) the closing of the exercise of the Control Option (as defined in the Stock Purchase Agreement). As used herein, a year in the term of this Agreement shall be measured from the applicable anniversary of the Effective Date.

     3. COMPENSATION. The Company shall pay Executive, during each year in the Term of this Agreement, a base salary determined as follows ("Base Salary"):

          (a) During the first year in the Term of this Agreement, Executive's Base Salary shall be equal to $2,500,000(2).

          (b) During each subsequent year in the Term of this Agreement, Executive's Base Salary shall be equal to the "Increase Percentage" for such year multiplied by his Base Salary for the immediately preceding year. Increase Percentage for any year shall mean the increase in the Consumer Price Index for the Denver Metropolitan Area as published by the United States Department of Labor for the immediately preceding calendar year.

Such Base Salary shall be payable in equal biweekly installments or at such other time or times as Executive and Company shall agree.

     4. FRINGE BENEFITS. Executive shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its executive employees, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company's Board of Directors.

     (2) $1,500,000 if the Alternate Transaction is consummated.

     (a) BENEFIT PLANS. Executive shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, medical coverage, education, or other retirement or employee benefits available to other executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans; provided, however, that Executive shall receive benefits under such plans at a level commensurate with his position as Chairman of the Board and/or Chief Executive Officer of the Company and consistent with the level of benefits and awards historically received by him as an employee of the Company.

     (b) AUTOMOBILE. The Company shall provide Executive with a car allowance of
$          per month, which shall be applied by Executive towards the purchase or lease of a suitable vehicle.

     (c) VACATION. Executive shall be entitled to seven weeks of paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies.

     (d) OPTIONS. The Company may, in the discretion of its Board of Directors or any duly designated committee thereof, grant the Executive (x) an option to purchase up to 436,979 shares of common stock of the Company and (y) such other stock options as it deems appropriate.

     5. BUSINESS EXPENSES. The Company shall reimburse Executive for any and all necessary, customary and usual expenses, properly receipted in accordance with Company policies, incurred by Executive on behalf of the Company.

     6. TERMINATION OF EMPLOYMENT.

     (a) DEATH. If Executive dies while employed by the Company during the Term, his employment shall immediately terminate, in which event Executive shall be entitled to the benefits set forth in Section 7.

     (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the performance of his duties with the Company for 12 consecutive months or an aggregate of 14 months in any consecutive 24 month period, and within 30 days after written notice is provided to him by the Company, he shall not have returned to the performance of his duties, Executive's employment under this Agreement may be terminated either by the Company or by Executive for "Disability," in which event Executive shall thereupon be entitled to the benefits set forth in Section 7. Any question as to the existence of a Disability shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Investor. If Executive and Investor cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination. The determination of Disability made by any such physician shall be final and conclusive for all purposes of this Agreement.

     (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive's employment under this Agreement for "Cause," at any time prior to expiration of the Term of the Agreement and, in the case of clause (i) below, without any advance written notice to Executive. For purposes of this Agreement "Cause" shall mean (i) Executive's conviction or plea of guilty for fraud material misappropriation or embezzlement, or (ii) following notice and a reasonable opportunity to cure the problem, Executive's willful and continued failure substantially to perform his duties hereunder (other than as a result of a Disability). In the event of a termination of Executive's employment for Cause, all other obligations of the Company under this Agreement shall cease as of the date of such termination. If Executive terminates his employment voluntarily (but not by reason of death or Disability) with the Company for any reason, Executive shall be entitled to the same payments he would have received if his employment had been terminated by the Company for Cause and all other obligations of the Company hereunder shall terminate as of the date of such termination.

     7. COMPENSATION UPON TERMINATION BY DEATH, BY DISABILITY OR BY THE COMPANY OTHER THAN FOR CAUSE. If Executive's employment shall be terminated during the Term (i) by death, (ii) by Disability or (iii), subject to clause (f) below, by the Company other than for Cause, Executive shall be entitled to the following benefits:

     (a) LUMP SUM PAYMENT OF UNPAID BASE SALARY FOR ENTIRE REMAINING TERM OF AGREEMENT. Within 30 days from the date of termination of Executive's employment ("Termination Date"), the Company shall, at Executive's option, (i) continue to pay Executive his Base Salary (including the increases contemplated by Section 7(b) hereof) until the eighth anniversary of the Effective Date or (ii) make a lump sum payment to Executive in an amount equal to the total cumulative Base Salary that would have been payable to Executive under this Agreement for each of the remaining years in the Term of this Agreement; provided, however, that, for the purposes of determining the amount of such lump sum payment, and notwithstanding the provisions of Section 2 above, (i) the Term of this Agreement shall be eight years from the Effective Date; (ii) for purposes of determining the Increase Percentage for any year in the Term of this Agreement following the year in which the Termination Date occurs, the percentage increase in the Consumer Price Index for the Denver Metropolitan Area shall be deemed to be the average of such increases for the five calendar years immediately preceding the Termination Date; and, (iii) the amount of such lump sum payment, as determined above, shall be discounted to present value based on the interest rate, at the time of determination, of United States Treasury bonds, notes or bills, as the case may be, having a remaining maturity equal to the time remaining until the eighth anniversary of the Effective Date. Notwithstanding the foregoing, if Executive's employment is terminated by Disability, Executive shall not receive such lump sum payment, but shall continue to receive his Base Salary (including the increases contemplated by Section 7(b) hereof) until the eighth anniversary of the Effective Date.

     (b) CONTINUATION OF FRINGE BENEFITS. The Company shall continue to provide Executive and/or his eligible dependents and beneficiaries with all Fringe Benefits set forth in Section 4 throughout the remaining unexpired Term of the Agreement, as if Executive's employment under the Agreement had not been terminated. If, as the result of termination of Executive's employment, Executive and/or his otherwise eligible dependents or beneficiaries shall become ineligible for benefits under any one or more of the Company's benefit plans, the Company shall continue to provide Executive and his eligible dependents or beneficiaries with benefits at a level at least equivalent to the level of benefits to which Executive and his dependents and beneficiaries were entitled with respect to such plans pursuant to this Agreement immediately prior to the Termination Date.

     (c) EXCISE TAX GROSS-UP. In the event that Executive is terminated by the Company during the Term other than for Cause (excluding any termination by the Company due to Disability, termination due to death or termination by the Executive for any reason), and Executive becomes entitled to the benefit payments provided under subparagraphs (a) and (b) of this Section 7 ("Benefit Payments"), and if any of the Benefit Payments will be subject to any excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended from time to time ("Code"), or successor sections thereto ("Excise Tax"), the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive as to the Benefit Payments, after deduction of any Excise Tax on the Benefit Payments and any federal, state and local income tax and Excise Tax upon the Benefit Payments, shall be equal to the amount of the Benefit Payments. Such Gross-Up Payment shall be computed in accordance with Annex I hereto.

     (d) NO MITIGATION REQUIRED; NO OTHER ENTITLEMENT TO BENEFITS UNDER AGREEMENT. Executive shall not be required in any way to mitigate the amount of any payment provided for in this Section 7, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by Executive as the result of employment with another employer after the Termination Date, or otherwise. Except as set forth in this Section 7, following a termination governed by this
Section 7, Executive shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Executive's employment.

     (e) TERM. For purposes of this Section 7, the Term of this Agreement shall be deemed to continue until eight years from the Effective Date.

     (f) TERMINATION OTHER THAN FOR CAUSE. For purposes of this Agreement, a termination of Executive's employment by the Company shall be deemed to be a termination other than for Cause only if a majority of the members of the Board of Directors who are Independent Directors (as defined in the Shareholders Agreement) or directors nominated by Investor shall have voted for such termination under circumstances when neither Cause nor a Disability shall exist.

     (g) Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to pay Executive any amount or provide Executive with any benefits hereunder as a result of, or in connection with, any termination of employment occurring coincident with or following the expiration of the Term.

     (h) Notwithstanding anything herein to the contrary, if Executive shall commit suicide, he shall be entitled to receive only those payments he would have received had he been terminated for Cause.

     8. REFERRAL, CONFIDENTIALITY.

     (a) For a period of one year following the termination of Executive's employment hereunder, other than a termination by the Company other than for Cause, Executive shall be subject to the obligation to refer business to the Company set forth in Section 3.3 of the Shareholders Agreement, provided that such referral obligation shall not last beyond the Term of this Agreement (or beyond the Option Termination Date, as defined in the Shareholders Agreement).

     (b) Executive acknowledges that as Chairman and Chief Executive Officer of the Company he may receive confidential information regarding the Company. Executive agrees that for a period of two years following the termination of Executive's employment hereunder, other than a termination by the Company other than for Cause, Executive shall keep such information confidential, unless (i) such information is generally available to the public, (ii) such information was available to Executive from other sources, (iii) such information relates to other Jones International affiliates or (iv) Executive believes in good faith that such information is required to be disclosed (x) pursuant to law, regulation, court order, subpoena or other similar requirements or (y) to perform his duties hereunder.

     9. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given in person, by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt by the respective persons named below:

    If to Company:           Jones Intercable, Inc.
                             Phone:
                             Fax:
    If to Executive:         Glenn R. Jones
                             Phone:

Either party may change such party's address for notices by notice duly given pursuant hereto.

     10. ATTORNEYS' FEES. In the event judicial determination is necessary of any dispute arising as to the parties' rights and obligations hereunder, each party shall have the right, in addition to any other relief granted by the court, to attorneys' fees based on a determination by the court of the extent to which each party has prevailed as to the material issues raised in determination of the dispute.

     11. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of Executive by the Company. Nothing herein shall be deemed to affect any stock option or related agreements between Executive and the Company.

     12. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

     13. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Colorado.

     14. ENTIRE AGREEMENT; HEADINGS. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     15. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

     16. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

     17. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law.

     18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the date first above written.

                                            Jones Intercable, Inc.


                                            By:_________________________________


                                            ____________________________________
                                            Glenn R. Jones

ANNEX I
(TO EMPLOYMENT AGREEMENT)

     For purposes of determining whether any of the Benefit Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Benefit Payments and any other payments or benefits received or to be received by Executive in connection with a change described in Section 280G(b)(2)(A)(i)(I) or (II) of the Code ("Change in Control") or the termination of Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax, unless in the written opinion of tax counsel (which opinion shall be reasonably acceptable to the Executive) selected by the Company's independent auditors and reasonably acceptable to Executive the Benefit Payments and/or such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; (ii) the amount of the Benefit Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Benefit Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(l) of the Code (after applying clause (i), above); and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes based on the marginal rate referenced above. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the Termination Date, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Benefit Payments.

                                                                         ANNEX I

                              AMENDED AND RESTATED

                            STOCK PURCHASE AGREEMENT

                                  DATED AS OF

                                  MAY 31, 1994

                                    BETWEEN

                         BELL CANADA INTERNATIONAL INC.

                                      AND

                            JONES INTERCABLE, INC.*

- ---------------

* Includes all changes made as a result of that certain Amendment No. 1 to Stock Purchase Agreement dated as of October 20, 1994 between BCI and Intercable.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
                                         ARTICLE 1

                                        DEFINITIONS

1.1   Definitions.....................................................................  I-1

                                         ARTICLE 2

                                     PURCHASE AND SALE

2.1   Purchase and Sale...............................................................  I-6
2.2   Closing.........................................................................  I-6
2.3   Legends.........................................................................  I-7

                                         ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1   Corporate Existence and Power...................................................  I-7
3.2   Corporate Authorization; Minute Books...........................................  I-7
3.3   Governmental Authorization......................................................  I-8
3.4   Non-Contravention...............................................................  I-8
3.5   Capitalization of the Company...................................................  I-9
3.6   Subsidiaries....................................................................  I-9
3.7   SEC Documents...................................................................  I-10
3.8   Financial Statements............................................................  I-10
3.9   No Undisclosed Material Liabilities.............................................  I-10
3.10  Absence of Certain Changes......................................................  I-11
3.11  Properties......................................................................  I-11
3.12  Franchises......................................................................  I-11
3.13  Litigation......................................................................  I-12
3.14  Material Contracts..............................................................  I-12
3.15  Insurance Coverage..............................................................  I-13
3.16  Compliance with Laws and Court Orders; No Defaults..............................  I-13
3.17  Environmental Matters...........................................................  I-13
3.18  Intellectual Property...........................................................  I-14
3.19  Taxes...........................................................................  I-14
3.20  Transactions with Affiliates....................................................  I-14
3.21  Directors and Officers..........................................................  I-15
3.22  Employee Benefit Plans..........................................................  I-15
3.23  Finders' Fees...................................................................  I-16
3.24  Spacelink.......................................................................  I-17
3.25  Representations.................................................................  I-17
3.26  Use of Proceeds.................................................................  I-17

                                         ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1   Organization and Existence......................................................  I-17
4.2   Corporate Authorization.........................................................  I-17
4.3   Governmental Authorization......................................................  I-17
4.4   Non-Contravention...............................................................  I-17
4.5   Finders' Fees...................................................................  I-18
4.6   Purchase for Investment.........................................................  I-18

                                                                                        PAGE
                                                                                        ----
4.7   Litigation......................................................................  I-18
4.8   Financial Statements............................................................  I-18
4.9   Compliance with Laws and Court Orders...........................................  I-18
4.10  Disclosure in Joint Proxy Statement.............................................  I-18

                                         ARTICLE 5

                                   PRE-CLOSING COVENANTS

5.1   Stockholder Meetings; Proxy Material............................................  I-18
5.2   Certain Pre-Closing Transactions................................................  I-19
5.3   Conduct Prior to Closing........................................................  I-19
5.4   Interim Financing...............................................................  I-22
5.5   Access to Information...........................................................  I-23
5.6   Notices of Certain Events.......................................................  I-23
5.7   Reasonable Efforts..............................................................  I-23
5.8   Public Announcements............................................................  I-24
5.9   Other Offers....................................................................  I-24
5.10  Break-Up Fee....................................................................  I-24
5.11  No Other Cable Business Discussions.............................................  I-24
5.12  Fees and Expenses...............................................................  I-25
5.13  Confidentiality.................................................................  I-25
5.14  Spacelink Agreement.............................................................  I-25

                                         ARTICLE 6

                                   CONDITIONS TO CLOSING

6.1   Conditions to Obligations of the Purchaser and the Company......................  I-25
6.2   Conditions to Obligation of the Purchaser.......................................  I-26
6.3   Conditions to Obligation of the Company.........................................  I-27

                                         ARTICLE 7

                                 SURVIVAL; INDEMNIFICATION

7.1   Survival........................................................................  I-28
7.2   Indemnification.................................................................  I-28
7.3   Notices.........................................................................  I-28
7.4   Actual Knowledge Limitation.....................................................  I-28
7.5   Third-Party Claims..............................................................  I-29

                                         ARTICLE 8

                                        TERMINATION

8.1   Grounds for Termination.........................................................  I-29
8.2   Effect of Termination...........................................................  I-29

                                         ARTICLE 9

                                       MISCELLANEOUS

9.1   Notices.........................................................................  I-30
9.2   Amendments and Waivers..........................................................  I-30
9.3   Expenses........................................................................  I-30
9.4   Successors and Assigns..........................................................  I-31
9.5   Governing Law...................................................................  I-31

                                                                                        PAGE
                                                                                        ----
9.6   Counterparts....................................................................  I-31
9.7   Headings........................................................................  I-31
9.8   Entire Agreement................................................................  I-31
9.9   Separability....................................................................  I-31
9.10  Schedules.......................................................................  I-31

                                          SCHEDULES

Schedule  1.1    Loan Agreements
Schedule  3.3    Governmental Authorization
Schedule  3.4    Non-Contravention
Schedule  3.5    Capitalization
Schedule  3.6    Subsidiaries
Schedule  3.10   Absence of Certain Changes
Schedule  3.11   Properties
Schedule  3.12   Franchises
Schedule  3.13   Litigation
Schedule  3.14   Material Contracts
Schedule  3.17   Environmental Matters
Schedule  3.18   Intellectual Property
Schedule  3.19   Taxes
Schedule  3.20   Transactions with Affiliates
Schedule  3.21   Directors and Officers
Schedule  3.22   Employee Benefit Matters
Schedule  3.23   Fees
Schedule  5.11   No Other Cable Business Discussions

                                           EXHIBITS

Exhibit  A       Financial Services Agreement
Exhibit  B       Jones Employment Agreement
Exhibit  C       Shareholders Agreement
Exhibit  D       Spacelink Schedules
Exhibit  E       Supply and Services Agreement
Exhibit  F       Amended and Restated By-laws of Jones Intercable, Inc.
Exhibit  G       Form of opinion of counsel to the Company
Exhibit  H       Form of opinion of counsel to the Purchaser
Exhibit  I       Additional Closing Representations
Exhibit  J       Spacelink Covenants
Exhibit  K       Secondment Agreement

                              AMENDED AND RESTATED

                            STOCK PURCHASE AGREEMENT

     AGREEMENT dated as of May 31, 1994 between Bell Canada International Inc., a Canadian corporation (the "Purchaser"), and Jones Intercable, Inc., a Colorado corporation (the "Company").

     The parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

          "Allocated Expenses" means for any period the fees payable (without regard to any Cable Partnership's right to defer or limit actual payment) to the Company or a Consolidated Subsidiary by the Cable Partnerships to compensate the Company or such Consolidated Subsidiary for that portion (computed by the Company consistently with respect to all Cable Partnerships) of its general overhead and administrative expenses, including all of its direct and indirect expenses allocable to the operation of the Cable Partnerships' business, including, but not limited to, home office rent, supplies, telephone, travel and copying charges, and salaries of full and part-time employees.

          "Alternative Transaction" has the meaning set forth in the Transaction Agreement.

          "Annualized Operating Cash Flow" means, for any fiscal quarter of the Company, the product of (i) four and (ii) the total revenues (excluding the gain on the sale of any assets to the extent included therein) of the Company and its Consolidated Subsidiaries for such quarter, adjusted for Owned Systems acquired or sold during such period, plus MLP Distributions and Interest Income, less the sum of (A) operating expenses of the Company and its Consolidated Subsidiaries for such quarter, excluding non-cash items, adjusted for Owned Systems acquired or sold during such period, (B) general and administrative expenses of the Company and its Consolidated Subsidiaries for such quarter, excluding non-cash items, in each case, (C) CATV Fund Fees, net of taxes, and (D) payments of Taxes on operating income, provided that Management Fees, Allocated Expenses and Interest Income shall be included in the foregoing amounts only to the extent actually received in cash during such quarter.

          "Balance Sheet Date" means May 31, 1993.

          "Balance Sheets" means the consolidated balance sheets of (i) the Company and its Subsidiaries and (ii) after consummation of the Spacelink Transaction, Spacelink and its Subsidiaries, in each case as of the Balance Sheet Date and included in the SEC Documents.

          "Board" means the board of directors of the Company.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks are authorized to close in Montreal, Canada or Denver, Colorado.

          "Cable Partnership" means, at any time, any partnership that owns or operates a System in which an Intercable Group Entity is a general or managing partner at such time, and any joint venture of any such partnership.

          "Capital Stock" means, at any time, Common Stock, Class A Common Stock and any other authorized capital stock of the Company.

          "CATV Fund Fees" means cash distributions (other than MLP Distributions and Management Fees) from the Cable Partnerships to the Company in its capacity as general partner of the Cable Partnerships, including, without limitation, distributions from cash flow, distributions from the sale or refinancing of Systems owned by a Cable Partnership and distributions upon dissolution of a Cable Partnership (whether or not such distributions are recognized for income statement purposes).

          "Class A Common Stock" means Class A Common Stock, par value $0.01 per share, of the Company.

          "Closing Date" means the date of the Closing.

          "Common Stock" means Common Stock, par value $0.01 per share, of the Company.

          "Consolidated Subsidiaries" means, at any date, those Subsidiaries of the Company whose accounts would be consolidated with those of the Company if consolidated financial statements were prepared as of such date in accordance with generally accepted accounting principles.

          "Control Option" means the option to purchase the Optioned Shares (as defined in the Option Agreements) pursuant to the Option Agreements.

          "Convertible Debentures" means the 7.5% Convertible Debentures due June 1, 2007 of the Company.

          "Core Business" means, at any time, the following lines of business:
     (i) cable television services, (ii) wireline local communications services (including exchange, access and value-added services, such as call waiting, call forwarding and similar services) in geographic markets where the Company or a Subsidiary of the Company owns a cable television business at such time and (iii) physical cable or wireline delivery of multi-media services (including inter-active services) over broadband networks in geographic markets where the Company or a Subsidiary of the Company provides cable television or wireline local communications services at such time. "Core Business" does not include (A) the provision of personal communications services (as defined by the Federal Communications Commission at 47 C.F.R. 99.5 on the date hereof), but includes the lease (or other provision) of wireline or broadband networks used in connection with the operation of the Core Business to providers of personal communications services and (B) the creation, development, production, acquisition, packaging and sale (but not physical delivery) of entertainment, informational, educational and other programming services or software, including inter-active, multi-media and CD ROM services.

          "Current SEC Filings" means (i) the annual report on Form 10-K of the Company for the fiscal year ended May 31, 1993, (ii) the quarterly report on Form 10-Q of the Company for the fiscal quarter ended February 28, 1994,
     (iii) the proxy statement dated November 19, 1993 of the Company prepared in connection with the Notice of Annual Meeting of Shareholders of the Company to be held on December 21, 1993, (iv) the annual reports on Form 10-K of each Cable Partnership for the fiscal year ended December 31, 1993 and (v) after consummation of the Spacelink Transaction, such reports and proxy statement of Spacelink for such periods or at such date.

          "Debt" of the Company and its Consolidated Subsidiaries means at any date, without duplication, (i) all obligations of such Persons for borrowed money, (ii) all obligations of such Persons evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of all such Persons to pay the deferred purchase price of property or services, except trade accounts payable and current liabilities arising in the ordinary course of business, (iv) all obligations of all such Persons as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt of others secured by a Lien on any asset of all such Persons, whether or not such Debt is otherwise an obligation of such Persons, (vi) all guarantees, endorsements and other contingent obligations with respect to Debt, or to otherwise assure the owner of any of such Debt against loss with respect thereto and (vii) obligations to repurchase assets previously sold.

          "Dollars" or "$" means United States dollars.

          "Employee Options" means any options to purchase Class A Common Stock granted to employees, officers or directors of the Company or any of its Subsidiaries pursuant to any employee benefit plan (including a stock option, stock purchase or stock bonus plan) approved by the Board.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Exon-Florio Act" means Section 721 of Title VII of the Defense Production Act of 1950, as amended, together with the rules and regulations promulgated thereunder.

          "FCC" means the Federal Communications Commission or its successor.

          "FCC License" means any license, authorization, certification or permit issued by the FCC (and any applications for any of the foregoing), including, without limitation, licenses issued in connection with the operation of community antenna television systems, community antenna relay systems, microwave systems, earth stations and business and other two-way radios.

          "Financial Services Agreement" means the Financial Services Agreement dated as of the Closing Date between the Company and Jones Financial Group, Inc., substantially in the form of Exhibit A hereto.

          "Franchise Agreement" means any franchise, agreement, permit, license or other authorization granted by any Governmental Authority organized within the United States of America, including all laws, regulations and ordinances relating thereto, which authorizes the construction or operation of a System or the reception and transmission of signals by microwave, and shall include, without limitation, all FCC Licenses and all certificates of compliance, if any, and cable television registration statements (or similar documents) which are required to be issued by or filed with the FCC.

          "Governmental Authority" means any local, county, state, commonwealth, federal or foreign court, judicial, executive, or legislative instrumentality, or any agency, authority, commission, board or official thereof, including, without limitation, any franchising authority.

          "Intellectual Property Right" means any trademark, service mark, trade name, copyright, patent, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

          "Intercable Group" means, at any time, the Company and each Person that is a Subsidiary of the Company at such time. Immediately following the consummation of the Spacelink Transaction, such Subsidiaries will include the Persons that were Subsidiaries of Spacelink immediately prior to the consummation of the Spacelink Transaction.

          "Intercable Group Entity" means, at any time, each Person included in the Intercable Group at such time.

          "Interest Income" means for any period the sum of interest paid to the Company (a) with respect to deferrals of Management Fees or Allocated Expenses owed to the Company, (b) with respect to loans and advances made by the Company to the Cable Partnerships, and (c) with respect to cash on deposit in interest bearing accounts.

          "JI Group" means, at any time, Glenn R. Jones, Jones International and each Person that is a Subsidiary of Glenn R. Jones or Jones International at such time, other than any Person that is an Intercable Group Entity or a Spacelink Group Entity at such time.

          "JI Group Entity" means, at any time, each Person included in the JI Group at such time.

          "Jones Employment Agreement" means the Employment Agreement dated as of the Closing Date between Glenn R. Jones and the Company, substantially in the form of Exhibit B hereto.

          "Jones International" means Jones International, Ltd., a Colorado corporation.

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          "Loan Agreements" means the agreements listed on Schedule 1.1.

          "Management Fees" means for any period management fees earned by the Company and its Consolidated Subsidiaries during such period for management services provided to the Cable Partnerships as described in the partnership agreements.

          "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Intercable Group Entities, taken as whole.

          "MLP Distributions" means for any period the cash distributions made by Jones Intercable Investors, L.P. to the Company in respect of the Class A Units owned by the Company.

          "Net Debt" means, at any time, Debt at such time, less cash and cash equivalents of the Company and its Consolidated Subsidiaries at such time.

          "New Securities" means any shares of Capital Stock, and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into, shares of Capital Stock, in each case that are issued after the date hereof, provided that "New Securities" does not include Employee Options.

          "Officer" has the meaning ascribed to it in Rule 16a-1 under the Exchange Act.

          "Option Agreements" means the Option Agreements referred to in the Transaction Agreement dated as of the Closing Date.

          "Optioned Shares" means the Common Shares subject to the Option Agreements.

          "Owned System" means any System that is owned and operated by an Intercable Group Entity that is not a Partnership System.

          "Partnership System" means any System that is owned and operated by a Cable Partnership.

          "Permitted Amount" means, at any date, the product of (i) seven and
     (ii) Annualized Operating Cash Flow for the most recently ended fiscal quarter of the Company prior to, or on, such date.

          "Permitted Equity Issuances" means sales by the Company of Class A Shares for cash where the proceeds from any such sale will be used to finance the purchase by the Company (or its wholly-owned Subsidiary) of any Partnership System.

          "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Purchase Price" means the product of (i) $27.50 and (ii) the number of Shares to be purchased by the Purchaser pursuant to Section 2.1.

          "Related Agreements" means the Shareholders Agreement, the Jones Employment Agreement, the Supply and Services Agreement, the Secondment Agreement and the Financial Services Agreement.

          "SEC" means the Securities and Exchange Commission or its successor.

          "SEC Reporting Entity" means the Company and each other Intercable Group Entity that is, or since January 1, 1991 has been, required to file periodic reports with the SEC under the Exchange Act. After consummation of the Spacelink Transaction, "SEC Reporting Entity" shall include Spacelink.

          "SEC Transaction Document" means any document required to be filed by the Company or Spacelink with the SEC in connection with consummation of the Transactions.

          "Secondment Agreement" means the Secondment Agreement dated as of the Closing Date between the Purchaser and the Company, substantially in the form of Exhibit K hereto.

          "Securities Act" means the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder.

          "Shareholders Agreement" means the Shareholders Agreement dated as of the Closing Date substantially in the form of Exhibit C hereto, provided that in the event the Alternative Transaction is consummated, "Shareholders Agreement" means the Shareholders Agreement substantially in the form of Exhibit D to the Transaction Agreement.

          "SMATV" means a satellite master antenna television system.

          "Spacelink" means Jones Spacelink, Ltd., a Colorado corporation.

          "Spacelink Agreement" means the Exchange Agreement and Plan of Reorganization between the Company and Spacelink dated as of May 31, 1994, as amended as of October 20, 1994.

          "Spacelink Group Entity" means, at any time prior to consummation of the Spacelink Transaction, Spacelink and any person that is a Subsidiary of Spacelink at such time. After consummation of the Spacelink Transaction, "Spacelink Group Entity" shall have no meaning.

          "Spacelink Schedules" means the schedules attached hereto as Exhibit D.

          "Spacelink Shares" means the 3,900,000 shares of Class A Common Stock to be issued and delivered by the Company to Spacelink pursuant to the Spacelink Agreement (together with any shares of Common Stock transferred pursuant to Section 2.6 of the Spacelink Agreement).

          "Spacelink Transaction" means the transactions contemplated by the Spacelink Agreement.

          "Subscriber" means at any time, the number of single customer accounts receiving basic cable television services from an Intercable Group Entity and billed at the basic monthly price in the applicable System (subject to applicable published discounts) during the full calendar month ending immediately prior to such time.

          "Subsidiary" means, as to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner or (iii) any other entity that is, directly or indirectly, controlled by such Person. The parties hereto acknowledge that (i) Glenn R. Jones and Jones International are not Subsidiaries of any Intercable Group Entity and (ii) BCE Inc. is not a Subsidiary of Investor.

          "Subsidiary Securities" means any shares of capital stock of a Subsidiary of the Company, and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into, shares of such capital stock.

          "Supply and Services Agreement" means the Supply and Services Agreement dated as of the Closing Date between the Purchaser and the Company, substantially in the form of Exhibit E hereto.

          "System" means a cable television or SMATV system owned or operated by an Intercable Group Entity serving subscribers within a geographical area covered by one or more Franchise Agreements from the same head end facility (or two or more related head end facilities).

          "Transaction Agreement" means the agreement dated as of the date hereof among the Purchaser, Glenn R. Jones, Jones International and Spacelink.

          "Transactions" means the transactions contemplated by this Agreement, the Spacelink Agreement and the Related Agreements, and the grant (but not the exercise) of the Control Option pursuant to the Option Agreements.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

        TERM                                                                   SECTION
        ----                                                                   -------
        Acquisition Proposal.................................................   5.9
        Benefit Agreement....................................................   3.22
        Cable Acquisition Proposal...........................................   5.11
        Closing..............................................................   2.2
        Damages..............................................................   7.2
        Environmental Laws...................................................   3.17
        Environmental Liabilities............................................   3.17
        ERISA................................................................   3.22
        ERISA Affiliate......................................................   3.22
        Hazardous Substances.................................................   3.17
        Indemnified Party....................................................   7.3
        Indemnifying Party...................................................   7.3
        Intercable Proposals.................................................   5.1
        Material Financing Transaction.......................................   5.10
        Multiemployer Plan...................................................   3.22
        Outstanding Securities...............................................   3.5
        PBGC.................................................................   3.22
        Restricted Business..................................................   9.4
        Restricted Persons...................................................   5.9
        Returns..............................................................   3.19
        SEC Documents........................................................   3.7
        Shares...............................................................   2.1
        Spacelink Proposals..................................................   5.1
        Subscribers..........................................................   3.12
        Subsidiary Securities................................................   3.6
        Tax..................................................................   3.19
        Title IV Plan........................................................   3.22

     (c) All accounting determinations hereunder shall be made, and all financial calculations required to be made hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries.


                                   ARTICLE 2

                               PURCHASE AND SALE

     2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company 7,414,300 shares of Class A Common Stock (the "Shares") at $27.50 a share, provided that (x) in the event the Alternative Transaction is consummated, the number of such Shares will be 5,864,873 and (y) the number of Shares to be purchased pursuant to this Section
2.1 will be reduced by the number of shares, if any, of Class A Common Stock purchased by the Purchaser after the date hereof and prior to Closing pursuant to Section 5.4. The parties agree that the number of shares purchased by the Purchaser at Closing, together with any shares purchased pursuant to Section 5.4, will equal approximately 30% of the outstanding Capital Stock, calculated on a fully diluted basis.

     2.2 Closing. (a) The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Davis, Graham & Stubbs as soon as possible, but in no event later than 10 business days, after satisfaction of the conditions set forth in Article 6, or at such other time or place as the Purchaser and the Company may agree.

     (b) Upon the terms and subject to the conditions of this Agreement at the
Closing:

          (i) the Purchaser shall deliver, or cause to be delivered, to the Company the Purchase Price in immediately available funds by wire transfer to an account of the Company with a bank designated by the Company, by notice to the Purchaser, not later than two business days prior to the Closing Date;

          (ii) the Company shall deliver to the Purchaser certificates representing the Shares, with any required transfer stamps affixed thereto;

          (iii) the Company will execute and deliver each of the Related Agreements, and the Purchaser will execute and deliver the Shareholders Agreement, the Supply and Services Agreement and the Secondment Agreement; and

          (iv) the parties hereto will deliver, or cause to be delivered, the opinions, certificates and other documents required by Article 6.

     2.3 Legends. (a) The certificate evidencing the Shares shall, until such time as the same is no longer required under applicable requirements of the Securities Act, contain a legend substantially in the form of the following paragraph:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AS TO SUCH SALE OR OFFER FOR SALE, OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

     (b) Upon request of a holder of any of the Shares, the Company shall issue to such holder a new certificate therefor free of any transfer legend if (i) the Shares are being sold pursuant to a registration statement in compliance with the Securities Act, (ii) the Company shall have received either (A) a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Shares may be effected without registration under the Securities Act, or (B) a "no-action" letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto or (iii) such holder provides evidence reasonably satisfactory to the Company that it may sell such shares under Rule 144 of the Securities Act (or any successor rule).


                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser:

     3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to the Purchaser true and complete copies of its articles of incorporation and bylaws as currently in effect.

     3.2 Corporate Authorization; Minute Books. (a) The execution, delivery and performance by the Company of this Agreement, the Spacelink Agreement and the Related Agreements, are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company, provided that the issuance by the Company of the Spacelink Shares pursuant to the Spacelink Agreement and the issuance by the Company of the Shares pursuant to this Agreement are subject to approval by the shareholders of the Company. Each of this Agreement and the Spacelink Agreement constitutes a valid and binding agreement of the Company. Upon the execution and delivery by the Company and the other parties thereto, each of the Related Agreements will constitute a valid and binding agreement of the Company.

     (b) The Company has made available to the Purchaser true and complete copies of all minutes of meetings and actions by consent of (i) the boards of directors of the Intercable Group Entities and any committees thereof and (ii) shareholders or partners of the Intercable Group Entities. All actions taken by the Company requiring action by its board of directors or shareholders have been duly authorized or ratified by all necessary corporate action and are evidenced in such minutes and consents.

     (c) The Board of Directors of the Company, acting in accordance with the unanimous recommendation of a special committee of the Board of Directors of the Company, has unanimously (i) determined that the issuance of the Shares by the Company in exchange for the Purchase Price pursuant to this Agreement is fair to, and in the best interest of, the Company, (ii) determined that the issuance of the Spacelink Shares by the Company in exchange for the assets of Spacelink pursuant to the Spacelink Agreement is fair to, and in the best interest of, the Company and (iii) resolved to recommend the Intercable Proposals to the stockholders of the Company. The Company further represents that Salomon Brothers Inc and Dillon, Read & Co. Inc. have each delivered to the Company's Board of Directors its written opinion substantially to the effect that each of the issuance of the Shares by the Company in exchange for the Purchase Price pursuant to this Agreement and the issuance of the Spacelink Shares by the Company in exchange for the assets of Spacelink pursuant to the Spacelink Agreement, is fair to the Company from a financial point of view. The Company has been advised that all of its directors who are shareholders of the Company intend to vote in favor of the Intercable Proposals.

     3.3 Governmental Authorization. Assuming the accuracy of the Purchaser's representations and warranties contained in Section 4.3 hereof, the execution, delivery and performance by the Company of this Agreement, the Spacelink Agreement and the Related Agreements, and the consummation of the Transactions and the exercise by the Purchaser of the Control Option (assuming such exercise occurred on the date the representation is given), require no action by any Intercable Group Entity in respect of, or filing by any Intercable Group Entity with, any Governmental Authority organized within the United States of America, England or Spain other than (i) compliance with any applicable requirements of the Exon-Florio Act, (ii) the actions and filings listed on Schedule 3.3 and
(iii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement, the Spacelink Agreement and the Related Agreements, and the consummation of the Transactions and the exercise by the Purchaser of the Control Option (assuming such exercise occurred on the date the representation is given) do not:

          (i) violate (x) the articles of incorporation or by-laws of the Company or (y) the articles of incorporation, by-laws, partnership agreement or other organizational document (as applicable) of any other Intercable Group Entity,

          (ii) assuming compliance with the matters referred to in Section 3.3, the approval by the shareholders of Spacelink of the Spacelink Proposals and the accuracy of Purchaser's representations and warranties contained in
     Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on any Intercable Group Entity,

          (iii) except as set forth in Schedule 3.4 and assuming compliance with the matters referred to in Section 3.3 and the accuracy of Purchaser's representations and warranties contained in Section 4.3, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Intercable Group Entity under, or cause a loss of any benefit to which such Intercable Group Entity is entitled under, any agreement or other instrument binding upon any Intercable Group Entity or any Franchise Agreement, license, permit or other similar authorization held by any Intercable Group Entity, or

          (iv) result in the creation or imposition of any Lien on any asset of any Intercable Group Entity, except in the case of clauses (ii) , (iii) and
     (iv) , to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.5  Capitalization of the Company. (a) At the date hereof:

          (i) the Company's authorized capital stock consists of (A) 5,550,000 shares of Common Stock, of which 5,498,539 shares are issued and 4,913,021 shares are outstanding, and (B) 30,000,000 shares of Class A Common Stock, of which 16,062,502 shares are issued and 14,817,088 shares are outstanding,

          (ii) there are outstanding employee stock options to purchase an aggregate of 200,000 shares of Common Stock and 798,665 shares of Class A Common Stock, and Schedule 3.5 hereto lists the grantees of such options, together with the date of grant and the exercise price,

          (iii) there are outstanding $19,468,000 principal amount of 7.5% Convertible Debentures due June 1, 2007 of the Company, which are convertible into 1,289,272 shares of Class A Common Stock, and

          (iv) the Company holds (a) 585,518 shares of Common Stock and (b) 1,245,414 shares of Class A Common Stock in its treasury.

     (b) Except as set forth in paragraph (a) of this Section 3.5, as of the date hereof there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or
(iii) except as contemplated by this Agreement, the Option Agreements and the Spacelink Agreement, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i) , (ii) and (iii) being referred to collectively as the "Outstanding Securities"). There are no outstanding obligations of any Intercable Group Entity to repurchase, redeem or otherwise acquire any Outstanding Securities.

     (c) All outstanding shares of capital stock of the Company have been, and the Shares and the Spacelink Shares at or prior to the Closing will be, duly authorized and validly issued, fully paid and non-assessable and have been (or will have been) offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws. At the Closing, the Shares will be delivered to Purchaser free and clear of any Lien.

     (d) To the knowledge of the Company, as of the date hereof there are no voting trusts, shareholder agreements or any other agreements or understandings with respect to the voting of any shares of capital stock of the Company other than those so created by the articles of incorporation and by-laws of the Company and as contemplated hereby.

     3.6 Subsidiaries. (a) All Subsidiaries of the Company at the date hereof, and their respective jurisdictions of incorporation or organization (as applicable) are identified on Schedule 3.6. Schedule 3.6 also lists any investments in excess of $5,000,000 of any Intercable Group Entity at the date hereof in Persons that are not Subsidiaries of the Company. Each Subsidiary of the Company is either a corporation, general partnership or a limited partnership.

     (b) Each Subsidiary identified as a corporation on Schedule 3.6 is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary identified as a partnership on
Schedule 3.6 is a partnership duly organized and validly existing as a partnership under the laws of its jurisdiction of organization. Each Subsidiary has all corporate or partnership powers, as the case may be, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (c) Except as disclosed in Schedule 3.6 or pursuant to Liens granted to secure obligations under the Loan Agreements, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, but excluding restrictions in the partnership agreements of the Cable Partnerships), other than limitations and restrictions arising under applicable securities laws and regulations. There are no outstanding (i) securities of any such Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Intercable Group Entity or (ii) options or other rights to acquire from any such Subsidiary, or other obligation of any such Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Intercable Group Entity (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of any Intercable Group Entity to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     3.7 SEC Documents. (a) The Company has delivered to the Purchaser all reports, statements, schedules and registration statements filed with the SEC by each SEC Reporting Entity since May 31, 1991, including (i) the annual reports on Form 10-K of each SEC Reporting Entity for the fiscal years ended on or after May 31, 1991, (ii) the quarterly reports on Form 10-Q of each SEC Reporting Entity for the fiscal quarters ended after the end of the most recent fiscal year of such SEC Reporting Entity and (iii) the proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders or partners of each SEC Reporting Entity held since May 31, 1991.

     (b) Since May 31, 1991, each SEC Reporting Entity has duly filed with the SEC all registration statements, reports and proxy statements required to be filed by it under the Securities Act and the Exchange Act (the "SEC Documents"), and each such registration statement, when it became effective, and each such report or proxy statement when it was filed, as the case may be, complied in all material respects with the Securities Act or the Exchange Act, as the case may be.

     (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of its filing date, each such report or proxy statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     3.8 Financial Statements. (a) The audited and unaudited interim consolidated financial statements of the Company included in the SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as at the date thereof and the consolidated results of operations, stockholders' equity and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

     (b) The audited and unaudited interim financial statements of each SEC Reporting Entity other than the Company included in the SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of such SEC Reporting Entity as at the date thereof and the statements of operations, partners' capital (or stockholders' equity) and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

     3.9 No Undisclosed Material Liabilities. There are no liabilities of any Intercable Group Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities provided for in the Balance Sheets or disclosed in the notes thereto;

          (b) liabilities disclosed in the Current SEC Filings or in Schedule 3.13; and

          (c) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to be material to the Intercable Group, taken as a whole.

     3.10 Absence of Certain Changes. Except as disclosed in Schedule 3.10 or the SEC Documents filed with the SEC prior to the date hereof, since the Balance Sheet Date the business of the Intercable Group Entities has been conducted in the ordinary course consistent with past practices and there has not been:

          (i) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by any Intercable Group Entity of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

          (iii) any amendment of any term of any outstanding equity security of the Company, or any debt security material to the Intercable Group Entities, taken as a whole, but excluding debt issued pursuant to the Loan Agreements and capitalized leases;

          (iv) prior to the date hereof any incurrence, assumption or guarantee by the Company (or any Subsidiary that is not a Cable Partnership) of any indebtedness for borrowed money exceeding $10,000,000 in the aggregate for all Intercable Group Entities (other than the Cable Partnerships);

          (v) prior to the date hereof any incurrence, assumption or guarantee by any Cable Partnership of any indebtedness for borrowed money (excluding borrowings to refinance outstanding debt) exceeding $50,000,000 in the aggregate for all Cable Partnerships;

          (vi) prior to the date hereof, any making by any Intercable Group Entity of any loan, advance or capital contributions to or other investment in any Person other than (A) loans, advances or capital contributions to or investments in other Intercable Group Entities or (B) loans, advances, capital contributions to or investments in other Persons that are not JI Group Entities in an aggregate amount not exceeding $5,000,000;

          (vii) any damage, destruction or other casualty loss not covered by insurance affecting the business or assets of any Intercable Group Entity which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (viii) any material change in any method of accounting or accounting practice by any Intercable Group Entity, except as required by generally accepted accounting principles.

     3.11 Properties. Except as described in Schedule 3.11, each Intercable Group Entity possesses all assets (whether real or personal, tangible or intangible) and rights necessary to enable it to carry on its business in all material respects as currently conducted.

     3.12 Franchises. (a) Schedule 3.12 lists all Systems as of the date hereof and specifies for each such System (i) the name of the Intercable Group Entity that owns or operates such System, (ii) the material Franchise Agreements (other than FCC Licenses) relating to such System, true and complete copies of which have been previously delivered to the Purchaser, (iii) the approximate date on which each such Franchise Agreement expires, (iv) the approximate number of Subscribers serviced by such System on February 28, 1994 and (v) the approximate number of homes passed by such System on February 28, 1994.

     (b) The Intercable Group Entities have all material Franchise Agreements required to operate the Systems. All such Franchise Agreements held by an Intercable Group Entity were lawfully transferred or granted to such Intercable Group Entity pursuant to the rules and regulations of the relevant Governmental Authorities. The Franchise Agreements (other than FCC Licenses) authorize the Intercable Group Entity indicated on Schedule 3.12 to operate a System (or portion thereof) until the respective approximate expiration dates listed on
Schedule 3.12. Except as specifically disclosed in writing to the General Counsel of Purchaser, the Intercable Group Entities are in compliance in all material respects with all material Franchise Agreements relating to the Systems (taken as a whole), and no event has occurred or exists which permits, or, after the giving of notice or the lapse of time or both would permit, the revocation or termination of any Franchise Agreement, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c) Schedule 3.12 lists each Franchise Agreement for which an Intercable Group Entity has received notice from, or has been advised by, the relevant Governmental Authority that such Governmental Authority is taking, or threatening to take, action to terminate or otherwise revoke such Franchise Agreement.

     (d) Schedule 3.12 contains a complete list and brief description of all FCC Licenses granted to each Intercable Group Entity and in effect as of the date hereof, and all applications by an Intercable Group Entity for an FCC License now pending, other than the following types of licenses: (i) business and other two-way radio licenses that are used in connection with the operation of the businesses conducted by the Intercable Group and are not held for resale or to provide services to third parties and (ii) microwave licenses and earth station registrations which authorize the reception or transmission of signals in connection with the operation of the Systems.

     3.13 Litigation. (a) Except as listed and described in Schedule 3.13 or the Current SEC Filings, there are no claims, actions, suits, proceedings or, to the knowledge of the Company, investigations pending by or against any Intercable Group Entity or any of their respective businesses, properties, assets or any of the capital stock of any Intercable Group Entity at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, no such claim, action, suit, proceeding or investigation is threatened.

     (b) Except as described in Schedule 3.13, as of the date hereof there is no claim, action, suit, proceeding or, to the knowledge of the Company, investigation pending (or to the knowledge of the Company threatened) against, or affecting, any Intercable Group Entity or any of their respective properties before or by any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the Transactions or the exercise by the Purchaser of the Control Option.

     3.14 Material Contracts. (a) Except as disclosed in Schedule 3.14 or in any SEC Document filed with the SEC between December 31, 1992 and the date hereof (including documents incorporated by reference therein) and except for the Spacelink Agreement, as of the date hereof none of the Intercable Group Entities is a party to or bound by:

          (i) any partnership, joint venture or other similar agreement or arrangement material to the Intercable Group Entities, taken as a whole;

          (ii) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), except for agreements relating to the acquisition or disposition of cable television systems for a purchase price less than $5,000,000 in any one case or $25,000,000 in the aggregate;

          (iii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except for the Loan Agreements and any such other agreements with an aggregate outstanding principal amount not exceeding $10,000,000;

          (iv) any agreement that limits the freedom of any Intercable Group Entity to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Intercable Group Entity after the Closing Date (or the exercise by Purchaser of the Control Option) other than (A) reasonable and customary agreements not to compete in the cable television, SMATV or similar businesses for a period of not greater than five years entered into in connection with the sale or other disposition of such businesses and (B) provisions in Franchise Agreements that restrict Intercable Group Entities from providing certain services to customers in the franchise area; or

          (v) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Intercable Group, taken as a whole and that has not been disclosed in a Schedule to this Agreement.

     (b) Each agreement, commitment, arrangement or plan required to be disclosed in Schedule 3.12 or 3.14 to this Agreement (i) is a valid and binding agreement in all material respects of the relevant Intercable Group Entity and, to the knowledge of the Company, the other parties thereto and (ii) is in full force and effect. Except as described in Schedule 3.14, neither the relevant Intercable Group Entity nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, commitment, arrangement or plan required to be disclosed in Schedule 3.14, other than defaults or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.15 Insurance Coverage. The Company has furnished to the Purchaser a list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Intercable Group Entities. There is no material claim by any Intercable Group Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid timely and the Company and the Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Intercable Group Entities.

     3.16 Compliance with Laws and Court Orders; No Defaults. (a) None of the Intercable Group Entities is in violation of, and has since May 31, 1991, violated, any applicable law, rule, regulation, judgment, injunction, order or decree except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) Except as disclosed pursuant to Section 3.12 or Schedule 3.14, none of the Intercable Group Entities is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon any Intercable Group Entity or any license, franchise, permit or similar authorization held by any Intercable Group Entity, which defaults or potential defaults would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     3.17 Environmental Matters. (a) Except as disclosed on Schedule 3.17, there are no Environmental Liabilities which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) Except as disclosed in Schedule 3.17, there has been no Phase I or Phase II environmental site audit or assessment conducted of which the Company has knowledge in relation to the current or prior business of any Intercable Group Entity or any property or facility now or previously owned or leased by any Intercable Group Entity which has not been delivered to the Purchaser at least five days prior to the date hereof.

     (c) Except as disclosed in Schedule 3.17, none of the Intercable Group Entities owns or leases or has owned or leased any property, or conducts or has conducted any operations, in Connecticut or New Jersey.

     (d) For purposes of this Agreement, the following terms have the following meanings:

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, groundwater or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          "Environmental Liabilities" means any and all liabilities of or relating to any Intercable Group Entity, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

          "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

     3.18 Intellectual Property. Each Intercable Group Entity owns or possesses adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by it. Except as disclosed in
Schedule 3.18, the Company has no knowledge of any infringement by any Intercable Group Entity of, or conflict by any Intercable Group Entity with, any Intellectual Property Rights of others which is likely to be sustained and, if such infringement or conflict were sustained, would reasonably be expected to have a Material Adverse Effect.

     3.19 Taxes. Except as set forth in the Balance Sheets, Schedule 3.19 hereto, or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (a) the Intercable Group Entities have filed, been included in or sent, and will, prior to the Closing Date, file, be included in or send all material returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them prior to the Closing Date relating to any Taxes (as defined below) with respect to any income, properties or operations of any and all of the Intercable Group Entities prior to the Closing Date (collectively, the "Returns"); (b) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Intercable Group Entities and any other information required to be shown therein; (c) the Intercable Group Entities have timely paid or made provision for all Taxes that have been shown as due and payable on the Returns that have been filed; (d) the Intercable Group Entities have made or will make provision for all Taxes payable for any periods that end on or before the Closing Date for which no Returns have yet been filed and for any periods that begin before the Closing Date and end after the Closing Date to the extent such Taxes are attributable to the portion of any such period ending at the Closing Date; (e) the charges, accruals and reserves for taxes reflected on the books of the Intercable Group Entities are adequate to cover the Tax liabilities that have accrued or are payable by the Intercable Group Entities;
(f) none of the Intercable Group Entities is delinquent in the payment of any material Taxes; (g) no deficiency for any material Taxes has been proposed, asserted or assessed in writing against any of the Intercable Group Entities (or any member of any affiliated or combined group of which any of the Intercable Group Entities is or has been a member for which any of the Intercable Group Entities could be liable); and (h) none of the Intercable Group Entities is or has been a party to any tax sharing agreement with any corporation which, as of the Closing Date, is not a member of the affiliated group of which the Company or Spacelink is a member. "Tax" means with respect to any person (A) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person, (B) any liability of any Intercable Group Entity for the payment of any amount of the type described in clause (A) as a result of being a member of an affiliated or combined group or being a party to any arrangement or agreement whereby liability of any Intercable Group Entity was determined or taken into account by reference to the liability of any other Person for any period and (C) any liability of any Intercable Group Entity for the payment of any amounts of the type described in clauses (A) or (B) as a result of any express or implied obligation to indemnify any other Person.

     3.20  Transactions with Affiliates. (a) Except as disclosed on Schedule
3.20 or in the SEC Documents filed with the SEC prior to the date hereof, no Intercable Group Entity is, or since May 31, 1991, has been, a party to a material agreement or transaction with any of its Affiliates (other than other Intercable Group Entities).

     (b) Except as disclosed on Schedule 3.20 or pursuant to transactions disclosed in the Current SEC Filings:

          (i) no officer or director of any Intercable Group Entity (other than the Cable Partnerships) is employed by, or renders or supplies services to, any JI Group Entity (A) for which the JI Group Entities since May 31, 1992 paid, or are reasonably expected to pay, more than $20,000 per year or (B) on terms which do not require such JI Group Entity to pay fair market value for such services, and

          (ii) no officer or director of any JI Group Entity is employed by, or renders or supplies services to, any Intercable Group Entity (other than the Cable Partnerships) (A) for which the Intercable Group Entities since May 31, 1992 paid, or are reasonably expected to pay, more than $20,000 per year or (B) on terms which do not require such Intercable Group Entity to pay fair market value for such services.

     (c) Schedule 3.20 lists all property or assets (whether real or personal, tangible or intangible) that are owned, leased or licensed by a JI Group Entity and are necessary for use in connection with the businesses conducted by any of the Intercable Group Entities.

     (d) Except as set forth in Schedule 3.20 or in the SEC Documents filed with the SEC prior to the date hereof, to the knowledge of the Company, none of the officers or directors of any Intercable Group Entity, or their relatives, owns directly or indirectly, individually or collectively, a material interest in any Person (other than a JI Group Entity) which is a material customer or supplier of (or has any material existing contractual relationship with) any Intercable Group Entity or owns any property used in the business of any Intercable Group Entity.

     3.21 Directors and Officers. Schedule 3.21 identifies all directors and officers of the Company at the date hereof. At the date hereof, none of such directors or officers has indicated to an officer of the Company that he or she intends to resign or retire within one year after the Closing Date as a result of the Transactions or the exercise by Purchaser of the Control Option.

     3.22 Employee Benefit Plans. (a) Schedule 3.22(a) identifies each Employee Plan. The Company has furnished to the Purchaser copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof.

     (b) No Employee Plan is a Multiemployer Plan, Title IV Plan or "defined benefit plan" as defined in Section 3(35) of ERISA.

     (c) No "prohibited transaction", as defined in Section 406 of ERISA or
Section 4975 of the Code, has occurred with respect to any Employee Plan or any other employee benefit plan or arrangement maintained by any Intercable Group Entity or any of its ERISA Affiliates which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption and excluding transactions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Intercable Group Entity nor any of its ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

     (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt during the period from creation to date. The Company has provided the Purchaser with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Except as described in Schedule 3.22(a), each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

     (e) Schedule 3.22(e) identifies each material Benefit Arrangement. The Company has furnished to the Purchaser copies or descriptions of each such Benefit Arrangement. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (f) The Expected Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of active, retired and former employees of the Intercable Group Entities does not in the aggregate exceed $1,000,000 and, except as set forth on Schedule 3.22(f), no condition exists that would prevent the Intercable Group Entities from amending or terminating any plan providing health, medical or life insurance benefits in respect of any such active, retired or former employee.

     (g) Except as set forth in Schedule 3.22(g), there is no contract, agreement, plan or arrangement covering any employee or former employee of any Intercable Group Entity that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

     (h) Except as set forth on Schedule 3.22(h), and except for bonuses not to exceed $1,000,000 in the aggregate, no current or former director, officer or employee of any Intercable Group Entity will become entitled to any bonus, retirement, severance, job security or similar benefit from the Intercable Group Entities, or any enhancement of any such benefit, solely as a result of the consummation of the Transactions or the exercise by Purchaser of the Control Option. Without limiting the generality of the foregoing, neither the consummation of the transactions contemplated hereby nor the exercise by Purchaser of the Control Option will constitute a "Change of Control" for purposes of the Jones Intercable, Inc. 1992 Stock Option Plan or otherwise result in the acceleration of vesting of stock options under any stock option plan of the Company in effect at the Closing Date.

     (i) For purposes of this Agreement,the following terms have the following meanings:

          "Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any other contract, plan, policy or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by any of the Intercable Group Entities or any of its Affiliates and (iii) covers any employee or former employee of any Intercable Group Entity.

          "Employee Plan" means any "employee benefit plan", as defined in
     Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by any of the Intercable Group Entities or any of its Affiliates and (iii) covers any employee or former employee of any Intercable Group Entity.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

     3.23 Finders' Fees. Except for the fees payable pursuant to Section 5.12 or as disclosed in Schedule 3.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Intercable Group Entity who might be entitled to any fee or commission from Purchaser or any Intercable Group Entity in connection with the Transactions, or the exercise by the Purchaser of the Control Option.

     3.24  Spacelink. (a) In connection with the consummation of the Closing,
(i) the Company makes to the Purchaser the representations and warranties set forth in Exhibit I (in addition to the representations and warranties described in this Article 3) and (ii) each Schedule to this Agreement will be deemed to include the Spacelink Schedule having a corresponding number to each such Schedule.

     (b) The parties acknowledge that in connection with the Spacelink Transaction, a wholly-owned Subsidiary of the Company will acquire substantially all of the assets, and assume substantially all of the liabilities, of Spacelink. For purposes of the representations and warranties made at and as of the Closing Date pursuant to Section 6.2, references to the "Intercable Group" include such assets and liabilities.

     (c) The representations and warranties of Spacelink set forth in the Spacelink Agreement (i) are similar in all material respects to the representations and warranties of Intercable set forth in this Article 3, as qualified by the Spacelink Schedules and (ii) to the knowledge of the Company are true and correct in all material respects. As of the date hereof, to the knowledge of the Company, the representations and warranties set forth in
Exhibit I will be true and correct in all material respects at and as of the Closing Date.

     (d) The Spacelink Agreement includes the covenants set forth in Exhibit J.

     (e) In the event the Alternative Transaction is consummated, the Spacelink Agreement will be terminated and this Section 3.24, and Exhibits I and J hereto, will have no force or effect.

     3.25 Representations. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

     3.26 Use of Proceeds. The Company intends that the proceeds received by it in connection with the sale to Purchaser of the Shares will be used to (i) repay short-term indebtedness of the Company, (ii) purchase cable television systems or (iii) purchase short-term investments.


                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Company that:

     4.1 Organization and Existence. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Canada and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     4.2 Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement, the Shareholders Agreement, the Supply and Services Agreement and the Secondment Agreement are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes, and at Closing the Shareholders Agreement, the Supply and Services Agreement and the Secondment Agreement will constitute, valid and binding agreements of the Purchaser.

     4.3 Governmental Authorization. Assuming the accuracy of the Company's representations and warranties contained in Section 3.3, the execution, delivery and performance by the Purchaser of this Agreement require no action by Purchaser or BCE Inc. or in respect of, or filing by Purchaser or BCE Inc. with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the Exon-Florio Act and (ii) any such action or filing as to which the failure to make or obtain would not reasonably be expected to be, individually or in the aggregate, material to the business, assets, results of operations, properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

     4.4 Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement, the Shareholders Agreement and the Supply and Services Agreement and the Secondment Agreement do not

(i) violate the certificate of incorporation or bylaws of Purchaser or (ii) assuming compliance with the matters referred to in Section 4.3 and the accuracy of the Company's representations and warranties contained in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, or constitute a default under, any agreement or instrument binding upon the Purchaser, except, in the case of clauses (ii) and (iii), to the extent that any such violation, failure to obtain any such consent or take such other action would not reasonably be expected to be, individually or in the aggregate, material to the business, assets, results of operations, properties or condition (financial or otherwise) of the Purchaser.

     4.5 Finders' Fees. Except for the fees payable pursuant to Section 5.12, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission from any Intercable Group Entity upon consummation of the Transactions or the exercise by the Purchaser of the Control Option.

     4.6 Purchase for Investment. The Purchaser is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any public distribution thereof. Any transfer of Shares by the Purchaser will be made in compliance with the Securities Act.

     4.7 Litigation. As of the date hereof there is no claim, action, suit, proceeding or, to the knowledge of Purchaser, investigation pending (or to the knowledge of the Purchaser threatened) against, or affecting, the Purchaser, its Affiliates or any of its or their properties before or by any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay consummation of the Transactions.

     4.8 Financial Statements. The audited pro-forma consolidated balance sheet of the Purchaser as of December 31, 1993 and the related pro-forma consolidated statements of income and cash flows the year then ended, previously delivered to the Company, present fairly, in all material respects, the pro-forma consolidated financial position of the Purchaser as of such date and its pro-forma consolidated results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles in Canada, applied on a consistent basis.

     4.9 Compliance with Laws and Court Orders. Neither the Purchaser nor any of its Subsidiaries is in violation of, nor has any of them since May 31, 1991, violated any applicable law, rule, regulation, judgment, injunction, order or decree that would reasonably be expected to prevent or materially delay the consummation of the Transactions.

     4.10 Disclosure in Joint Proxy Statement. The information to be supplied by Purchaser in writing specifically for use in the joint proxy statement to be filed by the Company and Spacelink with the SEC pursuant to Section 5.1, any amendments and supplements thereto and any reports required to be filed with the SEC will not, when first mailed to the shareholders of the Company and at the time the shareholders of the Company and Spacelink vote on the Intercable Proposals and the Spacelink Proposals, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE 5

                             PRE-CLOSING COVENANTS

     5.1 Stockholder Meetings; Proxy Material. (a) The Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the following matters (the "Intercable Proposals"):

          (i) a proposal to approve the acquisition by the Company of substantially all of the assets of Spacelink in exchange for the Spacelink Shares and the assumption by the Company of all liabilities of Spacelink (other than liabilities to dissenting shareholders), as contemplated by the Spacelink Agreement, and

          (ii) a proposal to approve the issuance by the Company of the Shares to the Purchaser, as contemplated by this Agreement. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval of the Intercable Proposals by the Company's stockholders.

     (b) Pursuant to the Spacelink Agreement, Spacelink has agreed to cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of the following matters (the "Spacelink Proposals"):

          (i) a proposal to approve (x) the acquisition by the Company of substantially all of the assets of Spacelink in exchange for the Spacelink Shares and the assumption by the Company of all liabilities of Spacelink (other than liabilities to dissenting shareholders), (y) the dissolution of Spacelink and (z) the distribution by Spacelink to its shareholders (other than dissenting shareholders) of all of the shares of Capital Stock then held by Spacelink, in each case as contemplated by the Spacelink Agreement, and

          (ii) a proposal to approve the Alternative Transaction (as defined in the Transaction Agreement). Pursuant to the Spacelink Agreement, the Directors of Spacelink have agreed to, subject to their fiduciary duties as advised by counsel, recommend approval of the Spacelink Proposals by Spacelink's stockholders.

     (c) In connection with such meetings, the Company (i) will promptly prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a joint proxy statement/prospectus and all other proxy materials for such meeting,
(ii) will use its reasonable efforts to obtain the necessary approvals by its stockholders of the matters submitted for approval to such stockholders and
(iii) will otherwise comply with all legal requirements applicable to such meeting.

     (d) The Company will not file, amend or supplement any SEC Transaction Document, and pursuant to the Spacelink Agreement will not allow Spacelink to file, amend or supplement any SEC Transaction Document, without prior consultation with the Purchaser and its counsel. The Company shall notify the Purchaser promptly of the receipt by the Company, or to its knowledge Spacelink, of any comments from the SEC for amendments or supplements to any SEC Transaction Document or for additional information and will supply the Purchaser with copies of all correspondence between the Company or, to the extent available to the Company, Spacelink and their respective representatives, on the one hand, and the SEC or the members of its staff or any other governmental officials, on the other hand, with respect to any SEC Transaction Document.

     5.2 Certain Pre-Closing Transactions. (a) Pursuant to the Spacelink Agreement, Spacelink has agreed to distribute to its shareholders the Spacelink Shares and 2,859,240 shares of Common Stock immediately following consummation of the Spacelink Transaction.

     (b) On or prior to the Closing Date, following the approval by the stockholders of the Company of the Intercable Proposals, the Board of Directors of the Company will cause the Amended and Restated By-Laws of the Company, substantially in the form of Exhibit F attached hereto, to be adopted, provided that nothing contained in this Agreement shall require such actions to be taken prior to the time that all of the conditions set forth in Article 6 (other than those related to such actions) have been satisfied or waived.

     5.3 Conduct Prior to Closing. (a) Except as contemplated by this Agreement, from the date hereof until the Closing Date, the Company shall, and will cause each of the other Intercable Group Entities to, conduct its businesses in the ordinary course consistent with past practice and to use its reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the consent of the Purchaser or except as required to consummate the Transactions in accordance with the terms of this Agreement and the Spacelink Agreement, the Company will not take, or agree to take, or permit any other Intercable Group Entity to take or agree to take, directly or indirectly, any of the following actions:

          (i) authorize, sell, distribute or otherwise issue, or grant rights with respect to, New Securities, Employee Options or Subsidiary Securities (or any stock appreciation or similar interests or rights with respect to such securities) except for (A) routine grants of Employee Options (or stock appreciation rights) approved after the date hereof by the compensation committee of the Board in an amount not to exceed options to purchase (and stock appreciation rights in respect of 2,000,000) shares of Class A Common Stock in the aggregate, (B) any issuances of Capital Stock pursuant to the terms of Employee Options or the Convertible Debentures,
     (C) authorizations, sales, distributions or other issuances of Subsidiary Securities to Persons that are wholly-owned Intercable Group Entities (except in connection with sales of Subsidiary Securities permitted by subparagraphs (v) and (vi) of this subsection 5.3(a)) or (D) Permitted Equity Issuances,

          (ii) repurchase, redeem or exchange any shares of Capital Stock, other than (A) repurchases, redemptions or exchanges of Class A Common Stock where all holders of Class A Common Stock are entitled to participate on a pro rata basis, (B) repurchases of Class A Common Stock in the open market, provided that at any time the aggregate number of shares of Class A Common Stock repurchased during the immediately preceding 12 months may not exceed 5% of the aggregate number of shares of Capital Stock outstanding on the immediately preceding December 31 (calculated on a fully diluted basis assuming the conversion of all options and the exercise of other rights), and (C) as contemplated by the terms of any New Securities,

          (iii) amend the articles of incorporation or bylaws of the Company,

          (iv) (A) in the case of the Company and its Consolidated Subsidiaries, incur Debt if after the incurrence of such Debt, Net Debt would exceed the Permitted Amount and (B) in the case of the Cable Partnerships, incur long-term Debt not in the ordinary course of business,

          (v) acquire or sell any interest in a cable television system that is not owned by a Cable Partnership for a purchase price exceeding $50,000,000 in any single transaction (or series of related transactions), and $250,000,000 in the aggregate for acquisitions and $250,000,000 in the aggregate for sales,

          (vi) acquire or sell any interest in a business (other than a cable television system) having a purchase price exceeding $5,000,000 in any single transaction (or series of related transactions), and $50,000,000 in the aggregate for acquisitions and $50,000,000 in the aggregate for sales,

          (vii) enter into (whether by acquisition or otherwise) a line of business other than (A) the Core Business in the United States of America, England and Spain, (B) the provision of audio programming services to radio stations and cable television systems, (C) manufacturing and marketing of computer and facsimile security products and software, and the manufacture of printed circuit board assembly using surface mount or through-hole technology for the computer, communications, business equipment, finance, medical and scientific industries, (D) the acquisition and distribution of entertainment, informational, educational and other programming services in connection with the provision of cable television or multi-media services to customers of a System and (E) the provision of local origination programming services to customers of a System (whether required by a Franchise Agreement or otherwise),

          (viii) take any action that would reasonably be expected to, as a result of a law, rule or regulation of a Governmental Authority organized within the United States of America, England or any other jurisdiction where the Intercable Group conducts a material portion of its business, (A) prevent Purchaser from exercising the Control Option or from otherwise obtaining control of the Company, (B) require Purchaser to divest or otherwise limit Purchaser's ability to exercise full rights of ownership over the Control Option or any shares of Capital Stock (whether acquired upon exercise of the Control Option or otherwise) or (C) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or impose a material limitation on the conduct of Intercable Group's business, provided that (1) if on the date hereof the activities conducted by any BCE Group Entity are subject to any such law, rule or regulation (based on interpretations in effect on the date hereof) that has, or would reasonably be expected to have, one or more of the effects described in clauses (A), (B) or (C), or if after the date hereof Purchaser or any of its Affiliates enters into a new line of business and at such time there is a law, rule or regulation that has, or would reasonably be expected to have, one or more of the effects described in clauses (A), (B) or (C), then in each case this subparagraph (viii) will not apply to actions of the Intercable Group that would reasonably be expected to have such effects under such law, rule or regulation and (2) after the Option Termination Date this subparagraph (viii) will only apply to actions that would reasonably be expected to require Purchaser to divest, or otherwise limit its ability to exercise full rights of ownership over, any shares of Capital Stock,

          (ix) (A) sell substantially all of the assets of the Company, (B) adopt a plan of liquidation or dissolution of the Company, (C) engage in a merger, consolidation, share exchange or other business combination involving the Company (except in connection with an acquisition for cash that is permitted by subparagraphs (v) and (vi) of this Section 5.3(a)),
     (D) engage in a recapitalization, stock split or similar reconstitution of the Capital Stock or (E) file a petition by or on behalf of the Company or any Subsidiary, or the taking of similar action, under any bankruptcy, insolvency, reorganization or similar law,

          (x) declare or make any provision for payment of, or the setting aside of assets with respect to, any dividend or other distribution of any property other than cash by the Company with respect to any shares of Capital Stock, and

          (xi) agree to, or enter into, any amendment to a Related Agreement; provided, however, any transaction approved by Purchaser pursuant to the Company's request will not count towards the aggregate transaction amounts described in subparagraphs (v) and (vi) above. If the Company wishes to take an action described in subparagraphs (i) through (xi) above, the Company will deliver to Purchaser a written notice describing in reasonable detail the action proposed to be taken and expressly requesting Purchaser's consent to such action pursuant to this subsection 5.3(a). Such notice will be accompanied by such additional information as is reasonably required to enable Purchaser to evaluate such proposed action. Upon receipt of such notice, Purchaser will have ten Business Days to exercise its right not to consent to such proposed action. If no response is received by the Company from Purchaser prior to the expiration of such time period, the proposed action will be deemed to have been approved by Purchaser.

     (b) The Company will not, and will not permit any Intercable Group Entity to, take or agree to take any action that would knowingly make any representation and warranty set forth in Article 3 inaccurate in any respect at, or as of any time prior to, the Closing Date. The Purchaser will not take or agree to take any action that would knowingly make any representation and warranty set forth in Article 4 inaccurate in any respect at, or as of any time prior to, the Closing Date.

     (c) From the date hereof until the Closing, the Company will regularly advise and consult with the Purchaser as to the business of the Intercable Group Entities and to its knowledge the business of Spacelink and its Subsidiaries, which consultation will include the review of (i) strategic, operating and financial plans, including plans for acquisitions and sales of cable television systems (both as they relate to Partnership Systems and Owned Systems), (ii) equity, debt, joint venture and other financing strategies, (iii) business plans for operations, marketing and technology deployment and (iv) personnel, compensation and related policy decisions. From the date hereof until the Closing, the Company will deliver to the Purchaser copies of any agreements described in Section 3.14(a) that are entered into by an Intercable Group Entity after the date hereof.

     (d) As soon as available, the Company shall furnish the Purchaser with a consolidated balance sheet and related consolidated statements of income, stockholders' equity and cash flows for (i) all fiscal quarters ending after November 30, 1993 but prior to the Closing Date, and (ii) when available, for the fiscal year ended May 31, 1994. All such financial statements will be (and will be accompanied by a statement by the Chief Financial Officer of the Company that, in the opinion of management of the Company such financial statements have been) prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of the Company at, and for the period ended, May 31, 1993, will fairly present, in all material respects and in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial condition, results of operations, stockholders' equity and cash flows for the applicable periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements). The Company will furnish to the Purchaser similar financial statements of Spacelink as soon as delivered to the Company pursuant to the Spacelink Agreement.

     (e) As soon as available and in any event within 20 calendar days after the end of each monthly accounting period ending prior to the Closing, the Company shall furnish the Purchaser with (i) a management report with respect to operating revenues, operating expenses, capital expenditures and related information in such detail as such management report is prepared for the use of the management of the Company, consistent with past practice and (ii) as soon as delivered to the Company pursuant to the Spacelink Agreement, a similar management report for such period prepared for use of the management of Spacelink.

     (f) Purchaser acknowledges that prior to the date hereof certain services have been provided by the Intercable Group Entities to the JI Group Entities, and by the JI Group Entities to the Intercable Group Entities. Purchaser agrees that the services described in the Current SEC Filings may continue to be provided during the period from the date hereof to the Closing Date, on terms and conditions consistent with past practice. Except for transactions described in the immediately preceding sentence or contemplated by this Agreement or any of the Related Agreements, the Company agrees that prior to Closing neither it nor any Intercable Group Entity will engage in any material transaction, or enter into any material agreement, with any JI Group Entity unless the terms of such transaction are fully and fairly disclosed to, and approved by, Purchaser.

     (g) From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, the Company agrees that the Purchaser shall be entitled to designate an observer to attend meetings of the Board of Directors of the Company, provided that such observer shall be excluded from such meetings at all times during which the Board of Directors is discussing or considering a transaction between the Company and the Purchaser, or any other matter for which the attendance of such observer would not be in the best interests of the stockholders as determined by the Chairman of the Board or the independent directors. The Company shall provide such observer with the same notice of meetings of the Board of Directors as that provided to directors of the Company.

     5.4 Interim Financing. (a) Notwithstanding any other provision of this Agreement, if the Company believes that prior to the Closing its sources of funds may be insufficient to meet its projected cash requirements, the Company will discuss with the Purchaser the potential sources of financing to fund such projected shortfall. If after such discussions the Company reasonably believes that equity financing is its preferred alternative, the Company may sell up to 1,500,000 shares of Class A Common Stock, provided that prior to any such sale it first offers such shares to the Purchaser pursuant to the procedures set forth in paragraph (b) below.

     (b) In the event the Company wishes to sell shares pursuant to this Section 5.4, the Company will deliver a written notice (a "Sale Notice") to the Purchaser setting forth the number of shares of Class A Common Stock proposed to be sold (the "Notice Shares"), the proposed purchase price per share (the "Notice Price") and the other terms and conditions of such sale. Purchaser shall have the right for ten Business Days from the date of receipt of a Sale Notice (the "Notice Period") to agree to purchase any or all Notice Shares at the Notice Price, by delivery of written notice to the Company. If Purchaser so notifies the Company of its intent to purchase any Notice Shares, the closing for the purchase and sale of such Notice Shares will take place not more than five Business Days after the delivery of such notice to the Company. If Purchaser fails to notify the Company prior to the expiration of the Notice Period of its intent to purchase all Notice Shares, the Company will have the right, for a period of 20 Business Days after the expiration of the Notice Period, to sell any Notice Shares that Purchaser has not purchased or agreed to purchase to any Person in the open market, and otherwise to any Person that is not primarily engaged in the cable television or telecommunications business in the United States, Canada or Mexico, at a price per share not less than 90% of the Notice Price, provided that if during such period the Company wishes to sell shares at a price per share less than such amount, the Company will deliver an amended Sale Notice to the Purchaser setting forth the amended Notice Price. The provisions of the immediately preceding three sentences shall apply to any such amended Sale Notice, except that the Notice Period will be five Business Days.

     (c) Any shares of Class A Common Stock sold to the Purchaser pursuant to this Section 5.4 will be sold pursuant to an effective registration statement under the Securities Act and will be subject to the registration rights to be granted to the Purchaser pursuant to Section 3.9 of the Shareholders Agreement.

     5.5 Access to Information. (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Company will (i) give, and will cause each other Intercable Group Entity to give, the Purchaser, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Intercable Group Entities, (ii) furnish, and will cause each other Intercable Group Entity to furnish, to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Intercable Group Entities to cooperate with the Purchaser in its investigation of the Intercable Group Entities. From the date hereof until the earlier of the consummation of the Spacelink Transaction or the termination of this Agreement, pursuant to the Spacelink Agreement the Company will cause Spacelink (i) to give, and to cause each Subsidiary of Spacelink to give, the Purchaser, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Spacelink and its Subsidiaries, (ii) to furnish, and to cause each Subsidiary of Spacelink to furnish, to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Spacelink and its Subsidiaries to cooperate with the Purchaser in its investigation of Spacelink and its Subsidiaries.

     (b) Any investigations described in paragraph (a) by the Purchaser and its representatives will be conducted so as not to unreasonably disrupt the business operations of the Intercable Group Entities or Spacelink and its Subsidiaries, as the case may be. No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made under this Agreement.

     5.6 Notices of Certain Events. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Company and the Purchaser shall promptly notify each other of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions or the exercise by the Purchaser of the Control Option;

          (ii) any notice or other communication from any Governmental Authority (other than routine correspondence) in connection with any of the Transactions or the exercise by the Purchaser of the Control Option;

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Intercable Group Entities, Spacelink or any of its Subsidiaries, or the Purchaser, as applicable, that, if pending on the Closing Date, would be required to be disclosed pursuant to Section 3.13 or 4.7, as applicable, or that relate to the consummation of the Transactions or the exercise by the Purchaser of the Control Option; and

          (iv) any material adverse developments affecting the business of the Company, other than developments affecting the cable television industry generally.

     5.7 Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement and the Spacelink Agreement, each of the Purchaser and the Company will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to satisfy the conditions to the other party's obligations under this Agreement and the Spacelink Agreement, as the case may be, provided that nothing herein will be construed as requiring the Purchaser to take any action in connection with the consummation of the Spacelink Transaction. The Purchaser and the

Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions in accordance with the terms of this Agreement and the Spacelink Agreement.

     (b) The Company and the Purchaser shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and
(ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

     5.8 Public Announcements. The Company and the Purchaser agree to consult with each other before issuing (or allowing their Affiliates or Subsidiaries to issue) any press release with respect to any of the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     5.9 Other Offers. (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, no Restricted Person will, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject, in the case of the Company, to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, with a view to pursuing an Acquisition Proposal with any Person (x) engage in negotiations with, or (y) disclose any nonpublic information relating to any Intercable Group Entity to, or (z) afford access to the properties, books or records of any Intercable Group Entity to, any such Person. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Company will promptly notify the Purchaser after receipt by a Restricted Person of (A) any Acquisition Proposal or (B) actual notice that any person is giving serious consideration to making an Acquisition Proposal or (C) any request for nonpublic information relating to any Intercable Group Entity or for access to the properties, books or records of any Intercable Group Entity by any person that has made, or a Restricted Person reasonably believes is considering making, an Acquisition Proposal and will keep the Purchaser fully informed of the status and details of any such Acquisition Proposal, notice or request. Nothing in this Section 5.9 shall prevent a Restricted Person from discussing, negotiating and otherwise pursuing transactions for which no consent of Purchaser is required under Section 5.3(a), or as contemplated by Section 5.4.

     (b) "Acquisition Proposal" means a bona fide offer or proposal for, or indication of interest in, a merger or other business combination involving the Company, Spacelink or any other Intercable Group Entity or the acquisition of any substantial equity interest in, or a substantial portion of the assets of, the Company or any other Intercable Group Entity, other than the Transactions.

     (c) "Restricted Persons" means the Company and any other Intercable Group Entity and their respective officers, directors, employees or other agents.

     5.10 Break-Up Fee. (a) In the event that the Company enters into an agreement relating to a Material Financing Transaction prior to 45 days after any termination of this Agreement (other than a termination pursuant to clause
(i), (iii) or (iv) of Section 8.1), the Company will pay to the Purchaser an amount in cash equal to $5,000,000.

     (b) "Material Financing Transaction" means any transaction (other than the Transactions) pursuant to which (i) the Company issues (or is obligated to issue pursuant to the terms of a convertible or similar security) more than 1,000,000 shares of its common stock at a price greater than $26.125 per share (not including any shares issued pursuant to Section 5.4), (ii) the Company sells substantially all of its assets to a third party, or (iii) the Company consummates a merger, recapitalization, restructuring or other business combination involving the Company and a Person other than the Purchaser or an Affiliate thereof pursuant to which any class of common stock of the Company is valued at a price greater than $26.125 per share.

     5.11 No Other Cable Business Discussions. (a) Until the earlier of the Closing Date and the termination of this Agreement, none of the Purchaser or any Subsidiary of the Purchaser, and the officers, directors, employees or other agents of the Purchaser or any such Subsidiary will, directly or indirectly, (i) take any action to solicit, initiate or encourage any Cable Acquisition Proposal (as defined below) or (ii) with a view to pursuing a Cable Acquisition Proposal with any Person, engage in negotiations, or exchange information, with any such Person or its directors, officers, employees or agents. The Purchaser will promptly notify the Company after receipt by it of (A) a Cable Acquisition Proposal or (B) actual notice from a third party that it is seriously considering making or is interested in receiving a Cable Acquisition Proposal. The Purchaser will keep the Company fully informed of the status and details of any such Cable Acquisition Proposal or notice.

     (b) "Cable Acquisition Proposal" means any bona fide offer or proposal for, or indication of interest in, (x) a merger or other business combination involving the Purchaser (or any Subsidiary of the Purchaser) and any of the companies listed on Schedule 5.11 hereto or any Subsidiary of any such companies or (y) the acquisition of any equity interest in, or a substantial portion of the assets of, any such companies or Subsidiaries.

     5.12 Fees and Expenses. At the Closing, the Company will pay (i) a financial advisory fee of $2,000,000 to Jones Financial Group, Inc. and (ii) $600,000 to the Purchaser to cover expenses incurred by it in connection with this Agreement.

     5.13 Confidentiality. The Purchaser and its Affiliates will hold in confidence and not use, and will use its reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Intercable Group or any Spacelink Group Entity furnished to or acquired by the Purchaser or its Affiliates in connection with the consummation of the Transactions, except to the extent that such information can be shown to have been (i) previously known by the Purchaser on a nonconfidential basis, (ii) in the public domain through no fault of the Purchaser or (iii) later lawfully acquired by the Purchaser on a non-confidential basis from sources other than the Company or any of its Affiliates. The obligation of the Purchaser and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Purchaser and its Affiliates will, and will use their reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by the Purchaser or its Affiliates or on their behalf from any Intercable Group Entity or any Spacelink Entity in connection with this Agreement that are subject to such confidence.

     5.14 Spacelink Agreement. (a) The Company will consult with the Purchaser as to all material matters arising under the Spacelink Agreement and will furnish the Purchaser with copies of all correspondence, notices and other written communications between the Company or any of its respective counsel or other agents on the one hand, and Spacelink or any of its respective counsel or other agents on the other hand.

     (b) The Company will not amend or waive any provision of the Spacelink Agreement without the consent of the Purchaser. The Company will consult with the Purchaser as to any breach by Spacelink under the Spacelink Agreement and will take any action reasonably requested by the Purchaser in connection with any such breach.


                                   ARTICLE 6

                             CONDITIONS TO CLOSING

     6.1 Conditions to Obligations of the Purchaser and the Company. The obligations of the Company to sell, and the Purchaser to purchase, the Shares under this Agreement are each subject to the satisfaction or, to the extent legally permissible, waiver by each such party at or prior to the Closing of the following conditions:

          (a) The shareholders of the Company will have approved the Intercable Proposals, and the shareholders of Spacelink will have approved the Spacelink Proposals.

          (b) Unless an Alternative Transaction Notice is delivered pursuant to the Transaction Agreement, the Spacelink Transaction will have been consummated in accordance with the terms and conditions of the Spacelink Agreement (or such other terms and conditions as are acceptable to each of the Company and the Purchaser in their respective sole direction).

          (c) The United States Government shall have completed its national security review under the Exon-Florio Act and shall have concluded that no Presidential action to suspend or prohibit the transactions contemplated hereby is warranted.

          (d) There shall not then be in effect any order enjoining or restraining consummation of the Transactions, and there shall not then be instituted or pending any action or proceeding brought by a Governmental Authority before any federal or state court or other Governmental Authority challenging the acquisition of the Shares by the Purchaser or otherwise seeking to restrain or prohibit consummation of the Transactions or seeking to impose any material limitation on any material provision of this Agreement or the Spacelink Agreement.

          (e) The House of Representatives or the Senate of the United States Congress shall not have passed after the date hereof any bill that would reasonably be expected to have any of the effects described in clauses (i),
     (ii) or (iii) of Section 6.2(f).

          (f) All actions by, in respect of or filings with any Governmental Authority required to permit the consummation of the Transactions shall have been taken or obtained, as the case may be, and shall be in full force and effect, other than such actions or filings as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (g) Each of the Related Agreements shall have been executed and delivered by each party thereto.

          (h) The Intercable Group Entities shall have received all third party consents required to consummate each of the Transactions, in each case in form and substance reasonably satisfactory to the Purchaser and the Company, other than such consents the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     6.2 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction or, to the extent legally permissible, waiver by the Purchaser, of the following further conditions:

          (a) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Spacelink Agreement on or prior to the Closing Date and Spacelink shall have performed in all material respects all obligations required to have been performed by it under the Spacelink Agreement (including the covenants set forth in Exhibit J) on or prior to the Closing Date.

          (b) The representations and warranties of the Company contained in this Agreement (including the representations and warranties set forth in Exhibit I, and as qualified by the Spacelink Schedules) and in any certificate delivered by the Company pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date.

          (c) The Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company confirming the matters described in paragraphs (a) and (b) of this Section 6.2.

          (d) The Purchaser shall have received an opinion of Elizabeth Steele, counsel to the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit G.

          (e) The Purchaser shall have received all documents it may reasonably request relating to the existence of the Company and other Intercable Group Entities and the authority of the Company for this Agreement, the Spacelink Agreement and the Related Agreements, all in form and substance reasonably satisfactory to the Purchaser.

          (f) There shall not then be in effect any order enjoining or restraining the exercise by Purchaser of the Control Option, and there shall not then be instituted or pending any action or proceeding brought by a Governmental Authority before any federal or state court or other Governmental Authority that seeks to (i) prevent the Purchaser from exercising the Control Option, (ii) require the Purchaser to divest, or otherwise limit Purchaser's ability to exercise full rights of ownership over, any of the Shares, the Control Option or any of the shares of Common Stock that may be acquired upon exercise of the Control Option or (iii) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or would impose a material limitation on the conduct of Intercable Group's business.

          (g) The actions described in Section 5.2(b) will have been completed and the JI Group Entities will have (i) transferred to the Company all logos, trademarks, service marks, trade names and other names owned, leased or licensed by a JI Group Entity that are used or held for use by an Intercable Group Entity in connection with the conduct of its business,
     (ii) transferred to the Company all rights of Jones Programming Services, Inc. under programming agreements pursuant to which the Intercable Group Entities carry programming on their Systems and (iii) agreed on reasonable terms to continue to make available to the Intercable Group Entities such other Intellectual Property Rights owned, leased or licensed by a JI Group Entity that are used or held for use by an Intercable Group Entity in connection with the conduct of its business.

          (h) The Company will have entered into a written contract with Jones Interactive Systems, Inc. for information management and data processing services, in form and substance reasonably satisfactory to the Purchaser.

          (i) The Option Agreements shall have been executed and delivered by each party thereto as contemplated by the Transaction Agreement.

          (j) The Board will have taken such action as is necessary to increase the number of directors of the Company to thirteen and shall have elected three Investor Nominees and three Joint Nominees, each as defined in and contemplated by the Shareholders Agreement.

     6.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction or, to the extent legally permissible, waiver by the Company, of the following further conditions:

          (a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

          (b) The representations and warranties of the Purchaser contained in this Agreement and in any certificate delivered by the Purchaser pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date.

          (c) The Company shall have received a certificate signed on behalf of the Purchaser by the Chief Executive Officer of the Purchaser confirming the matters described in paragraphs (a) and (b) of this Section 6.3.

          (d) The Company shall have received an opinion of Martine Turcotte, counsel to the Purchaser, dated the Closing Date, substantially in the form attached hereto as Exhibit H.

          (e) The Company shall have received all documents it may reasonably request relating to the existence of the Purchaser and the authority of the Purchaser for this Agreement and the Related Agreements, all in form and substance reasonably satisfactory to the Company.

                                   ARTICLE 7

                           SURVIVAL; INDEMNIFICATION

     7.1 Survival. (a) The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing until one year after the Closing Date, provided that (i) the covenants and agreements contained in Article V shall not survive the Closing, except for those contained in Sections 5.8 and 5.13 and (ii) the representations and warranties contained in Sections 3.5(c) and 3.19 shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof). Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time in accordance with Section 7.3.

     (b) The representations and warranties contained in the Investment Agreement dated March 25, 1994 between the Purchaser and the Company shall survive until one year after the Closing Date.

     7.2  Indemnification. (a) Subject to the limitations set forth in this
Article 7, the Company hereby indemnifies the Purchaser against and agrees to hold it harmless from any and all damage, loss, liability and expense other than consequential damages (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by the Purchaser arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company pursuant to this Agreement, provided that (i) the Company shall not be liable under this Section 7.2(a) unless the aggregate amount of Damages with respect to all matters referred to in this Section 7.2(a) exceeds $2,500,000, and then only to the extent of such excess and (ii) the Company's maximum liability under this Section 7.2(a) shall not exceed the Purchase Price.

     (b) Subject to the limitations set forth in this Article 7, the Purchaser hereby indemnifies the Company against and agrees to hold it harmless from any and all Damages incurred or suffered by the Company arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement, provided that (i) the Purchaser shall not be liable under this Section 7.2(b) unless the aggregate amount of Damages with respect to all matters referred to in this Section 7.2(b) exceeds $2,500,000, and then only to the extent of such excess.

     (c) Any indemnification payment made hereunder by the Company to Purchaser shall be grossed-up to take into account the amount of any such payment that would be indirectly borne by the Purchaser (and its Subsidiaries) by reason of the ownership interest of the Purchaser (and its Subsidiaries) in the Company, reflected as a percentage of the outstanding securities of the Company held by the Purchaser (and its Subsidiaries) at the time of such payment (excluding any securities acquired after such time as the Purchaser has knowledge of the facts giving rise to the underlying claim).

     7.3 Notices. The party claiming indemnification under Section 7.2 (the "Indemnified Party") will give reasonably prompt written notice to the party against whom indemnification is sought (the "Indemnifying Party") of (i) the commencement of any third party suit, action or proceeding in respect of which the Indemnified Party may seek indemnification hereunder or (ii) any other claim in respect of which the Indemnified Party may seek indemnification hereunder. Any written notice delivered by an Indemnified Party pursuant to this Section
7.3 shall set forth the basis of the claim for indemnification (including reference to the specific details regarding the manner in which the covenants, agreements, representations or warranties are alleged to have been breached).

     7.4 Actual Knowledge Limitation. A party shall not have any liability under Section 7.2 for Damages incurred or suffered by the other party to the extent that (i) such party delivered to such other party prior to Closing a written notice describing one or more misrepresentations or breaches by such party and stating that as a result of such misrepresentations or breaches such other party is under no obligation to consummate the

Closing, (ii) such other party elected to consummate the Closing after receipt of such written notice and (iii) such Damages arise out of such misrepresentations or breaches.

     7.5 Third-Party Claims. If the claim for indemnification arises from a claim by a third party, the Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable hereunder for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. Each party shall render reasonable assistance to the other party in connection with the defense or prosecution of a claim subject to this Section 7.5, including affording the Indemnifying Party and its representatives the right of access during normal business hours to pertinent books, records and other information that may be reasonably requested.


                                   ARTICLE 8

                                  TERMINATION

     8.1 Grounds for Termination. This Agreement shall be terminated if the Closing shall not have been consummated on or before December 30, 1994, unless such date is extended by mutual agreement, and may be terminated at any time prior to the Closing:

          (i) by mutual written agreement of the Company and the Purchaser;

          (ii) by either the Company or the Purchaser if there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or if consummation of the Transactions would violate any nonappealable final order, decree or judgment of any court or other Governmental Authority having competent jurisdiction; or

          (iii) by the Purchaser if there shall be any law or regulation that makes the exercise of the Control Option illegal or otherwise prohibited or if the exercise of the Control Option would violate any nonappealable final order, decree or judgment of any court or other Governmental Authority having competent jurisdiction.

     The party desiring to terminate this Agreement shall give notice of such termination to the other party.

     8.2  Effect of Termination. If this Agreement is terminated as permitted by
Section 8.1, termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement, provided that if such termination shall result from (i) the willful failure of a party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or (ii) a knowing breach by a party hereto of any representation or warranty contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.8, 5.10, 5.13, 5.4(b) (if any shares of Class A Common Stock have been purchased pursuant to Section 5.4) and 9.3 shall survive any termination hereof pursuant to Section 8.1.

                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to the Purchaser, to:

        Bell Canada International Inc.
        1000, rue de la Gauchetiere West
        Bureau 1100
        Montreal, Quebec
        Canada H3B 4Y8
        Attention: Chief Financial Officer
        Fax: 514-392-2262

     with a copy to:

        Bell Canada International Inc.
        1000, rue de la Gauchetiere West
        Bureau 1100
        Montreal, Quebec
        Canada H3B 4Y8
        Attention: General Counsel
        Fax: 514-392-2342

     if to the Company, to:

        Jones Intercable, Inc.
        9697 East Mineral Avenue
        Englewood, Colorado 80112
        Attention: President
        Fax: (303) 784-8503

     with a copy to:

        Jones Intercable, Inc.
        9697 East Mineral Avenue
        Englewood, Colorado 80112
        Attention: General Counsel
        Fax: (303) 799-1644

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     9.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative.

     9.3 Expenses. Except as provided in Section 5.12, all costs and expenses incurred in connection with this Agreement and the Related Agreements shall be paid by the party incurring such cost or expense.

     9.4 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and to the extent applicable executors, administrators and legal representatives.

     (b) Neither the Company nor the Purchaser may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, provided that the Purchaser may assign its rights, but not its obligations, to any entity which at the time of such assignment is, and thereafter during the term of this Agreement remains,
(i) controlled, directly or indirectly, by the Purchaser and (ii) not primarily engaged in, or a Subsidiary of the Purchaser primarily engaged in, the direct operation or management of (x) cable television systems located in North America, (y) wireline local communications services located in the United States of America or (z) educational programming services, other than Purchaser and any Person that is an Intercable Group Entity or a JI Group Entity (each a "Restricted Business"). The parties hereto acknowledge that the foregoing provisions are not intended to restrict the Purchaser from assigning its rights hereunder to a Subsidiary of the Purchaser that is a holding company of an entity or entities primarily engaged in a Restricted Business.

     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Colorado, without regard to the conflicts of law rules of such state.

     9.6 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     9.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning of interpretation of this Agreement.

     9.8 Entire Agreement. This Agreement and the Related Agreements constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and the Related Agreements and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the Related Agreements. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9 Separability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     9.10 Schedules. Inclusion of, or reference to, matters in a schedule to this Agreement does not constitute an admission of what is material or the materiality of such matter.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            BELL CANADA INTERNATIONAL INC.



                                            By:   /s/  DEREK H. BURNEY
                                                  ----------------------------
                                            Title:  Chairman, Chief Executive
                                                    Officer & President

                                            JONES INTERCABLE, INC.



                                            By:   /s/  GLENN R. JONES
                                                  ----------------------------
                                            Title:  Chairman and Chief
                                                    Executive Officer

                                                                         ANNEX J

                      (FOR USE BY JONES AND INTERNATIONAL
                       OR THEIR SPECIAL PURPOSE VEHICLES)





                                OPTION AGREEMENT

                        DATED AS OF (CLOSING DATE), 1994

                                    BETWEEN

                        (BELL CANADA INTERNATIONAL INC.)

                                      AND

                                    (NEWCO)

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
                                         ARTICLE I

                                        DEFINITIONS

SECTION  1.1.    Definitions.........................................................   J-1

                                       ARTICLE II

                                GRANT OF THE CONTROL OPTION

SECTION  2.1.    Grant of the Control Option.........................................   J-4

                                        ARTICLE III

                              EXERCISE OF THE CONTROL OPTION

SECTION  3.1.    Exercise Periods....................................................   J-4
SECTION  3.2.    Exercise of Control Option..........................................   J-4
SECTION  3.3.    Purchase Price For the Optioned Shares..............................   J-5
SECTION  3.4.    Determination of Market Value.......................................   J-6
SECTION  3.5.    Closing.............................................................   J-7
SECTION  3.6.    Termination of Control Option.......................................   J-7
SECTION  3.7.    Adjustment Upon Changes in Capitalization or Merger.................   J-7

                                        ARTICLE IV

                                         COVENANTS

SECTION  4.1.    No Proxies for or Encumbrances on Optioned Shares...................   J-7
SECTION  4.2.    Further Assurances..................................................   J-8

                                         ARTICLE V

                         REPRESENTATIONS AND WARRANTIES OF GRANTOR

SECTION  5.1.    Valid Title.........................................................   J-8
SECTION  5.2.    Corporate Existence.................................................   J-8
SECTION  5.3.    Binding Effect......................................................   J-8
SECTION  5.4.    Governmental Authorization..........................................   J-8
SECTION  5.5.    Non-Contravention...................................................   J-8
SECTION  5.6.    Finder's Fees.......................................................   J-9
SECTION  5.7.    Validity, Perfection and Priority of Security Interest..............   J-9

                                        ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION  6.1.    Corporate Existence.................................................   J-9
SECTION  6.2.    Binding Effect......................................................   J-9
SECTION  6.3.    Governmental Authorization..........................................   J-9
SECTION  6.4.    Non-Contravention...................................................   J-9
SECTION  6.5.    Finder's Fees.......................................................  J-10
SECTION  6.6.    Acquisition for Purchaser's Account.................................  J-10

                                                                                       PAGE
                                                                                       ----
                                        ARTICLE VII

                                       CHANGE IN LAW

SECTION  7.1.    Change in Law.......................................................  J-10
SECTION  7.2.    Right of First Offer................................................  J-10
SECTION  7.3.    Closing Procedures..................................................  J-11

                                       ARTICLE VIII

                                 SURVIVAL; INDEMNIFICATION

SECTION  8.1.    Survival............................................................  J-11
SECTION  8.2.    Indemnification.....................................................  J-11
SECTION  8.3.    Procedures..........................................................  J-12

                                        ARTICLE IX

                                 PLEDGE OF OPTIONED SHARES

SECTION  9.1.    The Security Interest...............................................  J-12
SECTION  9.2.    Delivery of Collateral..............................................  J-12
SECTION  9.3.    Further Assurances..................................................  J-12
SECTION  9.4.    Right to Vote and Receive Dividends on Collateral...................  J-13
SECTION  9.5.    Limitation on Duty of Purchaser in Respect of Collateral............  J-13
SECTION  9.6.    Termination of Security Interest; Release of Collateral.............  J-13
SECTION  9.7.    Successors and Assigns..............................................  J-13

                                         ARTICLE X

                                       MISCELLANEOUS

SECTION 10.1.    Termination.........................................................  J-13
SECTION 10.2.    Successors and Assigns..............................................  J-13
SECTION 10.3.    Specific Performance................................................  J-14
SECTION 10.4.    Notices.............................................................  J-15
SECTION 10.5.    Expenses............................................................  J-15
SECTION 10.6.    Amendments and Waivers..............................................  J-15
SECTION 10.7.    Governing Law.......................................................  J-15
SECTION 10.8.    Counterparts; Effectiveness.........................................  J-15
SECTION 10.9.    Headings............................................................  J-16
SECTION 10.10.   Entire Agreement....................................................  J-16
SECTION 10.11.   Separability........................................................  J-16

                                         SCHEDULES

SCHEDULE I       Option Price

                                         EXHIBITS

EXHIBIT A        Exercise Period Notice
EXHIBIT B        Exercise Notice
EXHIBIT C        Offer Notice
EXHIBIT D        Acceptance Notice

                                OPTION AGREEMENT

     AGREEMENT dated as of (Closing Date), 1994 between (BELL CANADA International Inc., a Canadian corporation) ("Purchaser"), and (NEWCO), a (Delaware) corporation ("Grantor").

     (NOTE:THIS DRAFT DOES NOT INCLUDE MECHANICS FOR PURCHASER BEING A FINANCIAL INSTITUTION ACTING AS AGENT FOR BCI)


                            W I T N E S S E T H :

     WHEREAS, concurrently with the execution of this Agreement, Purchaser is purchasing (i) (7,500,000) shares of Class A Common Stock of Jones Intercable, Inc., a Colorado corporation (the "Company"), for an aggregate purchase price of
($206,250,000), (ii)     shares of Class A Common Stock of Jones Education
Networks, Inc., a Colorado corporation, for an aggregate purchase price of
$18,000,000, (iii)      shares of Class A Common Stock of Jones Lightwave, Ltd.,
a Colorado corporation, for an aggregate purchase price of $5,000,000 and
(iv)     shares of Class A Common Stock of Jones Entertainment Group, Ltd., a
Colorado corporation, for an aggregate purchase price of $          ;

     WHEREAS, the parties hereto acknowledge that Purchaser would not enter into the Stock Purchase Agreement (as defined below) unless Grantor also granted the option set forth herein; and

     WHEREAS, in order to induce the Purchaser to enter into this Agreement, Grantor has agreed to grant a continuing security interest in and to the Optioned Shares to secure its obligations under this Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1. Definitions. (a) The following terms, as used herein, have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks are authorized to close in Montreal, Canada or Denver, Colorado.

          "Capital Stock" means, at any time, Common Stock, Class A Common Stock and any other authorized capital stock of the Company.

          "Change in Law" means on or after the date of this Agreement the adoption of any applicable treaty, law, rule or regulation, or any change in any applicable treaty, law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority (whether by opinion, order, policy statement or other similar documents), or any directive of any Governmental Authority.

          "Class A Common Stock" means the Class A Common Stock of the Company, par value $0.01 per share.

          "Collateral" has the meaning assigned to such term in Section 9.1(a).

          "Common Stock" means the Common Stock of the Company, par value $0.01 per share.

          "Control Option" means the option to purchase the Optioned Shares pursuant to the terms and conditions of this Agreement.

          "Dollars" and sign "$" means United States dollars.

          "Event" means the death or Incapacity of Glenn R. Jones. For purposes of this Agreement, "Incapacity" shall be deemed to exist if Glenn R. Jones becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months, or for an aggregate of 12 months in any

     24 consecutive month period, to perform his duties as Chief Executive Officer with the Company. Any question as to the existence of Incapacity shall be determined in writing by a qualified independent physician mutually acceptable to Grantor and Purchaser. If Grantor and Purchaser cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination. The determination of Incapacity made by any such physician shall be final and conclusive for all purposes of this Agreement.

          "Exon-Florio Act" means Section 721 of Title VII of the Defense Production Act of 1950, as amended, together with the rules and regulations promulgated thereunder.

          "Governmental Authority" means any local, county, state, commonwealth, federal or foreign court, judicial, executive, or legislative instrumentality, or any agency, authority, commission, board or official thereof, including, without limitation, any franchising authority.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Intercable Group" means, at any time, the Company and each Person that is a Subsidiary of the Company at such time.

          "Intercable Group Entity" means, at any time, each Person included in the Intercable Group at such time.

          "Jones" means Glenn R. Jones, a resident of Colorado, or in the event he is not then alive or legally competent, his executor, the administrator of his estate or his legal representative (including, without limitation, his guardian, conservator or other similar fiduciary).

          "Jones Bankruptcy Event" means (i) Grantor, Jones or Jones International shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing, (ii) an involuntary case or other proceeding shall be commenced against Grantor, Jones or Jones International seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days or (iii) an order for relief shall be entered against Grantor, Jones or Jones International under the federal bankruptcy laws as now or hereafter in effect.

          "Jones International" means Jones International, Ltd., a Colorado corporation.

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

          "Option Price" means, at any time, the Option Price described on
     Schedule I at such time.

          "Optioned Shares" means the      shares of Common Stock owned by
     Grantor on the date hereof and delivered to Purchaser pursuant to Section
     9.1 (as the same may be adjusted pursuant to Section 3.7).

          "Optionor" means Grantor and the grantor under the Related Option Agreement.

          "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Purchase Price" means the aggregate amount payable to Grantor in connection with the purchase of the Optioned Shares, as calculated pursuant to Section 3.3.

          "Related Option Agreement" means the Option Agreement dated as of the
     date hereof between Purchaser and           .

          "Resignation Event" means the resignation of Glenn R. Jones as Chief Executive Officer of the Company.

          "Secured Obligations" means the obligations of Grantor to deliver the Optioned Shares at the Closing, free and clear of any Lien and any other limitation or restriction under this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

          "Security Interest" means the security interest in the Collateral granted hereunder securing the Secured Obligations.

          "Shareholders Agreement" means the Shareholders Agreement dated as of the date hereof among the Purchaser, the Company, Jones and International.

          "SPA Closing" means the closing under the Stock Purchase Agreement.

          "Stock Purchase Agreement" means the Stock Purchase Agreement dated as of May 31, 1994 between the Company and Purchaser.

          "Subsidiary" means, as to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner or (iii) any other entity that is, directly or indirectly, controlled by such Person. The parties hereto acknowledge that (i) Glenn R. Jones and Jones International are not Subsidiaries of any Intercable Group Entity and (ii) BCE Inc. is not a Subsidiary of Purchaser.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

        TERM                                                            SECTION
        ----                                                            -------
        Acceptance Notice.............................................     7.2
        Additional Securities.........................................     7.3
        BCI...........................................................     3.2
        Closing.......................................................     3.2
        Collateral....................................................     9.1
        Damages.......................................................     8.2
        Eligible Assignee.............................................    10.2
        Exercise Notice...............................................     3.2
        Exercise Period...............................................     3.1
        Final Determination...........................................     3.4
        Indemnified Party.............................................     8.3
        Grantor's Notice..............................................     3.1
        Market Value..................................................     3.4
        Offer Notice..................................................     7.2
        Offer Price...................................................     7.2
        Restricted Business...........................................    10.2
        Termination Time..............................................     3.6
        Trigger Date..................................................     3.3and 7.2
        Withdrawal Period.............................................     3.4

     (c) Unless otherwise defined herein, or unless the context otherwise requires, all terms used herein which are defined in the New York Uniform Commercial Code as in effect on the date hereof shall have the meanings therein stated.

                                   ARTICLE II

                          GRANT OF THE CONTROL OPTION

     SECTION 2.1. Grant of Control Option.

     (a) Subject to the terms and conditions of this Agreement, Grantor hereby grants to Purchaser an irrevocable option to purchase all, but not less than all, of the Optioned Shares.

     (b) In consideration of the grant by Grantor of the Control Option, Purchaser hereby pays to Grantor an amount in cash equal to $19.00 per Optioned Share.

     (c) Amounts paid by Purchaser pursuant to this Section 2.1 shall not be deducted from the Purchase Price payable at the Closing.


                                  ARTICLE III

                         EXERCISE OF THE CONTROL OPTION

     SECTION 3.1. Exercise Periods. (a) The Control Option may be exercised either as provided in Section 7.2(c), or by Purchaser at any time during any of the following periods (each, an "Exercise Period"):

          (i) the period commencing on the day of an Event and ending 270 days after Purchaser receives written notice from or on behalf of any Optionor of the occurrence of an Event;

          (ii) the period commencing on the day of a Resignation Event and ending 90 days after Purchaser receives a written notice from (or on behalf of) any Optionor of the occurrence of a Resignation Event;

          (iii) the period commencing on the day that Purchaser receives a written notice from (or on behalf of) Grantor requesting that Purchaser exercise the Control Option (the "Grantor's Notice"), which notice may be delivered only on or after the fifth anniversary of the SPA Closing, and ending 180 days after such day;

          (iv) the period commencing on the seventh anniversary of the SPA Closing and ending on the eighth anniversary of the SPA Closing; and

          (v) the period commencing on the day of a Jones Bankruptcy Event and ending 30 days after Purchaser receives written notice of the occurrence of a Jones Bankruptcy Event.

provided that no Exercise Period will expire if immediately preceding such expiration there is in effect a law, regulation or order that stays or otherwise prohibits Purchaser from delivering an Exercise Notice after (or as a result of) the occurrence of a Jones Bankruptcy Event.

     (b) The notices delivered pursuant to clauses (i), (ii), (iii) and (v) will be in the form attached hereto as Exhibit A. A Grantor's Notice delivered pursuant to clause (iii) will be effective only if a similar notice is simultaneously delivered to Purchaser under the Related Option Agreement. Once delivered to Purchaser, a Grantor's Notice will be irrevocable.

     (c) Subject to the termination provisions of Section 3.6, the parties acknowledge that at any given time there may be more than one Exercise Period in effect at such time.

     SECTION 3.2. Exercise of Control Option. (a) Purchaser may exercise the Control Option at any time during an Exercise Period by delivery to Grantor of an irrevocable written notice in the form attached hereto as Exhibit B (the "Exercise Notice"). Purchaser has no obligation to deliver an Exercise Notice and may allow the Control Option to expire and terminate without purchasing the Optioned Shares. The Control Option may only be exercised simultaneously with the exercise of the option granted under the Related Option Agreement and the Closing hereunder will only take place simultaneously with the closing of the exercise of the option granted under the Related Option Agreement.

     (b) The closing for the exercise of the Control Option (the "Closing") will take place not more than 20 Business Days after the date that the Exercise Notice is delivered to Grantor, provided that (x) if it is necessary to determine Market Value pursuant to Section 3.4(b), the Closing will be postponed as provided in Section 3.4(c) and (y) so long as Purchaser is using its reasonable efforts to consummate the Closing promptly, and subject to Section
3.6 hereof, Purchaser may postpone the Closing until such time as the following conditions have been satisfied or waived by Purchaser:

          (i) The waiting period (including any extension thereof resulting from additional inquiries, if any) under the HSR Act applicable to the purchase of the Optioned Shares by Purchaser shall have expired or been earlier terminated.

          (ii) All other actions by, in respect of or filings with any Governmental Authority in the United States, England or Spain, or any other country where the Intercable Group conducts material business, required to permit the consummation of the Closing shall have been taken or obtained, as the case may be, and shall be in full force and effect.

          (iii) There shall not then be in effect any applicable law, rule or regulation or any judgment, injunction, order or decree that has one or more of the effects described in clauses (a), (b) or (c) of the following paragraph (iv), provided that if after the date hereof Bell Canada International Inc. ("BCI") or any of its Affiliates enters into a new line of business and at such time there is a law, rule or regulation that has, or is reasonably expected to have, one or more of such effects, then this clause (iii) will not apply to any such law, rule or regulation.

          (iv) There shall not then be instituted or pending any action or proceeding before any federal or state court or other Governmental Authority brought by a Governmental Authority challenging the consummation of the Closing or seeking to (a) prevent Purchaser from exercising the Control Option, (b) require Purchaser to divest, or otherwise limit Purchaser's ability to exercise full rights of ownership over, the shares of Capital Stock owned by Purchaser and its Affiliates, the Control Option or the Optioned Shares or (c) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or would impose a material limitation on the conduct of Intercable Group's business, provided that if after the date hereof BCI or any of its Affiliates enters into a new line of business and at such time there is a law, rule or regulation that has, or is reasonably expected to have, one or more of the foregoing effects, then this clause (iv) will not apply to actions or proceedings that seek to enforce such law, rule or regulation.

          (v) The Intercable Group Entities shall have received all material third party consents required to be obtained in connection with the Closing, in each case in form and substance reasonably satisfactory to Purchaser.

          (vi) The representations and warranties of Grantor contained in
     Article V shall be true at and as of the date of the Closing, as if made at and as of such date.

     SECTION 3.3. Purchase Price For the Optioned Shares.

     (a) The purchase price per Optioned Share will be calculated as follows:

          (i)(A) if the Trigger Date occurs prior to or on the (18th)(1) day
     after the date hereof,     % of the Market Value of a share of Class A
     Common Stock on the applicable Trigger Date, or (B) if the Trigger Date occurs after such (18th) day, the sum of (x) two-thirds of the Option Price on the applicable Trigger Date and (y) one-third of 120% of the Market Value of a share of Class A Common Stock on the applicable Trigger Date(2), in each case reduced by

          (ii) the amount (or in the case of property other than cash, fair market value) of any dividends and distributions other than stock dividends paid, declared or otherwise distributed by the Company in respect of the Optioned Shares between the date hereof and the date of Closing. In the event any such dividends or distributions are made in property other than cash, the fair market value of such dividends or distributions will be determined pursuant to the valuation procedures described in Section 3.4(b).

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

     (b) The applicable "Trigger Date" will depend on the Exercise Period under which Purchaser is delivering an Exercise Notice and will be earliest of the following days:

          (i) in the case of an Exercise Period described in clauses (i) or (ii) of Section 3.1(a), the day of an Event or Resignation Event, as the case may be;

          (ii) in the case of an Exercise Period described in clause (iii) of
     Section 3.1(a), the day immediately preceding the day on which Grantor delivers a Grantor's Notice;

          (iii) in the case of an Exercise Period described in clause (iv) of
     Section 3.1(a), the day immediately preceding the day on which Purchaser delivers an Exercise Notice; or

          (1) Insert day which is six months after closing.

          (2) As an example of the calculation described in clause (i)(B), if on the applicable Trigger Date the Option Price were $50 per Share and the Market Value of a share of Class A Common Stock were $60 per share, the purchase price would be 2/3 of $50 ($33.3333) plus 1/3 of 120% of $60 ($24), or $57.3333 (computed to four decimal places).

          (iv) in the case of an Exercise Period described in clause (v) of
     Section 3.1(a), the day immediately preceding the day of a Jones Bankruptcy Event.

     SECTION 3.4. Determination of Market Value. (a) For purposes of this Agreement, "Market Value" of a share of Class A Common Stock means, on any Trigger Date, the average of the daily closing prices on the NASDAQ National Market System (or other principal exchange on which shares of Class A Common Stock are listed or approved for trading) for the shares of Class A Common Stock for the 20 consecutive trading days immediately prior to the Trigger Date. The daily closing price for each such trading day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing "bid" and "asked" prices as reported by NASDAQ (or other principal exchange). If the daily closing price per share of Class A Common Stock is determined during a period following the declaration of a dividend, distribution, recapitalization, reclassification or similar transaction, then the Market Value shall be properly adjusted to take into account exdividend trading.

     (b) In the event that the shares of Class A Common Stock are not traded on a national securities exchange, promptly after delivery of an Exercise Notice Grantor and Purchaser shall in good faith negotiate the Market Value on the applicable Trigger Date. If they are unable to reach agreement within 10 Business Days, each of Grantor and Purchaser shall promptly select a nationally recognized independent investment banking firm to determine the Market Value of a share of Class A Common Stock, which will be based on a public market valuation of the Company and its Subsidiaries as if the Class A Shares were traded on the NASDAQ National Market System and a non-controlling block of approximately 1,000,000 Class A Shares had been purchased on the Trigger Date by a willing institutional purchaser. If 20 Business Days after their selection such firms cannot agree as to such Market Value, each firm will submit to Grantor and Purchaser a proposed Market Value and within 10 Business Days they shall mutually select a third nationally recognized independent investment banking firm which shall be engaged to make such determination, which Market Value shall be within the range of values proposed by the two investment banking firms. Such third investment banking firm shall make such determination (the "Final Determination") by written notice to Grantor and Purchaser within 20 Business Days of its engagement and its judgment as to all matters relating to its determination shall be binding upon the parties hereto. Each party will pay the fees and expenses of the initial investment banking firm hired by such party. The fees and out-of-pocket expenses of the third investment banking firm shall be paid equally by Grantor and Purchaser, provided that if Purchaser withdraws an Exercise Notice pursuant to the following paragraph (c), Purchaser shall pay the fees and expenses of such third investment banker.

     (c) At any time prior to 10 Business Days after the receipt by Purchaser of a written determination of the Market Value pursuant to the immediately preceding paragraph (b) (the "Withdrawal Period"), Purchaser shall have the right to withdraw its Exercise Notice by written notice to Grantor. Notwithstanding the immediately preceding sentence, in the event the investment banking firm selected by Purchaser submits a proposed Market Value pursuant to such paragraph (b), Purchaser may withdraw its Exercise Notice only for 10 Business Days after the receipt by Purchaser of such proposed Market Value, provided that if (but only if) the Final Determination is greater than 110% of such proposed Market Value, Purchaser will have 10 Business Days after the receipt by Purchaser of such Final Determination to withdraw its Exercise Notice. If Purchaser does not withdraw such Exercise Notice pursuant to this paragraph (c), Purchaser will notify Grantor within five Business Days after the expiration of such Withdrawal Period as to the time and place of the Closing, which shall be not more than 20 Business Days after the expiration of such Withdrawal Period, provided that, subject to Section 3.6, Purchaser may postpone such closing until such time as the conditions described in Section 3.2(b) have been satisfied or waived by Purchaser.

     SECTION 3.5. Closing. (a) At the Closing, Grantor shall deliver to Purchaser a certificate or certificates or other documentation representing the Optioned Shares, accompanied by stock powers duly executed in blank or other appropriate assignment documentation reasonably satisfactory to Purchaser.

     (b) At the Closing, Purchaser shall deliver to Grantor an amount in cash equal to the purchase price for such Optioned Shares, calculated pursuant to
Section 3.3(a). Such purchase price will be paid by wire transfer to a bank account designated by Grantor not later than five Business Days prior to the Closing. Notwithstanding the foregoing, upon the mutual agreement of Purchaser and Grantor, all or a portion of the Purchase Price may be paid in shares of common stock of BCE Inc.

     SECTION 3.6. Termination of Control Option. (a) The Control Option shall terminate at 5:00 p.m. Denver time when the first Exercise Period described in clauses (i), (iii) or (iv) of Section 3.1 expires (the "Termination Time"), provided that, subject to the following paragraph (b), the Control Option will not terminate if Purchaser has previously delivered to Grantor an Exercise Notice. The Control Option shall also terminate (A) at such time as Purchaser withdraws an Exercise Notice pursuant to Section 3.4(c), or (B) if the Closing has been postponed pursuant to Section 3.2(b), ten Business Days after Grantor has delivered written notice to Purchaser stating that it believes Purchaser is not using its reasonable efforts to consummate the Closing promptly (which notice will set forth the basis for such claim) and Purchaser has failed to use its reasonable efforts prior to the expiration of such period to cure the problem identified by Grantor. The Control Option will not terminate upon the expiration of the Exercise Periods described in clauses (ii) and (v) of Section 3.1.

     (b) Notwithstanding anything in this Agreement to the contrary, (i) if an Exercise Period is extended pursuant to the proviso in Section 3.1(a), the Termination Time will occur twenty Business Days after such stay or prohibition has been lifted and Purchaser has received notice of such action and (ii) each Exercise Notice shall terminate, and be of no further force or effect, 18 months after its delivery, unless a Closing shall have occurred by such time.

     SECTION 3.7. Adjustment Upon Changes in Capitalization or Merger. If any change in the Company's capital stock shall occur by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, dividends or other changes in the corporate or capital structure of the Company, the number and kind of shares or securities subject to the Control Option and the Purchase Price shall be adjusted so that Purchaser shall receive upon exercise of the Control Option the number and class of shares or other securities or property that Purchaser would have received in respect of the Optioned Shares purchasable upon exercise of the Control Option if the Control Option had been exercised immediately prior to such event.


                                   ARTICLE IV

                                   COVENANTS

     SECTION 4.1. No Proxies for or Encumbrances on Optioned Shares. Except as contemplated by this Agreement, until the Termination Time, Grantor shall not, directly or indirectly, (i) grant any proxies (other than a revocable proxy granted in connection with a meeting of stockholders) or enter into any voting trust or other agreement or arrangement with respect to the voting of any Optioned Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding

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

with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Optioned Shares or (iii) seek or solicit any transaction or arrangement described in clauses (i) and (ii). Grantor will notify Purchaser promptly (and provide all details reasonably requested by Purchaser) if Grantor is approached or solicited, directly or indirectly, by any person with respect to any of the foregoing. Nothing herein shall be deemed to prevent or restrict (x) Grantor or its Affiliates from voting its shares in its sole discretion on all matters, except as otherwise agreed to between Grantor, its Affiliates and Purchaser in the Shareholders Agreement or otherwise or (ii) any Affiliate of Grantor from taking or refraining from taking any other action not provided herein or otherwise agreed to between Grantor, its Affiliates and Purchaser in the Shareholders Agreement or otherwise.

     SECTION 4.2. Further Assurances. Purchaser and Grantor will each execute and deliver or cause to be executed and delivered all further documents and instruments and use their reasonable best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable Purchaser to enjoy all benefits and rights of the Optioned Shares.


                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF GRANTOR

     Grantor represents and warrants to Purchaser that, except as disclosed in the Schedules to the Stock Purchase Agreement, as of the date hereof and, in the case of Sections 5.1, 5.2 and 5.6 the date of the Closing:

     SECTION 5.1. Valid Title. Grantor is the sole record and beneficial owner of the Optioned Shares, free and clear of any Lien (other than the Security Interest) and any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of or transfer any Optioned Share). At the Closing, Grantor will convey good and valid title to the Optioned Shares, free and clear of any Lien and any such limitation or restriction (other than offer and sale restrictions imposed by securities laws).

     SECTION 5.2. Corporate Existence. Grantor is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Grantor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition or business of Grantor. Grantor has heretofore delivered to Purchaser true and complete copies of its articles of incorporation and bylaws as currently in effect.

     SECTION 5.3. Binding Effect. The execution, delivery and performance by Grantor of this Agreement are within Grantor's corporate power and have been duly authorized by all necessary corporate action on the part of Grantor. This Agreement has been duly executed and delivered by Grantor, and assuming the accuracy of Purchaser's representations and warranties herein, is a valid and binding agreement of Grantor.

     SECTION 5.4. Governmental Authorization. Assuming the accuracy of Purchaser's representations and warranties herein, the execution, delivery and performance by Grantor of this Agreement requires no action by Grantor in respect of, or filing by Grantor with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) any such action or filing as to which the failure to make or obtain would not reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations, properties or condition (financial or otherwise) of Grantor.

     SECTION 5.5. Non-Contravention. The execution, delivery and performance by Grantor of this Agreement do not: (i) violate the articles of incorporation or by-laws of Grantor, (ii) assuming the accuracy of Purchaser's representations and warranties herein and compliance with the matters referred to in Section 5.4, violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on Grantor, (iii) assuming the accuracy of Purchaser's representations and warranties herein, require any consent or other action by any Person under, or constitute a default under, any material agreement or other instrument

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

binding upon Grantor, or (iv) result in the creation or imposition of any Lien on any material asset of Grantor, except in the case of clauses (ii), (iii) and
(iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations, properties or financial condition of Grantor.

     SECTION 5.6. Finder's Fees. Except as disclosed to Purchaser, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Grantor or its Affiliates who might be entitled to any fee or commission from Purchaser or any Intercable Group Entity in connection with the grant or exercise of the Control Option.

     SECTION 5.7. Validity, Perfection and Priority of Security Interest. (a) Upon the delivery of the certificates representing the Optioned Shares to Purchaser in accordance with Section 9.2, Purchaser will have a valid and perfected security interest in the Collateral subject to no prior Lien. No registration, recordation or filing with any governmental body, agency or official is required in connection with (i) the execution or delivery of this Agreement or necessary for the validity or enforceability hereof (except as covered in Sections 5.4 and 5.5) or (ii) for the perfection or enforcement of the Security Interest. Neither Grantor nor any of its Affiliates has performed or will perform any acts which would prevent Purchaser from enforcing any of the terms and conditions of this Agreement or which would materially limit Purchaser in any such enforcement. Without limiting the generality of the foregoing, the parties hereto acknowledge that in matters relating to Franchise Agreements (as defined in the Shareholders Agreement) and material contracts, an Affiliate of Grantor will not be in breach of the immediately preceding sentence if it is in compliance with its obligations under Section 5.2 of the Shareholders Agreement concerning such matters.

     (b) The chief executive office of Grantor is located at its address set forth in Section 10.4. Under the Uniform Commercial Code as in effect in the State in which such office is located, no local filing is required to perfect a security interest in collateral consisting of general intangibles other than any such collateral arising from or relating to farm products.


                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Grantor that as of the date hereof and, in the case of Sections 6.5 and 6.6 the date of the Closing:

     SECTION 6.1. Corporate Existence. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Canada and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     SECTION 6.2. Binding Effect. The execution, delivery and performance by Purchaser of this Agreement are within Purchaser's powers and have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the accuracy of Grantor's representations and warranties herein, is a valid and binding Agreement of Purchaser.

     SECTION 6.3. Governmental Authorization. Assuming the accuracy of Grantor's representations and warranties herein, the execution, delivery and performance by Purchaser of this Agreement and the purchase by Purchaser of the Optioned Shares requires no action by Purchaser in respect of, or filing by Purchaser with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the Exon-Florio Act, and (ii) any such action or filing as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on, the business, assets, results of operation, properties or financial condition of Purchaser.

     SECTION 6.4. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement do not (i) violate the certificate of incorporation or by-laws of Purchaser, (ii) assuming the accuracy of Grantor's representations and warranties herein and compliance with the matters referred to in Section 6.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the accuracy of Grantor's representations and warranties herein, require any consent or other action by any Person under, or constitute a default under, any material agreement or instrument binding upon Purchaser or (iv) result in the creation or imposition of any Lien on any material asset of Purchaser, except in the case of clauses (ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not reasonably expected to have, individually or in the aggregate, a material adverse effect on, the business, assets, results of operations, properties or condition (financial or otherwise) of the Purchaser.

     SECTION 6.5. Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Grantor or its Affiliates in connection with the grant or exercise of the Control Option.

     SECTION 6.6. Acquisition for Purchaser's Account. The Optioned Shares to be acquired upon exercise of the Control Option will be acquired by Purchaser for its own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act.


                                  ARTICLE VII

                                 CHANGE IN LAW

     SECTION 7.1. Change in Law. (a) If a Change in Law after the execution and delivery of this Agreement and prior to the delivery of an Exercise Notice would be reasonably likely to (i) prevent Purchaser from exercising the Control Option, (ii) require Purchaser to divest, or otherwise limit Purchaser's ability to exercise full rights of ownership over, the shares of Capital Stock owned by Purchaser and its Affiliates, the Control Option or the Optioned Shares or (iii) after the exercise of the Control Option, require the Intercable Group to divest any material business or assets or impose a material limitation on the conduct of Intercable Group's business, Purchaser may elect to dispose of the Control Option and any other securities of the Intercable Group Entities owned by Purchaser and its Affiliates pursuant to the terms and procedures of this
Article VII.

     (b) Purchaser acknowledges that it will have no rights under this Article VII if after the date hereof Purchaser or any of its Subsidiaries enters into a new line of business and at such time there is a law, rule or regulation that has one or more of the effects described in clauses (i), (ii) or (iii) of the preceding paragraph (a).

     SECTION 7.2. Right of First Offer. (a) In the event Purchaser wishes to dispose of the Control Option after the occurrence of an event described in
Section 7.1, Purchaser shall, by written notice to Grantor, first offer the Control Option to Grantor at a price equal to the aggregate consideration paid by Purchaser pursuant to Section 2.1, plus interest from the date of this Agreement to and including the date the Control Option is purchased by Grantor (or an Affiliate of Grantor), at a rate per annum equal to 12%, compounded annually (the "Offer Price"). Any such written notice shall be in the form of Exhibit C hereto (the "Offer Notice"), but will be effective only if a similar notice is simultaneously delivered by Purchaser under the Related Option Agreement.

     (b) For a period of 270 days after receipt of the Offer Notice, Grantor (or, if Grantor elects not to purchase the Control Option, any of its Affiliates, including the Company) may, by a written notice to Purchaser in the form attached as Exhibit D hereto (an "Acceptance Notice"), elect to purchase the Control Option at the Offer Price and, if it so elects, may also purchase all (but not less than all) of (i) the shares of Common Stock and Class A Common Stock then held by Purchaser and its Subsidiaries at a price per share equal to the Market Value of such shares (calculated pursuant to Section 3.4 and assuming that the Trigger Date is the day immediately preceding the day the Offer Notice is delivered) and (ii) any other debt or equity securities of the Intercable Group Entities then held by the Purchaser and its Subsidiaries at a price equal to the fair market value of such securities on the day immediately preceding the day on which the Offer Notice is delivered (such value to be determined pursuant to the valuation procedures described in Section 3.4(b)).

     (c) If Grantor and its Affiliates (including the Company) fail to elect to purchase the Control Option within 270 days after receipt of the Offer Notice, then Purchaser may, for a period of 360 days following the expiration of such time period, sell (or enter into an agreement to sell) the Control Option to a third party, provided that in the event of any such sale the third party purchaser must simultaneously exercise the Control Option and deliver the Option Price to Grantor in exchange for the Optioned Shares (in such event, the "Trigger Date" will be the day which is 270 days after receipt by Grantor of an Offer Notice).

     (d) If Grantor fails to elect to purchase the Control Option at the Offer Price and Purchaser shall not have sold or entered into an agreement to sell the Control Option prior to the expiration of the 360 day period specified in paragraph (c) above, Purchaser must, prior to selling the Control Option, again offer the Control Option to Grantor pursuant to the terms and procedures of this
Section 7.2.

     (e) In the event Purchaser elects to exercise its rights under Sections 7.1 and 7.2, Purchaser and Grantor will use reasonable efforts to identify a suitable partner to purchase the Control Option and the shares of Class A Common Stock held by Purchaser. Purchaser will consult with Jones before selling the Control Option to a third party and will consider Jones' views as to the suitability of potential purchasers.

     SECTION 7.3. Closing Procedures. (a) The delivery of an Acceptance Notice will constitute a contract between Purchaser and Grantor (and any Affiliate of Grantor that delivers the Acceptance Notice) for the purchase and sale of (i) the Control Option at the Offer Price, and (ii) if applicable, the securities described in clauses (i) and (ii) of Section 7.2(b) (the "Additional Securities") at the price described therein.

     (b) If Grantor (or its Affiliate) timely delivers an Acceptance Notice, the closing for the purchase and sale of the Control Option and the Additional Securities will take place 20 Business Days after delivery of such Acceptance Notice.

     (c) The purchase price for the Control Option and the Additional Securities will be paid by wire transfer in immediately available funds to a bank account designated by Purchaser not less than five Business Days prior to Closing.

     (d) At any closing hereunder, Purchaser will deliver to the purchaser good and valid title to the Control Option and the Additional Securities, free and clear of any Lien.


                                  ARTICLE VIII

                           SURVIVAL; INDEMNIFICATION

     SECTION 8.1. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until one year after the date of the Closing, provided that the representation and warranty contained in Section 5.1 shall survive indefinitely. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Any such notice shall set forth the basis of the claim for indemnification (including reference to the specific details regarding the manner in which the covenants, agreements, representations or warranties are alleged to have been breached).

     SECTION 8.2. Indemnification. (a) Grantor hereby indemnifies Purchaser against and agrees to hold it harmless from any and all damage, loss, liability and expense other than consequential damages (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Purchaser arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Grantor pursuant to this Agreement.

     (b) Purchaser hereby indemnifies Grantor against and agrees to hold it harmless from any and all Damages incurred or suffered by Grantor arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement.

     SECTION 8.3. Procedures. The party seeking indemnification under Section
8.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 8.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.


                                   ARTICLE IX

                           PLEDGE OF OPTIONED SHARES

     SECTION 9.1. The Security Interest. In order to secure the performance of the Secured Obligations in accordance with the terms thereof, and to secure the performance of all the obligations of Grantor hereunder:

     (a) Grantor hereby assigns and pledges to Purchaser and grants to Purchaser a security interest in the Optioned Shares, and all of its rights and privileges with respect to the Optioned Shares, and all income and profits thereon (other than dividends paid by the Company in respect of the Optioned Shares prior to any exercise by the Purchaser of its remedies hereunder, which will paid over to Grantor as provided in Section 9.4) and all proceeds of the foregoing, and any and all property referred to in Section 9.1(b) (the "Collateral").

     (b) In the event any change in the Company's capital stock described in
Section 3.7 shall occur, Grantor will immediately pledge and deposit with Purchaser any securities (and any share certificates or other instruments evidencing such securities) issued by the Company in respect of the Optioned Shares, and all income and profits thereon (other than dividends paid by the Company in respect of the Optioned Shares prior to any exercise by the Purchaser of its remedies hereunder), as additional security for the Secured Obligations. All such securities, share certificates, instruments and other property constitute Collateral and are subject to all provisions of this Agreement.

     (c) The Security Interest is granted as security only and shall not subject Purchaser to, or transfer or in any way affect or modify, any obligation or liability of Grantor with respect to any of the Collateral or any transaction in connection therewith.

     (d) In the event Grantor fails to perform any Secured Obligation, Purchaser shall be entitled to exercise all rights of a secured party under the Uniform Commercial Code (whether or not in effect in the jurisdiction where the rights are exercised) and such other rights as may otherwise be provided to a secured party under applicable law.

     SECTION 9.2. Delivery of Collateral. All certificates representing Optioned Shares (or securities described in Section 9.1(b)) delivered to Purchaser by Grantor pursuant hereto shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, and accompanied by any required transfer tax stamps, all in form and substance satisfactory to Purchaser.

     SECTION 9.3. Further Assurances. (a) Grantor agrees that it will, at Purchaser's expense and in such manner and form as Purchaser may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be necessary or desirable, or that Purchaser may request, in order to create, preserve, perfect or validate the Security Interest or to enable Purchaser to exercise and enforce its rights hereunder with respect to any of the Collateral. To the extent permitted by applicable law, Grantor hereby authorizes Purchaser to execute and file, in the name of Grantor or otherwise, Uniform Commercial Code financing statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) which Purchaser in its reasonable discretion may deem necessary or appropriate to further perfect the Security Interest.

     (b) Grantor agrees that it will not change (i) its name, identity or corporate structure in any manner or (ii) the location of its chief executive office unless it shall have given Purchaser not less than 30 days' prior notice thereof.

     SECTION 9.4. Right to Vote and Receive Dividends on Collateral. (a) Until such time (if ever) that Purchaser shall have exercised any of its remedies in respect of the Collateral, Grantor shall retain all voting rights with respect to the Optioned Shares and shall have the right to receive all dividends paid by the Company in respect of the Collateral and Purchaser shall take all such action as Grantor may deem necessary or appropriate to give effect to such right. All such dividends which are received by Purchaser shall be received in trust for the benefit of Grantor and shall promptly be paid over to Grantor.

     (b) In the event Purchaser exercises any of its remedies in respect of the Collateral, Purchaser shall thereafter be entitled to receive all dividends paid by the Company in respect of the Collateral, but there will be no Option Price adjustment pursuant to Section 3.3(a)(ii) in respect of any such dividends retained by Purchaser.

     SECTION 9.5. Limitation on Duty of Purchaser in Respect of
Collateral. Beyond the exercise of reasonable care in the custody thereof, Purchaser shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Purchaser shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by Purchaser in good faith.

     SECTION 9.6. Termination of Security Interest; Release of Collateral. The Security Interest granted hereunder shall terminate, and all rights to the Collateral shall revert to the Grantor, at the Termination Time (unless Purchaser has purchased the Optioned Shares). Upon any such termination of the Security Interests or release of Collateral, Purchaser will execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence the termination of the Security Interest or the release of such Collateral, as the case may be.

     SECTION 9.7. Successors and Assigns. The provisions of this Article IX are for the benefit of Purchaser and Grantor and their respective successors and assigns, and in the event of an assignment permitted by Section 10.2 of all or any of the Secured Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness.


                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.1. Termination. (a) This Agreement will terminate automatically and will be of no further force or effect at the Termination Time.

     (b) The termination of this Agreement pursuant to Section 10.1 shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, provided that no such termination shall relieve any party for any liability such party may have for a material willful breach hereof.

     SECTION 10.2. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto, provided that (i) Purchaser may assign its rights, but not its obligations, hereunder to any Eligible Assignee, (ii) Purchaser may assign its rights and obligations hereunder as provided in Article VII and (iii) Purchaser may assign its rights (but not its obligations) hereunder at any time after the delivery by it of an Exercise Notice to Grantor if at the time of any such assignment pursuant to this clause (iii) the assignee will purchase the Optioned Shares pursuant to Section 3.5.

     (b) For purposes of this Agreement, "Eligible Assignee" means any entity which at the time of such assignment is, and thereafter during the term of this Agreement remains, (i) controlled, directly or indirectly, by the Purchaser and
(ii) not primarily engaged in, or a Subsidiary of the Purchaser primarily engaged in, the direct operation or management of (x) cable television systems located in North America, (y) wireline local communications services located in the United States of America or (z) educational programming services, other than Purchaser and any Person that is an Intercable Group Entity or a JI Group Entity (each a "Restricted Business"). The parties hereto acknowledge that the foregoing provisions are not intended to restrict the Purchaser from assigning its rights hereunder to a Subsidiary of the Purchaser that is a holding company of an entity or entities primarily engaged in a Restricted Business.

     SECTION 10.3. Specific Performance. The parties agree that (i) Purchaser would be irreparably damaged if for any reason Grantor failed to sell the Optioned Shares upon exercise of the Control Option or to perform any of Grantor's other obligations under this Agreement, and that Purchaser would not have an adequate remedy at law for money damages in such event and (ii) Grantor would be irreparably damaged if for any reason Purchaser failed to maintain the Collateral in accordance with the terms of this Agreement or to perform any of Purchaser's other obligations under this Agreement, and that Grantor would not have an adequate remedy at law for money damages in such event. Accordingly, each party shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the other party. This provision is without prejudice to any other rights that each party may have against the other party for any failure to perform their obligations under this Agreement.

     SECTION 10.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested):

     if to Grantor:

        (name of Grantor)
        (address)
        Fax:
        Attention:

     with a copy to:

        Jones International, Ltd.
        9697 East Mineral Avenue
        Englewood, Colorado 80155
        Fax: 303-784-8510
        Attention: Glenn R. Jones and General Counsel

     if to Purchaser:

        (Bell Canada International Inc.)
        1000, rue de la Gauchetiere West
        Suite 1100
        Montreal, Quebec
        Canada H3B 4Y8
        Fax: 514-392-2262
        Attention: Chief Financial Officer

     with a copy to:

        Bell Canada International Inc.
        1000, rue de la Gauchetiere West
        Suite 1100
        Montreal, Quebec
        Canada H3B 4Y8
        Fax: 514-392-2342
        Attention: General Counsel

Any notice delivered after business hours or on any day which is not a Business Day shall be deemed for purposes of computing any time period hereunder to have been delivered on the succeeding Business Day.

     SECTION 10.5. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 10.6. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

     SECTION 10.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 10.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     SECTION 10.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     SECTION 10.11. Separability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        (NEWCO)



                                        By:____________________________________
                                           Title:


                                        (BELL CANADA INTERNATIONAL INC.)



                                        By:____________________________________
                                           Title:

                              CHANGES REQUIRED IF
                     ALTERNATIVE TRANSACTION IS CONSUMMATED

     1. The following new definitions are added:

          "Spacelink Option Agreement" means the Option Agreement dated as of the date hereof between Purchaser and (name of Spacelink Newco.)

          "Spacelink Bankruptcy Event" has the meaning set forth in the Spacelink Option Agreement.

     2. All references to "Related Option Agreement" become "Related Option Agreements," which is defined to include the Spacelink Option Agreement.

     3. The definition of Shareholders Agreement is revised to include Spacelink as a party.

     4. In Section 3.1(a), after each of the three references to "Jones Bankruptcy Event," add "or Spacelink Bankruptcy Event."

     5. In Section 3.2, at the end of the last sentence, add the following: ", provided that for purposes of this sentence, if the Exercise Period is triggered by a Jones Bankruptcy Event, "Related Option Agreements" does not include the Spacelink Option Agreement.

     6. In Section 3.3(b)(iv) and Exhibit A, after "Jones Bankruptcy Event", add "or Spacelink Bankruptcy Event."

                                   SCHEDULE I

                                THE OPTION PRICE

     The Option Price on any Trigger Date will be based on the following table:

                ANNIVERSARY
                   OF THE
                SPA CLOSING                                         BASE PRICE
                -----------                                         ----------
                     181st day
                after SPA Closing.................................     28.50
                        1.........................................     40.32
                        2.........................................     45.16
                        3.........................................     50.58
                        4.........................................     56.65
                        5.........................................     63.44
                        6.........................................     71.06
                        7.........................................     79.58
                        8.........................................     89.13

     The Option Price on any Trigger Date will equal the sum of:

          (i) the Base Price on the anniversary of the SPA Closing immediately preceding the Trigger Date, and

          (ii) a pro rata portion (based on the number of days elapsed between the most recent anniversary of the SPA Closing and the Trigger Date) of the difference between such Base Price and the Base Price on the immediately succeeding anniversary of the SPA Closing.

                                                                       EXHIBIT A

                        (FORM OF EXERCISE PERIOD NOTICE)

                                                                          (Date)

To (Bell Canada International Inc.):

     Reference is made to the Option Agreement (the "Agreement") dated as of
            , 1994 between (Bell Canada International Inc.) and (Newco). Capitalized terms used but not defined herein have the meanings set forth in the Agreement. This Grantor's Notice is being delivered to you pursuant to Section
3.1 of the Agreement.

     Grantor hereby irrevocably notifies Purchaser that (an Event has occurred on (date) and an Exercise Period has commenced pursuant to subsection 3.1(a)(i) of the Agreement. Such Exercise Period will expire on 270 days from receipt by you of this Grantor's Notice.)(3) (a Resignation Event has occurred on (date) and an Exercise Period has commenced pursuant to subsection 3.1(a)(ii) of the
Agreement. Such Exercise Period will expire on                , which is 90 days
from receipt by you of this Grantor's Notice.)(4) (pursuant to subsection 3.1(a)(iii) of the Agreement, Grantor hereby requests that Purchaser determine
whether it wishes to exercise the Control Option on or prior to           ,
which is 180 days from receipt by you of this Grantor's Notice.)(5) (a Jones Bankruptcy Event has occurred on (date) and an Exercise Period has commenced pursuant to subsection 3.1(a)(v) of the Agreement. Such Exercise Period will
expire on                , which is 30 days from receipt by you of this
Grantor's Notice.)(6)

     If Purchaser wishes to exercise the Control Option pursuant to the terms and conditions of the Agreement, please respond by delivery of an Exercise Notice in accordance with Section 3.2 of the Agreement prior to the expiration of the Exercise Period.

                                            (NEWCO)



                                            By:_________________________________

(3) Insert if Section 3.1(a)(i) Grantor's Notice.

(4) Insert if Section 3.1(a)(ii) Grantor's Notice.

(5) Insert if Section 3.1(a)(iii) Grantor's Notice.

(6) Insert if Section 3.1(a)(v) Grantor's Notice.

                                                                       EXHIBIT B

                           (FORM OF EXERCISE NOTICE)

                                                                          (Date)

To (Newco):

     Reference is made to the Option Agreement (the "Agreement" dated as of
            , 1994 between (Bell Canada International Inc.) and (Newco). Capitalized terms used but not defined herein have the meaning set forth in the Agreement. This Exercise Notice is being delivered to you pursuant to Section
3.2 of the Agreement and in response to your Exercise Period Notice dated as of
(date).

     Purchaser hereby (irrevocably elects to exercise the Control Option and
purchase the Optioned Shares for an aggregate purchase price of $          .
Schedule I hereto sets forth our calculation of the purchase price per share pursuant to Sections 3.3 and 3.4(a) of the Agreement. Please contact us so that we may agree on a mutually acceptable time and place for closing.) (elects to exercise to Control Option and purchase the Optioned Shares at a price to be determined pursuant to Section 3.3 and the procedures described in Section 3.4(b) of the Agreement. Please contact us so that we may attempt to negotiate
the Market Value of           within 10 Business Days of the date hereof.)(7)

     Please contact us so that we may agree on a mutually acceptable time and place for closing.

                                            (BELL CANADA INTERNATIONAL INC.)



                                            By:_________________________________

(7) Use second option only if a Market Value must be determined pursuant to
    Section 3.4(b).

                                                                       EXHIBIT C

                             (FORM OF OFFER NOTICE)

                                                                          (Date)

To (Newco):

     Reference is made to the Option Agreement (the "Agreement") dated as of
            , 1994 between (Bell Canada International Inc.) and (Newco). Capitalized terms used but not defined herein have the meanings set forth in the Agreement. This Offer Notice is being delivered to you pursuant to Section 7.2 of the Agreement.

     Purchaser wishes to dispose of the Control Option and hereby irrevocably offers to sell the Control Option to Grantor (or, if Grantor elects not to purchase the Control Option, any of its Affiliates, including the Company) for the Offer Price (as defined in the Agreement), which we calculate to be
$          as of the date of this Offer Notice.

     If Grantor (or its Affiliate) wishes to purchase the Control Option for the Offer Price, please respond by delivery of an Acceptance Notice in accordance with subsection 7.2(b) of the Agreement on or prior to that date which is 270 days from receipt by you of this Offer Notice.

                                            (Bell Canada International Inc.)



                                            By:_________________________________

                                                                       EXHIBIT D

                          (FORM OF ACCEPTANCE NOTICE)

                                                                          (Date)

To (Bell Canada International Inc.):

     Reference is made to the Option Agreement (the "Agreement") dated as of
            , 1994 between (Bell Canada International Inc.) and (Newco). Capitalized terms used but not defined herein have the meaning set forth in the Agreement. This Acceptance Notice is being delivered to you pursuant to Section
7.2 of the Agreement and in response to Purchaser's Offer Notice dated as of
(date).

     Grantor hereby irrevocably agrees to exercise the Control Option and purchase the Optioned Shares for the Offer Price, which we calculate to be
$          as of the date hereof. (Grantor also hereby elects to purchase (i)
all shares of Common Stock and Class A Common Stock and (ii) any other debt or equity securities of the Intercable Group Entities held by Purchaser and its Subsidiaries on the date hereof for an aggregate purchase price to be determined pursuant to Section 7.2(b) of the Agreement.)(8)

     Please contact us so that we may agree on a mutually acceptable time and place for closing (and the purchase price of the additional securities)*.

                                            (NEWCO)



                                            By:_________________________________

(8) Insert if appropriate.

                                                                         ANNEX K

                             SHAREHOLDERS AGREEMENT

                        DATED AS OF (CLOSING DATE), 1994

                                     AMONG

                                GLENN R. JONES,

                           JONES INTERNATIONAL, LTD.,

                         BELL CANADA INTERNATIONAL INC.

                                      AND

                             JONES INTERCABLE, INC.



NOTE: AT CLOSING, THE SPECIAL PURPOSE VEHICLES WILL AGREE TO BE BOUND BY THE
      AGREEMENT.

                                 TABLE OF CONTENTS(1)

                                                                                        PAGE
                                                                                        ----
                                         ARTICLE I

                                        DEFINITIONS

SECTION   1.1    Definitions..........................................................  K-1

                                         ARTICLE II

                                 GOVERNANCE OF THE COMPANY

SECTION   2.1    Board of Directors...................................................  K-6
          2.2    Class A Directors....................................................  K-7
          2.3    Common Directors.....................................................  K-7
          2.4    Nomination and Vacancies.............................................  K-7
          2.5    Certain Shareholder Agreements.......................................  K-7
          2.6    Investor Consent Rights..............................................  K-8
          2.7    Termination of Rights................................................  K-10
          2.8    Tag-Along Right and Third Party Offers...............................  K-11

                                        ARTICLE III

                                         COVENANTS

SECTION   3.1    Investment Commitment................................................  K-11
          3.2    Consultation on Business Strategies..................................  K-12
          3.3    Obligation to Refer Business Opportunities...........................  K-12
          3.4    Supplier Arrangements................................................  K-13
          3.5    Programming Services.................................................  K-14
          3.6    Transactions with Affiliates.........................................  K-15
          3.7    Information..........................................................  K-16
          3.8    Preemptive Rights....................................................  K-16
          3.9    Registration Rights..................................................  K-18
          3.10   Confidentiality......................................................  K-19
          3.11   Certain Brokerage Fees...............................................  K-19
          3.12   Purchases of Additional Shares of Capital Stock......................  K-19
          3.13   Termination of Article III...........................................  K-19

                                         ARTICLE IV

                         TRANSFER RESTRICTIONS AND OFFER PROCEDURES

SECTION   4.1    Transfer Restrictions................................................  K-20
          4.2    Sales of Class A Shares by Jones.....................................  K-20
          4.3    Purchases of Class A Shares by Bell International Group Entities.....  K-21
          4.4    General Offer Procedures.............................................  K-22
          4.5    Termination of Article IV............................................  K-22

                                         ARTICLE V

                         PROVISIONS RELATING TO THE CONTROL OPTION

SECTION   5.1    Issuances of Common Shares During the Option Period..................  K-22
          5.2    Consents and Approvals for Exercise of Control Option................  K-23

- ---------------
(1) The Table of Contents is not a part of this Agreement.

                                                                                        PAGE
                                                                                        ----
          5.3    Further Assurances...................................................  K-23
          5.4    No Proxies or Encumbrances on Optioned Shares........................  K-23
          5.5    Deemed Exercise......................................................  K-23
          5.6    Trading in Class A Shares............................................  K-23
          5.7    Certain Information..................................................  K-24
          5.8    Termination of Article V.............................................  K-24

                                         ARTICLE VI

                               REPRESENTATIONS AND WARRANTIES

SECTION   6.1    Representations and Warranties of Jones..............................  K-24
          6.2    Representations and Warranties of International......................  K-24
          6.3    Representations and Warranties of Investor...........................  K-25
          6.4    Representations and Warranties of the Company........................  K-25

                                        ARTICLE VII

                                       MISCELLANEOUS

SECTION   7.1    Termination..........................................................  K-26
          7.2    Successors and Assigns; Assignment...................................  K-26
          7.3    Specific Performance.................................................  K-26
          7.4    Notices..............................................................  K-27
          7.5    Expenses.............................................................  K-28
          7.6    Amendments and Waivers...............................................  K-28
          7.7    Governing Law........................................................  K-28
          7.8    Counterparts; Effectiveness..........................................  K-28
          7.9    Headings.............................................................  K-28
          7.10   Entire Agreement.....................................................  K-28
          7.11   Separability.........................................................  K-28

                                         SCHEDULES

SCHEDULE I       List of Affiliate Agreements
SCHEDULE II      List of Cable Partnerships

                                          EXHIBITS

EXHIBIT A        Registration Rights
EXHIBIT B        Form of Sale Offer Notice
EXHIBIT C        Form of Purchase Notice
EXHIBIT D        Form of Purchase Offer Notice
EXHIBIT E        Form of Sale Notice

     AGREEMENT dated as of (Closing Date), 1994 among GLENN R. JONES, a resident of Colorado, JONES INTERNATIONAL, LTD., a Colorado corporation
("International"), BELL CANADA INTERNATIONAL INC., a Canadian corporation ("Investor"), and JONES INTERCABLE, INC., a Colorado corporation (the "Company").

                            W I T N E S S E T H :

     WHEREAS, on March 25, 1994 Investor, through its wholly owned subsidiary Bell Canada International BVI III Limited, purchased 2,500,000 Class A Shares (as defined below) at a price of $22.00 per share, or $55,000,000 in the aggregate;

     WHEREAS, concurrently with the execution of this Agreement, (i) Investor is purchasing from the Company 7,500,000 Class A Shares at a price of $27.50 per share, or $206,250,000 in the aggregate and (ii) certain affiliates of Glenn R. Jones are granting to Investor an option to purchase the Optioned Shares (as defined below); and

     WHEREAS, in connection with such transactions the parties hereto wish to enter into certain arrangements concerning the operation and governance of the Company and other related matters;

     NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1. Definitions. (a) The following terms, as used herein, have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

          "Affiliate Agreements" means the agreements described on Schedule I as in effect on the date hereof.

          "Allocated Expenses" means for any period the fees payable (without regard to any Cable Partnership's right to defer or limit actual payment) to the Company or a Consolidated Subsidiary by the Cable Partnerships to compensate the Company or such Consolidated Subsidiary for that portion (computed by the Company consistently with respect to all Cable Partnerships) of its general overhead and administrative expenses, including all of its direct and indirect expenses allocable to the operation of the Cable Partnerships' business, including, but not limited to, home office rent, supplies, telephone, travel and copying charges, and salaries of full and part-time employees.

          "Annualized Operating Cash Flow" means, for any fiscal quarter of the Company, the product of (i) four and (ii) the total revenues (excluding the gain on the sale of any assets to the extent included therein) of the Company and its Consolidated Subsidiaries for such quarter, adjusted for Owned Systems acquired or sold during such period, plus MLP Distributions and Interest Income, less the sum of (A) operating expenses of the Company and its Consolidated Subsidiaries for such quarter, excluding non-cash items, adjusted for Owned Systems acquired or sold during such period, (B) general and administrative expenses of the Company and its Consolidated Subsidiaries for such quarter, excluding non-cash items, in each case, (C) CATV Fund Fees, net of taxes, and (D) payments of Taxes on operating income, provided that Management Fees, Allocated Expenses and Interest Income shall be included in the foregoing amounts only to the extent actually received in cash during such quarter.

          "BCE Group Entity" means, at any time, BCE Inc., Investor and (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by BCE Inc. at such time and (ii) any other entity that is, directly or indirectly, controlled by BCE Inc. at such time.

          "Bell International Group Entity" means, at any time, Investor and (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by Investor at such time and (ii) any other entity that is, directly or indirectly, controlled by Investor at such time.

          "Bell International Shareholder" means, at any time, any Bell International Group Entity that owns shares of Capital Stock at such time.

          "Board" means the board of directors of the Company.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks are authorized to close in Montreal, Canada or Denver, Colorado.

          "Buy-Out Price" means the purchase price for the Owned Securities, as determined pursuant to Section 2.8(c) and (d). "Cable Partnership" means, at any time, any partnership listed on Schedule II hereto that is an Intercable Group Entity at such time.

          "Capital Stock" means, at any time, the Common Shares, the Class A Shares and any other shares of authorized capital stock of the Company.

          "CATV Fund Fees" means cash distributions (other than MLP Distributions and Management Fees) from the Cable Partnerships to the Company in its capacity as general partner of the Cable Partnerships, including, without limitation, distributions from cash flow, distributions from the sale or refinancing of Systems owned by a Cable Partnership and distributions upon dissolution of a Cable Partnership (whether or not such distributions are recognized for income statement purposes).

          "Class A Directors" means the members of the Board elected by the holders of the Class A Shares.

          "Class A Shares" means the shares of Class A Common Stock, par value $0.01 per share, of the Company.

          "Closing Date" means the date of this Agreement.

          "Common Directors" means the members of the Board elected by the holders of the Common Shares.

          "Common Shares" means the shares of Common Stock, par value $0.01 per share, of the Company.

          "Consolidated Subsidiaries" means, at any date, those Subsidiaries of the Company whose accounts would be consolidated with those of the Company if consolidated financial statements were prepared as of such date in accordance with generally accepted accounting principles.

          "Control Option" means the options to purchase the Optioned Shares pursuant to the Option Agreements.

          "Convertible Debt" means the 7.5% Convertible Debentures due June 1, 2007 of the Company.

          "Core Business" means, at any time, the following lines of business:
     (i) cable television services, (ii) wireline local communications services (including exchange, access and value-added services, such as call waiting, call forwarding and similar services) in geographic markets where the Company or a Subsidiary of the Company owns a cable television business at such time and (iii) physical cable or wireline delivery of multi-media services (including inter-active services) over broadband networks in geographic markets where the Company or a Subsidiary of the Company provides cable television or wireline local communications services at such time. "Core Business" does not include (A) the provision of personal communications services (as defined by the Federal Communications Commission at 47 C.F.R. 99.5 on the date hereof), but includes the lease (or other provision) of wireline or broadband networks used in connection with the operation of the Core Business to providers of personal communications services and (B) the creation, development, production, acquisition, packaging and sale (but not physical delivery) of entertainment, informational, educational and other programming services or software, including inter-active, multi-media and CD ROM services.

          "Debt" of the Company and its Consolidated Subsidiaries means at any date, without duplication, (i) all obligations of such Persons for borrowed money, (ii) all obligations of such Persons evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of all such Persons to pay the deferred purchase price of property or services, except trade accounts payable and current liabilities arising in the ordinary course of business, (iv) all obligations of all such Persons as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt of others secured by a Lien on any asset of all such Persons, whether or not such Debt is otherwise an obligation of such Persons, (vi) all guarantees, endorsements and other contingent obligations with respect to Debt, or to otherwise assure the owner of any of such Debt against loss with respect thereto and (vii) obligations to repurchase assets previously sold. "Debt" does not include any Convertible Debentures.

          "Dollars" or "$" means United States dollars.

          "Employee Options" means any options to purchase Class A Shares granted to employees, officers or directors of the Company or any of its Subsidiaries pursuant to any employee benefit plan (including a stock option, stock purchase or stock bonus plan) approved by the Board.

          "Event Date" means, after the Option Termination Date, the earlier of
     (i) the date on which Investor's Ownership Percentage is less than 20% and
     (ii) the date on which the JI Group sells the Control Block to a Control Purchaser after the Bell International Group Entities have declined to accept an offer from a Control Purchaser pursuant to Section 2.8.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "FCC" means the Federal Communications Commission or its successor.

          "Financial Services Agreement" means the Financial Services Agreement dated as of the date hereof between the Company and Jones Financial Group, Inc.

          "Franchise Agreement" means any franchise, agreement, permit, license or other authorization granted by any Governmental Authority organized within the United States of America, including all laws, regulations and ordinances relating thereto, which authorizes the construction or operation of a System or the reception and transmission of signals by microwave, and shall include, without limitation, all FCC licenses and all certificates of compliance, if any, and cable television registration statements (or similar documents) which are required to be issued by or filed with the FCC.

          "Governmental Authority" means any local, county, state, commonwealth, federal or foreign court, judicial, executive, or legislative instrumentality, or any agency, authority, commission, board or official thereof, including, without limitation, any franchising authority.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Intercable Group" means, at any time, the Company and each Person that is a Subsidiary of the Company at such time.

          "Intercable Group Entity" means, at any time, each Person included in the Intercable Group at such time.

          "Interest Income" means, for any period, the sum of interest paid to the Company with respect to (a) deferrals of Management Fees or Allocated Expenses owed to the Company, (b) loans and advances made by the Company to the Cable Partnerships and (c) cash on deposit in interest bearing accounts.

          "Investor Nominee" means any nominee designated to the Board by Investor pursuant to Section 2.2(a)(i) and 2.3(ii) (which does not include any Joint Nominee).

          "Investor's Ownership Percentage" means, at any time, the ratio of (i) the aggregate number of shares of Capital Stock owned by Investor and the other Bell International Group Entities (and, in the case of calculations pursuant to Section 3.12(a), any other BCE Group Entity) at such time to
     (ii) the aggregate number of shares of Capital Stock outstanding at such time, in each case calculated on a fully diluted basis and assuming the conversion of all securities convertible or exchangeable into shares of Capital Stock and the exercise of all options, warrants and other rights to acquire shares of Capital Stock, whether or not vested. In the case of sales or issuances of New Securities, Investor's Ownership Percentage will be calculated immediately preceding such sale or issuance.

          "JI Group" means, at any time, Jones, International, each grantor under the Option Agreements and each other Person that is a Subsidiary of Jones or International at such time, other than any Person that is an Intercable Group Entity at such time.

          "JI Group Entity" means, at any time, each Person included in the JI Group at such time.

          "JI Shareholder" means, at any time, any JI Group Entity that owns shares of Capital Stock at such time.

          "Jones" means Glenn R. Jones, a resident of Colorado, or in the event he is not then alive or legally competent, his executor, the administrator of his estate or his legal representative (including, without limitation, his guardian, conservator or other similar fiduciary).

          "Jones Employment Agreement" means the Employment Agreement dated as of the date hereof between Glenn R. Jones and the Company.

          "Jones Family Member" means any member of the immediate family of Glenn R. Jones (as defined in Rule 16a-1 under the Exchange Act), or a trust for the benefit of such members.

          "Jones Nominee" means any nominee designated to the Board by Jones pursuant to Section 2.3(i) (which does not include any Joint Nominee).

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          "Management Fees" means, for any period, management fees earned by the Company and its Consolidated Subsidiaries during such period for management services provided to the Cable Partnerships pursuant to the terms of the relevant partnership agreements.

          "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole.

          "MLP Distributions" means, for any period, the cash distributions made by Jones Intercable Investors, L.P. to the Company in respect of the Class A Units owned by the Company.

          "Net Debt" means, at any time, Debt at such time, less cash and cash equivalents of the Company and its Consolidated Subsidiaries at such time.

          "New Securities" means any shares of Capital Stock, and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into, shares of Capital Stock, in each case that are issued after the date hereof, provided that "New Securities" does not include Employee Options.

          "Option Agreements" means the Option Agreements dated as of the
     Closing Date between Investor (or its agent) and each of                and
                    .

          "Option Period" means the period from the date hereof to the Option Termination date.

          "Option Termination Date" means the earlier of (i) the date on which the Control Option terminates pursuant to Section 3.6 of the Option Agreements, or otherwise, or (ii) the date on which Investor purchases the Optioned Shares pursuant to the Option Agreements.

          "Optioned Shares" means the Common Shares subject to the Option Agreements.

          "Owned System" means any System that is owned and operated by an Intercable Group Entity other than a Cable Partnership.

          "Permitted Amount" means, at any date, the product of (i) seven and
     (ii) Annualized Operating Cash Flow for the most recently ended fiscal quarter of the Company prior to, or on, such date.

          "Permitted Equity Issuances" means sales by the Company prior to, but not at, the Commitment Termination Time of Class A Shares for cash where the proceeds from any such sale will be used to finance the purchase by the Company (or its Subsidiary) of any System owned by a Cable Partnership.

          "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Related Agreements" means the Financial Services Agreement, the Jones Employment Agreement, the Supply and Services Agreement and the Secondment Agreement.

          "SEC" means the Securities and Exchange Commission.

          "Secondment Agreement" means the Secondment Agreement dated as of the date hereof between Investor and the Company.

          "Securities Act" means the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder.

          "Shareholder" means, at any time, any Bell International Shareholder or JI Shareholder at such time.

          "Shareholder Nominees" means the Jones Nominees, Investor Nominees and Joint Nominees.

          "Stock Purchase Agreement" means the Stock Purchase Agreement dated as of May 31, 1994 between Investor and the Company.

          "Subsidiary" means, as to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner and (iii) any other entity that is, directly or indirectly, controlled by such Person. By way of example, the parties hereto acknowledge that (i) Glenn R. Jones and International are not Subsidiaries of any Intercable Group Entity and (ii) BCE Inc. is not a Subsidiary of Investor.

          "Subsidiary Securities" means any shares of capital stock of a Subsidiary of the Company, and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into, shares of such capital stock.

          "Supply and Services Agreement" means the Supply and Services Agreement dated as of the date hereof between Investor and the Company.

          "System" means a cable television or SMATV system owned or operated by an Intercable Group Entity serving subscribers within a geographical area covered by one or more Franchise Agreements from the same head end facility (or two or more related head end facilities).

          "Taxes" means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon such Person, its income or any of its properties, franchises or assets.

          "Transfer" means, with respect to any securities, any direct or indirect sale, assignment, transfer, grant of a participation in, pledge, gift or other disposition thereof, without regard to whether such disposition is for consideration.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

        TERM                                                                   SECTION
        ----                                                                   -------
        Commitment Termination Time..........................................   3.1
        Control Block........................................................   2.8
        Control Purchaser....................................................   2.8
        Convertible Debenture................................................   3.1
        Eligible Assignee....................................................   7.1
        Independent Director.................................................   2.2
        Investor Programming.................................................   3.5
        Joint Nominee........................................................   2.2
        Jones Programming....................................................   3.5
        Market Value.........................................................   3.8
        Offer Period.........................................................   4.2
        Offer Price..........................................................   4.2
        Offered Shares.......................................................   4.2
        Offering Party.......................................................   3.3
        Offeror..............................................................   4.2
        Opportunity..........................................................   3.3
        Owned Securities.....................................................   2.8
        Proposed Price.......................................................   4.3
        Purchase Conditions..................................................   3.8
        Purchase Notice......................................................   4.2
        Purchase Number......................................................   4.3
        Purchaser............................................................   4.3
        Purchase Offer Notice................................................   4.3
        Qualifying Merger....................................................   3.12
        Qualifying Tender Offer..............................................   3.12
        Rights Notice........................................................   3.8
        Sale Notice..........................................................   4.3
        Sale Offer Notice....................................................   4.2
        Special Issue........................................................   3.8
        Trigger Date.........................................................   3.8
        Unrelated Directors..................................................   3.6

     (c) All accounting determinations hereunder shall be made, and all financial calculations required to be made hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries.


                                   ARTICLE II

                           GOVERNANCE OF THE COMPANY

     2.1. Board of Directors. (a) The Board shall consist of 13 directors: nine members of the Board will be Common Directors and four members of the Board will be Class A Directors. Such directors will be nominated, elected and removed in accordance with the articles of incorporation and bylaws of the Company and the terms of this Agreement.

     (b) The Board shall have an executive committee, an audit committee and a compensation committee. Except to the extent required by applicable law, Investor will be entitled to have at least one Investor Nominee on each committee of the Board at all times.

     (c) The Company will use reasonable efforts to obtain and maintain in effect $25,000,000 of directors and officers liability insurance coverage for any period in which an Investor Nominee, Jones Nominee or a Joint Nominee is a member of the Board, provided that such insurance may be obtained at reasonable cost. In the event the Company believes such insurance cannot be obtained at reasonable cost, the Company will consult with Investor as to an appropriate replacement policy.

     2.2. Class A Directors. (a) The parties hereto agree that the four Class A Directors will be designated as follows:

          (i) Investor will be entitled, but not required, to designate one director, and

          (ii) Jones and Investor will designate three directors that are each an Independent Director mutually acceptable to both parties (each a "Joint Nominee").

     (b) An "Independent Director" is a person who is free from any relationship that would interfere with the exercise of independent judgment by such person as a member of the Board. Without limiting the generality of the foregoing, unless the Board has unanimously determined otherwise, a person will not be an Independent Director if such person:

          (i) is, or has been, a director or officer of, employed by or a consultant to, any Intercable Group Entity, JI Group Entity or BCE Group Entity, provided that this provision does not apply to Independent Directors that are elected for successive terms of office,

          (ii) is, or since January 1, 1993 has been, an officer, director, general partner or more than 5% shareholder (by either vote or value) of a Person that has, or since January 1, 1993 has had, a material business relationship with any Intercable Group Entity, JI Group Entity or BCE Group Entity,

          (iii) is, or has been, a more than 5% shareholder (by either vote or value) of any Intercable Group Entity, JI Group Entity or BCE Group Entity, or is an officer or director of any such shareholder, or

          (iv) is a member of the immediate family (as defined in Rule 16a-1 under the Exchange Act) of any person described in clauses (i), (ii) or
     (iii).

     2.3. Common Directors. The parties hereto agree that the nine Common Directors will be designated as follows:

          (i) Jones will be entitled, but not required, to designate seven directors, and

          (ii) Investor will be entitled, but not required, to designate two directors.

     2.4. Nomination and Vacancies. (a) In the event that Investor or Jones chooses to designate one or more nominees to the Board pursuant to Article II, the Company will use its reasonable efforts to (i) include each such nominee in the group of nominees proposed by management of the Company for election to the Board, (ii) recommend to the shareholders of the Company each such nominee's election to the Board and (iii) solicit proxies for each such nominee from all holders of voting securities entitled to vote thereon.

     (b) In the event that any Shareholder Nominee vacates his seat on the Board, whether by resignation, death, removal or otherwise, the Board will as promptly as practicable hold a meeting of the Board and, subject to its fiduciary duties, will fill any such vacancy with a person designated by the Shareholder (or Shareholders in the case of a Joint Nominee) entitled to designate such Shareholder Nominee, provided that if such Shareholder Nominee was an Independent Director, such designated person must also be an Independent Director.

     2.5. Certain Shareholder Agreements. (a) Each Bell International Shareholder will vote or cause to be voted all shares of Capital Stock owned or controlled by it at any regular or special meeting of shareholders of the Company, or in any written consent executed in lieu of such a meeting of shareholders,

          (i) in favor of any Jones Nominees and Joint Nominees designated as provided in this Article II,

          (ii) to remove any Jones Nominee (with or without cause) requested to be removed by Jones pursuant to Section 2.4, and

          (iii) to seek the election of such number of Jones Nominees as is necessary to constitute a majority of the members of the Board.

     (b) Each JI Shareholder will vote or cause to be voted all shares of Capital Stock owned or controlled by it at any regular or special meeting of shareholders of the Company, or in any written consent executed in lieu of such a meeting of shareholders,

          (i) subject to Section 2.5(a)(iii), in favor of any Investor Nominees and Joint Nominees designated as provided in this Article II,

          (ii) to remove any Investor Nominee (with or without cause) requested to be removed by Investor pursuant to Section 2.4, and

          (iii) to cause the Company to comply with the provisions of Section
     2.6.

     (c) Each Shareholder will cause all shares of Capital Stock owned or held of record by it to be represented, in person or by proxy, at all meetings of shareholders of the Company of which such Shareholder has actual notice, so that such shares of Capital Stock may be counted for the purpose of determining the presence of a quorum at such meetings.

     (d) Without the written consent of Jones no Bell International Shareholder will, and without the written consent of Investor no JI Shareholder will, (i) solicit any proxies or consents in connection with any matter to be voted upon, or sought to be voted upon, by the shareholders of the Company except in accordance with the terms of this Agreement or the approval of the Board, (ii) become a participant in any such solicitation or (iii) except as contemplated by this Agreement, become a part of a voting group or deposit shares in a voting trust. The provisions of the immediately preceding sentence will terminate (x) as to Bell International Shareholders on the Option Termination Date if Investor (or its agent) purchases the Control Option under the Option Agreements and (y) as to JI Shareholders on the Option Termination Date if Investor (or its agent) does not purchase the Control Option under the Option Agreements. Nothing herein shall restrict any Shareholder from granting revocable proxies in connection with meetings of shareholders of the Company.

     2.6. Investor Consent Rights. (a) Subject to the provisions of Section 2.7, the Company will not take or agree to take, and will not permit any Subsidiary to take or agree to take, directly or indirectly, any of the following actions without the prior written consent of Investor or pursuant to the procedures described in paragraph (c) below:

          (i) authorize, sell, distribute or otherwise issue, or grant rights with respect to, New Securities, Employee Options or Subsidiary Securities (or any stock appreciation or similar interests or rights with respect to such securities) except for (A) routine grants of Employee Options (or stock appreciation rights) approved after the date hereof by the compensation committee of the Board in an amount not to exceed options to purchase (and stock appreciation rights in respect of) 2,000,000 Class A Shares in the aggregate, (B) any grant of options pursuant to Section 4 of the Jones Employment Agreement, (C) any issuances of Capital Stock pursuant to the terms of Employee Options or the Convertible Debt and the Convertible Debentures and the options granted pursuant to Section 4 of the Jones Employment Agreement, (D) authorizations, sales, distributions or other issuances of Subsidiary Securities to Persons that are wholly-owned Intercable Group Entities (except in connection with sales of Subsidiary Securities permitted by subparagraphs (v) and (vi) of this Section 2.6), and (E) Permitted Equity Issuances,

          (ii) repurchase, redeem or exchange any shares of Capital Stock, other than (A) repurchases, redemptions or exchanges of Class A Shares where all holders of Class A Shares are entitled to participate on a pro rata basis,
     (B) repurchases of Class A Shares in the open market, provided that at any time the aggregate number of Class A Shares repurchased during the immediately preceding 12 months may not exceed 5% of the aggregate number of shares of Capital Stock outstanding on the immediately preceding December 31 (calculated on a fully diluted basis assuming the conversion of all options and the exercise of other rights), and (C) as contemplated by the terms of any New Securities,

          (iii) amend the articles of incorporation or bylaws of the Company,

          (iv) (A) in the case of the Company and its Consolidated Subsidiaries, incur Debt if after the incurrence of such Debt, Net Debt would exceed the Permitted Amount and (B) in the case of the Cable Partnerships, incur long-term Debt not in the ordinary course of business,

          (v) acquire or sell any interest in a cable television system that is not owned by a Cable Partnership for a purchase price exceeding $50,000,000 in any single transaction (or series of related transactions), and $250,000,000 in the aggregate for acquisitions and $250,000,000 in the aggregate for sales,

          (vi) acquire or sell any interest in a business (other than a cable television system) for a purchase price exceeding $5,000,000 in any single transaction (or series of related transactions), and $50,000,000 in the aggregate for acquisitions and $50,000,000 in the aggregate for sales,

          (vii) enter into (whether by acquisition or otherwise) a line of business other than (A) the Core Business in the United States of America, England and Spain, (B) the provision of audio programming services to radio stations and cable television systems, (C) manufacturing and marketing of computer and facsimile security products and software, and the manufacture of printed circuit board assembly using surface mount or through-hole technology for the computer, communications, business equipment, finance, medical and scientific industries, (D) the acquisition and distribution of entertainment, informational, educational and other programming services in connection with the provision of cable television or multi-media services to customers of a System and (E) the provision of local origination programming services to customers of a System (whether required by a Franchise Agreement or otherwise),

          (viii) take any action that would reasonably be expected to, as a result of a law, rule or regulation of a Governmental Authority organized within the United States of America, England or any other jurisdiction where the Intercable Group conducts a material portion of its business, (A) prevent Investor from exercising the Control Option or from otherwise obtaining control of the Company, (B) require Investor to divest or otherwise limit Investor's ability to exercise full rights of ownership over the Control Option or any shares of Capital Stock (whether acquired upon exercise of the Control Option or otherwise) or (C) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or impose a material limitation on the conduct of Intercable Group's business, provided that (1) if on the date hereof the activities conducted by any BCE Group Entity are subject to any such law, rule or regulation (based on interpretations in effect on the date hereof) that has, or would reasonably be expected to have, one or more of the effects described in clauses (A), (B) or (C), or if after the date hereof Investor or any of its Affiliates enters into a new line of business and at such time there is a law, rule or regulation that has, or would reasonably be expected to have, one or more of the effects described in clauses (A),
     (B) or (C), then in each case this subparagraph (viii) will not apply to actions of the Intercable Group that would reasonably be expected to have such effects under such law, rule or regulation, (2) after the Option Termination Date this subparagraph (viii) will only apply to actions that would reasonably be expected to require Investor to divest, or otherwise limit its ability to exercise full rights of ownership over, any shares of Capital Stock and (3) the Company shall not be in breach of this clause
     (viii) in matters relating to Franchise Agreements and material contracts if it is in compliance with its obligations under Section 5.2 concerning such matters.

          (ix) (A) sell substantially all of the assets of the Company, (B) adopt a plan of liquidation or dissolution of the Company, (C) engage in a merger, consolidation, share exchange or other business combination involving the Company (except in connection with an acquisition for cash that is permitted by subparagraphs (v) and (vi) of this Section 2.6), (D) engage in a recapitalization, stock split or similar reconstitution of the Capital Stock or (E) file a petition by or on behalf of the Company or any Subsidiary, or the taking of similar action, under any bankruptcy, insolvency, reorganization or similar law,

          (x) declare or make any provision for payment of, or the setting aside of assets with respect to, any dividend or other distribution of any property other than cash by the Company with respect to any shares of Capital Stock, and

          (xi) agree to, or enter into, any amendment to a Related Agreement.

     (b) For purposes of this Section 2.6, transactions occurring after the date of the Stock Purchase Agreement will count towards any amounts described in paragraph (a) above, provided that any transaction approved by Investor pursuant to the Company's request will not count towards the aggregate transaction amounts described in subparagraphs (v) and (vi) of such paragraph (a).

     (c) If the Company wishes to take an action described in paragraph (a) of this Section 2.6, the Company will deliver to Investor a written notice describing in reasonable detail the action proposed to be taken and expressly requesting Investor's consent to such action pursuant to this Section 2.6. Such notice will be accompanied by such additional information as is reasonably required to enable Investor to evaluate such proposed action. Upon receipt of such notice, Investor will have ten Business Days to exercise its right not to consent to such proposed action. If no response is received by the Company from Investor prior to the expiration of such time period, the proposed action will be deemed to have been approved by Investor.

     (d) The parties hereto acknowledge that the provisions of paragraph (a) above are not intended to apply to JI Group Entities.

     2.7. Termination of Rights. (a) The rights and obligations in this Article II will terminate as provided in this Section 2.7 and in Section 7.1.

     (b) If at any time prior to the Option Termination Date (x) Investor and the other Bell International Group Entities own in the aggregate less than 10,000,000 shares of Capital Stock (adjusted for stock splits and stock dividends declared after the date hereof) and (y) Investor's Ownership Percentage is less than 15%, then:

          (i) Investor's right to designate the Joint Nominees pursuant to
     Section 2.2(a)(ii) and two Common Directors pursuant to Section 2.3 will terminate, and after such time Investor will have the right to designate only one Class A Director pursuant to Section 2.2(a)(i); and

          (ii) the consent rights of Investor described in Section 2.6(a) will terminate except as to the matters described in clauses (iii), (viii) and
     (ix) thereof.

     (c) Upon the occurrence of an Event Date, until such time as Investor's Ownership Percentage is less than 15%:

          (i) Investor's right to designate the Joint Nominees pursuant to
     Section 2.2(a)(ii) and one Common Director pursuant to Section 2.3 will terminate, and after such time Investor will have the right to designate only one Class A Director pursuant to Section 2.2(a)(i) and one Common Director pursuant to Section 2.3; and

          (ii) the consent rights of Investor described in Section 2.6(a) will terminate except as to the matters described in clause (viii) thereof.

     (d) If at any time after the Option Termination Date Investor's Ownership Percentage is less than 15%, but equal to or greater than 10%, then:

          (i) in addition to the termination provisions described in subparagraph (c)(i) above, Investor's right to designate a second Common Director pursuant to Section 2.3 will terminate, and after such time Investor will have the right to designate only one Class A Director pursuant to Section 2.2(a)(i); and

          (ii) the consent rights of Investor described in Section 2.6(a) will terminate except as to the matters described in clause (viii) thereof.

     (e) If Investor does not purchase the Optioned Shares pursuant to the Option Agreements, then:

          (i) until such time as the JI Group Entities own in the aggregate less than a majority of the outstanding Common Shares, Jones will be entitled to designate all Common Directors that are not designated by Investor pursuant to this Article II (and after such time such directors will be nominated without regard to this Agreement), and

          (ii) until such time as Investor's right to designate the Joint Nominees terminates pursuant to Section 2.7(c), Jones will be entitled to designate the Joint Nominees pursuant to Section 2.2(a)(ii) (and after such time such directors will be designated without regard to this Agreement).

     2.8 Tag-Along Right and Third Party Offers. (a) Subject to the transfer rights of JI Shareholders under Section 4.1(c), after the Option Termination Date but prior to the eighth anniversary of the date hereof, the JI Group Entities will not sell (or enter into an agreement or option to sell), directly or indirectly, in one transaction or a series of related transactions, a majority of the then outstanding shares of Common Stock (the "Control Block") to a Person that is not a JI Group Entity (the "Control Purchaser"), unless (i) the Control Purchaser agrees to be bound by the terms of this Agreement as a JI Shareholder or (ii) prior to any such sale such Control Purchaser offers to purchase for cash all (but not less than all) of the shares of Capital Stock, and other debt or equity securities, issued by the Intercable Group Entities to, and then held by, the Bell International Group Entities (the "Owned Securities") at the Buy-Out Price pursuant to the procedures of this Section 2.8.

     (b) After the eighth anniversary of the date hereof, if the JI Group Entities sell, directly or indirectly, in one transaction or a series of related transactions, the Control Block to a Control Purchaser, prior to any such sale such Control Purchaser may, but is not required to, offer to purchase for cash all (but not less than all) of the Owned Securities at the Buy-Out Price.

     (c) A Control Purchaser that offers to purchase the Owned Securities for the Buy-Out Price pursuant to this Section 2.8 will deliver a written offer notice to Investor. After the delivery of such notice, the Control Purchaser and Investor will attempt to negotiate a Buy-Out Price that is mutually satisfactory. If in connection with the purchase of the Control Block the Control Purchaser (or an Intercable Group Entity) is also offering to purchase from the public any class of Owned Securities, the Buy-Out Price for such Owned Securities will be such offer price.

     (d) If the Control Purchaser and Investor are unable to agree on a mutually satisfactory Buy-Out Price, the Control Purchaser and the relevant JI Group Entity will make a public announcement that the Control Purchaser is negotiating to purchase the Control Block. In such event, the Buy-Out Price for each class of Owned Securities will be equal to the Market Value of such class of Owned Securities, calculated pursuant to Section 3.8(h) and (i) and assuming that the Trigger Date is the tenth trading day immediately after the day of such public announcement.

     (e) After the Market Value of each class of Owned Securities has been determined, if the Control Purchaser wishes to proceed with the proposed transaction to purchase the Control Block and the Owned Securities, it will (or after the eight anniversary of the Closing Date, it may), by written notice to Investor, irrevocably offer to purchase all of the Owned Securities at the Buy-Out Price. If Investor fails to deliver a written acceptance notice within 10 Business Days after receipt of such written offer from the Control Purchaser, Investor will be deemed to have declined an offer from a Control Purchaser, including for purposes of determining whether an Event Date has occurred.

     (f) The purchase and sale of the Owned Securities will take place simultaneously with the purchase of the Control Block. The purchase price for the Owned Securities purchased pursuant to this Section 2.8 will be paid by wire transfer in immediately available funds to a bank account designated by the relevant Bell International Group Entity not less than three Business Days prior to closing.

     (g) At any closing hereunder, the relevant Bell International Group Entity will deliver to the Control Purchaser good and valid title to the Owned Securities, free and clear of any Lien.


                                  ARTICLE III

                                   COVENANTS

     3.1. Investment Commitment. (a) Investor will purchase for cash 30% of any Class A Shares sold by the Company to unaffiliated third parties after the date hereof, at a price per share equal to the price per share received by the Company from such third parties in connection with any such sales (net of selling commissions and underwriter's discounts), provided that the obligation of Investor under this Section 3.1 will terminate at such time (the "Commitment Termination Time") as the aggregate purchase price of all equity securities, and securities that are convertible or exchangeable into equity securities (including any Convertible Debentures), purchased by the Bell International Group Entities from the Company or any Intercable Group Entity prior to, on or after the date hereof (including any New Securities purchased pursuant to this Section 3.1) equals $400,000,000. The parties hereto acknowledge that after taking into account the purchase of 2,500,000 Class A Shares on March 25, 1994 pursuant to the Investment Agreement dated as of such date between the Company and Investor, and 7,500,000 Class A Shares on the date hereof pursuant to the Stock Purchase Agreement, the Bell International Group Entities have purchased from the Company Class A shares having an aggregate purchase price of ($261,250,000), and that Investors's remaining investment commitment is ($138,750,000).

     (b) In the event the Company proposes to offer and sell any Class A Shares prior to the termination of the purchase commitment described in paragraph (a), it will give Investor not less than ten Business Days' written notice of its intention, describing the material terms of the proposed sale, including the manner of sale and a range of proposed prices and numbers of Class A Shares to be sold to unaffiliated third parties and to Investor. The Company will deliver to Investor copies of all prospectuses and other related offering and closing documents prepared by the Company and its advisors in connection with the proposed sale and will keep Investor informed as to material developments during the offering process. The closing for the purchase and sale of any Class A Shares purchased by Investor pursuant to this Section 3.1 will take place on the later to occur of (i) the date on which such third parties purchase Class A Shares, (ii) the date on which the Purchase Conditions have been satisfied, or waived by Investor in its sole discretion (provided that if Investor has not purchased the Class A Shares 40 days after the third party closing, the Company may sell such shares to a third party) or (iii) such other time as Investor and the Company agree. Except as otherwise contemplated by this Agreement, any Class A Shares purchased by Investor under this Section 3.1 will be purchased pursuant to the same terms and conditions as the unaffiliated third parties.

     (c) At Investor's request, Investor may purchase for $50,000,000 in cash a Convertible Debenture, provided that the Company may postpone such purchase until such time as it wishes to sell any New Securities. For purposes of this
Section 3.1, "Convertible Debenture" means a convertible unsecured subordinated debenture of the Company having terms and conditions that would be obtained from the Company by an unaffiliated institutional investor at the time of such purchase pursuant to a public offering (such terms and conditions to be mutually agreed by the parties), provided that (i) such debenture will convert automatically into Class A Shares two years after the date of issuance, unless earlier converted at the option of the holder and (ii) the indenture relating to such debenture will contain the consent rights set forth in Section 2.6 and the termination provisions set forth in Sections 2.7 and 7.1.

     3.2. Consultation on Business Strategies. (a) The Company will regularly advise and consult with Investor as to the business of the Company and its Subsidiaries, which consultation will include the review of (i) strategic, operating and financial plans, including plans for acquisitions and sales of cable television systems (both as they relate to owned and managed systems),
(ii) equity, debt, joint venture and other financing strategies, (iii) business plans for operations, marketing and technology deployment and (iv) personnel, compensation and related decisions.

     (b) Each year, management of the Company will present to the Board for approval a business plan that includes the elements described in paragraph (a) of this Section 3.2.

     3.3. Obligation to Refer Business Opportunities. (a) Subject to the provisions of this Section 3.3, each of Investor, Jones and International will refer, and will cause each of their Subsidiaries to refer, to the Company business opportunities in the following lines of business:

          (i) any business that is primarily engaged in a Core Business in the United States of America at such time,

          (ii) any business that is primarily engaged in wireline local communications services (including exchange, access and value-added services, such as call waiting, call forwarding and similar services) in geographic markets in the United States where the Company does not own or operate a cable television or wireline local communications business at such time, and has a fair market value less than the then market capitalization (equity and long-term debt) of the Company at such time, and

          (iii) such other businesses as may be agreed in writing by Investor and Jones from time to time. The parties hereto acknowledge that the foregoing businesses do not include (x) inter-active or multi-media services, or programming networks or (y) competitive access provider services similar to those provided by Jones Lightwave, Ltd. and its Subsidiaries.

     (b) Investor, Jones and International will not, and will cause each of their Subsidiaries not to, purchase, finance or otherwise participate in the acquisition of a business described in paragraph (a) of this Section 3.3 (an "Opportunity") without first complying with the following procedures:

          (i) The Person referring the Opportunity (an "Offering Party") will notify the Company of the Opportunity, and deliver to the Company a report setting forth in reasonable detail the material terms and conditions of such Opportunity.

          (ii) The Company will then promptly convene a special meeting of the Board to consider whether the proposed Opportunity is in the best interests of the Company.

          (iii) If the Board determines that the Company should pursue the Opportunity, the Company will so notify the Offering Party (and each of Jones and Investor), and thereafter none of the Offering Party, any Bell International Group Entity (or a Subsidiary thereof) nor any JI Group Entity will pursue, or participate in, such Opportunity, provided that the Offering Party will be free to pursue, or participate in, such Opportunity if (A) the Company is unable to raise financing in respect of such Opportunity (unless the Offering Party is a Bell International Group Entity (or a Subsidiary thereof) and Investor exercised its consent rights under
     Section 2.6 in respect of any such proposed financing, in which case the Offering Party may not pursue or participate in such Opportunity), (B) the Company is unable to pursue or participate in such Opportunity because a law, rule or regulation of a Governmental Authority prevents (or materially restricts) the participation by the Intercable Group in such Opportunity or
     (C) the Company otherwise subsequently elects not to pursue, or participate in, such Opportunity. Nothing in this subparagraph (iii) will affect the consent rights of Investor in Section 2.6.

          (iv) If the Board fails to approve the pursuit by the Company of an Opportunity or the Company otherwise elects not to pursue such Opportunity, the Offering Party will be free to pursue such Opportunity without any further obligation to the Company, provided that the Offering Party may not pursue, or participate in, any such Opportunity if (A) the Offering Party is a Bell International Group Entity (or a Subsidiary thereof) and Investor exercised its consent rights under Section 2.6 in respect of such Opportunity or (B) the Offering Party is a JI Group Entity and a majority of the Jones Nominees that are not Independent Directors voted against the pursuit by the Company of such Opportunity.

     (c) Each Shareholder agrees to keep confidential (as provided in Section 3.10) any Opportunities that it receives notice of pursuant to this Section 3.3. If an Offering Party is permitted to pursue an Opportunity pursuant to this
Section 3.3, Shareholders that are not Affiliates of such Offering Party, and Subsidiaries of such Shareholders, will not be permitted to pursue, or participate in, such Opportunity unless they lawfully acquire knowledge of such Opportunity from sources other than the Offering Party or an Affiliate of such Offering Party. In the event an Opportunity is offered by a Bell International Group Entity (or a Subsidiary thereof), and Investor elects to exercise its consent rights under Section 2.6 in respect of such Opportunity, the JI Group Entities will be free to pursue such Opportunity.

     (d) The Company will use reasonable efforts to keep Investor and Jones informed as to the geographic markets served by the cable television and wireline local communications businesses owned or operated by the Intercable Group Entities.

     (e) The provisions of this Section 3.3 will terminate on the Option Termination Date.

     3.4. Supplier Arrangements. The Company will give Investor, International and their respective Affiliates the first opportunity to supply services, compatible network equipment and systems to the Company on competitive terms and conditions which will, at the Company's discretion, be made pursuant to competitive bidding or other processes. Nothing herein will adversely affect the Company's ability to obtain services, equipment and systems on open and competitive terms.

     3.5. Programming Services. Notwithstanding any other provision in this Agreement to the contrary: (a) The JI Group Entities shall have the right to distribute, on a full-time (or, if requested from time to time by Jones or International, part-time, to be extended or restored, as applicable, to full-time upon his or its request), daily basis, programming packaged (as opposed to brokered) by, created by or created primarily for a JI Group Entity ("Jones Programming") on such number of channels (not to exceed six at any one time) on the Systems as Jones or International may designate from time to time (with the Mind Extension University programming to be carried on a VHF channel (i.e., channel 2 through 12)). The Bell International Group Entities shall have the right to distribute, on a full-time (or, if requested from time to time by Investor, part-time to be extended or restored, as applicable to full time upon Investor's request), daily basis, programming packaged (as opposed to brokered) by, created by or created primarily for a Bell International Group Entity ("Investor Programming") on such number of channels (not to exceed two at any one time) on the Systems as Investor may designate from time to time.

     (b) Prior to exercising its distribution right with respect to any programming under this Section 3.5, the relevant JI Group Entity or Bell International Group Entity (each a "Programmer") will present to the Board a reasonably detailed business plan that, among other things, describes (i) the general content of such programming, (ii) the marketing strategy for such programming, including service level (such as basic, tier or a la carte) and
(iii) pricing for such service levels. The Jones Programming and the Investor Programming shall be carried and priced by the Intercable Group Entities on such level or levels of services as such programming is intended to be carried under the business plan for such programming.

     (c) Notwithstanding the rights granted pursuant to paragraph (a) above:

          (i) the Intercable Group Entities shall not be required to delete from any System any programming acquired from any third-party programmer prior to the expiration of the term of the program carriage agreement with such third-party programmer in order to carry any Investor Programming or Jones Programming,

          (ii) in the event there is insufficient channel capacity to carry Jones Programming or Investor Programming, carriage of such Jones Programming or Investor Programming on a System shall be given priority over any third party programming not then carried by such System and over any third party programming then carried by the System at such time as the initial or then current renewal term, as applicable, is scheduled to expire, provided that (x) such priority shall not apply to off-air programming carried by the four major broadcast networks or mandated by law, or the 20 most widely viewed third party programs as then carried by the System at the time as reported by (NAME OF APPLICABLE TRADE PUBLICATION), and (y) in addition to the foregoing requirements, the Company shall use its reasonable best efforts to add Jones Programming and Investor Programming to the Systems whenever opportunities to do so arise,

          (iii) in the event there is insufficient channel capacity to carry both the Jones Programming and Investor Programming, Jones Programming will be given priority over carriage of Investor Programming,

          (iv) Jones, International and Investor, as the case may be, shall give the Company at least four months' prior notice of any proposed commencement or termination of use of any channel and

          (v) the Bell International Group Entities shall have no rights under this Section 3.5 to distribute programming that has substantially similar content as any Jones Programming.

     (d) During the Validation Period (as defined herein), the license fee payable by the Intercable Group Entities for any unit of Jones Programming (excluding Mind Extension University, Health Care Network, Jones Computer Network and Product Information Network) or Investor Programming ("New Programming") shall be such license fee as the Programmer establishes in good faith based on its reasonable estimate of the market value of such New Programming. A Programmer shall notify the Company and the Independent

Directors in writing promptly following the end of the Validation Period whether the Programmer has entered into an agreement providing for (a) the distribution of such New Programming by a cable television operator or other distributor of video programming (a "Distributor") having at least 400,000 subscribers ("Validating Distributor") and (b) the payment of a license fee by such Validating Distributor at a rate equal to or greater than the license fee payable by the Intercable Group Entities ("Validating Programming Agreement"). If no Validating Programming Agreement has been entered into during the Validation Period, the Company or any Independent Director may, by written notice given within sixty (60) days after receipt by the Company and the Independent Directors of the above-referenced notification, require that such Programmer reduce the license fee payable by the Intercable Group Entities for such New Programming to the greater of (i) a license agreement approved by the Independent Directors, (ii) the average license fee charged by the applicable Programmer to all Distributors for such New Programming and (iii) the Agreed Rate in effect at such time. For purposes of this Section 3.5, "Agreed Rate" means, at any time, the rate set forth in the Affiliate Agreement between Mind Extension University, Inc. and the Company dated December 28, 1993, as amended as of June 1, 1994. Thereafter, the license fee payable by the Intercable Group Entities for such New Programming shall be subject to such adjustments as are similar to adjustments in the license fee permitted by the Validating Programming Agreement or, if there is no such agreement in effect, by the programming agreement pursuant to which such New Programming is carried by the largest Distributor serving fewer than 400,000 subscribers. A Programmer may elect at any time to terminate carriage of such unit of New Programming upon not less than ninety days prior written notice to the Company if it does enter into a Validating Programming Agreement during the Validation Period. "Validation Period" shall mean, as to any New Programming, the fifteen (15) month period commencing with the first month with respect to which a license fee is payable by an Intercable Group Entity for the right to distribute such New Programming.

     (e) The Intercable Group Entities shall carry Jones Programming and Investor Programming on the Systems for a period of 15 years after the date hereof (or the expiration date of the applicable programming agreement with the Company) in accordance with this Section 3.5, provided that if Investor does not purchase the Optioned Shares pursuant to the Option Agreements, the rights of the Bell International Group Entities will terminate on the Option Termination Date.

     (f) No JI Group Entity nor any Bell International Group Entity may sell or assign (other than to an Affiliate) its unused right of distribution to the Systems pursuant to this Section 3.5, provided that in the event any Programming is being distributed pursuant to this Section 3.5, such Programming will continue to have the distribution rights provided herein if the relevant JI Group Entity sells or assigns (i) any network or networks carried on a System or any such Programming or (ii) any entity directly or indirectly owning or controlling such network(s) or Programming. In the event of any such sale or assignment by a JI Group Entity or a Bell International Group Entity, the continuing distribution rights of such Programming will count towards the number of channels permitted to be designated by such JI Group Entity or Bell International Group Entity pursuant to paragraph (a) above.

     (g) Each of Investor and International shall use reasonable best efforts to cause its designees to the Board, subject to their fiduciary duties under applicable law as advised by counsel, to approve the carriage by the Intercable Group Entities of the other party's Programming in accordance with this Section 3.5.

     3.6. Transactions with Affiliates. (a) Investor acknowledges that prior to the date hereof certain services have been provided by the Intercable Group Entities to the JI Group Entities and by the JI Group Entities to the Intercable Group Entities. Investor agrees that the services described in the Affiliate Agreements or the Current SEC Filings (as defined in the Stock Purchase Agreement) may continue to be provided for a period of eight years following the date hereof, on terms and conditions consistent with those described in such Current SEC Filings or as set forth in the Related Agreements.

     (b) Except for transactions described in Section 3.5 or paragraph (a) of this Section 3.6, or undertaken pursuant to the terms of the Related Agreements or the Affiliate Agreements, each Shareholder agrees that neither it nor any of its Affiliates will engage in any transaction, or enter into, amend in any material respect or renew any agreement, with an Intercable Group Entity unless the material terms of such transaction are fully and fairly disclosed to the Board, and approved by a majority of the Unrelated Directors.

     (c) For purposes of this Agreement "Unrelated Directors" means:

          (i) in the case of a transaction or agreement between an Intercable Group Entity and a JI Group Entity, the three Investor Nominees and the three Joint Nominees,

          (ii) in the case of a transaction or agreement between a BCE Group Entity and an Intercable Group Entity, the directors that are not Investor Nominees, and

          (iii) in the case of a transaction or agreement among an Intercable Group Entity, a JI Group Entity and a BCE Group Entity, the directors that are Independent Directors.

     3.7. Information. (a) The Company will permit Investor (or a representative of Investor) to visit and inspect any of the properties of any Intercable Group Entity, including the books of account and other records of such Intercable Group Entity (and make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with the relevant officers and, after notice to the Company, its independent public accountants and counsel, all at such reasonable times and as often as Investor may reasonably request.

     (b) As soon as available and in any event within 45 days after the close of each quarterly accounting period ending after the date hereof, the Company will deliver to Investor the consolidated balance sheet of the Company as of the end of such quarterly period, and the related consolidated statements of income, shareholders' equity and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the Chief Financial Officer of the Company to have been prepared in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments).

     (c) As soon as available and in any event within 90 days after the close of each fiscal year of the Company, the Company will deliver to Investor the consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and certified by Arthur Andersen & Co., or other independent certified public accountants of recognized national standing to have been prepared in accordance with generally accepted accounting principles in the United States.

     (d) The Company will provide Investor with such assistance as Investor reasonably requests from officers, employees and auditors of the Company to enable Investor to account for its investment in the Company in its financial statements, including assistance in the calculation and presentation of any adjustments required to reflect generally accepted accounting principles in Canada.

     (e) The Company will furnish to Investor copies of (i) all reports, registration statements, proxy statements or other filings made by an Intercable Group Entity with the SEC, promptly after any such filing and (ii) all reports, notices or other written communications (other than routine correspondence and responses to routine inquiries) sent to holders of equity or debt securities of, or lenders to, the Company, promptly after any such communications are sent.

     3.8. Preemptive Rights. (a) The Company hereby grants to Investor the preemptive right to purchase Investor's Ownership Percentage of any New Securities which the Company may propose to sell or otherwise issue from time to time (other than Class A Shares issued pursuant to any Convertible Debt or Convertible Debentures). The procedures described in this Section 3.8 do not apply to purchases of Class A Shares by Investor pursuant to Section 3.1. Investor may exercise its preemptive right with respect to any or all of the New Securities offered to Investor pursuant to this Section 3.8.

     (b) In the event the Company proposes to sell or otherwise issue any New Securities it shall give Investor not less than 30 days' prior written notice (a "Rights Notice") of its intention, describing the material terms of the proposed sale, including the type of New Securities proposed to be issued, the manner of sale and a range of proposed prices and number of shares (including over-allotments) or other securities to be sold or issued. If the New Securities are traded, or proposed to be traded, on a national securities exchange, the high and low end of such range will be no greater than 110%, or lower than 90%, of the midpoint. Investor shall have 20 days (10 days in the case of New Securities to be offered by the Company pursuant to a shelf registration statement) from the date of receipt of a Rights Notice to agree to purchase up to Investor's Ownership Percentage of such New Securities, by delivery of written notice to the Company. If the Company determines that the price or number of New Securities to be sold or issued is not within the range specified in the Rights Notice, or that there have been other material changes to the transaction described in the Rights Notice, the Company will promptly deliver an amended Rights Notice to Investor, setting forth the revised ranges for the price and number of securities to be offered, or any other revised material terms. Investor will have 10 Business Days after receipt of any such amended Rights Notice to agree to purchase up to its Investor's Ownership Percentage of such New Securities, upon the revised terms and conditions set forth in the amended Rights Notice, by delivery of a written notice to the Company.

     (c) In the case of any New Securities sold for cash, the price for any New Securities purchased by Investor pursuant to this Section 3.8 will be the proceeds received by the Company in connection with such sale, net of selling commissions and underwriters discounts. In the case of any issuance of New Securities for consideration other than cash, including issuances in connection with an acquisition of a business (a "Special Issue"), the price at which Investor shall purchase such New Securities shall be the Market Value of such New Securities, calculated as described in paragraph (h) below where the applicable "Trigger Date" is the tenth trading day immediately after the public announcement of the agreement giving rise to the Special Issue (or if there is no public announcement the date the transaction agreement is executed and delivered). In the case of a Special Issue, Investor shall have five Business Days after the determination of the Market Value to determine whether or not to purchase Investor's Ownership Percentage of such New Securities.

     (d) Except as otherwise contemplated by this Agreement, any New Securities purchased by Investor under this Section 3.8 will be purchased pursuant to the same terms and conditions as such New Securities are issued to third parties, provided that so long as Investor is using its reasonable efforts to consummate the closing promptly, Investor may postpone such closing until such time as the Purchase Conditions have been satisfied or waived by Investor, provided further that if such Purchase Conditions have not been satisfied or waived within 90 days after the third party closing, Investor's rights to purchase such New Securities hereunder will terminate and the Company will be free to sell such New Securities without regard to Investor's rights under this Section 3.8.

     (e) In the event Investor fails to exercise its preemptive right in accordance with the terms of this Section 3.8, the Company shall have 120 days after the latest of (i) 20 days after delivery of a Rights Notice, (ii) 10 Business Days after delivery of an amended Rights Notice, (iii) if applicable, the expiration of the five Business Day period described in paragraph (c) above, or (iv), if applicable, 20 days after the expiration of the 90 day period referred to in Section 3.8(d), to sell, or enter into an agreement to sell (containing customary conditions), the New Securities proposed to be sold in the Rights Notice (or the amended Rights Notice), at a price and upon general terms no more favorable to the purchasers thereof than specified in such notice. In the event the Company has not sold, or entered into such an agreement to sell, such New Securities prior to or within said 120-day period, the Company shall not thereafter issue or sell any such New Securities without first offering such securities to Investor in the manner provided above.

     (f) In the case of Employee Options granted by the Company, Investor's preemptive rights will be exercisable following each calendar year. Promptly after December 31 of each calendar year, the Company will deliver to Investor a list of the Employee Options granted during such calendar year. For a period of 30 days after receipt of such list, Investor will have the right to purchase from the Company a number of Class A Shares equal to the product of (i) the highest level of Investor's Ownership Percentage during the calendar year in question and (ii) the aggregate number of Class A Shares into which such Employee Options are exercisable. The purchase price for such purchases of Class A Shares will be the Market Value of the Class A Shares, calculated as described in paragraph (h) below where the applicable "Trigger Date" is December 31 of the calendar year in question.

     (g) All sales pursuant to this Section 3.8 shall be made pursuant to arrangements reasonably determined by the Company in order to ensure compliance with the Securities Act.

     (h) For purposes of this Agreement, "Market Value" of a share of any security means the average of the daily closing prices on the NASDAQ National Market System (or other principal exchange on which shares of such security is listed or approved for trading) for the shares of such security for the 20 consecutive trading days immediately prior to the applicable Trigger Date. The daily closing price for each such trading day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing "bid" and "asked" prices as reported by NASDAQ (or other principal exchange). If the daily closing price per share of such New Security is determined during a period following the declaration of a dividend, distribution, recapitalization, reclassification or similar transaction, then the Market Value shall be properly adjusted to take into account ex-dividend trading.

     (i) In the event that a New Security is not traded on a national securities exchange, promptly after delivery of a Rights Notice Investor and the Company shall in good faith negotiate the Market Value of such New Security. If they are unable to reach agreement within 10 Business Days, each of Investor and the Company shall promptly select a nationally recognized independent investment banking firm to determine the Market Value of such New Security. If 20 Business Days after their selection such firms cannot agree as to such Market Value, within 10 Business Days they shall mutually select a third nationally recognized independent investment banking firm which shall be engaged to make such determination, which Market Value shall be within the range of values suggested by the two investment banking firms. Such third investment banking firm shall make such determination by written notice to Grantor and Purchaser within 20 Business Days of its engagement and its judgment as to all matters relating to its determination shall be binding upon the parties hereto. Each party will pay the fees and expenses of the initial investment banking firm hired by such party. The fees and out-of-pocket expenses of the third investment banking firm shall be paid equally by the Company and Investor.

     (j) For purposes of this Agreement, "Purchase Conditions" means:

          (i) The waiting period (including any extension thereof resulting from additional inquiries, if any) under the HSR Act applicable to the purchase by Investor of the subject securities shall have expired or been earlier terminated.

          (ii) All other actions by, in respect of or filings with any Governmental Authority required to permit the consummation of the closing shall have been taken or obtained, as the case may be, and shall be in full force and effect.

          (iii) There shall not then be in effect any applicable law, rule or regulation or any judgment, injunction, order or decree that has one or more of the effects described in clauses (a), (b) or (c) of the following paragraph (iv).

          (iv) There shall not then be instituted or pending any action or proceeding before any federal or state court or other Governmental Authority brought by a Governmental Authority challenging the consummation of the closing or seeking to (a) prevent Investor from exercising the Control Option, (b) require Investor to divest, or otherwise limit Investor's ability to exercise full rights of ownership over, the shares of Capital Stock owned by Investor and its Affiliates, the Control Option or the Optioned Shares or (c) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or would impose a material limitation on the conduct of Intercable Group's business.

          (v) The Intercable Group Entities shall have received all material third party consents, if any, required to be obtained in connection with the closing, in each case in form and substance reasonably satisfactory to Investor.

     3.9. Registration Rights. The Company grants to Investor and each other BCE Group Entity that has agreed to be bound by the terms of this Agreement the registration rights set forth in Exhibit A. If Investor exercises the Control Option, the Company will grant to the JI Group Shareholders registration rights on the same terms and conditions as the rights set forth in Exhibit A.

     3.10. Confidentiality. Each party to this Agreement will hold in confidence and not use, and will use its reasonable efforts to cause its respective Affiliates, shareholders, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information received from the other parties to this Agreement (and Affiliates of such other parties) in connection with any information exchange contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known by such party on a nonconfidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party on a non-confidential basis from sources other than another party to this Agreement (or an Affiliate of such other party). The obligation of each party to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

     3.11. Certain Brokerage Fees. The parties hereto acknowledge that any brokerage or similar fees payable pursuant to the partnership agreements of the Cable Partnerships will be paid to an Intercable Group Entity. The provisions of this Section 3.11 will terminate on the Option Termination Date if Investor does not exercise the Control Option.

     3.12. Purchases of Additional Shares of Capital Stock. (a) After the Closing, the Bell International Group Entities and the JI Group Entities shall be entitled to purchase additional shares of Capital Stock in the open market or otherwise, and the Company will not interfere with or otherwise take action to restrict such purchases, provided that in the event any BCE Group Entity proposes to take an action that would increase Investor's Ownership Percentage above 79%, Investor will conduct (or cause another BCE Group Entity to conduct)
(i) a Qualifying Tender Offer or (ii) a Qualifying Merger to implement such increase.

     (b) Prior to or on the tenth anniversary of the Option Termination Date, "Qualifying Tender Offer" means a tender offer that has the following elements:
(i) the offer is for all of the outstanding shares of Capital Stock not owned by a BCE Group Entity, (ii) the offer is for cash, (iii) the offeror has received a written opinion from a nationally recognized investment bank that such price is fair to the holders of Capital Stock from a financial point of view, (iv) the offer has a minimum condition that 51% of the outstanding shares of Capital Stock not owned by a BCE Group Entity shall have been validly tendered and (v) the offer will provide that it will be extended for ten Business Days after the offeror has publicly announced that such minimum condition has been satisfied. After the tenth anniversary of the Option Termination Date, "Qualifying Tender Offer" means a tender offer for all of the outstanding shares of Capital Stock not owned by a BCE Group Entity.

     (c) Prior to the time that Investor or its Affiliates have purchased shares of Capital Stock pursuant to a Qualifying Tender Offer, "Qualifying Merger" means a merger or similar transaction that has been approved by (i) a majority of the members of a special committee consisting of all the Independent Directors (which special committee may hire outside advisors if it so chooses) and (ii) the holders of a majority of the shares of Capital Stock not beneficially owned by a BCE Group Entity. After Investor or any of its Affiliates have purchased shares of Capital Stock pursuant to a Qualifying Tender Offer, "Qualifying Merger" means a merger or similar transaction.

     (d) The parties hereto acknowledge that in the event the JI Group Entities elect not to purchase the Control Option pursuant to Section 7.2(b) of the Option Agreements, the Company will be given the opportunity to make such purchase on the same terms and conditions as the JI Group Entities under such
Section 7.2(b).

     3.13. Termination of Article III. (a) The provisions set forth in Section 3.1, 3.3, 3.5, 3.9, 3.11, 3.12 will terminate as provided therein.

     (b) The provisions of Sections 3.2, 3.4, 3.6, 3.7 and 3.8 will terminate on the Event Date.

     (c) The provisions of Section 3.10 will survive any termination of this Agreement.

                                   ARTICLE IV

                   TRANSFER RESTRICTIONS AND OFFER PROCEDURES

     4.1. Transfer Restrictions. (a) No Bell International Shareholder and no JI Group Shareholder will Transfer any shares of Capital Stock or New Securities to an Affiliate of such transferor unless such Affiliate has agreed to be bound by the terms of this Agreement as a Shareholder and has delivered an executed counterpart of this Agreement to the Company, Jones and Investor, provided that after the Option Termination Date this Section 4.1 will apply only to Transfers of shares of Common Stock.

     (b) During the Option Period, without the consent of Investor each of Jones and International will not, and will cause each other JI Group Entity not to, sell any Class A Shares or Common Shares that are not Optioned Shares except (i) to other JI Group Entities pursuant to paragraph (a) above, (ii) to Jones Family Members that have agreed to be bound by the terms of this Agreement as a JI Shareholder, (iii) pursuant to pledges to financial institutions to secure bona fide borrowings by such JI Group Entity (provided that any foreclosure transferee's interest in such shares will be subject to the provisions of this Agreement), (iv) to BCE Group Entities or (v) pursuant to the procedures set forth in Section 4.2. Nothing in this paragraph (b) will be construed as restricting a JI Group Entity from making gifts to charitable institutions, family members or other Persons.

     (c) If Investor does not purchase the Control Option pursuant to the Option Agreements, between the Option Termination Date and an Event Date no JI Group Shareholder will Transfer any shares of Common Stock to a Person that is not a JI Group Entity or a BCE Group Entity unless (i) such Transfer is pursuant to an underwritten public offering or Rule 144 promulgated under the Securities Act,
(ii) such transferee has agreed to be bound by the terms of this Agreement as if such transferee was a JI Shareholder and has delivered an executed counterpart of this Agreement to the Company and Investor or (iii) such Transfer is pursuant to a pledge to a financial institution to secure bona fide borrowings by such Person (provided that any foreclosure transferee's interest in such shares of Common Stock will be subject to the provisions of this Agreement). In addition to the foregoing, during such period of time the JI Group Entities may Transfer up to an aggregate of 200,000 Common Shares to charitable institutions and pursuant to gifts; to the extent any such Transfers exceed 50,000 individually or 200,000 in the aggregate, such Transfers may only be made if the charitable institution or donee agrees to be bound by the terms of this Agreement as a JI Shareholder.

     (d) Any attempt by a JI Group Entity or a Bell International Group Entity to effect a Transfer of shares of Capital Stock (including the Optioned Shares) not in compliance with the terms of this Agreement and the Option Agreements shall be null and void and neither the Company nor any transfer agent shall give any effect in the Company's stock records to such attempted Transfer.

     4.2. Sales of Class A Shares by Jones. (a) During the Option Period, the JI Group Entities may sell up to an aggregate of 15,000 Class A Shares in any single calendar month without any obligation to offer such shares to Investor.

     (b) During the Option Period, if any JI Group Entity wishes to sell (x) a number of Class A Shares that, when added to the sales of all JI Group Entities during such calendar month, exceeds 15,000 or (y) any Common Shares that are not Optioned Shares, such sale shall be made pursuant to the following procedures:

          (i) The relevant JI Group Entity (the "Offeror") shall deliver to Investor an irrevocable written notice in the form attached hereto as Exhibit B (the "Sale Offer Notice") specifying the number of Class A Shares or Common Shares offered for sale by such Offeror (the "Offered Shares") and the average of the closing "bid" and "asked" prices for Class A Shares or Common Shares, as the case may be, as reported by the NASDAQ for the Business Day immediately preceding the Business Day on which the Sale Offer Notice is delivered (the "Offer Price"). During the Offer Period (as defined below), Investor will have the right to purchase (at its election) 100% or 50% of the Offered Shares at a price per share equal to the Offer Price by delivery to the Offeror of a written notice in the form attached hereto as Exhibit C (the "Purchase Notice"). For purposes of this Section 4.2, the "Offer Period" means the period beginning at the time Investor receives the Sale Offer Notice and ending 24 hours after such time, provided that the Offer Period will end five Business Days after such time if the sum of (x) the aggregate proposed purchase price of the Offered Shares and (y) any other amounts paid by Investor to any JI Group Entity pursuant to this Section 4.2 during the 30 days immediately preceding delivery of the Sale Offer Notice, exceeds $10,000,000.

          (ii) If Investor fails to deliver a Purchase Notice to the Offeror on or prior to the expiration of the Offer Period, the Offeror will have the right, for a period of 30 calendar days after receipt of the Sale Offer Notice, to sell the Offered Shares in the open market or to any Person that is not primarily engaged in the cable television or telecommunications business in the United States, Canada or Mexico.

          (iii) If Investor timely delivers a Purchase Notice to the Offeror,
     (x) the closing for the purchase and sale of the Offered Shares covered by such Purchase Notice will take place five Business Days after the delivery of such Purchase Notice pursuant to the procedures set forth in Section 4.4, provided that Investor will have 30 days to close such purchase in cases where the Offer Period is five Business Days, (y) the Offeror will have the right to sell any remaining Offered Shares (A) to any person that is not primarily engaged in the cable television or telecommunications business in the United States, Canada or Mexico or (B) in the open market and (z) Investor will purchase in the open market a number of Class A Shares equal to the number of Offered Shares purchased pursuant to such Purchase Notice, at a price per share not to exceed the Offer Price to the extent such Class A Shares are available for purchase at such price during the 60 calendar days after the delivery by Investor of a Purchase Notice.

     (c) Notwithstanding the foregoing, without Investor's prior written consent during the Option Period the JI Group Entities may not sell more than 900,000 Class A Shares in the aggregate during any period of twelve consecutive calendar months, calculated on a cumulative basis and adjusted for prior sales of Class A Shares by the JI Group Entities. If the JI Group Entities wish to sell more than an aggregate of 900,000 Class A Shares in any such twelve month period for tax, estate planning or other unanticipated bona fide liquidity needs, the JI Group Entities will have the right to sell such Class A Shares; Jones and such JI Group Entity will consult with Investor and the Company as to the proposed plan of distribution and such JI Group Entity shall use its reasonable best efforts to develop a plan of orderly disposition of such Class A Shares. Such plan shall take into account any projected offerings by the Company of Capital Stock during the next 12 month period.

     4.3. Purchases of Class A Shares by Bell International Group
Entities. During the Option Period, the Bell International Group Entities may purchase up to an aggregate of 15,000 Class A Shares in any single calendar month without any obligation to offer to purchase such Class A Shares from any other Shareholder. During the Option Period, if any Bell International Group Entity wishes to purchase a number of Class A Shares that, when added to the purchases of all Bell International Group Entities during such calendar month, exceeds 15,000, Investor or the relevant Bell International Group Entity (the "Purchaser") will first offer to purchase of such Class A Shares from Jones (or any JI Group Entity designated by Jones) pursuant to the following procedures:

          (i) Purchaser shall deliver to Jones an irrevocable written notice in the form attached hereto as Exhibit D (the "Purchase Offer Notice") specifying the number (the "Purchase Number") of Class A Shares that Purchaser is offering to purchase, and the average of the closing "bid" and "asked" prices for Class A Shares as reported by NASDAQ for the Business Day immediately preceding the Business Day on which the Purchase Offer Notice is delivered (the "Proposed Price"). For a period of 48 hours after receipt of a Purchase Offer Notice, Jones (and any JI Group Entity designated by Jones) will have the right to sell to Purchaser an aggregate number of Class A Shares equal to (but not less than) the Purchase Number, at a price per share equal to the Proposed Price, by delivery to Investor of a written notice in the form attached hereto as Exhibit E (the "Sale Notice").

          (ii) If Jones (or his designee) fails to deliver a Sale Notice to Purchaser prior to the expiration of the 48 hour time period specified in paragraph (i), Purchaser will have the right, for a period of 30 calendar days after delivery of the Purchase Offer Notice, to purchase a number of Class A Shares equal to or less than the Purchase Number.

          (iii) If Jones (or his designee) timely delivers a Sale Notice to Purchaser, (x) the closing for the purchase and sale of the Class A Shares will take place five Business Days after delivery of such Sale Notice pursuant to the procedures set forth in Section 4.4 and (y) Purchaser will purchase in the open market a number of Class A Shares equal to the Purchase Number at a price per share not to exceed the Proposed Price to the extent such Class A Shares are available for purchase at such price during the 60 calendar days after the receipt by Investor of a Sale Notice.

     4.4. General Offer Procedures. (a) The delivery of a Purchase Notice or a Sale Notice will constitute a contract between the relevant Bell International Group Entity and the relevant JI Group Entity for the purchase and sale of (i) in the case of a Purchase Notice, the Offered Shares at a price per share equal to the Offer Price, and (ii) in the case of a Sale Notice, a number of Class A Shares equal to the Purchase Number at a price per share equal to the Proposed Price.

     (b) So long as Investor is using its reasonable efforts to consummate a closing under this Article IV promptly, Investor may postpone a closing pursuant to Section 4.2 (but not Section 4.3) until such time as the following conditions have been satisfied or waived by Investor:

          (i) The waiting period (including any extension thereof resulting from additional inquiries, if any) under the HSR Act applicable to the purchase by Investor of the subject securities shall have expired or been earlier terminated.

          (ii) All other actions by, in respect of or filings with the Federal Communications Commission (or similar federal agency), if any, required to permit the consummation of the closing shall have been taken or obtained, as the case may be, and shall be in full force and effect.

     (c) Notwithstanding the foregoing, if the Purchase Conditions have not been satisfied or waived within 40 days after the delivery of a Purchase Notice, the relevant Offeror will be free to sell the Offered Shares without restriction.

     (d) The purchase price for any Class A Shares purchased pursuant to Sections 4.2 or 4.3 will be paid by wire transfer in immediately available funds to a bank account designated by the relevant JI Group Entity not less than three Business Days prior to closing, provided that upon the mutual agreement of Investor and such JI Group Entity all or a portion of the purchase price may be paid in shares of common stock of BCE Inc. or another BCE Group Entity.

     (e) At any closing hereunder, the relevant JI Group Entity will deliver to Investor good and valid title to the Class A Shares or other shares of Capital Stock being sold, free and clear of any Lien.

     (f) The parties hereto recognize that the offer periods in Sections 4.2 and
4.3 are short and that written communications will be delivered by facsimile transmission. Any party delivering a notice pursuant to Sections 4.2 and 4.3 will use reasonable efforts to contact by telephone a representative of the other party to notify him or her of the content of such notice.

     4.5. Termination of Article IV. The provisions of Sections 4.2, 4.3 and 4.4 will terminate on the Option Termination Date and the provisions of Section 4.1 will terminate as provided therein.


                                   ARTICLE V

                   PROVISIONS RELATING TO THE CONTROL OPTION

     5.1. Issuances of Common Shares During the Option Period. (a) During the Option Period, without the prior written consent of Investor the Company will not sell or otherwise issue any Common Shares, or grant any rights that are, or may become, exercisable to purchase, or convertible or exchangeable into, Common Shares except (i) pursuant to employee options granted to Glenn R. Jones or (ii) to Investor.

     (b) During the Option Period, Investor will have the right to purchase (or cause to be purchased) an option on any Common Shares, or any options to purchase Common Shares, owned by any JI Group Entity, on the same terms and conditions as set forth in the Option Agreements, provided that Investor shall purchase

(or cause to be purchased) such option no later than 30 days after receipt by Investor of a notice from a JI Group Entity that it owns, or has options to purchase, any Common Shares that are not Optioned Shares.

     5.2. Consents and Approvals For Exercise of Control Option. (a) During the Option Period, the Company, Investor and Jones will, and to the extent necessary will cause their respective Subsidiaries, counsel and other advisors to, cooperate in identifying, and from time to time at the request of Investor cooperate in obtaining, all consents and approvals of, giving all notices to, and making all filings required by any Intercable Group Entity with, any Governmental Authority organized within a country where the Intercable Group conducts business or third party that are necessary in connection with the exercise by Investor of the Control Option.

     (b) During the Option Period, if any Intercable Group Entity renews an existing Franchise Agreement, or in connection with an acquisition seeks a consent or approval under a Franchise Agreement, the Company will use reasonable efforts at such time to obtain any consents or approvals that are required under such Franchise Agreement in connection with the exercise by Investor of the Control Option.

     (c) During the Option Period, the Company will not make, nor allow any Intercable Group Entity to make, a material acquisition without first (i) reviewing the likely effect of the exercise of the Control Option on any Franchise Agreements, contracts or other rights proposed to be acquired in connection with such acquisition and (ii) discussing the results of such review with a representative of Investor.

     (d) During the Option Period, without the prior written consent of Investor, no Intercable Group Entity will enter into a new credit (or other financing) agreement or other contract (other than Franchise Agreements) material to the Intercable Group if such agreement or contract contains a provision that would, as a result of the exercise by Investor of the Control Option, (i) require any consent or other action by any Person, (ii) give rise to an event of default, right of termination, cancellation or acceleration thereunder or (iii) cause a loss of any material benefit to which an Intercable Group Entity is entitled.

     5.3. Further Assurances. In the event Investor exercises its right to purchase the Optioned Shares, the Company, Jones, International and Investor will each execute and deliver or cause to be executed and delivered all further documents and instruments and use their reasonable efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the exercise of the Control Option and the purchase of the Optioned Shares, and to enable Investor to thereafter enjoy all benefits and rights in respect of the Optioned Shares, provided that this Section 5.3 will not apply to approvals that Investor and its Affiliates may need from Governmental Authorities in Canada or in any country in which the Company does not conduct business.

     5.4. No Proxies or Encumbrances on Optioned Shares. Except as contemplated by this Agreement and the Option Agreements, without the consent of Investor no JI Group Entity will, directly or indirectly, (i) grant any proxies (other than a revocable proxy granted in connection with a meeting of stockholders) or enter into any voting trust or other agreement or arrangement with respect to the voting of any Optioned Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Optioned Shares or (iii) seek or solicit any transaction or arrangement described in clauses (i) and (ii). Jones or International will notify Investor promptly (and provide all details reasonably requested by Investor) if Jones or International is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Nothing herein shall be deemed to prevent or restrict Jones, International or any other JI Group Entity from voting the Optioned Shares in its sole discretion on all matters, except as otherwise agreed in this Agreement.

     5.5. Deemed Exercise. For all purposes of this Agreement, Investor will be deemed to have exercised the Control Option and purchased the Optioned Shares if a financial institution acting as agent of Investor exercises the Control Option and purchases the Optioned Shares pursuant to the terms of the Option Agreements.

     5.6. Trading in Class A Shares. Neither Investor, Jones, International nor the Company, nor any of their respective Subsidiaries, nor any Persons acting on behalf or at the direction of such Persons, shall purchase or sell, or cause to be purchased or sold, any Class A Shares during any period during which they know that "Market Value" is being determined pursuant to the Option Agreements.

     5.7. Certain Information. (a) Investor (or any of its successors) will notify the Company and Jones if any equity interests in Investor become owned by any Person that is not a BCE Group Entity. Jones will notify Investor if any equity interests in International (or any of its successors) become owned by a Person that is not a JI Group Entity.

     (b) Following the end of the applicable fiscal year:

          (i) Investor will deliver to International its audited financial statements,

          (ii) International will deliver to Investor a certificate stating that its assets exceeded its liabilities at the end of such fiscal year, that it is paying its obligations when due and that it is not aware of any circumstance that is likely to give rise to a Jones Bankruptcy Event (as defined in the Option Agreements) during the immediately succeeding fiscal year.

     5.8 Termination of Article V. The provisions of this Article V will terminate on the Option Termination Date.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     6.1. Representations and Warranties of Jones. Jones represents and warrants to Investor and the Company that as of the date hereof:

          (a) The execution, delivery and performance of this Agreement by Jones is within his legal capacity. This Agreement constitutes a valid and binding agreement of Jones.

          (b) The execution, delivery and performance by Jones of this Agreement requires no action of Jones by or in respect of, or filing by Jones with, any Governmental Authority organized within the United States of America, England or Spain other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jones.

     (c) The execution, delivery and performance by Jones of this Agreement does not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on Jones or (ii) require any consent or other action by any Person under, or constitute a default under, any agreement or other instrument binding upon Jones or any license, permit or other similar authorization held by Jones, except to the extent that any such violation, failure to obtain any such consent or other action, or default, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jones.

     6.2. Representations and Warranties of International. International represents and warrants to Investor and the Company that as of the date hereof:

     (a) The execution, delivery and performance of this Agreement by International is within International's corporate power and has been duly authorized by all necessary corporate action on the part of International. This Agreement constitutes a valid and binding agreement of International.

     (b) The execution, delivery and performance by International of this Agreement requires no action of International by or in respect of, or filing by International with, any Governmental Authority organized within the United States of America, England or Spain other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on International.

     (c) The execution, delivery and performance by International of this Agreement does not (i) violate the articles of incorporation or bylaws of International, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on International or (iii) require any consent or other action by any Person under, or constitute a default under, any agreement or other instrument binding upon International or any license, permit or other similar authorization held by International, except in the case of clauses (ii) and (iii) to the extent that any such violation, failure to obtain any such consent or other action, or default, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on International.

     6.3. Representations and Warranties of Investor. Investor represents and warrants to each of Jones, International and the Company that as of the date hereof:

     (a) The execution, delivery and performance of this Agreement by Investor is within Investor's corporate power and has been duly authorized by all necessary corporate action on the part of Investor. This Agreement constitutes a valid and binding agreement of Investor.

     (b) The execution, delivery and performance by Investor of this Agreement require no action by Investor or in respect of, or filing by Investor with, any governmental body, agency or official other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Investor.

     (c) The execution, delivery and performance by Investor of this Agreement do not (i) violate the articles of incorporation or bylaws of Investor or (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on Investor or (iii) require any consent or other action by any Person under, or constitute a default under, any agreement or instrument binding upon Investor or any license, permit or other similar authorization held by Investor except, in the case of clauses (ii) and (iii), to the extent that any such violation, failure to obtain any such consent or take such other action, or default, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Investor.

     6.4. Representations and Warranties of the Company. The Company represents and warrants to Investor, Jones and International that as of the date hereof:

     (a) The execution, delivery and performance of this Agreement by the Company is within the Company's corporate power and has been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company.

     (b) The execution, delivery and performance by the Company of this Agreement requires no action of any Intercable Group Entity by or in respect of, or filing by any Intercable Group Entity with, any Governmental Authority organized within the United States of America, England or Spain other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Intercable Group Entities.

     (c) The execution, delivery and performance by the Company of this Agreement do not (i) violate (x) the articles of incorporation or bylaws of the Company or (y) the articles of incorporation, by-laws, partnership agreement or other organizational document (as applicable) of any other Intercable Group Entity, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on the Company, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any other Intercable Group Entity or cause a loss of any benefit to which the Company or any other Intercable Group Entity is entitled under any agreement or other instrument binding upon the Company or any other Intercable Group Entity or any Franchise Agreement, license, permit or other similar authorization held by the Company or any other Intercable Group Entity or (iv) result in the creation of any Lien on any asset of the Company or any Intercable Group Entity, except in the case of clauses (ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Intercable Group Entities.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1. Termination. The provisions of this Agreement will terminate, and be of no further force and effect:

          (i) if Investor purchases the Optioned Shares pursuant to the Option Agreements, on the Option Termination Date, provided that the provisions of Sections 2.5(d), 3.5, 3.9, 3.10 and 3.12 will survive any such termination, or

          (ii) if Investor does not purchase the Optioned Shares pursuant to the Option Agreements, on the date after the Option Termination Date when Investor's Ownership Percentage is less than 10%, provided that the provisions of Sections 2.5(d), 3.5, 3.9 and 3.10 will survive any such termination.

     7.2. Successors and Assigns; Assignment. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and to the extent applicable heirs, executors, administrators and legal representatives.

     (b) Except as otherwise provided herein, neither the Company nor any Shareholder may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the prior written consent of all of the other parties hereto, provided that (i) any party hereto may pledge its interest in this agreement to a financial institution to secure a bona fide borrowing by such party in connection with a pledge by such party of its general intangible interests (provided that any foreclosure transferees's interest will be subject to the provisions of this Agreement), (ii) Investor and any other Bell International Shareholder may assign its rights, but not its obligations, to any Eligible Assignee and (iii) Investor may assign its rights and obligations to any purchaser of the Control Option that has paid for the Optioned Shares pursuant to Article VII of the Option Agreements at any time after such purchaser has delivered to the Company, Jones and International an executed counterpart of this Agreement and agreed to be bound by the terms of this Agreement as if such Person was Investor, provided that Sections 3.3 and 3.4 will terminate at the time of any such assignment to such purchaser.

     (c) For purposes of this Agreement, "Eligible Assignee" means any entity which at the time of such assignment is, and thereafter during the term of this Agreement remains (i) controlled, directly or indirectly, by Investor and (ii) not primarily engaged in, or a Subsidiary of Investor primarily engaged in, the direct operation or management of (x) cable television systems located in North America, (y) wireline local communications services located in the United States of America or (z) educational programming services, other than Investor and any Person that is an Intercable Group Entity or a JI Group Entity (each a "Restricted Business"). The parties hereto acknowledge that the foregoing provisions are not intended to restrict Investor from assigning its rights hereunder to a Subsidiary of Investor that is a holding company of an entity or entities primarily engaged in a Restricted Business.

     7.3. Specific Performance. Each party hereto agrees that a Shareholder could be irreparably damaged if any party failed to perform any obligation under this Agreement, and that such Shareholder would not have an adequate remedy at law for money damages in such event. Accordingly, each Shareholder shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement. This provision is without prejudice to any other rights that such Shareholder may have against any party for any failure by such party to perform its obligations under this Agreement.

     7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested):

     if to Jones:

        Glenn R. Jones
        9697 East Mineral Avenue
        Englewood, Colorado 80155
        Fax:

     if to International:

        Jones International, Ltd.
        9697 East Mineral Avenue
        Englewood, Colorado 80155
        Fax: (303) 799-4675
        Attention: Chief Executive Officer

     if to Investor:

        Bell Canada International Inc.
        1000, rue de la Gauchetiere West
        Suite 1100
        Montreal, Quebec
        Canada H3B 4Y8
        Fax: 514-392-2262
        Attention: Chief Financial Officer

     with a copy to:

        Bell Canada International Inc.
        1000, rue de la Gauchetiere West
        Suite 1100
        Montreal, Quebec
        Canada H3B 4Y8
        Fax: 514-392-2342
        Attention: General Counsel

     if to the Company, to:

        Jones Intercable, Inc.
        9697 East Mineral Avenue
        Englewood, Colorado 80112
        Attention: President
        Fax: (303) 784-8503

     with a copy to:

        Jones Intercable Inc.
        9697 East Mineral Avenue
        Englewood, Colorado 80112
        Attention: General Counsel
        Fax: (303) 799-1644

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     7.5. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     7.6. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     7.7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Colorado, without regard to the conflicts of law rules of such state.

     7.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     7.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning of interpretation of this Agreement.

     7.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     7.11. Separability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                            ____________________________________
                                            GLENN R. JONES, individually

                                            JONES INTERNATIONAL, LTD.



                                            By:_________________________________
                                               Name:
                                               Title:

                                            BELL CANADA INTERNATIONAL INC.



                                            By:_________________________________
                                               Name:
                                               Title:

                                            JONES INTERCABLE, INC.



                                            By:_________________________________
                                               Name:
                                               Title:

                                   SCHEDULE I

                          LIST OF AFFILIATE AGREEMENTS

1. Transponder License Agreement between Jones Space Segment, Inc. and Jones Intercable, Inc., dated February 2, 1993.

2. Affiliate Agreement between Mind Extension University, Inc. and Jones
   Intercable, Inc., dated December 28, 1993, as amended             , 1994.

3. Cable Affiliate Agreement between Galactic Radio, Inc. and Jones Programming Services, Inc., dated May 1, 1990.

4. Office Lease between Jones Properties Inc. and Jones Intercable Inc., dated June 8, 1984.

5. Short Form Lease, dated June 8, 1984, and amendment, dated November 30, 1989, between Jones Properties, Inc. and Jones Intercable, Inc.

6. Sublease Agreement between the Jones Group, Ltd. and Jones Intercable, Inc., dated August 25, 1987.

7. Sublease Agreement between Jones International, Ltd. and Jones Intercable, Inc., dated August 25, 1987.

8. Sublease Agreement between Jones Spacelink, Ltd. and Jones Intercable, Inc., dated August 25, 1987.


                        AFFILIATE AGREEMENTS IN PROCESS

1. Agreement between Jones Interactive, Inc. and Jones Intercable, Inc. for the provision of certain support services.

2. Affiliate Agreement between Jones Computer Networks, Inc. and Jones Intercable, Inc. for carriage of programming.

3. Affiliate Agreement between Product Information Networks and Jones Intercable, Inc. for carriage of programming.

4. Affiliate Agreement between Healthcare Network and Jones Intercable, Inc. for carriage of programming.

5. Agreement between Jones International, Ltd. or an affiliate thereof and Jones Intercable, Inc. for development of customer billing service.

6. Option Agreement between affiliate of Jones International, Ltd. and Jones Intercable, Inc. regarding purchase of Terrace Building.

                                  SCHEDULE II

                           LIST OF CABLE PARTNERSHIPS

I. Limited Partnerships

      1.  Jones Cable Income Fund 1-A, Ltd.
      2.  Jones Intercable Income Fund 1-B, Ltd.
      3.  Jones Cable Income Fund 1-C, Ltd.
      4.  Cable TV Fund 11-A, Ltd.
      5.  Cable TV Fund 11-B, Ltd.
      6.  Cable TV Fund 11-C, Ltd.
      7.  Cable TV Fund 11-D, Ltd.
      8.  Cable TV Fund 12-A, Ltd.
      9.  Cable TV Fund 12-B, Ltd.
     10.  Cable TV Fund 12-C, Ltd.
     11.  Cable TV Fund 12-D, Ltd.
     12.  Cable TV Fund 14-A, Ltd.
     13.  Cable TV Fund 14-B, Ltd.
     14.  Cable TV Fund 15-A, Ltd.
     15.  IDS/Jones Growth Partners 87-A, Ltd.
     16.  IDS/Jones Growth Partners 89-B, Ltd.
     17.  IDS/Jones Growth Partners II, L.P.
     18.  Jones Intercable Investors
     19.  Jones Spacelink Income/Growth Fund 1-A, Ltd.
     20.  Spacelink Fund 3, Ltd.
     21.  Jones Spacelink Fund 4, Ltd.
     22.  Jones Spacelink Fund 5, Ltd.
     23.  Jones Spacelink Income Partners 87-1, L.P.
     24.  Jones Growth Partners, L.P.
     25.  Jones Growth Partners II, L.P.

II. Joint Ventures

      1.  Jones Cable Income Fund 1-B/C Venture
      2.  Cable TV Joint Fund 11
      3.  Cable TV Fund 12-BCD Venture
      4.  Cable TV Fund 14-A/B Venture
      5.  IDS Jones Joint Venture Partners

                                                                       EXHIBIT A

                              REGISTRATION RIGHTS

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1. Definitions. (a) Terms defined in the Shareholders Agreement
(the "Agreement") dated as of             , 1994 among Glenn R. Jones, Jones
International, Ltd., Bell Canada International Inc. ("Investor") and Jones Intercable, Inc. (the "Company") are used herein as therein defined.

     (b) For purposes of this Exhibit A, the following terms have the following meanings:

          "BCE Shareholder" means, at any time, any BCE Group Entity that owns shares of Capital Stock at such time and has agreed to be bound by the terms of the Agreement.

          "Registrable Securities" means any shares of Capital Stock owned by Investor and any other BCE Group Entity.

          "Selling Shareholder" means Investor and any other BCE Shareholder that elects to sell any Registrable Securities pursuant to a Demand Registration or a Piggy-Back Registration.

          "Underwriter" means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.

     (c) For purposes of this Exhibit A, each of the following terms is defined in the Section set forth opposite such term:

        TERM                                                                   SECTION
        ----                                                                   -------
        Demand Registration..................................................    2.1
        Indemnified Party....................................................    4.3
        Indemnifying Party...................................................    4.3
        Inspectors...........................................................    3.1(g)
        Piggy-Back Registration..............................................    2.2
        Records..............................................................    3.2(g)
        Rule 144.............................................................    5.2


                                   ARTICLE II

                              REGISTRATION RIGHTS

     SECTION 2.1. Demand Registration. (a) At any time after the date hereof, one or more Selling Shareholders may make a written request for registration under the Securities Act of all or part of the Registrable Securities owned by such Selling Shareholder (a "Demand Registration"), provided that the Company shall not be obligated to effect (i) any Demand Registration covering less than 500,000 shares of Registrable Securities, (ii) more than one Demand Registration pursuant to the provisions of this Section 2.1 in any nine-month period and
(iii) more than six Demand Registrations during the term of this Exhibit A. Any request for a Demand Registration will specify the aggregate number of shares of Registrable Securities proposed to be sold by the Selling Shareholder and will also specify the intended method of disposition thereof.

     (b) A registration will not count as a Demand Registration until it has become effective. In addition, if more than 50% of the aggregate number of Registrable Securities requested to be registered pursuant to this Section 2.1 are excluded from the offering in accordance with Section 2.3, such offering will not count as a Demand Registration.

     (c) If the offering of such Registrable Securities pursuant to such Demand Registration is an underwritten offering, the Selling Shareholders shall select the book-running managing Underwriter and any additional investment bankers and managing Underwriters to be used in connection with the offering, provided that such Underwriters and investment bankers must be reasonably satisfactory to the Company.

     SECTION 2.2. Piggy-Back Registration. If during the term of this Agreement, the Company proposes to file a registration statement under the Securities Act with respect to an offering of any shares of Capital Stock (i) for the Company's own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)) or (ii) for the account of any of its respective securityholders, then the Company shall give written notice of such proposed filing to each Selling Shareholder as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer each Selling Shareholder the opportunity to register such number of shares of Registrable Securities as each Selling Shareholder may request on the same terms and conditions as the proposed offering (a "Piggy-Back Registration"). A Selling Shareholder will have five business days after receipt of any such notice to notify the Company as to whether it wishes to participate in a Piggy-Back Registration and, if so, the number of Registrable Securities proposed to be included in such offering. The Company shall use its best efforts to cause the managing Underwriters of a proposed underwritten offering to permit the Registrable Securities to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company included therein.

     SECTION 2.3. Reduction of Offering. Notwithstanding anything contained herein, if the book-running managing Underwriter of an offering described in
Section 2.1 or Section 2.2 states that, in its good faith judgment (i) the size of the offering that the Selling Shareholder, the Company and any other Persons intend to make or (ii) the combination of securities that the Selling Shareholder, the Company and such other Persons intend to include in such offering are such that the success of the offering is reasonably likely to be materially and adversely affected by the inclusion of the Registrable Securities, then:

     (a) if the size of the offering is the basis of such Underwriter's opinion, the aggregate amount of Registrable Securities to be offered for the account of the Selling Shareholders shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such Underwriter, provided that (x) in the case of a Demand Registration, the amount of Registrable Securities to be offered for the account of the Selling Shareholders shall be reduced only after the amount of securities to be offered for the account of the Company and any other Persons that are not Selling Shareholders has been reduced to zero, and (y) in the case of a Piggy-Back Registration, if securities are being offered for the account of Persons other than the Company, then the proportion by which the aggregate amount of such Registrable Securities intended to be offered for the account of the Selling Shareholders is reduced shall not exceed the proportion by which the amount of such securities intended to be offered for the account of such other Persons is reduced; and

     (b) if the combination of securities to be offered is the basis of such Underwriter's opinion, the Registrable Securities to be included in such offering shall be reduced as described in clause (a) above, except that in the case of a Piggy-Back Registration, if the actions described in sub-clause (y) of the proviso in such clause (a) would, in the judgment of the managing Underwriter, be insufficient to substantially eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, such Registrable Securities will be excluded from such offering.

     SECTION 2.4. Registration Expenses. In connection with any Demand Registration or Piggy-Back Registration, the Company shall pay the following expenses incurred in connection with such registration: (i) all SEC, stock exchange and National Association of Securities Dealers, Inc. registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses,
(iv) fees and expenses incurred in connection with the listing of the Registrable Securities on the NASDAQ National Market System (or, if no shares of Capital Stock are listed for trading on such system, such other principal exchange or market where shares of Capital Stock are listed or otherwise admitted for trading), (v) fees and expenses of counsel and independent certified public accountants for the Company (including fees and expenses associated with the delivery of special audits or comfort letters), (vi) the reasonable fees and expenses of any additional experts retained by the Company in connection with such registration and (vii) internal expenses of the Company (including salaries and expenses of officers and employees). The Selling Shareholder shall pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities.


                                  ARTICLE III

                            REGISTRATION PROCEDURES

     SECTION 3.1. Filings; Information. Whenever the Selling Shareholder requests that any Registrable Securities be registered pursuant to Article II hereof, the Company will use its reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the requested method of disposition thereof as promptly as reasonably practicable, and in connection with any such request:

     (a) The Company will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable efforts to cause such filed registration statement to become and remain effective for a period of not more than six months (or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable)) after the date of the original filing or such other period as is necessary to comply with the provisions of the Securities Act, provided that if the Company shall furnish to the Selling Shareholder a certificate signed by the Company's Chairman, President or any Vice-President stating that in his good faith judgment it would be detrimental or otherwise disadvantageous to the Company or its shareholders for such a registration statement to be filed as expeditiously as possible, the Company shall have a period of not more than 180 days within which to file such registration statement measured from the date of the Company's receipt of the Selling Shareholder's request for registration in accordance with Section 2.1.

     (b) The Company will, if requested, prior to filing such registration statement or any amendment or supplement thereto, furnish to the Selling Shareholder and each applicable managing Underwriter, if any, copies thereof, and thereafter furnish to the Selling Shareholder and each such Underwriter, if any, such number of copies of such registration statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus) as the Selling Shareholder or each such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

     (c) After the filing of the registration statement, the Company will promptly notify the Selling Shareholder of any stop order issued or, to the Company's knowledge, threatened to be issued by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

     (d) The Company will use reasonable efforts to register or otherwise qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Selling Shareholder reasonably requests, and to do any and all other acts and things that may be necessary or advisable to consummate the requested disposition of the Registrable Securities, provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

     (e) The Company will as promptly as practicable notify the Selling Shareholder, at any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered in connection with sales by an Underwriter or dealer, or the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Selling Shareholder and to the Underwriters any such supplement or amendment. The Selling Shareholder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in the preceding sentence, the Selling Shareholder will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt by the Selling Shareholder and the Underwriters of the copies of such supplemented or amended prospectus. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective as provided in Section 3.1(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the Selling Shareholder such supplemented or amended prospectus.

     (f) The Company will enter into customary agreements (including an underwriting agreement having representations and closing documents consistent with underwriting agreements heretofore entered into by the Company) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

     (g) The Company will make available for inspection by the Selling Shareholder, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by the Selling Shareholder or Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. The Selling Shareholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

     (h) The Company will furnish to the Selling Shareholder and each Underwriter a signed counterpart, addressed to the Selling Shareholder or such Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Selling Shareholder or the managing Underwriter reasonably requests.

     (i) The Company will otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder.

     (j) The Company will use its reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or trading system on which similar securities issued by the Company are then listed.

     The Company may require the Selling Shareholder to furnish in writing to the Company such information regarding the Selling Shareholder, the plan of Distribution of the Registrable Securities and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration.


                                   ARTICLE IV

                        INDEMNIFICATION AND CONTRIBUTION

     SECTION 4.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Selling Shareholder, its officers and directors, and each Person, if any, who controls the Selling Shareholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by (i) any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by or on behalf of the Selling Shareholder expressly for use therein or (ii) the Selling Shareholder's failure to comply with a prospectus delivery requirement imposed on it under applicable law, if any, including any failure to deliver, after delivery of a preliminary prospectus, a prospectus containing corrected, modified or amended disclosure with respect to any material fact. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Shareholder provided in this Section 4.1.

     SECTION 4.2. Indemnification by the Selling Shareholder. The Selling Shareholder agrees to indemnify and hold harmless the Company, its officers and directors, and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnify from the Company to the Selling Shareholder, but only with reference to information relating to the Selling Shareholder or the plan of distribution furnished in writing by or on behalf of the Selling Shareholder expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. The Selling Shareholder also agrees to indemnify and hold harmless any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.2

     SECTION 4.3. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 4.1 or
Section 4.2, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall assume the defense of such proceeding and retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others that Indemnifying Party may designate in such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such reasonable fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties and shall be reasonably satisfactory to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 business days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified

Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

     SECTION 4.4. Contribution. (a) If the indemnification provided for in this
Article IV is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Selling Shareholder on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Shareholder on the one hand and the Underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Shareholder on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and the Selling Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of the Selling Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations.

     (b) The relative benefits received by the Company and the Selling Shareholder on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Shareholder bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Shareholder on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omissions or alleged omission to state a material fact relates to information supplied by the Company and the Selling Shareholder or by the Underwriters. The relative fault of the Company on the one hand and of the Selling Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     (c) The Company and the Selling Shareholder agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately proceeding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article IV, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and the Selling Shareholder shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities were offered to the public exceeds the amount of any damages which the Selling Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribute from any person who was not guilty of such fraudulent misrepresentation.

                                   ARTICLE V

                                 MISCELLANEOUS

     5.1. Participation in Underwritten Registrations. No Selling Shareholder may participate in any underwritten registered offering pursuant to a Piggy-Back Registration unless it (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Person entitled to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnifies, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Exhibit A.

     5.2. Rule 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as the Selling Shareholder may reasonably request to the extent required from time to time to enable it to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC ("Rule 144"). Upon the request of the Selling Shareholder, the Company will deliver to it a written statement as to whether it has complied with such reporting requirements.

     5.3. Restrictions on Public Sale by the Selling Shareholder. To the extent not inconsistent with applicable law, if any Registrable Securities are included in a Demand Registration or a Piggy-Back Registration, the Selling Shareholder will agree not to effect any public sale or distribution of the issue being registered or a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during the 14 days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten offering.

     5.4. Restrictions on Public Sale by the Company. The Company agrees, if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten offering, not to effect any public sale or distribution of any securities similar to those being registered in accordance with a Demand Registration or a Piggy-Back Registration, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 90-day period beginning on, the effective date of any registration statement (except as part of such registration as permitted by Article II) or the commencement of a public distribution of Registrable Securities.

     5.5. Successors and Assigns. In addition to the assignment rights granted pursuant to Section 7.2, the Selling Shareholders may transfer the rights and obligations under this Exhibit A to an unaffiliated third party that has not issued debt or equity interests to, nor invested in or lent money to, Persons primarily engaged in the cable television, telecommunications or educational programming businesses other than the Company or any of its Subsidiaries, in connection with a transfer to such third party of all shares of Capital Stock owned by all BCE Shareholders.

     5.6. Termination. The registration rights granted under this Exhibit A will terminate on the tenth anniversary of the Option Termination Date.

                                                                       EXHIBIT B

                          (FORM OF SALE OFFER NOTICE)

                                                                          (Date)

Bell Canada International Inc.

To Bell Canada International Inc.:

     Reference is made to the Shareholders Agreement, dated as of (closing date) 1994, among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. and Jones Intercable, Inc. (the "Agreement"). Capitalized terms used but not defined herein have the meanings set forth in the Agreement. This Sales Offer Notice is being delivered to you pursuant to Section 4.2(a) of the Agreement.

     The undersigned hereby irrevocably offers to sell to you           (Class
A/Common) Shares at a price per share of $          , which is equal to the
average of the (closing "bid" and "asked" prices) for (Class A/Common) Shares on the Business Day immediately preceding the date on which this Sale Offer Notice is being delivered to you. The aggregate purchase price for the Offered Shares
is $          .

     If you wish to purchase the Offered Shares pursuant to Sections 4.2(a) and
4.4 of the Agreement, please respond by delivery of a Purchase Notice to the undersigned prior to the expiration of the Offer Period, which is (time) on
(date).

                                            (Name of JI Group Entity)


                                            By:________________________________

                                                                       EXHIBIT C

                           (FORM OF PURCHASE NOTICE)

                                                                          (Date)

(Name of Glenn Jones Group Entity)
To_______________:

     Reference is made to the Shareholders Agreement dated as of (Closing Date), 1994, among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. and Jones Intercable Inc. (the "Agreement"). Capitalized terms used but not defined herein have the meaning set forth in the Agreement. This Purchase Notice is being delivered to you pursuant to Section 4.2(a) of the Agreement and in
response to your Sale Offer Notice dated                   .

     The undersigned hereby irrevocably elects to exercise the right to purchase (50%/100%) of the Offered Shares for an aggregate purchase price of
$             .

     The closing for the purchase and sale of the Offered Shares pursuant to this Purchase Notice shall take place pursuant to the procedures set forth in
Section 4.4. Please contact us so that we may agree on wire transfer arrangements and a mutually acceptable time and place for closing.

                                            BELL CANADA INTERNATIONAL INC.


                                            By:_________________________________

                                                                       EXHIBIT D

                        (FORM OF PURCHASE OFFER NOTICE)

                                                                          (Date)

Glenn R. Jones

To Glenn R. Jones:

     Reference is made to the Shareholders Agreement, dated as of (closing date) 1994, among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. and Jones Intercable, Inc. (the "Agreement"). Capitalized terms used but not defined herein have the meanings set forth in the Agreement. This Purchase Offer Notice is being delivered to you pursuant to Section 4.3 of the Agreement.

     The undersigned hereby irrevocably offers to purchase from you (or any JI
Group Entity designated by you)           Class A Shares at a price per share of
$          , for an aggregate purchase price of $          .

     If you (or any JI Group Entity) wishes to sell Class A Shares pursuant to the foregoing offer and Sections 4.3 and 4.4 of the Agreement, please respond by delivery of a Sale Notice to the undersigned no later than (time) on (date).

                                       (Name of Bell International Group Entity)


                                       By: ____________________________________

                                                                       EXHIBIT E

                             (FORM OF SALE NOTICE)

                                                                          (Date)

(Name of Bell International Group Entity)

To (Name of Bell International Group Entity):

     Reference is made to the Shareholders Agreement dated as of (Closing Date), 1994, among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. and Jones Intercable Inc. (the "Agreement"). Capitalized terms used but not defined herein have the meaning set forth in the Agreement. This Sale Notice is being delivered to you pursuant to Section 4.3 of the Agreement and in response
to your Purchase Offer Notice dated                     .

     The undersigned hereby irrevocably elects to sell to you Class A Shares for
an aggregate purchase price of $          .

     The closing for the purchase and sale of the Class A Shares pursuant to this Sale Notice shall take place pursuant to the procedures set forth in
Section 4.4. Please contact us so that we may agree on wire transfer arrangements and a mutually acceptable time and place for closing.

                                            (Name of JI Group Entity)


                                            By:________________________________

                                                                         ANNEX L

                         SUPPLY AND SERVICES AGREEMENT

                        DATED AS OF (CLOSING DATE), 1994

                                    BETWEEN

                         BELL CANADA INTERNATIONAL INC.

                                      AND

                             JONES INTERCABLE, INC.

     SUPPLY AND SERVICES AGREEMENT made and entered into as of (Closing Date), 1994, between Bell Canada International Inc. ("BCI"), a Canadian corporation, and Jones Intercable, Inc. ("Jones"), a Colorado corporation.

     WHEREAS Jones is in the business of providing cable television service, which is to include fixed wire telecommunications services, in the United States of America and desires to have the benefit of the experience, knowledge, trained personnel and supervision capabilities of BCI by way of the provision of certain technical services and equipment; and

     WHEREAS BCI has agreed, so far as it is able, to provide or procure the provision of such services and equipment upon the terms and conditions hereafter contained.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. DEFINITIONS

     In this Agreement unless the context otherwise requires, the following terms shall have the meaning set opposite, namely:

     "Affiliate(s)"          An affiliate of a specified person is any person
                             directly or indirectly controlling, controlled by or under common control with the specified person;

     "Agreement"             this Agreement, including its recitals and
                             appendix, as amended from time to time;

     "Business Day"          any day other than a Saturday, a Sunday, or a day
                             on which commercial banks are authorized to close in Montreal, Canada or Denver, Colorado;

     "Secondment Agreement"  the Secondment Agreement dated the date hereof between Jones and BCI;

     "Shareholders
      Agreement"             the Shareholders Agreement dated the date hereof
                             among Glenn R. Jones, Jones International, Ltd, BCI
                             (and Jones Spacelink Ltd) in respect of Jones;

     The expression "person" as used herein includes any individual, corporation, company, partnership or other entity. The singular includes the plural and vice versa. All terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Shareholders Agreement.

     References herein to clauses shall be taken as referring to clauses in this Agreement. Headings to clauses are for information only and shall not affect the construction or interpretation of this Agreement.

     Where any obligation in this Agreement is expressed to be performed by any Affiliate of BCI, then BCI shall procure that any such obligation be performed and observed by such Affiliate on the terms and conditions set out hereafter and shall be liable for any failure to do so as if the same were obligations of BCI.

     2. ANNUAL FEE

     In consideration for BCI providing Jones with access to the expert advice of personnel from BCI and BCI's Affiliates for the equivalent of three (3) man-years on an annual basis, BCI shall be entitled to and Jones agrees and undertakes to pay to BCI, an annual fee of U.S.$2,000,000 during the term of this Agreement. For greater clarity, such fee shall be in addition to any employment costs payable by Jones to BCI for the personnel being seconded pursuant to the Secondment Agreement and shall be payable in its entirety whether or not Jones avails itself of the expert advice of personnel from BCI and BCI's Affiliates. Such amount shall be payable by way of quarterly payments of US $500,000 each, payable respectively on the first Business Day of January, April, July, and October of each year without any deduction, set-off or counterclaim. Such amount shall be in addition to any fee payable to BCI for any other services rendered or any equipment supplied by or on behalf of BCI or any Affiliate thereof, as the case may be, pursuant to Clause 3 hereof.

     3. SUPPLIER ARRANGEMENTS

     Jones will give BCI and its Affiliates the first opportunity to supply services, compatible network equipment and systems to it on competitive terms and conditions which will, at Jones' discretion, be made pursuant to competitive bidding or other processes. Nothing herein will adversely affect Jones' ability to obtain services, equipment and systems on open and competitive terms. BCI hereby acknowledges that Jones has also granted to Jones International, Ltd. the same right on the same terms and conditions as BCI.

     4. PAYMENT TERMS

     Unless otherwise agreed in writing between the parties, the fee or price (as the case may be) payable in relation to the provision of any services or the supply of any equipment, shall be paid in full in U.S. dollars to BCI or any Affiliate thereof (as the case may be) within 30 days of the date of BCI's or its Affiliate's invoice.

     5. LIABILITY CLAUSE

     5.1. BCI shall ensure that and shall procure that BCI's Affiliate(s) ensure that all services shall be provided by BCI or any Affiliate thereof, as the case may be, with reasonable care and skill and shall be of a standard normally adopted and practiced by BCI or the relevant Affiliate of BCI with respect to its own business and affairs, provided that, (i) BCI and the relevant Affiliates of BCI shall not be liable on account of anything done by them in good faith in accordance with or pursuant to the direction of Jones, and (ii) neither BCI nor any Affiliate thereof, shall be liable to Jones for any error of judgment or for any loss suffered by Jones in connection with the subject matter of this Agreement (howsoever any such loss may have occurred) unless such loss arises from gross negligence, bad faith, fraud, intentional misconduct or willful default in the performance or non-performance by BCI or any Affiliate thereof of its obligations or duties under or pursuant to the terms of this Agreement.

     5.2. Each party shall be liable hereunder only for direct damages incurred by the other and in no event shall either party be liable for any consequential or indirect damages.

     6. ASSIGNMENT

     Each party hereto agrees not to assign or dispose of any of its rights and obligations under this Agreement without the prior consent of the other party, provided, however, that BCI may effect an assignment of its rights hereunder to an Eligible Assignee upon mere written notice to Jones.

     7. WAIVER

     The waiver, express or implied, by either party hereto of any right hereunder or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed as a waiver of any other right hereunder or of any failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

     8. NO PARTNERSHIP

     Nothing in this Agreement shall constitute either party as partner, agent or representative of the other. Neither BCI nor any Affiliate of BCI shall have any authority to negotiate, enter into or amend or terminate contracts on behalf of Jones.

     9. NOTICES

     Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or by post or by facsimile to the respective addresses or facsimile numbers given below or such other address or facsimile number as the recipient may notify to the sender in writing. Proof of posting or despatch shall be deemed to be proof of receipt:

          (a) in the case of a letter sent by post, 48 hours after posting and in the case of a letter delivered personally upon delivery to the relevant addressee;

          (b) in the case of facsimile on the date on which the facsimile is transmitted by the sender;

            (i) to BCI: 1100 de la Gauchetiere Street West
                        Suite 1100
                        Montreal, Quebec H3B 4Y8
                        Facsimile: (514) 392-2342
                        Attention: General Counsel

            (ii) to Jones: 9697 East Mineral Avenue
                           Englewood,Colorado 80155-3309
                           U.S.A.
                           Facsimile: (303) 799-1644
                           Attention: General Counsel

     10. GOVERNING LAW AND JURISDICTION

     This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law rules of such State.

     11. TERM AND TERMINATION

     This Agreement shall be effective on the date first above written and shall terminate on the Event Date.

     12. ENTIRE AGREEMENT

     This Agreement consists of these terms and conditions thereto and supersedes all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties in relation to the subject matter of this Agreement. No understandings or agreements, verbal or otherwise, exist between the parties except as herein expressly set out.

     13. NON-SOLICITATION

     Jones agrees not to enter into any agreement or arrangement, directly or indirectly, written or verbal with any consultant, agent, employee or independent contractor of BCI or any Affiliate thereof who provides services directly to Jones hereunder for a period of thirty (30) months following his or her completion of such services, unless authorized in advance by BCI in writing.

     14. SEVERABILITY

     The invalidity or unenforceability of any provision, in whole or in part, of this Agreement shall not in any way affect the validity or enforceability of any other parts or provisions thereof; provided, however, that the parties hereto shall use their best efforts to achieve the purpose of the invalid or unenforceable provision or part thereof by a new valid and enforceable stipulation.

                                          BELL CANADA INTERNATIONAL INC.
                                          JONES INTERCABLE, INC.



                                          By:___________________________________
                                             Name:
                                             Title:

                                          JONES INTERCABLE, INC.



                                          By:___________________________________
                                             Name:
                                             Title:

                                                                         ANNEX M

                              SECONDMENT AGREEMENT

                        DATED AS OF (CLOSING DATE), 1994

                     BETWEEN BELL CANADA INTERNATIONAL INC.

                                      AND

                             JONES INTERCABLE, INC.

     SECONDMENT AGREEMENT made and entered into as of (Closing Date), 1994, between Bell Canada International Inc. ("BCI"), a Canadian corporation, and Jones Intercable, Inc. ("Jones"), a Colorado corporation. WHEREAS Jones is in the business of providing cable television service, which is to include fixed wire telecommunications services, in the United States of America and desires to have the benefit of the experience, knowledge, trained personnel and supervision capabilities of BCI by way of the secondment of certain personnel; and

     WHEREAS BCI has agreed, so far as it is able, to provide or procure the provision of such personnel upon the terms and conditions hereafter contained.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. DEFINITIONS

     In this Agreement unless the context otherwise requires, the following terms shall have the meaning set opposite, namely:

     "Affiliate(s)"          An affiliate of a specified person is any person
                             directly or indirectly controlling, controlled by or under common control with the specified person;

     "Agreement"             this Agreement, including its recitals and
                             appendix, as amended from time to time;

     "Business Day"          any day other than a Saturday, a Sunday, or a day
                             on which commercial banks are authorized to close in Montreal, Canada or Denver, Colorado;

     "Employment Costs"      the actual costs directly incurred by BCI or any
                             Affiliate thereof, as the case may be, in respect of the employment of each seconded employee, including but not limited to, the salary, benefits, bonuses, payroll and payroll related taxes, employer's pension contributions, subsistence and/or other allowances, private health scheme contributions and any relocation or expatriate costs, plus all reasonable administrative expenses relating thereto;

     "Intellectual
        Property"            patents, copyrights, designs, know-how and other
                             intellectual property rights which are protectable at law, whether registered or unregistered and including applications for any of the same;

     "Shareholders
        Agreement"           the Shareholders Agreement dated the date hereof
                             among Glenn R. Jones, Jones International, Ltd, BCI
                             (and Jones Spacelink, Ltd) in respect of Jones;

     The expression "person" as used herein includes any individual, corporation, company, partnership or other entity. The singular includes the plural and vice versa. All terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Shareholders Agreement.

     References herein to clauses shall be taken as referring to clauses in this Agreement. Headings to clauses are for information only and shall not affect the construction or interpretation of this Agreement.

     Where any obligation in this Agreement is expressed to be performed by any Affiliate of BCI, then BCI shall procure that any such obligation be performed and observed by such Affiliate on the terms and conditions set out hereafter and shall be liable for any failure to do so as if the same were obligations of BCI.

     2. SECONDMENT SERVICES

     2.1. BCI shall have the right to second an agreed number of qualified personnel of BCI or any Affiliate thereof, at appropriate levels of responsibility into various business disciplines of Jones (collectively, the "Secondment Services"). More particularly, without restricting the generality of the foregoing, BCI shall have the right to second persons for up to 10 positions. Such positions shall be mutually agreed from time to time by BCI and Jones and shall initially include the positions described in Schedule A attached hereto;

     2.2. Subject to the terms and conditions of Clause 2.1, the parties acknowledge and agree that:

          2.2.1 BCI and Jones shall collaborate on the purpose, scope and expected duration of the secondment of personnel and the identity of the employees to be seconded and BCI shall provide such information regarding the Employment Costs and terms and conditions of employment relating to such employees as Jones may reasonably require;

          2.2.2 One (1) of the employees to be seconded to Jones will interface with Jones Financial Group, Inc. to identify and pursue investment opportunities for Jones;

          2.2.3 Each seconded employee shall remain an employee of BCI or any Affiliate thereof, as the case may be, and notwithstanding any provision of this Agreement, nothing herein shall make any such employee an employee of Jones provided, however, that each seconded employee shall be managed by Jones, shall perform such duties and provide such services at such times and at such places as Jones may from time to time reasonably require, shall carry out such reasonable directions as may be given to him or her from time to time by Jones and shall act in accordance with and subject to the reasonable instructions of Jones;

          2.2.4 Subject to the terms and conditions of Clause 2.3 of this Agreement, BCI shall itself, or, as the case may be, shall procure, that any Affiliate of BCI shall, in relation to each seconded employee, pay such employee's Employment Costs;

          2.2.5 Jones shall take the same degree of care in respect of such seconded employee as if he or she were an employee of Jones and, in any event, no greater than required by applicable laws of the United States of America;

          2.2.6 BCI shall have the right upon reasonable notice to inspect during normal business hours the working environment of a seconded employee;

          2.2.7 BCI or the relevant Affiliate of BCI shall retain the absolute right to discipline and dismiss any seconded employee and Jones shall not and shall not purport to exercise any such right, provided that at any time Jones may require BCI to procure that any seconded employee cease to provide services to Jones and leave any premises owned or occupied by Jones if Jones in its reasonable discretion believes that the seconded employee has committed any act or omission which would entitle Jones to dismiss such employee had he or she been employed by Jones on the terms and conditions under which he or she is employed by BCI or a BCI Affiliate, or if Jones in its reasonable discretion believes that such employee has conducted himself or herself in a manner which is contrary to or otherwise not in the best interest of Jones;

          2.2.8 If Jones requires that any seconded employee cease providing services to Jones during the duration of secondment in accordance with Clause 2.2.7 of this Agreement, or if any such employee is unable due to illness, accident or other incapacity to perform his or her duties, BCI shall use all reasonable endeavours to provide a substitute employee, but shall be under no obligation to do so. Jones shall provide BCI with all reasonable assistance as is necessary to enable the disciplinary process of BCI or the relevant Affiliate of BCI to operate in respect of any seconded employee.

          2.2.9 To the extent that such employees are not covered by an equivalent policy of BCI or the relevant Affiliate of BCI (and that the cost thereof is not included in Employment Costs of such employee), Jones shall ensure that all seconded employees are insured in the same manner as its own employees in comparable positions against all insurable risks (other than insurance which, by its terms or by law, is not available to persons who are not employees) arising while any seconded employee is attending at the premises or other facilities of Jones pursuant to this Agreement;

     2.3. Jones shall reimburse BCI or any Affiliate thereof, as the case may be, within 30 days of the date of BCI's or its Affiliate's invoice, all Employment Costs in respect of each seconded employee appointed in accordance with Clause 2 of this Agreement, calculated and apportioned on a daily basis. Such invoices shall be submitted to Jones on a monthly basis;

     2.4. BCI shall use its best endeavours to notify Jones, not less than 30 days prior to the implementation thereof, of any change in the Employment Costs of any seconded employee (and the effective date thereof) during the period of secondment and thereafter the amounts payable by Jones under Clause 2.3 shall be adjusted accordingly. Jones shall have the right to require BCI to procure that any seconded employee cease to provide services to Jones in the event that the Employment Costs of such employee have substantially increased beyond those originally contemplated under Clause 2.2.1. BCI shall use all reasonable endeavours to provide a substitute employee, but shall not be under any obligation to do so;

     2.5. Each party will ensure that it keeps accurate records of the amounts charged and paid (including the method of calculation) pursuant to Clauses 2.3 and 2.4 and, at the other's expense, will allow the other all reasonable access thereto.

     2.6. Jones may within 60 days of the end of each full year of this Agreement or, if earlier, within 60 days of termination of this Agreement require that the Employment Costs charged to Jones in relation to employees seconded pursuant to Clause 2.1 during the preceding year be subject to audit in order to establish whether the Employment Costs of such seconded employees have been calculated correctly. Such audit shall be carried out by the auditors of BCI (the "Auditors") in accordance with Canadian generally accepted accounting principles. The parties shall give the Auditors all reasonable assistance. If the Auditors shall reasonably determine that the amounts charged to Jones exceeded by five percent (5%) the actual relevant Employment Costs, then BCI shall, or shall procure that the relevant Affiliate of BCI shall, repay any excess to Jones. Where the Auditors determine that the amounts so charged exceeded such Employment Costs by five percent (5%), the reasonable professional costs of the Auditors shall be borne by BCI, failing which the professional costs of the Auditors shall be borne by Jones.

     3. INTELLECTUAL PROPERTY

     Any Intellectual Property developed or created by any employee of BCI or any Affiliate thereof, while on secondment to Jones which directly relates to or concerns the business of Jones from time to time, shall confer on Jones the same rights in respect thereof as would have accrued to Jones had the relevant employee been in the employment of Jones at the relevant time. BCI shall use its reasonable efforts to procure that the said employee shall at the written request and expense of Jones do all things which, in the reasonable opinion of Jones, may be necessary or desirable to vest all such Intellectual Property in favour of Jones. Any other Intellectual Property developed or created by an employee shall belong at all times to that person's employer.

     4. LIABILITY CLAUSE

     4.1. BCI shall ensure that and shall procure that BCI's Affiliate(s) ensure that the Secondment Services shall be provided by BCI or any Affiliate thereof, as the case may be, or any such seconded employee with reasonable care and skill and shall be of a standard normally adopted and practiced by BCI or the relevant Affiliate of BCI or expected of such employees with respect to its own business and affairs, provided that, (i) BCI and the relevant Affiliates of BCI shall not be liable on account of anything done by them or any seconded employee in good faith in accordance with or pursuant to the direction of Jones, and (ii) neither BCI nor any Affiliate thereof, shall be liable to Jones for any error of judgment or for any loss suffered by Jones in connection with the subject matter of this Agreement (howsoever any such loss may have occurred) unless such loss arises from gross negligence, bad faith, fraud, intentional misconduct or willful default in the performance or non-performance by BCI or any Affiliate thereof or any seconded employee of its obligations or duties under or pursuant to the terms of this Agreement.

     4.2. Each party shall be liable hereunder only for direct damages incurred by the other and in no event shall either party be liable for any consequential or indirect damages.

     5. ASSIGNMENT

     Each party hereto agrees not to assign or dispose of any of its rights and obligations under this Agreement without the prior consent of the other party, provided, however, that BCI may effect an assignment of its rights hereunder to an Eligible Assignee upon mere written notice to Jones.

     6. WAIVER

     The waiver, express or implied, by either party hereto of any right hereunder or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed as a waiver of any other right hereunder or of any failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

     7. NO PARTNERSHIP

     Nothing in this Agreement shall constitute either party as partner, agent or representative of the other. Neither BCI nor any Affiliate of BCI nor, unless otherwise agreed to, any employee seconded to or providing services to Jones hereunder shall have any authority to negotiate, enter into or amend or terminate contracts on behalf of Jones.

     8. NOTICES

     Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or by post or by facsimile to the respective addresses or facsimile numbers given below or such other address or facsimile number as the recipient may notify to the sender in writing. Proof of posting or despatch shall be deemed to be proof of receipt:

          (a) in the case of a letter sent by post, 48 hours after posting and in the case of a letter delivered personally upon delivery to the relevant addressee;

          (b) in the case of facsimile on the date on which the facsimile is transmitted by the sender:

            (i) to BCI: 1000 de la Gauchetiere Street West
                        Suite 1100
                        Montreal, Quebec H3B 4Y8
                        Facsimile: (514) 392-2342
                        Attention: General Counsel

            (ii) to Jones: 9697 East Mineral Avenue
                           Englewood,Colorado 80155-3309
                           U.S.A.
                           Facsimile: (303) 799-1644
                           Attention: General Counsel

     9. GOVERNING LAW AND JURISDICTION

     This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law rules of such State.

     10. TERM AND TERMINATION

     This Agreement shall be effective on the date first above written and shall terminate on the Event Date.

     11. ENTIRE AGREEMENT

     This Agreement consists of these terms and conditions thereto and supersedes all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties in relation to the subject matter of this Agreement. No understandings or agreements, verbal or otherwise, exist between the parties except as herein expressly set out.

     12. NON-SOLICITATION

     Jones agrees not to enter into any agreement or arrangement, directly or indirectly, written or verbal with any consultant, agent, employee or independent contractor of BCI or any Affiliate thereof who provides services directly to Jones hereunder for a period of thirty (30) months following his or her completion of such services, unless authorized in advance by BCI in writing.

     13. SEVERABILITY

     The invalidity or unenforceability of any provision, in whole or in part, of this Agreement shall not in any way affect the validity or enforceability of any other parts or provisions thereof; provided, however, that the parties hereto shall use their best efforts to achieve the purpose of the invalid or unenforceable provision or part thereof by a new valid and enforceable stipulation.

                                          BELL CANADA INTERNATIONAL INC.



                                          By:___________________________________
                                             Name:
                                             Title:

                                          JONES INTERCABLE, INC.



                                          By:___________________________________
                                             Name:
                                             Title:

                                  SCHEDULE "A"

     Subject to the mutual agreement of BCI and Jones, and subject to changing business conditions, the following positions are currently contemplated for BCI secondees:

     Engineering/technical: At least four fairly senior positions to assist in network design, telephony architecture, and project management:

          Vice President of Network Development, reporting to Group VP/Technology, Chris Bowick.

          Two Senior Engineering positions, to work in conjunction with Intercable engineering personnel and the VP of Network Development.

          Director of Technical Education, reporting to Intercable's Group VP/Human Resources, Ray Vigil.

          System Engineers, reporting to System General Managers or System Engineers, from time to time in Intercable's larger systems.

     Regulatory: A regulatory affairs director would be responsible for Intercable's dealings with local municipalities and the state Public Utility Commissions, with the goal of obtaining the ability to offer telephony in Intercable's local marketplaces:

          Director of Regulatory Affairs, reporting to Group VP/Marketing or President, depending upon qualifications and fit.

     Operations: Positions in the areas of new business development (especially telephony) both at the corporate office and in a few of Intercable's larger operations. The position at the corporate office will work with the Director of Regulatory Affairs; in the pursuit of telephony products:

          Director of New Business/Telephony Development, reporting to Group VP/Marketing or President, depending upon qualifications and fit.

          Manager(s) of New Business/Telephony Development, reporting to System General Managers in Alexandria, Albuquerque, Chicago.

     Marketing: Positions in marketing research and implementation:

          Senior Research Analyst, reporting to the Group VP/Marketing.

          Finance: A person in finance, with responsibilities running from assisting in bank relations, acquisition and disposition due diligence and analysis, coordination with Jones Financial Group, Inc., and cash management:

          Assistant Treasurer/Director of Finance, reporting to Group VP/Finance, Kevin Coyle.

          Management Information Systems: MIS individuals with billing systems experience, with a special emphasis on telephony operations:

          Senior Information Systems Specialists (2), reporting to either the President of Intercable's MIS company or one of his direct reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Intercable's Articles of Incorporation, as amended, permit indemnification of its officers and directors, provided, however, that no indemnification is permitted if the officer or director is adjudicated as having been guilty of willful misconduct in the performance of his duties for the company. The foregoing indemnification is in addition to, and not exclusive of, all other rights to which any officer or director may be entitled, including rights to indemnification under the Colorado corporation law.

     Intercable has agreed to indemnify Messrs. Thrall and Feltovich, pursuant to Indemnification Agreements dated as of March 14, 1994, against all liability incurred in any actual or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, to which either of them is made (or threatened to be made) a party because of their status as a director of Intercable if the director so named or threatened to be named (i) conducted himself in good faith, (ii) reasonably believed in the case of conduct in his official capacity, that his conduct was in Intercable's best interests, or in all other cases, that his conduct was at least not opposed to Intercable's best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The indemnification provided to Messrs. Thrall and Feltovich includes the payment on behalf of such indemnitees of expenses incurred by them in connection with any proceeding in which either of them is named or threatened to be named, which expenses may be paid as they are incurred and prior to any final adjudication with respect to the indemnitee's actual entitlement to indemnification.

     The Articles of Incorporation of Spacelink provide that Spacelink will indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to any action brought or threatened to be brought by or in the right of the corporation to procure a judgment in its favor, the corporation will indemnify its officers, directors, employees and agents against expenses actually and reasonably incurred by them in connection with defense or settlement of such action or suit if the indemnitee acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, but no indemnification shall be made in respect of any claim, issue or matter as to which such indemnitee has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action is brought determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses. Expenses shall be paid in advance of the final disposition of any action upon receipt of an undertaking by or on behalf of the indemnitee to repay such amounts unless it is ultimately determined that he is entitled to be indemnified by Spacelink. The foregoing indemnification is not exclusive of any other rights to which those indemnified may be entitled under any other contract, agreement or law.

     Spacelink has agreed to indemnify Messrs. Amman and Henderson pursuant to Indemnification Agreements dated as of April 18, 1994, on terms identical to those described above for Messrs. Thrall and Feltovich. The obligations of Spacelink under these Indemnification Agreements will be assumed by Intercable upon the closing of the Spacelink Agreement, if such occurs.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits, which are numbered in accordance with Item 601 of Regulation S-K, are filed herewith or, as noted, incorporated by reference herein:


      23.1           -- Consent of Arthur Andersen LLP, independent public accountants.
      23.6           -- Consent of Goldman, Sachs & Co.


ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) Every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Pre-Effective Amendment No. 3 to Registration Statement No. 33-54527 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood and the State of Colorado on the 3rd day of November, 1994.


                                         JONES INTERCABLE, INC.



                                         By:     /s/  GLENN R. JONES
                                            ------------------------------------
                                                     (Glenn R. Jones)
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to Registration Statement No. 33-54527 has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                      DATE
                  ---------                                  -----                      ----
              /s/  GLENN R. JONES                 Chairman of the Board and        November 3, 1994
  ------------------------------------------        Chief Executive Officer
                  (Glenn R.Jones)                   (Principal Executive
                                                     Officer)



             */s/  JAMES B. O'BRIEN               President and Director           November 3, 1994
  ------------------------------------------
                  (James B. O'Brien)



              /s/  KEVIN P. COYLE                 Group Vice President/Finance     November 3, 1994
  ------------------------------------------        (Principal Financial
                  (Kevin P. Coyle)                  Officer)



              /s/  LARRY W. KASCHINSKE            Controller (Principal            November 3, 1994
  ------------------------------------------        Accounting Officer)
                  (Larry W. Kaschinske)



             */s/  JAMES J. KREJCI                Director                         November 3, 1994
  ------------------------------------------
                  (James J. Krejci)



             */s/  PATRICK J. LOMBARDI            Director                         November 3, 1994
  ------------------------------------------
                  (Patrick J. Lombardi)



             */s/  RAYMOND L. VIGIL               Director                         November 3, 1994
  ------------------------------------------
                  (Raymond L. Vigil)


                                                  Director
  ------------------------------------------
                  (George J. Feltovich)


                                                  Director
  ------------------------------------------
                  (Howard O. Thrall)



  ------------------------------------------
  *By:        /s/  ELIZABETH M. STEELE
      --------------------------------------
                   Elizabeth M. Steele
                   Attorney-in-Fact

- --------------------------------------------------------------------------------

                             JONES INTERCABLE, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned, having received the Notice of Special Meeting of
Shareholders to be held on         , 1994 and the Joint Proxy
Statement/Prospectus dated         , 1994 (the "Proxy Statement/Prospectus"),
hereby appoint(s)        and        and each of them, proxies of the undersigned
(with full power of substitution) to attend the Special Meeting of Shareholders
of Jones Intercable, Inc. ("Intercable") to be held         , 1994, and all
adjournments and postponements thereof (the "Meeting").

   The undersigned hereby confer(s) upon the proxies and each of them, discretionary authority to consider and act upon such business matters or proposals as may properly come before the Meeting in respect to which the undersigned would be entitled to vote or act and with all powers the undersigned would possess, if personally present, and especially (but without limitation) to vote:

1. Approval of an Exchange Agreement and Plan of Reorganization and Liquidation dated as of May 31, 1994, as amended, with Jones Spacelink, Ltd. ("Spacelink") pursuant to which Intercable will acquire substantially all of the assets of Spacelink (other than certain shares of Intercable's Common Stock presently owned by Spacelink), assume all the liabilities of Spacelink (other than liabilities with respect to Dissenting Shareholders) and issue 3,900,000 shares of Intercable's Class A Common Stock to Spacelink.

        FOR / /                 AGAINST / /                 ABSTAIN / /

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

2. Approval of the Stock Purchase Agreement dated as of May 31, 1994, as amended, with Bell Canada International Inc. ("BCI") pursuant to which (i) Intercable will issue up to 7,414,300 shares of Intercable Class A Common Stock for $27.50 per share, or an aggregate of $203,893,250; (ii) BCI will agree to invest up to an additional $141,106,750 for shares of Class A Common Stock of Intercable to maintain its 30% equity interest in the event Intercable makes future offerings of Intercable Class A Stock; (iii) BCI would be entitled to designate for nomination up to three persons separately and up to three persons jointly (with Glenn R. Jones) for election to the Intercable Board and to designate certain personnel to be retained by Intercable, at Intercable's expense; and (iv) BCI would obtain certain contractual rights to approve major corporate actions of Intercable, including certain issuances of additional equity securities, amendments to Intercable's Articles of Incorporation and bylaws, certain acquisitions and dispositions, incurrence of certain long-term debt and certain corporate reorganization, all as more fully described in the accompanying Proxy Statement and Prospectus.

        FOR / /                 AGAINST / /                 ABSTAIN / /

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

3. IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        FOR / /                 AGAINST / /                 ABSTAIN / /

   Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR APPROVAL OF PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS.


                                             Dated                        , 1994
                                                  ------------------------

                                             ----------------------------------
                                             Signature

                                             -----------------------------------
                                             Signature

                                             Please sign as name(s) appears on
                                             the stock certificate.
                                             [If joint account, both owners
                                             should sign.]

                MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW: / /

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                             JONES SPACELINK, LTD.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned, having received the Notice of Special Meeting of
Shareholders to be held on         , 1994 and the Joint Proxy
Statement/Prospectus dated         , 1994 (the "Proxy Statement/Prospectus"),
hereby appoint(s)        and        and each of them, proxies of the undersigned
(with full power of substitution) to attend the Special Meeting of Shareholders
of Jones Spacelink, Ltd. ("Spacelink") to be held         , 1994, and all
adjournments and postponements thereof (the "Meeting").

   The undersigned hereby confer(s) upon the proxies and each of them, discretionary authority to consider and act upon such business matters or proposals as may properly come before the Meeting in respect to which the undersigned would be entitled to vote or act and with all powers the undersigned would possess, if personally present, and especially (but without limitation) to vote:

1. Approval of the sale of substantially all of the assets of Spacelink (other than certain shares of Common Stock of Jones Intercable, Inc. presently owned by Spacelink) and subsequent dissolution of Spacelink, pursuant to an Exchange Agreement and Plan of Reorganization and Liquidation (the "Spacelink Agreement"), dated as of May 31, 1994, as amended, between Jones Intercable, Inc. ("Intercable") and Spacelink. Pursuant to the Spacelink Agreement, (i) Intercable will acquire substantially all of the assets of Spacelink (other than certain shares of Common Stock of Intercable presently owned by Spacelink) and assume all the liabilities of Spacelink (other than liabilities with respect to Dissenting Shareholders), in exchange for 3,900,000 shares of Intercable Class A Common Stock; (ii) Spacelink will dissolve and distribute all of the shares of Intercable Common Stock and Intercable Class A Common Stock held by Spacelink to its shareholders, on a pro-rata basis; and (iii) Jones International, Ltd. ("International"), a Colorado corporation, has agreed that a portion of the Intercable Class A Common Stock that would have been received by it upon the dissolution of Spacelink will instead be allocated to the other shareholders of Spacelink, excluding International, its subsidiaries and Mr. Glenn R. Jones.
        FOR / /                 AGAINST / /                 ABSTAIN / /

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

2. Approval of a grant to Bell Canada International Inc. ("BCI") of an option to acquire all of the Intercable Common Stock held by Spacelink (the "Spacelink-BCI Option Agreement"). Approval of the Spacelink-BCI Option Agreement also constitutes approval, without any further vote, of the sale of the optioned shares of Intercable Common Stock if the option is exercised by BCI. The Spacelink-BCI Option Agreement would be effective only if the Spacelink Transaction (Proposal 1 above) does not close, and if the conditions contained in the Spacelink-BCI Option Agreement are met or waived. If the Spacelink Agreement closes, the Spacelink-BCI Option Agreement would not become effective.

        FOR / /                 AGAINST / /                 ABSTAIN / /

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

- -------------------------------------------------------------------------------



- -------------------------------------------------------------------------------

3. IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        FOR / /                 AGAINST / /                 ABSTAIN / /

   Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR APPROVAL OF PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS.


                                             Dated                        , 1994
                                                  -------------------------



                                             ----------------------------------
                                             Signature



                                             ----------------------------------
                                             Signature

                                             Please sign as name(s) appears on
                                             the stock certificate.
                                             [If joint account, both owners
                                             should sign.]

                MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW: / /

- --------------------------------------------------------------------------------

                              INDEX TO EXHIBITS
                              -----------------

                                                                                 SEQUENTIALLY
                                                                                   NUMBERED
EXHIBIT                          DESCRIPTION                                         PAGE
- -------                          -----------                                     ------------
  23.1     --  Consent of Arthur Andersen LLP, independent public accountants.

  23.6     --  Consent of Goldman, Sachs & Co.